As filed with the Securities and Exchange Commission on September 4, 2003

Registration No. 333-

SECURITIES AND EXCHANGE COMMISSION

WASHINGTON, D.C. 20549

FORM S-4

REGISTRATION STATEMENT

UNDER

THE SECURITIES ACT OF 1933

DISTRIBUTED ENERGY SYSTEMS CORP.

(Exact Name of Registrant as Specified in Its Certificate of Incorporation)

Delaware	3629	20-0177690
(State or Other Jurisdiction of Incorporation or Organization)	(Primary Standard Industrial Classification Code Number)	(I.R.S. Employer Identification Number)

10 Technology Drive

Wallingford, Connecticut 06492

(203) 678-2000

(Address, Including Zip Code, and Telephone Number, Including Area Code, of Registrant’s Principal Executive Offices)

John A. Glidden

Chief Financial Officer

Distributed Energy Systems Corp.

10 Technology Drive

Wallingford, Connecticut 06492

(203) 678-2000

(Name, Address, Including Zip Code, and Telephone Number, Including Area Code, of Agent For Service)

Copies to:

William F. Winslow, Esq. Hale and Dorr LLP 1455 Pennsylvania Avenue, N.W. Washington, D.C. 20004 (202) 942-8400	David A. Fine, Esq. Ropes & Gray LLP One International Place Boston, Massachusetts 02109 (617) 951-7000

Approximate date of commencement of proposed sale to the public:    As soon as possible after the effective date of this registration statement and the consummation of the mergers described in this registration statement.

If the securities being registered on this form are being offered in connection with the formation of a holding company and there is compliance with General Instruction G, check the following box.  ☐

If this form is filed to register additional securities for an offering pursuant to Rule 462(b) under the Securities Act, please check the following box and list the Securities Act registration statement number of the earlier effective registration statement number for the same offering.  ☐

If this form is a post-effective amendment filed pursuant to Rule 462(d) under the Securities Act, please check the following box and list the Securities Act registration statement number of the earlier effective registration statement for the same offering.  ☐

CALCULATION OF REGISTRATION FEE

Title of Each Class of Securities to be Registered	Amount to be Registered		Proposed Maximum Offering Price Per Share	Proposed Maximum Aggregate Offering Price		Amount of Registration Fee

Common stock, par value $.01 per share	43,014,932	(1)	N/A	$86,573,069		$7,004

Warrants to purchase shares of common stock	2,500,000		N/A	—		N/A

Total	43,014,932		N/A	$86,573,069	(2)	$7,004

(1)	Represents the estimated maximum number of shares of common stock of the registrant that may be issued pursuant to the merger of a wholly-owned subsidiary of the registrant into Northern Power Systems, Inc. and upon the exercise of warrants issuable in the merger and pursuant to the merger of a wholly-owned subsidiary of the registrant into Proton Energy Systems, Inc. This registration statement also relates to an indeterminate number of shares of the registrant’s common stock that may be issued upon stock splits, stock dividends or similar transactions in accordance with Rule 416 under the Securities Act of 1933, as amended.
(2)	Estimated solely for the purpose of calculating the registration fee in accordance with Rules 457(f)(1), 457(f)(2) and 457(g)(2) under the Securities Act of 1933, as amended. Based upon (i) 1/3 of the par value of the common stock and preferred stock of Northern Power Systems, Inc. to be converted into common stock and warrants to purchase common stock of the registrant in the mergers (assuming exercise of all outstanding options to acquire common stock of Northern Power Systems, Inc.), (ii) the average of the high and low sales prices for the common stock of Proton Energy Systems, Inc. on August 27, 2003, as reported on the NASDAQ National Market, to be converted into common stock of the registrant, and (iii) the maximum exercise price and the maximum number of shares of the registrant’s common stock to be issued upon the exercise of warrants issuable in the mergers.

The registrant hereby amends this registration statement on such date or dates as may be necessary to delay its effective date until the registrant shall file a further amendment which specifically states that this registration statement shall thereafter become effective in accordance with Section 8(a) of the Securities Act of 1933, as amended, or until this registration statement shall become effective on such date as the Commission, acting pursuant to said Section 8(a), may determine.

[PRELIMINARY DRAFT DATED SEPTEMBER 4, 2003 – SUBJECT TO COMPLETION]

[PROTON LOGO]	[NORTHERN LOGO]

The boards of directors of Proton Energy Systems, Inc. and Northern Power Systems, Inc. have agreed to combine the two companies by having Northern and Proton each merge with subsidiaries of Distributed Energy Systems Corp., a company newly formed by Proton. After the mergers, Proton and Northern will be separate wholly-owned subsidiaries of Distributed Energy.

The board of directors of each company believes that the mergers are advisable and in the best interests of its stockholders. The board of directors of Northern Power recommends that its stockholders vote to adopt and approve the merger agreement and approve the transactions contemplated by the merger agreement, and the board of directors of Proton recommends that its stockholders vote to adopt and approve the merger agreement, to approve the transactions contemplated by the merger agreement, and to approve the transfer by Proton to Distributed Energy of the cash and other assets described in the attached materials.

When the mergers are completed, each share of Northern common stock and Northern preferred stock will be converted into a right to receive cash, a number of shares of Distributed Energy common stock and a warrant to purchase shares of Distributed Energy common stock, unless the Northern stockholders exercise appraisal rights under Delaware law. We will determine the amount of cash, the number of shares of Distributed Energy common stock and the number of shares issuable upon the exercise of warrants into which each share of Northern preferred stock and common stock will be converted immediately prior to completion of the mergers in accordance with formulas specified in the merger agreement and described in the attached materials. Holders of series D preferred stock of Northern may elect to receive $5.84 in cash for each share of series D preferred stock held by them in lieu of the above consideration, or to receive cash and warrants, in lieu of the above consideration.

In addition, when the mergers are completed, each share of Proton common stock will be converted into a share of Distributed Energy common stock.

Proton common stock is listed in the NASDAQ National Market under the symbol “PRTN.” Distributed Energy will apply to list its common stock on the Nasdaq National Market under the symbol “DESC.”

Your Vote is Very Important. Whether or not you plan to attend your company’s stockholders’ meeting, please take the time to vote on the proposal(s) submitted for your company’s meeting by completing and mailing the enclosed proxy card to us. If you sign, date and mail your proxy card without indicating how you wish to vote, your proxy will be counted as a vote in favor of the proposal(s) submitted at your meeting. Failure to return or sign your proxy card will have the effect of a vote against the merger agreement and the mergers, unless you attend your stockholders meeting and vote in person.

The dates, times and places of the stockholders meetings are as follows:

For Proton stockholders:                  , 2003 at             a.m. local time, at

For Northern stockholders:              , 2003 at             a.m. local time at

Following this letter you will find a formal notice of the special meeting of each company’s stockholders and a joint proxy statement/prospectus. The joint proxy statement/prospectus provides you with detailed information concerning the merger agreement, the mergers, the issuance of shares of Distributed Energy common stock pursuant to the merger agreement and the transfer of Proton assets to Distributed Energy. You may also obtain more information about Proton from documents that it has filed with the Securities and Exchange Commission.

Walter W. Schroeder Chief Executive Officer of Proton Energy Systems, Inc.	Clint Coleman President of Northern Power Systems, Inc.

Please give all of the information contained in the joint proxy statement/prospectus your careful attention. In particular, you should carefully consider the discussion in the section entitled “Risk Factors” beginning on page 26 of the joint proxy statement/prospectus. Neither the Securities and Exchange Commission nor any state securities commission has approved or disapproved of the shares to be issued under, or passed upon the accuracy or adequacy of, this joint proxy statement/prospectus. Any representation to the contrary is a criminal offense.

The accompanying joint proxy statement/prospectus is dated             , 2003 and was first mailed to stockholders of Proton and Northern on or about             , 2003.

THE MERGERS

If the proposed combination is approved by Northern and Proton stockholders, Northern and Proton will merge with subsidiaries of Distributed Energy. The following diagram depicts the proposed mergers:

[Diagram consisting of a square titled “Proton” in the middle of the page connected by a line to a square titled “Distributed Energy” directly below. The square titled “Distributed Energy” is connected by a line to a square titled “Merger Sub I” below and to the left and by a line to a square titled “Merger Sub II” below and to the right. To the left of the “Merger Sub I” square is a square titled “Northern”; opposing arrows are set between these two squares. Opposing arrows are also set between the “Merger Sub II” and “Proton” squares.]

Following the mergers, the stockholders of Northern and Proton will be stockholders of Distributed Energy. Northern and Proton will be wholly-owned subsidiaries of Distributed Energy.

[Diagram consisting of a square titled “Distributed Energy” in the middle of the page connected by a line to a square titled “Northern” below and to the left and by a line to a square titled “Proton” below and to the right.]

PROTON ENERGY SYSTEMS, INC.

10 Technology Drive

Wallingford, Connecticut 06492

(203) 678-2000

NOTICE OF SPECIAL MEETING OF STOCKHOLDERS

to be held on             , 2003

To the Stockholders of Proton Energy Systems, Inc.:

A special meeting of stockholders of Proton Energy Systems, Inc. will be held on             , 2003 at              a.m., local time, at                                                      , for the following purposes:

1.	To consider and vote on a proposal to (a) adopt and approve the Agreement and Plan of Contribution and Merger, dated as of May 22, 2003, as amended, by and among Proton Energy Systems, Inc., Distributed Energy Systems Corp., a Delaware corporation and wholly-owned subsidiary of Proton, PES-1 Merger Sub, Inc. and PES-2 Merger Sub, Inc., Delaware corporations that are wholly-owned subsidiaries of Distributed Energy, and Northern Power Systems, Inc., a Delaware corporation, and (b) approve the transfer to Distributed Energy by Proton of approximately $100 million in cash and marketable securities, as well as restricted cash assets, accrued interest assets, prepaid insurance and certificates of deposit and other deposit assets in accordance with the terms and conditions described in the accompanying joint proxy statement/prospectus. A copy of the merger agreement is attached as Annex A to the accompanying joint proxy statement/prospectus.

2.	To transact any other business as may properly come before the special meeting and any adjournment or postponement of the special meeting.

Only stockholders of record of Proton as of the close of business on             , 2003 are entitled to notice of, and will be entitled to vote at, the special meeting or any adjournment or postponement thereof. Adoption and approval of the merger agreement and approval of the transfer of assets by Proton to Distributed Energy will require the affirmative vote of the holders of a majority of the shares of Proton common stock entitled to vote at the special meeting.

We invite you to attend the special meeting because it is important that your shares be represented at the meeting. Whether or not you plan to attend the special meeting, please sign, date and return the enclosed proxy card in the accompanying postage-paid envelope. Please note that, by delivering a proxy to vote at the special meeting, you are also granting a proxy to vote at any adjournments or postponements of the special meeting. If you attend the meeting, you may vote in person, which will revoke a signed proxy if you have already sent one in. You may also revoke your proxy at any time before the meeting in the manner described in the accompanying joint proxy statement/prospectus.

BY ORDER OF THE BOARD OF DIRECTORS,

Walter W. Schroeder Chief Executive Officer

Wallingford, Connecticut

                    , 2003

NORTHERN POWER SYSTEMS, INC.

182 Mad River Park

P. O. Box 999

Waitsfield, Vermont 05673

(802) 496-2955

NOTICE OF SPECIAL MEETING OF STOCKHOLDERS

to be held on             , 2003

To the Stockholders of Northern Power Systems, Inc.:

A special meeting of stockholders of Northern Power Systems, Inc. will be held on             , 2003, at             a.m., local time, at                                                      , for the following purposes:

1.	To consider and vote on a proposal to adopt and approve the Agreement and Plan of Contribution and Merger, dated as of May 22, 2003, as amended, by and among Northern Power Systems, Inc., Proton Energy Systems, Inc., a Delaware corporation, Distributed Energy Systems Corp., a Delaware corporation and wholly-owned subsidiary of Proton, PES-1 Merger Sub, Inc. and PES-2 Merger Sub, Inc., Delaware corporations that are wholly-owned subsidiaries of Distributed Energy. A copy of the merger agreement is attached as Annex A to the accompanying joint proxy statement/prospectus.

2.	To transact any other business that may properly come before the special meeting and any adjournment or postponement of the special meeting.

Only stockholders of record of Northern voting stock at the close of business on             , 2003 are entitled to notice of, and will be entitled to vote at, the special meeting or any adjournment or postponement thereof. Adoption and approval of the merger agreement will require the affirmative vote of the holders of a majority of the shares of Northern common stock entitled to vote at the special meeting, with all holders of the series B, series C and series D preferred stock of northern voting as if their preferred stock had been converted to common stock, and the affirmative vote of the holders of at least 66 2/3% of the outstanding shares of series B, series C and series D preferred stock of Northern, voting together as a separate class.

Your vote is important. To ensure that your shares are represented at the special meeting, you are urged to complete, date and sign the enclosed proxy card and mail it promptly in the postage-prepaid envelope provided, whether or not you plan to attend the special meeting in person. You may revoke your proxy in the manner described in the accompanying joint proxy statement/prospectus at any time before it has been voted at the special meeting. If you attend the special meeting, you may vote in person even if you returned a proxy.

BY ORDER OF THE BOARD OF DIRECTORS

Clint Coleman President

Waitsfield, Vermont

            , 2003

Please do not send your stock certificates at this time. When the mergers are completed, you will be sent instructions regarding the surrender of your stock certificates.

ADDITIONAL INFORMATION

This joint proxy statement/prospectus incorporates important business and financial information about Proton from other documents that are not included in or delivered with this document. You can obtain this information by requesting the documents in writing or by telephone at the following address and telephone number:

Proton Energy Systems, Inc.

10 Technology Drive

Wallingford, Connecticut 06472

Attn: John A. Glidden

Vice President Finance

(203) 678-2000

If you would like to request documents, you must do so by             , 2003 in order to receive them before the special meeting of your company’s stockholders. You will not be charged for any of these documents that you request.

For additional information regarding where you can find information about Proton and Northern, please see the section entitled “Where You Can Find Additional Information” beginning on page 158 of this joint proxy statement/prospectus. The information contained in this joint proxy statement/prospectus with respect to Northern was provided by Northern, the information contained in this joint proxy statement/prospectus with respect to Distributed Energy was provided by Distributed Energy and the information contained in this joint proxy statement/prospectus with respect to Proton was provided by Proton.

SPECIAL NOTE REGARDING REFERENCES

References in this document to www.protonenergy.com, www.northernpower.com, any variations of the foregoing, or any other uniform resource locator, or URL, are inactive textual references only. The information on Proton’s web site, Northern’s web site or any other web site is not incorporated by reference into this document and should not be considered to be a part of this document.

NOTE ON TRADEMARKS

MICROGRID® is a registered trademark of Northern. PROTON®, HOGEN®, UNIGEN®, FUELGEN™, HIPRESS™ and TRANSFORMING ENERGY™ are trademarks or registered trademarks of Proton. Other trademarks or service marks appearing in this joint proxy statement/prospectus are the property of their respective holders.

i

QUESTIONS AND ANSWERS ABOUT THE MERGERS

Q:	Why are Proton and Northern proposing the mergers? (See pages 63 and 59)

A:	Proton and Northern believe the mergers will strengthen the business outlook for both companies. Proton develops advanced technology related to hydrogen production and fuel cell applications. Northern designs and integrates projects that meet critical energy needs with an array of proven technologies, including renewables, advanced combustion and batteries.

Proton brings to Northern its financial resources and new technologies and manufacturing capabilities for creating and using hydrogen as a fuel for a growing array of demonstration and commercial products.

Northern brings to Proton a base of project integration experience that will strengthen Proton’s near-term capabilities, accelerate entry into early energy-related markets and contribute directly to advancing Proton’s vision of producing hydrogen fuel from renewable sources.

Overall, both Proton and Northern believe the mergers will provide added value to their respective stockholders. Achieving these anticipated benefits, however, is subject to certain risks discussed in “Risk Factors” beginning on page 26.

Q:	What will I, as a holder of Proton common stock, receive in the mergers? (See page 72)

A:	Each share of Proton common stock automatically will become a share of Distributed Energy common stock. As a result of the mergers, you will own shares of a larger, more diversified company.

Q:	What will I, as a holder of Northern common stock, Northern preferred stock or options to purchase Northern common stock, receive in the mergers? (See page 72)

A:	If you are a holder of Northern common stock or Northern preferred stock, you will receive, in accordance with the formulas set forth in the merger agreement, a combination of cash, and a number of shares of Distributed Energy common stock for each share of Northern common stock or preferred stock you own and a warrant to purchase shares of Distributed Energy common stock. Holders of Northern stock and stock options will receive aggregate consideration equal to approximately $15.128 million in cash and $12.372 million in Distributed Energy common stock plus warrants to purchase approximately 2,500,000 shares of Distributed Energy common stock. However, the exact composition of this aggregate consideration and the amount of cash, stock and warrants you will receive will depend on the extent to which the holders of series D preferred stock of Northern make the elections described below. In addition, the number of shares of Distributed Energy common stock that you will receive will be determined by a variable exchange rate that is based on the “Average Closing Price” of Proton common stock on the NASDAQ National Market. The Average Closing Price will be the average of the closing prices per share of Proton common stock on the NASDAQ National Market during the ten most recent trading days ending three trading days before the date of the closing of the mergers. The lower the Average Closing Price, the more shares of Distributed Energy common stock you will receive; conversely, the higher the Average Closing Price, the fewer shares of Distributed Energy common stock you will receive. However, the Average Closing Price will in no event be less than $1.50 nor more than $3.00.

Each holder of series D preferred stock of Northern may elect, in lieu of receiving the cash, Distributed Energy common stock and warrants described above, to receive either $5.84 in cash per share of series D preferred stock or to receive the same consideration that is being paid to other stockholders, except in lieu of receiving Distributed Energy common stock, the series D preferred stockholder will receive an increased amount of cash. As of June 30, 2003, there were 2,000,000 shares of Northern series D preferred stock outstanding.

Each holder of an option to purchase shares of Northern common stock will receive, in accordance with the formulas set forth in the merger agreement, an option to purchase shares of Distributed Energy common stock plus warrants to purchase Distributed Energy common stock.

The warrants being issued in the merger to purchase Distributed Energy common stock will have a term of three years and an exercise price equal to the Average Closing Price.

The following chart shows the per share consideration to be received by Northern’s stockholders and optionholders, based on Northern’s capitalization as of June 30, 2003, assuming an Average Closing Price of $2.50 and assuming various elections are made by holders of Northern’s series D preferred stock:

Series D Elections	Consideration Per Share

None	Northern series D preferred stockholders: $3.74 in cash, .77 shares of Distributed Energy common stock and a warrant to purchase .51 shares of Distributed Energy common stock.

Other Northern stockholders: $3.74 in cash, .77 shares of Distributed Energy common stock and a warrant to purchase .51 shares of Distributed Energy common stock.

Northern optionholders: An option to purchase 2.26 shares of Distributed Energy common stock and a warrant to purchase .51 shares of Distributed Energy common stock.

2,000,000 series D preferred shares elect to receive cash only	Northern series D preferred stockholders: $5.84 in cash.

Other Northern stockholders: $3.74 in cash, .71 shares of Distributed Energy common stock and a warrant to purchase .74 shares of Distributed Energy common stock.

Northern optionholders: An option to purchase 2.21 shares of Distributed Energy common stock and a warrant to purchase .74 shares of Distributed Energy common stock.

2,000,000 series D preferred shares elect to receive cash and warrants	Northern series D preferred stockholders: $5.65 in cash and a warrant to purchase .44 shares of Distributed Energy common stock.

Other Northern stockholders: $3.74 in cash, .77 shares of Distributed Energy common stock and a warrant to purchase .44 shares of Distributed Energy common stock.

Northern optionholders: An option to purchase 2.26 shares of Distributed Energy common stock and a warrant to purchase .44 shares of Distributed Energy common stock.

1,000,000 series D preferred shares elect to receive cash only and 1,000,000 series D preferred shares elect to receive cash and warrants	Northern series D preferred stockholders: Holders of 1,000,000 shares receive $5.84 in cash and holders of remaining 1,000,000 shares receive $5.60 in cash and a warrant to purchase .57 shares of Distributed Energy common stock.

Other Northern stockholders: $3.74 in cash, .75 shares of Distributed Energy common stock and a warrant to purchase .57 shares of Distributed Energy common stock.

Series D Elections	Consideration Per Share

Northern optionholders: An option to purchase 2.24 shares of Distributed Energy common stock and a warrant to purchase .57 shares of Distributed Energy common stock.

Each Northern stockholder will receive 85% of the merger consideration otherwise due to it upon closing of the Northern merger. The remainder will be placed in escrow, pursuant to the escrow agreement attached to this joint proxy statement/prospectus as Annex B, to secure indemnification obligations under the merger agreement. Some or all of the warrants otherwise due to each Northern optionholder will also be placed in escrow to secure indemnification obligations. Subject to any claims made by Proton or Distributed Energy, 66 2/3% of the escrow amount shall be released one year after closing and the remainder shall be released two years after closing. Adoption and approval of the merger agreement by Northern’s stockholders shall constitute approval by such stockholders of the indemnification obligations set forth in the merger agreement, the terms of the escrow agreement and the authority of the indemnification representatives named in the escrow agreement.

Q:	What will happen to Proton and Northern as a result of the mergers? (See page 72)

A:	When the mergers are completed, a wholly-owned subsidiary of Distributed Energy will merge with and into Northern, and Northern will become a wholly-owned subsidiary of Distributed Energy. In addition, a wholly-owned subsidiary of Distributed Energy will merge with and into Proton, and Proton will become a wholly-owned subsidiary of Distributed Energy. In connection with the mergers, Proton will transfer certain of its assets to Distributed Energy, consisting of cash and marketable securities in an amount equal to approximately $100 million, as well as restricted cash assets, accrued interest assets, prepaid insurance, and certificates of deposit and other deposit assets.

Q:	Will Proton and Northern stockholders be able to trade the Distributed Energy common stock that they receive in the mergers? (See page 88)

A:	Yes. The Distributed Energy common stock issued in the mergers will be registered under the Securities Act and is expected to be listed on the NASDAQ National Market under the symbol “DESC.” All shares of Distributed Energy common stock that you receive in the mergers or upon exercise of warrants issued in the mergers will be freely transferable unless you are deemed to be an affiliate of Proton or Northern at the time of the special meetings, or an affiliate of Distributed Energy after the completion of the mergers, or your shares are subject to contractual restrictions. Shares of Distributed Energy common stock received by persons deemed to be affiliates of Proton or Northern may only be sold in compliance with Rule 145 under the Securities Act or as otherwise permitted under the Securities Act. Each holder of Northern preferred stock will enter into a letter agreement under which such holder may not offer, sell or otherwise dispose of the shares of Distributed Energy common stock issued to such holder in the mergers or upon exercise of warrants issued in the mergers for a period of three months after closing with respect to 25% of such shares and six months after closing with respect to the remainder of such shares. Certain officers of Northern will enter into a letter agreement under which they will not offer, sell or otherwise dispose of any of the shares of Distributed Energy common stock issued to such persons in the mergers or upon exercise of warrants issued in the mergers for a period of two years after closing.

Q:	When do Proton and Northern expect to complete the mergers?

A:	Proton and Northern expect to complete the mergers when all of the conditions to completion of the mergers contained in the merger agreement have been satisfied or waived. The stockholders of Northern must approve the Northern merger agreement and the Northern merger at their special stockholders meeting and the stockholders of Proton must approve the merger agreement, the Proton and Northern mergers and the transfer of assets to Distributed Energy at their special stockholders meeting.

Proton and Northern are working toward satisfying these conditions and completing the merger as soon as practicable. Proton and Northern currently plan to complete the merger in the fourth quarter of 2003 following the respective special meetings of Proton’s and Northern’s stockholders, assuming their stockholders approve the mergers and the merger agreement and the other merger conditions are satisfied. However, because the mergers are subject to some conditions which are beyond Proton’s and Northern’s control, the exact timing cannot be predicted.

Q:	What happens if the mergers are not completed? (See page 83)

A:	If the mergers are not completed, each of Proton and Northern will continue as independent companies. In addition, under certain circumstances described in the merger agreement, either party may be required to pay the other a termination fee of $100,000, and to reimburse the other for out-of-pocket expenses, including legal, accounting, investment banking, printing and other fees, related to this transaction if the mergers are not completed. For a more complete discussion of requirements relating to payments of fees and expenses by each of Proton and Northern see the section entitled “The Mergers and Related Transactions—The Merger Agreement—Termination Fees” in this joint proxy statement/prospectus.

Q:	What vote is required to approve the mergers? (See pages 49 and 52)

A:	Approval of the merger agreement and the transactions contemplated by the merger agreement requires the affirmative vote of the holders of a majority of the outstanding shares of Northern common stock as of the record date, with all holders of Northern series B, series C and series D preferred stock voting as if their preferred stock had been converted to common stock. In addition, the affirmative vote of the holders of 66 2/3% of the outstanding shares of Northern’s series B, series C and series D preferred stock, voting together as a separate class, is required to effect the merger. Approval of the merger agreement, the transactions contemplated pursuant to the merger agreement and the transfer of assets from Proton to Distributed Energy will require the affirmative vote of the holders of a majority of the outstanding shares of Proton common stock as of the record date.

The boards of directors of Northern, Proton and Distributed Energy have approved the merger agreement, the mergers and the transactions contemplated by the merger agreement.

Q:	How do I vote on the mergers? (See pages 50 and 53)

A:	First, please review the information contained in this joint proxy statement/prospectus, including the annexes, as it contains important information about Distributed Energy, Proton, Northern and the mergers. It also contains important information about what each of the boards of directors of Proton and Northern, respectively, considered in evaluating the mergers. Next, complete and sign the enclosed proxy card, and then mail it in the enclosed return envelope as soon as possible so that your shares can be voted at your company’s special meeting of stockholders at which, in the case of Northern, the merger agreement and the Northern merger will be presented and voted upon, or, in the case of Proton, the merger agreement, the Proton and Northern mergers and the approval of the transfer of assets from Proton to Distributed Energy will be presented and voted upon. You may also attend the special meeting of your company in person and vote at the special meeting instead of submitting a proxy.

Q:	What happens if I don’t indicate how to vote my proxy? (See pages 50 and 53)

A:	If you sign and send in your proxy, but do not include instructions on how to vote your properly signed proxy card, your shares will be voted FOR adoption and approval of the Northern merger agreement and approval of the merger if you are a Northern stockholder or FOR the adoption and approval of the merger agreement and approval of the mergers and the transfer of assets from Proton to Distributed Energy if you are a Proton stockholder.

Q:	What happens if I don’t return a proxy card? (See pages 50 and 53)

A:	Not returning your proxy card (and failing to vote in person) will have the same effect as voting against adoption and approval of the merger agreement, against approval of the mergers and, if you are a Proton stockholder, against the transfer of assets from Proton to Distributed Energy.

Q:	Can I change my vote after I have mailed my signed proxy card? (See pages 50 and 53)

A:	Yes. You can change your vote at any time before your proxy is voted at the special meeting of your company’s stockholders. You can do this in one of three ways:

•	first, you can send a written notice stating that you would like to revoke your proxy to the appropriate address below;

•	second, you can complete and submit a later-dated proxy card to the appropriate address below; or

•	third, you can attend the special meeting of Proton or Northern, as appropriate, and vote in person. Your attendance at the special meeting alone will not revoke your proxy. You must vote at the special meeting in order to revoke your previously submitted proxy.

You should send any notice of revocation or your completed new proxy card, as the case may be, to:

For Proton Stockholders:

Proton Energy Systems, Inc.

10 Technology Drive

Wallingford, Connecticut 06492

Attn: John A. Glidden

Vice President Finance

For Northern Stockholders:

Northern Power Systems, Inc.

182 Mad River Park

P. O. Box 999

Waitsfield, Vermont 05673

Attn: Charles Curtis

Vice President Finance

Q:	If my broker holds my Proton shares in “street name,” will my broker vote these shares for me? (See page 50)

A:	No. Your broker will not be able to vote your shares without instructions from you. If you do not provide your broker with voting instructions, your shares may be considered present at the special meeting for purposes of determining a quorum, but will not be considered to have been voted in favor of adoption and approval of the merger agreement or approval of the merger or transfer of assets from Proton to Distributed Energy. As a result, failure to provide your broker with voting instructions will have the effect of a vote against the merger agreement, against the approval of the mergers and against the transfer of assets from Proton to Distributed Energy plan. If you have instructed a broker to vote your shares and wish to change your vote, you must follow the directions received from your broker to change those instructions.

Q:	Should I send my stock certificates now? (See page 78)

A:	No. When the mergers are completed, Distributed Energy will send you written instructions for exchanging your Northern stock certificates for Distributed Energy stock certificates. Please do not send in your stock certificates with your proxy. If you send your stock certificates to Proton, Proton assumes no risk of loss.

Proton stockholders are not required to exchange their certificates representing shares of Proton common stock. Under the merger agreement, such certificates shall automatically represent the same number of shares of Distributed Energy common stock.

Q:	What do I need to do now?

A:	After carefully reading and considering the information contained in this document, please complete and sign your proxy card and return it in the enclosed, postage-paid envelope as soon as possible so that your shares may be represented at your special meeting.

If you sign, date and send your proxy and do not indicate how you want to vote, your proxy will be voted for the approval of the mergers, and the transfer of assets from Proton to Distributed Energy in connection with the mergers.

Q:	Am I entitled to appraisal rights in connection with the mergers? (See page 53)

A:	Appraisal rights are available to Northern stockholders under Delaware law in connection with the merger. Appraisal rights are not available to Proton stockholders.

Q:	Are there any risks I should consider in deciding whether to vote for the mergers or the transfer of assets from Proton to Distributed Energy in connection with the mergers?

A:	Yes. In the section entitled “Risk Factors” beginning on page 26 of this joint proxy statement/ prospectus, Proton and Northern have described a number of risk factors that you should consider.

Q:	What are the tax consequences to me of the mergers? (See page 84)

A:	It is the opinion of Northern’s legal counsel that, based on facts and representations (including a representation that the exchanges pursuant to the mergers occur under a single plan agreed upon before the transaction in which the rights of the parties are defined and that all such exchanges will be effective on the same date) provided to such counsel by all parties to the merger agreement and assumptions stated in the opinions, the exchange effectuated through the Northern merger, considered together with the exchange effectuated through the Proton merger, will qualify as an exchange within the meaning of Section 351 of the Internal Revenue Code. It is the opinion of Proton and Distributed Energy’s legal counsel that, based on facts and representations provided to such counsel and assumptions stated in the opinion, the exchange effectuated through the Proton merger will qualify as an exchange within the meaning of Section 351 of the Internal Revenue Code. As a consequence of the Northern merger qualifying as an exchange within the meaning of Section 351 of the Internal Revenue Code, we expect that the exchange of your shares of Northern common stock or Northern preferred stock for shares of Distributed Energy common stock will not cause you to recognize gain or loss for United States federal income tax purposes. However, if you receive any Distributed Energy common stock, you will recognize gain, but not loss, with respect to the cash and/or the value of any warrants you receive in the exchange to the extent of the gain realized, if any, as a result of the exchange. If you receive no Distributed Energy common stock, you will recognize gain or loss with respect to cash and any warrants received in the exchange. In addition, you will recognize gain or loss with respect to cash received in lieu of a fractional share of stock and with respect to cash received upon proper exercise of your appraisal rights pursuant to the Northern merger. As a consequence of the exchange effectuated through the Proton merger qualifying as an exchange within the meaning of Section 351 of the Internal Revenue Code, we expect that the exchange of your shares of Proton common stock solely for shares of Distributed Energy common stock will not cause you to recognize any gain or loss for United States federal income tax purposes. These opinions will not bind the Internal Revenue Service, which could take a different view. The tax consequences to you will depend on the facts of your own situation. Therefore, we urge you to consult with your own tax advisor to determine the particular tax consequences of the mergers to you. To review the tax consequences to stockholders in greater detail, see the section entitled “The Mergers and Related Transactions—Material United States Federal Income Tax Consequences of the Mergers” beginning on page 84 of this joint proxy statement/prospectus.

Q:	Where can I find more information about the companies and who can help answer my questions about the proposals?
A:	You can find more information about Proton and Northern from various sources described under “Where You Can Find Additional Information” on page 158.

If you have any questions about the proposals presented in this joint proxy statement/prospectus, you should contact:

For Proton Stockholders:

Proton Energy Systems, Inc.

10 Technology Drive

Wallingford, Connecticut 06492

Attn: John A. Glidden

Vice President Finance

(203) 678-2000

For Northern Stockholders:

Northern Power Systems, Inc.

182 Mad River Park

P. O. Box 999

Waitsfield, Vermont 05673

Attn: Charles Curtis

Vice President Finance

(802) 496-2955

SUMMARY

The following is a summary of the information contained in this joint proxy statement/prospectus. This summary may not contain all of the information that is important to you. You should carefully read this entire joint proxy statement/prospectus and the other documents referred to for a more complete understanding of the merger and related transactions. See the section entitled “Where You Can Find Additional Information” beginning on page 158 of this joint proxy statement/prospectus. In particular, you should read the annexes attached to this joint proxy statement/prospectus, including the merger agreement, which is attached to this joint proxy statement/prospectus as Annex A. We have included page references in parentheses to direct you to a more complete description of the topics presented in this summary.

The Companies

PROTON ENERGY SYSTEMS, INC.

10 Technology Drive

Wallingford, Connecticut 06492

(203) 678-2000

www.protonenergy.com

Proton was formed as a Delaware corporation in 1996 to design, develop and manufacture proton exchange membrane, or PEM, electro-chemical products. Proton’s proprietary PEM technology is embodied in two families of products: hydrogen generators and regenerative fuel cell systems. Proton’s hydrogen generators produce hydrogen from electricity and water in a clean and efficient process. Proton is currently manufacturing and delivering models of its hydrogen generators to customers for use in commercial applications. Proton’s regenerative fuel cell systems, which it is currently developing, will combine Proton’s hydrogen generation technology with a fuel cell power generator to create an energy device that is able to produce and store the hydrogen fuel it can later use to generate electricity. By providing the hydrogen fuel used by fuel cells, Proton’s core PEM electrolysis technology can enable fuel cells to function not only as power generating devices, but also as energy storage devices.

For more information on the business of Proton, please refer to the section of this joint proxy statement/prospectus entitled “Information About Proton” beginning on page 96.

NORTHERN POWER SYSTEMS, INC.

182 Mad River Park

P. O. Box 999

Waitsfield, Vermont 05673

(802) 496-2955

www.northernpower.com

Since 1974, Northern or its predecessors has been engaged in the business of designing, building and installing both stand-alone and grid-connected electric power systems for industrial, commercial and government customers. These generating systems are referred to as distributed generation systems, meaning power is generated at the site where it is used rather than from a large central generating facility. Northern’s generating systems convert energy derived from wind, sunlight, oil and gas into electricity, using reliable power generation technologies integrated with controls and power electronics. Northern has installed over 800 systems in more than 45 countries. Northern is a full service systems integrator and provides engineering, procurement and construction, or EPC, services, including site analysis, project and financial assessment, feasibility studies, system design, installation, commissioning, monitoring and control. Northern uses on-site metering and data collection to engineer and design the proper balance of energy source, power generation, energy storage and controls for each system. In addition to Northern’s core EPC services, Northern is engaged in the development of new proprietary products and system architectures for application in the distributed generation market in both stand-alone and grid-connected systems. Northern Power Systems, Inc. was incorporated as a Delaware corporation in 1997.

For more information on the business of Northern, please refer to the section of this joint proxy statement/prospectus entitled “Information About Northern” beginning on page 124.

DISTRIBUTED ENERGY SYSTEMS CORP.

10 Technology Drive

Wallingford, Connecticut 06492

(203) 678-2000

Distributed Energy was formed as a Delaware corporation and a wholly-owned subsidiary of Proton in May 2003. Distributed Energy has not conducted any business activities to date. As a result of the mergers, Proton and Northern will become wholly-owned subsidiaries of Distributed Energy, and the stockholders of Proton and Northern will become stockholders of Distributed Energy.

PES-1 MERGER SUB, INC.

PES-2 MERGER SUB, INC.

10 Technology Drive

Wallingford, Connecticut 06492

(203) 678-2000

PES-1 and PES-2 were formed as Delaware corporations and wholly-owned subsidiaries of Distributed Energy in May 2003. These corporations were formed solely to effect the mergers and have not conducted any business during the periods of their existence.

Voting Requirements for the Mergers and Other Matters (See pages 49 and 52)

Approval of the merger agreement and the transactions contemplated by the merger agreement will require the affirmative vote of the holders of a majority of the outstanding shares of Northern voting stock as of the record date, with all holders of the series B, series C and series D preferred stock of Northern voting as if their preferred stock had been converted to common stock. In addition, the affirmative vote of the holders of 66 2/3% of the outstanding shares of series B, series C and series D preferred stock, voting together as a separate class, is required to effect the merger. Holders of Northern voting stock will be entitled to cast one vote per share of Northern stock owned as of                     , 2003, the record date for the Northern special meeting of stockholders at which the Northern merger and the merger agreement will be presented and voted upon.

Approval of the merger agreement, the transactions contemplated pursuant to the merger agreement and the transfer of assets from Proton to Distributed Energy will require the affirmative vote of the holders of a majority of the outstanding shares of Proton common stock as of the record date. Holders of Proton common stock will be entitled to cast one vote per share of Proton common stock owned as of             , 2003, the record date for the Proton special meeting of stockholders at which the merger agreement, the mergers and the transfer of assets to Distributed Energy will be presented and voted upon.

Share Ownership of Northern Directors and Officers (See page 138)

As of the close of business on the record date for the special meeting of Northern stockholders at which the merger agreement and the Northern merger will be presented and voted upon, directors and officers of Northern (and their respective affiliates) collectively owned approximately         % of the outstanding shares of Northern common stock entitled to vote at the special meeting on the merger agreement and the merger (including 3,818,850 shares of common stock issuable upon conversion of the outstanding shares of series B, series C and series D preferred stock). This does not include              shares of Northern common stock issuable upon the exercise of presently exercisable options which these directors and officers hold. If all of these stock options were exercised prior to the record date for the special meeting, the directors and executive officers of Northern (and their respective affiliates) would collectively own approximately             % of the outstanding shares of Northern stock entitled to vote at the special meeting. Each of the directors of Northern and their respective affiliates, other than Dr. Robert W. Shaw, Jr. and his affiliates, have agreed to vote their shares of Northern stock in favor of adoption and approval of the merger agreement and approval of the merger.

Share Ownership of Proton Directors and Officers (See page 121)

As of the close of business on the record date for the special meeting of Proton stockholders at which the mergers, the merger agreement and the transfer of assets to Distributed Energy will be presented and voted upon, directors and officers of Proton (and their respective affiliates) collectively owned approximately         % of the outstanding shares of Proton common stock entitled to vote at the special meeting.

This does not include              shares of Proton common stock issuable upon the exercise of presently exercisable options which these directors and officers hold. If all of these stock options were exercised prior to the record date for the special meeting, the directors and executive officers of Proton (and their respective affiliates) would collectively beneficially own approximately             % of the outstanding shares of Proton common stock entitled to vote at the special meeting.

Interests of Certain Persons in the Mergers (See page 71)

Dr. Robert W. Shaw, Jr. is chairman of the board of directors of Northern and chairman of the board of directors of Proton. Venture capital funds affiliated with Dr. Shaw own approximately 52% of the outstanding stock of Northern and approximately 12% of the outstanding stock of Proton.

Due to these interests, the board of directors of Northern appointed a special transaction committee composed of three directors, none of whom were affiliated with Proton, to conduct negotiations with respect to the Northern merger on behalf of Northern, and the board of directors of Proton appointed a special transaction committee composed of three directors, none of whom were affiliated with Northern, to conduct negotiations with respect to the Northern merger on behalf of Proton.

The Northern special transaction committee unanimously recommended to the Northern board of directors that the Northern merger be approved and the Proton special transaction committee unanimously recommended to the Proton board that the Northern merger be approved. Dr. Shaw took no part in the decisions of the special transaction committee or the board of directors of either of Northern or Proton.

Board Recommendations to Stockholders and Reasons for the Mergers

Recommendation of Northern’s Board of Directors (See page 55)

After careful consideration, and upon receipt of the unanimous recommendation of the Northern special transaction committee, Northern’s board of directors determined that the Northern merger is advisable, in the best interests of Northern’s stockholders, and is on terms that are fair to the stockholders of Northern. Accordingly, Northern’s board of directors approved the merger agreement and the Northern merger and recommends that its stockholders vote FOR adoption and approval of the merger agreement and approval of the Northern merger. Dr. Shaw did not take part in the foregoing decision.

Northern’s Reasons for the Merger (See page 59)

In reaching its decision to approve the merger agreement and the transactions contemplated by the merger agreement, Northern’s board of directors identified several potential benefits and material factors pertaining to the Northern merger, including the following:

•	Northern’s belief that access to Proton’s cash reserves would provide Northern with sufficient capital to continue the growth of its operations;

•	increased visibility and market capitalization of the combined entity;

•	access to Proton’s hydrogen technologies;

•	Proton’s agreement to provide credit enhancements to Northern under the bonding support agreement (see page 84);

•	greater intellectual property and technical resources of the combined entity;

•	the fact that the proposed consideration to be received by Northern’s stockholders in the merger offers a significant cash payment as well as the opportunity to participate in the combined entity; and

•	the risks of remaining an independent entity, and the lack of definitiveness of any alternative financing proposal.

The Northern board of directors also identified a number of potentially negative factors, including the following:

•	risks associated with fluctuations in Proton’s stock price prior to the merger;

•	the risk that certain conditions in the merger agreement may have the effect of discouraging alternative proposals for a business combination with another third party; and

•	other applicable risks described in the section of this joint proxy statement/prospectus entitled “Risk Factors” beginning on page 26.

The Northern board of directors did not believe that the negative factors were sufficient, individually or in the aggregate, to outweigh the potential benefits of the merger.

Recommendation of Proton’s Board of Directors (See page 51)

After careful consideration and upon receipt of the unanimous recommendation of the Proton special transaction committee, Proton’s board of directors determined that the mergers, including without limitation the issuance of shares of Distributed Energy common stock and warrants and options to purchase Distributed Energy common stock pursuant to the merger agreement, and the transfer of assets from Proton to Distributed Energy are advisable and in the best interests of Proton’s stockholders. Accordingly, Proton’s board of directors approved the merger agreement and the mergers, including without limitation the issuance of shares of Distributed Energy common stock and warrants and options to purchase Distributed Energy common stock pursuant to the merger agreement, and the transfer of assets from Proton to Distributed Energy, and recommends that its stockholders vote FOR the mergers pursuant to the merger agreement and the transfer of assets from Proton to Distributed Energy. Dr. Shaw did not take part in the foregoing decision.

Proton’s Reasons for the Mergers (See page 63)

In reaching its decision to approve the merger agreement, the transactions contemplated by the merger agreement, including without limitation the issuance of shares of Distributed Energy common stock pursuant to the merger agreement, and the transfer of assets from Distributed Energy to Proton, Proton’s board of directors considered several potential benefits and material factors pertaining to the mergers, including the following:

•	the opportunity for Proton to gain access to skills and experience with advanced energy projects that may provide accelerated recognition and acceptance of Proton’s hydrogen-generating technology in energy applications, including the generation of hydrogen fuel from renewable sources;

•	the opportunity for Proton to diversify its sources of revenue and profits, while remaining focused on the vision of advancing energy sustainability;

•	the opportunity for Proton to expand into growing near-term markets for distributed generation, whereby end users gain more control over their cost of energy and the reliability of their electric power;

•	the opportunity for Proton to strengthen its capabilities for obtaining third party support for research and development programs aimed at markets with longer-term commercial horizons;

•	the belief that Northern’s current and future power system customers represent an important potential market for Proton’s hydrogen generation and regenerative fuel cell products;

•	Northern’s know-how, technical resources and other assets; and

•	the opinion of Adams, Harkness & Hill, Inc., Proton’s financial advisor, to the effect that as of May 5, 2003, the consideration payable under the merger agreement was fair, from a financial point of view, to Proton.

The Proton board of directors also considered a number of potentially negative factors, including the following:

•	the risk that the potential benefits of the mergers may not be realized, in part or at all;

•	the risk that the mergers may not be consummated;

•	the risk of management and employee disruption associated with the mergers and the risk that, despite the efforts of the combined companies, key management, marketing, technical and administrative personnel of Northern might not continue with the combined companies;

•	the potential costs the combined companies may incur to enhance Northern’s internal procedures, controls and systems as needed for it to function as part of a public company;

•	the dilutive effects of the mergers upon existing Proton stockholders;

•	the significant costs involved in consummating the mergers; and

•	other applicable risks described in the section of this joint proxy statement/prospectus entitled “Risk Factors” beginning on page 26.

The Proton board of directors did not believe that the negative factors were sufficient, individually or in the aggregate, to outweigh the potential benefits of the mergers.

Opinion of Financial Advisor (See page 65)

In deciding to approve the Northern merger, the Proton board of directors considered an opinion from its financial advisor, Adams, Harkness & Hill, Inc., that, as of May 5, 2003, the consideration being paid to Northern’s stockholders in the Northern merger was fair, from a financial point of view, to Proton.

The full text of Adams, Harkness & Hill’s written opinion is attached to this joint proxy statement/prospectus as Annex C. We encourage you to read the opinion carefully as well as the section of this joint proxy statement/prospectus entitled “The Mergers and Related Transactions—Consideration of the Mergers by Proton’s Board of Directors—Opinion of Proton’s Financial Advisor.” The opinion of Adams, Harkness & Hill does not constitute a recommendation as to how any holder of Proton common stock should vote on the mergers.

Voting Agreements (See page 82)

Each of the directors of Northern, and their respective affiliates (other than Dr. Shaw and his affiliates), who collectively hold an aggregate of approximately 24% of the outstanding shares of Northern’s stock, have agreed to vote their shares of Northern stock in favor of the merger agreement and the Northern merger.

Venture capital funds affiliated with Dr. Shaw own approximately 52% of the outstanding stock of Northern. As a result, these venture capital funds have the power to determine the outcome of the Northern stockholder vote on the Northern merger.

Structure and Effects of the Mergers (See page 72)

At the completion of the mergers, PES-1 will merge with and into Northern and PES-2 will merge with and into Proton. Northern and Proton will survive the mergers as wholly-owned subsidiaries of Distributed Energy.

As a result of the Proton merger, each outstanding share of Proton common stock automatically will become a share of Distributed Energy common stock. In addition, each holder of an option to purchase shares of common stock of Proton will receive in substitution for that option an option to purchase an equal number of shares of common stock of Distributed Energy under the Distributed Energy 2003 Stock Incentive Plan.

As a result of the Northern merger, each holder of Northern common stock or Northern preferred stock will receive, in accordance with the formulas set forth in the merger agreement, a combination of cash, a number of shares of Distributed Energy common stock, and a warrant to purchase shares of Distributed Energy common stock. Holders of Northern stock and stock options will receive aggregate consideration equal to approximately $15.128 million in cash and $12.372 million in Distributed Energy common stock plus warrants to purchase approximately 2,500,000 shares of Distributed Energy common stock. The exact composition of this aggregate consideration and the amount of cash, stock and warrants each Northern stockholder will receive will depend on the extent to which the holders of series D preferred stock of Northern make the elections described below. In addition, the number of shares of Distributed Energy common stock to be received by Northern stockholders will be determined by a variable exchange rate that is based on the “Average Closing Price” of Proton common stock on the NASDAQ National Market. The Average Closing Price will be the average of the closing prices per share of Proton common stock on the NASDAQ National Market during the ten most recent trading days ending three trading days before the date of the closing of the mergers. The lower the Average Closing Price, the more shares of Distributed Energy common stock Northern stockholders will receive. The higher the Average Closing Price, the fewer shares of Distributed Energy common stock Northern stockholders will receive. The Average Closing Price, however, will in no event be less than $1.50 nor more than $3.00. As of June 30, 2003, there were a total of 4,045,693 shares of Northern common stock and preferred stock outstanding.

Each holder of series D preferred stock of Northern may elect, in lieu of receiving the cash, Distributed Energy common stock and warrants described above, to receive either $5.84 in cash per share of series D preferred stock or to receive the same consideration that is being paid to other stockholders, except in lieu of receiving Distributed Energy common stock, the series D preferred stockholder will receive an increased amount of cash. As of June 30, 2003, there were 2,000,000 shares of Northern series D preferred stock outstanding.

Each holder of an option to purchase shares of Northern common stock will receive, in accordance with the formula set forth in the merger agreement, an option under the Distributed Energy 2003 Stock Incentive Plan to purchase shares of Distributed Energy common stock plus warrants to purchase Distributed Energy common stock. As of June 30, 2003, there were outstanding options to purchase 819,200 shares of common stock of Northern.

The warrants being issued in the merger to purchase Distributed Energy common stock will have a term of three years and an exercise price equal to the Average Closing Price.

At the completion of the mergers, holders of shares of Proton common stock and holders of Northern stock (other than holders of Northern’s series D preferred stock who elect to receive all cash) will hold shares of Distributed Energy common stock. As a result, the rights of these holders following the mergers will be governed by Distributed Energy’s certificate of incorporation and bylaws, rather than the certificate of incorporation and bylaws of Proton or Northern, as further described in this joint proxy statement/prospectus.

Indemnification (See page 82)

If the merger agreement is approved and the Northern merger occurs, all holders of Northern capital stock who have not perfected dissenters rights under Delaware law will be deemed to have agreed personally to indemnify Distributed Energy, Proton and their affiliates against losses due to any breach of any representation or warranty of Northern contained in the merger agreement or any other agreement or instrument furnished by Northern to Distributed Energy, Proton or their affiliates pursuant to the merger agreement, any failure to perform any covenant or agreement of Northern contained in the merger agreement or any agreement or instrument furnished by Northern to Distributed Energy, Proton or their affiliates pursuant to the merger agreement, any failure of any Northern stockholder to have good title to the issued and outstanding Northern shares issued in the name of such stockholder, or any fraud relating to the execution and delivery of the merger agreement or the transactions contemplated by the merger agreement. This obligation to indemnify is limited to the merger consideration retained in escrow following the closings of the mergers. Fifteen percent of the cash and Distributed Energy common stock otherwise due to Northern stockholders in the Northern merger and some or all of the Distributed Energy warrants otherwise due to Northern optionholders in the Northern merger as provided in the escrow agreement attached to this joint proxy statement/prospectus as Annex B will be so retained. Philip Deutch and Paul F. Koeppe will serve as indemnification representatives under the escrow agreement. Subject to any claims made by Proton or Distributed Energy, 66 2/3% of the escrow amount shall be released from escrow one year after closing of the Northern merger and the remainder shall be released two years after closing.

Completion and Effectiveness of the Mergers (See page 72)

Proton and Northern expect to complete the mergers when all of the conditions to completion of the mergers contained in the merger agreement have been satisfied or waived.

Proton and Northern are working toward satisfying these conditions and completing the mergers as soon as practicable. Proton and Northern currently plan to complete the mergers in the fourth calendar quarter of 2003 following the respective special meetings of Proton stockholders and Northern stockholders, assuming Northern’s stockholders approve the Northern merger and the merger agreement, the Proton stockholders approve the mergers, the merger agreement and the transfer of assets to Distributed Energy, and the other merger conditions are satisfied. However, because the mergers are subject to specified conditions, some of which are beyond Proton’s and Northern’s control, the exact timing cannot be predicted.

Assuming that Northern’s stockholders approve the Northern merger and the merger agreement, Proton’s stockholders approve the mergers, the merger agreement and the transfer of assets to Distributed Energy and the other conditions to completion of the mergers have been satisfied or waived, the mergers will become effective upon the filing of certificates of merger with the Secretary of the State of Delaware. Proton and Northern expect the certificates of merger to be filed shortly following the special meeting of Northern stockholders at which the merger agreement and the Northern merger will be presented and voted upon and the special meeting of Proton stockholders at which the mergers, the merger agreement and the transfer of assets to Distributed Energy will be presented and voted upon.

Management After the Mergers (See page 141)

Distributed Energy’s board of directors currently consists of Michael J. Cudahy, Gerald B. Ostroski, James H. Ozanne, Walter W. Schroeder, Philip R. Sharp, Robert W. Shaw, Jr. and Larry M. Sweet. Under the merger agreement, Distributed Energy has agreed to appoint Clint Coleman, Paul F. Koeppe and Theodore Stern to its board of directors upon the closing of the mergers. Distributed Energy has also agreed that the size of its board of directors immediately following the mergers will not exceed 11 persons.

The merger agreement provides that Distributed Energy’s board of directors will form a management committee, which will consist of Dr. Shaw, Mr. Schroeder, Dr. Sweet and Mr. Coleman and any other members the board may decide to add from time to time. The management committee will be responsible for oversight of the subsidiaries and preparing joint recommendations on strategic initiatives, budgets, personnel policies and other functions. Officers of Distributed Energy will include Dr. Shaw, Mr. Schroeder, Dr. Sweet, Mr. Coleman, Dan Reicher and John Glidden. Mr. Schroeder will be President of Distributed Energy, Dr. Sweet will be President of the Proton subsidiary and Mr. Coleman will be President of the Northern subsidiary.

Northern Prohibited from Soliciting Other Offers (See page 79)

Northern has agreed that, while the Northern merger is pending, it will not solicit, initiate or encourage, or, except with respect to an unsolicited superior offer (as defined in the merger agreement), engage in discussions with any third parties regarding certain types of extraordinary transactions, such as a merger, consolidation or similar transaction involving Northern.

Conditions to Completion of the Mergers (See page 80)

Proton’s and Northern’s obligations to complete the mergers are subject to specified conditions described under “The Mergers and Related Transactions—The Merger Agreement—Conditions to Completion of the Mergers.”

Termination of the Merger Agreement and Payment of Termination Fee (See page 83)

Proton and Northern may terminate the merger agreement by mutual agreement and under other circumstances specified in the merger agreement. Proton and Northern have agreed that if the merger agreement is terminated under certain circumstances described under “The Mergers and Related Transactions—The Merger Agreement—Termination Fees,” Proton or Northern will pay the other party a termination fee of $100,000 and will reimburse the other party for its out-of-pocket expenses.

Material United States Federal Income Tax Consequences of the Mergers (See page 84)

In connection with the registration statement of which this joint proxy statement/prospectus is a part:

•	Ropes & Gray LLP, counsel to Northern, has delivered to its client an opinion to the effect that, based on facts and representations (including a representation that the exchanges pursuant to the mergers occur under a single plan agreed upon before the transaction in which the rights of the parties are defined and that all such exchanges will be effective on the same date) provided to such counsel by all parties to the merger agreement and assumptions stated in the opinion, the exchange effectuated through the Northern merger, considered together with the exchange effectuated through the Proton merger, will qualify as an exchange within the meaning of Section 351 of the Internal Revenue Code.

•	Hale and Dorr LLP, counsel to Proton and Distributed Energy, has delivered to its clients an opinion to the effect that, based on facts and representations provided to such counsel and assumptions stated in the opinion, the exchange effectuated through the Proton merger will qualify as an exchange within the meaning of Section 351 of the Internal Revenue Code.

It is a condition of the mergers that Northern, Proton and Distributed Energy receive from their respective counsel additional tax opinions, each dated as of the effective date of the mergers, to the same effect. As a consequence of qualifying as exchanges within the meaning of Section 351 of the Internal Revenue Code, it is expected that:

•	Northern stockholders will not recognize gain or loss upon the receipt of shares of Distributed Energy common stock in the exchange;

•	Northern stockholders who receive any Distributed Energy common stock will recognize gain, but not loss, with respect to the value of any warrants and/or cash consideration received in the exchange to the extent of the gain realized, if any, as a result of the exchange;

•	Northern stockholders who receive no Distributed Energy common stock will recognize gain or loss with respect to the cash and/or the value of the warrants received, as a result of the exchange;

•	Northern stockholders will recognize gain or loss with respect to cash received in lieu of a fractional share of stock and with respect to cash received upon proper exercise of their appraisal rights pursuant to the Northern merger; and

•	Proton stockholders will not recognize gain or loss upon the exchange of Proton common stock solely for shares of Distributed Energy common stock.

These opinions will not bind the Internal Revenue Service, which could take a different view. To review the tax consequences to stockholders in greater detail, see “The Mergers and Related Transactions—Material United States Federal Income Tax Consequences of the Mergers” beginning on page 84 of this joint proxy statement/prospectus.

The tax consequences to each Northern or Proton stockholder will depend on the facts of that stockholder’s own situation. Each Northern or Proton stockholder is urged to consult with his or her own tax advisor to determine the particular tax consequences of the mergers to such stockholder.

Accounting Treatment of the Mergers (See page 87)

Distributed Energy will account for the mergers using the purchase method of accounting. Distributed Energy will be considered the acquiror of Northern and Proton for accounting purposes. This method assumes that for financial reporting purposes, Distributed

Energy will treat the combined companies as one company beginning as of the date of the mergers. In addition, under this method, Distributed Energy will record the fair value of Northern’s net assets on its consolidated financial statements, with the remaining purchase price in excess of fair value of Northern’s net assets recorded as other intangibles, which will include goodwill.

Regulatory Approvals Required to Complete the Mergers (See page 88)

Neither Proton nor Northern is aware of any material governmental or regulatory approval required for completion of the mergers, other than compliance with applicable corporate law of the State of Delaware and federal and state securities laws and the obtaining of consents to the transfer of certain government contracts.

Appraisal Rights (See page 53)

Appraisal rights are available to Northern stockholders under Delaware law in connection with the Northern merger. Appraisal rights are not available to Proton stockholders.

Restrictions on the Ability to Sell Distributed Energy Common Stock Received in the Mergers (See page 88)

All shares of Distributed Energy common stock that you receive in the mergers or upon exercise of warrants issued in the mergers will be freely transferable unless you are deemed to be an affiliate of Proton or Northern at the time of the special meetings or an affiliate of Distributed Energy after the completion of the mergers, or your shares are subject to contractual restrictions. Shares of Distributed Energy common stock received by persons deemed to be affiliates of Proton or Northern may only be sold in compliance with Rule 145 under the Securities Act or as otherwise permitted under the Securities Act. Each holder of Northern preferred stock will enter into a letter agreement under which such holder may not offer, sell or otherwise dispose of the shares of Distributed Energy common stock issued to such holder in the mergers or upon exercise of warrants issued in the mergers for a period of three months after closing with respect to 25% of such shares and six months after closing with respect to the remainder or such shares. Certain officers of Northern will enter into a letter agreement under which they will not offer, sell or otherwise dispose of any of the shares of Distributed Energy common stock issued to such persons in the merger or upon exercise of warrants issued in the mergers for a period of two years after closing.

Listing of Distributed Energy Common Stock (See page 88)

The shares of Distributed Energy common stock issued in connection with the mergers are expected to be listed on the NASDAQ National Market under the symbol “DESC.”

PROTON SUMMARY CONSOLIDATED FINANCIAL DATA

You should read the following summary financial data together with “Proton Management’s Discussion and Analysis of Financial Condition and Results of Operations” and the accompanying consolidated financial statements and related notes of Proton which are included in this joint proxy statement/prospectus.

	Year Ended December 31,					Six Months Ended June 30,
	1998	1999	2000	2001	2002	2002	2003
	(in thousands, except per share data)
Statement of Operations Data:
Revenue:
Contract revenue	$—	$934	$644	$1,215	$3,445	$1,784	$275
Product revenue	—	—	56	1,753	1,269	471	349

Total revenue	—	934	700	2,968	4,714	2,255	624

Costs and expenses:
Costs of contract revenue	377	355	396	1,001	2,355	1,335	465
Costs of production	—	154	248	2,534	4,995	1,221	978
Research and development	1,323	2,182	3,227	6,500	8,793	4,571	3,471
General and administrative	950	1,705	4,518	6,950	7,877	3,777	5,072

Total costs and expenses:	2,650	4,396	8,389	16,985	24,020	10,904	9,986

Loss from operations	(2,650)	(3,462)	(7,689)	(14,017)	(19,306)	(8,649)	(9,361)
Interest income (expense), net	(31)	172	4,199	8,950	5,802	3,282	1,491
Gain on sale of marketable securities	—	—	—	113	24	24	5

Net loss	(2,681)	(3,290)	(3,490)	(4,954)	(13,480)	(5,344)	(7,865)
Deemed preferred dividends and accretion	(441)	(899)	(52,691)	—	—	—	—

Net loss attributable to common stockholders	(3,122)	(4,189)	(56,181)	(4,954)	(13,480)	(5,344)	(7,865)

Basic and diluted net loss per share attributable to common stockholders	$(1.64)	$(2.20)	$(5.92)	$(0.15)	$(0.40)	$(0.16)	$(0.23)

Shares used in computing basic and diluted net loss per share attributable to common stockholders	1,900	1,900	9,484	33,161	33,347	33,296	33,545

Balance Sheet Data (end of period):
Cash, cash equivalents and marketable securities	$3,228	$3,131	$174,749	$167,220	$150,359	$158,062	$105,976
Working capital	3,274	3,225	176,856	169,253	151,519	160,828	108,536
Total assets	4,870	5,000	180,752	181,868	176,502	181,191	134,187
Current liabilities	792	921	2,445	4,675	7,774	5,620	7,638
Long-term liabilities	—	—	—	1,166	6,441	5,140	6,265
Mandatorily redeemable convertible preferred stock	9,237	13,136	—	—	—	—	—
Total stockholders’ equity (deficit)	(5,159)	(9,057)	178,307	176,027	162,287	170,431	120,283

NORTHERN SUMMARY FINANCIAL DATA

You should read the following summary financial data together with “Northern Management’s Discussion and Analysis of Financial Condition and Results of Operations” and the accompanying financial statements and related notes of Northern which are included in this joint proxy statement/prospectus.

	Year Ended December 31,					Six Months Ended June 30,
	1998	1999	2000	2001	2002	2002	2003

	(in thousands, except per share data)
Statement of Operations Data:
Contract revenues	$3,976	$4,375	$18,192	$8,038	$6,921	$2,194	$8,791

Costs and expenses:
Costs of revenue	3,209	3,172	14,018	6,056	5,858	1,830	7,571
Research and development	132	114	279	1,312	1,207	739	364
Selling, general and administrative	590	979	1,819	3,612	5,343	2,383	3,118

Total costs and expenses	3,931	4,265	16,116	10,980	12,408	4,952	11,053

Income (loss) from operations	45	110	2,076	(2,942)	(5,487)	(2,758)	(2,262)
Interest income (expense), net	2	24	115	354	104	59	—
(Loss) gain on foreign exchange	—	—	—	(32)	25	3	12

Net income (loss) before income taxes	47	134	2,191	(2,620)	(5,358)	(2,696)	(2,250)
Income tax (expense) benefit	(3)	(2)	(653)	520	—	—	(2)

Net income (loss)	44	132	1,538	(2,100)	(5,358)	(2,696)	(2,252)
Deemed preferred dividends and accretion	(73)	(173)	(188)	(936)	(1,077)	(539)	(581)

Net (loss) income attributable to common stockholders	(29)	(41)	1,350	(3,036)	(6,435)	(3,235)	(2,833)

Basic net (loss) income per share attributable to common stockholders	$(0.18)	$(0.43)	$14.50	$(31.92)	$(66.26)	$(33.33)	$(29.15)

Diluted net (loss) income per share attributable to common stockholders	$(0.18)	$(0.43)	$0.75	$(31.92)	$(66.26)	$(33.33)	$(29.15)

Shares used in computing basic net (loss) income per share attributable to common stockholders	161,679	93,000	93,090	95,104	97,123	97,045	97,200

Shares used in computing diluted net (loss) income per share attributable to common stockholders	161,679	93,000	2,056,916	95,104	97,123	97,045	97,200

Balance Sheet Data (end of period):
Cash and cash equivalents	$1,110	$647	$2,231	$8,341	$4,728	$5,293	$480
Working capital	1,149	1,130	2,355	9,880	3,703	4,781	1,112
Total assets	2,152	2,355	5,568	13,757	13,650	11,446	13,065
Current liabilities	612	687	2,541	2,830	8,081	3,216	8,124
Long-term liabilities	6	2	—	—	—	—	1,570
Redeemable preferred stock	2,286	2,458	2,659	13,594	14,671	14,132	15,253
Total stockholders’ (deficit) equity	(752)	(792)	368	(2,667)	(9,102)	(8,230)	(11,881)

SELECTED COMBINED COMPANY

UNAUDITED PRO FORMA FINANCIAL INFORMATION

The following selected unaudited pro forma condensed combined financial information has been derived from and should be read in conjunction with the Unaudited Pro Forma Condensed Combined Financial Information and related notes included in this joint proxy statement/prospectus beginning on page 89. This information is based on the historical balance sheets and related historical statements of operations of Proton and the historical balance sheets and related historical statements of operations of Northern, using the purchase method of accounting for business combinations. This information is for illustrative purposes only. The companies may have performed differently had they always been combined. You should not rely on the selected unaudited pro forma condensed combined financial information as being indicative of the historical results that would have been achieved had the companies always been combined or the future results that the combined company will experience after the mergers.

Unaudited Pro Forma Combined Statements of Operations Data

	Historical
	Twelve Months Ended December 31, 2002
	Northern	Proton	Pro Forma Adjustments	Pro Forma Combined
Product revenue	$—	$1,269,500		$1,269,500
Contract revenues	6,921,462	3,444,546	$(39,482)	10,326,526

Total revenues	6,921,462	4,714,046	(39,482)	11,596,026

Costs and expenses:
Costs of production	—	4,995,201		4,995,201
Costs of contract revenue	5,858,320	2,355,091	457,910
			626,905
			(23,424)	9,274,802
Research and development	1,206,889	8,792,735	71,230
			23,333	10,094,187
Selling, general and administrative	5,343,007	7,877,165	488,437
			14,000	13,722,609

Total costs and expenses	12,408,216	24,020,192	1,658,391	38,086,799

Loss from operations	(5,486,754)	(19,306,146)	(1,697,873)	(26,490,773)
Interest income, net	103,776	5,802,546	(181,536)	5,724,786
Gain on sale of marketable securities	—	23,759		23,759
Gain on disposal of assets	315	—		315
Gain on foreign exchange	24,687	—		24,687

Net loss before income taxes	(5,357,976)	(13,479,841)	(1,879,409)	(20,717,226)
Income tax benefit (expense)	—	—		—

Net loss	(5,357,976)	(13,479,841)	(1,879,409)	(20,717,226)
Deemed preferred dividends	(1,077,139)	—		(1,077,139)

Net loss attributable to common stockholders	$(6,435,115)	$(13,479,841)	$(1,879,409)	$(21,794,365)

Basic net loss per share attributable to common stockholders	$(66.26)	$(0.40)	$(0.63)	$(0.60)

Diluted net loss per share attributable to common stockholders	$(66.26)	$(0.40)	$(0.63)	$(0.60)

Shares used in computing basic net loss per share attributable to common stockholders	97,123	33,346,794	2,990,602	36,434,519

Shares used in computing basic net loss per share attributable to common stockholders	97,123	33,346,794	2,990,602	36,434,519

Unaudited Pro Forma Combined Statements of Operations Data

	Historical
	Six Months Ended June 30, 2003
	Northern	Proton	Pro Forma Adjustments	Pro Forma Combined
Product revenue	$—	$348,898		$348,898
Contract revenues	8,790,577	275,584	$(49,156)	9,017,005

Total revenues	8,790,577	624,482	(49,156)	9,365,903
Costs and expenses:
Costs of production	—	978,504		978,504
Costs of contract revenue	7,570,482	464,596	228,955
			313,453
			(29,256)	8,548,230
Research and development	364,491	3,470,699	35,615
			11,666	3,882,471
Selling, general and administrative	3,117,873	5,050,538	244,218
			7,000	8,419,629

Total costs and expenses	11,052,846	9,964,337	811,651	21,828,834

Loss from operations	(2,262,269)	(9,339,855)	(860,807)	(12,462,931)
Interest income, net	293	1,491,424	(90,768)	1,400,949
Loss on disposal of assets	—	(21,554)		(21,554)
Gain on sale of marketable securities		4,915		4,915
Gain on foreign exchange	12,397	—		12,397

Net loss before income taxes	(2,249,579)	(7,865,070)	(951,575)	(11,066,224)
Income tax expense	(2,035)	—		(2,035)

Net loss	(2,251,614)	(7,865,070)	(951,575)	(11,068,259)
Deemed preferred dividends	(581,655)	—		(581,655)

Net loss attributable to common stockholders	$(2,833,269)	$(7,865,070)	$(951,575)	$(11,649,914)

Basic net loss per share attributable to common stockholders	$(29.15)	$(0.23)	$(0.32)	$(0.32)

Diluted net loss per share attributable to common stockholders	$(29.15)	$(0.23)	$(0.32)	$(0.32)

Shares used in computing basic net loss per share attributable to common stockholders	97,200	33,545,341	2,999,307	36,641,848

Shares used in computing diluted net loss per share attributable to common stockholders	97,200	33,545,341	2,999,307	36,641,848

Unaudited Pro Forma Combined Condensed Balance Sheet Data

Pro Forma Combined at June 30, 2003
Cash, cash equivalents and marketable securities	$91,327,721
Working capital	93,889,506
Total assets	157,090,084
Current liabilities	15,278,712
Long-term liabilities	7,835,440
Total stockholders’ deficit	(88,330,219)

COMPARATIVE HISTORICAL AND PRO FORMA PER SHARE DATA

The following table sets forth certain historical per share data of Proton and Northern and combined per share data on an unaudited pro forma basis after giving effect to the mergers using the purchase method of accounting, and assuming that a total of approximately $15.128 million in cash, $12.372 million in shares of Distributed Energy common stock and warrants to purchase an aggregate of approximately 2,500,000 shares of Distributed Energy common stock will be issued in exchange for all of the outstanding shares of preferred and common stock of Northern. The actual amount of cash, shares of Distributed Energy common stock and shares issuable upon exercise of warrants issued by Distributed Energy in the Northern merger will depend upon the extent to which Northern’s series D preferred stockholders elect to receive all cash or cash and warrants only for their shares and upon the Average Closing Price of Proton common stock. The following data should be read in connection with the separate historical financial statements of Proton and Northern included in this joint proxy statement/prospectus, as well as the unaudited pro forma condensed combined financial information included in this joint proxy statement/prospectus. The unaudited pro forma combined per share data do not necessarily indicate the operating results that would have been achieved had the mergers been completed as of the beginning of the earliest period presented and should not be taken as representative of future operations. The results may have been different if the companies had always been consolidated. All per share information has been restated, as applicable for stock splits, as discussed in each entity’s respective consolidated financial statements and notes thereto.

	Six Months Ended June 30, 2003	Year Ended December 31, 2002
Proton - Historical:
Basic and Diluted Loss Per Share	$(0.23)	$(0.40)
Book Value per Common Share(1)	$3.54	$4.85

Northern - Historical:
Basic and Diluted Loss Per Share	$(29.15)	$(66.26)
Book Value per Common Share(1)	$(122.23)	$(93.64)

Pro Forma Combined:
Basic and Diluted Loss Per Share	$(0.32)	$(0.60)
Book Value per Common Share(1)	$3.62

Equivalent Pro Forma Combined
Basic and Diluted Loss Per Share	$(0.24)	$(0.46)
Book Value per Common Share(2)	$2.79

(1)	Historical book value per share is computed by dividing stockholders’ equity by the number of shares of Proton or Northern common stock outstanding at the end of each period. Pro forma-combined book value per share is computed by dividing pro forma stockholders’ equity by the pro forma number of shares of Proton common stock outstanding at the end of the period.

(2)	The equivalent pro forma share amounts are calculated by multiplying the pro forma combined net loss per share and the pro forma book value per share of Proton by the exchange ratio computed as provided in the merger agreement as of , 2003 of .

COMPARATIVE PER SHARE

MARKET PRICE DATA AND DIVIDEND INFORMATION

Proton common stock is traded on the NASDAQ National Market under the symbol “PRTN.” The shares of Distributed Energy common stock to be issued in connection with the mergers are expected to be listed on the NASDAQ National Market under the symbol “DESC.” There is no established trading market for Northern common stock or preferred stock. The following table shows the high and low sale prices per share of Proton common stock as reported on the NASDAQ National Market for each of the two most recent fiscal years and the fiscal quarters during the current fiscal year. Proton common stock has been listed on the NASDAQ National Market since October 2, 2000, the date of Proton’s initial public offering.

	Proton
Calendar Quarters	High	Low
2001:
First Quarter	$16.50	$6.13
Second Quarter	15.12	6.67
Third Quarter	11.98	4.39
Fourth Quarter	9.00	4.00
2002:
First Quarter	$9.40	$5.05
Second Quarter	7.11	3.08
Third Quarter	3.48	2.04
Fourth Quarter	3.34	1.92
2003:
First Quarter	$3.25	$2.46
Second Quarter	3.70	2.13
Third Quarter (through , 2003)

Recent Closing Prices

The following table shows the closing prices per share of Proton common stock as reported on the NASDAQ National Market on (1) May 21, 2003, the business day preceding the public announcement that Proton and Northern had entered into the merger agreement, and (2)             , 2003, the last full trading day for which closing prices were available at the time of the printing of this joint proxy statement/prospectus. On June 20, 2003, Proton made a special distribution of $1.00 per share to stockholders of record as of June 6, 2003.

The following table also includes the equivalent price per share of Northern common stock and preferred stock on those dates. This equivalent per share price reflects the value of the Distributed Energy common stock Northern stockholders would receive for each share of Northern common stock and preferred stock and upon exercise of the warrants issuable in the Northern merger if the mergers were completed on either of these dates, assuming no series D preferred stockholder elected to receive all cash or cash and warrants only for his or its series D preferred stock and an average closing price of $2.50. These amounts are estimates based on the number of outstanding shares of Northern common stock on the date of this joint proxy statement/prospectus, and may change at the completion of the merger as a result of those factors described in the section of this joint proxy statement/ prospectus entitled “The Mergers and Related Transactions—The Merger Agreement” beginning on page 72.

	Proton Common Stock		Northern Common and Preferred Equivalent Price Per Share
May 21, 2003		$2.86		$2.34
, 2003	$		$

Because the market price of Proton common stock may increase or decrease before the completion of the mergers, you are urged to obtain current market quotations.

As of the date of this joint proxy statement/prospectus, there were approximately 12,872 stockholders of record of Proton who held an aggregate of              shares of Proton common stock.

As of the date of this joint proxy statement/prospectus, there were approximately              stockholders of record of Northern who held an aggregate of 4,045,693 shares of Northern common stock and preferred stock.

Dividend Policy

Except as set forth below, neither Proton nor Northern has ever declared or paid regular cash dividends on its common stock in the past, and neither company intends to pay such dividends in the foreseeable future. Any determination to pay dividends after consummation of the mergers will be at the discretion of Distributed Energy’s board of directors and will depend on Distributed Energy’s financial condition, results of operations, capital requirements and other factors Distributed Energy’s board of directors deems relevant.

On June 20, 2003, Proton made a special distribution of $1.00 per share to stockholders of record as of June 6, 2003.

CAUTIONARY STATEMENTS

REGARDING FORWARD-LOOKING STATEMENTS IN THIS

JOINT PROXY STATEMENT/PROSPECTUS

This joint proxy statement/prospectus contains forward-looking statements about the mergers, Distributed Energy, Proton and Northern within the meaning of Section 27A of the Securities Act of 1933, as amended, and Section 21E of the Securities Exchange Act of 1934, as amended. Statements containing the words “believes,” “anticipates,” “estimates,” “expects,” “intends,” “plans,” “seeks,” “will,” “may,” “should,” “would,” “projects,” “predicts,” “continues” and similar expressions or the negative of these terms constitute forward-looking statements that involve risks and uncertainties. Such statements are based on current expectations and are subject to risks, uncertainties and changes in condition, significance, value and effect, including those discussed in the section entitled “Risk Factors” beginning on page 26 of this joint proxy statement/prospectus. Such risks, uncertainties and changes in condition, significance, value and effect could cause Proton’s or Northern’s actual results to differ materially from those anticipated events. In evaluating the merger agreement and the mergers, you should carefully consider the discussion of risks and uncertainties discussed in the section entitled “Risk Factors”.

Although each company believes that its plans, intentions and expectations as reflected in or suggested by these forward-looking statements are reasonable, it can give no assurance that these plans, intentions or expectations will be achieved. Northern stockholders and Proton stockholders are cautioned that all forward-looking statements involve risks and uncertainties and actual results may differ materially from those discussed as a result of various risk factors described in the section entitled “Risk Factors”. Listed below and discussed elsewhere in this joint proxy statement/prospectus are some important risks, uncertainties and contingencies which could cause each company’s actual results, performances or achievements to be materially different from the forward-looking statements made in this joint proxy statement/prospectus, particularly if the mergers are not completed. These risks, uncertainties and contingencies include, but are not limited to, the following:

•	the satisfaction of the conditions to closing, including receipt of stockholder and third-party approvals;

•	the expected closing date of the mergers;

•	the risk that the mergers will not close;

•	the risk that the mergers considered together will not qualify as an exchange within the meaning of Section 351 of the Internal Revenue Code for United States federal income tax purposes;

•	the risk that Distributed Energy will not integrate and restructure the acquired businesses successfully;

•	the risk that Distributed Energy will incur unanticipated costs to integrate and restructure the acquired businesses;

•	fluctuations in the trading price and volume of Proton’s common stock;

•	market acceptance of Proton’s hydrogen generator and regenerative fuel cell systems;

•	competitive factors, such as price competition, competition from other power technologies and competition from other companies for the products and services of the combined company; and

•	the cost of complying with current and future governmental regulations.

In addition, events may occur in the future that Northern or Proton are not able to accurately predict or control and that may cause actual results to differ materially from the expectations described in these forward-looking statements.

Readers should not place undue reliance on the forward-looking statements contained in this joint proxy statement/prospectus. These forward-looking statements speak only as of the date on which the statements were made and the companies assume no obligation to update publicly any forward-looking statements, whether as a result of new information, future events or otherwise.

RISK FACTORS

By voting in favor of the adoption and approval of the merger agreement and the approval of the Northern merger, stockholders of Northern will be choosing to invest in Distributed Energy common stock, and by voting in favor of the adoption and approval of the merger agreement, the approval of the mergers and the approval of the transfer of assets to Distributed Energy, stockholders of Proton will be choosing to invest in Distributed Energy common stock. An investment in Distributed Energy common stock, which after the mergers will be the common stock of the combined companies, involves a high degree of risk. In addition to the other information contained in this joint proxy statement/prospectus, you should carefully consider the following risk factors in deciding whether to vote in favor of adoption and approval of the merger agreement and approval of the Northern merger, in the case of Northern stockholders, or in favor of the adoption and approval of the merger agreement, the approval of the mergers and the approval of the transfer of assets to Distributed Energy, in the case of Proton stockholders. In addition, you should keep the following risk factors in mind when you read forward-looking statements in this joint proxy statement/prospectus. Please refer to the section entitled “Cautionary Statements Regarding Forward-Looking Statements in this Joint Proxy Statement/Prospectus” beginning on page 25 of this joint proxy statement/prospectus.

Risks Related to the Mergers

Fluctuations in the market price of Proton common stock may affect the value of the consideration that Northern stockholders and optionholders receive in the Northern merger and the corresponding amount paid by Distributed Energy to acquire Northern.

The value of the consideration that Northern stockholders will receive in the merger, the number of shares of Distributed Energy common stock issuable upon exercise of options issued by Distributed Energy in connection with the merger and the number of shares of Distributed Energy common stock that Northern stockholders will receive in the merger, will depend on the market price of Proton common stock. In the merger, Northern stockholders, other than series D preferred stockholders of Northern who elect to receive $5.84 per share in cash only or to receive cash and warrants only, will receive a portion of their merger consideration in Distributed Energy common stock. The number of shares of Distributed Energy common stock issuable to such Northern stockholders is based on a formula that divides a transaction value price (initially set at $27,500,000, subject to adjustment) minus the cash consideration paid in the Northern merger and the value of Northern stock options that are assumed by Distributed Energy by the “Average Closing Price” of Proton common stock on the NASDAQ National Market. In turn, this result is divided by the number of shares of Northern common stock and preferred stock (other than series D preferred stock as to which the elections described above are made) outstanding immediately prior to the Northern merger, to reach the number of shares of Distributed Energy common stock issuable for each share of Northern stock. However, it is possible that the value of the Distributed Energy common stock issued to Northern stockholders in the merger, when added to the cash consideration, will be less than the transaction value price. This is because the exchange ratio is restricted by a collar which becomes effective if the Average Closing Price of Proton common stock drops to less than $1.50 per share. Accordingly, if the Average Closing Price of Proton common stock is less than $1.50 per share, the exchange ratio will be fixed at the ratio that would have been derived if the Average Closing Price were $1.50, and Northern stockholders will receive aggregate value in the merger less than the transaction value price. Conversely, if the Average Closing Price of Proton common stock is greater than $3.00 per share, the exchange ratio would be fixed at the ratio that would have been derived if the Average Closing Price were $3.00 per share and Northern stockholders will receive aggregate value in the merger greater than the transaction value price. In addition, because the market price of Proton common stock between the determination date for the Average Closing Price and the effective time of the merger, as well as the date certificates representing shares of Distributed Energy common stock are delivered in exchange for shares of Northern stock following consummation of the merger, will fluctuate and possibly decline, the value of Distributed Energy common stock actually received by holders of Northern common stock may be more or less than (A) the Average Closing Price of Proton common stock or Distributed Energy common stock, or (B) the value of the Distributed Energy common stock at the effective time of the merger, as illustrated in the section of this document entitled “The Mergers and Related Transactions – The Merger Agreement” beginning on page 72.

Fluctuations in the market price of Proton common stock may also affect the number of shares issuable upon exercise of options to purchase Distributed Energy common stock issued in the Northern merger in exchange for options to purchase Northern common stock. In the Northern merger, Northern optionholders are to receive options to purchase a number of shares of Distributed Energy common stock that is based on a formula that divides a per share consideration amount ($27,500,000 less the amount of any cash paid to series D preferred stockholders of Northern who elect to receive $5.84 per share in cash only for their series D preferred stock) divided by the number of shares of Northern common stock and preferred stock (less any series D Preferred Stock as to which the $5.84 per share in cash only is elected) plus the number of shares issuable upon exercise of outstanding Northern options. In turn, this result is divided by the Average Closing Price of Proton common stock. Accordingly, if the Average Closing Price of Proton common stock is less than $1.50 per share, Northern optionholders will receive aggregate value in the merger less than the per share consideration computed above. Conversely, if the Average Closing Price of Proton common stock is greater than $3.00 per share, Northern optionholders will receive aggregate value in the merger greater than the per share consideration computed above.

Elections by Northern’s series D preferred stockholders may affect the composition of the consideration that Northern stockholders receive in the Northern merger and the corresponding amount paid by Distributed Energy to acquire Northern.

Holders of Northern stock and stock options will receive aggregate consideration equal to approximately $15.128 million in cash and $12.372 million in Distributed Energy common stock plus warrants to purchase approximately 2,500,000 shares of Distributed Energy common stock. Each holder of series D preferred stock of Northern may elect, in lieu of receiving the cash, Distributed Energy common stock and warrants described above, to receive either $5.84 in cash per share of series D preferred stock or to receive the same consideration that is being paid to other stockholders, except in lieu of receiving Distributed Energy common stock, the series D preferred stockholder will receive an increased amount of cash. Therefore, the exact composition of this aggregate consideration and the amount of cash, stock and warrants received by Northern stockholders will depend on the extent to which the holders of series D preferred stock of Northern make these elections. Assuming an Average Closing Price of $2.50, if none of the holders of series D preferred stock make either of these elections, holders of Northern stock (other than series D preferred stock) will receive aggregate consideration equal to approximately $7.648 million in cash and $3.914 million in Distributed Energy common stock plus warrants to purchase approximately 1.1 million shares of Distributed Energy common stock. However, assuming an Average Closing Price of $2.50, if all of the holders of series D preferred stock elect to receive cash only, holders of Northern stock (other than series D preferred stock) will receive aggregate consideration equal to approximately $7.649 million in cash and $3.647 million in Distributed Energy common stock plus warrants to purchase approximately 1.5 million shares of Distributed Energy common stock.

Distributed Energy expects to have significant costs associated with combining the companies.

Distributed Energy presently expects to incur significant costs to streamline the combined company’s business, enhance Northern’s reporting and operating procedures, and eliminate redundant operations. For instance, Distributed Energy may incur costs associated with streamlining business platforms and systems, establishing consistent internal controls and procedures and establishing and staffing a corporate parent, as well as legal costs associated with creation of new entities and financial statement consolidations and accounting costs. For additional discussion as to these expected costs, see “Unaudited Pro Forma Condensed Combined Financial Information” beginning on page 89. Accordingly, Distributed Energy believes the combined companies may incur charges to operations, which are not currently reasonably estimable, in the quarter in which the mergers are completed or the following quarters, to reflect costs associated with integrating and streamlining the businesses and operations of Proton and Northern. There can be no assurance that the costs associated with streamlining the business, reducing excess capacity and eliminating redundant operations will not exceed those projected by Proton, nor can there be any assurance that the combined companies will not incur additional material charges in subsequent quarters to reflect additional costs associated with the mergers.

Failure to complete the mergers could negatively impact Proton’s and/or Northern’s stock prices, future business and operations.

If the mergers are not completed for any reason, Proton and Northern may be subject to a number of material risks, including the following:

•	either Proton or Northern may be required, under certain circumstances, to pay to the other party a termination fee of $100,000 plus the other party’s out-of-pocket expenses incurred in connection with pursuing the mergers;

•	both companies may experience a negative reaction, from financial markets and investors, and from customers, suppliers or partners of each company, to the termination of the mergers;

•	each company must pay its own costs related to the mergers (subject to reimbursement by the other party in particular cases), such as amounts payable to legal and financial advisors and independent accountants, even if the mergers are not completed;

•	the price of Proton’s common stock may decline as a result of the costs associated with the mergers and/or to the extent that the current market price of Proton’s common stock reflects a market assumption that the mergers will be completed; and

•	either company may be unable to obtain additional sources of financing or conclude another sale or merger transaction on favorable terms, or at all, and the board of directors of either company may determine that the best alternative is to discontinue certain operations, liquidate certain assets, reduce expenditures, and take other actions required to limit operations in a manner inconsistent with current development and commercialization plans.

The anticipated benefits of the mergers may not be realized in a timely fashion, or at all, and Distributed Energy’s operations may be adversely affected.

The success of the mergers will depend, in part, on Distributed Energy’s ability to realize the growth opportunities and synergies of combining Proton and Northern and to effectively utilize the resources of the combined companies following the mergers. The mergers involve risks related to the integration and management of acquired operations and personnel. The integration of the businesses will be a complex, time-consuming and potentially expensive process and may disrupt Distributed Energy’s business if not completed in a timely and efficient manner. Some of the difficulties that may be encountered by the combined companies include:

•	the diversion of management’s attention from other ongoing business concerns;

•	challenges in enhancing Northern’s internal procedures, contracts and systems as needed for it to function as part of a public company;

•	the inability to utilize the acquired resources effectively; and

•	demonstrating to the combined company’s customers, suppliers and partners that the mergers will not result in adverse changes in client service standards or business focus.

If Distributed Energy’s management focuses too much time, money and effort to integrate Northern’s operations and assets, they may not be able to execute Proton’s overall business strategy. Additionally, the combined companies may not progress at the same rates as have been experienced by Proton and Northern, respectively, operating as separate companies in the past.

Northern’s stockholders and optionholders may never receive the cash, shares of Distributed Energy common stock or warrants placed in escrow.

Under the merger agreement and an escrow agreement, 15% of the cash consideration and 15% of the Distributed Energy common stock that Northern stockholders would otherwise be entitled to receive in the Northern merger, as well as the lesser of (i) all of the warrants to be received by each holder of an option to purchase Northern common stock or (ii) warrants having a value equal to 15% of the total merger consideration received by such optionholder, will be deposited in an escrow account to secure the indemnification obligations of the Northern stockholders and optionholders under the merger agreement. Five business days after the first anniversary of the Northern merger, 66 2/3% of the cash, shares and warrants held in escrow will be released to the Northern stockholders and optionholders. The escrow account will terminate on the second anniversary of the Northern merger, and the remaining cash, shares and warrants held in escrow will be released to the Northern stockholders and optionholders within five business days of such termination. Distributed Energy and Proton may make claims against the cash, shares and warrants held in escrow for damages and liabilities (including legal fees) arising out of:

•	any breach of any representation or warranty made by Northern in the merger agreement or in any other agreement or instrument delivered pursuant to the merger agreement;

•	any failure by Northern to perform any covenant or agreement given or made by it in the merger agreement or in any other agreement or instrument delivered pursuant to the merger agreement;

•	any failure of any Northern stockholder to have good title to the issued and outstanding Northern shares issued in the name of such stockholder; or

•	any fraud relating to the execution and delivery of the merger agreement or the transactions contemplated by the merger agreement.

There can be no assurance that the Northern stockholders and optionholders will receive any of the cash, shares or warrants held in the escrow account should they be required to indemnify Distributed Energy under the terms of the merger agreement.

Customer, supplier, partner and employee uncertainty about the mergers could harm the combined company, or the respective businesses of Proton and Northern if the mergers are not completed.

Proton’s and/or Northern’s existing or potential customers may, in response to the announcement or consummation of the mergers, delay or defer purchasing decisions. Proton’s and Northern’s suppliers or partners may experience uncertainty about their future relationship with the combined company and may limit their involvement with either company until or after the mergers are completed. Similarly, Proton’s or Northern’s current or prospective employees may experience uncertainty about their future roles with the combined company until or after Distributed Energy announces and executes its strategies with regard to such employees. This may adversely affect the combined companies’, or each company’s, if the mergers are not completed, ability to attract and retain key management, sales, and technical personnel and effectively operate its business.

Proton and Northern expect to incur significant costs associated with the mergers, whether or not the mergers are completed.

Proton estimates that it will incur direct transaction costs of approximately $800,000 associated with the mergers, which will be included as a part of the total purchase cost for accounting purposes, including fees and other expenses payable to Adams, Harkness & Hill in connection with the mergers as described in the section entitled “The Merger and Related Transactions—Consideration of the Mergers by Proton’s Board of Directors—Opinion of Proton’s Financial Advisor” beginning on page 65 of this joint proxy statement/prospectus. In addition, Northern estimates that it will incur direct transaction costs, which will be expensed as incurred for accounting purposes, of approximately $475,000 associated with the Northern merger, including fees and other expenses payable to its advisors in connection with the Northern merger.

The mergers will result in substantial dilution of the ownership interest of current Proton stockholders.

Upon completion of the mergers, assuming an average closing price of $2.50 and none of the holders of series D preferred stock elect to receive cash or cash and warrants for his or its shares of series D preferred stock, and including shares placed in escrow, Distributed Energy will issue a number of shares of Distributed Energy common stock to Northern stockholders representing approximately 8.4% of the combined company. This represents a substantial dilution of the ownership interests of the current Proton stockholders.

Changes to the combined company’s management structure following the mergers may harm its business, financial condition and results of operations.

Distributed Energy’s board of directors after the mergers will consist of Michael J. Cudahy, Gerald B. Ostroski, James H. Ozanne, Walter W. Schroeder, Philip R. Sharp, Robert W. Shaw, Jr. and Larry M. Sweet, who are the current directors of Proton, and Clint Coleman, Paul F. Koeppe and Theodore Stern, who are currently directors of Northern. Disagreements among the board members of Distributed Energy may result concerning the allocation of resources to Northern or Proton, strategic considerations relating to Northern and Proton and other matters. There can be no assurance that Distributed Energy’s board of directors will be able to work together successfully following the mergers.

The mergers may fail to qualify as an exchange within the meaning of Section 351 of the Internal Revenue Code, resulting in recognition of taxable gain or loss in respect of shares of Northern common stock.

Both Northern and Proton intend the mergers considered together to qualify as an exchange within the meaning of Section 351 of the Internal Revenue Code. Although both Northern and Proton have obtained an opinion of counsel with respect to this matter, there can be no assurance that the mergers will qualify under Section 351 of the Internal Revenue Code.

If the mergers fail to qualify as an exchange within the meaning of Section 351 of the Internal Revenue Code, each Northern stockholder generally will recognize gain or loss equal to the difference between (i) the amount of cash (including cash in lieu of fractional shares) plus the value of the Distributed Energy stock and warrants received by the stockholder and (ii) such stockholder’s adjusted tax basis in his or her shares of Northern stock exchanged therefor. If the mergers fail to qualify as an exchange within the meaning of Section 351 of the Internal Revenue Code (and the Proton merger otherwise fails to qualify as a nontaxable transaction), each Proton stockholder generally will recognize gain or loss equal to the difference between the value of the Distributed Energy stock received by the stockholder and such stockholder’s adjusted tax basis in the stockholder’s shares of Proton stock exchanged therefor.

The price of Distributed Energy common stock may be affected by factors different from those affecting the price of Proton or Northern common stock.

When the mergers are completed, holders of Proton common stock and Northern stock will become holders of Distributed Energy common stock. Distributed Energy’s business will differ from that currently conducted by Proton or Northern, and Distributed Energy’s results of operations, as well as the price of Distributed Energy’s common stock, may be affected by factors that are different from those affecting the results of operations or stock prices of Proton or Northern separately.

The market price of Distributed Energy common stock may decline as a result of the mergers.

The market price of Distributed Energy common stock may decline as a result of the mergers for many reasons, including if:

•	the integration of Proton and Northern is unsuccessful; or

•	Proton does not achieve the perceived benefits of the mergers as rapidly or to the extent anticipated by financial or industry analysts or investors.

The market price of Distributed Energy common stock could also decline as a result of factors related to the mergers which may currently be unforeseen.

If Northern stockholders who receive Distributed Energy common stock in the Northern merger sell that stock immediately, it could cause a decline in the market price of Distributed Energy common stock.

All of the shares of Distributed Energy common stock to be issued in the Northern merger will be registered with the SEC and therefore will be immediately available for resale in the public market, except that shares issued in the merger to Northern stockholders who are affiliates of Northern at the time of the special meetings or who become affiliates of Distributed Energy after the mergers will be subject to certain restrictions on transferability. The number of shares of Distributed Energy common stock to be issued to Northern stockholders in connection with the Northern merger and immediately available for resale is expected to equal approximately 8.4% of the number of outstanding shares of Distributed Energy common stock in the public market following the closing, assuming an average closing price of $2.50 per share and no holder of series D preferred stock elects to receive cash or cash and warrants only for his or its series D preferred stock. Of such shares, 97.6% will be subject to lockup agreements under which 25% of such shares may be resold beginning three months after completion of the Northern merger and the remainder may be resold beginning six months after completion of the Northern merger. In addition, shares issued to certain officers of Northern will be subject to lockup agreements that prohibit resale of such shares until two years after completion of the Northern merger. As a result of future sales of such common stock, or the perception that these sales could occur, the market price of Distributed Energy common stock may decline and could decline significantly. If this occurs, or if other holders of Distributed Energy common stock sell significant amounts of Distributed Energy common stock immediately after the mergers are completed, these sales may cause a decline in the market price of Distributed Energy common stock.

The restrictions on solicitation contained in the merger agreement and the terms of the voting agreements may discourage other companies from trying to acquire Northern.

Until the completion of the Northern merger, with some exceptions, Northern is prohibited from initiating or engaging in discussions with a third party regarding some types of extraordinary transactions involving Northern, such as a tender offer, merger, business combination or sale of any material assets or any securities of Northern. In addition, holders of approximately 24% of the outstanding Northern common and preferred stock as of June 30, 2003 have entered into agreements with Proton and Distributed Energy in which they agreed to vote in favor of the Northern merger and not to vote in favor of any competing proposal. Northern has also agreed to pay a termination fee of $100,000 to Proton in specified circumstances and to reimburse Proton’s out-of-pocket expenses, including legal, accounting, investment banking, printing and other fees, related to the merger. These provisions could discourage other companies from trying to acquire Northern even though those other companies might be willing to offer greater value to Northern stockholders than Proton has offered in the Northern merger. Payment of the termination fee or Proton’s out-of-pocket expenses could also have a material adverse effect on Northern’s financial condition.

If the conditions to the mergers are not met or waived, the mergers will not occur.

Specified conditions must be satisfied or waived to complete the mergers. These conditions are set forth in the merger agreement. Proton and Northern cannot assure you that each of the conditions will be satisfied. If the conditions are not satisfied or waived, the mergers will not occur or will be delayed, and Proton and Northern each may lose some or all of the intended benefits of the mergers.

Proton and Northern may waive one or more of the conditions to the mergers without resoliciting stockholder approval for the mergers.

Each of the conditions to Proton’s and Northern’s obligations to complete the mergers may be waived, in whole or in part, to the extent permitted by applicable laws, by agreement of Proton and Northern. The boards of directors of Proton and Northern will evaluate the materiality of any such waiver to determine whether amendment of this document and resolicitation of proxies is warranted. However, Proton and Northern generally do not expect any such waiver to be sufficiently material to warrant resolicitation of stockholders. In the event that the board of directors of Proton or Northern determines any such waiver is not sufficiently material to warrant resolicitation of stockholders, the applicable company will have the discretion to complete the mergers without seeking further stockholder approval.

The chairman of the board of Proton and Northern has an interest in the mergers that may influence stockholders of each company affiliated with the chairman to support and approve the mergers.

Dr. Robert W. Shaw, Jr. is chairman of the board of directors of Northern and chairman of the board of directors of Proton. Venture capital funds affiliated with Dr. Shaw own approximately 52% of the outstanding stock of Northern. These venture capital funds will receive substantial consideration upon exchange of their Northern stock in the Northern merger. Venture capital funds affiliated with Dr. Shaw own approximately 12% of the outstanding stock of Proton.

As a result of their stock ownership in Northern and Proton, the venture capital funds affiliated with Dr. Shaw have the power to determine the outcome of the Northern stockholder vote on the Northern merger and significantly influence the outcome of the stockholder vote on the Proton merger.

The respective boards of directors of Proton and Northern were aware of these interests when they approved the merger agreement and the mergers. For a more detailed description of these interests, see “The Mergers and Related Transactions—Consideration of the Mergers—Interests of Certain Persons in the Mergers” beginning on page 71 of this joint proxy statement/prospectus.

After the mergers, stockholders of Northern will have different rights that may be less advantageous than their current rights.

Upon completion of the mergers, the stockholders of Northern will become Distributed Energy stockholders. Differences in Northern’s certificate of incorporation and bylaws and Distributed Energy’s certificate of incorporation and bylaws will result in changes to the rights of Northern stockholders when they become Proton stockholders. See “Comparison of Rights of Holders of Distributed Energy Common Stock, Proton Common Stock and Northern Common Stock and Preferred Stock” beginning on page 142. In particular, current holders of Northern preferred stock have rights that are much more extensive than such stockholders will have as holders of Distributed Energy common stock.

Charges to earnings resulting from the application of the purchase method of accounting may adversely affect the market value of Distributed Energy’s common stock following the merger.

The mergers will be accounted for under the purchase method of accounting, and Proton will be considered the acquiror of Northern for accounting purposes. The historical financial statements of Proton will continue to be the historical financial statements of the combined companies following the mergers and Northern will be included in the ongoing results of operations prospectively from the date of the consummation of the mergers. In accordance with United States generally accepted accounting principles, the combined company will account for the Northern merger using the purchase method of accounting, which will result in charges to earnings that could have a material adverse effect on the market value of the common stock of Distributed Energy following completion of the mergers. Under the purchase method of accounting, the combined company will allocate the total estimated purchase price to Northern’s net tangible assets and amortizable intangible assets based on their fair values as of the date of completion of the merger, and record the excess of the purchase price over those fair values as goodwill. The combined company will incur amortization expense over the useful lives of amortizable intangible assets acquired in connection with the merger. In addition, to the extent the value of goodwill becomes impaired, the combined company may be required to incur material charges relating to the impairment of that asset. These amortization and potential impairment charges could have a material impact on the combined company’s results of operations.

Risks Related to Proton and the Combined Companies

The following matters, among others, may have a material adverse effect on the business, financial condition, liquidity, results of operations or prospects, financial or otherwise, of Proton, both prior to the mergers and following the mergers, and Distributed Energy, following the mergers. All references to Proton in this section shall be deemed also to be references to Distributed Energy and Proton as combined companies following the mergers.

Proton’s future success is uncertain because of its limited operating history.

Proton faces many risks and uncertainties. If it is unsuccessful in addressing these risks and uncertainties, it may be unable to generate revenue and grow its business, either as an independent company or as a subsidiary of Distributed Energy. Proton was formed in 1996 to research and develop PEM electrochemical products. Proton began shipping late-stage development models of its hydrogen generators in 1999 and has not yet manufactured commercial regenerative fuel cell systems. Accordingly, there is only a limited basis upon which you can evaluate Proton’s business and prospects, and Proton’s future success is uncertain. You should consider the challenges, expenses, delays and other difficulties typically involved in the establishment of a new business, including the continued development of Proton’s products, development of fully functioning manufacturing operations, refinement of processes and components for Proton’s commercial products, recruitment of qualified personnel, ability to manufacture a product which meets cost, reliability and efficiency needs, and achievement of market acceptance for Proton’s products.

Proton has incurred, and expects to continue to incur, substantial losses, and Proton may never become profitable.

Proton has incurred substantial losses since it was founded and anticipates it will continue to incur substantial losses in the future. As of June 30, 2003, Proton had an accumulated deficit of approximately $88.3 million. Proton cannot predict when it will operate profitably, if ever. Proton expects to continue to incur expenses related to research and development activities, expansion of its manufacturing facilities and general administrative functions. As a result, Proton anticipates that it will continue to incur losses until it can cost-effectively produce and sell its hydrogen generators. Even if Proton does achieve profitability, Proton may be unable to sustain or increase its profitability in the future.

Proton has experienced performance problems with its hydrogen generators.

Proton has experienced performance problems with certain components of its hydrogen generators, specifically hydrogen sensor modules and cell stacks, which have required component replacement. Further problems related to these or other components may occur and require additional corrective measures. If Proton is unable to solve these problems, potential purchasers of Proton products may decline to purchase them. In addition, if Proton’s hydrogen generators fail after purchase, Proton’s warranty exposure would increase, resulting in higher costs.

If Proton fails to retain its key personnel and attract and retain additional qualified personnel, Proton may be unable to develop its products and generate revenue.

Proton’s success depends upon the continued service of its executive officers and other key employees such as manufacturing and research and development personnel. The loss of any of Proton’s executive officers or key employees, especially Walter W. Schroeder, chief executive officer, Larry M. Sweet, president, and Terry V. Derrico, senior vice president of sales and marketing, could impair Proton’s ability to pursue its growth strategy and slow its product development processes. Proton does not have employment agreements with any of its key executives. Proton may not be able to attract, assimilate or retain additional highly qualified personnel in the future.

Proton may not be able to generate revenue in the future if it does not complete the development of its regenerative fuel cell systems.

Proton’s regenerative fuel cell systems are still in the development stage. Proton does not know when or whether it will successfully complete research and development of commercial regenerative fuel cell systems. If Proton is unable to develop commercial regenerative fuel cell systems, it may not be able to generate future revenue and may not recover the losses it has incurred in attempting to develop these products. If Proton experiences delays in meeting its development milestones or if its regenerative fuel cell systems exhibit technical defects or cannot meet cost or performance goals, including output, useful life and reliability goals, potential purchasers of Proton’s regenerative fuel cell systems may decline to purchase them or choose alternative technologies. Proton may be unable to make the substantial technological advances necessary to produce commercial regenerative fuel cell systems that provide the features and performance specifications required by customers at a competitive price. For example, Proton must identify improved hydrogen storage technologies and fuel cell module structures. If Proton is unable to successfully complete these development activities, Proton may be unable to commercially market its regenerative fuel cell systems. In some cases, Proton is attempting to expedite its development efforts by utilizing third parties for important engineering work. These third parties include vendors of hydrogen storage, purification systems, power supply and control components. If these third parties are unable to successfully complete their development activities on Proton’s behalf, Proton may be unable to commercially market its regenerative fuel cell systems.

Proton will not be able to grow its business if it does not achieve widespread commercial acceptance of its hydrogen generators in the market for delivered hydrogen.

Proton intends to market its hydrogen generators to small and medium volume users of delivered hydrogen. Proton’s business depends on the widespread commercial acceptance of its hydrogen generators, and Proton may be unable to grow its business if Proton’s targeted customers do not purchase substantial numbers of Proton’s hydrogen generators. Proton’s targeted customers, or the distributors whom Proton intends to use to market to these customers, may not purchase Proton’s hydrogen generators at all or in sufficient quantities to support the growth of Proton’s business. Proton’s hydrogen generators will require its target customers to make a substantial initial investment, currently ranging from approximately $40,000 to $200,000 per unit for Proton’s HOGEN models. Proton’s method of supplying hydrogen by producing it on-site using PEM electrolysis represents a significant departure from conventional means of supplying hydrogen to end users. PEM electrolysis is a new and unproven technology in the markets Proton is targeting, and Proton does not know if its targeted customers will accept Proton’s product. Proton is also working to develop and implement design improvements to extend the life of its cell stack components. If Proton is unable to successfully complete these activities, sales of its hydrogen generators may be reduced.

The success of Proton’s hydrogen generators as a fuel source for PEM fuel cells depends upon the development of a mass market for PEM fuel cells, and Proton may not be able to generate revenue in the future if this market does not develop.

Proton also intends to market its hydrogen generators for use as fuel generators for PEM fuel cells in a variety of applications, in particular fuel cell vehicles. If a mass market for PEM fuel cells fails to develop or develops more slowly than Proton anticipates, Proton may be unable to generate revenue in the future and recover the losses it will have incurred in the development of its hydrogen generators. PEM fuel cells represent an emerging commercial market, and Proton does not know whether end users will want to use them. The development of a mass market for PEM fuel cells may be affected by many factors outside of Proton’s control, including:

•	the emergence of newer, more competitive technologies;

•	the cost competitiveness of PEM fuel cells compared to existing and new technologies;

•	the future cost of hydrogen;

•	regulatory requirements;

•	consumer perceptions of the safety, reliability and functionality of PEM fuel cells; and

•	consumer willingness to try a new product.

In addition, the sole market for vehicular PEM fuel cells is and will continue to be car, bus and other vehicle manufacturers. Automobile manufacturers’ interest in vehicular PEM fuel cells has been driven in large part by environmental laws and regulations concerning vehicle emission requirements that have been enacted in California and some northeastern states. If these laws and regulations are not kept in force or do not become widely adopted, the demand for vehicular PEM fuel cells may be limited. Further, automobile manufacturers may be able to use other technologies to meet their regulatory requirements, such as batteries, low emission internal combustion engines and hybrid internal combustion/battery engines. Even if automobile manufacturers decide to develop vehicles powered by PEM fuel cells, it may be many years before substantial numbers of vehicles powered by PEM fuel cell systems are manufactured. Further, there are several other technologies that may be used to generate hydrogen, such as hydrocarbon reforming, and there remains a strong possibility that Proton’s means of generating hydrogen will not be used to supply fuel to fuel cells.

Proton may be unable to increase its revenue in the future if the use of renewable energy does not increase.

Proton anticipates that one of the primary uses of its regenerative fuel cell systems will be for storing energy produced by renewable power sources, such as solar, wind and hydroelectric power. If the demand for renewable energy develops more slowly than Proton anticipates, Proton’s ability to sell its regenerative fuel cell systems could be impaired, and Proton may be unable to grow its business. The market for renewable energy is still in an early stage of development and the demand for renewable energy will remain limited until the cost of producing energy from renewable sources is substantially reduced. Power from renewable energy sources currently costs significantly more than power derived from nonrenewable sources, such as coal and oil. The growth of the renewable energy market will be dependent on many factors that are outside of Proton’s control, such as the emergence of new, more cost-effective power technologies and products, and domestic and international regulatory requirements.

Proton expects to incur significant expenses in expanding its manufacturing facilities and production, and Proton may not be successful in these efforts.

Proton has expanded its manufacturing facilities in anticipation of increased demand for its products. If this demand does not materialize, Proton will not generate sufficient revenue to offset the costs of maintaining and operating these facilities, which could increase Proton’s losses and prevent Proton from growing its business. Proton expects to expand production and may experience delays or problems in its expected expansion that could compromise its ability to increase its sales and grow its business. Factors that could delay or prevent Proton’s expected production expansion include:

•	the inability to purchase parts or components in adequate quantities or sufficient quality;

•	the cost of raw materials;

•	the failure to increase assembly and test operations;

•	the failure to hire and train additional manufacturing personnel; and

•	the failure to develop and implement manufacturing processes and equipment.

If Proton fails to successfully manufacture its products in commercial quantities, it may not be able to increase revenue.

To be financially successful, Proton will have to manufacture its products in commercial quantities at acceptable costs while also preserving the quality levels achieved in manufacturing these products in limited quantities. This presents a number of technological and engineering challenges. Proton may not be successful in developing product designs and manufacturing processes that permit manufacture of its hydrogen generators and regenerative fuel cell systems in commercial quantities at commercially acceptable costs while preserving quality. Currently, Proton sells some of its products for less than it costs to produce them. In addition, Proton will incur significant manufacturing start-up costs and may experience unforeseen delays and expenses in its product design and manufacturing efforts. If the commercialization of Proton’s products is delayed, potential purchasers may also decline to purchase them or choose alternative technologies, both of which could impair Proton’s ability to generate revenue in the future.

If Proton’s suppliers do not supply it with a sufficient amount and quality of components at acceptable prices, Proton may not be able to manufacture its products commercially.

Although Proton generally attempts to use standard components for its products, the proton exchange membrane material and hydrogen purification system used in Proton’s products are currently available only from limited sources. Also, Proton may be unable to purchase components of adequate quality or that meet its cost requirements. In addition, to the extent these components are proprietary products of Proton’s suppliers, or the processes used by Proton’s suppliers to manufacture these components are proprietary, Proton may be unable to obtain comparable components from alternative suppliers. Proton may experience delays in production of its products and its business and financial results would suffer if it fails to identify alternate suppliers, or if Proton’s supply is interrupted or reduced or there is a significant increase in cost.

In addition, platinum is a key component of Proton’s PEM fuel cells. Platinum is a scarce natural resource and Proton is dependent upon a sufficient supply of this commodity. Proton may not be able to produce commercial products, or the cost of producing products may significantly increase, if there are any shortages in the supply of platinum.

Proton may be unable to sell its products and generate revenue if it fails to establish distribution relationships.

Because Proton intends to sell some of its products through third-party distributors, the financial benefits to Proton of commercializing its products will be dependent on the efforts of others. Proton intends to enter into additional distribution agreements or other collaborative relationships to market and sell its products. If Proton is unable to enter into additional distribution agreements, or if its third-party distributors do not successfully market and sell its products, Proton may be unable to generate revenue and grow its business. Proton may seek to establish relationships with third-party distributors who also indirectly compete with Proton. For example, Proton has targeted industrial gas suppliers as potential distributors of its hydrogen generators. Because industrial gas suppliers currently sell hydrogen in delivered form, adoption by their customers of Proton’s hydrogen generation products could cause them to experience declining demand for delivered hydrogen. For this reason, industrial gas suppliers may be reluctant to become distributors of Proton’s hydrogen generators. In addition, Proton’s third-party distributors may require Proton to provide volume price discounts and other allowances, or customize its products, either of which could reduce the potential profitability of these relationships.

Proton has historically focused on research and development activities and has limited experience in marketing, selling and servicing its products.

Proton has primarily focused on the research and development of its hydrogen generators and regenerative fuel cell systems. Consequently, Proton’s management team has limited experience directing the commercialization efforts that are essential to Proton’s future success. To date, Proton only has limited experience marketing, selling and servicing its hydrogen generators, and no experience marketing, selling or servicing its regenerative fuel cell systems. Furthermore, there are very few people anywhere who have significant experience marketing, selling or servicing PEM electrochemical products. Proton will have to expand its marketing and sales organization as well as its maintenance and support capability. Proton may not be successful in its efforts to market and service its products, which would compromise its ability to increase revenue.

Proton’s plans to market, distribute and service its products internationally subject Proton’s business to additional risks, which could prevent Proton from growing its business.

Proton intends to market, distribute and service its products internationally. If Proton fails to successfully sell its products internationally, Proton’s ability to increase its future revenue and grow its business would be impaired. Proton has limited experience developing, and limited experience manufacturing, its products to comply with the commercial and legal requirements of international markets. Proton’s success in those markets will depend on its ability to secure relationships with foreign resellers and Proton’s ability to manufacture products that meet foreign regulatory and commercial requirements. In addition, Proton’s planned international operations may be subject to a variety of additional risks, including:

•	difficulties in collecting international accounts receivable;

•	increased costs associated with maintaining international marketing efforts;

•	compliance with U.S. Department of Commerce export controls;

•	increases in duty rates;

•	the introduction of non-tariff trade barriers;

•	fluctuations in currency exchange rates;

•	political and economic instability; and

•	difficulties in enforcing intellectual property rights.

Proton currently faces and will continue to face significant competition, which could cause Proton to lose sales or render its products uncompetitive or obsolete.

The markets for delivered hydrogen and reliable backup power are highly competitive. There are a number of companies located in the United States, Canada and abroad that deliver hydrogen, sell hydrogen generation equipment or are developing PEM fuel cell technology. Many of these companies have substantially greater resources than Proton does. Each of these companies has the potential to capture market share in the markets Proton intends to address, which could cause Proton to lose sales and prevent Proton from growing its business. New developments in technology may also delay or prevent the development or sale of some or all of Proton’s products or make its products uncompetitive or obsolete. If this were to occur, Proton would not be able to generate sufficient revenue to offset the cost of developing its hydrogen generators and regenerative fuel cell systems.

Proton’s regenerative fuel cell systems are one of a number of power technology products being developed today to provide high quality, highly reliable backup power to the existing electric transmission system, or grid. These products include advanced batteries, ultracapacitors, microturbines, flywheels, internal combustion generator sets, superconducting magnetic energy storage devices, other fuel cell types and fuel cells using alternative hydrogen supply applications. Improvements are also being made to the existing electric grid. Technological advances in power technology products and improvements in the electric grid may reduce the attractiveness of Proton’s regenerative fuel cell systems.

As the markets for PEM fuel-cell related products, on-site hydrogen generation and backup power develop, other large industrial companies may enter these fields and compete with Proton. These large industrial companies may have the research and development, manufacturing, marketing and sales resources necessary to commercialize hydrogen generators and regenerative fuel cell systems more quickly and effectively than Proton does.

Proton depends on its intellectual property, and Proton’s failure to protect it could enable competitors to market products with similar features that may reduce demand for Proton’s products.

If Proton is unable to protect its intellectual property, Proton’s competitors could use its intellectual property to market products similar to its products, which could reduce demand for Proton’s products. Proton’s success depends substantially upon the internally developed technology that is incorporated in its products. Proton may be unable to prevent unauthorized parties from attempting to copy or otherwise obtain and use its products or technology. Policing unauthorized use of Proton’s technology is difficult, and Proton may not be able to prevent misappropriation of its technology, particularly in foreign countries where the laws may not protect Proton’s intellectual property as fully as those in the United States. Others may circumvent the trade secrets, trademarks and copyrights that Proton owns, and any of the U.S. patents or foreign patents owned by Proton or subsequently issued to Proton may be invalidated, circumvented, challenged or rendered unenforceable. In addition, Proton may not be issued any patents as a result of its pending and future patent applications, and any patents issued to Proton may not have the breadth of claim coverage sought by Proton.

Most of Proton’s intellectual property is not covered by any patent or patent application. Proton seeks to protect this proprietary intellectual property, which includes intellectual property that may not be patented or patentable, in part by confidentiality agreements with its distributors and employees. These agreements afford only limited protection and may not provide Proton with adequate remedies for any breach or prevent other persons or institutions from asserting rights to intellectual property arising out of these relationships.

Proton could incur substantial costs defending its intellectual property from infringement by others.

Unauthorized parties may attempt to copy aspects of Proton’s products or to obtain and use its proprietary information. Litigation may be necessary to enforce Proton’s intellectual property rights, to protect its trade secrets and to determine the validity and scope of the proprietary rights of others. Any litigation could result in substantial costs and diversion of resources with no assurance of success.

Proton could incur substantial costs defending against claims that its products infringe on the proprietary rights of others.

The patent situation in the field of PEM fuel cell technology is complex. A large number of patents, including overlapping patents, relating to this technology have been granted worldwide. Proton is aware of patents in the fuel cell architecture field held by potential competitors and other third parties, including Ballard Power Systems, General Motors, Giner, H-Power, Oronzio deNora Impianti Electrochemical, Packard Instrument, Plug Power, Shinko Pantec, Siemens, Toyota, United Technologies and Whatman. Third parties could claim infringement by Proton with respect to these patents or other patents or proprietary rights, and Proton may not prevail in any such proceeding.

In addition, some of Proton’s employees are parties to assignment of invention and nondisclosure agreements with their former employers. These agreements generally grant the former employer rights to technology developed by the employee while employed by the former employer and prohibit disclosure of that technology or other employer information to third parties. Proton cannot assure you that such employers will not assert claims against Proton or its employees alleging a breach of those agreements or other violations of their proprietary rights or alleging rights to inventions by Proton’s employees, or that Proton would prevail in any such proceeding.

Any infringement claim against Proton, whether meritorious or not, could:

•	be time-consuming;

•	result in costly litigation or arbitration and diversion of technical and management personnel; or

•	require Proton to develop non-infringing technology or to enter into royalty or licensing agreements.

Proton might not be successful in developing non-infringing technologies. Royalty or licensing agreements, if required, may not be available on terms acceptable to Proton, or at all, and could significantly harm its business and operating results. A successful claim of infringement against Proton or its failure or inability to license the infringed or similar technology could require Proton to pay substantial damages and could harm its business because it would not be able to sell the affected product without redeveloping the product or incurring significant additional expense. In addition, to the extent Proton agrees to indemnify customers or other third parties against infringement of the intellectual property rights of others, a claim of infringement could require Proton to incur substantial time, effort and expense to indemnify these customers and third parties and could disrupt or terminate their ability to use, market or sell Proton’s products.

Proton may be exposed to lawsuits and other claims if its products malfunction, which could increase Proton’s expenses, harm its reputation and prevent Proton from growing its business.

Any liability for damages resulting from malfunctions of Proton’s products could be substantial and could increase Proton’s expenses and prevent Proton from growing its business. In particular, hydrogen is a flammable gas and can pose safety risks if not handled properly. Proton has experienced an instance with one of its products where hydrogen appears to have leaked into the ambient oxygen stream resulting in a flame that burned several components in the system. Further investigation of this unit revealed the presence of pinholes in the cell membranes, resulting in hydrogen leakage and cell failure. Although Proton has taken steps to improve safety and reliability in its products, Proton cannot be certain that future similar instances will not occur. In addition, Proton’s products may require modifications to operate properly under extreme temperatures. Potential customers will also rely upon Proton’s products for critical needs, such as backup power. A malfunction of Proton’s products could result in significant tort or warranty claims. In addition, a well-publicized actual or perceived problem could adversely affect the market’s perception of Proton’s products. This could result in a decline in demand for Proton’s products, which would reduce Proton’s revenue and harm its business.

Future government regulation may impair Proton’s ability to market and sell its products.

Proton’s products are potentially subject to federal, local and foreign laws and regulations governing, among other things, emissions to air as well as laws relating to occupational health and safety. Proton may incur substantial costs or liabilities in complying with governmental regulations. Proton’s potential customers must also comply with numerous laws and regulations, which could affect their interest in Proton’s products. Proton could incur potentially significant expenditures in complying with environmental and health and safety laws, regulations and requirements that may be adopted or imposed in the future.

Proton’s failure to manage growth could harm its business.

Proton intends to introduce new products, increase its production capacity and develop additional distributor relationships. If Proton is successful, a significant strain on its senior management team and other resources may result. In addition, Proton may be required to hire additional senior management personnel. Proton’s ability to manage growth will depend in part on its ability to continue to enhance its operating, financial and management information systems. Proton’s personnel, systems and controls may be unable to support its growth.

Proton may not be able to obtain sufficient funds to grow its business.

Proton has regularly needed to raise funds to operate its business, and believes it may need to raise additional funds to achieve full commercialization of some or all of its products. If Proton is unable to raise additional funds when needed, its ability to operate and grow its business could be impaired. Proton does not know whether it will be able to secure additional funding or funding on terms acceptable to it. Distributed Energy’s ability to obtain additional funding will be subject to a number of factors, including market conditions, its operating performance and investor sentiment. These factors may make the timing, amount, terms and conditions of additional funding unattractive. If Distributed Energy issues additional equity securities, existing stockholders may experience dilution or be subordinated to any rights, preferences or privileges granted to the new equity holders.

Proton’s revenue and operating results may fluctuate significantly as a result of factors outside of Proton’s control, which could cause the market price of its common stock to decline.

Proton expects its revenue and operating results to vary significantly from quarter to quarter. As a result, quarterly comparisons of Proton’s financial results are not necessarily meaningful and you should not rely on them as an indication of Proton’s future performance. In addition, due to Proton’s stage of development, it cannot predict its future revenue or results of operations accurately. As a consequence, Proton’s operating results may fall below the expectations of securities analysts and investors, which could cause the price of Proton’s common stock to decline. Factors that may affect Proton’s operating results include:

•	the status of development of Proton’s technology, products and manufacturing capabilities;

•	the cost of raw materials and key components;

•	warranty and service cost for products in the field;

•	the introduction, timing and market acceptance of new products introduced by Proton or its competitors;

•	the development of strategic relationships and distribution channels;

•	general economic conditions, which can affect customers’ capital investments and the length of sales cycles;

•	the development of vehicular PEM fuel cells and renewable energy markets; and

•	government regulation.

Proton expects to make significant investments in all areas of its business, particularly in research and product development and in expanding its manufacturing capability. Because the investments associated with these activities are relatively fixed in the short-term, Proton may be unable to adjust its spending quickly enough to offset any unexpected shortfall in its revenue growth. In addition, because Proton is in the very early stages of selling its products and has a limited number of customers, Proton expects its order flow to be uneven from period to period.

Distributed Energy’s stock price is likely to be highly volatile and may result in substantial losses for investors purchasing shares.

The market price of Distributed Energy’s common stock is likely to be highly volatile. The stock market in general, and the market for technology-related stocks in particular, has been highly volatile. As a result, investors in Distributed Energy’s common stock may experience a decrease in the value of their common stock regardless of Distributed Energy’s operating performance or prospects. Distributed Energy’s common stock may not trade at the same levels as other technology-related stocks and technology-related stocks in general may not sustain their current market prices. In addition, an active public market for Distributed Energy’s securities may not be sustained.

The trading price of Distributed Energy’s common stock could be subject to wide fluctuations in response to:

•	Distributed Energy’s perceived prospects;

•	variations in Distributed Energy’s operating results and achievement of key business targets;

•	changes in securities analysts’ recommendations or earnings estimates;

•	differences between Distributed Energy’s reported results and those expected by investors and securities analysts;

•	announcements of new products by Distributed Energy or its competitors;

•	market reaction to any acquisition, joint venture or strategic investments announced by Distributed Energy or its competitors; and

•	general economic or stock market conditions unrelated to Distributed Energy’s operating performance.

In the past, securities class action litigation has often been instituted against companies following periods of volatility in their stock price. This type of litigation could result in substantial costs and divert management’s attention and resources.

Proton’s executive officers, directors and their affiliates hold a large percentage of Proton’s stock and their interests may differ from other stockholders.

Proton’s directors, executive officers and individuals or entities affiliated with Proton’s directors as a group beneficially own, as of             , 2003, the record date for the special meeting of Proton’s stockholders, approximately     % of Proton’s outstanding common stock. Immediately following the mergers, assuming an average closing price of $2.50 and that no holders of series D preferred stock elect to receive cash or cash and warrants only for their series D preferred stock, Distributed Energy’s directors, executive officers and their affiliates as a group are expected to own approximately     % of Distributed Energy’s common stock. If these stockholders choose to act or vote together, they will have the power to significantly influence the election of Proton’s and Distributed Energy’s directors, and the approval of any other action requiring the approval of Distributed Energy’s stockholders, including any amendments to Distributed Energy’s certificate of incorporation and mergers or sales of substantially all of Distributed Energy’s assets. In addition, without the consent of these stockholders, Distributed Energy could be prevented from entering into transactions that could be beneficial to it or its other stockholders. Also, third parties could be discouraged from making a tender offer or bid to acquire Distributed Energy at a price per share that is above the then-current market price.

The provisions of Distributed Energy’s certificate of incorporation and bylaws and Delaware law could inhibit a takeover that stockholders may consider favorable and diminish the voting rights of the holders of Distributed Energy common stock.

There are provisions in Distributed Energy’s certificate of incorporation and bylaws that make it more difficult for a third party to acquire, or attempt to acquire, control of Distributed Energy, even if a change in control may be considered favorable by Distributed Energy’s stockholders. For example, Distributed Energy’s board of directors has the authority to issue up to 5,000,000 shares of preferred stock. The board of directors can fix the price, rights, preferences, privileges and restrictions of the preferred stock without any further vote or action by Distributed Energy stockholders. The issuance of shares of preferred stock may delay or prevent a change in control transaction. As a result, the market price of Distributed Energy’s common stock and the voting and other rights of its stockholders may be adversely affected. The issuance of shares of preferred stock may result in the loss of voting control to other stockholders.

Distributed Energy’s certificate of incorporation and bylaws contain other provisions that could have an anti-takeover effect, including:

•	only one of the three classes of directors is elected each year;

•	stockholders have limited ability to remove directors;

•	stockholders cannot take actions by written consent;

•	stockholders cannot call a special meeting of stockholders; and

•	stockholders must give advance notice to nominate directors or submit proposals for consideration at stockholder meetings.

In addition, Distributed Energy is subject to the anti-takeover provisions of Section 203 of the Delaware General Corporation Law, which regulates corporate acquisitions. These provisions could discourage potential acquisition proposals and could delay or prevent a change in control transaction. They could also have the effect of discouraging others from making tender offers for Distributed Energy’s common stock. These provisions may also prevent changes in Distributed Energy’s management.

Distributed Energy’s failure to comply with NASDAQ’s listing standards could result in its delisting by NASDAQ from the NASDAQ National Market and severely limit the ability to sell Distributed Energy’s common stock.

Distributed Energy shall apply to have its common stock traded on the NASDAQ National Market. Under NASDAQ’s listing maintenance standards, if the closing bid price of Distributed Energy common stock is under $1.00 per share for 30 consecutive trading days, NASDAQ will notify Distributed Energy that it may be delisted from the NASDAQ National Market. If the closing bid price of Distributed Energy common stock does not thereafter regain compliance for a minimum of 10 consecutive trading days during the 90 days following notification by NASDAQ, NASDAQ may delist Distributed Energy’s common stock from trading on the NASDAQ National Market. There can be no assurance that Distributed Energy’s common stock will remain eligible for trading on the NASDAQ National Market. In addition, if Distributed Energy’s common stock is delisted, Distributed Energy’s stockholders would not be able to sell Distributed Energy common stock on the NASDAQ National Market, and their ability to sell any of Distributed Energy’s common stock would be severely if not completely limited.

Risks Related to Northern and the Combined Companies

The following matters, among others, may have a material adverse effect on the business, financial condition, liquidity, results of operations or prospects, financial or otherwise, of Northern, particularly if the stockholders of Northern do not vote to approve the merger agreement at the special meeting of Northern’s stockholders. All references to Northern in this section shall be deemed also to be references to Distributed Energy and Northern as combined companies following the mergers.

Northern has accumulated significant operating losses and anticipates continued losses and may never become profitable.

Northern has generated cumulative operating losses of approximately $11.4 million through June 30, 2003. Northern increased research and development, and selling, general and administrative expenses substantially in 2001 and 2002 in order to grow its business. While these operating expenses have leveled off in 2003, Northern has not generated sufficient additional sales volume to offset the increase in operating expense. There can be no assurance that Northern will grow revenue or decrease expenses enough to become profitable in the future.

Northern may not be able to obtain sufficient funds to operate its business.

Northern’s project-based business requires a significant amount of capital in order to increase the number and size of projects it can undertake and therefore increase its revenues. In 2002, Northern’s net cash used in operations was $2.2 million and Northern’s net cash used in investing activities was $1.4 million. In 2001, Northern’s net cash used in operations was $2.7 million and Northern’s net cash used in investing activities was $1.2 million. Northern’s future capital requirements will depend on many factors, including its rate of growth and level of profitability. Northern’s cash on hand is not sufficient to fund future operating requirements. There can be no assurance that Northern will have access to sufficient capital to continue to grow its business if the mergers are not completed. When the mergers are completed, there can be no assurance that Distributed Energy’s cash on hand will be sufficient to fund Northern’s future operating requirements; nor can there be any assurance that Distributed Energy will be able to raise additional funds in either the public or private debt and equity markets. If additional funding is not available or not available on acceptable terms, Northern’s ability to fund its operations and execute its business plan will be significantly limited.

Evaluating the prospects of Northern’s project-based business may be difficult.

As an engineering, procurement and construction contractor, Northern designs and builds a relatively small number of projects for a small number of customers each year. For many of these customers, Northern will deliver a single system with little or no opportunity for repeat business. A small number of very large projects often accounts for the majority of Northern’s revenue in any given year. In years 2000-2002, fewer than five customers accounted for at least 75% of annual sales. Sales cycles are very long and projects can be delayed or cancelled for reasons beyond Northern’s control. Implementation of large projects can take over twelve months. During that time, numerous factors can contribute to cost overruns and schedule delays that impact profitability. Generally accepted accounting principles require Northern to defer revenue on a significant portion of its contracts until the project is completed. As a result of these factors and others discussed later in this section, Northern’s revenue and operating results will vary significantly from year to year and from quarter to quarter within a year.

Because Northern’s projects have a very lengthy sales cycle and are often competitively bid, Northern may expend significant resources on potential customers and projects without achieving actual sales.

Northern depends on a small number of large projects for a majority of its revenue in any given year. Contracts for many of these large projects are awarded by competitive bid. The sales cycle from identification of a project opportunity to award of a contract often exceeds one year. With multiple other bidders on most large project opportunities, Northern often cannot accurately assess its probability of winning the contract prior to its award by the customer. Most large domestic distributed generation project opportunities are discretionary purchases for the customer, and as a result, at the end of the sales cycle many such projects may never materialize for reasons beyond Northern’s control. During this lengthy sales cycle, Northern may incur significant expense and expend significant management effort. These factors make it very difficult for Northern to generate firm backlog well in advance of the actual projects and to accurately forecast future sales. If Northern’s sales forecasts from a specific project or customer for a particular period are not realized in that period, it may be unable to compensate for the shortfall, which could harm its operating results.

If Northern is unable to attract and retain qualified management, sales and technical personnel, it may not be able to achieve its growth objectives and its business could be harmed.

Northern currently employs approximately 105 people and anticipates the need to hire additional highly skilled managers, technical, operational, and sales personnel in order to execute its business plan. Failure to retain and motivate existing personnel and attract qualified new employees could have a material adverse impact on its ability to execute the business plan and grow its business. Qualified technical personnel with relevant energy industry experience are in high demand. In addition, Northern’s management team has only limited experience managing a rapidly growing company. If Northern’s management team cannot effectively manage the growth of its operations, then operating results will be adversely affected. If Northern seeks to add to its management team, there can be no assurances that it will be able to attract managers with the required skills and experience to help Northern manage its growth.

Northern faces intense competition, which could cause Northern to lose sales, resulting in lower revenues.

The distributed generation market is highly competitive and evolving rapidly. Northern faces a wide variety of competitors, including equipment manufacturers, distributors, packagers, system integrators, general contractors, engineering firms, project developers, and energy service companies. Many of Northern’s competitors are significantly larger and better capitalized than Northern, and therefore may be able to devote more resources to the following activities that allow them to establish a competitive advantage in the marketplace:

•	sales and marketing of their products and services;

•	seller financing for the sale of their product or services;

•	development and commercialization of new technologies;

•	partnering and other collaborative efforts with sales channel partners, vendors and technology providers;

•	expanded design, engineering and other fulfillment and service capabilities; and

•	systems and other infrastructure development that reduces costs.

Northern’s international operations subject its business to additional risks, which could cause Northern’s revenues to decline.

For the past three years, Northern has generated a majority of its revenue from sales of remote power projects in the oil and gas and telecommunications markets. Many of these projects are sold to foreign entities and are delivered to locations outside of the United States, such as the Middle East, Eurasia, Africa, and South America. Selling Northern’s services internationally exposes it to many additional costs, risks, and potential liabilities, which, if improperly managed, could limit its ability to grow in these markets and adversely impact its operating results. These costs, risks and potential liabilities include:

•	complying with the commercial and legal requirements of foreign markets, particularly in developing countries;

•	obtaining and/or enforcing intellectual property protection;

•	overcoming trade barriers such as duties, tariffs and taxes;

•	enforcing contract terms and conditions;

•	collecting receivables; and

•	managing operations and staff across disparate geographic areas.

In addition, a change in the value of the U.S. dollar may make Northern’s services and products less competitive in international markets.

Northern conducts business in many countries that are politically and economically unstable.

The potential for political unrest, acts of terrorism and war, and economic collapse exists in many countries in which Northern does business. The occurrence of any such events at or near the site of Northern’s projects could lead to delay, cancellation, or significant damage to Northern’s projects or equipment. The occurrence of any such events could also cause harm, injury or death to Northern personnel working on such projects. Any such events could expose Northern to significant liabilities and would therefore adversely impact Northern’s operating results and growth.

If Northern fails to develop and commercialize new products and technology, it may not be able to increase its revenues.

While Northern does not derive any revenue from the sale of any products today, its business plan contemplates that a portion of its future revenue will be derived from the sale and/or licensing of new wind turbine and power electronics products which are currently under development and not yet commercially available. Many of these future products and technologies are based on new and unproven designs and it is difficult to predict whether they will be commercially viable. If Northern fails to successfully develop and commercialize these products and technologies, it will be unable to recover the investments it has made in their development and will be unable to grow its revenue from their sales and/or licensing. In addition, Northern is likely to face significant competition in the market for these future products. Many of Northern’s competitors in the markets for these products are larger and better capitalized than Northern, are better established with a worldwide presence, and are already selling competing products in these markets. New technology developments or cost reductions in existing technologies may delay or prevent the development and/or sale of some or all of Northern’s planned products or make its planned products uncompetitive or obsolete.

Northern could incur substantial costs defending its intellectual property from infringement from third parties or defending against claims of infringement by third parties.

Most of Northern’s intellectual property is not protected by patents or patent applications. Northern seeks to protect this proprietary intellectual property by confidentiality agreements with its employees, partners and other third parties. Despite these agreements, third parties may obtain and use its proprietary information and intellectual property. Third parties may also claim that Northern infringed upon their intellectual property rights or that Northern has misused their trade secrets and other proprietary information. A large number of patents have been granted worldwide in the areas of wind turbine design and power electronics for example, and a large number of applications are currently outstanding regarding the same technologies. Some of these patents and pending patent applications may overlap with Northern’s intellectual property or precede Northern’s patent applications. Litigation may be required to enforce its intellectual property rights, to protect its trade secrets and other confidential information, or to defend itself against the infringement claims of others. In Northern’s case, such litigation could be very costly and there can be no assurance that Northern would prevail in any such proceeding. Northern is aware of a patent held by General Electric with respect to variable-speed wind turbines. If Northern incorporates variable-speed wind turbine technology into future wind-related generation products and is not able to design and engineer non-infringing technology, it may be required to license this technology from General Electric. If Northern is unsuccessful in developing non-infringing technologies, it may be required to cease or redirect its development efforts or obtain licensing, royalty or other agreements. There can be no assurance that Northern can obtain such licensing or other agreements on favorable terms or at all, in which case Northern’s ability to execute its business plan, grow its sales and generate a profit may be adversely affected.

Northern’s failure to protect its intellectual property could limit its ability to compete, which would have an adverse impact on its business.

Northern is developing proprietary products and technologies in the areas of wind turbine design, power electronics, and onsite power system architectures and control systems designed to give Northern a competitive advantage in its target markets. Northern’s ability to compete effectively against other power systems integrators and distributed generation providers will depend in part on its ability to protect its current and future proprietary technology, system designs and architectures through a combination of patent, trademark, copyright, and trade secret laws. Northern faces the following risks in protecting its intellectual property:

•	Northern’s pending patent applications may not result in issued patents or the claims allowed may not be broad enough to protect its technology;

•	third parties may challenge Northern’s patents or attempt to design around them, in which case Northern may expend significant time and money defending them;

•	Northern may be subject to patent infringement claims or lawsuits from third parties and may need to seek licenses of third party intellectual property as a result; and

•	Northern’s vendors, partners, customers, employees or other third parties may breach its confidentiality and non-disclosure agreements and disclose confidential and proprietary information to its competitors and others that may use such information in such a way as to harm its business.

Because Northern relies on third parties to fund a portion of its research and development relating to new products, any decrease in such third party funding could limit its ability to develop new products.

Northern receives significant external funding from the Department of Energy, the National Renewable Energy Laboratory and other public and private entities for the development of its proprietary products and technology. In 2002, for example, approximately two-thirds of Northern’s research and development activities were externally funded by the Department of Energy and its affiliates. Changes in government policy toward distributed generation or budget restrictions may reduce or eliminate funding from these sources for these types of research and development activities. If such funding was discontinued, Northern may not have sufficient internal funding to continue with these development efforts and may therefore have to reduce its development of these products, delay their development or abandon them altogether. Discontinuation or delay in its development of proprietary products and technology could limit Northern’s ability to execute its business plan and may have an adverse impact on its ability to increase revenues and generate a profit. Northern is also subject to annual audits of its incurred costs on its government contracts by the Defense Contracting Audit Agency, or DCAA. If Northern’s actual overhead cost included in its incurred costs are less than the allowable overhead costs billed on these contracts, Northern may be required to refund the excess overhead costs to the government upon completion of the DCAA audit. Such refunds would negatively impact Northern’s financial position and its revenue and profits in the year in which such costs were incurred.

Northern could incur significant warranty expenses, which would adversely affect its results of operations.

Northern’s standard power system warranty includes a one-year warranty period for defects in design, materials and workmanship of its systems. Northern has not provided guarantees of the performance of its systems to date but may be required to do so in the future. Most of its systems are custom designed to individual customers’ specifications and may include new and unproven technologies, system architectures, and component configurations. Many of its systems are also located in very remote locations with extremely harsh climates that are difficult and expensive to access. The possibility of system failures could cause Northern to incur significant expense to redesign, reengineer, repair and/or replace defective systems or system components. Furthermore, Northern projects often have high visibility in its target markets, so that any such failures could damage its reputation and limit future sales in these markets.

Northern may not be able to grow its revenues in the future if a sustainable market for distributed generation does not develop.

Northern’s future growth is based in part on increased use of distributed generation technologies. Distributed generation is an emerging market, and it is difficult to predict the rate at which it will develop. If a sustainable market for distributed generation fails to develop or develops more slowly than Northern anticipates, its ability to grow and achieve profitability will be negatively impacted. Many of the factors that influence the rate of adoption of distributed generation technologies are out of Northern’s control. Some such factors that Northern cannot control are:

•	utility electric rates;

•	changes in federal, state and local regulatory requirements;

•	changes in federal and state incentives and subsidies;

•	cost, quality, performance and availability of the alternative generating technologies that Northern uses in its onsite power systems;

•	costs and availability of natural gas and other fuels used in alternative generating technologies;

•	changes in commercial and industrial customers’ perceptions regarding distributed generation;

•	availability of financing for distributed generation vendors, developers and users;

•	economic downturns and related reductions in capital spending; and

•	demand for and valuation of emissions trading credits generated by distributed generation systems.

Northern’s future growth depends on its ability to provide distributed generation systems that deliver electricity at a price that is competitive with the utility grid; significant declines in the price of utility delivered electricity or Northern’s inability to continue to reduce the cost of its distributed generation systems could reduce demand for its services and products.

Northern competes mainly on price per delivered kilowatt hour of electricity to the end user. In its domestic markets, Northern is competing against the cost of electricity delivered by the local utilities through the electric grid. The cost of electricity varies widely from utility to utility and from state to state and is subject to change based on factors beyond Northern’s control. Northern cannot accurately predict what future electric rates will be and whether or not it can compete effectively against these rates.

The cost per delivered kilowatt hour of electricity generated by Northern’s onsite power systems is also based primarily on the following three factors: the cost of the underlying generating technologies, the cost of financing, and the cost of fuel. All these factors are outside of Northern’s control.

Costs of alternative generating technologies like solar panels, wind turbines, fuel cells and microturbines have generally been falling over the past several years, but there can be no assurances that they will continue to fall in the future. Without federal or state subsidies or incentives, the cost of these technologies is often not competitive with traditional generating technologies or the cost of utility power. If the costs of these alternative technologies do not continue to fall or subsidies are no longer available, Northern’s ability to sell its systems and services based on these technologies will be diminished.

Financing costs are critical to the cost competitiveness of renewable energy systems in particular, because, since the fuel from the wind or sun is free, they represent the single largest operating cost. Financing costs are also highly variable and subject to change beyond Northern’s control.

For reciprocating engine or turbines based power systems, fuel is the largest operating cost. The predominant fuel for these systems is natural gas. The price of natural gas has been highly volatile and is currently projected to remain high for years to come based on increased demand and limited domestic supply. Sustained high gas prices reduce the economic benefit of the onsite power systems Northern sells and may therefore result in reduced sales and revenue growth for Northern.

Changes in federal, state and local regulations could adversely impact Northern’s business.

Electricity generation and delivery are both heavily regulated by federal and state governments. While deregulation and restructuring of the U.S. electric industry may ultimately expand the market for distributed generation systems of the type that Northern sells, recent problems associated with deregulation in key domestic markets like California may impose additional barriers to distributed generation. California and other states, for example, allow utilities to impose exit fees, standby charges and other penalties on customers who install distributed generation systems. Federal and state regulations regarding air quality and interconnection to the utility grid also impose additional costs and potential liabilities on our business. Changes in these regulations could reduce or eliminate Northern’s access to certain of its target markets.

Because Northern’s sales are reliant in part on federal and state subsidies and incentives, any reduction in federal and state subsidy programs could harm Northern’s business.

Northern’s domestic market for distributed generation systems currently benefits from many federal and state programs designed to promote increased use of renewable and alternative generating technologies. The federal government, for example, offers tax credits for energy produced by wind and solar generators. States like California, New York, New Jersey, Connecticut and Massachusetts offer cash incentives which reduce the initial capital cost to customers who invest in renewable and distributed generation systems. All these federal and state incentive and subsidy programs have specific expiration dates and there can be no assurance that these programs will be extended. Termination of these programs may have an adverse impact on Northern’s future growth. Also, given the economic downturn and resulting large budget deficits, funding for many of the state programs is at risk of being diverted to other needs.

Decreases in the price of oil and gas could reduce demand for Northern’s systems, which would have an adverse impact on its revenues, results of operations and financial condition.

A large portion of Northern’s current revenue is generated from the sale of remote power systems to the international oil and gas industry for use on remote pipelines and offshore platforms. Demand for Northern’s power systems from this market segment depends in part on the current and future commodity price of oil and gas. Higher oil and gas prices stimulate increased development of remote oil and gas fields and related infrastructure, which in turn stimulates increased demand for remote power systems of the type Northern supplies. Conversely, lower oil and gas prices would reduce demand for Northern’s systems and have a negative impact on its growth.

Northern depends on a small number of customers, and termination of a project by one or more of these customers could harm Northern’s business

In years 2000-2002, over 75% of Northern’s annual sales came from five customers or fewer. Typically the sales to these customers come from single contracts to provide highly specialized onsite power systems custom designed and built to meet their specifications. Because such a high percentage of Northern’s sales are concentrated in so few contracts, failure on the part of Northern or Northern’s customers to perform or deliver on any one of these contracts could have a major impact on Northern’s annual operating results. In addition, most of Northern’s customer contracts are terminable on short notice. This high concentration of sales in a small number of customers also subjects Northern to a high degree of customer credit risk and risk of non-performance by its vendors. A single vendor’s late delivery of a key component required for a project, for example, could significantly delay Northern’s completion of the project and trigger liquidated or consequential damages or other penalties as may be stipulated in Northern’s contracts with its customers.

Continued uncertainty in domestic and world economies and energy markets may limit Northern’s growth.

Current uncertainty among Northern’s target customers over the health of the economy and its impact on their business has restricted their capital spending and made it harder for Northern to sell its systems and services. Other market uncertainties that also impact Northern’s ability to increase sales include the future of deregulation of the domestic electricity market, the future price of oil and natural gas, political instability in the Middle East and other regions where it does business, and domestic and international policy responses to the threat of global warming.

Northern relies on third party suppliers and subcontractors for certain components and services, and Northern could suffer losses if these suppliers and subcontractors fail to fulfill its needs.

While most of Northern’s components are available from multiple suppliers, many new technologies that Northern uses in its systems are only available from a very limited number of suppliers and in some cases only a single supplier. Often Northern’s suppliers custom build components to Northern’s specifications for use in a particular project and delayed deliveries, poor quality and warranty issues can delay its projects, reduce its profits and damage its relationships with its end customers. Particularly for newer technologies, technical and financial problems of the manufacturer could also delay Northern’s projects, increase its costs and even cause customers to terminate Northern’s contracts if Northern’s vendors are unable to deliver the key components or technology on which its projects are based.

Particularly in Northern’s domestic commercial and industrial projects, Northern relies heavily on electrical, mechanical, civil and structural subcontractors to build and install its systems at its customers’ facilities based on detailed specifications and drawings that Northern provide. Often these subcontracted services account for a high percentage of the overall project cost. Northern’s subcontractors’ failure to perform their services in a timely and quality manner can lead to significant schedule delays, increased costs and performance issues on Northern’s projects. These issues can potentially trigger penalties in Northern’s contracts, increase its warranty exposure, reduce its profits and damage its relationships with its customers if not managed appropriately.

Northern may not be able to develop and/or retain relationships with strategic partners.

Northern currently works with a number of strategic partners that facilitate and enhance many aspects of its business, including technology development, component supply, sales lead generation, engineering support, and project installation. Northern must continue to expand these relationships and develop new relationships in order to grow its current project based business and its future product based business. Failure to do so would negatively impact Northern’s future sales growth and operating results.

Northern’s projects are subject to varying levels of sales and other taxes and Northern therefore incurs significant potential tax liability.

Northern has sold and continues to sell its power systems in numerous local, state and foreign jurisdictions. Each jurisdiction’s sales and income tax rules and regulations are different and evolving. Northern and its auditors often must make subjective judgments as to whether or not it has established tax nexus in certain jurisdictions where it sells its services and systems and as to whether and how much tax is due on these sales. Northern may be audited at any time by any jurisdiction where it has done business and may be required to pay additional taxes, penalties and interest. There can be no assurances that Northern has not or will not incur additional tax liabilities over and above what is currently recognized in its 2002 audited financial statements and its unaudited 2003 interim financial statements.

Undetected and unanticipated defects in Northern’s distributed generation systems could increase Northern’s costs and harm its reputation.

Distributed generation systems designed and installed by Northern often use many new and untested technologies. Many of these new technologies have limited operating histories and may be subject to malfunction or failure when subjected to prolonged use in non-test conditions. Should these new technologies fail to perform as specified by their vendors, Northern may incur additional warranty and other costs and its relationships with its customers may suffer. Also, many vendors of these new technologies have limited financial resources and may not be able to adequately support their products in the field. All these issues would reduce Northern’s growth and profitability.

Northern depends on government contracts for a portion of its revenue and profits.

Northern’s government contracts relate to research and development on renewable energy technologies, hybrid system architectures, and advanced power electronics. Changes in government policy toward distributed generation or budget restrictions may reduce or eliminate funding for these types of research and development activities. There can be no assurance that Northern’s current contracts will be fully funded or that Northern will be able to secure additional government contracts for similar activities in the future. Northern is also subject to annual audits of its incurred costs on its government contracts by the Defense Contracting Audit Agency. If Northern’s actual overhead cost included in its incurred costs are less than the allowable overhead costs billed on these contracts, Northern may be required to refund the excess overhead costs to the government upon completion of the DCAA audit. Such a refund would negatively impact Northern’s financial position and its revenue and profits in the year in which such costs were incurred.

THE SPECIAL MEETING OF PROTON’S STOCKHOLDERS

Distributed Energy and Proton are furnishing this joint proxy statement/prospectus to all stockholders of record of Proton common stock in connection with the solicitation of proxies by the Proton board of directors for use at the special meeting of Proton stockholders to be held on             , 2003, and at any adjournment or postponement of the special meeting. This joint proxy statement/prospectus also is being furnished to Proton and Northern stockholders as a prospectus for Distributed Energy common stock to be issued in connection with the mergers.

Date, Time and Place of Meeting

The special meeting will be held at                                                                                                on             , 2003, at          a.m., local time.

Purpose of the Special Meeting

At the special meeting, and any adjournment or postponement thereof, Proton stockholders will be asked:

1.	To consider and vote on a proposal to (a) adopt and approve the Agreement and Plan of Contribution and Merger, dated as of May 22, 2003, as amended, by and among Proton, Distributed Energy Systems Corp., a Delaware corporation and wholly-owned subsidiary of Proton, PES-1 Merger Sub, Inc. and PES-2 Merger Sub, Inc., Delaware corporations that are wholly-owned subsidiaries of Distributed Energy, and Northern Power Systems, Inc., a Delaware corporation, and (b) approve the transfer to Distributed Energy by Proton of approximately $100 million in cash and marketable securities, as well as restricted cash assets, accrued interest assets, prepaid insurance and certificates of deposit and other deposit assets in accordance with the terms and conditions described in the section of this joint proxy statement/prospectus entitled “The Mergers and Related Transactions – the Asset Transfer” on page 88.

2.	To transact any other business as may properly come before the special meeting and any adjournment or postponement of the special meeting.

A copy of the merger agreement is attached to this joint proxy statement/prospectus as Annex A. Proton stockholders are encouraged to read the merger agreement in its entirety and the other information contained in this joint proxy statement/prospectus carefully before deciding how to vote.

Record Date

The Proton board of directors has fixed the close of business on             , 2003 as the record date for determination of Proton stockholders entitled to notice of and to vote at the special meeting.

Votes Required for the Mergers and Other Matters

Approval of the merger agreement, the transactions contemplated pursuant to the merger agreement and the transfer of assets from Proton to Distributed Energy will require the affirmative vote of the holders of a majority of the outstanding shares of Proton common stock as of the record date. Holders of Proton common stock will be entitled to cast one vote per share of Proton common stock owned as of             , 2003, the record date for the Proton special meeting of stockholders at which the merger agreement, the mergers and the transfer of assets to Distributed Energy will be presented and voted upon.

As of the close of business on the record date for the special meeting of Proton stockholders at which the mergers, the merger agreement and the transfer of assets to Distributed Energy will be presented and voted upon, directors and officers of Proton (and their respective affiliates) collectively owned approximately     % of the outstanding shares of Proton common stock entitled to vote at the special meeting.

This does not include 932,797 shares of Proton common stock issuable upon the exercise of presently exercisable options which these directors and officers beneficially own. If all of these stock options were exercised prior to the record date for the special meeting, the directors and executive officers of Proton (and their respective affiliates) would collectively beneficially own approximately     % of the outstanding shares of Proton common stock entitled to vote at the special meeting.

Quorum, Abstentions and Broker Non-Votes

A majority of all voting shares of Proton issued and outstanding as of the record date, present in person or represented by proxy, constitutes a quorum for the transaction of business at the special meeting. Proton has appointed American Stock Transfer & Trust Company to function as the inspector of elections of the special meeting. The inspector of elections will ascertain whether a quorum is present, tabulate votes and determine the voting results on all matters presented to Proton stockholders at the special meeting. If less than a quorum is present at the special meeting, the holders of Proton voting stock representing a majority of the voting power present at the special meeting or the inspector of elections may adjourn the meeting. At any subsequent reconvening of the special meeting, all proxies will be voted in the same manner as the proxies would have been voted at the original convening of the special meeting, except for any proxies that have been effectively revoked or withdrawn prior to the subsequent reconvening of the special meeting.

If you submit a proxy that indicates an abstention from voting on all matters presented at the special meeting, your shares will be counted as present for the purpose of determining the existence of a quorum at the special meeting but will not be voted on any matter presented at the special meeting. Consequently, your abstention will have the same effect as voting against adoption and approval of the merger agreement, against approval of the mergers and against the transfer of assets from Proton to Distributed Energy. In addition, the failure of a Proton stockholder to return a proxy will have the same effect as voting against the adoption and approval of the merger agreement, against approval of the mergers and against the transfer of assets from Proton to Distributed Energy.

Under the rules that govern brokers who have record ownership of shares that are held in “street name” for their clients who are the beneficial owners of the shares, brokers have discretion to vote these shares on routine matters but not on non-routine matters. The adoption and approval of the merger agreement and the mergers and the approval of the transfer of assets from Proton to Distributed Energy is not considered a routine matter. Accordingly, brokers will not have discretionary voting authority to vote your shares at the special meeting. A “broker non-vote” occurs when brokers do not have discretionary voting authority and have not received instructions from the beneficial owners of the shares. At the special meeting, broker non-votes will be counted for the purpose of determining the presence of a quorum and will also be counted for the purpose of determining the number of shares present in person or by proxy. Accordingly, at the special meeting, broker non-votes will have the same effect as voting against adoption and approval of the merger agreement and the mergers and against approval of the transfer of assets from Proton to Distributed Energy. Broker non-votes will not be counted as votes cast or shares voting on a matter. Consequently, Proton stockholders are urged to return the enclosed proxy card marked to indicate their vote or to instruct their brokers on how to vote their shares held in street name.

Solicitation of Proxies and Expenses

Proton will bear its own expenses in connection with the solicitation of proxies for the special meeting.

In addition to solicitation by mail, directors, officers and employees of Proton may solicit proxies from stockholders by telephone, facsimile, e-mail or in person. No additional compensation will be paid to these individuals for those services. Proton may retain outside agencies for the purpose of soliciting proxies, in which case Proton will pay the fees and expenses of those agencies. Record holders such as brokerage houses, nominees, fiduciaries and other custodians will be requested to forward soliciting materials to beneficial owners and to request authority for the exercise of proxies, and, upon the request of such record holders, they will be reimbursed for their reasonable expenses incurred in sending proxy materials to beneficial owners.

Voting of Proxies at the Special Meeting and Revocation of Proxies

Proton requests that all holders of Proton common stock on the record date complete, date and sign the accompanying proxy card and promptly return it in the accompanying envelope or otherwise mail it to Proton. Brokers holding voting shares in “street name” may vote the shares only if the beneficial owner provides instructions on how to vote. Brokers will provide directions to beneficial owners on how to instruct your broker to vote the shares. Please note, however, that if the holder of record of your shares is your broker, bank or other nominee and you wish to vote at the special meeting, you must bring a letter from the broker, bank or other nominee confirming that you are the beneficial owner of the shares. All properly executed proxies that Proton receives prior to the vote at the special meeting, and that are not revoked, will be voted in accordance with the instructions indicated on the proxy card. If no direction is indicated on such proxies, such proxies will be voted in favor of adoption and approval of the merger agreement and the mergers and the transfer of assets from Proton to Distributed Energy.

A Proton stockholder may revoke a previously submitted proxy at any time prior to its use by:

•	delivering to the Secretary of Proton a later-dated signed notice of revocation;

•	delivering to the Secretary of Proton a later-dated, signed proxy (which will automatically replace any earlier dated proxy card that you returned); or

•	attending the special meeting and voting in person.

Attendance at the special meeting does not in itself constitute the revocation of a previously submitted proxy.

If your shares are held in “street name,” your broker or nominee may permit you to vote by telephone or electronically. Please check your proxy card or contact your broker or nominee to determine whether either of these methods of voting is available to you.

No Appraisal Rights

Holders of Proton common stock do not have appraisal rights under Delaware law in connection with the mergers or the transfer of assets from Proton to Distributed Energy.

Other Matters to be Voted on

Proton knows of no matters that will be presented for consideration at the special meeting other than those stated in this joint proxy statement/prospectus. However, if any other matters do properly come before the special meeting, the proxy holders will vote proxies in accordance with their best judgment regarding such matters.

Recommendation of Proton’s Board of Directors

After careful consideration and upon receipt of the unanimous recommendation of the Proton special transaction committee, Proton’s board of directors determined that the mergers, including without limitation the issuance of shares of Distributed Energy common stock and warrants and options to purchase Distributed Energy common stock pursuant to the merger agreement, and the transfer of assets from Proton to Distributed Energy, are advisable and in the best interests of Proton’s stockholders. Accordingly, Proton’s board of directors approved the merger agreement and the mergers, including without limitation the issuance of shares of Distributed Energy common stock and warrants and options to purchase Distributed Energy common stock pursuant to the merger agreement, and the transfer of assets from Proton to Distributed Energy, and recommends that its stockholders vote FOR the mergers pursuant to the merger agreement and the transfer of assets from Proton to Distributed Energy. Dr. Shaw did not take part in the foregoing determination.

The matters to be considered at the special meeting are of great importance to the stockholders of Proton. Accordingly, Proton stockholders are urged to read and carefully consider the information presented in this joint proxy statement/prospectus, and to complete, date, sign and promptly return the enclosed proxy in the enclosed postage-paid envelope.

Proton stockholders should not send any stock certificates with their proxy cards. Proton stockholders are not required to exchange their certificates representing shares of Proton common stock. Under the merger agreement, such certificates shall automatically represent the same number of shares of Distributed Energy common stock.

THE SPECIAL MEETING OF NORTHERN’S STOCKHOLDERS

Northern is furnishing this joint proxy statement/prospectus to all stockholders of record of Northern stock in connection with the solicitation of proxies by Northern’s board of directors for use at the special meeting of Northern stockholders to be held on             , 2003, and at any adjournment or postponement of the special meeting. This joint proxy statement/prospectus also is being furnished to Proton and Northern stockholders as a prospectus for Distributed Energy common stock to be issued in connection with the mergers.

Date, Time and Place of Meeting

The special meeting will be held at                  on             , 2003, at              a.m., local time.

Purpose of the Special Meeting

At the special meeting, and any adjournment or postponement thereof, Northern stockholders will be asked:

1.	To consider and vote on a proposal to adopt and approve the Agreement and Plan of Contribution and Merger, dated as of May 22, 2003, as amended, by and among Northern, Proton Energy Systems, Inc., a Delaware corporation, Distributed Energy Systems Corp., a Delaware corporation and wholly-owned subsidiary of Proton, PES-1 Merger Sub, Inc. and PES-2 Merger Sub, Inc., Delaware corporations that are wholly-owned subsidiaries of Distributed Energy.

2.	To transact any other business that may properly come before the special meeting and any adjournment or postponement of the special meeting.

A copy of the merger agreement is attached to this joint proxy statement/prospectus as Annex A. Northern stockholders are encouraged to read the merger agreement in its entirety and the other information contained in this joint proxy statement/prospectus carefully before deciding how to vote.

Record Date

The Northern board of directors has fixed the close of business on             , 2003 as the record date for determination of Northern stockholders entitled to notice of and to vote at the special meeting.

Votes Required for Adoption and Approval of the Merger Agreement and Approval of the Northern Merger

Approval of the merger agreement and the transactions contemplated by the merger agreement requires the affirmative vote of the holders of a majority of the outstanding shares of Northern voting stock as of the record date, with all holders of the series B, series C and series D preferred stock of Northern voting as if their preferred stock had been converted to common stock. In addition, the affirmative vote of the holders of 66 2/3% of the outstanding shares of series B, series C and series D preferred stock, voting together as a separate class, is required to effect the Northern merger.

As of the close of business on the record date for the special meeting,              shares of Northern common stock were outstanding, and held by approximately              stockholders of record. There were also outstanding 3,818,850 shares of Northern voting preferred stock, consisting of 758,850 series B shares, 1,060,000 series C shares and 2,000,000 series D shares, all of which is convertible to common stock on a one-for-one basis, and 129,643 shares of Northern non-voting series A-1 preferred stock.

As of the close of business on the record date for the special meeting of Northern stockholders at which the merger agreement and the Northern merger will be presented and voted upon, directors and officers of Northern (and their respective affiliates) collectively owned approximately     % of the outstanding shares of Northern common stock entitled to vote at the special meeting on the merger agreement and the Northern merger (including              shares of common stock issuable upon conversion of the outstanding shares of series B, series C and series D preferred stock). This does not include              shares of Northern common stock issuable upon the exercise of presently exercisable options which these directors and officers beneficially own. If all of these stock options are exercised prior to the record date for the special meeting, the directors and executive officers of Northern (and their respective affiliates) would collectively own approximately         % of the outstanding shares of Northern stock entitled to vote at the special meeting. Each of the directors of Northern and their respective affiliates, other than Dr. Robert W. Shaw, Jr. and his affiliates, have agreed to vote their shares of Northern stock in favor of adoption and approval of the merger agreement and approval of the Northern merger. Venture capital funds affiliated with Dr. Shaw own approximately 52% of the outstanding stock of Northern. As a result, these venture capital funds have the power to determine the outcome of the stockholder vote on the Northern merger.

Quorum and Abstentions

A majority of all voting shares of Northern issued and outstanding as of the record date, represented in person or by proxy, constitutes a quorum for the transaction of business at the special meeting. If a quorum is not obtained, or fewer voting shares of Northern are voted for the adoption and approval of the merger agreement and the approval of the Northern merger than a majority of the voting shares eligible to vote at the special meeting in person or by proxy, the special meeting may be postponed or adjourned for the purpose of allowing additional time for obtaining additional proxies or votes. At any subsequent reconvening of the special meeting, all proxies will be voted in the same manner as the proxies would have been voted at the original convening of the special meeting, except for any proxies that have been effectively revoked or withdrawn prior to the subsequent reconvening of the special meeting.

If you submit a proxy that indicates an abstention from voting on all matters presented at the special meeting, your shares will be counted as present for the purpose of determining the existence of a quorum at the special meeting, but will not be voted on any matter presented at the special meeting. Consequently, your abstention will have the same effect as a vote against the proposal to adopt and approve the merger agreement and to approve the Northern merger. In addition, the failure of a Northern stockholder to return a proxy will have the effect of a vote against the proposal to adopt and approve the merger agreement and to approve the Northern merger. Consequently, Northern stockholders are urged to return the enclosed proxy card marked to indicate their vote.

Solicitation of Proxies and Expenses

Northern will bear its own expenses in connection with the solicitation of proxies for the special meeting.

Voting of Proxies at the Special Meeting and Revocation of Proxies

Northern requests that all holders of voting common stock on the record date complete, date and sign the accompanying proxy card and promptly return it in the accompanying envelope or otherwise mail it to Northern. All properly executed proxies that Northern receives prior to the vote at the special meeting, and that are not revoked, will be voted in accordance with the instructions indicated on the proxy card. If no direction is indicated on such proxies, such proxies will be voted in favor of adoption and approval of the merger agreement and approval of the Northern merger.

A Northern stockholder may revoke a previously submitted proxy at any time prior to its use by:

•	delivering to the Secretary of Northern a later-dated signed notice of revocation;

•	delivering to the Secretary of Northern a later-dated, signed proxy (which will automatically replace any earlier dated proxy card that you returned); or

•	attending the special meeting and voting in person.

Attendance at the special meeting does not in itself constitute the revocation of a previously submitted proxy.

Appraisal Rights of Dissenting Stockholders of Northern

If the Northern merger is consummated, a holder of record of Northern stock on the date of making a demand for appraisal, as described below, will be entitled to have those shares appraised by the Delaware Court of Chancery under Section 262 of the Delaware corporation statute and to receive payment for the “fair value” of those shares instead of the consideration provided for in the merger agreement. In order to be eligible to receive this payment, however, a Northern stockholder must (1) continue to hold his or her shares through the time of the Northern merger; (2) strictly comply with the procedures discussed under Section 262; and (3) not vote in favor of the Northern merger. This joint proxy statement/prospectus is being sent to all holders of record of Northern stock on the record date for the Northern special meeting and constitutes notice of the appraisal rights available to those holders under Section 262.

Proton’s and Distributed Energy’s obligation to complete the mergers is specifically conditioned on appraisal rights not being demanded or exercised by holders of more than 10% of Northern’s outstanding stock.

THE STATUTORY RIGHT OF APPRAISAL GRANTED BY SECTION 262 REQUIRES STRICT COMPLIANCE WITH THE PROCEDURES IN SECTION 262. FAILURE TO FOLLOW ANY OF THESE PROCEDURES MAY RESULT IN A TERMINATION OR WAIVER OF DISSENTERS’ RIGHTS UNDER SECTION 262. THE FOLLOWING IS A SUMMARY OF THE PRINCIPAL PROVISIONS OF SECTION 262.

The following summary is not a complete statement of Section 262 of the Delaware corporation statute, and is qualified in its entirety by reference to Section 262 which is incorporated herein by reference, together with any amendments to the laws that may be adopted after the date of this joint proxy statement/prospectus. A copy of Section 262 is attached as Annex D to this joint proxy statement/prospectus.

A holder of Northern stock who elects to exercise appraisal rights under Section 262 must deliver a written demand for appraisal of its shares of Northern prior to the vote on the Northern merger. A vote against the Northern merger does not constitute a demand for appraisal. The written demand must identify the stockholder of record and state the stockholder’s intention to demand appraisal of his or her shares. All demands should be delivered to Charles Curtis, Vice President Finance, Northern Power Systems, 182 Mad River Park, P.O. Box 999, Waitsfield, Vermont 05673, telephone (802) 496-2955.

Only a holder of shares of Northern stock on the date of making a written demand for appraisal who continuously holds those shares through the time of the Northern merger is entitled to seek appraisal. Demand for appraisal must be executed by or for the holder of record, fully and correctly, as that holder’s name appears on the holder’s stock certificates representing shares of Northern stock. If Northern stock is owned of record in a fiduciary capacity by a trustee, guardian or custodian, the demand should be made in that capacity. If Northern stock is owned of record by more than one person, as in a joint tenancy or tenancy in common, the demand should be made by or for all owners of record. An authorized agent, including one or more joint owners, may execute the demand for appraisal for a holder of record; that agent, however, must identify the record owner or owners and expressly disclose in the demand that the agent is acting as agent for the record owner or owners of the shares.

A record holder such as a broker who holds shares of Northern stock as a nominee for beneficial owners, some of whom desire to demand appraisal, must exercise appraisal rights on behalf of those beneficial owners with respect to the shares of Northern stock held for those beneficial owners. In that case, the written demand for appraisal should state the number of shares of Northern stock covered by it. Unless a demand for appraisal specifies a number of shares, the demand will be presumed to cover all shares of Northern stock held in the name of the record owner.

BENEFICIAL OWNERS WHO ARE NOT RECORD OWNERS AND WHO INTEND TO EXERCISE APPRAISAL RIGHTS SHOULD INSTRUCT THE RECORD OWNER TO COMPLY WITH THE STATUTORY REQUIREMENTS WITH RESPECT TO THE EXERCISE OF APPRAISAL RIGHTS BEFORE THE DATE OF THE NORTHERN SPECIAL MEETING.

Within 10 days after the Northern merger, Northern is required to send notice of the effectiveness of the Northern merger to each stockholder who complies with the requirements of Section 262.

Within 120 days after the effective date of the Northern merger, Northern or any stockholder who has complied with the requirements of Section 262 may file a petition in the Delaware Court of Chancery demanding a determination of the fair value of the shares of Northern stock held by all stockholders seeking appraisal. A dissenting stockholder must serve a copy of the petition on the surviving corporation. If no petition is filed by either Northern or any dissenting stockholder within the 120-day period, the rights of all dissenting stockholders to appraisal will cease. Stockholders seeking to exercise appraisal rights should not assume that the surviving corporation will file a petition with respect to the appraisal of the fair value of their shares or that the surviving corporation will initiate any negotiations with respect to the fair value of those shares. Northern is under no obligation to and has no present intention to take any action in this regard. Accordingly, stockholders who wish to seek appraisal of their shares should initiate all necessary action with respect to the perfection of their appraisal rights within the time periods and in the manner prescribed in Section 262. FAILURE TO FILE THE PETITION ON A TIMELY BASIS WILL CAUSE THE STOCKHOLDER’S RIGHT TO AN APPRAISAL TO CEASE.

Within 120 days after the effective date of the Northern merger, any stockholder who has complied with subsections (a) and (d) of Section 262 is entitled, upon written request, to receive from Northern a statement setting forth the total number of shares of Northern stock not voted in favor of the Northern merger with respect to which demands for appraisal have been received by Northern and the number of holders of those shares. The statement must be mailed within 10 days after Northern has received the written request or within 10 days after the time for delivery of demands for appraisal under subsection (d) of Section 262 has expired, whichever is later.

If a petition for an appraisal is filed in a timely manner, at the hearing on the petition, the Delaware Court of Chancery will determine which stockholders are entitled to appraisal rights and will appraise the shares of Northern stock owned by those stockholders. The court will determine the fair value of those shares, exclusive of any element of value arising from the accomplishment or expectation of the Northern merger, together with a fair rate of interest, to be paid, if any, upon the fair value.

Stockholders who consider seeking appraisal should consider that the fair value of their shares under Section 262 could be more than, the same as, or less than, the value of the consideration provided for in the merger agreement without the exercise of appraisal rights. The Court of Chancery may determine the cost of the appraisal proceeding and assess it against the parties as the Court deems equitable. Upon application of a dissenting stockholder, the Court may order that all or a portion of the expenses incurred by any dissenting stockholder in connection with the appraisal proceeding (including, without limitation, reasonable attorney’s fees and the fees and expenses of experts) be charged pro rata against the value of all shares of Northern stock entitled to appraisal. In the absence of a court determination or assessment, each party bears its own expenses.

Any stockholder who has demanded appraisal in compliance with Section 262 will not, after the Northern merger, be entitled to vote his or its Northern stock for any purpose or receive payment of dividends or other distributions, if any, on the Northern stock, except for dividends or distributions, if any, payable to stockholders of record at a date prior to the Northern merger.

A stockholder may withdraw a demand for appraisal and accept the consideration payable pursuant to the merger agreement at any time within 60 days after the Northern merger. If an appraisal proceeding is properly instituted, it may not be dismissed as to any stockholder without the approval of the Delaware Court of Chancery, and any such approval may be conditioned on the Court of Chancery’s deeming the terms to be just. If, after the Northern merger, a holder of Northern stock who had demanded appraisal for his shares fails to perfect or loses his right to appraisal, those shares will be treated under the merger agreement as if they were converted into the consideration payable pursuant to the merger agreement at the time of the Northern merger.

IN VIEW OF THE COMPLEXITY OF THESE PROVISIONS OF THE DELAWARE CORPORATE LAW, ANY NORTHERN STOCKHOLDER WHO IS CONSIDERING EXERCISING APPRAISAL RIGHTS SHOULD CONSULT A LEGAL ADVISOR.

Other Matters to be Voted On

Northern knows of no matters that will be presented for consideration at the special meeting other than those stated in this joint proxy statement/prospectus. However, if any other matters do properly come before the special meeting, the proxy holders will vote proxies in accordance with their best judgment regarding such matters.

Recommendation of Northern’s Board of Directors

The Northern board of directors has determined that the Northern merger is advisable, in the best interests of Northern stockholders and on terms that are fair to the stockholders of Northern. Accordingly, the Northern board of directors has approved the merger agreement and the Northern merger and recommends that stockholders vote FOR adoption and approval of the merger agreement and approval of the Northern merger. In considering such recommendation, Northern stockholders should be aware that some Northern directors and officers have interests in the mergers that are different from, or in addition to, those of Northern stockholders.

For more information about these interests, see the section entitled “The Mergers and Related Transactions—Interests of Certain Persons in the Mergers” on page 71 of this joint proxy statement/prospectus.

The matters to be considered at the special meeting are of great importance to the stockholders of Northern. Accordingly, Northern stockholders are urged to read and carefully consider the information presented in this joint proxy statement/prospectus, and to complete, date, sign and promptly return the enclosed proxy in the enclosed postage-prepaid envelope.

Northern stockholders should not send any stock certificates with their proxy cards. A transmittal form with instructions for the surrender of Northern common stock certificates will be mailed to you promptly following completion of the Northern merger. For more information regarding the procedures for exchanging Northern stock certificates for Distributed Energy stock certificates, see the section entitled “The Mergers and Related Transactions—The Merger Agreement—Exchange of Certificates” on page 78 of this joint proxy statement/prospectus.

THE MERGERS AND RELATED TRANSACTIONS

The following is a description of the material aspects of the mergers and related transactions, including the merger agreement and certain other agreements entered into in connection with the merger agreement. While we believe that the following description covers the material terms of the mergers, the merger agreement and the related transactions and agreements, the description may not contain all of the information that is important to you. You should carefully read this entire document and the other documents we refer to for a more complete understanding of the mergers and the related transactions. In particular, the following summary of the merger agreement is not complete and is qualified in its entirety by reference to the copy of the merger agreement attached to this joint proxy statement/prospectus as Annex A and incorporated by reference herein. You should read the merger agreement carefully and in its entirety for a complete understanding of the terms of the mergers and related transactions.

Background of the Mergers

In late 2002 and early 2003, Proton began a review of strategic alternatives available to it in order for Proton to remain competitive and enhance stockholder value. In particular, Proton’s board of directors was interested in adding products and services that could supplement its hydrogen generator business and its longer term regenerative fuel cell development efforts. Working with management, Proton’s board of directors had identified the distributed generation market as an area of potential revenue and earnings growth.

Proton was familiar with Northern due to Dr. Robert W. Shaw, Jr.’s involvement with both companies and other longstanding contacts that existed between officers of the respective companies. Since July 2001, Northern and Proton have collaborated on one contract and several contract proposals involving Proton’s technology and Northern’s system integration services. As a result of these contacts, Proton believed that Northern offered entry into a promising new marketplace as well as the possibility of accelerating revenue growth.

On February 10, 2003, Walter Schroeder sent a letter to Clint Coleman indicating Proton’s interest in pursuing a merger transaction with Northern and inviting Mr. Coleman to address the Proton board.

On February 11, 2003, Mr. Coleman invited Mr. Schroeder to make a presentation to Northern’s board of directors concerning a possible merger transaction.

On February 13, 2003, the Northern board of directors met to discuss the possibility and advisability of pursuing alternative financing or strategic transactions. At the meeting, management also presented the 2003 business plan providing for the continuation of Northern as an independent company if a transaction with Proton were not completed. The board considered the risk to Northern of pursuing a stand-alone strategy. The board also considered the risks and uncertainty of alternative financing and strategic transactions, as well as delaying consideration of a transaction with Proton. A representative of Ropes & Gray LLP, counsel to Northern, discussed the fiduciary obligations of members of the special transaction committee, as well as the full board of directors. Northern’s board then appointed a special transaction committee comprised of Mr. Coleman, Paul F. Koeppe and Theodore Stern to negotiate the terms and conditions of any strategic transaction with Proton and recommend to the full Northern board of directors the advisability of entering into any definitive agreement with respect to any such transaction. Messrs. Coleman, Koeppe and Stern were selected to serve on the committee primarily because none of those directors had a financial interest in Proton. Mr. Schroeder then joined the meeting and made a presentation to Northern’s board of directors concerning Proton’s business and his preliminary views on a potential merger transaction.

On February 14, 2003, Mr. Coleman made a presentation to Proton’s board of directors concerning Northern’s business. At that meeting, Proton’s board appointed a special transaction committee comprised of Mr. Schroeder, James H. Ozanne and Michael J. Cudahy. Messrs. Schroeder, Ozanne and Cudahy were selected to serve on the committee primarily because none of those directors had a financial interest in Northern.

On February 21, 2003, a draft letter of intent with respect to the merger transaction was circulated.

On February 26, 2003, the special transaction committees of Northern’s board and Proton’s board met to discuss the letter of intent. Also present at this meeting were representatives of Ropes & Gray, counsel for Northern, and Hale and Dorr LLP, counsel for Proton.

On February 28, 2003, the letter of intent with respect to the merger transaction was signed by Northern and Proton. The letter of intent provided for payment to Northern’s stockholders in the acquisition of $10,000,000 in cash and 8,000,000 shares of Proton common stock, plus up to an additional 2,000,000 shares to be paid under an earn-out provision to be negotiated. The letter of intent also provided that Proton would provide certain credit enhancements to Northern under a bonding support agreement.

During the period from March 3, 2003 through June 30, 2003, members of Northern’s management, together with its legal advisors, conducted business, financial, accounting and legal due diligence and participated in discussions with Proton’s management and its legal advisors on various issues.

On March 5, 2003, a draft merger agreement was circulated.

On March 12, 2003, the Northern board met and discussed the status of negotiations with Proton. The special transaction committee and a representative from Ropes & Gray summarized the deal terms proposed by Proton, including the nature of the proposed consideration and the proposed earn-out consideration, and the status of the negotiations. Dr. Shaw did not participate in board discussions about the negotiations with Proton.

On March 13, 2003, a conference call concerning due diligence matters was held. Present on the call were representatives of Proton and Northern. Thereafter, beginning on March 21, 2003 and continuing through March 28, 2003 a due diligence team from Proton traveled to Northern’s headquarters in Waitsfield, Vermont to gather information about Northern’s business.

On March 14, 2003, Proton engaged Adams, Harkness & Hill, Inc. as its financial advisor.

On March 19, 2003, a meeting of Proton’s board of directors was held. At the meeting, Proton’s board discussed making certain changes to the draft merger agreement. Dr. Shaw did not participate in these discussions.

On March 20, 2003, Mr. Coleman and Mr. Koeppe, as well as directors Philip Deutch, Theodore Stern and Nancy Floyd attended, or participated by video or audio conference in, a meeting with Mr. Schroeder from Proton. Mr. Schroeder made a presentation and various business, financial and legal due diligence matters were discussed.

On March 24, 2003, a draft bonding support agreement was circulated.

On March 25, 2003, a revised draft of the merger agreement was circulated.

On March 30, 2003, Proton’s special transaction committee held a telephonic meeting.

On March 31, 2003, Proton sent a memorandum to Northern setting forth certain proposed changes to the structure of the merger transaction, including a proposal to increase the percentage of total consideration to be paid by means of the earn-out provision and proposed metrics for calculation of the earn-out. Later that day, Mr. Coleman indicated to Mr. Schroeder that these changes would be unacceptable to Northern.

Between March 31, 2003, and April 23, 2003, discussions ensued among the special transaction committees of each of Northern and Proton concerning the terms of the merger agreement. The Northern special transaction committee, together with counsel, had numerous telephonic meetings through April 23, 2003, to discuss the terms and conditions proposed by Proton.

On April 8, 2003, due diligence meetings recommenced.

On April 12, 2003, Proton’s special transaction committee held a telephonic meeting.

On April 23, 2003, the Northern board held a telephonic board meeting. The special transaction committee and representatives from Ropes & Gray reviewed the terms and conditions of the proposed merger agreement and the status of the negotiations with Proton, as well as any issues that remained to be resolved. Dr. Shaw did not participate in board discussions about the negotiations with Proton.

On April 26, 2003, Mr. Schroeder circulated a memorandum setting forth additional and revised terms concerning the merger transaction. These terms included total base consideration of cash and stock totaling $27,500,000, consisting of $15,128,000 in cash with the balance in stock. Northern stockholders would also receive warrants to purchase 2,500,000 shares of Proton stock. In addition, holders of series D preferred stock of Northern would have the right to receive an all cash payment for their shares in the amount of $5.84 per share or to receive cash equal in value to the cash and common stock to be received by other Northern stockholders plus their pro rata share of the warrants.

On April 28, 2003, PricewaterhouseCoopers initiated audit work on Northern’s financial statements.

Between April 30, 2003 and May 20, 2003, the Northern special transaction committee held numerous telephonic meetings with counsel to discuss the terms and conditions of the proposed merger.

On May 6, 2003, Proton’s board of directors held a meeting to review the merger agreement. Dr. Shaw did not participate in these discussions.

On May 20, 2003, the Northern board held a telephonic board meeting. The special transaction committee and representatives from Ropes & Gray reviewed the terms and conditions of the proposed merger agreement and the status of the negotiations with Proton, as well as any issues that remained to be resolved. Dr. Shaw did not participate in board discussions about the negotiations with Proton.

On May 20, 2003, upon the recommendation of its special transaction committee, Northern’s board of directors voted to approve the merger agreement. Dr. Shaw did not participate in this vote.

On May 21, 2003, upon the recommendation of its special transaction committee, Proton’s board of directors voted to approve the merger agreement. Dr. Shaw did not participate in this vote.

The merger agreement and bonding support agreement were executed by the parties on May 22, 2003. Proton issued a press release concerning the transaction later that day.

On July 11, 2003, following the Proton special transaction committee’s review of Northern’s first quarter financial results and preliminary second quarter financial results, Mr. Schroeder sent a letter to Mr. Coleman suggesting that consideration should be given to adjusting the Northern merger payment terms.

On July 24, 2003, Proton’s board of directors held a meeting and discussed Northern’s financial results. Dr. Shaw did not participate in these discussions.

On July 29, 2003, Proton’s board of directors held a meeting and authorized Mr. Schroeder to send Northern a letter proposing that the consideration payable in the Northern merger be adjusted. Dr. Shaw did not participate in this decision. Mr. Schroeder sent this letter later that day.

On August 1, 2003, the bonding support agreement was amended to increase the aggregate amount of financial support under that agreement to $3 million.

On August 11, 2003, the special transaction committees of Northern’s board and Proton’s board met. Mr. Coleman and Northern management discussed Northern’s first and second quarter financial results and reviewed the financial information provided to Proton prior to the execution of the merger agreement. Mr. Schroeder and Proton management then discussed Proton’s second quarter results and reviewed these results against financial information provided to Northern prior to the execution of the merger agreement. It was agreed that there was no basis for an adjustment to the merger consideration. The special transaction committees also agreed that no material adverse effect had occurred and that it was in the best interests of both companies to proceed with the merger without any adjustment to the merger consideration.

On August 25, 2003, the merger agreement was amended to correct the formula under which the number of shares issuable upon exercise of warrants issued in the Northern merger is computed.

Consideration of the Northern Merger by Northern’s Board of Directors

Northern’s Reasons for the Northern Merger

After careful consideration, and upon receipt of the unanimous recommendation of the Northern special transaction committee, Northern’s board of directors has approved the merger agreement and the transactions contemplated by the merger agreement and has determined that the merger agreement and the Northern merger are in the best interests of Northern’s stockholders.

The following discussion of Northern’s reasons for the Northern merger contains a number of forward-looking statements that reflect the current views of Northern with respect to future events that may have an effect on its future financial performance. Forward-looking statements are subject to risks and uncertainties. Actual results and outcomes may differ materially from the results and outcomes discussed in the forward-looking statements. Cautionary statements that identify important factors that could cause or contribute to differences in results and outcomes include those discussed in the section entitled “Cautionary Statements Regarding Forward-Looking Statements in this Joint Proxy Statement/Prospectus” beginning on page 25 of this joint proxy statement/prospectus, and the section entitled “Risk Factors” beginning on page 26 of this joint proxy statement/prospectus.

The decision by Northern’s board of directors was based on a number of potential benefits and material factors pertaining to the Northern merger, including those set forth below:

Merger Consideration. Northern’s board of directors looked at the proposed consideration to be received by Northern’s stockholders in the Northern merger. The board considered:

•	the fact that the proposed consideration to be received by Northern’s stockholders in the Northern merger offers a significant cash payment as well as the opportunity to participate in the combined entity through both direct stock ownership, as well as warrants;

•	the fact that the proposed consideration to be received by Northern’s stockholders in the Northern merger exceeds the purchase price paid by Northern stockholders for their Northern stock;

•	the fact that the “collar” on the exchange ratio provides protection to Northern’s stockholders prior to completion of the Northern merger in the event of an increase in Proton’s stock price;

•	the provision allowing holders of series D preferred stock of Northern to elect to receive all cash or cash and warrants in lieu of receiving Distributed Energy common stock;

•	the desire expressed by a number of Northern stockholders for liquidity in their investment; and

•	that the Northern merger was therefore an attractive opportunity for Northern’s stockholders.

Northern’s board of directors also considered the ability of Northern’s stockholders to continue to participate in the growth of the combined companies since the consideration to be received by Northern’s stockholders, other than series D preferred stockholders who elect to receive $5.84 of cash for each share of series D preferred stock held by them, consists of shares of Distributed Energy common stock and warrants to purchase Distributed Energy common stock.

Review of Prospects for Remaining Independent. Northern’s board of directors considered Northern’s financial condition, results of operations and business and earnings prospects, as well as the substantial capital required for continued expansion of its business, if it were to remain an independent entity. The board also considered Northern’s financing prospects, including the lack of definitiveness of any financing proposal, the uncertainty of timing for the closing of any prospective financing transaction, the conditions and contingencies regarding a possible financing, and potential significant dilution to stockholders. It was the board’s assessment that remaining independent was not reasonably likely to present superior opportunities or create greater value for Northern’s stockholders than the prospects presented by the Northern merger.

Certain Terms of the Merger Agreement Relating to Alternative Transactions. In evaluating the adequacy of the consideration to be received, Northern’s board of directors determined that the merger agreement did not preclude an unsolicited third party offer for Northern. In particular, in connection with an acquisition proposal more favorable from a financial point of view than the Northern merger, subject to restrictions and the potential payment of a termination fee discussed more fully in the section entitled “—The Merger Agreement—Termination Fees” on page 83 of this joint proxy statement/prospectus, the merger agreement permits Northern’s board of directors, if required by its fiduciary duties, to:

•	provide information to, and engage in discussion or negotiations with, a third party that makes an unsolicited superior offer (as defined in the merger agreement); and

•	withdraw or modify its recommendation that the stockholders vote in favor of adopting and approving the merger agreement and approving the Northern merger.

Limited Closing Conditions. The Northern board of directors considered the limited nature of the closing conditions included in the merger agreement, and the likelihood that the merger agreement would be approved by Northern’s stockholders.

Realization of Liquidity. The Northern board of directors further considered the lack of liquidity of Northern’s stock due to Northern’s status as a privately-held company and the recent lack of a market for initial public offerings of common stock by technology oriented companies. By providing for the exchange of Northern stock for Distributed Energy common stock, the Northern merger would provide Northern’s stockholders with a security that would be traded in the public market.

Other Potential Benefits. In addition to the benefits discussed above, the board of directors identified a number of other potential benefits, including:

•	Northern’s belief that access to Proton’s cash reserves would provide Northern with sufficient capital to continue the growth of its operations;

•	increased visibility and market capitalization of the combined entity;

•	access to Proton’s hydrogen technologies; and

•	Proton’s agreement to provide credit enhancements to Northern under the bonding support agreement (see page 84).

The Northern board of directors also identified and considered a number of potentially negative factors in its deliberations concerning the Northern merger, including, but not limited to:

•	risks associated with fluctuations in Proton’s stock price prior to the Northern merger;

•	the risk that certain conditions in the merger agreement, including voting agreements and termination payment provisions, may have the effect of discouraging alternative proposals for a business combination with another third party;

•	the risk that Northern may not be successfully integrated with Proton and that the anticipated benefits of the Northern merger might not be fully realized; and

•	other applicable risks described in the section of this joint proxy statement/prospectus entitled “Risk Factors” beginning on page 26.

The Northern board of directors noted that the voting agreements and the termination payment provisions of the merger agreement could have the effect of discouraging alternative proposals for a business combination between Northern and a third party. However, the board of directors concluded that the amount of the fee that Northern may be obligated to pay, and the circumstances under which it may be payable are typical for transactions of this size and type, are not likely to discourage any such proposals and were necessary to induce Distributed Energy to enter into the merger agreement.

The Northern board of directors believed that the potential negative factors were not sufficient, individually or in the aggregate, to outweigh the potential advantages.

Other Factors Considered by Northern’s Board of Directors

Northern’s board of directors consulted with senior management and its legal advisors and considered a number of other factors in its deliberations concerning the Northern merger, including:

•	the proposed holding company structure under which Northern would be operated as a separate subsidiary of Distributed Energy following the Northern merger, and three of Northern’s current directors would be elected as directors of Distributed Energy, permitting continuity in management of Northern following the Northern merger;

•	the Northern board of directors’ familiarity with, and information provided by Proton’s management as to, the business, financial condition, results of operations, current business strategy and future prospects of Proton, as well as the risks involved in achieving those prospects and objectives in current industry and market conditions, the nature of the markets in which Proton operates, and Proton’s position in such markets and the historical and current market prices for Proton’s common stock;

•	Northern’s need for financing, and the lack of definitive alternatives to the Northern merger for available financing;

•	the material terms and conditions of the Northern merger as reflected in the merger agreement, including (1) the provisions permitting Northern to respond to unsolicited inquiries and proposals from, provide confidential information to, and participate in any discussions and negotiations with, third parties concerning sales of assets and mergers or similar transactions with Northern to the extent required to satisfy the fiduciary obligations of its directors; (2) the termination fee; (3) the collar; and (4) the conditions precedent to the consummation of the Northern merger, and the estimated length of time to consummate the Northern merger;

•	the structure of the mergers considered together as an exchange within the meaning of Section 351 of the Internal Revenue Code is expected to permit Northern stockholders to exchange their shares of Northern stock on a tax-free basis, except to the extent the stockholders receive warrants and/or cash in the exchange, including cash received in lieu of a fractional share of Distributed Energy common stock and cash received upon proper exercise of the Northern stockholders’ appraisal rights pursuant to the Northern merger. See “The Mergers and Related Transactions—Material United States Federal Income Tax Consequences of the Mergers” beginning on page 84 of this joint proxy statement/prospectus; and

•	the strategic options available to Northern, including the option of continuing to operate Northern as an independent company, and the assessment of Northern’s board of directors that none of these options were reasonably likely to present superior opportunities, or were reasonably likely to create greater value for Northern’s stockholders, than the prospects presented by the Northern merger.

The foregoing discussion of the information and factors considered by Northern’s board of directors, while not exhaustive, includes the material factors considered by the board of directors. In view of the variety of factors considered in connection with its evaluation of the Northern merger, Northern’s board of directors did not find it practicable to, and did not, quantify or otherwise assign relative or specific weight or values to any of these factors, and individual directors may have given different weights to different factors.

Recommendation of Northern’s Board of Directors

The Northern board of directors has determined that the Northern merger is advisable, in the best interests of Northern stockholders and on terms that are fair to the Northern stockholders. Accordingly, the Northern board of directors has approved the merger agreement and the Northern merger and recommends that its stockholders vote FOR adoption and approval of the merger agreement and approval of the Northern merger.

Consideration of the Mergers by Proton’s Board of Directors

Proton’s Reasons for the Mergers

After careful consideration, and upon receipt of the unanimous recommendation of the Proton special transaction committee, Proton’s board of directors has approved the merger agreement and the transactions contemplated by the merger agreement, and has determined that the mergers, including without limitation the issuance of shares of Distributed Energy common stock pursuant to the merger agreement and the transfer of assets from Distributed Energy to Proton, are advisable and in the best interests of Proton’s stockholders.

The following discussion of Proton’s reasons for the mergers contains a number of forward-looking statements that reflect the current views of Proton with respect to future events. Forward-looking statements are subject to risks and uncertainties. Actual results and outcomes may differ materially from the results and outcomes discussed in the forward-looking statements. Cautionary statements that identify important factors that could cause or contribute to differences in results and outcomes include those discussed in the section entitled “Cautionary Statements Regarding Forward-Looking Statements in this Joint Proxy Statement/Prospectus” on page 25 of this joint proxy statement/prospectus, and the section entitled “Risk Factors” beginning on page 26 of this joint proxy statement/prospectus.

The decision by Proton’s board of directors was based on several potential benefits and material factors pertaining to the mergers that the Proton board of directors believes will contribute to the future success of the combined company. These potential benefits and material factors include:

•	the opportunity for Proton to gain access to skills and experience with advanced energy projects that may provide accelerated recognition and acceptance of Proton’s hydrogen-generating technology in energy applications, including hydrogen fuel from renewable sources;

•	the opportunity for Proton to diversify its sources of revenue and profits, while remaining focused on the vision of advancing energy sustainability;

•	the opportunity for Proton to expand into growing near-term markets for distributed generation, whereby end users gain more control over their cost of energy and the reliability of their electric power;

•	the opportunity for Proton to strengthen its capabilities for obtaining third party support for research and development programs aimed at markets with longer-term commercial horizons;

•	the belief that Northern’s current and future power system customers represent an important potential market for Proton’s hydrogen generation and regenerative fuel cell products;

•	Northern’s know-how, technical resources and other assets;

•	the belief that, while no assurances can be given, the mergers are likely to be completed because of the limited nature of the closing conditions included in the merger agreement and the likelihood that the merger agreement will be approved by Northern’s and Proton’s stockholders;

•	the opinion of Adams, Harkness & Hill, Inc., Proton’s financial advisor, to the effect that as of May 5, 2003, the consideration payable under the merger agreement was fair, from a financial point of view, to Proton; and

•	the terms of the merger agreement, including the ability of Proton to terminate the agreement if the Northern board of directors withdraws its recommendation in favor of the Northern merger or approves or recommends any other acquisition proposal and the right to receive a $100,000 termination fee and to be reimbursed for Proton’s out-of-pocket expenses incurred in connection with the mergers in the event that Proton terminates the merger agreement under certain circumstances.

Proton’s board of directors also identified and considered a number of potentially negative factors in its deliberations concerning the mergers, including the following:

•	the risk that the potential benefits of the mergers may not be realized, in part or at all;

•	the risk that the mergers may not be consummated;

•	the risk of management and employee disruption associated with the mergers and the risk that, despite the efforts of the combined companies, key management, marketing, technical and administrative personnel of Northern might not continue with the combined companies;

•	the potential costs the combined companies may incur to enhance Northern’s internal procedures, controls and systems as needed for it to function as part of a public company;

•	the dilutive effects of the mergers upon existing Proton stockholders;

•	the significant costs involved in consummating the mergers; and

•	other applicable risks described in the section of this joint proxy statement/prospectus entitled “Risk Factors” beginning on page 26.

The Proton board of directors did not believe that the negative factors were sufficient, individually or in the aggregate, to outweigh the potential benefits of the mergers.

Factors Considered by Proton’s Board of Directors

Proton’s board of directors consulted with senior management and its financial and legal advisors and considered a number of factors, including the following, in evaluating the mergers:

•	the potential benefits and potential negative factors associated with the mergers;

•	information concerning Northern’s business, financial performance and condition, particularly its cash position, operations, intellectual property, technology and management;

•	the terms of the merger agreement and related agreements;

•	the potential impact of the mergers on the customers, suppliers, strategic partners and employees of Proton and the combined companies;

•	Proton’s management’s view as to the integration of Northern;

•	the results of the due diligence investigation conducted by Proton’s management, accountants, financial advisors and legal counsel;

•	the expected percentage ownership of the combined companies by Proton’s stockholders;

•	the strategic and financial alternatives available to Proton;

•	advice of Proton’s outside legal counsel on the proposed terms of the merger agreement; and

•	the analyses performed by Adams, Harkness & Hill and its opinion (the full text of which is attached as Annex C to this joint proxy statement/prospectus).

The foregoing discussion of the information and factors considered by Proton’s board of directors, while not exhaustive, includes the material factors considered by the board of directors. In view of the variety of factors considered in connection with its evaluation of the mergers, Proton’s board of directors did not find it practicable to, and did not, quantify or otherwise assign relative or specific weight or values to any of these factors, and individual directors may have given different weights to different factors.

Recommendation of Proton’s Board of Directors

Proton’s board of directors has determined that the mergers, including without limitation the issuance of shares of Distributed Energy common stock and warrants and options to purchase Distributed Energy common stock pursuant to the merger agreement, and the transfer of assets from Proton to Distributed Energy are advisable and in the best interests of Proton’s stockholders. Accordingly, Proton’s board of directors approved the merger agreement and the mergers, including without limitation the issuance of shares of Distributed Energy common stock and warrants and options to purchase Distributed Energy common stock pursuant to the merger agreement, and the transfer of assets from Proton to Distributed Energy, and recommends that its stockholders vote FOR the mergers pursuant to the merger agreement and the transfer of assets from Proton to Distributed Energy.

Opinion of Proton’s Financial Advisor

Proton’s board of directors engaged Adams, Harkness & Hill, Inc. to provide a fairness opinion to its special transaction committee in connection with the proposed Northern merger pursuant to the merger agreement. Proton’s board of directors selected Adams, Harkness & Hill as its financial advisor because of Adams, Harkness & Hill’s reputation as a nationally recognized investment banking and advisory firm with substantial experience in transactions similar to the Northern merger and because of Adams, Harkness & Hill’s familiarity with, and understanding of, the industries in which Proton and Northern operate.

On May 5, 2003, Adams, Harkness & Hill delivered its written fairness opinion to the special transaction committee to the effect that, as of May 5, 2003 and subject to the qualifications set forth in the opinion, the consideration to be paid to Northern’s stockholders in the Northern merger was fair to Proton from a financial point of view.

In the Northern merger, Northern’s stockholders will receive cash, shares of Distributed Energy common stock and warrants to purchase Distributed Energy common stock. In its fairness opinion, Adams, Harkness & Hill assumed that Northern’s stockholders would receive cash, shares of Proton common stock and warrants to purchase Proton common stock in the Northern merger. The merger agreement provides for Distributed Energy to acquire Northern. However, the special transaction committee of Proton’s board of directors believed that, if Proton were to acquire Northern directly, a share of Distributed Energy common stock would be economically equivalent to a share of Proton common stock immediately following the Northern merger. Therefore, the special transaction committee agreed that, in its fairness opinion, Adams, Harkness & Hill could assume that Northern’s stockholders would receive cash, shares of Proton common stock and warrants to purchase Proton common stock in the Northern merger.

The full text of the written fairness opinion of Adams, Harkness & Hill, which sets forth the assumptions made, general procedures followed, factors considered and limitations on the review undertaken by Adams, Harkness & Hill in rendering its opinion, is attached as Annex C and is incorporated into this joint proxy statement/prospectus by reference. You should read this opinion in its entirety.

Adams, Harkness & Hill has consented to the use of its fairness opinion in this joint proxy statement/ prospectus. Adams, Harkness & Hill provided the fairness opinion to the special transaction committee of Proton’s board of directors for its information, and the fairness opinion is directed only to the fairness to Proton, from a financial point of view, of the consideration to be paid to Northern’s stockholders in the Northern merger. The fairness opinion does not address the merits of the underlying decision of Proton to engage in the mergers and does not constitute a recommendation to any stockholder of Proton or Northern as to how that stockholder should vote on the mergers. The summary of the fairness opinion set forth in this joint proxy statement/prospectus is qualified in its entirety by reference to the full text of the fairness opinion.

In connection with rendering its opinion, Adams, Harkness & Hill, among other things:

•	reviewed a draft of the merger agreement dated April 25, 2003;

•	reviewed publicly available information concerning Proton, including Proton’s annual report on Form 10-K for the fiscal year ended December 31, 2002;

•	analyzed and discussed with members of management of Proton certain historic and projected financial statements and other financial and operating data concerning Proton and Northern, prepared by management of Proton;

•	analyzed and discussed with members of management of Northern certain historic and projected financial statements and other financial and operating data concerning Northern, prepared by management of Northern;

•	conducted due diligence discussions with members of senior management of Proton and of Northern;

•	analyzed the potential pro forma financial effects of the Northern merger on Proton;

•	reviewed the historical market prices and trading activity of Proton’s common stock, and compared it with those of certain publicly traded companies that Adams, Harkness & Hill deemed to be relevant and comparable to Proton;

•	compared the results of operations of Northern with those of certain companies that Adams, Harkness & Hill deemed to be relevant and comparable;

•	compared the consideration to be paid to stockholders of Northern with that paid in certain merger and acquisition transactions that Adams, Harkness & Hill deemed to be relevant and comparable; and

•	performed such other financial studies, investigations and analyses and took into account such other matters as Adams, Harkness & Hill deemed necessary, including its assessment of general economic, market and monetary conditions as of May 5, 2003.

The April 25, 2003 draft of the merger agreement did not set forth the consideration to be paid to Northern’s stockholders in the Northern merger. Therefore, for purposes of the fairness opinion, Adams, Harkness & Hill assumed that the consideration to be paid in the Northern merger would be as follows:

•	assuming none of the holders of series D preferred stock elected to receive cash or cash and warrants only for their shares of series D preferred stock, the consideration payable in the Northern merger would consist of $15.128 million in cash, shares of Proton common stock valued at $12.372 million, and a warrant to purchase 2.5 million shares of Proton common stock;

•	the number of shares of Proton common stock to be issued in the Northern merger would be equal to the quotient obtained by dividing $12.372 million by the average closing price of Proton;

•	the average closing price of Proton is the average of the closing prices of Proton common stock during the ten most recent trading days ending three trading days prior to the date Northern approves the Northern merger, which price will in no event be less than $1.50 or greater than $3.00; and

•	assuming all of the holders of series D preferred stock elected to receive cash only for their shares of series D preferred stock, the consideration payable in the Northern merger to holders of Northern stock and options would consist of $19.65 million in cash, shares of Proton common stock valued at $7.85 million, and a warrant to purchase 2.089 million shares of Proton common stock.

For more information on the consideration to be paid to Northern’s stockholders in the Northern merger, see the section entitled “The Mergers and Related Transactions – The Merger Agreement – Conversion of Northern Stock.”

In preparing the fairness opinion, Adams, Harkness & Hill relied on the accuracy and completeness of the information and financial data provided to it by the parties, without independently verifying the same, and Adams, Harkness & Hill’s opinion is based, in part, upon such information. Adams, Harkness & Hill inquired into the reliability of such information and financial data only to the limited extent necessary to provide a reasonable basis for its opinion, recognizing that it was rendering only an informed opinion and not an appraisal or certification of value.

With respect to any forecasts reviewed by Adams, Harkness & Hill relating to the prospects of Proton or Northern, Adams, Harkness & Hill assumed that they have been reasonably prepared and reflect the best currently available estimates and judgments of the managements of Proton and Northern as to the future financial performance of each company. Adams, Harkness & Hill also assumed that the Northern merger will be completed upon the terms set forth in the April 25, 2003 draft of the merger agreement (including the assumed consideration payable in the Northern merger, as described above) without material modification or waiver.

Adams, Harkness & Hill did not conduct, nor did it receive copies of, any independent valuation or appraisal of any of the assets, real estate or operating leases of Northern. Adams, Harkness & Hill assumed that neither Proton nor Northern was involved in any material transaction as of the date of the fairness opinion, other than those activities undertaken in the ordinary course of conducting their respective business. In addition, for purposes of the fairness opinion, Adams, Harkness & Hill assumed that any material liabilities (contingent or otherwise, known or unknown) of Proton or Northern are as set forth in their respective financial statements.

Adams, Harkness & Hill was not asked to consider, and the fairness opinion does not in any manner address, the price at which Proton common stock would trade following the announcement of the mergers, or the price at which Distributed Energy common stock would trade following the consummation of the mergers. Additionally, Adams, Harkness & Hill expressed no opinion with respect to the Proton merger, the special distribution of up to $1.00 per share to each Proton stockholder (this distribution was made on June 20, 2003 to each stockholder of record as of June 6, 2003), or the effect of the Proton merger or the distribution on Proton. The fairness opinion is necessarily based upon market, economic and other conditions as they existed on, and could be evaluated on, and on the information made available to Adams, Harkness & Hill as of, the date of the opinion. Adams, Harkness & Hill disclaims any obligation to reaffirm or revise the fairness opinion or otherwise comment upon events occurring after May 5, 2003.

Although Adams, Harkness & Hill evaluated the consideration to be paid to Northern’s stockholders in the Northern merger from a financial point of view, Adams, Harkness & Hill was not requested to, and did not, recommend the specific consideration payable in the Northern merger, which consideration was determined by Proton and Northern. The fairness opinion does not address the relative merits of the mergers or other business strategies that Proton’s board of directors has considered, nor does it address the board’s decision to proceed with the mergers. Except as described above, Proton imposed no limitations on Adams, Harkness & Hill with respect to the investigations made or procedures followed in rendering its opinion.

Summary of Analyses

The following is a summary of the material financial analyses used by Adams, Harkness & Hill in connection with its fairness opinion.

The summary does not purport to be a complete description of all analyses performed and factors considered by Adams, Harkness & Hill. The preparation of a fairness opinion involves complex considerations and various determinations as to the most appropriate and relevant methods of financial analyses and the application of these methods to the particular circumstances and, therefore, an opinion is not readily susceptible to summary description. Each of the analyses conducted by Adams, Harkness & Hill was carried out in order to provide a different perspective on the transaction and to add to the total mix of information available. Adams, Harkness & Hill did not form a conclusion as to whether any individual analysis, considered in isolation, supported or failed to support an opinion as to the fairness of the consideration to be paid to Northern’s stockholders from a financial point of view. Rather, in reaching its conclusion, Adams, Harkness & Hill relied upon the results of the analyses taken as a whole and did not attribute any particular weight to any analysis or factor, and also relied on the application of its own experience and judgment. Accordingly, notwithstanding the separate factors summarized below, Adams, Harkness & Hill has indicated to the special transaction committee of Proton’s board of directors that it believes that consideration of some of the relevant analyses and factors, without considering all analyses and factors, could create an incomplete or inaccurate view of the evaluation process underlying the opinion.

In performing its analyses, Adams, Harkness & Hill made numerous assumptions with respect to industry performance and general business and economic conditions and other matters, many of which are beyond the control of Proton or Northern. The analyses performed by Adams, Harkness & Hill are not necessarily indicative of actual values or future results, which may be significantly more or less favorable than suggested by such analyses.

Discounted Cash Flow Analysis

Adams, Harkness & Hill estimated the value of Northern based on projected cash flow estimates for Northern generated from financial projections for the years ended December 31, 2003 through December 31, 2007, which were prepared by Northern’s management.

To perform this analysis, Adams, Harkness & Hill discounted the projected after-tax unlevered free cash flows for the years ended December 31, 2003 through December 31, 2007 plus the terminal value at December 31, 2007 to arrive at a present enterprise value for Northern. To this enterprise value, Adams, Harkness & Hill added the excess cash balance appearing on Northern’s balance sheet as of March 31, 2003 to obtain Northern’s present equity value. The terminal value was calculated as a multiple of projected EBITDA for the year ended December 31, 2007.

Based on this analysis, Adams, Harkness & Hill calculated the following range of implied equity values for Northern:

	($ in millions)
	Low	Middle	High
Equity value	$34.067	$38.808	$43.901

Adams, Harkness & Hill concluded that the discounted cash flow analysis (considered with the other analyses as a whole) was supportive of its opinion as to the fairness, from a financial point of view, of the consideration to be paid to the stockholders of Northern in the Northern merger.

Comparable Company Analysis

Adams, Harkness & Hill identified 11 publicly traded companies in the distributed generation/renewable energy industries and four publicly traded companies in the energy/infrastructure service providers industries deemed by Adams, Harkness & Hill to be appropriate for the purposes of comparing their financial information and operating data to those of Northern. These companies, referred to as “Northern Public Comparables”, were as follows:

Distributed Generation/Renewable Energy	Energy/Infrastructure Service Providers

Active Power, Inc.	ENGlobal Corporation
AstroPower, Inc.	Metretek Technologies, Inc.
Ballard Power Systems Inc.	Spire Corporation
Capstone Turbine Corporation	TRC Companies, Inc.
Carmanah Technologies Corporation
Energy Conversion Devices, Inc.
Evergreen Solar, Inc.
FuelCell Energy, Inc.
Global Thermoelectric, Inc.
Millennium Cell Inc.
Stuart Energy Systems Corporation

Adams, Harkness & Hill calculated for each of the Northern Public Comparables for which the applicable information was publicly available, the ratios of:

•	enterprise value divided by revenue for the last twelve months, referred to as LTM revenue; and

•	enterprise value divided by revenue expected for calendar year 2003.

Based on these ratios and Northern’s LTM revenue for the period ended December 31, 2002 and projected revenue for calendar year 2003, Adams, Harkness & Hill calculated implied equity values for Northern of $24.9 million and $45.5 million, respectively.

In conducting this analysis, Adams, Harkness & Hill defined “equity value” as the public market value of a company’s outstanding common and common equivalent shares, and “enterprise value” as a company’s equity value, less cash and cash equivalents, plus funded debt.

Adams, Harkness & Hill concluded that the comparable company analysis (considered with the other analyses as a whole) was supportive of its opinion as to the fairness, from a financial point of view, of the consideration to be paid to the stockholders of Northern in the Northern merger.

Precedent Transaction Analysis

Using publicly available information, Adams, Harkness & Hill identified and analyzed ten mergers involving businesses with similar strategic and operational characteristics deemed by Adams, Harkness & Hill to be appropriate for comparison with the Northern merger and announced from January 1, 1999 to May 4, 2003. These transactions, referred to as the “transaction comparables,” and their announcement dates were:

•	Kyocera International, Inc./Golden Genesis Company – May 26, 1999

•	Schott Corporation/Applied Power – January 16, 2001

•	PowerSecure Inc./Industrial Automation Corp. – April 10, 2001

•	Ballard Power Systems Inc./Textron Systems Carbon Products Business – May 22, 2001

•	SatCon Technology, Inc./Inverpower Controls Ltd. – June 26, 2001

•	Astropower, Inc./Atersa – July 31, 2001

•	Maxwell Technologies Corporation/Montena Components Ltd. – July 8, 2002

•	Plug Power Inc./H Power Corp. – November 2, 2002

•	Itron Inc./Silicon Energy – January 21, 2003

•	QUANTUM Fuel Systems Technologies Worldwide Inc./Global Thermoelectric Inc. – April 9, 2003

In examining these transactions, Adams, Harkness & Hill analyzed the financial performance data of the acquired company relative to the consideration offered for such acquired company, and derived multiples from this data. Adams, Harkness & Hill then compared these multiples to the applicable financial performance data for Northern to derive a range of implied equity values for Northern.

Accordingly, for each of the transaction comparables for which the relevant information was publicly available, Adams, Harkness & Hill calculated the ratio of the enterprise value of the acquired company in the relevant transaction to the acquired company’s LTM revenue. The precedent transaction analysis resulted in a median transaction multiple of 1.1 times the acquired company’s LTM revenue, a mean transaction multiple of 2.9 times the acquired company’s LTM revenue, and a stripped mean transaction multiple of 1.6 times the acquired company’s LTM revenue. The stripped mean is calculated by removing the highest and lowest multiples from the sample group and then recalculating the mean of the group. For purposes of this analysis, Adams, Harkness & Hill defined “enterprise value” as a company’s equity value, less cash and cash equivalents, plus funded debt.

Based on Northern’s then projected LTM revenue for the twelve months ended June 30, 2003, and multiples of 1.1 (the median multiple), 1.6 (the stripped mean multiple) and 2.1 (the stripped mean plus 0.5, making the high end of the range the same distance from the middle as the low end of the range), adjusted for the excess cash balance appearing on Northern’s balance sheet as of March 31, 2003, Adams, Harkness & Hill calculated the following range of implied equity values for Northern:

	($ in millions)
	Low	Middle	High
Equity value	$20.735	$28.890	$35.828

Adams, Harkness & Hill concluded that the precedent transaction analysis (considered with the other analyses as a whole) was supportive of its opinion as to the fairness, from a financial point of view, of the consideration to be paid to the stockholders of Northern in the Northern merger.

Value of the Consideration to be Paid to Northern’s Stockholders in the Northern Merger

Adams, Harkness & Hill estimated that the cash, Proton common stock and warrants payable to Northern’s stockholders in the Northern merger would have an aggregate value of $31.6 million, assuming none of the holders of series D preferred stock elect to receive cash or cash and warrants only for their shares of series D preferred stock. This amount would consist of $15.1 million of cash, $12.4 million of Proton common stock, and warrants to purchase an aggregate of 2.5 million shares of Proton common stock, which would have a value of $4.1 million.

Assuming all of the holders of series D preferred stock elect to receive cash only for their shares of series D preferred stock, Adams, Harkness & Hill estimated that the cash, Proton common stock and warrants payable to Northern’s stockholders in the Northern merger would have an aggregate value of $30.9 million. This amount would consist of $19.6 million of cash, $7.9 million of Proton common stock, and warrants to purchase an aggregate of 2.1 million shares of Proton common stock, which would have a value of $3.4 million.

Adams, Harkness & Hill estimated the value of the warrants using the Black-Scholes Option Pricing Model, which utilizes assumptions for the risk-free interest rate, volatility of Proton’s common stock, exercise price of the warrants and term of the warrants.

Adams, Harkness & Hill concluded that this analysis of the value of the consideration to be paid in the Northern merger (considered with the other analyses as a whole) was supportive of its opinion as to the fairness, from a financial point of view, of the consideration to be paid to the stockholders of Northern in the Northern merger.

Proton Historical Trading Analysis

Adams, Harkness & Hill reviewed historical trading prices of Proton common stock for the twelve month period ended April 30, 2003, and the relative stock price performances during the same period of a composite of power technology companies consisting of:

Ballard Power Systems Inc.	Millennium Cell, Inc.
FuelCell Energy, Inc.	Plug Power Inc.
Hydrogenics Corporation	Stuart Energy Systems Corporation

Adams, Harkness & Hill noted a smaller percentage decline in the market value of Proton common stock than the percentage decline in the market value of the composite of power technology companies during the period and that Proton common stock traded in a relatively narrow range over the last three months of the period.

Adams, Harkness & Hill concluded that the historical trading analysis (considered with the other analyses as a whole) was supportive of its opinion as to the fairness, from a financial point of view, of the consideration to be paid to the stockholders of Northern in the Northern merger.

Miscellaneous

In connection with the review of the mergers by Proton’s board of directors and its special transaction committee, Adams, Harkness & Hill performed a variety of financial and comparative analyses. The summary set forth above does not purport to be a complete description of the analyses performed by Adams, Harkness & Hill in connection with the mergers.

Fees

Pursuant to a letter agreement between Proton and Adams, Harkness & Hill, Proton paid Adams, Harkness & Hill a fee of $125,000 in connection with the delivery of the fairness opinion. Adams, Harkness & Hill will also be reimbursed for its out-of-pocket expenses, including reasonable fees and disbursements of outside counsel. In addition, Proton has agreed to indemnify Adams, Harkness & Hill for liabilities related to or arising out of the engagement, including specified liabilities under the federal securities laws.

As part of Adams, Harkness & Hill’s investment banking business, it regularly issues fairness opinions and is continually engaged in the valuation of businesses and their securities in connection with mergers and acquisitions, underwritings, distributions of listed and unlisted securities, private placements and valuations for corporate and other purposes. In the ordinary course of business, Adams, Harkness & Hill and its affiliates at any time may hold long or short positions, and may trade or otherwise effect transactions as principal or for the accounts of customers, in the common stock of Proton.

Interests of Certain Persons in the Mergers

In considering the recommendations of Northern’s board of directors and Proton’s board of directors with respect to approving the merger agreement and the mergers, stockholders of Northern and Proton should be aware that some of the directors and executive officers of Northern and Proton have interests in the mergers and participate in arrangements that are different from, or in addition to, those of the stockholders of Northern and Proton generally. The board of directors of both Northern and Proton were aware of these interests and considered them, among other matters, when they approved the merger agreement and mergers. These interests include the following:

Interests of Dr. Robert W. Shaw, Jr. and Affiliated Venture Capital Funds

Dr. Robert W. Shaw, Jr. is chairman of the board of directors of Northern and chairman of the board of directors of Proton. Dr. Shaw is the president of Arete Corporation, which is the manager of Micro-Generation Technology Fund, LLC. Dr. Shaw is a general partner of UVCC Fund II and UVCC II Parallel Fund, L.P. and the managing member of Utech Climate Challenge Fund, L.P. Dr. Shaw and these funds beneficially own an aggregate of 4,026,700 shares, or approximately 12%, of the common stock of Proton. See “Proton Principal and Management Stockholders.”

Venture capital funds affiliated with Dr. Shaw beneficially own an aggregate of 2,111,330 shares, or approximately 52%, of the stock of Northern. The following chart summarizes the share ownership in Northern of venture capital funds affiliated with Dr. Shaw:

Stockholder	Series A-1 preferred stock	Series B preferred stock	Series C preferred stock	Series D preferred stock	Aggregate purchase price
UVCC Fund II	34,937	379,425	69,043	150,000	$1,280,302
Utech Climate Challenge Fund, L.P.	29,500	379,425	—	150,000	$1,094,102
Micro-Generation Technology Fund, LLC	45,188	—	573,812	300,000	$2,500,250

Dr. Shaw is also a limited partner of Nth Power Management, LP, the general partner of Nth Power Technologies Fund II, L.P., and in such capacity provides advice as requested to Nth Power Technologies Fund II, L.P. Dr. Shaw does not serve on this entity’s investment committee, nor does he have any decision making authority for this entity. As of June 30, 2003, Nth Power Technologies Fund II, L.P. owned 336,807 shares of preferred stock of Northern and 109,257 shares of common stock of Proton. Dr. Shaw did not participate in the decision of Nth Power to invest in Northern or Proton.

Due to these interests, the board of directors of Northern appointed a special transaction committee composed of three directors, none of whom were affiliated with Proton, to conduct negotiations with respect to the Northern merger on behalf of Northern, and the board of directors of Proton appointed a special transaction committee composed of three directors, none of whom were affiliated with Northern, to conduct negotiations with respect to the Northern merger on behalf of Proton. Dr. Shaw did not participate in these negotiations.

Governance Structure and Management Positions

Following the mergers, Distributed Energy’s board of directors will consist of the current directors of Proton, plus Mr. Coleman, Mr. Koeppe and Mr. Stern. The merger agreement provides that, as a condition to closing, Mr. Coleman, Dan Reicher, Michael Brennan, Gary Norton, Jonathan Lynch and Charles Curtis, currently employees of Northern, will agree to remain as employees of Distributed Energy’s Northern subsidiary following the mergers. Mr. Schroeder will be President of Distributed Energy, Dr. Sweet will be President of the Proton subsidiary and Mr. Coleman will be President of the Northern subsidiary.

Indemnification and Directors and Officers Insurance

Northern’s officers and directors are entitled to continuing indemnification against liabilities for matters occurring prior to the Northern merger (including matters arising as a result of the Northern merger) by virtue of provisions contained in Northern’s certificate of incorporation and bylaws for a period of not less than six years from the effective time of the Northern merger. The merger agreement also provides that, for six years following the completion of the Northern merger, Northern will maintain a director and officer insurance policy to provide the current directors and officers of Northern with liability insurance coverage.

The Merger Agreement

The following is a summary of the material provisions of the Agreement and Plan of Contribution and Merger, dated as of May 22, 2003, as amended, by and among Northern, Proton, Distributed Energy, PES-1 Merger Sub, Inc., a Delaware corporation and wholly-owned subsidiary of Distributed Energy, and PES-2 Merger Sub, Inc., a Delaware corporation and wholly-owned subsidiary of Distributed Energy, a copy of which is attached hereto as Annex A, and incorporated herein by reference. The following summary is qualified in its entirety by reference to the text of the merger agreement.

The Mergers

The Delaware subsidiaries of Distributed Energy will be merged into Northern and Proton, respectively, pursuant to the terms and conditions of the merger agreement. Each of Northern and Proton will become a wholly-owned subsidiary of Distributed Energy following the mergers. The parties chose a holding company structure to effect the mergers to facilitate operation of Northern and Proton as separate subsidiaries and to provide the parties with a tax-efficient structure for consummating the mergers.

The closing of the mergers will take place as promptly as practicable following satisfaction or waiver of the conditions to closing set forth in the merger agreement. The mergers will become effective at the time specified in the certificates of merger filed with the Secretary of the State of Delaware with respect to the mergers.

Conversion of Proton Common Stock

At the effective time of the mergers, pursuant to the terms of the merger agreement:

•	each issued and outstanding share of Proton common stock, other than shares held by Distributed Energy, Proton or PES-2, will be converted into one share of Distributed Energy common stock, and upon such conversion all such shares of Proton common stock will be canceled and retired and will cease to exist;

•	all shares of Proton common stock held by Distributed Energy, Proton or PES-2 will be canceled and retired and will cease to exist; and

•	each issued and outstanding share of PES-2 common stock will be converted into one share of common stock of Proton, as the surviving corporation of the Proton merger.

Each holder of an option and/or warrant to purchase Proton common stock will receive an option and/or warrant, as the case may be, to purchase an equal number of shares of Distributed Energy common stock. Those options and/or warrants will have the same exercise price and other terms as the options and/or warrants to purchase Proton common stock.

Conversion of Northern Stock

At the effective time of the mergers, each share of PES-1 common stock will be converted into one share of common stock of Northern, as the surviving corporation of the Northern merger. Each share of Northern stock, including common stock that would be received upon conversion of preferred stock, and excluding shares held or owned by Distributed Energy, its merger subsidiaries, or Northern, shares of Series D preferred stock held by stockholders who make one of the elections described below or shares with respect to which dissenters’ rights are properly exercised, shall be converted into and become a right to receive, without interest:

•	an amount of cash equal to the quotient obtained by dividing $15,128,000 by the aggregate number of shares of common stock and preferred stock of Northern then outstanding;

•	the number of shares of Distributed Energy common stock equal to the Share Exchange Ratio (as defined below);

•	a warrant to purchase shares of Distributed Energy common stock as described below; and

•	cash in lieu of fractional shares.

In lieu of receiving the above consideration, each holder of series D preferred stock of Northern shall have the right, at the election of the holder, to receive in respect of each share of such holder’s series D preferred stock, without interest:

•	$5.84 in cash; or

•	the Series D Cash and Warrant and Option Consideration (as defined below) plus a warrant to purchase a number of shares of Distributed Energy common stock, as described below.

The term “Share Exchange Ratio” means the quotient obtained by dividing (A) the quotient of (1) the difference between (a) $27,500,000 minus (b) the aggregate cash consideration paid in the Northern merger minus (c) the product of the Series D Cash and Warrant and Option Consideration multiplied by the number of shares of common stock of Northern issuable upon the exercise of then outstanding options divided by (2) the Average Closing Price (as defined below) by (B) the difference between (1) the aggregate number of shares of common stock and preferred stock of Northern then outstanding minus (2) the aggregate number of shares of Series D preferred stock as to which one of the elections described above is made.

The term “Average Closing Price” means the average of the closing prices of Proton common stock on the NASDAQ National Market during the 10 most recent trading days on which shares of Proton common stock actually traded ending three trading days prior to the date of closing of the mergers; provided, that if the average so computed is $1.50 or less, the Average Closing Price shall be $1.50 and if the average so computed is $3.00 or more, the Average Closing Price shall be $3.00.

The “Series D Cash and Warrant and Option Consideration” means the quotient obtained by dividing (A) the difference between $27,500,000 minus the aggregate amount of cash paid to series D stockholders electing to receive all cash for their series D preferred stock of Northern by (B) the difference between (i) the aggregate number of shares of common stock and preferred stock of Northern then outstanding, plus the number of shares of common stock issuable upon the exercise of then outstanding options of Northern, minus (ii) the aggregate number of shares of series D preferred stock of Northern as to which the election to be paid all in cash has been made.

Each holder of an option to purchase Northern common stock will receive an option to purchase shares of Distributed Energy common stock in an amount equal to the number of shares of Northern stock subject to the option multiplied by the Option Conversion Ratio (as defined below). The exercise price per share of each such assumed option shall be equal to the exercise price of the option immediately prior to the effective date of the mergers divided by the Option Conversion Ratio. The “Option Conversion Ratio” means the quotient obtained by dividing the Series D Cash and Warrant and Option Consideration by the Average Closing Price. Each holder of an option will also receive a warrant to purchase shares of Distributed Energy common stock.

Each holder of Northern stock and options to purchase Northern common stock will receive his or its ratable share of warrants to purchase an aggregate of 2,500,000 shares of Distributed Energy common stock, except that this number will be reduced to the extent holders of series D preferred stock of Northern elect to receive all cash for their Series D shares. The warrants will have a term of three years and an exercise price equal to the Average Closing Price.

As indicated above, the amount and composition of the merger consideration is subject to change depending on several variables, including (i) the number of shares of outstanding stock of Northern, which could change to the extent options to purchase Northern common stock are exercised prior to the effective date of the Northern merger, (ii) the trading price of Proton common stock (on which the Average Closing Price will be based), and (iii) the extent to which holders of series D preferred stock of Northern elect to receive all cash or cash and warrants in exchange for such holder’s series D preferred stock in lieu of the consideration payable to other stockholders. Since many of these variables will not be determined until shortly prior to the effective time of the mergers, the precise amount and composition of the merger consideration in the Northern merger will not be known until immediately prior to the effective time of the mergers. The closing sale price of Proton common stock on the trading day prior to              , 2003, the date of printing of this joint proxy statement/prospectus, was $             per share. Also, as of that date, there were              shares of Northern

stock outstanding, including common stock that would be received upon conversion of the preferred stock, and              shares of Northern common stock subject to outstanding options. Accordingly, substituting the closing sale price of Proton common stock on             , 2003 for the Average Closing Price and assuming no elections are made by series D preferred stockholders of Northern, if the Northern merger had closed on that date:

•	Northern stockholders would receive an aggregate of $ in cash, shares of Distributed Energy common stock and warrants to purchase shares of Distributed Energy common stock; and

•	Northern optionholders would receive options to purchase shares of Distributed Energy common stock and warrants to purchase shares of Distributed Energy common stock.

On a per share basis, this amount would equal:

•	for each Northern share converted, $ , shares of Distributed Energy common stock and a warrant to purchase shares of Distributed Energy common stock; and

•	for each share of Northern common stock covered by Northern options, shares of Distributed Energy common stock and a warrant to purchase shares of Distributed Energy common stock.

The following chart shows the per share consideration that would be received by Northern stockholders and optionholders based on Northern’s capitalization as of June 30, 2003, assuming certain Average Closing Prices and assuming various elections are made by holders of Northern Series D preferred stock:

Average Closing Price	Series D Elections	Consideration Per Share

$2.50	None	Northern series D preferred stockholders: $3.74 in cash, .77 shares of Distributed Energy common stock and a warrant to purchase .51 shares of Distributed Energy common stock.

Other Northern stockholders: $3.74 in cash, .77 shares of Distributed Energy common stock and a warrant to purchase .51 shares of Distributed Energy common stock.

Northern optionholders: An option to purchase 2.26 shares of Distributed Energy common stock and a warrant to purchase .51 shares of Distributed Energy common stock.

$2.50	2,000,000 series D preferred shares elect to receive cash only	Northern series D preferred stockholders: $5.84 in cash.

Other Northern stockholders: $3.74 in cash, .71 shares of Distributed Energy common stock and a warrant to purchase .74 shares of Distributed Energy common stock.

Northern optionholders: An option to purchase 2.21 shares of Distributed Energy common stock and a warrant to purchase .74 shares of Distributed Energy common stock.

$2.50	2,000,000 series D preferred shares elect to receive cash and warrants	Northern series D preferred stockholders: $5.65 in cash and a warrant to purchase .44 shares of Distributed Energy common stock.

Average Closing Price	Series D Elections	Consideration Per Share

Other Northern stockholders: $3.74 in cash, .77 shares of Distributed Energy common stock and a warrant to purchase .44 shares of Distributed Energy common stock.

Northern optionholders: An option to purchase 2.26 shares of Distributed Energy common stock and a warrant to purchase .44 shares of Distributed Energy common stock.

$2.50	1,000,000 series D preferred shares elect to receive cash only and 1,000,000 Series D preferred shares elect to receive cash and warrants	Northern series D preferred stockholders: Holders of 1,000,000 shares receive $5.84 in cash and holders of remaining 1,000,000 shares receive $5.60 in cash and a warrant to purchase ..51 shares of Distributed Energy common stock.

Other Northern stockholders: $3.74 in cash, .75 shares of Distributed Energy common stock and a warrant to purchase .57 shares of Distributed Energy common stock.

Northern optionholders: An option to purchase 2.24 shares of Distributed Energy common stock and a warrant to purchase .57 shares of Distributed Energy common stock.

$1.50	None	Northern series D preferred stockholders: $3.74 in cash, 1.28 shares of Distributed Energy common stock and a warrant to purchase .51 shares of Distributed Energy common stock.

Other Northern stockholders: $3.74 in cash, 1.28 shares of Distributed Energy common stock and a warrant to purchase .51 shares of Distributed Energy common stock.

Northern optionholders: An option to purchase 3.77 shares of Distributed Energy common stock and a warrant to purchase .51 shares of Distributed Energy common stock.

$1.50	2,000,000 series D preferred shares elect to receive cash only	Northern series D preferred stockholders: $5.84 in cash.

Other Northern stockholders: $3.74 in cash, 1.19 shares of Distributed Energy common stock and a warrant to purchase .74 shares of Distributed Energy common stock.

Northern optionholders: An option to

Average Closing Price	Series D Elections	Consideration Per Share

purchase 3.68 shares of Distributed Energy common stock and a warrant to purchase .74 shares of Distributed Energy common stock.

$1.50	2,000,000 series D preferred shares elect to receive cash and warrants	Northern series D preferred stockholders: $5.65 in cash and a warrant to purchase .44 shares of Distributed Energy common stock.

Other Northern stockholders: $3.74 in cash, 1.28 shares of Distributed Energy common stock and a warrant to purchase .44 shares of Distributed Energy common stock.

Northern optionholders: An option to purchase 3.77 shares of Distributed Energy common stock and a warrant to purchase .44 shares of Distributed Energy common stock.

$1.50	1,000,000 series D preferred shares elect to receive cash only and 1,000,000 series D preferred shares elect to receive cash and warrants	Northern series D preferred stockholders: Holders of 1,000,000 shares receive $5.84 in cash and holders of remaining 1,000,000 shares receive $5.60 in cash and a warrant to purchase ..57 shares of Distributed Energy common stock.

Other Northern stockholders: $3.74 in cash, 1.24 shares of Distributed Energy common stock and a warrant to purchase .57 shares of Distributed Energy common stock.

Northern optionholders: An option to purchase 3.74 shares of Distributed Energy common stock and a warrant to purchase .57 shares of Distributed Energy common stock.

$3.00	None	Northern series D preferred stockholders: $3.74 in cash, .64 shares of Distributed Energy common stock and a warrant to purchase .51 shares of Distributed Energy common stock.

Other Northern stockholders: $3.74 in cash, .64 shares of Distributed Energy common stock and a warrant to purchase .51 shares of Distributed Energy common stock.

Northern optionholders: An option to purchase 1.88 shares of Distributed Energy common stock and a warrant to purchase .51 shares of Distributed Energy common stock.

$3.00	2,000,000 series D preferred	Northern series D preferred

Average Closing Price	Series D Elections	Consideration Per Share

	shares elect to receive cash only	stockholders: $5.84 in cash.

Other Northern stockholders: $3.74 in cash, .59 shares of Distributed Energy common stock and a warrant to purchase .74 shares of Distributed Energy common stock.

Northern optionholders: An option to purchase 1.84 shares of Distributed Energy common stock and a warrant to purchase .74 shares of Distributed Energy common stock.

$3.00	2,000,000 series D preferred shares elect to receive cash and warrants	Northern series D preferred stockholders: $5.65 in cash and a warrant to purchase .44 shares of Distributed Energy common stock.

Other Northern stockholders: $3.74 in cash, .64 shares of Distributed Energy common stock and a warrant to purchase .44 shares of Distributed Energy common stock.

Northern optionholders: An option to purchase 1.88 shares of Distributed Energy common stock and a warrant to purchase .44 shares of Distributed Energy common stock.

$3.00	1,000,000 series D preferred shares elect to receive cash only and 1,000,000 series D preferred shares elect to receive cash and warrants	Northern series D preferred stockholders: Holders of 1,000,000 shares receive $5.84 in cash and holders of remaining 1,000,000 shares receive $5.60 in cash and a warrant to purchase ..57 shares of Distributed Energy common stock.

Other Northern stockholders: $3.74 in cash, .62 shares of Distributed Energy common stock and a warrant to purchase .57 shares of Distributed Energy common stock.

Northern optionholders: An option to purchase 1.87 shares of Distributed Energy common stock and a warrant to purchase .57 shares of Distributed Energy common stock.

IN ORDER TO ELECT TO RECEIVE ALL CASH OR CASH AND WARRANTS ONLY FOR YOUR SERIES D PREFERRED STOCK OF NORTHERN, YOU MUST MAKE AN ELECTION ON THE FORM INCLUDED WITH THIS JOINT PROXY STATEMENT/PROSPECTUS. YOU DO NOT NEED TO COMPLETE THE ELECTION FORM, UNLESS YOU ARE MAKING SUCH AN ELECTION. DO NOT SEND YOUR NORTHERN STOCK CERTIFICATES AT THIS TIME.

Exchange of Certificates

Within three business days after the effective time of the mergers, Distributed Energy shall cause to be mailed to each record holder of certificates representing Northern stock a form of letter of transmittal and instructions for use in surrendering such certificates and receiving the Northern merger consideration therefor. Subject to any applicable withholding tax requirements, upon the surrender of each such certificate, together with a duly completed and executed letter of transmittal, Distributed Energy shall (x) provide to the holder of such certificate a check in the amount equal to the cash due such holder after giving effect to any election made by such holder, (y) issue to such holder a certificate for the number of shares of Distributed Energy common stock, if any, due to such holder, and (z) issue to such holder a warrant to purchase the number of shares of Distributed Energy common stock, if any, to which such holder is entitled; the certificate representing Northern stock shall be cancelled. Each such Northern stock certificate shall represent solely the right to receive the Northern merger consideration therefor until so surrendered and exchanged.

Proton stockholders are not required to exchange their certificates representing shares of Proton common stock. Under the merger agreement, such certificates shall automatically represent the same number of shares of Distributed Energy common stock.

Representations and Warranties

The merger agreement contains representations and warranties by each of Proton, Distributed Energy, its merger subsidiaries and Northern as to, among other things:

•	their respective corporate organizations and qualification to do business;

•	their respective capitalizations;

•	their respective abilities to enter into and consummate the transactions under the merger agreement;

•	their respective financial statements;

•	their respective compliance with contracts, corporate documents and laws;

•	the lack of significant litigation;

•	their ownership of, or right to use, certain intellectual property;

•	the lack of any material environmental issues;

•	their respective employee benefit plans;

•	the lack of any undisclosed liabilities; and

•	the absence of financial advisors in the transaction other than Adams, Harkness & Hill, Inc.

In the merger agreement, Northern also made representations and warranties as to:

•	the payment of its taxes;

•	its contracts, including government contracts; and

•	its real property, including leases.

Conduct of Business Pending the Mergers

Pursuant to the merger agreement, Northern has agreed that, with some exceptions, prior to the effective time of the mergers, the business of Northern shall be conducted in the ordinary course of business of Northern and Northern shall use its reasonable best efforts to preserve its business organization, assets, services of employees and relationships with customers and suppliers. More particularly, Northern has agreed that it will not, without the consent of Proton:

•	with some exceptions, issue any capital stock or rights to acquire capital stock;

•	split, combine or reclassify any shares of its capital stock or declare, set aside for payment or pay any dividend or distribution;

•	amend its charter or bylaws;

•	incur any indebtedness in excess of $100,000 (including obligations in respect of capital leases); assume, guarantee or otherwise become liable, contingently or otherwise, for the obligations of any other person or entity; make any loans to any other person or entity except, in each case, in the ordinary course of business;

•	adopt or amend any employee benefit plan or any employment or severance agreement or arrangement or, except for normal increases in the ordinary course of business for employees, increase the compensation or fringe benefits of, or materially modify the employment terms of, its directors, officers or employees, generally or individually, or pay any bonus or other benefit to its directors, officers or employees, except for existing payment obligations in the ordinary course of business, or hire any officers or, except in the ordinary course of business, any employees;

•	acquire or dispose of any assets or property in excess of $50,000, other than purchases and sales of assets in the ordinary course of business;

•	mortgage or pledge any of its property or assets except in the ordinary course of business;

•	change its accounting methods, principles or practices, except as may be required by a generally applicable change in generally accepted accounting principles, recommended by PricewaterhouseCoopers LLP or requested by Proton; and

•	institute or settle any legal proceeding.

During the period prior to closing of the mergers, Proton has agreed to conduct its operations in the ordinary course of business and Distributed Energy and the merger subsidiaries have agreed not to conduct any business except as contemplated by the merger agreement. In addition, Proton, Distributed Energy and the merger subsidiaries have agreed not to, without the consent of Northern:

•	incur indebtedness in excess of $1 million in the aggregate;

•	mortgage or pledge any of their property or assets; or

•	acquire or dispose of any assets or property in excess of $1 million in the aggregate (except for the distribution paid on June 20, 2003).

Covenants

Northern has agreed that it will not, directly or indirectly, engage in discussions with any party concerning a merger or other acquisition transaction with any party unless Northern receives a “superior offer” from such party, Northern executes a confidentiality agreement with such party, and the board of directors of Northern concludes after consultation with its outside legal counsel that the fiduciary duties of the board of directors under applicable law require Northern to do so. “Superior offer” means an unsolicited written offer to acquire all of the outstanding capital stock of Northern or all or substantially all of the assets of Northern, which is subject to customary conditions, is, in the judgment of the board of directors of Northern, likely to be consummated if Northern accepts it, and is, in the judgment of the board of directors of Northern, more favorable from a financial point of view to the stockholders of Northern than the proposed acquisition of Northern by Distributed Energy under the merger agreement.

Northern and Proton both agreed to use reasonable best efforts to obtain stockholder approval of the merger agreement as promptly as practicable.

Pursuant to the merger agreement, each of Northern and Proton has agreed that it shall afford to the other party full access, at all reasonable times, from the date of the merger agreement to the effective time of the mergers, to its properties, records, contracts and personnel.

Pursuant to the merger agreement, Northern and Proton have agreed to give each other prompt notice of the occurrence, or the failure to occur, of any event which occurrence or failure to occur causes any representation or warranty made by such party in the merger agreement to be materially untrue as of the effective time of the mergers or any covenant, condition or agreement contained in the merger agreement not to be complied with or satisfied in all material respects.

In the merger agreement, Distributed Energy has agreed to take all action necessary and to use its reasonable best efforts to cause the shares of its common stock which are to be issued in the mergers or pursuant to the exercise of warrants which are to be issued in the mergers to be approved for listing on the NASDAQ National Market. It is a condition to the completion of the transaction that these shares are in fact so approved for listing.

After the merger is completed, Distributed Energy will preserve all rights to indemnification existing as of the date of the merger agreement in favor of any director or officer of Northern for a period of six years following the Northern merger. During that period, Distributed Energy will cause Northern to maintain directors and officers liability insurance coverage for the persons currently covered by Northern’s directors and officers liability insurance in amount and scope at least as favorable as Northern’s existing coverage, provided the premium payable for such coverage cannot exceed 150% of the amount payable for current coverage.

Distributed Energy has agreed that for a period of two years it shall cause Northern to continue to provide medical, 401(k), life and disability benefits, cash compensation and other benefits to employees of Northern that, in the aggregate, are comparable to the benefits that were provided to each such employee under the employee benefit plans, programs, contracts and arrangements of Northern as in effect immediately prior to the effective time of the Northern merger.

Each of Proton, Distributed Energy and Northern has agreed to use its reasonable best efforts to take all actions and to do, or cause to be done, all things necessary, proper or advisable to consummate and make effective as promptly as practicable the transactions contemplated by the merger agreement and to cooperate with each other in doing such things, including taking all actions necessary to obtain any necessary consents, approvals, orders, exemptions and authorizations by or from any public or private third party, including any that are required to be obtained under any federal, state or local law or regulation or any contract, agreement or instrument to which Northern or any of its subsidiaries is a party or by which any of their properties or assets are bound.

Place of Business

Distributed Energy has agreed not to move Northern’s principal place of business from Vermont for a period of three years after the closing of the Northern merger. Distributed Energy has no plans to move Northern’s principal place of business.

Conditions to Completion of the Mergers

The obligations of Proton, Distributed Energy and Northern to consummate the mergers are subject to certain conditions, including the following:

•	the registration of the Distributed Energy common stock shall have been declared effective and no stop order suspending its effectiveness shall have been issued by the SEC;

•	the shares of Distributed Energy common stock issuable in the mergers or pursuant to the exercise of warrants or options issued in the mergers shall have been approved for listing on the NASDAQ National Market;

•	the required approval of the stockholders of Northern and Proton to the merger agreement and the transactions contemplated thereby shall have been obtained; and

•	no governmental entity or court of competent jurisdiction shall have issued any injunction or other order prohibiting consummation of the mergers.

The obligation of each of Proton, Distributed Energy and the merger subsidiaries to consummate the mergers is subject to certain additional conditions, including:

•	the number of dissenting shares shall not exceed 10% of the number of outstanding shares of common stock and preferred stock of Northern as of the effective date of the Northern merger;

•	Northern shall have obtained all waivers and consents required in connection with consummation of the Northern merger, except where a failure to obtain such would not have a material adverse effect on Northern;

•	The representations and warranties of Northern shall be true and correct and Northern shall have performed or complied with in all material respects its agreements and covenants required to be performed or complied with under the merger agreement;

•	no legal proceedings shall be pending or threatened which would prevent consummation of the transactions contemplated by the merger agreement or have a material adverse affect on Northern;

•	specified employees of Northern shall have indicated their intention to join Distributed Energy as employees;

•	Proton and Distributed Energy shall have received an opinion of their tax counsel to the effect that the Proton merger will qualify as an exchange within the meaning of Section 351 of the Internal Revenue Code;

•	each holder of preferred stock of Northern and certain holders of common stock of Northern shall have entered into lockup agreements (see page 84).

The obligation of Northern to consummate the Northern merger is subject to certain additional conditions, including:

•	Distributed Energy shall have filed with the NASDAQ National Market a notification form for listing additional shares with respect to the shares of Distributed Energy common stock to be issued in the merger or upon exercise of the warrants and options issued in the merger;

•	Proton and Distributed Energy shall have obtained all waivers and consents required in connection with the transactions contemplated by the merger agreement;

•	Clint Coleman, Paul F. Koeppe and Theodore Stern shall have been designated as directors of Distributed Energy, effective immediately following the closing, and the number of directors that shall comprise the entire board of directors of Distributed Energy shall not be more than 11;

•	the representations and warranties of Proton, Distributed Energy and the merger subsidiaries shall be true and correct and each of Proton, Distributed Energy and the merger subsidiaries shall have performed or complied with in all material respects its agreements required to be performed or complied with under the merger agreement;

•	no legal proceedings shall be pending or threatened which would prevent consummation of the transactions contemplated by the merger agreement or have a material adverse effect on Proton; and

•	Northern shall have received a written opinion of its tax counsel to the effect that the Northern merger will qualify as an exchange within the meaning of Section 351 of the Internal Revenue Code.

Voting Agreement

Each of the directors of Northern, and their respective affiliates (other than Dr. Shaw and his affiliates), who collectively hold an aggregate of approximately 24% of the outstanding shares of Northern’s stock, have agreed to vote their shares of Northern stock in favor of the merger agreement and the Northern merger. Venture capital funds affiliated with Dr. Shaw own approximately 52% of the outstanding stock of Northern. At the meeting of the Northern stockholders, the vote in favor of the merger agreement and the Northern merger by the venture capital funds affiliated with Dr. Shaw will be required for approval of those matters by Northern’s stockholders.

Indemnification

If the merger agreement is approved and the Northern merger occurs, all holders of Northern capital stock who have not perfected dissenters rights under Delaware law will be deemed to have agreed personally to indemnify Distributed Energy, Proton and their affiliates against losses due to any breach of any representation or warranty of Northern contained in the merger agreement or any other agreement or instrument furnished by Northern to Distributed Energy, Proton or their affiliates pursuant to the merger agreement, any failure to perform any covenant or agreement of Northern contained in the merger agreement or any agreement or instrument furnished by Northern to Distributed Energy, Proton or their affiliates pursuant to the merger agreement, any failure of any Northern stockholder to have good title to the issued and outstanding Northern shares issued in the name of such stockholder, or any fraud relating to the execution and delivery of the merger agreement or the transactions contemplated by the merger agreement. Any party seeking indemnification under the merger agreement must deliver a claim notice to the indemnifying party. The indemnifying party must then either agree that indemnification is required, in whole or in part, or dispute that indemnification is required. To the extent there is a dispute concerning a claim for indemnification, it will be resolved by arbitration. This obligation to indemnify is limited to the merger consideration placed in escrow pursuant to the escrow agreement attached to this joint proxy statement/prospectus as Annex B (and described on page 84), which will represent 15% of the cash and Distributed Energy common stock that would otherwise be due to Northern stockholders in the merger. Some or all of the warrants otherwise due to each Northern optionholder will also be placed in escrow. The obligation to indemnify will also not apply to claims for less than $500,000 in the aggregate, except with respect to certain specified representations and warranties. Philip Deutch and Paul F. Koeppe will serve as indemnification representatives under the escrow agreement. Subject to any claims made by Proton or Distributed Energy, 66 2/3% of the escrow amount shall be released from escrow one year after closing of the Northern merger and the remainder shall be released two years after closing. Philip Deutch is a director of Northern and managing director of Perseus 2000, L.L.C., which holds 4,137 shares of Series A-1 preferred stock of Northern, 52,528 shares of Series C Preferred Stock and 400,000 shares of Series D preferred stock of Northern. Paul F. Koeppe is a director of Northern and holds 5,447 shares of Series A-1 preferred stock of Northern, 71,105 shares of Series C preferred stock of Northern and 20,000 shares of Series D preferred stock of Northern.

ADOPTION AND APPROVAL OF THE MERGER AGREEMENT BY NORTHERN’S STOCKHOLDERS SHALL CONSTITUTE APPROVAL BY SUCH STOCKHOLDERS OF THE INDEMNIFICATION OBLIGATIONS SET FORTH IN THE MERGER AGREEMENT, THE TERMS OF THE ESCROW AGREEMENT AND THE AUTHORITY OF THE INDEMNIFICATION REPRESENTATIVES.

Proton and Distributed Energy have also agreed to indemnify Northern’s stockholders against losses due to any breach of any representation or warranty of Proton, Distributed Energy or any of the merger subsidiaries contained in the merger agreement or any other agreement or instrument furnished by such parties to Northern, any failure to perform any covenant or agreement of Proton, Distributed Energy or the merger subsidiaries contained in the merger agreement or any agreement or instrument furnished by such parties to Northern, or any fraud related to the execution and delivery of the merger agreement or the transactions contemplated by the merger agreement. The aggregate indemnification obligations of Proton and Distributed Energy shall not exceed $4,125,000 and are otherwise comparable to the indemnification provisions applicable to Northern as described above.

Termination of the Merger Agreement

Proton, Distributed Energy and Northern may terminate the merger agreement by mutual written consent. In addition, any party may terminate the merger agreement if the requisite stockholder approval of Northern or Proton is not obtained, except that:

•	no party can terminate the merger agreement for that reason if, at that time, such party is in breach of its obligations under the merger agreement; and

•	Northern cannot terminate the merger agreement for that reason if the failure to obtain Northern stockholder approval was caused by any Northern stockholder who had agreed to vote in favor of the merger.

The merger agreement may also be terminated by Proton:

•	if Northern is in material breach of any representation, warranty or covenant of Northern in the agreement and such breach is not cured within 20 days after notice; or

•	if the closing shall not have occurred on or before October 31, 2003 by reason of the failure of any condition to the obligations of Proton and Distributed Energy to complete the merger (unless the failure results primarily from a breach by Proton or Distributed Energy).

The merger agreement may also be terminated by Northern:

•	if Proton or Distributed Energy is in breach of any representation, warranty or covenant contained in the agreement and such breach is not cured within 20 days after notice;

•	if Proton’s board of directors shall have approved a proposal for Proton to be acquired or to engage in certain acquisitions of third parties or if a tender offer for outstanding shares of Proton’s common stock is commenced and Proton’s board of directors fails to recommend against acceptance of such offer; or

•	if the closing shall not have occurred on or before October 31, 2003 by reason of the failure of any condition to Northern’s obligations to close under the agreement (unless the failure results primarily from a breach by Northern).

Termination Fees

Northern has agreed to pay Proton a non-refundable fee equal to $100,000 plus all reasonable out-of-pocket expenses of Proton incurred in connection with the merger agreement if either Northern or Proton terminates the merger agreement as a result of the failure of either party to receive the requisite stockholder approval of the transaction contemplated by the merger agreement if, at or prior to the time of such failure, there shall have been announced an acquisition proposal relating to Northern which shall not have been absolutely and unconditionally withdrawn or abandoned.

Proton has agreed to pay to Northern a non-refundable fee equal to $100,000 plus all reasonable out-of-pocket expenses of Northern incurred in connection with the merger agreement (i) if Northern terminates this agreement following approval of an acquisition of Proton, a substantial acquisition by Proton or a business combination involving Proton by Proton’s board of directors or the commencement of a tender offer for outstanding shares of Proton’s common stock, if Proton’s board of directors fails to recommend against acceptance of such tender offer or (ii) if either Proton or Northern terminates the merger agreement as a result of the failure to receive the requisite vote of Proton stockholders in favor of the merger agreement if at or prior to the time of such failure there shall have been announced an acquisition proposal relating Proton which shall not have been absolutely and unconditionally withdrawn.

Amendment of the Merger Agreement

Proton and Northern may mutually amend any provision of the merger agreement at any time prior to the closing, subject to applicable law. Any amendment of the merger agreement must be in writing and signed by all of the parties. Any waiver of any right or remedy under the merger agreement must be in writing and signed by the party giving such waiver.

Other Material Agreements Relating to the Northern Merger

Escrow Agreement

Upon the closing of the mergers, Distributed Energy will enter into an escrow agreement with Paul F. Koeppe and Philip Deutch, as indemnification representatives of the Northern stockholders, and a commercial bank, or its designee, as escrow agent. Under the escrow agreement, 15% of the cash consideration and 15% of the shares of Distributed Energy common stock that would otherwise be issued to Northern stockholders will be placed in escrow and the lesser of (i) all of the warrants to be received by each holder of an option to purchase Northern common stock, or (ii) warrants having a value equal to 15% of the total merger consideration received by such optionholder will be placed in escrow. The escrow agent will disburse the amounts in escrow only pursuant to an instrument signed by Distributed Energy and the indemnification representatives or an order of a court of competent jurisdiction or an arbitrator as provided under the merger agreement or under the provisions of the escrow agreement governing distribution of the escrow fund following termination of the escrow agreement. Any amounts withdrawn from the escrow shall be withdrawn from each indemnifying securityholder on a pro rata basis, according to each such securityholder’s respective share of the escrowed amount and pro rata according to the value of the escrowed cash, shares and warrants attributable to each stockholder. The escrowed shares will be valued based on the sales prices per share of Distributed Energy common stock on the NASDAQ National Market over the 10 trading days ending two trading days before distribution of such shares under the escrow agreement or such other time the value of the escrowed shares is required to be calculated. The value of the escrowed warrants shall be calculated using the Black-Scholes method. An indemnifying securityholder may sell escrowed shares or exercise escrowed warrants; however, following any such transaction, the escrowed cash or escrowed shares of such securityholder received upon sale or exercise, as the case may be, shall be placed in escrow.

Lockup Agreements

Each holder of Northern preferred stock will enter into a letter agreement under which such holder may not offer, sell or otherwise dispose of the shares of Distributed Energy common stock issued to such holder in the mergers or upon exercise of options and/or warrants issued in the mergers for a period of three months after closing with respect to 25% of such shares and six months after closing with respect to the remainder of such shares. Certain officers of Northern will enter into a letter agreement under which they will not offer, sell or otherwise dispose of any of the shares of Distributed Energy common stock issued to such persons in the mergers or upon exercise of options and/or warrants issued in the mergers for a period of two years after closing.

Bonding Support Agreement and Security Agreement

On May 22, 2003, Proton and Northern entered into a bonding support agreement under which Proton has agreed to provide credit support to Northern through December 31, 2003 in an amount not to exceed $2,000,000. On August 1, 2003, the parties amended this agreement to increase the amount of credit support to $3,000,000. Such credit support is expected to be provided by means of guaranties issued in favor of one or more sureties who will issue performance bonds on behalf of Northern from time to time in connection with its projects for customers. Northern’s obligations under the bonding support agreement are secured pursuant to a security agreement under which Northern has granted Proton a security interest in its goods (including inventory, equipment and furniture), instruments, receivables, accounts, letter of credit rights and certain other assets. As of August 8, 2003, Proton has issued guaranties in the aggregate amount of $3,000,000 under this agreement.

Material United States Federal Income Tax Consequences of the Mergers

The following is a discussion of the material United States federal income tax consequences of the mergers and is based upon provisions of the Internal Revenue Code, the regulations thereunder, administrative rulings and interpretations, and judicial decisions as they exist on the date of this joint proxy statement/prospectus. All of the foregoing are subject to change at any time and to varying interpretation, possibly with retroactive effect, and any such change could affect the continuing validity of this discussion. The discussion set forth below does not address all aspects of United States federal income taxation that may be relevant to a stockholder in light of that stockholder’s particular circumstances or to stockholders subject to special rules under the federal income tax laws including:

•	persons who are not United States persons under the Internal Revenue Code;

•	financial institutions;

•	tax-exempt organizations;

•	mutual funds;

•	insurance companies;

•	brokers and dealers in securities or currencies;

•	stockholders under the jurisdiction of a court in a title 11 or similar case within the meaning of Section 368(a)(3)(A) of the Internal Revenue Code;

•	stockholders who acquired their Proton or Northern shares pursuant to the exercise of employee stock options, employee stock purchase plans or otherwise as compensation;

•	stockholders who are subject to the alternative minimum tax provisions of the Internal Revenue Code; and

•	stockholders who hold their Proton or Northern shares as part of an integrated investment, including a “straddle,” comprised of shares of Proton or Northern stock and one or more other positions.

In addition, this discussion does not address any estate or gift tax consequences, nor does it address any tax consequences arising under the laws of any state, locality or foreign jurisdiction. This discussion assumes that holders of Northern stock and holders of Proton common stock hold their respective shares of stock as capital assets within the meaning of Section 1221 of the Internal Revenue Code (generally, property held as an investment).

Tax Opinions

In connection with the registration statement of which this joint proxy statement/prospectus is a part:

•	Ropes & Gray LLP, counsel to Northern, has delivered to its client an opinion to the effect that, based on facts and representations (including a representation that the exchanges pursuant to the mergers occur under a single plan agreed upon before the transaction in which the rights of the parties are defined and that all such exchanges will be effective on the same date) provided to such counsel by all parties to the merger agreement and assumptions stated in the opinion, the exchange effectuated through the Northern merger, considered together with the exchange effectuated through the Proton merger, will qualify as an exchange within the meaning of Section 351 of the Internal Revenue Code.

•	Hale and Dorr LLP, counsel to Proton and Distributed Energy, has delivered to its clients an opinion to the effect that, based on facts and representations provided to such counsel and assumptions stated in the opinion, the exchange effectuated through the Proton merger will qualify as an exchange within the meaning of Section 351 of the Internal Revenue Code.

It is a condition to the consummation of the mergers that Northern, Proton and Distributed Energy receive additional tax opinions from Ropes & Gray and Hale and Dorr respectively, each dated as of the effective date of the mergers, to the same effect.

No ruling will be requested from the Internal Revenue Service regarding the tax consequences of the mergers. The tax opinions do not bind the Internal Revenue Service and do not prevent the Internal Revenue Service from successfully asserting a contrary position. In addition, if any of the representations or assumptions upon which the opinions are based is inconsistent with the actual facts, such opinions by their terms no longer apply, and the tax consequences of the mergers could be adversely affected.

Material Federal Income Tax Consequences to Proton and Proton Stockholders

Based on the advice of Hale and Dorr, counsel to Proton, Distributed Energy, PES-1 Merger Sub and PES-2 Merger Sub, assuming the exchange effectuated through the Proton merger is treated as an exchange within the meaning of Section 351 of the Internal Revenue Code:

•	No gain or loss will be recognized by Distributed Energy, Proton, PES-1 Merger Sub or PES-2 Merger Sub as a result of the Proton merger.

•	No gain or loss will be recognized by a Proton stockholder who exchanges Proton common stock solely for Distributed Energy common stock pursuant to the Proton merger.

•	The aggregate tax basis of Distributed Energy common stock received by a Proton stockholder as a result of the Proton merger will be the same as the stockholder’s aggregate tax basis in the Proton common stock exchanged pursuant to the Proton merger.

•	The holding period of the Distributed Energy common stock received by a Proton stockholder as a result of the Proton merger will include the period during which such stockholder held the Proton common stock exchanged pursuant to the Proton merger.

Material Federal Income Tax Consequences to Northern and Northern Stockholders

Based on the advice of Ropes & Gray, counsel to Northern, assuming that the exchanges effectuated through the mergers considered together are treated as an exchange under Section 351 of the Internal Revenue Code:

•	No gain or loss will be recognized by Northern as a result of the Northern merger.

•	No gain or loss will be recognized by a Northern stockholder to the extent such stockholder exchanges Northern stock for Distributed Energy common stock pursuant to the Northern merger.

•	A Northern stockholder who receives any Distributed Energy common stock will recognize gain, but not loss, with respect to the value of any warrants and/or cash consideration received (as such consideration, including warrants and/or cash held in escrow, is described in “The Mergers and Related Transactions—Consideration of the Mergers by Proton’s Board of Directors” beginning on page 63 of this joint proxy statement/prospectus) to the extent of the gain realized, if any, as a result of the Northern merger.

•	A Northern stockholder who receives no Distributed Energy common stock will recognize gain or loss with respect to the cash and/or the value of the warrants received (including cash and/or warrants held in escrow.)

•	A Northern stockholder will recognize gain or loss with respect to the cash, if any, received in lieu of a fractional share of Distributed Energy common stock pursuant to the Northern merger.

•	A Northern stockholder will recognize gain or loss with respect to the cash received upon proper exercise of the stockholder’s appraisal rights pursuant to the Northern merger.

In the case of the value of any warrants and/or cash consideration received (as referenced in the third bulleted clause immediately above), the gain realized will equal the excess of (i) the amount of cash consideration plus the fair market value of the Distributed Energy stock, if any, and warrants received by the stockholder (including cash, stock and warrants held in escrow) over (ii) such stockholder’s adjusted tax basis in the shares of Northern stock exchanged for such warrants, stock and/or cash (excluding the tax basis allocable to fractional shares for which cash is received). Any such gain will be recognized to the extent of the value of any warrants and/or cash consideration received (including escrowed warrants and cash) and will be long-term capital gain if the shares of Northern stock have been held for more than one year at the effective time of the Northern merger.

In the case of the warrants and/or cash consideration received (as referenced in the fourth bulleted clause above), the gain or loss recognized will equal the difference between (i) the amount of cash consideration plus the value of the Distributed Energy warrants received by the stockholder (including cash and warrants held in escrow) over (ii) such stockholder’s adjusted tax basis in the shares of Northern stock exchanged for such warrants and/or cash.

In the case of cash received in lieu of a fractional share of Distributed Energy common stock (as referenced in the fifth bulleted clause immediately above), a Northern stockholder will be deemed to have received a fractional share of Distributed Energy common stock, which is then redeemed by Distributed Energy for cash. Gain or loss will be recognized on such deemed exchange equal to the difference between the amount of cash received in lieu of the fractional share and the portion of the adjusted tax basis in the stockholder’s shares of Northern stock allocable to such fractional share. Such gain or loss will be capital gain or loss and will be long-term capital gain or loss if such fractional share of Distributed Energy common stock is considered to have been held for more than one year at the effective time of the Northern merger. The deductibility of capital losses is subject to limitations.

In the case of cash received in satisfaction of appraisal rights (as referenced in the sixth bulleted clause immediately above), a Northern stockholder will recognize gain or loss equal to the difference between the amount of cash received and the adjusted tax basis of the Northern stock surrendered. Such gain or loss will be capital gain or loss and will be long-term capital gain or loss if the shares of Northern stock have been held for more than one year at the effective time of the Northern merger. The deductibility of capital losses is subject to limitations.

The aggregate tax basis of Distributed Energy common stock received as a result of the Northern merger by each Northern stockholder will be the same as the stockholder’s aggregate adjusted tax basis in the Northern stock surrendered in the exchange, decreased by the tax basis allocable to fractional shares for which cash is received and by the value of any warrants and/or cash consideration received, and increased by the amount of gain, if any, recognized in the exchange. The holding period of the Distributed Energy common stock received by a Northern stockholder as a result of the Northern merger will include the period during which such stockholder held the Northern stock exchanged for the Distributed Energy common stock.

Under the Internal Revenue Code, a Northern stockholder may be subject, under certain circumstances, to backup withholding at a rate of 28% of the gain recognized with respect to the value of any warrants and/or cash consideration received, cash received in lieu of fractional share interests or cash received upon the exercise of appraisal rights unless such stockholder provides proof of an applicable exemption or a correct taxpayer identification number, and otherwise complies with applicable requirements of the backup withholding rules. Any amounts withheld under the backup withholding rules are not an additional tax and may be refunded or credited against the stockholder’s United States federal income tax liability, provided the required information is furnished to the Internal Revenue Service.

WE URGE STOCKHOLDERS TO CONSULT THEIR OWN TAX ADVISORS AS TO THE PARTICULAR TAX CONSEQUENCES TO THEM OF THE MERGERS INCLUDING THE APPLICABILITY AND EFFECT OF ANY ESTATE, GIFT, FOREIGN, STATE, LOCAL AND OTHER TAX LAWS AND THE EFFECT OF ANY PROPOSED CHANGES IN THE TAX LAWS.

Accounting Treatment of the Mergers

Distributed Energy will record the mergers using the purchase method of accounting in accordance with accounting principles generally accepted in the United States of America. This method assumes that for financial reporting purposes, Distributed Energy, Proton and Northern will be treated as one company beginning as of the date that the mergers are completed. The historical financial statements of Proton will continue to be the historical financial statements of the combined companies following the mergers and Northern will be included in the combined companies ongoing results of operations. In addition, under this method of accounting, Distributed Energy will record the fair value of Northern’s net assets on its consolidated financial statements, with the remaining purchase price in excess of the fair value of Northern’s net assets recorded as other intangibles, which will include goodwill. See “Unaudited Pro Forma Condensed Combined Financial Information” beginning on page 89.

Post-Closing Capitalization

Based on, among other things, the number of outstanding shares of Northern stock calculated as of the date of this joint proxy statement/prospectus, and assuming that the average closing price for shares of Proton common stock is $2.50 and holders of series D preferred stock of Northern do not elect to receive cash only or cash and warrants only for their series D shares, Proton and Northern estimate that Distributed Energy will issue approximately 3.1 million shares of its common stock to Northern stockholders in the mergers and approximately 34 million shares of its common stock to Proton stockholders in the mergers and following the mergers Distributed Energy will have approximately 37 million shares of its common stock outstanding. Northern stockholders will own approximately 8.4% of that total, and the remaining 91.6% will be owned by Proton’s stockholders as of immediately prior to the mergers.

These amounts are estimates, however, and may change at the completion of the mergers as a result of, among other things, (1) the number of shares of Northern stock outstanding immediately prior to the effective time of the mergers; (2) the average closing price for shares of Proton common stock for the ten trading days ending on the third trading day prior to the date of the closing of the mergers and (3) elections made by holders of series D preferred stock of Northern.

Regulatory Filings and Approvals Required to Complete the Mergers

Neither Proton nor Northern is aware of any material governmental or regulatory approval required for completion of the mergers, other than compliance with applicable corporate law of the State of Delaware and federal and state securities laws.

Restrictions on Sales of Distributed Energy Common Stock by Affiliates of Proton, Northern, and Distributed Energy

The shares of Distributed Energy common stock to be issued in connection with the mergers have been registered under the Securities Act and will be freely transferable under the Securities Act, except for shares of Distributed Energy common stock issued to any person who is deemed to be an “affiliate” of either Proton or Northern at the time of the special meetings, any person who is deemed to be an affiliate of Distributed Energy after the mergers, and shares subject to contractual restrictions. Persons who may be deemed to be affiliates of Proton, Northern or Distributed Energy include individuals or entities that control, are controlled by, or are under common control of either Proton or Northern and may include the officers, directors, and principal stockholders of Proton, Northern and Distributed Energy. Affiliates of Proton or Northern may resell their shares of Distributed Energy common stock acquired in connection with the mergers only (1) in transactions permitted by Rule 145 under the Securities Act, (2) under an effective registration statement under the Securities Act or (3) in compliance with an exemption from the registration requirements of the Securities Act. Generally, Rule 145 permits resales of stock received in a registered offering by an affiliate of Proton or Northern as long as Distributed Energy has complied with certain reporting requirements and the selling stockholder complies with volume and manner of sale restrictions set forth in Rules 144 and 145.

This joint proxy statement/prospectus does not cover resales of Distributed Energy common stock received by persons deemed to be affiliates of Proton, Northern or Distributed Energy.

Each holder of Northern preferred stock will enter into a letter agreement under which such holder may not offer, sell or otherwise dispose of the shares of Distributed Energy common stock issued to such holder in the mergers or upon exercise of warrants issued in the mergers for a period of three months after closing with respect to 25% of such shares and six months after closing with respect to the remainder of such shares. Certain officers of Northern will enter into a letter agreement under which they will not offer, sell or otherwise dispose of any of the shares of Distributed Energy common stock issued to such persons in the mergers or upon exercise of warrants issued in the mergers for a period of two years after closing.

Listing on the NASDAQ National Market of Distributed Energy Common Stock to be Issued in the Mergers

Distributed Energy has agreed to prepare and submit all reports, applications and other documents that may be necessary or desirable to enable all shares of Distributed Energy common stock that will be outstanding or reserved for issuance at the effective time of the mergers to be listed on the NASDAQ National Market, subject to official notice of issuance, under the symbol “DESC.” Such approval is a condition to the consummation of the mergers.

Financing the Mergers

It is expected that the total cash to be paid to stockholders of Northern will be funded through the use of cash of Distributed Energy available at the time such cash is paid. The amount of cash to be paid to each stockholder of Northern will depend on elections made by the holders of Series D preferred stock of Northern, cash paid in lieu of fractional shares of Northern stock and cash paid in respect of any shares of Northern held by stockholders who exercise appraisal rights under Delaware law. Therefore, the amount of cash to be funded cannot now be determined (see “The Merger Agreement – Conversion of Northern Stock” beginning on page 72).

The Asset Transfer

Prior to closing of the mergers, Proton will transfer certain of its assets to Distributed Energy, consisting of approximately $100 million of cash and marketable securities, as well as restricted cash assets, accrued interest assets, prepaid insurance and certificates of deposit and other deposit assets. These amounts will be used to fund the cash consideration required in connection with the Northern merger and to fund Distributed Energy’s operations following the mergers. As of June 30, 2003, Proton had cash, cash equivalents and marketable securities of $106 million.

UNAUDITED PRO FORMA CONDENSED COMBINED FINANCIAL INFORMATION

The following unaudited financial statements combine the historical consolidated balance sheets and statements of operations of Proton and Northern, giving effect to the mergers using the purchase method of accounting and the assumptions and adjustments described below. The unaudited pro forma condensed combined financial statements are presented for illustrative purposes only to aid you in your analysis of the financial aspects of the mergers, and do not purport to be indicative of the consolidated financial position and results of operations for future periods or the results that actually would have been realized had Proton and Northern been a consolidated company during the specified periods. Further, the unaudited pro forma condensed combined financial statements do not reflect the reorganization and integration expenses Distributed Energy expects to incur as a result of the acquisition of Northern, if consummated.

The unaudited pro forma condensed combined financial statements are based on the respective audited and unaudited historical consolidated financial statements and the notes thereto of Proton and Northern. The estimated purchase price was allocated to the estimated fair value of the Northern assets to be acquired and liabilities to be assumed based on the Northern balance sheet at June 30, 2003. The estimated purchase price allocation is based on management’s preliminary analysis and estimates. The unaudited pro forma condensed combined statements of operations for the year ended December 31, 2002 and the six months ended June 30, 2003 assume the mergers occurred on January 1, 2002. The unaudited pro forma condensed combined balance sheet at June 30, 2003 assumes the mergers occurred on June 30, 2003.

The pro forma adjustments were based upon available information and certain assumptions described in the notes to the unaudited pro forma condensed combined financial statements that Proton’s management believes are reasonable under the circumstances. The pro forma adjustments are based on the information available at the date of this joint proxy statement/prospectus and are subject to change based on completion of the transaction and final purchase price allocation, and such changes may be material.

The unaudited pro forma condensed combined financial statements and accompanying notes should be read in conjunction with the historical consolidated financial statements and notes thereto of Proton for the year ended December 31, 2002 and the six months ended June 30, 2003 included in this joint proxy statement/prospectus and the separate historical financial statements and notes thereto of Northern for the year ended December 31, 2002 and the six months ended June 30, 2003 included in this joint proxy statement/prospectus.

Unaudited Pro Forma Condensed Combined Balance Sheet

	As of June 30, 2003		Pro Forma Adjustments		Pro Forma Combined
	Northern	Proton
ASSETS
Current assets:
Cash and cash equivalents	479,688	9,045,660	—		9,525,348
Marketable securities	—	96,930,373	(15,128,000	)(A)	81,802,373
Accounts receivable, net	2,782,303	958,552			3,740,855
Unbilled accounts receivable	—	—	2,399,874	(E)	2,399,874
Costs in excess of billings on contracts in progress	1,637,901	—			1,637,901
Inventories	53,573	3,463,735			3,517,308
Deferred costs	3,107,700	2,831,972	(3,107,700	)(E)	2,831,972
Restricted cash	1,164,898	1,640,844			2,805,742
Other current assets	9,798	1,302,644	(405,597	)(B)	906,845

Total current assets	9,235,861	116,173,780	(16,241,423)		109,168,218

Fixed assets, net	3,771,491	16,987,084			20,758,575
Intangible Assets	—	—	4,840,000	(C)	4,840,000
Goodwill	—	—	21,239,371	(C)	21,239,371
Other assets, net	58,180	1,025,740			1,083,920

Total assets	$13,065,532	$134,186,604	9,837,948		$157,090,084

LIABILITIES, REDEEMABLE PREFERRED STOCK AND STOCKHOLDERS’ DEFICIT
Current liabilities:
Current portion of long-term debt	—	342,900			342,900
Accounts payable	2,463,543	707,588			3,171,131
Accrued expenses	1,502,318	811,026	652,835	(D)	2,966,179
Accrued compensation	—	941,194			941,194
Accrued service costs	—	570,383			570,383
Accrued taxes	655,054	—			655,054
Deferred revenue	3,263,655	3,931,665	(1,135,858	)(E)	6,059,462
Customer advances	—	333,074			333,074
Billings in excess of costs on contracts in progress	239,335	—			239,335

Total current liabilities	8,123,905	7,637,830	(483,023)		15,278,712

Long term debt	1,570,008	6,265,432	—		7,835,440

Commitments and contingencies

Redeemable preferred stock:
Series B mandatorily redeemable preferred stock; $.01 par value; 758,850 shares authorized, issued and outstanding; stated at liquidation preference	1,148,861	—	(1,148,861	)(F)	—
Series C mandatorily redeemable preferred stock; $.01 par value; 1,060,000 shares authorized, issued and outstanding; stated at liquidation preference	1,918,498	—	(1,918,498	)(F)	—

Series D mandatorily redeemable preferred stock; $.01 par value; 2,000,000 shares authorized, issued and outstanding; stated at liquidation preference	12,055,680	—	(12,055,680	)(F)	—
Series A-1 redeemable preferred stock; $.01 par value; 129,643 shares authorized, issued and outstanding; stated at liquidation preference	129,643	—	(129,643	)(F)	—

Total redeemable preferred stock	15,252,682	—	(15,252,682)		—

Stockholders’ equity (deficit):
Common stock; $.01 par value	972	339,384	(972	)(F)
			30,965	(G)	370,349
Additional paid-in capital	71,025	208,216,614	(71,025	)(F)
			16,073,755	(G)	224,290,369
Unearned compensation	(598,290)	(367,057)	598,290	(F)
			(2,412,130	)(H)	(2,779,187)
Accumulated other comprehensive income	—	424,620			424,620
Accumulated deficit	(11,354,770)	(88,330,219)	11,354,770	(F)	(88,330,219)

Total stockholders’ equity (deficit)	(11,881,063)	120,283,342	25,573,653		133,975,932

Total liabilities, redeemable preferred stock and stockholders’ equity (deficit)	$13,065,532	$134,186,604	9,837,948		$157,090,084

See Notes to Unaudited Pro Forma Condensed Combined Financial Information

Unaudited Pro Forma Condensed Combined Statements of Operations

	Historical
	Twelve Months Ended December 31, 2002		Pro Forma Adjustments		Pro Forma Combined
	Northern	Proton
Product revenue	$—	$1,269,500			$1,269,500
Contract revenues	6,921,462	3,444,546	$(39,482)	(J)	10,326,526

Total revenues	6,921,462	4,714,046	(39,482)		11,596,026

Costs and expenses:
Costs of production	—	4,995,201			4,995,201
Costs of contract revenue	5,858,320	2,355,091	457,910	(H)
			626,905	(I)
			(23,424)	(J)	9,274,802
Research and development	1,206,889	8,792,735	71,230	(H)
			23,333	(I)	10,094,187
Selling, general and administrative	5,343,007	7,877,165	488,437	(H)
			14,000	(I)	13,722,609

Total costs and expenses	12,408,216	24,020,192	1,658,391		38,086,799

Loss from operations	(5,486,754)	(19,306,146)	(1,697,873)		(26,490,773)
Interest income, net	103,776	5,802,546	(181,536)	(A)	5,724,786
Gain on sale of marketable securities	—	23,759			23,759
Gain on disposal of assets	315	—			315
Gain on foreign exchange	24,687	—			24,687

Net loss before income taxes	(5,357,976)	(13,479,841)	(1,879,409)		(20,717,226)
Income tax benefit (expense)	—	—			—

Net loss	(5,357,976)	(13,479,841)	(1,879,409)		(20,717,226)
Deemed preferred dividends	(1,077,139)	—			(1,077,139)

Net loss attributable to common stockholders	$(6,435,115)	$(13,479,841)	$(1,879,409)		$(21,794,365)

Basic net loss per share attributable to common stockholders	$(66.26)	$(0.40)	$(0.63)		$(0.60)

Diluted net loss per share attributable to common stockholders	$(66.26)	$(0.40)	$(0.63)		$(0.60)

Shares used in computing basic net loss per share attributable to common stockholders	97,123	33,346,794	2,990,602		36,434,519

Shares used in computing diluted net loss per share attributable to common stockholders	97,123	33,346,794	2,990,602		36,434,519

The estimated exchange ratio is 0.77 shares of Distributed Energy common stock for each share of Northern stock. It is estimated that the exchange ratio could range from 0.59 to 1.28. If the exchange ratio is 0.77 shares of Distributed Energy common stock for each share of Northern stock, the loss per share, basic and diluted, for pro forma combined would be $0.60 based on the weighted average number of shares outstanding, basic and diluted, of 36,434,519. For further information concerning the estimated exchange ratio and the factors that may cause it to be adjusted, see the section of this document titled “The Mergers and Related Transactions—The Merger Agreement—Conversion of Northern Stock” on page 72.

See Notes to Unaudited Pro Forma Condensed Combined Financial Information

Unaudited Pro Forma Condensed Combined Statements of Operations

	Historical
	Six Months Ended June 30, 2003
	Northern	Proton	Pro Forma Adjustments		Pro Forma Combined
Product revenue	$—	$348,898			$348,898
Contract revenues	8,790,577	275,584	$(49,156)	(J)	9,017,005

Total revenues	8,790,577	624,482	(49,156)		9,365,903

Costs and expenses:
Costs of production	—	978,504			978,504
Costs of contract revenue	7,570,482	464,596	228,955	(H)
			313,453	(I)
			(29,256)	(J)	8,548,230
Research and development	364,491	3,470,699	35,615	(H)
			11,666	(I)	3,882,471
Selling, general and administrative	3,117,873	5,050,538	244,218	(H)
			7,000	(I)	8,419,629

Total costs and expenses	11,052,846	9,964,337	811,651		21,828,834

Loss from operations	(2,262,269)	(9,339,855)	(860,807)		(12,462,931)
Interest income, net	293	1,491,424	(90,768)	(A)	1,400,949
Gain on disposal of assets	—	(21,554)			(21,544)
Gain on sale of marketable securities		4,915			4,915
Gain on foreign exchange	12,397	—			12,397

Net loss before income taxes	(2,249,579)	(7,865,070)	(951,575)		(11,066,244)
Income tax expense	(2,035)	—			(2,035)

Net loss	(2,251,614)	(7,865,070)	(951,575)		(11,068,259)
Deemed preferred dividends	(581,655)	—			(581,655)

Net loss attributable to common stockholders	$(2,833,269)	$(7,865,070)	$(951,575)		$(11,649,914)

Basic net loss per share attributable to common stockholders	$(29.15)	$(0.23)	$(0.32)		$(0.32)

Diluted net loss per share attributable to common stockholders	$(29.15)	$(0.23)	$(0.32)		$(0.32)

Shares used in computing basic net loss per share attributable to common stockholders	97,200	33,545,341	2,999,307		36,641,848

Shares used in computing diluted net loss per share attributable to common stockholders	97,200	33,545,341	2,999,307		36,641,848

The estimated exchange ratio is 0.77 shares of Distributed Energy common stock for each share of Northern stock. It is estimated that the exchange ratio could range from 0.59 to 1.28. If the exchange ratio is 0.77 shares of Distributed Energy common stock for each share of Northern stock, the loss per share, basic and diluted, for pro forma combined would be $0.32 based on the weighted average number of shares outstanding, basic and diluted, of 36,641,848. For further information concerning the estimated exchange ratio and the factors that may cause it to be adjusted, see the section of this document titled “The Mergers and Related Transactions – The Merger Agreement – Conversion of Northern Stock” on page 72.

See Notes to Unaudited Pro Forma Condensed Combined Financial Information

NOTES TO UNAUDITED PRO FORMA CONDENSED COMBINED FINANCIAL INFORMATION

Note 1. Basis of Presentation and Purchase Price

On May 22, 2003, Proton and Northern entered into an Agreement and Plan of Contribution and Merger pursuant to which Northern will be acquired by Proton. The transaction will be accounted for using the purchase method of accounting. The total purchase price consideration is estimated to be $32.0 million, which will include approximately $15.1 million in cash, 3.1 million shares of Distributed Energy common stock with an estimated fair value of $7.7 million, the conversion of Northern stock options to Distributed Energy stock options with an estimated fair value of approximately $4.5 million, the issuance of common stock warrants with an estimated fair value of $3.9 million, and approximately $800,000 of Proton’s direct transaction costs to be incurred in connection with the acquisition.

The unaudited pro forma condensed combined statements of operations for the year ended December 31, 2002 and the six months ended June 30, 2003 give effect to the acquisition as if the transaction had occurred on January 1, 2002. The unaudited pro forma condensed combined balance sheet gives effect to the acquisition as if the transaction had occurred on June 30, 2003. The preliminary allocation of estimated purchase price, including direct transaction costs, is based primarily on management’s analysis and estimates. Below is a table of the preliminary purchase price allocation, including estimated direct transaction costs and other liabilities:

Shares of common stock	$7,741,273
Fair value of options	4,475,047
Fair value of warrants	3,888,400
Cash	15,128,000
Estimated transaction costs	800,000

$32,032,720

The final purchase price is dependent on the actual amount of cash to be paid, the actual number of shares of Distributed Energy common stock issued, the fair value of the actual number of Distributed Energy options granted and warrants issued as determined using the Black-Scholes model. The final purchase price will be determined upon completion of the merger. Under the purchase method of accounting, the total estimated purchase price is allocated to Northern’s net tangible and intangible assets based on their estimated fair value as of the date of completion of the merger. Based upon the estimated purchase price and the preliminary valuation, the preliminary purchase price allocation, which is subject to change based on Distributed Energy’s final analysis, is as follows:

The allocation of the purchase price is estimated as follows:

Cash acquired	$479,688
Property and equipment	3,771,491
Current and other assets	8,106,527
Amortizable and unamortizable intangible assets acquired:
Completed technologies	2,840,000
Contract backlog	390,000
Northern trade name	1,540,000
Non-compete agreements	70,000
Goodwill	21,239,371

Total assets acquired	38,437,077

Liabilities assumed	(8,816,487)
Deferred stock-based compensation	2,412,130

Net assets acquired	$32,032,720

A preliminary estimate of $3,300,000 has been allocated to amortizable intangible assets consisting of completed technologies, contract backlog, and non-compete agreements with useful lives not exceeding seven years. Due to an assumed indefinite life, the $1,540,000 intangible asset trade name acquired will not be amortized and will be tested for impairment at least annually.

        A preliminary estimate of $21,239,371 has been allocated to goodwill. Goodwill represents the excess of the purchase price over the fair market value of the net tangible and intangible assets acquired less liabilities assumed. Goodwill will not be amortized and will be tested for impairment at least annually. The preliminary purchase price allocation for Northern is subject to revision as more detailed analysis is completed and additional information on the fair values of Northern’s assets and liabilities becomes available. Final purchase accounting adjustments may therefore differ materially from the pro forma adjustments presented here.

Note 2. Pro Forma Adjustments

The accompanying unaudited pro forma condensed combined consolidated financial statements have been prepared as if the merger was completed on June 30, 2003 for balance sheet purposes and as of January 1, 2002 for statement of operations purposes and reflect the following pro forma adjustments at a presumed Average Closing Price of $2.50 and no election by the series D preferred stockholders to receive cash or cash and warrants:

A.	To reflect the estimated cash portion for the proposed merger and the resulting decrease in interest income at an assumed annual effective interest rate of 1.2%.

B.	To apply direct acquisition costs capitalized by Proton prior to the effective date of the proposed merger.

C.	To establish amortizable and non-amortizable intangible assets related to certain Northern technology. The fair value was determined using an income approach; with the exception of the non-compete agreements determined using the lost profits method. To establish non-amortizable goodwill resulting from the proposed merger. The actual amount of goodwill established could differ significantly upon close of the proposed merger.

D.	To record estimated direct merger costs of $394,403 to be incurred by Proton and $258,432 of estimated merger costs to be incurred by Northern related to the proposed acquisition by Distributed Energy. Actual amounts could differ significantly upon close of the proposed merger.

E.	To adjust Northern unbilled receivables, deferred revenue and deferred costs to estimated fair value based on the remaining amounts to be received under contracts, reduced by the estimated costs to complete and an allowance for normal profit on the costs to complete.

F.	To eliminate the redeemable preferred stock and historical stockholders’ deficit of Northern.

G.	To record the estimated fair value of Distributed Energy shares of common stock, options and warrants to be issued in the proposed merger. The fair value of the options and warrants were determined using the Black-Scholes model. The options and warrants were valued utilizing the following assumptions:

	Options	Warrants
Risk free rate of interest	2.80%	1.50%
Expected dividend yield	None	None
Expected life	7 Years	3 Years
Expected volatility	100%	100%

H.	To record the deferred compensation based on the intrinsic value related to Distributed Energy options issued in connection with the proposed merger and to reflect amortization of the deferred compensation calculated on a straight-line basis. The expense is being allocated based on the cost group the respective individual has historically been assigned to. The weighted average remaining vesting period of the unvested employee stock options at June 30, 2003 approximates 3.26 years.

I.	To reflect amortization of the amortizable intangible assets on a straight-line basis resulting from the proposed merger. The useful life of the amortizable intangible assets has been determined to range from 24-84 months, with a weighted average life of approximately 72 months.

J.	To eliminate revenue and costs associated with collaborative contracts between Northern and Proton.

Note 3. Range of Results—Pro Forma Effects

The actual ratio for Northern stock in the Northern merger may be different than the assumed exchange ratio of Proton common stock presented in the Unaudited Pro Forma Condensed Combined Financial Information. Any adjustments to the exchange ratio due to elections made by holders of the series D preferred stock will vary independently from the adjustments due to the average Proton common stock price and collar adjustment mechanisms, and will affect the final transaction value and exchange ratio as determined pursuant to the formula within the merger agreement.

The following charts are intended to illustrate the impact on the exchange ratio, shares of common stock, options, fair value of warrants, goodwill, stock-based compensation, net loss attributable to common shareholders, pro forma net loss per share (basic and diluted) and weighted average shares of simultaneous changes to the variables (assuming 4,045,693 shares of Northern common stock outstanding immediately prior to the effective time of the mergers) for the twelve month and six month Unaudited Pro Forma Condensed Combined Statement of Operations:

Twelve month Unaudited Pro Forma Condensed Combined Statement of Operations data:

	Average Closing Price $1.50	Average Closing Price $2.50	Average Closing Price $3.00
Exchange ratio	1.28	0.77	0.64
Shares of common stock issued	5,160,847	3,096,508	2,580,424
Common stock options issued	3,087,153	1,852,292	1,543,576
Fair value of warrants issued	$2,333,040	$3,888,400	$4,666,080
Goodwill recognized	$17,882,594	$21,239,371	$22,467,405
Unearned stock-based compensation expense	$1,755,159	$1,017,577	$833,181
Net loss attributable to common shareholders	$(22,531,947)	$(21,794,365)	$(21,609,969)
Net loss per share (basic and diluted)	$(0.59)	$(0.60)	$(0.60)
Weighted average shares	38,493,217	36,434,519	35,919,845

Six month Unaudited Pro Forma Condensed Combined Statement of Operations data:

	Average Closing Price $1.50	Average Closing Price $2.50	Average Closing Price $3.00
Exchange ratio	1.28	0.77	0.64
Shares of common stock issued	5,160,847	3,096,508	2,580,424
Common stock options issued	3,087,153	1,852,292	1,543,576
Fair value of warrants issued	$2,333,040	$3,888,400	$4,666,080
Goodwill recognized	$17,882,594	$21,239,371	$22,467,405
Unearned stock-based compensation expense	$877,580	$508,788	$416,590
Net loss attributable to common shareholders	$(12,018,706)	$(11,649,914)	$(11,557,716)
Net loss per share (basic and diluted)	$(0.31)	$(0.32)	$(0.32)
Weighted average shares	36,706,187	36,641,848	36,125,764

INFORMATION ABOUT PROTON

Proton’s Business

The Company

Proton was founded in 1996 to design, develop and manufacture proton exchange membrane, or PEM, electrochemical products. Proton’s proprietary PEM technology is embodied in two families of products: hydrogen generators and regenerative fuel cell systems. Proton’s hydrogen generators produce hydrogen from electricity and water in a clean and efficient process. Proton is currently manufacturing and delivering models of its hydrogen generators to customers for use in commercial applications. Proton’s regenerative fuel cell systems, which it is currently developing, will combine Proton’s hydrogen generation technology with a fuel cell power generator to create an energy device that is able to produce and store the hydrogen fuel it can later use to generate electricity. By providing the hydrogen fuel used by fuel cells, Proton’s core PEM electrolysis technology can enable fuel cells to function not only as power generating devices, but also as energy storage devices.

Proton is designing its products to meet the needs and attractive near-term and longer-germ markets. Proton’s hydrogen generators have been designed to address the existing demand for industrial hydrogen in a variety of manufacturing and laboratory applications, which Proton believes is more cost effective and safely served with an on-site generator as opposed to conventionally delivered hydrogen. In the longer term, as fuel cell markets develop, Proton believes its hydrogen generators can be a key component of the hydrogen supply infrastructure that will be needed to provide the hydrogen used by fuel cells in transportation, stationary power generation and portable power generation applications. Proton is are developing its regenerative fuel cell systems to address the demand for highly reliable backup power systems. In particular, the increased use of computers, computer networks and communications networks are all creating an increase in the demand for highly reliable backup power to avoid the costs and lost revenue associated with power disruptions. In addition, Proton believes that in the longer term its regenerative fuel cell systems may enable renewable energy solutions by facilitating the storage of energy produced by non-depleting, non-polluting energy sources, such as solar, wind and hydroelectric power.

Proton believes it is among the first companies to manufacture and deliver systems incorporating PEM technology for use in commercial applications. Proton has delivered HOGEN 40 series hydrogen generators to domestic and international customers for use in industrial and research applications. Proton’s cell stacks, an important component of its generators, have in many cases suffered from limited life and reliability problems and have required replacement in the field. In 2003, Proton has worked to improve its stack design and manufacturing processes to increase the longevity and reliability of its cell stacks and to replace cell stacks in customer units. Although production and shipment of HOGEN® 40 series hydrogen generators was suspended for a portion of 2003, production and shipment of these units resumed in the second quarter of 2003.

Proton has delivered several late-stage development HOGEN® 380 series hydrogen generators for use in industrial applications requiring higher hydrogen output. Proton intends to continue development of this product in 2003 and deliver additional units for demonstrations. Proton may also vary the output size to meet market needs.

In the longer term, Proton believes its PEM hydrogen generation technology will be an important part of the infrastructure needed to provide hydrogen for fuel cell vehicles. Proton research and product development efforts include the development of the FUELGEN high-pressure hydrogen generator, capable of providing hydrogen for a fuel cell vehicle. This product will be based on Proton’s industrial hydrogen generator platform and Proton anticipates the majority of product development funding to come from government or third party sources.

Proton also intends to further develop applications for its UNIGEN regenerative fuel cell technology. Proton has built regenerative fuel cell systems for NASA and the Naval Research Laboratory as well as for internal research and product development programs. Proton’s goal for 2003 is to manufacture multiple demonstration regenerative fuel cell systems and to deliver them to domestic and international customers for evaluation. These systems are being designed to have the scale and technical attributes necessary to serve a broad range of commercial applications.

Government and private development contracts have supported the development and commercialization of our hydrogen generators and regenerative fuel cell systems. Proton intends to continue to seek government and third party support to fund the majority of its UNIGEN design and product development work. Proton has ongoing development contracts in 2003 with the Naval Research Laboratory, the Connecticut Clean Energy Fund, and the Department of Energy.

Proton has moved to a newly constructed 100,000 square foot facility in Wallingford, CT to accommodate the projected growth of its business over the next several years. This building consolidates all of its corporate headquarters, research, product development, and manufacturing activities.

Products

Hydrogen Generators. Proton’s HOGEN hydrogen generators convert water and electricity into high purity, pressurized hydrogen gas, using PEM electrolysis. PEM electrolysis is a process in which water is divided into its component elements to produce pure hydrogen gas, with oxygen and heat as the only by-products. Many users can connect proton’s hydrogen generators directly to existing water and electrical sources, allowing them to be installed and used in a wide range of locations.

Proton has shipped commercial models of its HOGEN 40 series hydrogen generators with 20 and 40 cubic feet per hour hydrogen production capacities, and delivered HOGEN 380 cubic feet per hour capacity units for demonstration. Proton’s HOGEN 40 units are freestanding, roughly the size of a household washing machine, and are intended for indoor placement. Proton’s HOGEN 380 is a larger freestanding unit with a weatherized design for outdoor use. Proton intends to increase production of its commercial HOGEN 40 series hydrogen generators in 2003. Proton also intends to deliver additional HOGEN 380 units for demonstration in 2003 and anticipates expanding its family of hydrogen generation products into different output capacities to better serve customer and application requirements.

Proton has manufactured commercial laboratory hydrogen generators, for use in laboratory applications. These units are compact, about the size of a personal computer, and designed to sit on a countertop for use in laboratory applications. Proton believes a viable market may exist for laboratory hydrogen generators and may introduce a new version of the product under our own brand name and trade dress in 2003.

In 2001, Proton signed a 10-year agreement with STM Power Inc. for the exclusive supply of high-pressure hydrogen replenishment systems for Stirling Cycle Engines. These units are being developed to maintain the Stirling engine’s internal hydrogen “working fluid” at pressures greater than 2000 psi. In 2002, Proton completed delivery of 57 beta units to STM for incorporation into their Stirling Cycle Engines. STM is currently testing and evaluating these systems. Because of the difficult cost challenges associated with this project, additional orders are not likely and would depend upon, among other things, the cost and performance of the beta units and the market demand for STM’s products.

Proton is currently developing FUELGEN high-pressure hydrogen generation systems capable of supplying the hydrogen fueling needs of fuel cell vehicles and other hydrogen power applications. Proton anticipates the FUELGEN to be largely based on the designs of Proton’s industrial hydrogen generators. These generators will be appropriately scaled and designed to operate at typical gas station locations using ordinary water and electricity. Proton has completed the initial assembly of its first full scale FuelGen system and plans to continue development and testing of this product in 2003.

An important feature of Proton’s hydrogen production technology is the ability to produce hydrogen at pressure without mechanical compression. Proton’s current commercial products produce hydrogen at pressures between 150-200 psi. Proton’s prototype HIPRESS PEM cell stack designs have produced high-purity hydrogen at pressures up to 3,000 psi without mechanical compression using solid state compression within the electrochemical cell stack. Proton plans to continue research and development of high-pressure cell stack technology for potential use in current and future products as market conditions dictate.

The cost of manufacturing Proton’s PEM cell stacks and hydrogen generators is still relatively high and Proton expects to continue to invest in internal research and product development to reduce costs. Proton currently sells commercial units into high value applications requiring industrial hydrogen. Proton believes higher volumes, cheaper materials, more refined production processes, as well as other potential technologies, will enable it to reduce the cost of its cell stack and hydrogen generators. As Proton reduces its costs, it believes its products will become competitive in additional applications and markets.

Regenerative Fuel Cell Systems. The UNIGEN regenerative fuel cell systems Proton is developing will integrate Proton’s core PEM hydrogen generation technology with PEM fuel cell technology to create a power quality device that produces hydrogen from water and electricity, stores the hydrogen, and later uses the hydrogen as fuel for the production of electricity. In the hydrogen generation or electrolysis mode, the regenerative fuel cell works like a hydrogen generator, producing hydrogen, which is stored. In the power generation or fuel cell mode, the process is reversed and the stored hydrogen is combined with air to produce electricity efficiently and without any harmful by-products. Proton’s regenerative fuel cell architecture is capable of using fuel cells produced by other developers and manufacturers to enable their fuel cells to become energy storage devices.

In 2002, Proton signed a 3-year joint development agreement with Sumitomo Corporation to develop, sell and service PEM-based regenerative fuel cell and hydrogen generation systems for the Japanese market, including backup power, hydrogen generation, load leveling/peak shaving, and renewable energy storage applications.

Proton has several development and demonstration programs with potential customers including Marconi Communications and the Connecticut Clean Energy Fund to show the potential applications of the UNIGEN product. Proton believes early applications for this product will be in remote and high value backup power applications. The success of this product will depend, among other things, upon continued development and cost reduction by Proton and other fuel cell developers. Proton expects to continue research and product development of these systems and will seek to have government and third party sources fund the majority of the development.

Proton currently has ongoing research and financial assistance programs related to its regenerative fuel cell systems and our hydrogen generation systems with the United States Department of Energy (“DOE”), Naval Research Laboratory (“NRL”), and the Connecticut Clean Energy Fund for use in ongoing research and development programs. The DOE program is focused on hydrogen generation and storage from renewable energy sources. The NRL program is concentrated on fuel cell technology developments for use in advanced space propulsion and energy systems. Funds provided by the Connecticut Clean Energy Fund are being used to accelerate the commercialization of UNIGEN regenerative fuel cell products for application in power quality markets. For those research and development programs that require Proton to meet specific obligations as defined in the agreements (including delivery and acceptance of units), amounts advanced pursuant to contracts are recognized as liabilities until such obligations are met. Once the obligations are met, the amounts are recognized as contract revenue. For those research and development programs which do not require Proton to meet specific obligations, Proton recognizes customer funding as contract revenue utilizing the percentage of completion method by the relationship of costs incurred to total estimated program costs.

Proton’s Strategy

Proton’s objective is to be a leader in harnessing PEM electrolysis technology for a number of commercial applications. Proton’s strategy for achieving this objective includes the following elements:

Leverage Technological Position. In developing PEM technology, Proton has focused on two key areas: the development of PEM hydrogen generators and the development of regenerative fuel cell systems. Proton believes these technologies provide it with the opportunity to develop innovative products that address attractive markets. In addition, Proton’s technology is complementary to other fuel cell technologies and could enable the commercial use of other fuel cell products, such as vehicular fuel cells, by providing a hydrogen delivery infrastructure. For example, Proton’s hydrogen generators could be deployed at refueling sites to provide hydrogen for fuel cell vehicle fleets. As a result, Proton believes it is also well positioned to benefit from further developments by other fuel cell developers and from increases in demand for their fuel cell products. Proton intends to maintain its technology leadership in PEM-based hydrogen generation and regenerative fuel cell system technology by continuing to develop its core technology and commercial manufacturing processes, reduce product cost, and improve the design and features of its products.

Focus on Near-Term Market Opportunities. Proton believes it is among the first companies to manufacture and deliver systems incorporating PEM technology for use in commercial applications. Proton intends to focus on designing and marketing its hydrogen generation products for near-term industrial applications. Proton believes the industrial gas market is an attractive market because it is well developed and Proton’s hydrogen generator products offer cost, security, and safety advantages to users that currently rely on conventionally delivered hydrogen. Proton’s focus on near-term market opportunities will continue to reinforce Proton’s emphasis on the commercial application of PEM technology.

Proton will also focus on demonstration and research opportunities from interested third party and government sources for our regenerative fuel cells and FUELGEN hydrogen generators. These opportunities help advance Proton’s technology and, in some cases, provide field test experience.

Continue Focus on Cost Reduction and Cell Stack Durability. Given Proton’s focus on commercial applications for PEM technology, design and manufacturing improvements are a critical element of Proton’s product development efforts. The cost of manufacturing Proton’s PEM cell stacks and hydrogen generators is still relatively high. Proton intends to continue to focus on reducing the cost of manufacturing its products through the simplification of product designs, identification and use of lower cost materials and components, development of long-term relationships with third-party component and raw material suppliers, use of new technologies and processes, and lean manufacturing processes and techniques.

The durability and longevity of Proton’s cell stacks are also critical success factors. Proton’s cell stacks have in many cases suffered from limited life and reliability problems and have required replacement in the field. Proton plans to focus on improving cell stack designs and manufacturing processes to increase the endurance and reliability of its commercial hydrogen generators.

Develop Key Strategic Relationships. Proton is beginning to establish strategic relationships with leading companies in its target markets. The strategic relationships Proton develops may include joint development efforts and sales and marketing agreements. At present, Proton is in preliminary discussions with potential partners, including industrial gas suppliers and distributors, energy producers, backup power providers and renewable energy companies. In seeking to develop strategic relationships, Proton will focus on partners that can provide it with distribution channels for its products and assist Proton in the design, development and manufacture of new products. Proton believes that its demonstrated capabilities in PEM technology and its focus on creating commercial applications make Proton an attractive potential partner for many established companies seeking to gain access to PEM related technology.

In 2002, Proton signed a three year joint development agreement with Sumitomo Corporation to develop, sell and service PEM-based regenerative fuel cell and hydrogen generation systems for the Japanese market, including backup power, hydrogen generation, load leveling/peak shaving, and renewable energy storage applications.

Position Technology for Longer-Term Opportunities. Proton believes it is well positioned to take advantage of growth in the markets for fuel cell applications and renewable energy technologies. If fuel cell applications achieve commercial acceptance, Proton’s hydrogen generators can be a key component of the hydrogen supply infrastructure that will be required. Proton intends to work with leading energy and power companies to position its hydrogen generators for automotive refueling applications. With respect to renewable power, as developers of renewable technologies, especially wind and solar power, achieve cost and performance improvements, the need to overcome the inherent intermittent nature of renewable power will become even more important. Accordingly, Proton plans to work with renewable energy companies to explore and develop energy storage applications using our regenerative fuel cell architecture. Proton has also modified several demonstration units of its HOGEN generators to operate using intermittent electricity from renewable energy sources and Proton believes this will position Proton for future renewable/sustainable power markets.

Technology

PEM-Based Hydrogen Generators. Proton’s hydrogen generators are electrochemical devices that convert water and electricity into hydrogen gas using a process known as PEM electrolysis. The core of a hydrogen generator is an electrolysis cell consisting of a solid electrolyte proton exchange membrane. Catalyst material is bonded to both sides of the membrane, forming two electrodes. To generate hydrogen, water is introduced to one side of the membrane and voltage is applied to the electrodes. This process divides the water into protons, electrons and oxygen. The protons are drawn through the proton exchange membrane and recombined with the electrons at the opposite side of the membrane to form hydrogen. The oxygen is removed from the cells with the excess water flow. This process produces hydrogen with a high level of purity and at significant pressures.

A single electrolysis cell is typically integrated into a complete cell assembly that includes flow field structures that provide mechanical support, conduct current and provide a means to introduce water and remove gases. These cell assemblies are stacked and compressed between two end plates along with other support components to form a complete cell stack. The hydrogen production capability of a cell stack is approximately proportional to the area of each cell, the number of cells in the stack and the electric current supplied.

PEM-Based Fuel Cell Power Generators. In Proton’s PEM fuel cell, which is very similar to Proton’s PEM electrolysis cell, the opposite reactions occur. To generate electricity, hydrogen and air, or oxygen, are introduced to opposite sides of the cell. The hydrogen passes over an electrode structure adjacent to the proton exchange membrane, where it is divided into its component protons and electrons. When the electrons are separated from the protons, the electrons are conducted in the form of a usable electric current. The protons travel through the proton exchange membrane and recombine with the electrons and oxygen to produce water.

To form a complete fuel cell stack, individual PEM fuel cells are stacked and compressed between two end plates. The electrical power production capability of a cell stack is approximately proportional to the area of each cell and the number of cells in the stack.

Proton’s regenerative fuel cell systems incorporate the ability to support both an electrolysis reaction and a fuel cell reaction. Proton’s proprietary design operates in the electrolysis mode by using water and electricity to generate hydrogen at elevated pressure and then reverses the process and consumes the hydrogen with air to generate electricity. The resulting product functions like a rechargeable battery in which hydrogen is produced through electrolysis, stored and then used for power generation. Because Proton’s regenerative fuel cell systems use hydrogen produced through electrolysis rather than extracted from hydrocarbon fuels, electricity can be produced at room temperature, without lengthy start-up times or carbon-based emissions and in areas where fossil fuels such as natural gas, propane or gasoline are not available.

Proton’s regenerative fuel cell systems can be configured using one or two PEM stacks. The one-stack approach uses Proton’s proprietary design, which allows a single cell to operate in both the electrolysis mode and the fuel cell mode. These reversible fuel cells are under development by Proton and may have cost and weight advantages. Proton’s two-stack regenerative fuel cell system is configured by using separate cell stacks for the electrolysis and fuel cell reaction. Proton currently manufactures its own electrolysis stacks for testing in these systems. Proton is testing fuel cell stacks from other fuel cell developers for potential incorporation into its regenerative systems. Proton is also developing its own proprietary fuel cell stack, which it may incorporate into these systems.

Proprietary Technology

Proton has developed proprietary technology relating to various aspects of its electrolysis cells, regenerative fuel cell systems and related systems. These include:

•	membrane processing technology

•	electrolysis catalytic electrode formulation reversible fuel cells

•	fuel cell stack designs

•	high-pressure cell structures that simplify overall system implementation

•	integrated system designs for both hydrogen generators and regenerative

•	fuel cell systems

•	electrical interface to renewable technologies for hydrogen generators

Distribution and Marketing

Proton plans to sell its hydrogen generators primarily through a combination of distribution arrangements with third parties and direct sales. Because small and medium-volume hydrogen users generally buy hydrogen from industrial gas suppliers and distributors, Proton intends to focus its sales and marketing efforts in these areas. By focusing on industrial gas suppliers and industrial gas equipment distributors, Proton intends to maximize its sales by leveraging its established marketing, distribution and service channels. Proton has distribution agreements with Diamond Lite S.A., Products of Technology LTD, and GAN Industrial for distribution of its hydrogen generators in western and central Europe, the UK, Ireland and Northern and Central Mexico, and an arrangement with Fig Tree Marketing for distribution of hydrogen generators in the specialized field of meteorology. Proton intends to establish additional sales and distribution arrangements with industrial gas suppliers and distributors, as well as meteorology equipment providers and original equipment manufacturers.

As the market to supply hydrogen fuel for fuel cell vehicles develops, Proton also plans, where possible, to leverage existing distribution channels. Proton believes that existing energy suppliers will need to begin supplying new forms of automotive fuel as fuel cell vehicles (FCVs) come to market. Accordingly, Proton intends to establish relationships with major energy companies to explore ways of supplying its hydrogen generators for installation at local service stations. In addition, Proton believes that automobile manufacturers providing introductory and fleet FCVs will be interested in Proton’s refueling technology and therefore Proton will seek to establish relationships with these manufacturers.

Currently, backup power equipment is sold by a few large manufacturers to commercial end users through diverse reseller networks, including integrators and qualified resellers. In the future, Proton plans to sell its backup power products to these existing manufacturers, integrators and qualified resellers.

Manufacturing

Proton is currently manufacturing hydrogen generators at its facility in Wallingford, Connecticut. Key aspects of this process include formulation of Proton’s proprietary catalysts, deposition of the catalyst on the proton exchange membrane and fabrication of cells into cell stacks. The balance of the manufacturing process consists of integrating cell stacks into systems that perform fluids and electrical management of the electrochemical process.

Proton purchases raw proton exchange membrane material from Dupont, although Proton has identified other companies it believes are capable of providing suitable membrane material. Proton purchases the other components used in its systems from third-party suppliers. Proton regularly consults with its suppliers to evaluate ways to lower the cost of other components or subassemblies while meeting the performance needs of its products. In this regard, Proton has considered and will continue to evaluate the option of having subassemblies that it currently produces in-house produced to its specifications by others if lower costs can be achieved.

In 2002, Proton successfully completed its annual ISO 9001 audit and remains registered. Proton believes that this registration, a quality assurance model for companies that design, produce, install and service items as part of their business will provide Proton with an advantage over competitors that are not ISO 9001 registered. In some cases, this registration is a condition of doing business with customers.

Intellectual Property

Proton seeks to maintain its technology leadership position by aggressively protecting intellectual property assets using patent, trade secret, trademark and copyright law. Proton’s protection of these assets has continued to accelerate and Proton currently have been issued 13 U.S. patents and two European patents, covering aspects of its hydrogen generation equipment and electrolysis cell designs. Proton has over 124 U.S. and international patents pending, covering not only its current electrolysis products, but also technologies it has developed related to fuel cells, backup and renewable power systems and hydrogen fueling systems.

In addition to Proton’s patented assets, Proton’s intellectual property position has also grown to include manufacturing processes and know-how, which are enhancing Proton’s next generation products and cost reduction efforts. Proton also seeks to protect its proprietary intellectual property in part through confidentiality agreements with its strategic partners and employees. Proton cannot ensure that these agreements will not be breached, that it will have adequate remedies for any breach or that such persons or institutions will not assert rights to intellectual property arising out of these relationships.

Competition

Proton’s hydrogen generators will compete with current suppliers of delivered hydrogen, and with other manufacturers of on-site hydrogen generators. Competitors in the delivered hydrogen market include Airgas, Air Liquide, Air Products and Chemicals, Linde and Praxair. Proton’s hydrogen generators will also compete with older generations of electrolysis-based hydrogen generation equipment sold by Stuart Energy Systems, Norsk Hydro, Teledyne-Brown and other companies. These systems are generally larger in size, require manual operation and supervision, contain hazardous liquid electrolyte and require the assistance of mechanical compressors to produce hydrogen at pressure.

There are a number of companies located in the United States, Canada and abroad that are developing PEM fuel cell technology. These companies include Avista Labs, Ballard Power Systems, General Motors, Giner, Idatech, Nuvera, Plug Power, Toyota and UT Fuel Cells. Although Proton believes these companies are currently primarily targeting vehicular and residential applications, they could decide to enter the hydrogen generation and backup power markets Proton intends to address. Proton may also encounter competition from companies that have developed or are developing fuel cells based on non-PEM technology, as well as other distributed generation technologies.

Many of Proton’s competitors have substantially greater financial, research and development and marketing capabilities than Proton does. In addition, as the backup power and hydrogen fuel markets develop, other large industrial companies may enter these fields and compete with Proton.

Employees

As of July 31, 2003, Proton had a total staff of approximately 123 employees, of whom 85 were engineers, scientists, and other degreed professionals. Proton considers its relations with its employees to be excellent.

Properties

In 2001, Proton purchased approximately 44 acres of land located in Wallingford, CT to build its new facility. In December 2001, Technology Drive LLC, a limited liability company wholly owned by Proton, entered into a $6,975,000 loan agreement with a major financial institution in connection with the construction of the facility. Under the terms of the loan, the business assets of Technology Drive LLC, including the land and building, are subject to lien.

In 2002, Proton completed the construction of the new facility and the relocation of its corporate offices. In the first half of 2003, Proton completed the consolidation of its operations by relocating the remainder of its research and development and manufacturing functions from its leased Rocky Hill, CT facility to the new 100,000 square foot facility. Proton continues to lease one facility in Rocky Hill, CT totaling approximately 20,000 square feet.

Legal Proceedings

Between July 3, 2001 and August 29, 2001, four purported class action lawsuits were filed in the United States District Court for the Southern District of New York against the Company and several of its officers and directors as well as against the underwriters who handled the September 28, 2000 initial public offering (“IPO”) of common stock. All of the complaints were filed allegedly on behalf of persons who purchased the Company’s common stock from September 28, 2000 through and including December 6, 2000. The complaints are similar, and allege that the Company’s IPO registration statement and final prospectus contained material misrepresentations and/or omissions related, in part, to excessive and undisclosed commissions allegedly received by the underwriters from investors to whom the underwriters allegedly allocated shares of the IPO. On April 19, 2002, a single Consolidated Amended

Complaint was filed, reiterating in one pleading the allegations contained in the previously filed separate actions, including the alleged Class Period of September 28, 2000 through and including December 6, 2000. On July 15, 2002 the Company joined in an omnibus motion to dismiss the lawsuits filed by all issuer defendants named in similar actions which challenges the legal sufficiency of the plaintiffs’ claims, including those in the consolidated amended complaint. Plaintiffs opposed the motion and the Court heard oral argument on the motion in November 2002. On February 19, 2003, the Court issued an Opinion and Order, granting in part and denying in part the motion to dismiss as to the Company. In addition, in August 2002, the plaintiffs agreed to dismiss without prejudice all of the individual defendants from the consolidated complaint. An order to that effect was entered by the Court in October 2002.

A special litigation committee of the Board of Directors has authorized Proton to negotiate a settlement of the pending claims substantially consistent with a Memorandum of Understanding which was negotiated among class plaintiffs, all issuer defendants and their insurers. Any such settlement would be subject to approval by the Court. Proton believes it has meritorious defenses to the claims made in the complaints and, if the settlement is not finalized and approved, Proton intends to contest the lawsuits vigorously. However, there can be no assurances that Proton will be successful, and an adverse resolution of the lawsuits could have a material adverse effect on Proton’s financial position and results of operation in the period in which the lawsuits are resolved. Proton is not presently able to reasonably estimate potential losses, if any, related to the lawsuits. In addition, the costs to Proton of defending any litigation or other proceeding, even if resolved in Proton’s favor, could be substantial.

PROTON SELECTED CONSOLIDATED FINANCIAL DATA

The following selected consolidated statement of operations data for each of the three fiscal years ended December 31, 2000, 2001 and 2002 and the selected consolidated balance sheet data as of December 31, 2001 and 2002 set forth below, are derived from Proton’s historical audited consolidated financial statements included in this joint proxy statement/prospectus. The selected consolidated statement of operations data for the fiscal years ended December 31, 1998 and 1999, and the selected consolidated balance sheet data as of December 31, 1998, 1999 and 2000 are derived from Proton’s historical audited consolidated financial statements that are not included in this joint proxy statement/prospectus.

Proton derived the selected consolidated balance sheet and statement of operations data as of and for the six-month periods ended June 30, 2002 and 2003 from its unaudited condensed consolidated financial statements included in this joint proxy statement/prospectus. These statements include, in the opinion of management, all normal and recurring adjustments that are necessary for a fair statement of results in accordance with generally accepted accounting principles. The operating results for the six months ended June 30, 2003 are not necessarily indicative of the results that may be expected for the year ended December 31, 2003. It is important that you read the following historical data along with Proton’s historical consolidated financial statements and related notes to these statements beginning on page F-1 of this joint proxy statement/prospectus, and the section titled “Proton Management’s Discussion and Analysis of Financial Condition and Results of Operations.”

	Year Ended December 31,					Six Months Ended June 30,
	1998	1999	2000	2001	2002	2002	2003
	(in thousands, except per share data)
Statement of Operations Data:
Revenue:
Contract revenue	$—	$934	$644	$1,215	$3,445	$1,784	$275
Product revenue	—	—	56	1,753	1,269	471	349

Total revenue	—	934	700	2,968	4,714	2,255	624

Costs and expenses:
Costs of contract revenue	377	355	396	1,001	2,355	1,335	465
Costs of production	—	154	248	2,534	4,995	1,221	978
Research and development	1,323	2,182	3,227	6,500	8,793	4,571	3,471
General and administrative	950	1,705	4,518	6,950	7,877	3,777	5,072

Total costs and expenses:	2,650	4,396	8,389	16,985	24,020	10,904	9,986

Loss from operations	(2,650)	(3,462)	(7,689)	(14,017)	(19,306)	(8,649)	(9,361)
Interest income (expense), net	(31)	172	4,199	8,950	5,802	3,282	1,491
Gain on sale of marketable securities	—	—	—	113	24	24	5

Net loss	(2,681)	(3,290)	(3,490)	(4,954)	(13,480)	(5,344)	(7,865)
Deemed preferred dividends and accretion	(441)	(899)	(52,691)	—	—	—	—

Net loss attributable to common stockholders	(3,122)	(4,189)	(56,181)	(4,954)	(13,480)	(5,344)	(7,865)

Basic and diluted net loss per share attributable to common stockholders	$(1.64)	$(2.20)	$(5.92)	$(0.15)	$(0.40)	$(0.16)	$(0.23)

Shares used in computing basic and diluted net loss per share attributable to common stockholders	1,900	1,900	9,484	33,161	33,347	33,296	33,545

	Year Ended December 31,					Six Months Ended June 30,
	1998	1999	2000	2001	2002	2002	2003
Balance Sheet Data (end of period):
Cash, cash equivalents and marketable securities	$3,228	$3,131	$174,749	$167,220	$150,359	$158,062	$105,976
Working capital	3,274	3,225	176,856	169,253	151,519	160,828	108,536
Total assets	4,870	5,000	180,752	181,868	176,502	181,191	134,187
Current liabilities	792	921	2,445	4,675	7,774	5,620	7,638
Long-term liabilities	—	—	—	1,166	6,441	5,140	6,265
Mandatorily redeemable convertible preferred stock	9,237	13,136	—	—	—	—	—
Total stockholders’ equity (deficit)	(5,159)	(9,057)	178,307	176,027	162,287	170,431	120,283

PROTON MANAGEMENT’S DISCUSSION AND ANALYSIS

OF FINANCIAL CONDITION AND RESULTS OF OPERATIONS

The following discussion and analysis should be read in conjunction with Proton’s financial statements and notes thereto appearing elsewhere in this joint proxy statement/prospectus. This discussion and analysis contains forward-looking statements that involve substantial risks and uncertainties. You can identify these statements by forward-looking words such as “anticipate,” “believe,” “could,” “estimate,” “expect,” “intend,” “may,” “plan,” “potential,” “should,” “will,” and “would” or similar words. You should read statements that contain these words carefully because they discuss Proton’s future expectations and contain projections of its future results of operation or of its financial position or state other forward-looking information. However, there may be events in the future that Proton is unable to predict accurately or control. The factors in the section entitled “Risk Factors” and the section below entitled “Critical Accounting Judgments and Estimates” provide examples of risks, uncertainties and events that may cause Proton’s actual results to differ materially from the expectations described in Proton’s forward-looking statements.

Overview

Proton was founded in 1996 to design, develop and manufacture PEM electrochemical products for commercial applications. Proton’s proprietary PEM technology is incorporated in two families of products: hydrogen generators, of which Proton is currently manufacturing and delivery commercial models to customers, and regenerative fuel cell systems, which Proton is currently developing. Since Proton’s inception, it has funded its operations through private financings that raised approximately $61.6 million, including $50.1 million raised in a private financing in April 2000, and an initial public offering in October 2000 that raised net proceeds of approximately $125.8 million. In the second quarter of 2003 Proton made a cash distribution of $33.9 million to stockholders of record as of June 6, 2003.

Proton has generated cumulative losses since its inception, and as of June 30, 2003 Proton’s accumulated deficit was $88.3 million, of which $50.7 million is attributable to deemed preferred dividends and accretion and $37.6 million is attributable to net losses since inception. Proton expects to continue to make significant investments in new product design and development for the foreseeable future. Proton believes that its success is dependent on increasing its customer base, developing products that leverage Proton proprietary technology, and maintaining a proper alignment between its cost structure and revenue goals. Proton expects to incur operating losses in 2003 and for the next several years and cannot predict when it will become profitable, if ever.

Critical Accounting Judgments and Estimates

Proton’s discussion and analysis of its financial conditfion and results of operations is based upon its consolidated financial statements, which have been prepared by Proton in accordance with accounting principles generally accepted in the United States of America. The preparation of these financial statements requires Proton to make estimates and judgments that affect the reported amounts of assets, liabilities, revenue and expenses, and disclosure of contingent assets and liabilities. Proton’s estimates include those related to revenue recognition, investments, income taxes, depreciable lives of equipment, warranty obligations and contingency accruals. Proton bases its estimates on historical experience and on various other assumptions that it believes to be reasonable under the circumstances. Actual results may differ from these estimates under different assumptions or conditions. For a complete description of Proton’s accounting policies, see Note 2 to Proton’s consolidated financial statements included in this joint proxy statement and prospectus.

Proton’s critical accounting policies include the following:

Revenue Recognition—Product Revenue

Proton began delivering late-stage development models of its hydrogen generators to customers in 1999; revenue on such transactions had generally been deferred until the expiration of the product warranty period due to the newness of the product and the absence of a large volume of relatively homogeneous transactions to make a reasonable estimate of future warranty expenses. In the fourth quarter of 2001, Proton determined that it had adequate product warranty information and experience to begin recognizing product revenue related to sales of HOGEN 40 units upon shipment. As a result, Proton recognized previously deferred HOGEN 40 series revenue of $754,000 in the fourth quarter 2001. Proton will continue to defer revenue on shipments of its Chrysalis and HOGEN 380 hydrogen products until such units are past the product warranty period or until Proton has adequate warranty history.

In the fourth quarter of 2002, Proton discovered performance issues relating to the operation of cell stacks and associated sensors in its HOGEN 40 series units. Proton’s investigation of these issues revealed the presence of previously unknown pinholes in cell membranes in the field that resulted in hydrogen leakage and cell failure. As a result, Proton determined that recognizing revenue on shipment of its HOGEN 40 series units was no longer appropriate because of significant uncertainty surrounding the reliability of the existing design of the PEM electrolyzer (“cell stack”) within its HOGEN 40 series generators. Proton is making modifications to the existing cell stack design to improve its performance and anticipates deferring product revenue until it has compiled sufficient warranty history on units containing modified cell stacks. For this reason, product revenue from HOGEN 40 series shipments deferred until the expiration of the product warranty period. As of June 30, 2003, Proton has deferred revenue of approximately $3.9 million related to hydrogen generators it has delivered. In the future, Proton expects to derive the majority of its revenue from the sale of the hydrogen generators and regenerative fuel cell systems products that it may develop.

Revenue Recognition—Contract Revenue

Proton derives contract revenue from government and customer-sponsored research and development contracts related to its PEM technology. For those contracts which do not require it to meet specific obligations, Proton recognizes contract revenue utilizing the percentage-of-completion method, which is based on the relationship of costs incurred to total estimated contract costs. For those research and development contracts which require Proton to meet specified obligations, including delivery and acceptance obligations, amounts advanced to Proton pursuant to the contracts are recognized as contract liabilities until such obligations are met. Once the obligations are met, the amounts are recognized as contract revenue. From inception through June 2003, Proton has recognized approximately $6.5 million in contract revenue from research and development funding under arrangements with both government and private sources. Under these contracts, Proton has delivered HOGEN hydrogen generators and demonstration regenerative fuel cell systems.

Warranty Costs

Proton’s warranty policy is limited to replacement parts and services and expires one year from date of shipment. Estimated warranty obligations are provided for as costs of production in the period in which the related revenue is recognized. Proton quantifies and records an estimate for warranty related costs based on Proton’s actual historical failure rates and the current repair costs. Adjustments are made to accruals as warranty claim data and historical experience warrant. Proton continually monitors the level of its warranty expenses. Proton’s warranty obligation may be materially affected by product failure rates and other costs incurred in correcting a product failure. Should actual product failure rates or other related costs differ from Proton’s estimates, revisions to the estimated warranty liability would be required.

Inventory

Inventory is recorded at the lower of cost or market value. Cost is determined by the first-in, first-out method. This requires Proton to write down its inventory for the difference between the cost of inventory and the estimated market value to reflect assumptions about future demand and market conditions. If future demand and market conditions are less favorable than anticipated, additional inventory write-downs may be required.

Stock-Based Compensation

Statement of Financial Accounting Standards (SFAS) No. 123, “Accounting for Stock-Based Compensation,” as amended by SFAS No. 148, “Accounting for Stock-Based Compensation—Transition and Disclosure,” prescribes accounting and reporting standards for all stock-based compensation plans, including employee stock option plans. As allowed by SFAS No. 123, Proton has elected to continue to account for stock-based compensation issued to employees using the intrinsic value method in accordance with

Accounting Principles Board (APB) Opinion No. 25, “Accounting for Stock Issued to Employees,” and related Interpretations. Under APB 25, compensation expense is computed to the extent that the fair market value of the underlying stock on the date of grant exceeds the exercise price of the employee stock option or stock award. Compensation so computed is then recognized over the vesting period.

Proton accounts for stock based compensation issued to non-employees in accordance with SFAS 123 and the consensus in Emerging Issues Task Force (“EITF”) 96-18. These pronouncements require the fair value of equity instruments given as consideration for services rendered be recognized as a non-cash charge to income over the shorter of the vesting or service period. The equity instruments must be revalued on each subsequent reporting date until performance is complete with a cumulative catch-up adjustment recognized for any changes in their fair value. In the event that we are required to record compensation expense that is currently only being disclosed under SFAS 123, an adjustment to decrease net income in such period would result.

Results of Operations

Comparison of the Six Months Ended June 30, 2003 and June 30, 2002

Contract revenue. Contract revenue decreased from $1.8 million for the six months ended June 30, 2002 to $276,000 for the comparable period in 2003. The decrease was due to research and development activity under the NRL contract, which was substantially completed in December 2002. In the future, Proton expects to generate revenue from government sponsored research and development contracts to supplement our research and development efforts.

Product revenue. Product revenue decreased from $471,000 for the first six months of 2002 to $349,000 for the comparable period in 2003. Product revenue for the six months ended June 30, 2003 is predominantly comprised of laboratory generator product revenue recognized upon the expiration of the related warranty period.

Units shipped. Total units shipped increased from 70 for the first six months of 2002 to 80 for the comparable period in 2003. Shipments of the HOGEN 40 series units increased from 12 for the first six months of 2002 to 24 for the first six months of 2003. Shipments of Proton’s Chrysalis series units decreased from 58 for the first six months of 2002 to 56 for the first six months of 2003. Total revenue deferred in the first six months of 2003 related to these units shipped was approximately $1,007,000.

Costs of contract revenue. Costs of contract revenue decreased from $1.3 million for the first six months of 2002 to $465,000 for the comparable period in 2003. The decrease in 2003 was due primarily to research and development activity under the NRL contract, which was substantially completed in December 2002.

Costs of production. Costs of production decreased from $1.2 million for the first six months of 2002 to $979,000 for the comparable period in 2003. The amounts in 2002 and 2003 reflect costs associated with manufacturing, refining and delivering Proton’s hydrogen generators as well as warranty costs on units in the field. Additionally, the amount in 2002 includes costs related to product revenue recognized during the period as well as costs associated with anticipated sales price reductions and inventory obsolescence as Proton transitions to a new generation of the HOGEN 40 product line. Cost of production could increase if warranty experience deteriorates.

Research and development expenses. Research and development expenses decreased from $4.6 million for the first six months of 2002 to $3.5 million for the comparable period in 2003. The decrease was due to a decrease in Proton’s research and development activities related to its PEM technology in regenerative fuel cell systems and hydrogen generators. These research and development activities primarily related to salaries and benefits for research and development staff and materials to support research and development projects. In addition, in the second quarter of 2003 we recorded an offset to expenses of $480,000 related to Proton’s agreement with the Connecticut Clean Energy Fund. Proton expects its research and development expenses to remain level for the next twelve months.

General and administrative expenses. General and administrative expenses increased from $3.8 million for the first six months of 2002 to $5.1 million for the comparable period in 2003. This change reflects an increase in salaries and benefits of approximately $400,000 and an increase in professional fees of approximately $500,000 primarily related to the proposed merger with Northern.

Interest income, net. Interest income decreased from $3.3 million for the first six months of 2002 to $1.5 million for the comparable period in 2003. The decrease resulted from decreased cash and marketable securities balances as well as lower average interest rates.

Comparison of Years 2002 and 2001

Contract revenue. Contract revenue increased from $1.2 million in 2001 to $3.4 million in 2002. This increase was due primarily to research and development activity under the NRL contract entered into in the fourth quarter of 2001. Revenue for 2002 under the NRL contract was $3.1 million as compared to $0.4 million for 2001. In the future, Proton expects to continue to generate revenue from government sponsored research and development contracts to supplement our research and development efforts.

Product revenue. Product revenue decreased from $1.8 million in 2001 to $1.3 million in 2002. In the fourth quarter of 2001, HOGEN 40 product revenues began to be recognized upon shipment. Accordingly, the revenue in 2001 represents previously deferred HOGEN 40 revenue within the warranty period, fourth quarter HOGEN 40 revenue, product rental revenue, and spare parts revenue. Included in 2002 product revenue is HOGEN 40 product revenue of $999,000, laboratory hydrogen generator revenue of $237,000, and spare part sales and other revenue of $62,000.

In the fourth quarter of 2002, Proton discovered performance issues relating to the operation of cell stacks and associated sensors in its HOGEN 40 series units. Proton’s investigation of these revealed the presence of previously unknown pinholes in cell membranes in the field that resulted in hydrogen leakage and cell failure. As a result, Proton determined that recognizing revenue on shipment of its HOGEN 40 series units was no longer appropriate because of significant uncertainty surrounding the reliability of the existing design of the PEM electrolyzer (“cell stack”) within Proton’s HOGEN 40 series generators. Proton is making modifications to the existing cell stack design to improve its performance and anticipate deferring product revenue until it has compiled sufficient warranty history on units containing modified cell stacks. For this reason, product revenue from HOGEN 40 series shipments made in the fourth quarter is deferred until the expiration of the product warranty period.

Costs of contract revenue. Costs of contract revenue increased from $1.0 million in 2001 to $2.4 million in 2002. The increase in 2002 reflects increased costs incurred under the NRL contract. Additionally, cost of contract revenue includes $196,000 of charges related to cost overruns on the STM contract and $127,000 for warranty claims on the units delivered under the STM contract.

Costs of production. Costs of production increased from $2.5 million in 2001 to $5.0 million in 2002. The amounts in 2001 and 2002 reflect costs associated with manufacturing, refining and delivering hydrogen generators as well as warranty costs on units in the field. Included within costs of production for 2002 is $2.5 million to address performance problems relating to the operation of cell stacks and associated sensors in the HOGEN 40 series units. In 2001, costs of production also includes approximately $1.7 million of previously deferred cost recognized concurrent with the recognition of revenue. Costs of production could increase if warranty experience deteriorates.

In January 2003, the exclusive distribution agreement with Matheson Tri-Gas, Inc., was jointly terminated by agreement with Matheson Tri-Gas. Under the terms of the settlement agreement Proton agreed to continue to support units under warranty, provide spare parts for five years, sell an additional 55 laboratory hydrogen generators to Matheson Tri-Gas, and not sell or market laboratory hydrogen generators before June 30, 2003. To date, under its agreement with Matheson Tri-Gas, Inc., Proton has recognized costs in excess of its contracted sales price in the amount of $752,000.

Research and development expenses. Research and development expenses increased from $6.5 million in 2001 to $8.8 million in 2002. The increase was due to an increase in Proton’s research and development activities related to our PEM technology in our regenerative fuel cell systems and our hydrogen generators. These research and development activities primarily related to increased material purchases and salaries and benefits for research and development staff. Proton expects its research and development expenses to remain level or decrease for the next twelve months.

General and administrative expenses. General and administrative expenses increased from $7.0 million in 2001 to $7.9 million in 2002. This increase reflects an increase in salaries and benefits of $1.1 million, as a result of an increase in the number of employees, an increase in facility related costs of $0.1 million, offset by decreases of $0.3 million in accounting, legal, and investor relations expenses, a decrease in Connecticut Clean Energy Fund expenses of $0.2 million, and a decrease in non-cash compensation of $0.1 million.

Interest income (expense), net. Interest income decreased from $8.9 million in 2001 to $5.8 million in 2002. The decrease resulted from decreased cash and marketable securities balances as well as lower average interest rates.

Comparison of Years 2001 and 2000

Contract revenue. Contract revenue increased from $644,000 in 2000 to $1.2 million in 2001. This increase was due to research and development activity related to regenerative fuel cell systems under the DOE contract, as well as activity under the NRL contract entered into in the fourth quarter of 2001. In the future, Proton expects a contract revenue from government sponsored research and development contracts to decrease as a percentage of total revenues.

Product revenue. Product revenue increased from $56,000 in 2000 to $1.8 million in 2001. In 2000, product revenue was recognized only upon expiration of the product warranty and includes revenue for product rentals. In the fourth quarter of 2001, HOGEN 40 product revenues began to be recognized upon shipment. The revenue in 2001 accordingly represents previously deferred HOGEN 40 revenue within the warranty period, fourth quarter HOGEN 40 revenue, product rental revenue, and spare parts revenue.

Costs of contract revenue. Costs of contract revenue increased from $396,000 in 2000 to $1.0 million in 2001. The increase in 2001 reflects increased costs incurred under DOE contract compared with 2000 as well as costs incurred under the new NRL contract.

Costs of production. Costs of production increased from $248,000 in 2000 to $2.5 million in 2001. The amounts in 2000 and 2001 reflect costs associated with manufacturing and delivering Proton’s hydrogen generators in excess of the corresponding sales price as well as warranty costs on units in the field. Costs of production could increase if warranty experience deteriorates. In addition, in 2001, cost of production also includes approximately $1.7 million of previously deferred cost recognized concurrent with the recognition of revenue.

Research and development expenses. Research and development expenses increased from $3.2 million in 2000 to $6.5 million in 2001. The increase was due to an increase in Proton’s research and development activities related to PEM technology in regenerative fuel cell systems and hydrogen generators. These research and development activities primarily related to increased salaries and benefits for Proton’s growing research and development staff.

General and administrative expenses. General and administrative expenses increased from $4.5 million in 2000 to $7.0 million in 2001. This increase reflects an increase in salaries and benefits of $731,000, as a result of an increase in the number of employees, an increase in accounting and legal expenses of $400,000, an increase of $346,000 in investor relations expenses, an increase of $142,000 in educational and training related expenses, and an increase of $110,000 for non-cash compensation expense associated with stock option grants.

Interest income (expense), net. Interest income increased from $4.2 million in 2000 to $8.9 million in 2001. The increase was driven by higher average cash and marketable securities balances during 2001 resulting from the proceeds of the issuance of Proton’s series C convertible preferred stock in April 2000 and initial public offering in October 2000.

Liquidity and Capital Resources

Since its inception in August 1996 through December 2002, Proton has financed its operations through the series A, A-1, B, B-1 and C convertible preferred stock issuances and initial public offering that, in total, raised approximately $187.4 million. As of June 30, 2003, Proton had $106.0 million in cash, cash equivalents and marketable securities.

In December 2001, Technology Drive LLC, a limited liability company wholly owned by Proton, entered into a $6,975,000 loan agreement with a major financial institution, in connection with the construction of Proton’s new facility in Wallingford, Connecticut. As of June 30, 2003, $6,608,000 was outstanding under this agreement. Under the terms of the loan, the business assets of Technology Drive LLC, including the land and building, are subject to lien. The loan agreement was structured as a one-year construction loan with monthly payments of interest only until December 2002 at which time the loan converted to a seven-year term note. The term note amortizes based upon a fifteen-year schedule with a final lump sum payment due at the maturity date of December 31, 2009. The note is guaranteed by us and bears interest at the one month LIBOR plus 2.375% (3.498% at June 30, 2003). In connection with the construction of Proton’s new Wallingford facility, Proton entered into a sales and use tax exemption program with the Connecticut Development Authority. As part of that program, Proton has approximately $427,000 of restricted cash in escrow. Maturities under the debt at June 30, 2003 are as follows: 2003—$167,700 2004—$350,400; 2005—$366,600; 2006—$382,800; 2007—$400,200; 2008 and thereafter—$4,940,632.

At June 30, 2003, Proton was committed under operating leases for its facilities extending through June 2004. Minimum lease payments under the noncancelable leases at June 30, 2003 are as follows: 2003: $114,562; and 2004: $116,611.

Cash used in operating activities was $9.9 million for the year ended December 31, 2002 and was primarily attributable to our net loss and increases in inventory, offset by increases in deferred revenue. Cash used in operating activities was $3.0 million for the year ended December 31, 2001 and was primarily attributable to our net loss and increases in inventory, offset by increases in accounts payable and accrued expenses.

Cash used in operating activities was $6.6 million for the six months ended June 30, 2003 and was primarily attributable to Proton’s net loss and decreases in accrued expenses, offset by increases in deferred revenue. Cash used in operating activities was $4.6 million for the comparable 2002 period and was primarily attributable to Proton’s net loss and increases in inventory and deferred costs, offset by increases in accounts payable and accrued expenses.

Cash provided by investing activities was $18.8 million for the year ended December 31, 2002 and was primarily attributable to proceeds from the maturity of marketable securities offset by purchases of marketable securities and fixed assets. Purchases included approximately $10.6 million for the land, building, furniture, and equipment associated with Proton’s Wallingford facility. Cash provided by investing activities was $2.4 million for the year ended December 31, 2001 and was primarily attributable to proceeds from the maturity of marketable securities offset by purchases of marketable securities and fixed assets.

Cash provided by investing activities was $33.2 million for the six months ended June 30, 2003 and was primarily attributable to maturities of marketable securities offset by purchases of marketable securities, purchase of fixed assets, and restricted cash. Cash provided by investing activities was $1.4 million for the six months ended June 30, 2002 and was primarily attributable to maturities of marketable securities offset by purchases of marketable securities and fixed assets.

Cash provided by financing activities was $5.7 million for the year ended June 30, 2003 and was primarily attributable to borrowings under Proton’s construction loan. Cash provided by financing activities was $1.1 million for the year ended December 31, 2001 and was primarily attributable to borrowings under Proton’s construction loan.

Cash used in financing activities was $33.9 million for the six months ended June 30, 2003 and was attributable to Proton’s $1 per share cash distribution to stockholders. Cash provided by financing activities was $4.0 million for the six months ended June 30, 2002 and was primarily attributable to borrowings under Proton’s debt agreement.

Proton anticipates that its cash and marketable securities on hand as of June 30, 2003 will be adequate to fund its operations, working capital and capital expenditure requirements for at least the next 12 months. Over the next 12 months, Proton expects to continue to fund the production of its hydrogen generators and to continue its research and development activities on regenerative fuel cell systems. Proton cannot ensure you that it will not require additional financing to fund its operations or that, if required, any further financing will be available to Proton on acceptable terms, or at all. If sufficient funds are not available, Proton may be required to delay, reduce or eliminate some of its research and development or manufacturing programs. The terms of any additional financing may require Proton to relinquish rights to its technologies or potential products or other assets.

Quantitative and Qualitative Disclosures about Market Risk

Proton holds marketable securities consisting of U.S. government and agency securities that are held by two major banking institutions. Proton’s marketable securities portfolio of approximately $96.9 million includes three callable agency securities with a fair market value totaling approximately $6.9 million. In 2003, eight investments approximating $63.9 million were called at par. These securities generate a higher relative rate of interest for Proton, in return, the embedded call option gives the issuer the right to buy back the security. Interest rate risk is the major price risk facing our investment portfolio. Such exposure can subject Proton to economic losses due to changes in the level or volatility of interest rates. Generally, as interest rates rise, prices for fixed income instruments will fall. As rates decline the inverse is true. Proton attempts to mitigate this risk by investing in high quality issues of short duration. Proton does not expect any material loss from our marketable securities investments and believe that its potential interest rate exposure is not material.

PROTON MANAGEMENT

Executive Officers and Directors

Proton’s executive officers and directors, and their ages as of June 30, 2003, are as follows:

Name	Age	Title
Walter W. Schroeder	55	Chief executive officer and director
Larry M. Sweet	55	President and director
Terry V. Derrico	47	Senior vice president of sales and marketing
Robert J. Friedland	37	Senior vice president of products and manufacturing
John A. Glidden	40	Vice president of finance
Robert W. Shaw, Jr.	61	Chairman of the board of directors
Richard A. Aube	34	Director
Gerald B. Ostroski	62	Director
Philip R. Sharp	60	Director
Michael J. Cudahy	80	Director
James H. Ozanne	59	Director

Walter W. Schroeder, one of Proton’s founders, has served as Proton’s chief executive officer, and as a director, since Proton’s founding in August 1996. From 1991 to August 1996, Mr. Schroeder served as an officer of AES Corp., an independent power company. From 1986 to 1991, Mr. Schroeder was a vice president in the investment banking division of Goldman Sachs & Co. Mr. Schroeder holds BS and MS degrees from Massachusetts Institute of Technology.

Larry M. Sweet has served as Proton’s president since July 2003. From May 2002 to July 2003, he served as Proton’s chief operating officer. From 1998 to 2001 Dr. Sweet was President of Carrier Corporation’s component operations and served as Vice President of Operations from 1996 to 1998. From 1991 to 1995 Dr. Sweet was Senior Vice President, Technology of ABB ASEA Brown Boveri, Ltd., Zurich, Switzerland. From 1981 to 1991 Dr. Sweet held technical, sales and general management positions at General Electric Company and from 1974 to 1981, he was a tenured faculty member at Princeton University. Dr. Sweet received his Ph.D. and MS from the Massachusetts Institute of Technology, and a BS from the University of California, Berkeley, all in Mechanical Engineering.

Terry V. Derrico has served as Proton’s senior vice president of sales and marketing since September 2002. From 1999 to 2001 Mr. Derrico was president and CEO of SIG Combibloc, and president of SIG Pack Systems, North America, both divisions of SIG Holding Inc, a global packaging company. From 1997 to 1999 Mr. Derrico served as vice president of sales and marketing as well as chief operating officer of TMC, a division of IPS Automation, a capital equipment manufacturer. Mr. Derrico also held various management positions in sales and marketing at General Electric/Fanuc Automation, North America from 1987 to 1997. Mr. Derrico holds a BA in Business Management from National-Louis University.

Robert J. Friedland, one of Proton’s founders, has served as Proton’s senior vice president of products and manufacturing since September 2001. From our founding in August 1996 through September 2001, Mr. Friedland served as our vice president of operations. From 1995 to August 1996, Mr. Friedland served as a program operations manager for United Technologies Corporation, a diversified aerospace and building systems company. Mr. Friedland holds a BS in mechanical engineering from Syracuse University and an MBA from Rennselaer Polytechnic Institute.

John A. Glidden has served as Proton’s vice president of finance since November 1997. From July 1996 to November 1997, Mr. Glidden served as a financial manager for United Technologies. From 1987 to July 1996, Mr. Glidden served as a senior financial planning analyst for United Technologies. Mr. Glidden holds a BS in business administration from Central Connecticut State University and an MS in international management from Rensselaer Polytechnic Institute.

Robert W. Shaw, Jr. has served as Proton’s chairman of the board of directors since Proton’s founding in August 1996. Dr. Shaw has served as president of Arete Corporation, a private investment firm, since March 1997. From 1983 to 1997, Dr. Shaw served as president of Arete Ventures, Inc., a private investment firm he founded to invest in the fields of modular/dispersed power generation, renewable power generation and specialty materials. Prior to that time, Dr. Shaw was a senior vice president and director of Booz Allen & Hamilton, a consulting firm, where he founded the firm’s energy division. Dr. Shaw holds BEP and MS degrees from Cornell University, an MPA from American University and a PhD in applied physics from Stanford University. In addition to serving as chairman of the board of directors of Northern, he serves as a director of Evergreen Solar, Inc., a public company which makes photovoltaic products, and of CellTech Power, Inc. and H2Gen Innovations, Inc., each a private power technology company.

Gerald B. Ostroski has served as a director since February 1999. Mr. Ostroski has served as vice president of Minnesota Power, Inc. since January 1982 until his retirement from that firm as Vice President, Emerging Technology Investments in July of 2002. During his tenure at Minnesota Power, Mr. Ostroski also served as president of Minnesota Power’s Synertec subsidiary and served as a director or officer of several other Minnesota Power subsidiaries. He also served on the Board of Directors of the Minnesota High Technology Association, and serves on and chaired the University of Minnesota’s Natural Resources Research Institute Industry Advisory Board. Mr. Ostroski is a registered professional engineer, licensed in Minnesota. Mr. Ostroski holds a BSEE from the University of Wisconsin.

Philip R. Sharp has served as a director since March 1999. Dr. Sharp has served as a lecturer at the John F. Kennedy School of Government of Harvard University since February 1995. From July 1995 to February 1998, Dr. Sharp also served as director of Harvard University’s Institute of Politics, and is currently a member of the Institute’s senior advisory board. From 1975 to 1995, Dr. Sharp served as a member of the United States House of Representatives, representing the second district of Indiana. He was a member of the House Energy and Commerce Committee and the Interior Committee. Dr. Sharp also chaired the Subcommittee on Fossil and Synthetic Fuels and the Energy and Power Subcommittee. Dr. Sharp holds a BSFS in foreign service and a PhD in government from Georgetown University. He serves as a director of Cinergy Corp. and New England Power Co.

Michael J. Cudahy has served as a director since September 2002. Mr. Cudahy co-founded and, prior to its sale to General Electric Company in 1998, served from 1965 to 1998 as Chairman of the Board, and from 1965 to 1997 as Chief Executive Officer, of Marquette Medical Systems, Inc Mr. Cudahy serves on the boards of Molecular OptoElectronics Corp., Nextec Applications, Inc. and Cyclics Corporation. Mr. Cudahy is also a former board member of Plug Power Inc.

James H. Ozanne has served as a director since September 2002. Mr. Ozanne is chairman of Greenrange Partners, a venture capital investment company. He was previously chairman of Nations Financial Holdings Corporation, president and chief executive officer of US West Capital Corporation and executive vice president of General Electric Capital Corporation. He became a director of FSA Holdings in January 1990 and was vice chairman from May 1998 to July 2000. Mr. Ozanne also serves as director of Fairbanks Capital and Acquisitor Holdings.

Each executive officer serves at the discretion of the board of directors and holds office until his successor is elected and qualified or until his earlier resignation or removal. There are no family relationships among any of Proton’s directors or executive officers.

Board and Committee Meetings

The board of directors met seven times (including by teleconference) during fiscal 2002.

The board of directors has a compensation committee, currently composed of Mr. Cudahy, Mr. Ostroski and Mr. Sharp, which reviews executive salaries, administers Proton’s bonus, incentive compensation and stock plans and approves the salaries and other benefits of Proton’s executive officers. In addition, the compensation committee consults with Proton’s management regarding Proton’s benefit plans and compensation policies and practices. The compensation committee met three times during fiscal 2002.

The board of directors also has an audit committee, currently composed of Messrs. Ostroski, Ozanne and Dr. Shaw, which reviews the professional services provided by Proton’s independent accountants, the independence of such accountants from Proton’s management, Proton’s annual financial statements and its system of internal accounting controls. The audit committee also reviews such other matters with respect to Proton’s accounting, auditing, and financial reporting practices and procedures as it may find appropriate or may be brought to its attention. The audit committee met seven times during fiscal 2002.

Compensation of Directors

Directors are reimbursed for reasonable out-of-pocket expenses incurred in attending meetings of the board of directors. No director who is an employee of Proton separate compensation for services rendered as a director.

Non-employee directors appointed to Proton’s board of directors receive, upon election, options to purchase a number of shares of common stock equal to 5,000, multiplied by a fraction, the numerator of which is the number of days left until year-end, the denominator of which is 365. These options have an exercise price equal to the fair market value of the common stock at the date of grant and vest immediately. Also, Proton has agreed to grant in January of each year to each non-employee director who continues to serve on the board of directors an additional option to purchase 5,000 shares of common stock. These options have an exercise price equal to the fair market value of the common stock at the date of grant and vest one year after grant.

In addition, Proton has agreed to grant non-employee directors the ability to earn options to purchase shares based upon their participation in board, audit committee, compensation committee, or special committee meetings. Board members who participate in board meetings received 1,500 options for each meeting attended or 1,000 options for each meeting in which the member participated telephonically. Audit, compensation, and special committee members received 1,000 options for each meeting attended or 500 options for each meeting in which the member participated telephonically. These options have an exercise price equal to the fair market value of the common stock at the date of grant and vest immediately.

In 2002, the eligible directors received an aggregate of options to acquire 91,563 shares of Proton’s common stock. The weighted average exercise price of these options was $4.74.

Compensation of Executive Officers

The table below sets forth, for the years ended December 31, 2000, 2001 and 2002, the total compensation earned by Proton’s chief executive officer and its four other executive officers in the year ended December 31, 2002 whose salary and bonus totaled at least $100,000 for the fiscal year (together, the “Named Executive Officers”). In accordance with the rules of the Securities and Exchange Commission, the compensation set forth in the table below does not include medical, group life or certain other benefits which are available to all of Proton’s employees, and perquisites and other benefits, securities or property which do not exceed the lesser of $50,000 or 10% of the person’s salary and bonus shown in the table. In the table below, columns required by the regulations of the Securities and Exchange Commission have been omitted where no information was required to be disclosed under those columns.

Summary Compensation Table

		Annual Compensation			Long-Term Compensation Awards
Name and Principal Position	Year	Salary	Bonus		Shares Underlying Options (1)	All Other Compensation (2)
Walter W. Schroeder Chief Executive Officer	2002 2001 2000	$291,520 272,966 209,487	$	— 50,000 205,014	55,500 51,285 466,843	$8,718 3,218 3,218

Trent M. Molter (3) Senior Vice President of Technology And New Business	2002 2001 2000	175,409 158,072 123,202		— 30,000 75,000	7,000 31,219 215,376	6,165 1,451 1,451

Robert J. Friedland Senior Vice President of Products And Manufacturing	2002 2001 2000	156,163 132,656 109,573		— 26,000 60,000	7,750 30,756 136,042	5,845 1,284 1,284

Terry V. Derrico (4) Senior Vice President of Sales and Marketing	2002	159,477		6,000	102,000	—

Larry M. Sweet (5) President	2002	162,462		—	475,000	—

(1)	Represents the number of shares covered by options to purchase shares of common stock granted during the respective years. Proton has never granted any stock appreciation rights.
(2)	Includes disability insurance premiums paid on behalf of the Named Executive Officer. In addition, in 2002, Proton made 401(k) matching contributions to Mr. Schroeder ($5,500), Mr. Molter ($4,714) and Mr. Friedland ($4,561).
(3)	Mr. Molter resigned as an executive officer and director of Proton in July 2003.
(4)	Mr. Derrico joined Proton as Senior Vice President of Sales and Marketing in 2002.
(5)	Mr. Sweet joined Proton as chief operating officer in 2002.

Option Grants in Last Fiscal Year

The following table sets forth each grant of stock options during the year ended December 31, 2002 to the Named Executive Officers. All of these options were granted at fair market value as determined by the board of directors on the date of grant. Proton granted no stock appreciation rights during the year ended December 31, 2002.

	Individual Grants
Name	Number of Shares Underlying Options Granted(1)	Percent of Total Options Granted to Employees in Fiscal Year	Exercise Price Per Share	Expiration Date	Potential Realizable Value at Assumed Annual Rates of Stock Price Appreciation For Option Term
					5%	10%
Walter W. Schroeder	5,500	0.5%	$8.61	01/07/12	$29,781	$75,472
Walter W. Schroeder	50,000	4.4%	2.99	12/13/12	94,020	238,264
Trent M. Molter	2,000	0.2%	8.61	01/07/12	10,830	27,444
Trent M. Molter	5,000	0.4%	2.99	12/13/12	9,402	23,826
Robert J. Friedland	2,750	0.2%	8.61	01/07/12	14,891	37,736

	Individual Grants
Robert J. Friedland	5,000	0.4%	2.99	12/13/12	9,402	23,826
Terry V. Derrico	80,000	7.1%	3.04	08/16/12	152,947	387,598
Terry V. Derrico	22,000	1.9%	2.99	12/13/12	41,369	104,836
Larry M. Sweet	425,000	37.5%	5.00	05/13/12	1,336,401	3,386,703
Larry M. Sweet	50,000	4.4%	2.99	12/13/12	94,020	238,264

(1)	Each option cumulatively vests as to one-quarter of the shares on approximately the first, second, third and fourth anniversaries of the grant date and expires ten years from the date of grant.

Option Exercises and Fiscal Year-End Option Values

The table below sets forth information concerning options exercised by each of the Named Executive Officers during the year ended December 31, 2002 and the number and value of unexercised options held by each of the Named Executive Officers on December 31, 2002. No stock appreciation rights were exercised during fiscal 2002 by the Named Executive Officers or were outstanding at year end.

Option Exercises and Fiscal Year-End Option Values

Name	Shares Acquired on Exercise	Value Realized	Number of Shares Underlying Unexercised Options at Fiscal Year End		Value of Unexercised In-the-Money Options at Fiscal Year End
			Exercisable	Unexercisable	Exercisable	Unexercisable
Walter W. Schroeder	17,000	$50,150	298,072	413,917	$347,984	$38,830
Trent M. Molter	—	—	193,942	185,655	320,772	30,109
Robert J. Friedland	—	—	153,310	131,127	284,349	24,428
Terry V. Derrico	—	—	—	102,000	—	220
Larry M. Sweet	—	—	25,000	450,000	—	500

The value of unexercised in-the-money options at fiscal year-end has been calculated on the basis of $3.00, which was the last sale price per share of the common stock on December 31, 2002, as reported on the Nasdaq National Market, less the per-share exercise price.

2000 Stock Incentive Plan

Proton’s 2000 Stock Incentive Plan was adopted by its board of directors and approved by its stockholders in June 2000. It was subsequently reapproved by Proton’s stockholders on June 12, 2001, following Proton’s initial public offering. The 2000 plan provides for the grant of incentive stock options intended to qualify under Section 422 of the Internal Revenue Code, nonstatutory stock options, restricted stock awards and other stock-based awards. As of June 30, 2003, options to purchase 3,061,499 shares of common stock were outstanding under the 2000 plan. Each outstanding option under the 2000 plan will be converted to an option to purchase an equal number of shares of Distributed Energy common stock following the closing of the mergers described in this joint proxy statement/prospectus and the 2000 plan will terminate.

Proton’s officers, employees, directors, consultants and advisors are eligible to receive awards under the 2000 plan. Under present law, however, incentive stock options may only be granted to employees.

Optionees receive the right to purchase a specified number of shares of Proton’s common stock at a specified option price, subject to the terms and conditions of the option grant. Proton may grant options at an exercise price less than, equal to or greater than the fair market value of Proton’s common stock on the date of grant. Under present law, incentive stock options and options intended to qualify as performance-based compensation under Section 162(m) of the Internal Revenue Code may not be granted at an exercise price less than the fair market value of the common stock on the date of grant, or less than 110% of the fair market value in the case of incentive stock options granted to optionees holding more than 10% of our voting power. The 2000 plan permits Proton’s board of directors to determine how optionees may pay the exercise price of their options, including by cash, check or in a “cashless exercise” through a broker, by surrender to Proton of shares of common stock, by delivery to Proton of a promissory note, or by any combination of the permitted forms of payment.

Proton’s board of directors administers the 2000 plan. Proton’s board of directors has the authority to adopt, amend and repeal the administrative rules, guidelines and practices relating to the 2000 plan and to interpret its provisions. It may delegate authority under the 2000 plan to one or more committees of the board of directors. Proton’s board of directors has authorized the compensation committee to administer the 2000 plan, including the granting of options to Proton’s executive officers. Subject to any applicable limitations contained in the 2000 plan, Proton’s board of directors or its compensation committee, as the case may be, selects the recipients of awards and determines:

•	the number of shares of common stock covered by options and the dates upon which such options become exercisable;

•	the exercise price of options;

•	the duration of options; and

•	the number of shares of common stock subject to any restricted stock or other stock-based awards and the terms and conditions of such awards, including the conditions for repurchase, issue price and repurchase price.

In the event of a merger or other acquisition event, Proton’s board of directors must provide that all outstanding options or other stock-based awards under the 2000 plan be assumed or substituted for by the acquiror. If any of these events constitutes a change in control, and if within one year of the change in control, the optionee’s employment is terminated without cause or the optionee leaves for good reason, then the assumed or substituted or other stock-based awards will be immediately exercisable in full or free from restrictions, as the case may be. In the event of a liquidation or dissolution, all options will become immediately exercisable ten days prior to such event and will terminate upon the occurrence of such event.

No award may be granted under the 2000 plan after June 2010, but the vesting and effectiveness of awards granted before those dates may extend beyond those dates. Proton’s board of directors may at any time amend, suspend or terminate the 2000 plan.

1996 Stock Option Plan

Proton’s original stock option plan provided for the grant of incentive stock options intended to qualify under Section 422 of the Internal Revenue Code and nonstatutory stock options. As of June 30, 2003, options to purchase 436,593 shares of common stock were outstanding under the 1996 plan. Each outstanding option under the 1996 plan will be converted to an option to purchase an equal number of shares of Distributed Energy common stock following the closing of the mergers described in this joint proxy statement/prospectus and the 1996 plan will terminate. The 1996 plan includes change in control provisions similar to those under Proton’s 2000 Stock Incentive Plan. Proton’s board of directors has provided that no additional grants will be made under the 1996 plan.

2000 Employee Stock Purchase Plan

Proton’s 2000 Employee Stock Purchase Plan was adopted by its board of directors and approved by its stockholders in June 2000. The purchase plan authorizes the issuance of up to a total of 250,000 shares of Proton’s common stock to participating employees. As of June 30, 2003, a total of 67,751 shares of Proton’s common stock had been issued under the plan. The plan will terminate following the closing of the mergers described in this joint proxy statement/prospectus.

All of Proton’s employees, including Proton’s directors who are employees, whose customary employment is more than 20 hours per week and for more than five months in any calendar year and have been employed by Proton for at least six months, are eligible to participate in the purchase plan. Employees who would immediately after the grant own 5% or more of the total combined voting power or value of Proton’s stock are not eligible to participate.

On the first day of a designated payroll deduction period, or offering period, Proton will grant to each eligible employee who has elected to participate in the purchase plan an option to purchase shares of its common stock as follows: the employee may authorize up to 10% of his or her base pay to be deducted by Proton from his or her base pay during the offering period. On the last day of this offering period, the employee is deemed to have exercised the option, at the option exercise price, to the extent of accumulated payroll deductions. Under the terms of the purchase plan, the option price is an amount equal to 85% of the closing price, as defined in the purchase plan, per share of our common stock on either the first day or the last day of the offering period, whichever is lower. The first offering period under the purchase plan will commence on the first day of the fiscal quarter beginning after the completion of this offering. In no event may an employee purchase in any one offering period a number of shares that exceeds the number of shares determined by dividing $25,000 by the average market price of a share of Proton’s common stock on the commencement date of the offering period. Proton’s compensation committee may, in its discretion, choose an offering period of 12 months or less for each offering and choose a different offering period for each offering.

An employee who is not a participant on the last day of the offering period is not entitled to exercise any option, and the employee’s accumulated payroll deductions will be refunded. An employee’s rights under the purchase plan terminate upon voluntary withdrawal from the purchase plan at any time, or when the employee ceases employment for any reason, except that upon termination of employment because of death, the employee’s beneficiary has a right to elect to exercise the option to purchase the shares which the accumulated payroll deductions in the participant’s account would purchase at the date of death.

PROTON RELATED PARTY TRANSACTIONS

Stock Purchases by Affiliates

In April 2000, Proton issued an aggregate of 14,306,901 shares of series C convertible preferred stock to 66 investors at a price of $3.50 per share. The following table indicates the shares issued to affiliates of Proton in that transaction:

Name of Investor	Number of Shares of Series C Convertible Preferred Stock
Entitles affiliated with Arete Corporation	1,642,859
The Beacon Group Energy Investment Fund II, LP	2,877,143
Connecticut Innovations, Inc. (1)	1,428,571
John A. Glidden (2)	286

(1)	Includes 285,715 shares of series C convertible preferred stock issued to Connecticut Innovations/Webster LLC.
(2)	Mr. Glidden is Proton’s Vice President of Finance.

Indemnification Agreements

Proton entered into indemnification agreements with each of its directors and executive officers at the time of Proton’s initial public offering. The indemnification agreements require Proton to indemnify such directors and executive officers to the fullest extent permitted by Delaware law.

Other Related Party Transactions

In October 2001, Proton loaned $275,000 to Mr. Schroeder. The loan had a two-year term and was payable in monthly installments of $10,000 each with a final payment due at maturity. The loan accrued interest at the prime rate. In July 2002, the loan was repaid in full.

Compensation Committee Interlocks and Insider Participation

The current members of the compensation committee are Messrs. Cudahy, Ostroski and Sharp. No executive officer of Proton has served as a director or member of the compensation committee (or other committee serving an equivalent function) of any other entity, one of whose executive officers served as a director or member of the compensation committee of Proton.

PROTON PRINCIPAL AND MANAGEMENT STOCKHOLDERS

The following table sets forth certain information regarding the beneficial ownership of Proton’s common stock as of June 30, 2003 by:

•	each person who has reported to the Securities and Exchange Commission beneficial ownership of more than 5% of the outstanding shares of Proton common stock;

•	each director of Proton;

•	the chief executive officer of Proton and the four other most highly compensated executive officers of Proton who were serving as executive officers on December 31, 2002; and

•	all executive officers and directors of Proton as a group.

The percentages shown are based on 33,938,435 shares of Proton common stock outstanding as of June 30, 2003.

Unless otherwise indicated, each person or entity named in the table has sole voting power and investment power (or shares such power with his or her spouse) with respect to all shares of capital stock listed as owned by such person or entity.

Except as set forth herein, the business address of the named beneficial owner is c/o Proton Energy Systems, Inc., 10 Technology Drive, Wallingford, CT 06492.

	Amount and Nature of Beneficial Ownership (1)
Name and Address of Beneficial Owner	Number of Shares	Percent of Class (%)
Entities Affiliated with Arete Corporation (2) P.O. Box 1299 Center Harbor, NH 03226	3,788,414	11.2

Connecticut Innovations, Inc. 999 West Street Rocky Hill, CT 06067	1,588,394	4.7

The Beacon Group Energy Investment Fund II, L.P. c/o J.P. Morgan Partners LLC 1221 Avenue of the Americas 40th Floor New York, NY 10020	2,877,143	8.5

Walter W. Schroeder (3)	665,445	2.0

Gerald B. Ostroski (4)	65,500	*

Philip R. Sharp (5)	47,000	*

Robert W. Shaw, Jr. (6)	4,031,700	11.9

Larry M. Sweet (7)	175,000	*

James H. Ozanne (8)	292,977	*

	Amount and Nature of Beneficial Ownership (1)
Name and Address of Beneficial Owner	Number of Shares	Percent of Class (%)
Michael J. Cudahy (9)	232,421	*

Terry V. Derrico	—	*

Robert J. Friedland (10)	428,158	1.3

Trent M. Molter (11)	477,544	1.4

Richard A. Aube (12)	2,916,143	8.6

All executive officers and directors, as a group (12 persons) (13)	9,424,382	27.8

*	Less than 1%.
(1)	The number of shares beneficially owned by each director, executive officer and stockholder is determined under rules promulgated by the Securities and Exchange Commission, and the information is not necessarily indicative of beneficial ownership for any other purpose. Under such rules, beneficial ownership includes any shares as to which the individual has sole or shared voting power or investment power and also any shares which the individual has the right to acquire within 60 days after June 30, 2003 through the exercise of any stock option or other right. The inclusion herein of such shares, however, does not constitute an admission that the named stockholder is a direct or indirect beneficial owner of such shares.
(2)	Represents 1,534,620 shares of Proton common stock held of record by Utech Climate Challenge Fund, L.P., 1,891,763 shares of Proton common stock held of record by UVCC Fund II, 285,715 shares of common stock held of record by UVCC II Parallel Fund, L.P. and 76,316 shares of Proton common stock held of record by Micro-Generation Technology Fund, LLC.
(3)	Includes 335,039 shares subject to options exercisable within 60 days after June 30, 2003.
(4)	Includes 15,000 shares of Proton common stock held of record by Mr. Ostroski’s wife. Also includes 47,500 shares subject to options held by Mr. Ostroski which are exercisable within 60 days after June 30, 2003. Does not include shares of Proton common stock beneficially owned by MP Investments, Inc., a wholly-owned subsidiary of Minnesota Power, Inc. Mr. Ostroski served as a vice president of Minnesota Power until his retirement in July 2002, but does not have or share investment or voting control over these shares.
(5)	Includes 46,000 shares subject to options exercisable within 60 days after June 30, 2003.
(6)	Includes the 3,788,414 shares listed in footnote 2 above. Dr. Shaw is president of Arete Corporation, which is the manager of Micro-Generation Technology Fund, LLC. Dr. Shaw is the general partner of the general partner of UVCC Fund II and UVCC II Parallel Fund, L.P. and the managing member of the general partner of Utech Climate Challenge Fund, L.P. Dr. Shaw disclaims beneficial ownership of these shares. Also includes 49,000 shares subject to options held by Dr. Shaw exercisable within 60 days after June 30, 2003 and 194,286 shares that are beneficially owned.
(7)	Includes 125,000 shares subject to options exercisable within 60 days after June 30, 2003.
(8)	Includes 21,021 shares subject to options exercisable within 60 days after June 30, 2003.
(9)	Includes 17,521 shares subject to options exercisable within 60 days after June 30, 2003.
(10)	Includes 101,846 shares subject to options exercisable within 60 days after June 30, 2003.
(11)	Includes 101,127 shares subject to options exercisable within 60 days after June 30, 2003. Mr. Molter resigned as an executive officer and director of Proton in July 2003.

(12)	Includes 2,877,143 shares of common stock held of record by The Beacon Group Energy Investment Fund II, LP. Mr. Aube serves in a managerial capacity with The Beacon Group Energy Investment Fund II, LP. Mr. Aube disclaims beneficial ownership of these shares. Also includes 39,000 shares subject to options held by Mr. Aube which are exercisable within 60 days after June 30, 2003. Mr. Aube resigned as a director of Proton in June 2003.
(13)	See notes 4 through 12 above. Also includes 159,870 shares of Proton common stock subject to options exercisable within 60 days after June 30, 2003 owned by officers not separately listed.

INFORMATION ABOUT NORTHERN

Northern’s Business

Overview

Since 1974, Northern or its predecessors has been engaged in the business of designing, building and installing both stand-alone and grid-connected electric power systems for industrial, commercial and government customers. These generating systems are referred to as distributed generation systems, meaning power is generated at the site where it is used rather than from a large central generating facility. Northern’s generating systems convert energy derived from wind, sunlight, oil and gas into electricity, using reliable power generation technologies integrated with controls and power electronics. Northern has installed over 800 systems in more than 45 countries. Northern is a full service systems integrator and provides engineering, procurement and construction, or EPC, services, including site analysis, project and financial assessment, feasibility studies, system design, installation, commissioning, monitoring and control. Northern uses on-site metering and data collection to engineer and design the proper balance of energy source, power generation, energy storage and controls for each system. In addition to Northern’s core EPC services, Northern is engaged in the development of new proprietary products and system architectures for application in the distributed generation market in both stand-alone and grid-connected systems.

Northern believes that in recent years there has been a convergence of market, policy and technology trends that will hasten the adoption of distributed generation in both domestic and international markets. These trends include insufficient or inadequate power quality and reliability from the current electric grid, growing concern about the effects of energy production and use on human health and the environment, and high electricity prices in key regions. In addition there is increasing government regulation and incentives focused on the deployment of distributed and renewable energy generation. For example, several states, including California and New York, have recently established renewable energy production requirements that utilities serving customers in these states must meet. These same states, along with New Jersey, Connecticut, Massachusetts and others, have also enacted various incentive rebate programs to reduce the capital cost of distributed generation systems for commercial and industrial customers. There are also a variety of renewable energy tax credits and funding mechanisms at both the federal and state level. Concurrent with these market and policy trends, distributed and renewable energy generation technologies have expanded in scope of application, improved in efficiency and reliability, and declined in price to the point that the end user energy consumer has more viable alternatives to grid power today than it did a few years ago.

Northern intends to focus on three complementary growth strategies: accelerating growth in Northern’s core EPC business; developing proprietary products for the distributed generation market that may be deployed in Northern’s EPC business or sold or licensed as stand-alone products; and establishing Northern’s proprietary MicroGrid as a leading networked distributed generation system architecture. The first strategy is designed to provide strong and stable growth in Northern’s revenues and margins. The second and third strategies represent new revenue opportunities designed to capitalize on expected growth of the distributed generation market as a result of new technology and increased recognition of the benefits of networked distributed generation systems.

Principal Services and Products

Northern operates its business through four units: three commercial business units and its research and development unit. The three commercial business units provided EPC services to the remote infrastructure, on site generation and renewable energy systems markets within the distributed power generation industry. Northern’s research and development group develops advanced energy products and technologies for Northern’s own purposes and under externally funded research and development contracts.

EPC Services. Northern’s primary focus is on providing distributed power systems for commercial, industrial and government clients that are built or delivered complete and ready to operate. In its EPC business, Northern acts primarily as a full service systems integrator using third party products and technologies. Distributed generation technologies installed by Northern range from reciprocating engines, turbines, and batteries to wind, solar, biogas and hydrogen power systems. Northern typically designs a power system to meet customer specifications, then procures key components from third parties, and builds, installs and commissions the system. On remote power projects, Northern typically builds the entire system itself and ships it to the remote site for installation. For commercial and industrial power projects, Northern typically employs civil, mechanical and electrical subcontractors to complete the installation at the customer’s facility in accordance with Northern’s specifications. Northern may also enter into a separate agreement to provide monitoring, control, service and or repair of its systems for an additional fee. Northern believes that its technical knowledge and engineering expertise, fulfillment capability, and capability to deliver power systems that are complete and ready to operate distinguish it from its competitors.

Northern focuses on three markets within the distributed power generation industry: remote infrastructure; on-site generation; and renewable energy systems.

Remote Infrastructure.

Northern delivers power systems in locations where power is unavailable, unreliable or insufficient. These systems provide power for oil pipelines, offshore oil and gas platforms, telecommunications facilities, and remote military and scientific installations. Northern develops both autonomous stand-alone power systems as well as grid-connected backup power systems for clients in this market. Recently, Northern has become a leading supplier of high reliability power systems for large oil and gas pipelines. In the past four years, Northern has provided critical power systems for two large new crude oil pipelines: the Caspian Pipeline in Kazakhstan and Russia, and the Esso Chad Cameroon Pipeline in Africa; and is currently constructing systems for the Baku-Tblisi-Ceyhan Pipeline in Azerbaijan and Georgia. Clients in this market include some of the world’s largest oil companies and engineering construction firms. Northern has also supplied high reliability power systems to the telecommunications industry for over two decades. Applications include remote microwave repeater sites, cellular base stations and repeater stations, emergency wireless communications networks and obstruction lighting systems. Clients include many of the largest U.S. and international telecommunications providers.

On-Site Generation.

Northern delivers integrated on-site generation systems for commercial office buildings and industrial and government facilities otherwise dependent upon the utility grid. These systems address three critical objectives for commercial, industrial and government customers: reduced operating costs; increased power reliability; and lower environmental impact. Northern’s on-site generation systems are designed to reduce power costs through increased generation efficiencies and heat recovery, increase power reliability through critical load support, and reduce pollution through the use of high efficiency cogeneration technologies and renewable energy.

Northern has recently built, or is currently building, on-site generation systems for a variety of commercial and industrial customers, including: a California bottling plant experiencing power reliability problems; an office building owner in San Francisco seeking to lower its power costs; a Wisconsin industrial facility committed to reducing its greenhouse gas emissions; and a municipal wastewater treatment plant in Vermont that is capturing waste methane, a potent global warming gas, and burning it to create electricity. These systems are mostly natural gas and biogas cogeneration units, and their electrical generating capacity ranges from 120 kilowatts to 3.5 megawatts.

Most systems built by Northern for clients in this market employ reciprocating engine generators or turbine generators fueled by natural gas, landfill gas or other biogases. Most systems are also designed to recapture waste heat from the engines and process it through heat exchangers, steam generators or absorption chillers to meet the clients’ space heating, process steam or cooling needs; this is known as cogeneration or trigeneration.

In this market sector, Northern is increasingly targeting large companies with multiple facilities and project opportunities. Examples include large commercial real estate developers who own multiple large properties in major metropolitan areas, and large industrial concerns with multiple manufacturing, distribution and research facilities around the country or the world.

Renewable Energy Systems.

Northern has provided solar and wind power systems for government and commercial clients for more than a quarter century. Northern is pursuing EPC opportunities in both grid-connected and isolated grid applications of wind and solar technologies. Northern is also involved with projects demonstrating the ability to produce hydrogen using renewable energy.

Northern has recently worked on a variety of renewable energy projects in various stages of development, including a feasibility study for a large wind farm in Vermont, a solar installation in Massachusetts, and a project using renewable energy to produce hydrogen in California. Northern also has a long-standing role in providing renewable and hybrid power systems for remote villages. In recent years, for example, Northern delivered wind and wind-diesel systems for villages in Alaska and Brazil and an island community off the coast of Maine. Northern is also currently conducting a feasibility study for a wind-diesel system for one of the Galapagos Islands.

Research and Development

In addition to its EPC services, Northern is engaged in the development of advanced energy products and technologies. Northern’s Energy Technology Laboratory is developing distributed generation power controls, power conversion technology, and advanced power system architectures. This work is intended to produce “plug and play” networks of power generation, storage, and load management components that can easily be configured into high performance systems using Northern’s MicroGrid power network architecture. In cooperation with a Vermont utility, Northern is currently building a demonstration system using its proprietary MicroGrid power network architecture to link diverse power generating sources, multiple users, and a high-speed connection to the main utility grid. Northern intends to work closely with utility partners and other interested parties to safely and cost-effectively link these technologies with the main power grid. Northern’s MicroGrid architecture is designed to provide end user customers with power quality, availability, and efficiency levels not currently available from conventional utility power sources. The Energy Technology Laboratory is also pursing research and development focused on developing advanced wind turbines employing direct drive technology and advanced power electronics and generator technology.

The Energy Technology Laboratory currently has a staff of 17 engineers who carry out both internally and externally funded research and development In 2000, 2001, and 2002, Northern spent approximately $300,000, $1.3 million, and $1.2 million, respectively, on its internal research and development activities. Contract revenue generated from externally funded research and development totaled $1.3 million, $1.6 million, and $2.4 million in 2000, 2001, and 2002, respectively. The principal source of external funding was the United States Department of Energy. Northern retains intellectual property rights to the inventions and technology developed under its government funded research and development programs.

Intellectual Property

Northern’s growth strategy depends in part on the development of proprietary products and technologies. Northern relies on patent, trade secret, trademark and copyright law to protect its intellectual property. Northern has one currently active issued U.S. patent, covering wind turbine control technologies, as well as two non-provisional patent applications. Northern recently registered the trademark MicroGrid. Northern also seeks to protect its proprietary intellectual property, including intellectual property that may not be patented or patentable, in part by confidentiality agreements with its strategic partners and employees. Northern can provide no assurance that these agreements will not be breached, that it will have adequate remedies for any breach or that such persons or institutions will not assert rights to intellectual property arising out of these relationships. In the event that these protective measures are not adequate, Northern’s business, results of operations and financial condition could be materially and adversely affected.

Competition

As a system integrator, Northern is positioned in the middle of the supply chain between the power equipment manufacturers and the commercial and industrial end users. Although Northern believes the system integrator role in the distributed generation market has been underserved, a number of companies have entered the market in recent years to fill this gap. Northern faces competition from a variety of firms, including equipment manufacturers, distributors, packagers, other system integrators, general contractors, engineering firms, project developers, and energy services companies, such as GE Power Systems, Cummins Power Generation, Caterpillar, Stewart & Stevenson Services, Black and Veatch, Invensys, DTE Energy Technologies, Encorp, PowerLight, and RealEnergy. Northern competes with these types of firms on several bases, particularly price and performance.

With its engineering capabilities and project skills, Northern believes it has a competitive advantage over newer entrants to the distributed generation market. Also, unlike manufacturers who typically offer one power technology to meet a number of different needs, Northern offers a custom engineered solution utilizing appropriate technologies for each specific application backed up by a project management team and post commission service capabilities. Northern believes its project management skills are more typically found in suppliers serving the markets for larger power projects.

However, many of Northern’s current and potential competitors have, or are affiliated with companies that have, longer operating histories and greater financial, technical, sales, marketing and other resources, as well as greater name recognition and a larger customer base, than Northern. As a result, they may be better able to develop and deploy new technologies and respond to new customer requirements, or devote greater resources to business and product development, promotion, sales, financing and support of their products and services, than Northern. There is no assurance that Northern will be able to compete successfully in the future.

Sales and Marketing

Northern’s sales force is divided into two separate units. The industrial infrastructure sales unit sells distributed generation systems for remote primary and backup power applications primarily to the oil and gas, telecommunications and government markets. Northern customers in this market may be either the multinational oil or telecommunications companies or the engineering construction firms they hire as general contractors for large construction projects such as pipelines. Most projects are awarded through a competitive bidding process. In this segment, Northern sells its products and services primarily through an internal direct sales force that develops relationships with buyers, project managers and other procurement agents, identifies project opportunities, and responds to requests for proposals. In this market, Northern competes primarily on technical and fulfillment capability and secondarily on price. Northern also augments its internal sales force through relationships with independent sales representatives, equipment vendors and technology partners.

Northern’s onsite generation sales unit sells onsite power systems for utility grid parallel primary power applications to commercial and institutional facilities in the manufacturing, distributed generation, and digital economy markets. The onsite generation sales unit is an internal direct sales force located in Vermont and California. This sales force has developed both formal and informal relationships with independent sales representatives, equipment vendors and distributors, engineering firms, mechanical and electrical contractors, property management firms, energy consultants and others that provide access to additional project opportunities. Members of this sales unit also participate in trade groups, industry coalitions, and environmental advocacy groups, as well as regional and national trade shows and conferences on energy, distributed generation, renewable technologies, and climate change. All these activities generate numerous sales opportunities; however, in this emerging market the sales cycle is very long and the ratio of prospects converted into contracts is very low.

Northern’s corporate marketing group is responsible for Northern’s strategic positioning in the marketplace, developing and executing market communications and supporting the product development process. Its marketing activities include market research, collateral development, production and distribution, web site development and maintenance, advertising, public and media relations, and event planning and scheduling.

Customers

For 2002, four clients, National Renewable Energy Laboratory, One Market One, SNC Lavalin and Caspian Pipeline Inc., each accounted for in excess of 10% of Northern’s total revenue. For 2001, three clients, Caspian Pipeline Inc., National Renewable Energy Laboratory and SNC Lavalin, each accounted for in excess of 10% of Northern’s total revenue. For 2000, one client, Caspian Pipeline Inc., accounted for in excess of 10% of Northern’s total revenue.

Employees

As of July 31, 2003, Northern had a total staff of 104 persons, of which approximately 60% were engineers, scientists or other degreed professionals. None of Northern’s employees are represented by a labor union. Northern considers its relations with its employees to be excellent.

Facilities

Northern’s principal executive offices are located in Waitsfield, Vermont. Northern owns a 13,000 square foot facility that currently houses its research, manufacturing, and administrative activities and part of its sales force. Additional sales offices are located in leased space in Burlington, Vermont and San Francisco, California. Northern is currently building a new 28,500 square foot headquarters building adjacent to its existing Waitsfield, Vermont facility.

Legal Proceedings

Northern is not currently involved in any legal proceedings.

NORTHERN SELECTED FINANCIAL DATA

The following selected statement of operations data for the fiscal year ended December 31, 2002 and the selected balance sheet data as of December 31, 2002 set forth below, are derived from the historical audited financial statements of Northern for the fiscal year ended December 31, 2002 included in this joint proxy statement/prospectus. The selected balance sheet data as of December 31, 2001 and the statement of operations data for the years ended December 31, 2000 and 2001 are derived from Northern’s unaudited financial statements that are included in this joint proxy statement/prospectus. The selected balance sheet data as of December 31, 1998, 1999 and 2000 and the statement of operations data for the years ended December 31, 1998 and 1999 are derived from Northern’s unaudited financial statements that are not included in this joint proxy statement/prospectus.

Northern derived the selected balance sheet and statement of operations data as of and for the six-month periods ended June 30, 2002 and 2003 from its unaudited financial statements included in this joint proxy statement/prospectus. These statements include, in the opinion of management, all normal and recurring adjustments that are necessary for a fair statement of results in accordance with generally accepted accounting principles. The operating results for the six months ended June 30, 2003 are not necessarily indicative of the results that may be expected for the year ending December 31, 2003. When you read the following historical data, it is important that you read it along with the financial statements and the notes to those statements beginning on page F-33 of this joint proxy statement/prospectus and the section titled “Northern Management’s Discussion and Analysis of Financial Condition and Results of Operations” included in this joint proxy statement/prospectus.

	Year Ended December 31,					Six Months Ended June 30,
	1998	1999	2000	2001	2002	2002	2003
	(in thousands, except per share data)
Statement of Operations Data:
Contract revenues	$3,976	$4,375	$18,192	$8,038	$6,921	$2,194	$8,791
Costs and expenses:
Costs of revenue	3,209	3,172	14,018	6,056	5,858	1,830	7,571
Research and development	132	114	279	1,312	1,207	739	364
Selling, general and administrative	590	979	1,819	3,612	5,343	2,383	3,118

Total costs and expenses	3,931	4,265	16,116	10,980	12,408	4,952	11,053
Income (loss) from operations	45	110	2,076	(2,942)	(5,487)	(2,758)	(2,262)
Interest income (expense), net	2	24	115	354	104	59	—
(Loss) gain on foreign exchange	—	—	—	(32)	25	3	12

Net income (loss) before income taxes	47	134	2,191	(2,620)	(5,358)	(2,696)	(2,250)
Income tax (expense) benefit	(3)	(2)	(653)	520	—	—	(2)

Net income (loss)	44	132	1,538	(2,100)	(5,358)	(2,696)	(2,252)
Deemed preferred dividends and accretion	(73)	(173)	(188)	(936)	(1,077)	(539)	(581)

Net (loss) income attributable to common stockholders	(29)	(41)	1,350	(3,036)	(6,435)	(3,235)	(2,833)

Basic net (loss) income per share attributable to common stockholders	$(0.18)	$(0.43)	$14.50	$(31.92)	$(66.26)	$(33.33)	$(29.15)

Diluted net (loss) income per share attributable to common stockholders	$(0.18)	$(0.43)	$0.75	$(31.92)	$(66.26)	$(33.33)	$(29.15)

Shares used in computing basic net (loss) income per share attributable to common stockholders	161,679	93,000	93,090	95,104	97,123	97,045	97,200

Shares used in computing diluted net (loss) income per share attributable to common stockholders	161,679	93,000	2,056,916	95,104	97,123	97,045	97,200

Balance Sheet Data (end of period):
Cash and cash equivalents	$1,110	$647	$2,231	$8,341	$4,728	$5,293	$480
Working capital	1,149	1,130	2,355	9,880	3,703	4,781	1,112
Total assets	2,152	2,355	5,568	13,757	13,650	11,446	13,065
Current liabilities	612	687	2,541	2,830	8,081	3,216	8,124
Long-term liabilities	6	2	—	—	—	—	1,570
Redeemable preferred stock	2,286	2,458	2,659	13,594	14,671	14,132	15,253
Total stockholders’ (deficit) equity	(752)	(792)	368	(2,667)	(9,102)	(8,230)	(11,881)

NORTHERN MANAGEMENT’S DISCUSSION AND ANALYSIS

OF FINANCIAL CONDITION AND RESULTS OF OPERATIONS

The following discussion and analysis should be read in conjunction with Northern’s financial statements and notes thereto appearing elsewhere in this joint proxy statement/prospectus. This discussion and analysis contains forward-looking statements that involve substantial risks and uncertainties. You can identify these statements by forward-looking words such as “anticipate,” “believe,” “could,” “estimate,” “expect,” “intend,” “may,” “plan,” “potential,” “should,” “will,” and “would” or similar words. You should read statements that contain these words carefully because they discuss Northern’s future expectations and contain projections of its future results of operation or of its financial position or state other forward-looking information. However, there may be events in the future that Northern is unable to predict accurately or control. The factors in the section entitled “Risk Factors” and the section below entitled “Critical Accounting Judgments and Estimates” provide examples of risks, uncertainties and events that may cause Northern’s actual results to differ materially from the expectations described in Northern’s forward-looking statements.

Overview

Northern Power Systems, Inc. was incorporated in Delaware in December 1997 to design, manufacture and install reliable, cost-efficient distributed generation power systems using fossil fuel, solar energy and wind energy. Northern was originally founded in 1974 under the name of “North Wind Power Company.” Northern also develops, manufactures and installs utility grade wind turbines. Northern sells its products to domestic and international customers. Since its inception, Northern has funded its operations through private financings that raised approximately $11.5 million, and cash provided by operating activities.

Northern has generated cumulative losses since its inception, and as of June 30, 2003 its accumulated deficit was $11.4 million. Northern expects to continue to make significant investments in new product design and development for the foreseeable future. Northern believes that its success is dependent on increasing its customer base, developing products and services that leverage its proprietary technology, and maintaining a proper alignment between its cost structure and its revenue goals. Northern expects to incur operating losses in 2003 and cannot predict when it will become profitable, if ever.

Critical Accounting Judgments and Estimates

The preparation of financial statements in conformity with accounting principles generally accepted in the United States requires Northern’s management to make estimates and assumptions in certain circumstances that affect amounts reported in Northern’s consolidated financial statements and related notes. As such, Northern is required to make certain estimates, judgments and assumptions that it believes are reasonable based upon the information available. These estimates and assumptions affect the reported amounts of assets and liabilities at the date of the financial statements and the reported amounts of revenues and expenses during the periods presented. The significant accounting policies which Northern believes are the most critical to aid in fully understanding and evaluating its reported financial results include the following:

Revenue Recognition – Contract Revenue

Northern principally generates contract revenue from projects in its three commercial- business units (remote infrastructure, on-site generation, and renewable energy) and its research and development group. For projects which do not require Northern to meet specific delivery and acceptance obligations or whose duration is expected to be greater than three months, Northern recognizes revenue utilizing the percentage-of-completion method, which is based on the relationship of costs incurred to total estimated contract costs. For all other contracts, Northern recognizes revenue under the completed contract method. Adjustments to cost estimates are made periodically and losses expected to be incurred on contracts in progress are charged to operations in the period such losses are determined.

Allowance for Doubtful Accounts

Northern evaluates credit risk on its accounts receivable and estimates an allowance for doubtful accounts accordingly. Northern evaluates the adequacy of the allowance for doubtful accounts on a periodic basis. The evaluation includes historical loss experience, adverse situations that may affect a customer’s ability to repay, and prevailing economic conditions. Northern makes adjustments to its allowance if the evaluation of allowance requirements differs from the actual aggregate reserve. This evaluation is inherently subjective and estimates may be revised as more information becomes available.

Warranty Costs

Northern provides a limited warranty for its products on a contract-by-contract basis. Northern’s standard warranties require it to repair or replace defective products during such warranty periods at no cost to the customer. Estimated warranty obligations are provided for in the period in which the related revenue is recognized. Northern quantifies and records an estimate for warranty related costs based on its actual historical failure rates and the current repair costs. Adjustments are made to accruals as warranty claim data and historical experience warrant. Should Northern experience actual return and repair costs that are higher than the estimated return and repair costs used to calculate the provision, its operating results for the period or periods in which such returns or additional costs materialize will be adversely impacted.

Results of Operations

Comparison of the Six Months Ended June 30, 2003 and June 30, 2002

Contract revenue. Contract revenue increased from $2.2 million for the first six months of 2002 to $8.8 million for the first six months of 2003. The growth in revenue was primarily due to increased activity under the remote infrastructure and on-site generation business units.

Costs of revenue. Costs of revenue increased from $1.8 million for the six months of 2002 to $7.6 million for the first six months of 2003. The increase in 2003 was due primarily to the increased activity under the remote infrastructure and on-site generation business units.

Research and development expenses. Research and development expenses decreased from $739,000 for the first six months of 2002 to $364,000 for the first six months of 2003. The decrease was primarily related to a reallocation of staff from internally funded projects to externally funded contracts.

Selling, general and administrative expenses. Selling, general and administrative expenses increased from $2.4 million for the first six months of 2002 to $3.1 million for the first six months of 2003. This change reflects an increase in salaries and benefits of approximately $285,000 and an increase in other corporate services (mainly professional fees related to the Proton acquisition) of approximately $319,000.

Comparison of Years 2002 and 2001

Contract revenue. Contract revenue decreased from $8.0 million in 2001 to $6.9 million in 2002. This decrease was due primarily to a large increase in deferred revenue for 2002 compared to 2001. Northern recorded approximately $200,000 and $3.8 million of deferred revenue on its balance sheet as of December 31, 2001 and December 31, 2002, respectively. Deferred revenue increased in 2002 because several large projects that carried over from 2002 to 2003 were subject to the completed contract method of revenue recognition.

Costs of revenue. Costs of revenue decreased from $6.1 million in 2001 to $5.9 million in 2002. The decrease in 2002 reflects a large increase in deferred costs for 2002 compared to 2001. Northern recorded approximately $100,000 and $2.5 million of deferred costs on its balance sheet as of December 31, 2001 and December 31, 2002, respectively.

Research and development expenses. Research and development expenses decreased from $1.3 million in 2001 to $1.2 million in 2002. The decrease was primarily related to a reallocation of staff from internally funded projects to externally funded contracts. Contract revenue from externally funded research and development projects rose from $1.6 million in 2001 to $2.4 million in 2002.

Selling, general and administrative expenses. Selling, general and administrative expenses increased from $3.6 million in 2001 to $5.3 million in 2002. This increase reflects an increase in salaries and benefits of $1,035,000 (resulting primarily from an increase in headcount), an increase in consulting and professional fees of $213,000, an increase in marketing expense of $151,000, and an increase in rent expense of $68,000. These additional expenses are the result of expanded sales and marketing efforts, particularly in the on-site generation business unit.

Interest income, net. Interest income decreased from $355,000 in 2001 to $104,000 in 2002. The decrease resulted from decreased cash and cash equivalents balances as well as lower average interest rates.

Comparison of Years 2001 and 2000

Contract revenue. Contract revenue decreased from $18.2 million in 2000 to $8.0 million in 2001. This decrease was due primarily to the recognition of $14.2 million of revenue on the remote infrastructure unit’s Caspian Sea Pipeline contract in 2000.

Costs of revenue. Costs of revenue decreased from $14.0 million in 2000 to $6.1 million in 2001. The decrease in 2001 also reflects the impact of the large Caspian Sea Pipeline contract, for which the majority of costs were incurred in 2000.

Research and development expenses. Research and development expenses increased from $279,000 in 2000 to $1.3 million in 2001. The increase was primarily related to an accelerated pace of efforts on an increased number of internal development projects. Salaries and benefits for Northern’s research and development staff increased by $616,000; materials, subcontract and other costs increased by $417,000.

Selling, general and administrative expenses. Selling, general and administrative expenses increased from $1.8 million in 2000 to $3.6 million in 2001. This increase reflects an increase in salaries and benefits of $807,000 as a result of an increase in the number of employees, an increase in consulting and professional fees of $284,000, and an increase in marketing expense of $63,000.

Interest income, net. Interest income increased from $115,000 in 2000 to $355,000 in 2001. The increase resulted from investing the proceeds of Northern’s series D preferred stock financing.

Liquidity and Capital Resources

Since its inception, Northern has financed its operations through its series A-1, B, C and D convertible preferred stock financings that, in total, raised approximately $11.5 million, and cash provided by operating activities. As of June 30, 2003, Northern had $.5 million in cash and cash equivalents.

Cash used in operating activities was $3.6 million for the six months ended June 30, 2003 and was primarily attributable to Northern’s net loss and increases in project costs and earnings in excess of billings and deferred project costs, offset by increases in accounts payable. Cash used in operating activities was $2.3 million for the six months ended June 30, 2002 and was primarily attributable to Northern’s net loss and an increase in accounts receivable, deferred project cost and billings in excess of costs offset by decreases in accrued expenses and project costs in excess of billings.

Cash used in investing activities was $2.1 million for the six months ended June 30, 2003 and was primarily attributable to costs incurred to construct Northern’s new headquarters facility. Cash used in investing activities was approximately $400,000 for the six months ended June 30, 2002 and was primarily attributable to fixed asset purchases.

Cash provided by financing activities was $1.4 million for the six months ended June 30, 2003 and was attributable to the initial draw-down of Northern’s $2.79 million long-term lease agreement related to its new headquarters building. Cash used in financing activities was $0 for the six months ended June 30, 2002.

Northern anticipates that cash and marketable securities on hand at Distributed Energy after closing of the mergers will be adequate to fund Northern’s operations, working capital and capital expenditure requirements for at least the next twelve months. Northern’s current cash on hand is not sufficient to fund its future operating requirements. If the mergers are not completed, there can be no assurances that Northern will be able to raise additional funds in the either the public or private debt and equity markets. If additional funding is not available or not available on acceptable terms, Northern’s ability to fund its operations will be significantly limited and it may be required to delay, reduce or eliminate some of its research and development activities or other programs.

Quantitative and Qualitative Disclosures about Market Risk

As of June 30, 2003, Northern’s unrestricted cash balance of $479,688 was held in various operating and investment accounts with several U.S. banking institutions. All investment accounts were invested in money market funds to maximize liquidity. Northern does not expect to incur any material loss on its cash position and believes that its potential interest rate exposure is not material. As of June 30, 2003, Northern’s restricted cash balance of $1,164,898 was invested in short duration certificates of deposit that are pledged as collateral for the performance of certain contracts. Northern does not expect to incur any material loss on these investments and believes that its potential interest rate exposure is not material.

Recent Developments

On May 22, 2003, Northern, Distributed Energy, Proton, PES-1 Merger Sub, Inc. and PES-2 Merger Sub, Inc. executed a merger agreement providing for the merger of PES-1 Merger Sub, Inc. and PES-2 Merger Sub, Inc., respectively, into Northern and Proton. In the event the mergers are consummated, Northern and Proton will become wholly-owned subsidiaries of Distributed Energy.

NORTHERN MANAGEMENT

The following directors of Northern will become directors of Distributed Energy following the closing of the mergers:

Name	Age	Position
Clint Coleman	55	President, Chief Executive Officer and Director
Paul F. Koeppe	53	Director
Theodore Stern	73	Director

Clint Coleman joined Northern in 1980 as Northern’s Chief Engineer and was named President of Northern in 1994. Mr. Coleman became a director of Northern in 1997. Mr. Coleman holds an M.S. in Mechanical Engineering from the University of Nevada, Reno and a B.S. in Wood Science and Technology from Colorado State University.

Paul F. Koeppe joined Northern as a director in 1998. Prior to his retirement in 2001, Mr. Koeppe served as Executive Vice President of American Superconductor, an electricity solutions company. Mr. Koeppe joined American Superconductor in 1997, in connection with the acquisition of Superconductivity, Inc., a manufacturer of superconducting magnetic energy storage systems which Mr. Koeppe founded and served as President. From 1993 to 1995, Mr. Koeppe was Acting CEO and Chairman of the Executive Committee of the board of directors of Best Power, Inc., a supplier of uninterruptible power supply packages. Mr. Koeppe holds an Associate of Science Degree in Electrical Power Technology and an Associate of Arts Degree in Materials Management, both earned at Lakeshore Technical College, and a Bachelor of Arts Degree in Business and Economics earned at Lakeland College.

Theodore Stern joined Northern as a director in 1998. Mr. Stern is the Chief Executive Officer and Chairman of the Board of Directors of Buyer’s United, Inc., a telecommunications provider. Mr. Stern was Senior Executive Vice President and a member of the board of directors of Westinghouse Electric Corp., where he was responsible for the electrical utility and environmental system businesses. Mr. Stern holds a B.S. in Mechanical Engineering from Pratt Institute and an M.S. in Mathematics from New York University. Between 1998 and 2000, Mr. Stern was a management consultant operating as a sole proprietor of Strategy Advisors Group.

NORTHERN RELATED PARTY TRANSACTIONS

On December 19, 1997, UVCC Fund II and Utech Climate Challenge Fund, L.P. purchased 379,425 shares of common stock of Northern from The New World Power Corporation. At that time, The New World Power Corporation owned all of the issued and outstanding capital stock of Northern. UVCC Fund II and Utech Climate Challenge Fund purchased the shares through cancellation of indebtedness in the amount of $629,204 in principal and accrued interest under promissory notes previously issued to such funds by The New World Power Corporation. Contemporaneously with this transaction, The New World Power Corporation released Northern from an inter-company liability in the amount of $129,643 in exchange for the issuance to The New World Power Corporation of 129,643 shares of series A non-voting preferred stock of Northern.

On February 9, 1998, UVCC Fund II and Utech Climate Challenge Fund, L.P. converted their shares of common stock of Northern into an aggregate of 758,850 shares of series B preferred stock of Northern. Also on that date, Northern issued an aggregate of 97,000 shares of its common stock to certain of its employees at a price of $0.10 per share. These employees included Clint Coleman, who purchased 15,000 shares, Jonathan Lynch, who purchased 10,000 shares, Michael Brennan, who purchased 8,000 shares, and Gary Norton, who purchased 8,000 shares.

On September 17, 1998, Northern issued 1,060,000 shares of its series C preferred stock to various investors at a price of $1.25 per share.

On March 8, 1999, The New World Power Corporation sold its shares of series A non-voting preferred stock to Northern for aggregate consideration of $129,643.

On April 27, 1999, Northern sold 129,643 shares of its series A-1 non-voting preferred stock to various investors at a price of $1.00 per share.

On January 31, 2001, Northern sold 2,000,000 shares of its series D preferred stock to various investors at a price of $5.00 per share.

On September 24, 2001, Niagara Mohawk Energy, Inc. sold all of its shares of Northern stock, consisting of 400,000 shares of series C preferred stock and 31,500 shares of series A-1 preferred stock, to existing preferred stockholders of Northern at a price of $2.50 per share.

The following table summarizes the above stock issuances and transfers to persons and entities who are Northern’s executive officers, directors or 5% or greater stockholders.

Name	Common stock	Series A-1 preferred stock	Series B preferred stock	Series C preferred stock	Series D preferred stock	Aggregate Purchase Price
Entities affiliated with Arete Corporation (1)	—	109,625	758,850	642,855	600,000	$4,874,654
Michael Brennan	8,000					$800
Clint Coleman	15,000	—	—	—	—	$1,500
Paul F. Koeppe	—	5,447	—	71,105	20,000	$209,522
Jonathan Lynch	10,000	—	—	—	—	$1,000
Gary Norton	8,000	—	—	—	—	$800
Nth Power Technologies Fund II, L.P. (2)	—	—	—	—	300,000	$1,500,555
Perseus 2000 L.L.C. (3)	—	—	—	—	400,000	$2,000,000
Theodore Stern		3,620		46,969	10,000	$121,866

Name	Common stock	Series A-1 preferred stock	Series B preferred stock	Series C preferred stock	Series D preferred stock	Aggregate Purchase Price
Sunoco Inc.	—	—	—	—	400,000	$2,000,000

(1)	Entities affiliated with Arete Corporation consist of UVCC Fund II, Utech Climate Challenge Fund, L.P., and Micro-Generation Technology Fund, LLC. Dr. Robert W. Shaw, Jr. is president of Arete Corporation, which is the manager of Micro-Generation Technology Fund, L.L.C. Dr. Shaw is the general partner of the general partner of UVCC Fund II and the managing member of the general partner of Utech Climate Challenge Fund, L.P.
(2)	Nancy Floyd is the managing director of Nth Power LLC, the general partner of the general partner of Nth Power Technologies Fund II, L.P.
(3)	Philip Deutch is the managing director of Perseus 2000, L.L.C.

NORTHERN PRINCIPAL AND MANAGEMENT STOCKHOLDERS

The following table sets forth information regarding the beneficial ownership of Northern common stock as of June 30, 2003 by:

•	each person known by Northern to own beneficially 5% or more of the Northern stock;

•	each director of Northern;

•	each executive officer of Northern; and

•	all of the directors and executive officers of Northern as a group.

The percentages shown are based on 97,200 shares of Northern common stock outstanding as of June 30, 2003 and 3,948,493 shares of Northern convertible preferred stock outstanding as of June 30, 2003. Each outstanding share of Northern series A-1, B, C and D preferred stock is convertible into one share of Northern common stock.

	Shares Beneficially Owned(2)
Name and Address of Beneficial Owner(1)	Preferred Stock	Percent of Preferred Stock	Common Stock	Percent of Common Stock
Entities Affiliated with Arete Corporation (3) P. O. Box 1299 Center Harbor, NH 03226	2,111,330	53.5%	—	—

Michael Brennan (4)	—	—	29,400	24.8%

Clint Coleman (5)	—	—	61,800	48.3%

Charles Curtis (6)	—	—	14,800	13.2%

Philip Deutch (7)	456,665	11.6%	—	—

Nancy Floyd (8)	336,807	8.5%	—	—

Paul F. Koeppe	96,552	2.4%	—	—

Jonathan Lynch (9)	—	—	32,600	27.2%

Gary Norton (10)	—	—	30,800	25.7%

Nth Power Technologies Fund II, L.P. 50 California Street Suite 840 San Francisco, CA 94111	336,807	8.5%	—	—

	Shares Beneficially Owned(2)
Name and Address of Beneficial Owner(1)	Preferred Stock	Percent of Preferred Stock	Common Stock	Percent of Common Stock
Perseus 2000, L.L.C. The Army and Navy Club Building 1627 J Street, N.W. Suite 610 Washington, DC 20006	456,665	11.6%	—	—

Dan Reicher (11)	—	—	6,000	5.8%

Robert W. Shaw, Jr. (12)	2,111,330	53.5%	—	—

Theodore Stern (13)	60,589	1.5%	—	—

Sunoco Inc. 112 – 4th Street, S.W. Calgary, Alberta T2P 2V5	400,000	10.1%	—	—

Entities Affiliated with Calvert Group 4550 Montgomery Avenue Suite 1000 Bethesda, MD 20814	258,219	6.5%	—	—

Reliant Energy Ventures 1111 Louisiana Houston, TX 77002	228,331	5.8%	—	—

All directors and executive officers as a group (11 persons) (14)	3,061,943	77.5%	190,400	77.2%

(1)	Unless otherwise indicated, the address of all persons is c/o Northern Power Systems, Inc., 182 Mad River Park, P. O. Box 999, Waitsfield, Vermont 05673.
(2)	The number of shares beneficially owned by each stockholder is determined under rules issued by the Securities and Exchange Commission and includes voting and investment power with respect to securities. Under these rules, beneficial ownership includes any shares as to which the individual or entity has sole or shared voting power or investment power and includes any shares as to which the individual or entity has the right to acquire beneficial ownership within 60 days after June 30, 2003 through the exercise of any warrant, stock option or other right. The inclusion in this joint proxy statement/prospectus of such shares, however, does not constitute an admission that the named stockholder is a direct or indirect beneficial owner of such shares.
(3)	Consists of 34,937 shares of series A-1 preferred stock, 379,425 shares of series B preferred stock, 69,043 shares of series C preferred stock and 150,000 shares of series D preferred stock held by UVCC Fund II, 29,500 shares of series A-1 preferred stock, 379,425 shares of series B preferred stock and 150,000 shares of series D preferred stock held by Utech Climate Challenge Fund, L.P., and 45,188 shares of series A-1 preferred stock, 573,812 shares of series C preferred stock and 300,000 shares of series D preferred stock held by Micro-Generation Technology Fund, LLC.
(4)	Includes 21,400 shares of common stock subject to options exercisable within 60 days after June 30, 2003.
(5)	Includes 46,800 shares of common stock subject to options exercisable within 60 days after June 30, 2003.
(6)	Consists of 14,800 shares of common stock subject to options exercisable within 60 days after June 30, 2003.
(7)	Consists of 4,137 shares of series A-1 preferred stock, 52,528 shares of series C preferred stock and 400,000 shares of series D preferred stock held by Perseus 2000, L.L.C. Mr. Deutch is the managing director of Perseus 2000, L.L.C. Mr. Deutch disclaims beneficial ownership of these shares.

(8)	Consists of 2,687 shares of series A-1 preferred stock, 34,120 shares of series C preferred stock and 300,000 shares of series D preferred stock held by Nth Power Technologies Fund II, L.P. Ms. Floyd is the managing director of Nth Power LLC, the general partner of the general partner of Nth Power Technologies Fund II, L.P. Ms. Floyd disclaims beneficial ownership of these shares.
(9)	Includes 22,600 shares of common stock subject to options exercisable within 60 days after June 30, 2003.
(10)	Includes 22,800 shares of common stock subject to options exercisable within 60 days after June 30, 2003.
(11)	Consists of 6,000 shares of common stock subject to options exercisable within 60 days after June 30, 2003.
(12)	Consists of the 2,111,330 shares listed in footnote 3 above. Dr. Shaw is president of Arete Corporation, which is the manager of Micro-Generation Technology Fund, L.L.C. Dr. Shaw is the general partner of the general partner of UVCC Fund II and the managing member of the general partner of Utech Climate Challenge Fund, L.P. Dr. Shaw disclaims beneficial ownership of these shares.
(13)	All of these shares are owned by Bomoseen Associates L.P. Mr. Stern is the general partner of Bomoseen Associates L.P.
(14)	See notes 3 through 13 above. Includes 149,400 shares of common stock subject to the options exercisable within 60 days after June 30, 2003.

MANAGEMENT OF DISTRIBUTED ENERGY AFTER THE MERGERS

Directors

Distributed Energy’s board of directors currently consists of Michael J. Cudahy, Gerald B. Ostroski, James H. Ozanne, Walter W. Schroeder, Philip R. Sharp, Dr. Robert W. Shaw, Jr. and Larry M. Sweet. Under the merger agreement, Distributed Energy has agreed to appoint Clint Coleman, Paul F. Koeppe and Theodore Stern to its board of directors upon the closing of the mergers. Distributed Energy has also agreed that the size of its board of directors immediately following the mergers will not exceed 11 persons. Dr. Shaw will serve as Chairman of the board of directors.

Committees of the Board of Directors

Distributed Energy’s board of directors will have an audit committee and a compensation committee, each consisting of at least three directors, to perform the functions traditionally performed by these committees.

Compensation of Directors

Directors who are employees of Distributed Energy, Proton or Northern will not receive any compensation for service on the Distributed Energy board of directors. The specific terms of the compensation to be paid to non-employee directors of Distributed Energy has not yet been determined.

Management

The merger agreement provides that Distributed Energy’s board of directors will form a management committee, which will consist of Dr. Shaw, Mr. Schroeder, Dr. Sweet and Mr. Coleman and any other members the board may decide to add from time to time. The management committee will be responsible for oversight of the subsidiaries and preparing joint recommendations on strategic initiatives, budgets, personnel policies and other functions. Officers of the Distributed Energy will include Mr. Shaw, Mr. Schroeder, Dr. Sweet, Mr. Coleman, Mr. Reicher and Mr. Glidden. Mr. Schroeder will be President of Distributed Energy, Dr. Sweet will be President of the Proton subsidiary and Mr. Coleman will be President of the Northern subsidiary.

COMPARISON OF RIGHTS OF HOLDERS

OF DISTRIBUTED ENERGY COMMON STOCK,

PROTON COMMON STOCK AND

NORTHERN COMMON STOCK AND PREFERRED STOCK

Upon completion of the mergers, Northern stockholders and Proton stockholders will become stockholders of Distributed Energy. Your rights as a stockholder of Northern or Proton are currently governed by the certificate of incorporation and bylaws of Northern or Proton, as the case may be, the Delaware corporation statute and other Delaware laws related to corporations. As a stockholder of Distributed Energy following the mergers, your rights as a stockholder will continue to be governed by the Delaware corporation statute and other Delaware laws related to corporations, but will be governed by the certificate of incorporation and bylaws of Distributed Energy instead of the certificate of incorporation and bylaws of Northern or Proton.

The following is a summary of the material differences between the rights of holders of Northern common stock and preferred stock and the rights of stockholders of Distributed Energy. The rights of the stockholders of Proton and Distributed Energy will be identical. For this reason, the following summary does not include a separate description of the rights of holders of Proton’s common stock. While we believe that the description covers the material differences, this summary does not purport to be a complete description of the differences and may not contain all of the information that is important to you. You are encouraged to review the full text of each of the certificate of incorporation and bylaws of Distributed Energy, the certificate of incorporation and bylaws of Northern, the Delaware corporation statute and other Delaware laws related to corporations for a more complete understanding of the differences between being a stockholder of Distributed Energy and being a stockholder of Northern. The certificate of incorporation and bylaws of Distributed Energy have been filed with the Securities and Exchange Commission. For information as to how documents may be obtained, see “Where You Can Find Additional Information” beginning on page 158.

Capitalization

Distributed Energy. Distributed Energy is authorized to issue 60,000,000 shares of common stock and 5,000,000 shares of preferred stock. All of the common stock of Distributed Energy will be held by Proton until completion of the mergers. Immediately after the mergers, all of the common stock of Distributed Energy will be held by the holders of Northern stock and Proton common stock as provided in the merger agreement. No preferred stock of Distributed Energy is currently outstanding. Distributed Energy’s board has the authority, without stockholder approval, to issue shares of preferred stock from time to time in one or more series and to fix the rights and preferences, including voting rights, of each such series of preferred stock, which rights and preferences may be superior to that of Distributed Energy’s common stock.

Northern. Northern is authorized to issue 10,000,000 shares of common stock, 129,643 shares of non-voting series A-1 preferred stock, 758,850 shares of series B preferred stock, 1,060,000 shares of series C preferred stock and 2,000,000 shares of series D preferred stock. As of June 30, 2003, Northern had issued and outstanding 97,200 shares of common stock, 129,643 shares of non-voting series A-1 preferred stock, 758,850 shares of series B preferred stock, 1,060,000 shares of series C preferred stock and 2,000,000 shares of series D preferred stock.

Voting Rights

Distributed Energy. Each holder of Distributed Energy common stock is entitled to one vote for each share and may not cumulate votes for the election of directors.

Northern. Subject to the voting rights of the holders of the preferred stock, the holders of common stock of Northern vote as a class with the holders of the preferred stock and are entitled to one vote for each share held of record upon such matters and in such manner as may be provided by law.

Northern series A-1 preferred stock has no voting rights except as specifically required by law or by agreement. Holders of Northern series B, series C and series D preferred stock vote together with the common stock and not as a separate class, except as specifically required by law or under Northern’s series D Preferred Stock Purchase Agreement or certificate of incorporation, which exceptions are set forth below. Each share of series B, series C and series D preferred stock has the number of votes equal to the number of shares of common stock then issuable upon conversion of such share of preferred stock.

Board of Directors. Northern’s certificate of incorporation provides that:

•	Series B representative: The holders of a majority of the shares of series B preferred stock are entitled to elect one director of Northern, who shall be a designee of UVCC Fund II and Utech Climate Challenge Fund, L.P.

•	Series C representative: The holders of the majority of the shares of series C preferred stock are entitled to elect two directors of Northern, one of whom shall be a designee of Micro-Generation Technology Fund, LLC.

•	Series D representative: The holders of the majority of the shares of series D preferred stock are entitled to elect one director of Northern, who shall be a designee of Perseus 2000, L.L.C.

•	Common representative: The holders of a majority of the shares of common stock are entitled to elect one director of Northern, who shall be the president of Northern.

•	Outside director: The remaining director shall be a person elected by the holders of a majority of the shares of series B, series C and series D preferred stock, voting separately as a class, and by the holders of a majority of the shares of common stock, voting separately as a class.

Protective Provisions

Until the closing of an underwritten public offering of Northern common stock resulting in aggregate proceeds to Northern of not less than $25,000,000 at a price per share of at least $15, the consent of the holders of at least 66 2/3% of the series B, series C and series D preferred stock, voting separately as a class, is necessary for Northern to take any of the following actions:

•	Merge or consolidate with any other corporation or purchase or own any stock or other securities or other interest in any other corporation or other entity or, except in the ordinary course of business, sell, lease, license or otherwise dispose of any portion of Northern’s properties or assets.

•	Effect any reverse stock split, stock combination, reclassification or similar event.

•	Amend or repeal Northern’s certificate of incorporation or bylaws.

•	Subject to certain exceptions, authorize, create, issue or reclassify, repurchase or redeem any stock or other security of Northern, or issue, grant or authorize any option, warrant or other right respecting any stock or other security of Northern (other than certain employee and other stock options).

•	Make any loan or advance, other than certain advances approved by the board of directors or in an amount not exceeding $25,000 in the aggregate.

•	Enter into any marketing, distribution, sales or other “corporate partnering” agreement or plan which grants a third party exclusive or substantial rights to market, sell, supply or manufacture Northern’s products or services, or, subject to certain exceptions, acquire or transfer intangible property.

•	Dissolve, liquidate or suspend Northern’s business, or take certain actions under the federal bankruptcy code.

•	Have outstanding trade payables that are more than 60 days past due in an amount in excess of $400,000 or incur or become liable with respect to other indebtedness in an aggregate amount in excess of $50,000, except for guarantees.

•	Establish or modify any stock option or stock purchase plan.

Number and Classification of Directors

Distributed Energy. Distributed Energy’s certificate of incorporation provides that its board of directors will be comprised of three classes, with each class elected for a term of three years, so that a different class of directors stands for election each year. Distributed Energy’s bylaws provide that the number of directors may be set by the board of directors.

Northern. Northern’s certificate of incorporation provides that the authorized number of directors shall be six. Northern’s bylaws provide for a single class of directors who, subject to the voting provisions described above, are elected at the annual meeting of stockholders and hold office until their successors are elected and qualified.

Removal of Directors

Distributed Energy. Distributed Energy’s certificate of incorporation and bylaws provide that a director may only be removed from office for cause by the affirmative vote of 75% of the shares of capital stock of Distributed Energy outstanding and entitled to vote on the election of directors.

Northern. Northern’s bylaws provide that a director may be removed from office, with or without cause, by the affirmative vote of a majority of the shares of capital stock of Northern outstanding and entitled to vote on the election of directors, except that directors elected by the holders of a particular class or series of stock may be removed without cause only by a vote of the holders of a majority of the outstanding shares of that class or series.

Filling Vacancies on the Board of Directors

Distributed Energy. Distributed Energy’s certificate of incorporation provides that, if a vacancy occurs on the Distributed Energy board, the vacancy shall be filled only by a majority vote of the directors then in office, even if they constitute less than a quorum.

Northern. Northern’s certificate of incorporation provides that any vacancy on the board of directors may be filled by a majority of the shares entitled to elect a director to the vacant seat. Subject to this provision, Northern’s bylaws provide that vacancies may be filled by a majority of the directors then in office, though less than a quorum, or by a sole remaining director.

Amendments to Certificate of Incorporation

Distributed Energy. Distributed Energy’s certificate of incorporation provides that the affirmative vote of the holders of at least 75% of the voting power of all outstanding shares of the capital stock of Distributed Energy entitled to vote on the election of directors is required to amend certain provisions of Distributed Energy’s certificate of incorporation relating to the board of directors, stockholder action, special meetings of stockholders and amendment of the certificate of incorporation of Distributed Energy. Otherwise, under Delaware law, the certificate of incorporation may be amended by the holders of a majority of the voting power of all outstanding shares of Distributed Energy stock.

Northern. Northern’s certificate of incorporation may not be amended without the vote of the holders of at least 66-2/3% of the series B, series C and series D preferred stock. Otherwise, under Delaware law, the certificate of incorporation may be amended by the holders of a majority of the voting power of all outstanding shares of Northern stock.

Amendments to Bylaws

Distributed Energy. Distributed Energy’s certificate of incorporation provides that the affirmative vote of a majority of the directors present at a directors meeting at which a quorum is present or the holders of at least 75% of the voting power of all outstanding shares of the capital stock of Distributed Energy entitled to vote on the election of directors is required to amend Distributed Energy’s bylaws.

Northern. Northern’s bylaws may not be amended without the vote of the holders of at least 66 2/3% of the series B, series C and series D preferred stock. In addition, amendment of the bylaws requires the affirmative vote of a majority of the directors present at a directors meeting at which a quorum is present or the affirmative vote of the holders of a majority of all outstanding shares of Northern’s stock entitled to vote on the election of directors.

Action by Written Consent

Distributed Energy. Distributed Energy’s certificate of incorporation and bylaws provide that any action by the stockholders may only be taken at an annual or special meeting and may not be taken by written consent.

Northern. Northern’s bylaws provide that any action that must or may be required to be taken by stockholders may be taken by written consent.

Notice of Stockholder Actions

Distributed Energy. Distributed Energy’s bylaws allow stockholders to nominate candidates for election to Distributed Energy’s board of directors at an annual or special meeting of stockholders or to propose other business at an annual meeting of stockholders. For nominations or other business to be properly brought before a stockholders meeting by a stockholder, the stockholder must have given timely notice in writing to the secretary of Distributed Energy. To be timely, a stockholder’s notice must be delivered to the secretary, in the case of an annual meeting, not less than 60 days nor more than 90 days prior to the first anniversary of the preceding year’s annual meeting; provided that, in the event the date of the meeting is advanced by more than 20 days or delayed by more than 60 days from the first anniversary of the preceding year’s annual meeting, notice by the stockholder must be received not earlier than the 90th day prior to the meeting nor later than the close of business on the later of (i) the 60th day prior to the meeting and (ii) the 10th day following the date on which such notice of the date of the meeting was mailed or public disclosure of the meeting date was made, whichever occurs first. In the case of an election of directors at a special meeting of stockholders, to be timely, the stockholder’s notice must be received by the secretary of Distributed Energy not earlier than the 90th day prior to such special meeting and not later than the close of business on the later of (i) the 60th day prior to such special meeting and (ii) the 10th day following the day on which notice of the date of such special meeting was mailed or public disclosure of the meeting date was made, whichever first occurs.

Northern. Northern’s bylaws do not contain extensive advance notice provisions.

Right to Call Special Meeting of Stockholders

Distributed Energy. Distributed Energy’s bylaws provide that a special meeting of stockholders may be called at any time only by the board of directors, the chairman of the board or the president.

Northern. Northern’s bylaws provide that a special meeting of stockholders may be called at any time by the board of directors or the president.

Dividends

Distributed Energy. Distributed Energy’s certificate of incorporation provides that, from time to time, Distributed Energy’s board may declare and pay dividends upon shares of Distributed Energy stock, but only out of funds lawfully available for the payment of dividends.

Northern. The holders of series B, series C and series D preferred stock are entitled to receive non-cumulative dividends at the rate of $0.08 per share per year, in the case of series B preferred stock, $0.10 per share per year, in the case of series C preferred stock, and $0.40 per share per year, in the case of series D preferred stock, if declared by the board of directors of Northern. Dividends may be declared and paid on the common stock of Northern from funds lawfully available for such purpose, as determined by the board of directors and subject to the dividend rights of any outstanding preferred stock of Northern.

Liquidation Rights

Distributed Energy. Distributed Energy’s certificate of incorporation provides that, in the event of a liquidation of Distributed Energy, the holders of Distributed Energy common stock shall receive all remaining assets of Distributed Energy ratably in proportion to the number of shares of common stock held by them.

Northern. If Northern liquidates, dissolves or winds up, each holder of series B, series C and series D preferred stock is entitled to be paid in preference to the holders of Series A-1 preferred stock and common stock an amount equal to the greater of (i) the holder’s “liquidation preference” plus an amount equal to 8% of the liquidation preference per year for each year in which and to the extent the dividends described above are not declared and paid, or (ii) the amount that would be payable to such holder if immediately prior to the distribution all such shares of preferred stock have been converted to common stock. The liquidation preference for series B preferred stock is $1.00, the liquidation preference for series C preferred stock is $1.25 and the liquidation preference for series D preferred stock is $5.00. If the assets are insufficient to pay these amounts, the assets shall be distributed to the holders of series B, series C and series D preferred stock ratably. Following distributions of these preferential amounts, the remaining assets shall next be distributed to the holders of series A-1 preferred stock in the amount of $1.00 per share. Any remaining assets shall be distributed ratably to the holders of the common stock then outstanding. Any transaction which results in Northern stockholders immediately prior to such transaction not holding at least 50% of the voting power of the surviving or continuing entity following the transaction shall, if elected by the holders of at least 66 2/3% of the series B, series C and series D preferred stock, be deemed to be a liquidation, dissolution or winding up.

Redemption and Conversion

Distributed Energy. Holders of Distributed Energy common stock have no right to have their shares redeemed or to convert their shares into any other shares of the capital stock of Distributed Energy or any other securities.

Northern. Holders of Northern series B, series C and series D preferred stock have the right on December 31, 2004, 2005 and 2006, respectively, to compel redemption of 33 1/3%, 50% and 100% of such shares for a price equal to the liquidation preference of such shares plus an amount equal to 8% of the liquidation preference per year for each year in which and to the extent the dividends described above are not declared and paid.

Holders of Northern preferred stock have the right at any time to convert one share of preferred stock into one share of common stock, although that conversion rate is subject to adjustment as described below. The Northern preferred stock will automatically convert into common stock, at the then effective applicable conversion rate, upon the earliest to occur of the closing of a firm commitment underwritten public offering of Northern common stock of not less than $25 million, before deduction of underwriters’ commissions and offering expenses, or the election of the holders of more than 66 2/3% of the outstanding shares of series B, series C and series D preferred stock, voting together as a single class.

Each share of Northern preferred stock is initially convertible into one share of common stock. The number of shares of common stock into which such preferred stock is convertible will be subject to adjustment in the following circumstances:

•	any subdivision, combination or consolidation of the outstanding shares of common stock;

•	any distribution by Northern of a dividend or other distribution payable in securities other than shares of common stock;

•	any adjustment of the common stock issuable upon the conversion of the preferred stock, whether by reorganization, reclassification or otherwise; or

•	certain mergers and capital reorganizations.

In addition, the conversion rate for Northern’s series B, series C and series D preferred stock will increase in the event that Northern issues additional equity securities, other than shares issuable to directors, employees or consultants, not to exceed 962,000 shares, shares of common stock issued upon conversion of the preferred stock, or shares issued as a dividend or distribution on the series B, series C or series D preferred stock, for a purchase price less than the respective original purchase price for such series of preferred stock. This increase will be to a rate equal to a fraction, the numerator of which is the original price for such series of preferred stock and the denominator of which is the purchase price for the additional equity securities.

Registration Rights

Distributed Energy. The common stock of Distributed Energy is, and the shares to be issued in the mergers will be, registered under the Securities Act of 1933.

Northern. Set forth below is a summary of the registration rights of certain holders of common stock and the holders of the preferred stock pursuant to Northern’s series D preferred stock purchase agreement entered into among Northern and many of its stockholders, including all holders of preferred stock. The term “registrable shares,” as used below, means Northern common stock issued or issuable upon conversion of the preferred stock or purchased by preferred stockholders pursuant to their exercise of preemptive rights.

Demand Registration Rights. If holders of at least 35% of the registrable shares request in writing that Northern file a registration statement under the Securities Act covering registrable shares having an aggregate offering price of at least $1,000,000, Northern is obligated to use its best efforts on not more than three occasions to cause the requested shares to be registered. Northern has the right to delay such registration for a period not in excess of six months once in any two-year period if it has fixed plans to engage within 30 days in a registered public offering in which holders of registrable shares may include their shares or if Northern is engaged in any other activity which, in the good faith judgment of the board of directors, would be adversely affected by such registration.

Piggyback Registration Rights. The holders of registrable shares are also entitled to “piggyback” registration rights on all Northern registrations. If the registration is an underwritten offering, then the holder’s participation shall be conditioned upon the holder agreeing to participate in the underwriting by executing the underwriting agreement. If the underwriter of the registration determines that marketing factors require a limitation on the aggregate amount of securities sold on the market, the underwriter may cut back the selling parties on a pro rata basis. No cut-back can reduce the amount of securities of the selling parties included in the registration to below 30% of the total amount of securities included in the registration, unless the registration is with respect to Northern’s initial public offering, from which all registrable shares may be excluded.

Form S-3 Registration Rights. Holders of at least 25% of the outstanding registrable shares may also demand up to four registrations on Form S-3 provided Form S-3 is available for such offering and the aggregate proceeds of each offering are not less than $250,000. Northern has the right to delay such registration for a period not in excess of six months once in any two-year period if it has fixed plans to engage within 30 days in a registered public offering in which holders of registrable shares may include their shares or if Northern is engaged in any other activity which, in the good faith judgment of the board of directors, would be adversely affected by such registration.

Indemnification. To the extent permitted by law, Northern will indemnify the seller or underwriter of registrable shares and certain related parties against any losses, claims, damages or liabilities, joint or several, to which they may become subject based on any untrue statement or alleged untrue statement of material fact contained in, or material fact omitted from, a registration statement covering registrable shares, or any other violation or alleged violation of any state or federal securities laws by Northern.

To the extent permitted by law, each investor holding registrable shares included in a registration that Northern effected will indemnify Northern, its officers, directors, control persons and underwriters and certain related parties selling securities in such registration against any losses, claims, damages or liabilities, joint or several, to which they may become subject based on any of the violations enumerated above to the extent such violation occurs in reliance upon written information supplied by such investor for use in such registration.

Transferability. The above registration rights may be transferred to:

•	any direct or indirect equityholder of a holder of such registration rights; or

•	any transferee who acquires at least 50,000 registrable shares from the holder of such registration rights.

Expenses. Northern is obligated to bear the registration expenses, exclusive of underwriting discounts and commissions, of all of the above-described demand, piggy-back and S-3 registrations, including the expense of one special counsel for all of the selling stockholders.

Market Standoff. Each holder of registrable securities has agreed that it will not, upon the request of Northern or its underwriter, sell, transfer or otherwise dispose of any common stock or other securities of Northern, held by the holder, other than those included in the registration, for a period of up to 180 days following the effective date of a registration statement filed under the Securities Act relating to Northern’s initial public offering, provided all of its officers and directors who hold stock or options to purchase or common stock are similarly bound.

Amendment. Registration rights may be amended or waived solely with Northern’s consent and the consent of holders holding at least 66 2/3% of the registrable shares then outstanding.

Additional Rights of Northern Stockholders

Preemptive Rights. Holders of Northern preferred stock have the right in the event that Northern proposes to offer securities to any person to purchase on a pro rata, fully diluted basis, a portion of such securities. These preemptive rights do not apply to:

•	not more than 962,000 shares of common stock (or options for such shares) issued to employees, directors or consultants of Northern pursuant to Northern’s 1998 stock option plan or any other option or stock purchase plan or restricted stock agreement approved by a majority of the non-employee members of the board of directors of Northern;

•	any securities issuable upon conversion of or with respect to any then outstanding shares of Northern preferred stock;

•	securities of Northern common stock or preferred stock issued in connection with any stock split, stock dividend or other recapitalization;

•	shares offered by Northern to the public pursuant to a registration statement filed under the Securities Act; or

•	shares issued for the acquisition of another corporation by merger, purchase of assets, or other reorganization resulting in ownership by Northern of not less than 51% of the corporation.

Rights of First Refusal and Co-Sale Rights. Northern and each of its preferred stockholders are parties to a right of first refusal and co-sale agreement under which Northern has a right of first refusal to purchase any shares of Northern stock proposed to be sold by a preferred stockholder (other than shares such preferred stockholder is transferring to a family member or affiliate). In the event Northern declines to exercise its right of first refusal, the right is exercisable by the other preferred stockholders on a pro rata basis. Any preferred stockholder choosing not to exercise his or its right of first refusal may sell to the third party purchaser his or its pro rata portion of the shares proposed to be sold by the transferring preferred stockholder. These rights will terminate upon the closing date of the Northern merger.

Inspection and Information Rights. Each holder of Northern preferred stock is entitled to the delivery of:

•	annual financial statements within 90 days following the end of each fiscal year;

•	quarterly financial statements within 45 days following the end of each fiscal quarter;

•	monthly balance sheets and statements of income within 30 days following the end of each calendar month; and

•	projected financial statements for the next fiscal year and the four fiscal years thereafter within 30 days after commencement of the fiscal year.

In addition, each stockholder that owns 250,000 or more series B preferred shares, 250,000 or more series C preferred shares or 200,000 or more series D preferred shares is entitled to visit and inspect Northern’s properties, including its corporate and financial records, and to discuss its business and finances with officers of Northern. These preferred stockholders are also permitted to attend meetings of Northern’s board of directors in a non-voting observer capacity and to receive notice of board of directors meetings and copies of all materials provided to directors (except to the extent the board determines it reasonably necessary to conduct business in executive session without observers present).

DESCRIPTION OF DISTRIBUTED ENERGY CAPITAL STOCK

The following description of Distributed Energy’s common stock and preferred stock summarizes the material terms and provisions of these securities. For the complete terms of Distributed Energy’s common stock and preferred stock, please refer to Distributed Energy’s certificate of incorporation and bylaws, which have been filed with the Securities and Exchange Commission. The terms of these securities may also be affected by Delaware law.

Authorized Capital Stock

After completion of the mergers, Distributed Energy’s authorized capital stock will consist of 60,000,000 shares of common stock, $.01 par value per share, and 5,000,000 shares of preferred stock, $.01 par value per share.

Common Stock

As of June 30, 2003, there were 33,938,435 shares of Proton common stock outstanding held by      stockholders of record. Following the mergers, all outstanding stock of Proton and Northern will be exchanged for cash, common stock and warrants issued by Distributed Energy. The precise number of shares of Distributed Energy common stock to be outstanding after the mergers is subject to adjustment, but will consist of the number of outstanding shares of Proton common stock immediately prior to the mergers plus the number of shares of Distributed Energy common stock issued in connection with the Northern merger.

Holders of Distributed Energy common stock are entitled to one vote for each share held on all matters submitted to a vote of stockholders and do not have cumulative voting rights. Directors are elected by a plurality of the votes of the shares present in person or by proxy at the meeting and entitled to vote in such election. Holders of the common stock have no preemptive, subscription, redemption or conversion rights. They are not entitled to the benefit of any sinking fund. The shares of common stock to be issued by Distributed Energy in the mergers will be validly issued, fully paid and nonassessable. The rights, powers, preferences and privileges of holders of common stock are subject to the rights of the holders of shares of any series of preferred stock which Distributed Energy may designate and issue in the future.

Proton common stock is listed on the NASDAQ National Market under the symbol “PRTN.” Distributed Energy intends to file an application for its common stock to be quoted on the Nasdaq National Market under the symbol “DESC.”

Voting Rights

The holders of Distributed Energy common stock are entitled to one vote per share. Holders of Distributed Energy common stock are not entitled to vote cumulatively for the election of directors. Generally, all matters to be voted on by stockholders must be approved by a majority, or, in the case of election of directors, by a plurality, of the shares present in person or represented by proxy and entitled to be cast at a meeting at which a quorum is present, voting together as a single class, subject to any voting rights granted to holders of any then outstanding preferred stock.

Dividends

Holders of common stock will share ratably in any dividends declared by Distributed Energy’s board of directors, subject to any preferential rights of any preferred stock then outstanding. Dividends consisting of shares of common stock may be paid to holders of shares of common stock.

Other Rights

On liquidation, dissolution or winding up of Distributed Energy, all holders of common stock are entitled to share ratably in any assets available for distribution to holders of shares of common stock, subject to any preferential rights of any preferred stock then outstanding. No shares of common stock are subject to redemption or have preemptive rights to purchase additional shares of common stock.

Preferred Stock

After completion of the mergers, Distributed Energy’s board of directors will be authorized, subject to any limitations prescribed by law, without further stockholder approval, to issue up to an aggregate of 5,000,000 shares of preferred stock. The preferred stock may be issued in one or more series and on one or more occasions. Each series of preferred stock will have the number of shares, designations, preferences, voting powers, qualifications and special or relative rights or privileges as the board of directors may determine. These rights and privileges may include, among others, dividend rights, voting rights, redemption provisions, liquidation preferences, conversion rights and preemptive rights.

The issuance of preferred stock, while providing desirable flexibility in connection with possible acquisitions and other corporate purposes, could adversely affect the voting power or other rights of the holders of common stock. In addition, the issuance of preferred stock could make it more difficult for a third party to acquire Distributed Energy, or discourage a third party from attempting to acquire Distributed Energy.

Warrants

The following is a description of the material terms of the warrants that Northern stockholders will receive in the mergers. This description is qualified in its entirety by reference to the warrant. A copy of the form of warrant is attached to this joint proxy statement/prospectus as Annex E and is incorporated in this joint proxy statement/prospectus by reference.

In the mergers, current Northern stockholders will receive a combination of cash, Distributed Energy common stock and a warrant for the purchase of shares of Distributed Energy common stock. The number of shares for which the warrant will be exercisable will depend on the extent to which the holders of Series D preferred stock of Northern make certain elections. The warrants will have an exercise price equal to the average closing price of Proton common stock for the ten trading days ending three trading days prior to the date of closing.

Exercisability and Expiration

These warrants will be immediately exercisable, in whole or in part and at any time or from time to time until the third anniversary of the closing of the mergers, at which time they will expire. The holder may elect to exercise the warrant on a cashless basis by canceling a portion of the warrant in payment of the purchase price for the number of shares purchased upon such exercise.

Adjustments

The number of shares of Distributed Energy common stock issuable upon exercise of the warrants and the exercise price of the warrants are subject to adjustment in the event that Distributed Energy:

•	pays a dividend or makes a distribution on its common stock in shares of Distributed Energy common stock; or

•	subdivides, splits, combines or reclassifies its outstanding shares of Distributed Energy common stock into a different number of securities of the same class.

In the event Distributed Energy issues or makes to holders of its common stock a dividend or distribution payable in securities other than common stock, cash or other property (other than regular cash dividends paid out of earnings or earned surplus), then each holder of a warrant shall receive, upon exercise, the securities, cash or other property to which such holder would have been entitled had such holder exercised the warrant on the record date for such event.

In the event of any reorganization, recapitalization, reclassification, consolidation or merger, then each holder of a warrant shall receive, upon exercise, the amount of cash, securities or other property to which such holder would have been entitled had such holder exercised the warrant immediately prior to such event.

No Other Rights

No holder of a Distributed Energy warrant will be entitled to any of the rights of a Distributed Energy stockholder, including, without limitation, the right to vote or to attend or receive any notice of meetings of stockholders or any other proceedings of Distributed Energy.

Delaware Law and Certificate of Incorporation and Bylaw Provisions; Anti-Takeover Effects

Distributed Energy is subject to the provisions of Section 203 of the General Corporation Law of Delaware. Section 203 prohibits a publicly held Delaware corporation from engaging in a business combination with an interested stockholder for a period of three years after the date of the transaction in which the person became an interested stockholder, unless the business combination is approved in a prescribed manner. A business combination includes mergers, consolidations, asset sales and other transactions involving Proton and an interested stockholder. In general, an interested stockholder is a person who, together with affiliates and associates, owns, or within three years did own, 15% or more of the corporation’s voting stock.

Distributed Energy’s certificate of incorporation and bylaws provide:

•	that the board of directors be divided into three classes, as nearly equal in size as possible, with staggered three-year terms;

•	that directors may be removed only for cause by the affirmative vote of the holders of at least 75% of the shares of Distributed Energy’s capital stock entitled to vote; and

•	that any vacancy on the board of directors, however occurring, including a vacancy resulting from an enlargement of the board, may only be filled by vote of a majority of the directors then in office.

The classification of the board of directors and the limitations on the removal of directors and filling of vacancies could have the effect of making it more difficult for a third party to acquire Distributed Energy, which could have the effect of discouraging a third party from attempting to do so.

Distributed Energy’s certificate of incorporation and bylaws also provide that:

•	any action required or permitted to be taken by the stockholders at an annual meeting or special meeting of stockholders may only be taken if it is properly brought before such meeting and may not be taken by written action in lieu of a meeting;

•	special meetings of the stockholders may only be called by the chairman of the board of directors, the president, or by the board of directors; and

•	in order for any matter to be considered properly brought before a meeting, a stockholder must comply with requirements regarding advance notice to Distributed Energy.

These provisions could delay until the next annual stockholders’ meeting stockholder actions which are favored by the holders of a majority of Distributed Energy’s outstanding voting securities. These provisions may also discourage another person or entity from making a tender offer for Distributed Energy’s common stock, because such person or entity, even if it acquired a majority of Distributed Energy’s outstanding voting securities, would be able to take action as a stockholder, such as electing new directors or approving a merger, only at a duly called stockholders meeting, and not by written consent.

Delaware’s corporation law provides generally that the affirmative vote of a majority of the shares entitled to vote on any matter is required to amend a corporation’s certificate of incorporation or bylaws, unless a corporation’s certificate of incorporation or bylaws, as the case may be, requires a greater percentage. Distributed Energy’s certificate of incorporation requires the affirmative vote of the holders of at least 75% of the shares of Distributed Energy’s capital stock entitled to vote to amend or repeal any of the foregoing provisions of Distributed Energy’s certificate of incorporation. Generally, Distributed Energy’s bylaws may be amended or repealed by a majority vote of the board of directors or the holders of a majority of the shares of Distributed Energy’s capital stock issued and outstanding and entitled to vote. To amend Distributed Energy’s bylaws regarding special meetings of stockholders, written actions of stockholders in lieu of a meeting, and the election, removal and classification of members of the board of directors requires the affirmative vote of the holders of at least 75% of the shares of Distributed Energy’s capital stock entitled to vote. The stockholder vote would be in addition to any separate class vote that might in the future be required pursuant to the terms of any series of preferred stock that might be outstanding at the time any such amendments are submitted to stockholders.

Limitation of Liability and Indemnification

Distributed Energy’s certificate of incorporation provides that Distributed Energy’s directors and officers will be indemnified by Distributed Energy to the fullest extent authorized by Delaware law. This indemnification would cover all expenses and liabilities reasonably incurred in connection with their services for or on behalf of Distributed Energy. In addition, Distributed Energy’s certificate of incorporation provides that Distributed Energy’s directors will not be personally liable for monetary damages to Distributed Energy for breaches of their fiduciary duty as directors, unless they violated their duty of loyalty to Distributed Energy or Distributed Energy’s stockholders, acted in bad faith, knowingly or intentionally violated the law, authorized illegal dividends or redemptions or derived an improper personal benefit from their action as directors.

Transfer Agent and Registrar

The transfer agent and registrar for Distributed Energy common stock is American Stock Transfer & Trust Company.

Ability to Adopt Stockholder Rights Plan

Distributed Energy’s board of directors may in the future resolve to issue shares of preferred stock or rights to acquire such shares in order to implement a stockholder rights plan. A stockholder rights plan typically creates voting or other impediments to discourage persons seeking to gain control of Distributed Energy by means of a merger, tender offer, proxy contest or otherwise if Distributed Energy’s board of directors determines that such change in control is not in the best interests of Distributed Energy and its stockholders. Distributed Energy’s board of directors has no present intention of adopting a stockholder rights plan and is not aware of any attempt to effect a change in control of Distributed Energy.

SUMMARY OF THE DISTRIBUTED ENERGY 2003 STOCK

INCENTIVE PLAN

Summary of the 2003 Stock Incentive Plan

Distributed Energy’s 2003 Stock Incentive Plan was adopted by its board of directors and its sole stockholder in July 2003. The 2003 plan provides for the grant of incentive stock options intended to qualify under Section 422 of the Internal Revenue Code, nonstatutory stock options, restricted stock awards and other stock-based awards. A total of 7,700,000 shares of common stock of Distributed Energy are authorized for issuance under the 2003 plan. The maximum number of shares of common stock with respect to which awards may be granted to any participant under the 2003 plan may not exceed 500,000 shares per calendar year.

Distributed Energy’s officers, employees (including officers and employees of Northern and Proton, following the mergers), directors, consultants and advisors are eligible to receive awards under the 2003 plan. Under present law, however, incentive stock options may only be granted to employees.

Optionees receive the right to purchase a specified number of shares of Distributed Energy common stock at a specified option price, subject to the terms and conditions of the option grant. Distributed Energy may grant options at an exercise price less than, equal to or greater than the fair market value of our common stock on the date of grant. Under present law, incentive stock options and options intended to qualify as performance-based compensation under Section 162(m) of the Internal Revenue Code may not be granted at an exercise price less than the fair market value of the common stock on the date of grant, or less than 110% of the fair market value in the case of incentive stock options granted to optionees holding more than 10% of our voting power. The 2003 plan permits Distributed Energy’s board of directors to determine how optionees may pay the exercise price of their options, including by cash, check or in a “cashless exercise” through a broker, by surrender of shares of common stock, by delivery of a promissory note, or by any combination of the permitted forms of payment.

Distributed Energy’s board of directors administers the 2003 plan. Distributed Energy’s board of directors has the authority to adopt, amend and repeal the administrative rules, guidelines and practices relating to the 2000 plan and to interpret its provisions. It may delegate authority under the 2003 plan to one or more committees of the board of directors. The board of directors has authorized the compensation committee of Distributed Energy to administer the 2003 plan, including the granting of options to Distributed Energy’s executive officers. Subject to any applicable limitations contained in the 2003 plan, the board of directors or compensation committee, as the case may be, selects the recipients of awards and determines:

•	the number of shares of common stock covered by options and the dates upon which such options become exercisable;

•	the exercise price of options;

•	the duration of options; and

•	the number of shares of common stock subject to any restricted stock or other stock-based awards and the terms and conditions of such awards, including the conditions for repurchase, issue price and repurchase price.

In the event of a merger or other acquisition event, the board of directors must provide that all outstanding options or other stock-based awards under the 2003 plan be assumed or substituted for by the acquiror. If any of these events constitutes a change in control, and if within one year of the change in control, the optionee’s employment is terminated without cause or the optionee leaves for good reason, then the assumed or substituted or other stock-based awards will be immediately exercisable in full or free from restrictions, as the case may be. In the event of a liquidation or dissolution, all options will become immediately exercisable ten days prior to such event and will terminate upon the occurrence of such event.

No award may be granted under the 2003 plan after July 2013, but the vesting and effectiveness of awards granted before those dates may extend beyond those dates. Our board of directors may at any time amend, suspend or terminate the 2003 plan.

In the Northern merger, each holder of an option to purchase shares of Northern common stock will receive, in accordance with the formula set forth in the merger agreement, an option under the 2003 plan. As of June 30, 2003 there were outstanding options to purchase 819,200 shares of Northern common stock. In the Proton merger, each holder of an option to purchase shares of common stock of Proton will receive in substitution for that option an option to purchase an equal number of shares of Distributed Energy common stock under the 2003 plan. As of June 30, 2003, there were outstanding options to purchase 3,498,092 shares of Proton common stock.

Federal Income Tax Consequences

The following is a summary of the United States federal income tax consequences that generally will arise with respect to awards granted under the 2003 plan and with respect to the sale of common stock acquired under the 2003 plan.

Incentive Stock Options. In general, a participant will not recognize taxable income upon the grant or exercise of an incentive stock option. Instead, a participant will recognize taxable income with respect to an incentive stock option only upon the sale of common stock acquired through the exercise of the option, or ISO stock. The exercise of an incentive stock option, however, may subject the participant to the alternative minimum tax.

Generally, the tax consequences of selling ISO stock will vary with the length of time that the participant has owned the ISO stock at the time it is sold. If the participant sells ISO stock after having owned it for at least two years from the date the option was granted, and one year from the date the option was exercised, then the participant will recognize long-term capital gain in an amount equal to the excess of the sale price of the ISO stock over the exercise price.

If the participant sells ISO stock for more than the exercise price prior to having owned it for at least two years from the grant date and one year from the exercise date, then all or a portion of the gain recognized by the participant will be ordinary compensation income and the remaining gain, if any, will be a capital gain. This capital gain will be a long-term gain if the participant has held the ISO stock for more than one year prior to the date of sale.

If a participant sells ISO stock for less than the exercise price, then the participant will recognize capital loss in an amount equal to the excess of the exercise price over the sale price of the ISO stock. This capital loss will be a long-term loss if the participant has held the ISO stock for more than one year prior to the date of sale.

Nonstatutory Stock Options. As in the case of an incentive stock option, a participant will not recognize taxable income upon the grant of a nonstatutory stock option. Unlike the case of an incentive stock option, however, a participant who exercises a nonstatutory stock option generally will recognize ordinary compensation income in an amount equal to the excess of the fair market value of the common stock acquired through the exercise of the option, or NSO stock, on the exercise date over the exercise price.

With respect to any NSO stock, a participant will have a tax basis equal to the exercise price plus any income recognized upon the exercise of the option. Upon selling NSO stock, a participant generally will recognize capital gain or loss in an amount equal to the difference between the sale price of the NSO stock and the participant’s tax basis in the NSO stock. This capital gain or loss will be a long-term capital gain or loss if the participant has held the NSO stock for more than one year prior to the date of the sale and will be short-term capital gain or loss if the participant has held the NSO stock for a shorter period.

Restricted Stock. A participant will not recognize taxable income upon the grant of a restricted stock award unless the participant makes an election under Section 83(b) of the Code. If the participant makes a Section 83(b) election within 30 days of the grant date, then the participant will recognize ordinary compensation income, for the year in which the award is granted, in an amount equal to the excess of the fair market value of the common stock at the time the award is granted over the purchase price paid for the common stock. If such election is made and the participant subsequently forfeits some or all of the shares, then the participant generally will not be entitled to any refund of taxes paid as a result of the Section 83(b) election. If a Section 83(b) election is not made, then the participant will recognize ordinary compensation income at the time that the forfeiture provisions or restrictions on transfer lapse in an amount equal to the excess of the fair market value of the common stock at the time of such lapse over the original purchase price paid for the common stock. The participant will have a tax basis in the common stock acquired equal to the sum of the price paid and the amount of ordinary compensation income recognized either at the time the Section 83(b) election is made or at the time the forfeiture provisions or transfer restrictions lapse, as applicable.

Upon the disposition of the common stock acquired pursuant to a restricted stock award, the participant will recognize a capital gain or loss in an amount equal to the difference between the sale price of the common stock and the participant’s tax basis in the common stock. This capital gain or loss will be a long-term capital gain or loss if the shares are held for more than one year. For this purpose, the holding period shall begin on the day after the date on which the forfeiture provisions or restrictions lapse if a Section 83(b) election is not made, or on the day after the award is granted if a Section 83(b) election is made.

Other Stock-Based Awards. The tax consequences associated with any other stock-based award granted under the 2003 plan will vary depending on the specific terms of the award. Among the relevant factors are whether or not the award has a readily ascertainable fair market value, whether or not the award is subject to forfeiture provisions or restrictions on transfer, the nature of the property to be received by the participant under the award, and the participant’s holding period and tax basis for the award or underlying common stock.

Tax Consequences to Distributed Energy. The grant of an award under the 2003 plan will have no tax consequences to Distributed Energy. Moreover, in general, neither the exercise of an incentive stock option acquired under the 2003 plan nor the sale of any common stock acquired under the 2003 plan will have any tax consequences to Distributed Energy. Distributed Energy generally will be entitled to a business-expense deduction, however, with respect to any ordinary compensation income recognized by a participant under the 2003 plan, including in connection with a restricted stock award or as the result of the exercise of a nonstatutory stock option or a disposition of ISO stock for more than the exercise price prior to having owned it for at least two years from the grant date and one year from the exercise date. Any such deduction will be subject to the limitations of Section 162(m) of the Code.

SUMMARY OF THE DISTRIBUTED ENERGY

2003 EMPLOYEE STOCK PURCHASE PLAN

Distributed Energy’s 2003 Employee Stock Purchase Plan was adopted by Distributed Energy’s board of directors and its sole stockholder in July 2003. The purchase plan authorizes the issuance of up to a total of 250,000 shares of Distributed Energy’s common stock to participating employees.

All of Distributed Energy’s employees, including employees of Northern and Proton following the mergers, and directors who are employees, whose customary employment is more than 20 hours per week and for more than five months in any calendar year and have been employed for at least six months, are eligible to participate in the purchase plan. Employees who would immediately after the grant own 5% or more of the total combined voting power or value of Distributed Energy’s stock are not eligible to participate.

On the first day of a designated payroll deduction period, or offering period, Distributed Energy will grant to each eligible employee who has elected to participate in the purchase plan an option to purchase shares of Distributed Energy’s common stock as follows: the employee may authorize up to 10% of his or her base pay to be deducted by Distributed Energy from his or her base pay during the offering period. On the last day of this offering period, the employee is deemed to have exercised the option, at the option exercise price, to the extent of accumulated payroll deductions. Under the terms of the purchase plan, the option price is an amount equal to 85% of the closing price, as defined in the purchase plan, per share of Distributed Energy’s common stock on either the first day or the last day of the offering period, whichever is lower. The first offering period under the purchase plan will commence on the first day of the fiscal quarter beginning after the completion of this offering. In no event may an employee purchase in any one offering period a number of shares that exceeds the number of shares determined by dividing $25,000 by the average market price of a share of Distributed Energy’s common stock on the commencement date of the offering period. Distributed Energy’s compensation committee may, in its discretion, choose an offering period of 12 months or less for each offering and choose a different offering period for each offering.

An employee who is not a participant on the last day of the offering period is not entitled to exercise any option, and the employee’s accumulated payroll deductions will be refunded. An employee’s rights under the purchase plan terminate upon voluntary withdrawal from the purchase plan at any time, or when the employee ceases employment for any reason, except that upon termination of employment because of death, the employee’s beneficiary has a right to elect to exercise the option to purchase the shares which the accumulated payroll deductions in the participant’s account would purchase at the date of death.

Because participation in the purchase plan is voluntary, Distributed Energy cannot now determine the number of shares of common stock to be purchased by any of its current executive officers, by all of its current executive officers as a group or by its non-executive employees as a group.

LEGAL MATTERS

The validity of the shares of Distributed Energy common stock will be passed upon for Distributed Energy by Hale and Dorr LLP.

EXPERTS

The financial statements of Northern as of December 31, 2002 and the year then ended included in this joint proxy statement/prospectus have been so included in reliance upon the report (which contains an explanatory paragraph relating to Northern’s ability to continue as a going concern, as discussed in Note 1 to the financial statements) of PricewaterhouseCoopers LLP, independent accountants, given on the authority of said firm as experts in accounting and auditing.

The consolidated financial statements of Proton and its subsidiary as of December 31, 2001 and 2002 and for each of the three years in the period ended December 31, 2002 included in this joint proxy statement/prospectus have been so included in reliance upon the report of PricewaterhouseCoopers LLP, independent accountants, given on the authority of said firm as experts in accounting and auditing.

OTHER MATTERS

As of the date of this joint proxy statement/prospectus, neither the Proton board of directors nor the Northern board of directors knows of any matter that will be presented for consideration at the Proton special meeting or the Northern special meeting, respectively, other than as described in this joint proxy statement/prospectus.

STOCKHOLDER PROPOSALS

Proton will hold a 2004 annual meeting of stockholders only if the mergers are not consummated before the time of that meeting. In the event that the 2004 annual meeting is to be held, any stockholder proposals intended to be considered for inclusion in the proxy statement for the 2004 annual meeting, including director nominations, must be submitted to the secretary of Proton at its principal executive offices at 10 Technology Drive, Wallingford, CT 06492, no later than the close of business on December 15, 2003.

If a stockholder of Proton wishes to present a proposal, including director nominations, directly at the 2004 annual meeting, but does not wish to have the proposal considered for inclusion in the proxy statement, such stockholder must also give written notice to the secretary of Proton at the address noted above. The Secretary must receive such notice not less than 60 days nor more than 90 days prior to the first anniversary of the 2003 annual meeting; provided that, in the event that the date of the 2004 annual meeting is advanced by more than 20 days, or delayed by more than 60 days, from the first anniversary of the 2003 annual meeting, notice by the stockholder must be received not earlier than the 90th day prior to the 2004 annual meeting and not later than the close of business on the later of (i) the 60th day prior to the 2004 annual meeting and (ii) the 10th day following the date on which such notice of the date of the meeting was mailed or public disclosure of the meeting date was made, whichever occurs first. Proton’s 2003 annual meeting was held on June 3, 2003. If a stockholder fails to provide timely notice of a proposal to be presented at the 2004 annual meeting, the proxies designated by the board of directors of Proton will have discretionary authority to vote on any such proposal. Proton reserves the right to reject, rule out of order, or take other appropriate action with respect to any proposal that does not comply with these and other applicable requirements.

WHERE YOU CAN FIND ADDITIONAL INFORMATION

Proton files reports, proxy statements and other information with the Securities and Exchange Commission. Copies of these reports, proxy statements and other information may be inspected and copied at the public reference facility maintained by the Securities and Exchange Commission at the following location:

Public Reference Room

Judiciary Plaza

Room 1024

450 Fifth Street, N.W.

Washington, D.C. 20549

Copies of these materials also can be obtained by mail at prescribed rates from the Public Reference Section of the Securities and Exchange Commission, 450 Fifth Street, N.W., Washington, D.C. 20549 or by calling the Securities and Exchange Commission at 1-800-SEC-0330. These materials are also available to the public on the Securities and Exchange Commission’s website at http://www.sec.gov and the Investors section of Proton’s website at http://www.protonenergy.com.

Distributed Energy has filed a registration statement on Form S-4 under the Securities Act with the Securities and Exchange Commission with respect to Distributed Energy’s common stock to be issued to Proton and Northern stockholders in the mergers. This joint proxy statement/prospectus constitutes the prospectus of Distributed Energy as part of the registration statement. This joint proxy statement/prospectus does not contain all of the information set forth in the registration statement or the exhibits to the registration statement. For further information with respect to Distributed Energy, Proton, Northern and the Distributed Energy common stock, please refer to the registration statement, including the exhibits. You can obtain the additional information in the registration statement by contacting Proton at the following address and telephone number:

Proton Energy Systems, Inc.

10 Technology Drive

Wallingford, CT 06492

Attn: John A. Glidden

Vice President Finance

(203) 678-2000

Statements made in this joint proxy statement/prospectus as to the content of any contract, agreement or other document referred to are not necessarily complete. With respect to each contract, agreement or other document to be filed or incorporated by reference as an exhibit to the registration statement, you should refer to the corresponding exhibit, when it is filed, for a more complete description of the matter involved and read all statements in this joint proxy statement/prospectus in light of that exhibit. The registration statement and its exhibits are available for inspection and copying as set forth above.

You should rely only on the information contained in this joint proxy statement/prospectus or which is referred to herein. Neither Proton, Distributed Energy nor Northern has authorized anyone to provide you with different information.

Any request for documents should be made by             , 2003 to ensure timely delivery prior to the special meeting of Northern stockholders at which the adoption and approval of the merger agreement and the Northern merger will be considered and voted upon and the special meeting of Proton stockholders at which the adoption and approval of the merger agreement and the mergers and the approval of the transfer of assets from Proton to Distributed Energy will be considered and voted upon.

This joint proxy statement/prospectus does not constitute an offer to sell, or a solicitation of an offer to purchase, the securities offered by this joint proxy statement/prospectus, or the solicitation of a proxy, in any jurisdiction to or from any person to whom or from whom it is unlawful to make such offer, solicitation of an offer or proxy solicitation in such jurisdiction. Neither the delivery of this joint proxy statement/prospectus nor any distribution of securities pursuant to this joint proxy statement/prospectus shall, under any circumstances, create any implication that there has been no change in the information set forth or incorporated into this joint proxy statement/prospectus by reference or in the affairs of Distributed Energy, Proton or Northern since the date of this joint proxy statement/prospectus. The information contained in this joint proxy statement/prospectus with respect to Northern was provided by Northern, the information contained in this joint proxy statement/prospectus with respect to Distributed Energy was provided by Distributed Energy and the information contained in this joint proxy statement/prospectus with respect to Proton was provided by Proton.

PROTON ENERGY SYSTEMS, INC.

REPORT OF INDEPENDENT ACCOUNTANTS

To the Board of Directors and

Stockholders of Proton Energy Systems, Inc.:

In our opinion, the accompanying consolidated balance sheets and the related consolidated statements of operations, of stockholders’ equity and of cash flows present fairly, in all material respects, the financial position of Proton Energy Systems, Inc. and its subsidiary at December 31, 2002 and 2001 and the results of their operations and their cash flows for each of the three years in the period ended December 31, 2002 in conformity with accounting principles generally accepted in the United States of America. These financial statements are the responsibility of the Company’s management; our responsibility is to express an opinion on these financial statements based on our audits. We conducted our audits of these statements in accordance with auditing standards generally accepted in the United States of America, which require that we plan and perform the audit to obtain reasonable assurance about whether the financial statements are free of material misstatement. An audit includes examining, on a test basis, evidence supporting the amounts and disclosures in the financial statements, assessing the accounting principles used and significant estimates made by management, and evaluating the overall financial statement presentation. We believe that our audits provide a reasonable basis for our opinion.

/S/ PRICEWATERHOUSECOOPERS LLP

Hartford, Connecticut

February 19, 2003

PROTON ENERGY SYSTEMS, INC.

CONSOLIDATED BALANCE SHEETS

	December 31, 2002	December 31, 2001
ASSETS
Current assets:
Cash and cash equivalents	$16,415,337	$1,836,899
Marketable securities (Note 3)	133,944,034	165,383,001
Accounts receivable	874,579	1,011,259
Inventories and deferred costs (Note 4)	5,894,634	3,143,164
Related party note receivable (Note 12)	—	110,801
Other current assets	2,164,128	2,442,530

Total current assets	159,292,712	173,927,654

Fixed assets, net (Note 5)	16,553,182	7,152,156
Related party note receivable, long term portion (Note 12)	—	133,475
Other assets, net	655,767	654,957

Total assets	$176,501,661	$181,868,242

LIABILITIES AND STOCKHOLDERS’ EQUITY
Current liabilities:
Current portion of long-term debt (Note 7)	$335,400	$—
Accounts payable	674,069	718,112
Accrued expenses	1,054,636	565,290
Accrued construction costs	473,669	1,603,640
Accrued compensation	386,210	393,802
Accrued service costs (Note 10)	2,093,046	—
Deferred revenue (Note 6)	2,704,015	884,248
Customer advances	53,078	509,973

Total current liabilities	7,774,123	4,675,065

Long term liabilities:
Long-term debt (Note 7)	6,440,632	1,166,000

Total liabilities	14,214,755	5,841,065

Commitments and contingencies (Note 10)
Stockholders’ equity (Note 8):
Preferred stock, undesignated, $.01 par value per share; 5,000,000 shares authorized, no shares issued or outstanding	—	—
Common stock, $.01 par value; 100,000,000 shares authorized; 33,451,084 and 33,228,495 shares issued and outstanding, respectively	334,511	332,285
Additional paid-in capital	242,025,701	242,034,880
Unearned compensation	(660,166)	(1,447,629)
Accumulated other comprehensive income (Note 3)	1,052,009	2,092,949
Accumulated deficit	(80,465,149)	(66,985,308)

Total stockholders’ equity	162,286,906	176,027,177

Total liabilities and stockholders’ equity	$176,501,661	$181,868,242

The accompanying notes are an integral part of the financial statements.

PROTON ENERGY SYSTEMS, INC.

CONSOLIDATED STATEMENTS OF OPERATIONS

	Year Ended December 31,
	2002	2001	2000
Contract revenue	$3,444,546	$1,215,465	$644,253
Product revenue	1,269,500	1,752,556	55,950

Total revenues	4,714,046	2,968,021	700,203

Costs and expenses:
Costs of contract revenue	2,355,091	1,001,306	396,169
Costs of production	4,995,201	2,533,841	247,692
Research and development	8,792,735	6,500,129	3,227,421
General and administrative	7,877,165	6,950,296	4,517,511

Total costs and expenses	24,020,192	16,985,572	8,388,793

Loss from operations	(19,306,146)	(14,017,551)	(7,688,590)
Interest income, net	5,802,546	8,949,996	4,198,865
Gain on sale of marketable securities	23,759	113,470	—

Net loss	(13,479,841)	(4,954,085)	(3,489,725)
Deemed preferred dividends and accretion	—	—	(52,691,154)

Net loss attributable to common stockholders	$(13,479,841)	$(4,954,085)	$(56,180,879)

Basic and diluted net loss per share attributable to common stockholders	$(0.40)	$(0.15)	$(5.92)

Shares used in computing basic and diluted net loss per share attributable to common stockholders	33,346,794	33,161,301	9,483,738

The accompanying notes are an integral part of the financial statements.

PROTON ENERGY SYSTEMS, INC.

CONSOLIDATED STATEMENT OF CHANGES IN STOCKHOLDERS’ EQUITY (DEFICIT)

	Common Stock		Additional Paid-In Capital	Unearned Compensation	Accumulated Other Comprehensive Income	Accumulated Deficit	Total Stockholders’ Equity (Deficit)
	Shares	Amount
Balance at December 31, 1999	1,900,000	$19,000	$200,281	$(808,821)	$—	$(8,467,344)	$(9,056,884)
Issuance of common stock	8,051,950	80,519	125,768,765	—	—	—	125,849,284
Conversion of preferred stock into common stock	22,659,093	226,591	65,862,596	—	—	—	66,089,187
Issuance of common stock upon exercise of warrants	424,689	4,247	586,111	—	—	—	590,358
Issuance of common stock upon exercises of stock options	52,311	523	8,483	—	—	—	9,006
Unearned compensation related to stock option grants	—	—	2,161,427	(2,161,427)	—	—	—
Amortization of unearned Compensation	—	—	—	595,887	—	—	595,887
Deemed preferred dividends and accretion	—	—	47,457,155	—	—	(50,074,154)	(2,616,999)
Issuance of stock option awards	—	—	47,925	—	—	—	47,925
Change in unrealized gain on marketable securities (Note 3)	—	—	—	—	289,000	—	289,000
Net loss	—	—	—	—	—	(3,489,725)	(3,489,725)

Balance at December 31, 2000	33,088,043	330,880	242,092,743	(2,374,361)	289,000	(62,031,223)	178,307,039
Issuance of common stock	13,829	138	67,397	—	—	—	67,535
Issuance of common stock upon exercises of stock options	126,623	1,267	25,142	—	—	—	26,409
Unearned compensation related to stock option grants	—	—	(172,452)	172,452	—	—	—
Amortization of unearned compensation	—	—	—	754,280	—	—	754,280
Issuance of stock option awards	—	—	22,050	—	—	—	22,050
Change in unrealized gain on marketable securities (Note 3)	—	—	—	—	1,803,949	—	1,803,949
Net loss	—	—	—	—	—	(4,954,085)	(4,954,085)

The accompanying notes are an integral part of the financial statements.

Balance at December 31, 2001	33,228,495	332,285	242,034,880	(1,447,629)	2,092,949	(66,985,308)	176,027,177
Issuance of common stock	32,571	326	74,183	—	—	—	74,509
Issuance of common stock upon exercises of stock options	190,018	1,900	45,689	—	—	—	47,589
Unearned compensation related to stock option grants	—	—	(129,051)	129,051	—	—	—
Amortization of unearned compensation	—	—	—	658,412	—	—	658,412
Issuance of stock option awards	—	—	—	—	—	—	—
Change in unrealized gain on marketable securities (Note 3)	—	—	—	—	(1,040,940)	—	(1,040,940)
Net loss	—	—	—	—	—	(13,479,841)	(13,479,841)

Balance at December 31, 2002	33,451,084	$334,511	$242,025,701	$(660,166)	$1,052,009	$(80,465,149)	$162,286,906

The accompanying notes are an integral part of the financial statements.

PROTON ENERGY SYSTEMS, INC.

CONSOLIDATED STATEMENTS OF CASH FLOWS

	Year Ended December 31,
	2002	2001	2000
Cash flows from operating activities:
Net loss	$(13,479,841)	$(4,954,085)	$(3,489,725)
Adjustments to reconcile net loss to net cash used in operations:
Depreciation and amortization	987,340	541,472	296,292
Amortization of premiums (discounts) on securities	1,329,041	691,935	(251,000)
Non-cash stock-based expense	658,412	776,330	791,924
Loss on disposal of assets	187,467	54,879	—
Gain from sale of marketable securities	(23,759)	(113,470)	—
Changes in operating assets and liabilities:
Accounts receivable	136,680	(721,443)	(277,299)
Inventories and deferred costs	(2,751,470)	(1,493,490)	(707,447)
Other current assets	278,402	170,080	(2,551,462)
Other assets	(16,950)	(203,904)	(240,590)
Accounts payable and accrued expenses	1,400,786	2,152,263	845,822
Income taxes payable	—	(125,000)	125,000
Deferred revenue and contract advances	1,362,872	202,370	703,369

Net cash used in operating activities	(9,931,020)	(3,022,063)	(4,755,116)

The accompanying notes are an integral part of the financial statements.

Cash flows from investing activities:
Purchases of fixed assets	(10,564,827)	(6,542,005)	(653,271)
Proceeds from the sale of fixed assets	15,058	—	—
Purchases of marketable securities	(104,965,136)	(189,599,533)	(179,210,023)
Proceeds from maturities and sales of marketable securities	134,057,881	198,831,018	8,911,021
Issuance of related party note	—	(275,000)	—
Proceeds from repayment of related party note	244,276	30,724	—

Net cash provided by (used in) investing activities	18,787,252	2,445,204	(170,952,273)

Cash flows from financing activities:
Borrowings from long term debt	5,610,032	1,166,000	—
Payment of long term debt origination costs	(9,924)	(206,313)
Proceeds from sale of common stock, net	74,509	67,535	125,849,284
Proceeds from exercise of stock options	47,589	26,409	9,006
Proceeds from exercise of warrants	—	—	590,358
Proceeds from issuance of mandatorily redeemable convertible preferred stock and warrants	—	—	50,038,159

Net cash provided by financing activities	5,722,206	1,053,631	176,486,807

Net increase in cash	14,578,438	476,772	779,418
Cash and cash equivalents at beginning of year	1,836,899	1,360,127	580,709

Cash and cash equivalents at end of year	$16,415,337	$1,836,899	$1,360,127

Cash paid during the period for interest	$171,466	$—	$—

The accompanying notes are an integral part of the financial statements.

PROTON ENERGY SYSTEMS, INC.

NOTES TO CONSOLIDATED FINANCIAL STATEMENTS

1. FORMATION AND OPERATIONS OF THE COMPANY

Proton Energy Systems, Inc. (the “Company”) was incorporated in Delaware on August 16, 1996 to design, develop and manufacture proton exchange membrane (“PEM”) electrochemical products. The Company employs PEM electrochemical products in hydrogen generation and power generating and storage devices for use in a variety of commercial applications. The Company manufactures products for the domestic and international industrial gas market and operates in a single segment. Through 2000, the Company was considered a development stage company, as defined in Statement of Financial Accounting Standards (“SFAS”) No. 7, “Accounting and Reporting by Development Stage Enterprises”. During 2001, the Company began to generate significant revenue from its principal operations. As a result, the Company is no longer considered to be a development stage enterprise.

2. SUMMARY OF SIGNIFICANT ACCOUNTING POLICIES

Significant accounting policies followed in the preparation of these financial statements are as follows:

Principles of Consolidation

The consolidated financial statements include the accounts of Proton Energy Systems, Inc. and its wholly owned limited liability company, Technology Drive LLC, after elimination of significant intercompany transactions.

Use of Estimates

The preparation of financial statements in conformity with accounting principles generally accepted in the United States of America requires management to make estimates and assumptions that affect the reported amounts of assets and liabilities and disclosure of contingent assets and liabilities at the date of the financial statements and the reported amounts of revenues and expenses during the reporting period. Actual results could differ from those estimates.

Revenue Recognition

The Company generates revenue from two principal sources: product sales and long-term contracts. For product sales, we record revenue when a firm sales agreement is in place, delivery has occurred, sales price is fixed or determinable, and collectibility is reasonably assured. If customer acceptance of products is not assured, revenue is recorded only upon formal customer acceptance. For new generation products, revenue and cost on such delivered products will be deferred until the expiration of the product warranty period, unless such warranty costs are estimable at the time of delivery.

The Company receives payments under customer-sponsored research and development contracts related to our PEM technology and regenerative fuel cell systems development. For those research and development contracts that require the Company to meet specific obligations as defined in the agreements (including delivery and acceptance of units), amounts advanced pursuant to the contracts are recognized as liabilities until such obligations are met. Once the obligations are met, the amounts are recognized as contract revenue. For those research and development contracts which do not require the Company to meet specific obligations, the Company recognizes contract revenue utilizing the percentage-of-completion method, which is based on the relationship of costs incurred to total estimated contract costs. As of December 31, 2002, three research and development contracts were in place. As of December 31, 2001, the Company had received $509,973 of such advances under four contracts.

Shipping and Handling Costs

Costs incurred in the shipping and handling of customers’ goods are included in general and administrative expenses.

Cash and Cash Equivalents

The Company considers all highly liquid investments purchased with original maturity dates of three months or less as of the purchase date to be cash equivalents. The Company invests excess cash primarily in a money market account at a major banking institution, which is subject to credit and market risk.

Restricted Cash

In connection with the construction of its new Wallingford facility, the Company entered into a sales and use tax exemption program with the Connecticut Development Authority. As part of that program, the Company was required to place $427,000 of cash in escrow. This restricted cash is classified in the balance sheet under “other assets.”

Marketable Securities

The Company classifies its entire investment portfolio as available for sale as defined in SFAS No. 115, “Accounting for Certain Investments in Debt and Equity Securities.” At December 31, 2002 and 2001 the Company’s investment portfolio consisted of U.S. government and agency securities that are held by two major banking institutions.

Securities are carried at fair value with the unrealized gains and losses reported as a separate component of stockholders’ equity. The specific identification method was used to determine cost in computing the unrealized gain or loss.

Comprehensive Income (Loss)

Comprehensive income (loss) is defined as changes in equity other than transactions resulting from investments by owners and distributions to owners. The Company’s comprehensive loss for the years ended December 31, 2002, December 31, 2001 and December 31,2000 consisted of reported net loss and unrealized gains and losses on marketable securities and totaled $14,520,781, $3,150,136 and $55,891,879, respectively.

Inventory

Inventory is recorded at the lower of cost or market value. Cost is determined by the first-in, first-out method.

Fixed Assets

Fixed assets are stated at cost and are depreciated using the straight-line method over the following estimated useful lives by asset category:

Asset Category	Estimated Useful Life
Buildings	30 years
Machinery and equipment	7 years
Leasehold improvements	Shorter of remaining life of lease or 7 years
Office furniture, fixtures and equipment	3-7 years

When assets are sold or retired, the related cost and accumulated depreciation are removed from their respective accounts and any resulting gain or loss is included in income. The Company periodically reviews the carrying value of its fixed assets to assess recoverability based upon the expectation of non-discounted future cash flows.

Research and Development

Research and development costs are expensed as incurred.

Warranty Costs

The Company’s warranty policy is limited to replacement parts and services and expires one year from date of shipment. Estimated warranty obligations are recorded in costs of production in the period in which the related revenue is recognized. The Company quantifies and records an estimate for warranty related costs based on the Company’s actual historical warranty experience and the current repair costs. Adjustments are made to accruals as warranty claim data and historical experience warrant. Should the company experience actual return and repair costs that are higher than the estimated return and repair costs used to calculate the provision, the Company’s operating results for the period or periods in which such returns or additional costs materialize will be adversely impacted.

The changes in accrued product warranties for the year-ended December 31, 2002 are as follows:

Balances as of January 1, 2002	$102,866
Warranties issued and adjustments to provision	2,614,900
Warranty claims	(538,831)
Balance as of December 31, 2002	$2,178,935

Income Taxes

The Company uses the asset and liability method of accounting for income taxes. Under this method, deferred tax assets and liabilities are recognized for the expected future tax consequences of temporary differences between the carrying amounts and the tax basis of assets and liabilities. A valuation allowance is established against net deferred tax assets if, based on the weight of available evidence, it is more likely than not that some or all of the net deferred tax assets will not be realized.

Concentration of Risks

Concentration of credit risk exists with respect to cash and cash equivalents, investments and vendors. The Company maintains its cash and cash equivalents and investments with high quality financial institutions. In addition, certain critical product components are only available from one source for which the source maintains proprietary rights.

For the years ended December 31, 2002 and 2001, contract revenue from government-sponsored agencies accounted for approximately 73% and 41% of total revenue, respectively. At December 31, 2002 and 2001, accounts receivable from government-sponsored agencies accounted for approximately 60% and 45% of total accounts receivable, respectively.

For the year ended December 31, 2002, six customers comprised 59% of product revenue.

Loss per Share

Basic EPS is calculated by dividing income or loss attributable to common stockholders by the weighted average common shares outstanding. Diluted EPS is calculated by adjusting weighted average common shares outstanding by assuming conversion of all potentially dilutive shares. In periods of net loss as recorded, no effect is given to potentially dilutive securities, since the effect would be antidilutive.

Stock-Based Compensation

Statement of Financial Accounting Standards (SFAS) No. 123, “Accounting for Stock-Based Compensation,” as amended by SFAS No. 148, “Accounting for Stock-Based Compensation—Transition and Disclosure,” prescribes accounting and reporting standards for all stock-based compensation plans, including employee stock option plans. As allowed by SFAS No. 123, the Company has elected to continue to account for stock based compensation issued to employees using the intrinsic value method in accordance with Accounting Principles Board (APB) Opinion No. 25, “Accounting for Stock Issued to Employees,” and related Interpretations. Under APB 25, compensation expense is computed to the extent that the fair market value of the underlying stock on the date of grant exceeds the exercise price of the employee stock option or stock award. Compensation so computed is then recognized over the vesting period.

We account for stock based compensation issued to non-employees in accordance with SFAS 123 and the consensus in Emerging Issues Task Force (“EITF”) 96-18. These pronouncements require the fair value of equity instruments given as consideration for services rendered be recognized as a non-cash charge to income over the shorter of the vesting or service period. The equity instruments must be revalued on each subsequent reporting date until performance is complete with a cumulative catch-up adjustment recognized for any changes in their fair value.

In the event that we are required to record compensation expense that is currently only being disclosed under SFAS 123, an adjustment to increase net loss in such period would result. The following table illustrates the effect on net loss and loss per share had compensation costs for the stock-based compensation plan been determined based on grant date fair values of awards under the provisions of SFAS No. 123, for the years ended December 31 (in thousands, except per share data):

	2002	2001	2000
Net loss attributable to common stockholders:
As reported	$(13,479,841)	$(4,954,085)	$(56,180,879)
Less total stock-based employee compensation expense determined under fair value-based method for all awards	(6,299,739)	(4,826,621)	(1,407,702)

Pro forma	$(19,779,580)	$(9,780,706)	$(57,588,581)

Net loss per share applicable to common stockholders, basic and diluted
As reported	$(.40)	$(.15)	$(5.92)

Pro forma	$(.59)	$(.29)	$(6.07)

Recent Accounting Pronouncements

In June 2001, the Financial Accounting Standards Board issued SFAS 143, “Accounting for Asset Retirement Obligations” (“SFAS 143”). SFAS 143 addresses financial accounting and reporting obligations associated with the retirement of tangible long-lived assets and the associated asset retirement costs. SFAS 143 is effective for fiscal years beginning after June 15, 2002. The adoption of this standard in 2003 is not expected to have an impact on the Company’s financial condition or results of operations.

In September 2002, SFAS No. 146, “Accounting for Costs Associated with Exit or Disposal Activities” was issued. This statement provides guidance on the recognition and measurement of liabilities associated with exit or disposal activities and requires that such liabilities be recognized when incurred. This statement is effective for exit or disposal activities initiated on or after January 1, 2003. Adoption of this standard is not expected to impact the timing of recognition of costs associated with future exit and disposal activities.

In November 2002, the FASB issued FASB Interpretation No. 45 (“FIN 45”), Guarantor’s Accounting and Disclosure Requirements for Guarantees, including Indirect Guarantees of Indebtedness of Others, an interpretation of FASB Statements No. 5, 57 and 107 and Rescission of FASB Interpretation No. 34. FIN 45 clarifies the requirements of FASB Statement No. 5, Accounting for Contingencies (FAS 5), relating to the guarantor’s accounting for, and disclosure of, the issuance of certain types of guarantees. The disclosure requirements of FIN 45, which are effective for the year ended December 31, 2002, are included in note 2 to the consolidated financial statements, which discusses the Company’s disclosures relative to warranty costs.

In December 2002, the FASB issued SFAS No. 148, “Accounting for Stock-Based Compensation—Transition and Disclosure—an amendment of FAS 123” (“SFAS 148”). SFAS 148 provides alternative methods of transition for a voluntary change to the fair value based method of accounting for stock-based employee compensation, in addition to certain new disclosure requirements. The disclosure provisions of SFAS 148 are included in the accompanying Notes to the Consolidated Financial Statements.

Reclassifications

Certain reclassifications have been made to the 2001 financial statements to conform to the 2002 presentation.

3. MARKETABLE SECURITIES

The following tables summarize investments:

	Amortized Cost	Gross Unrealized Gains	Gross Unrealized Losses	Fair Value
December 31, 2001
U.S. government securities	$132,892,025	$1,052,009	$—	$133,944,034

	$132,892,025	$1,052,009	$—	$133,944,034

	Amortized Cost	Gross Unrealized Gains	Gross Unrealized Losses	Fair Value
December 31, 2001
U.S. government securities	$163,290,052	$2,129,649	$(36,700)	$165,383,001

	$163,290,052	$2,129,649	$(36,700)	$165,383,001

As of December 31, 2002 and 2001, the approximate fair values of marketable securities by maturity date are as follows:

	2002	2001
Less than one year	$113,546,928	$88,839,638
One to five years	20,397,106	76,543,363

	$133,944,034	$165,383,001

Securities are carried at fair value with the unrealized gains/losses reported as a separate component of stockholders’ equity. Proceeds from the sale of securities in 2002 and 2001 totaled $1,028,675 and $15,546,432, respectively. The cost was determined using the specific identification method and the resulting realized gains were $23,759 and $113,470, respectively. The unrealized gain from marketable securities was $1,052,009 and $2,092,949 at December 31, 2002 and 2001, respectively. At December 31, 2002, the Company had five callable agency securities with a fair market value totaling approximately $37.1 million. Additionally, four investments approximating $20.4 million were called at par in 2002. These securities generate a higher relative rate of interest for the Company, in return for the issuer’s right to call, at par value, the security before its maturity date.

4. INVENTORIES AND DEFERRED COSTS

Inventories and deferred costs are as follows:

	December 31,
	2002	2001
Raw materials	$1,542,813	$1,177,126
Work in process	2,449,715	534,809
Finished goods	1,902,106	1,431,229

	$5,894,634	$3,143,164

Deferred costs of $1,613,546 and $716,358 are included in finished goods as of December 31, 2002 and 2001 respectively. These costs of production, which relate to units shipped to customers have been deferred until the Company recognizes the related deferred product revenue. In addition, costs incurred under our contract with STM of $1,154,198 and $214,592 are included in work in process as of December 31, 2002 and 2001 respectively.

5. FIXED ASSETS

	December 31,
	2002	2001
Land	$2,243,586	$—
Building	10,478,611	—
Machinery and equipment	2,493,214	1,046,546
Leasehold improvements	368,225	368,225
Office furniture, fixtures and equipment	2,668,705	1,376,101
Construction in process	296,842	5,450,275

	18,549,183	8,241,147
Less: accumulated depreciation	(1,996,001)	(1,088,991)

	$16,553,182	$7,152,156

Construction in process at December 31, 2001 is primarily comprised of the land purchased for construction of the new facility, costs to prepare the land for construction, and building construction costs. Depreciation expense was $961,276, $539,323, and $296,292 for the years ended December 31 2002, 2001 and 2000, respectively.

6. DEFERRED REVENUE

In 1999, the Company began delivering HOGEN 40 series hydrogen generators under commercial agreements. Revenue and costs on such delivered units were deferred until the expiration of the product warranty period. In the fourth quarter of 2001, the Company determined that it had adequate product warranty information and experience to begin recognizing product revenue related to sales of HOGEN 40 units upon shipment. As a result, the Company recognized previously deferred revenue of $754,000.

In the fourth quarter of 2002, the Company discovered performance issues relating to the operation of cell stacks and associated sensors in its HOGEN 40 series units. The Company’s investigation of these issues revealed the presence of previously unknown pinholes in cell membranes in the field that resulted in hydrogen leakage and cell failure. As a result the Company determined that recognizing revenue on shipment of its HOGEN 40 series units was no longer appropriate because of the significant uncertainty surrounding the reliability of the existing design of the PEM electrolyzer (“cell stack”) within it HOGEN 40 series generators. The Company is making modifications to the existing cell stack design to improve its performance and anticipates deferring product revenue until either the expiration of the warranty period or it has compiled sufficient warranty history to estimate the warranty costs. As such, product revenue from HOGEN 40 series shipments made in the fourth quarter is deferred until the expiration of the product warranty period. Additionally, the Company continues to defer revenue on shipments of its laboratory generators and HOGEN 380 hydrogen products until such units are past the product warranty period or until the Company has adequate warranty history. The Company had deferred product revenue of $2,704,015 and $884,248 as of December 31, 2002 and 2001 respectively.

7. DEBT

In December 2001, Technology Drive LLC, a limited liability company, wholly owned by us, entered into a $6,975,000 loan agreement with a major financial institution, in connection with the construction of the Company’s new facility in Wallingford, Connecticut. Under the terms of the loan, the business assets of Technology Drive LLC, including the land and building, are subject to lien. The loan agreement was structured as a one-year construction loan with monthly payments of interest only until December 2002 at which time the loan converted to a seven-year term note. The term note amortizes based upon a fifteen-year schedule with a final lump sum payment due at the maturity date of December 31, 2009. The note is guaranteed by Proton Energy Systems, Inc., the managing member of Technology Drive LLC and bears interest at the one month LIBOR plus 2.375% (3.76% at December 31, 2002).

At December 31, 2002, $6,776,032 is outstanding under the note. The Company is required to comply with certain covenants including the maintenance of adequate insurance coverage and a liquidity covenant requiring the Company to maintain cash and marketable securities of not less than $20 million.

The loan contains certain subjective acceleration clauses, which upon the occurrence of certain events, may cause amounts due under each of the agreements to become immediately due and payable. The company has no indication that it is in default of any such clauses and therefore has classified its debt based on the dates regular payments are due.

Maturities under the debt at December 31, 2002 are as follows:

2003	$335,400
2004	350,400
2005	366,600
2006	382,800
2007	400,200
2008 and thereafter	4,940,632

Total	$6,776,032

In connection with the loan facility, the Company incurred approximately $216,000 of loan origination costs. These costs are being amortized over the term of the loan. Amortization expense for the year ended December 31, 2002 was approximately $26,000.

8. CAPITAL STRUCTURE

Preferred Stock

The Company has a class of 5,000,000 authorized but undesignated shares of preferred stock, par value $.01.

Common Stock

The Company has authorized 100,000,000 shares of common stock, par value $.01 per share.

In connection with a February 1998 customer-sponsored research and development contract, the Company issued a warrant to purchase 50,000 shares of the Company’s common stock at a purchase price of $1.10 per share. At December 31, 2001, the warrant was fully exercisable and expires in February 2008.

9. EMPLOYEE BENEFIT AND STOCK OPTION PLANS

Stock Option Plan

The Company has two stock option plans: the 1996 Stock Option Plan (the “1996 Plan”) and the 2000 Stock Option Plan (the “2000 Plan”). The Company has reserved a total of 7,700,000 shares of common stock for issuance under the 1996 and 2000 Plans. Together the Plans provide for the grants of non-qualified and incentive stock options, restricted stock awards and other stock-based awards to its employees, officers, directors, consultants and advisors. As determined by the Board of Directors, options are generally granted at the fair market value of the common stock at the time of grant. However, the Board of Directors has determined that the exercise price for each incentive stock option shall not be less than the fair market value of the Common Stock at the time the incentive stock option is granted. Options generally vest ratably over four years and expire ten years from the date of grant.

A summary of stock option activity for the years ended December 31, 2002, 2001 and 2000 under the Plans is as follows:

	Shares	Weighted Average Exercise Price
Outstanding at January 1, 2000 (246,225 shares exercisable)	1,036,241	$0.23
Granted	1,811,871	11.86
Exercised	(52,311)	0.17
Cancelled or forfeited	(32,791)	0.17

Outstanding at December 31, 2000 (424,508 shares exercisable)	2,763,010	7.85
Granted	595,579	7.73
Exercised	(126,623)	0.21
Cancelled or forfeited	(63,105)	5.53

Outstanding at December 31, 2001 (829,801 shares exercisable)	3,168,861	8.18
Granted	1,133,989	4.66
Exercised	(190,018)	0.25
Cancelled or forfeited	(171,307)	9.64

Outstanding at December 31, 2002 (1,409,010 shares exercisable)	3,941,525	$7.49

In connection with the grant of certain stock options to employees during 2000 and 1999, the Company recorded unearned stock compensation representing the difference between the deemed fair market value of the common stock on the date of grant and the exercise price. Compensation related to options that vest over time was recorded as unearned compensation, a component of stockholders’ equity (deficit), and is being amortized over the vesting periods of the related options. During the years ended December 31, 2002, 2001 and 2000, the Company recorded non-cash compensation expense relating to these options totaling $684,057, $716,319, and $577,226, respectively. At December 31, 2002 and 2001, the unearned compensation balance is $653,737 and $1,408,045 respectively.

The following table summarizes additional information about stock options outstanding at December 31, 2002:

	Options Outstanding			Options Exercisable
Range of Exercise Prices	Number Outstanding at December 31, 2002	Weighted Average Remaining Contractual Life (years)	Weighted Average Exercise Price	Number Exercisable at December 31, 2002	Weighted Average Exercise Price
$ .11 – $ 2.99	1,111,836	7.38	$1.25	601,886	$0.40
3.01 – 6.00	1,004,112	8.63	5.25	275,338	5.67

6.05 – 10.75	986,827	8.53	8.89	237,588	8.88
10.89 – 24.13	838,750	7.54	16.78	294,198	16.77

	3,941,525	8.02	$7.49	1,409,010	$6.28

The fair value of each option grant is estimated on the date of grant using the minimum value option-pricing model through December 31, 1999, and the Black Scholes option-pricing model from January 1, 2000 through December 31, 2002, with the following assumptions:

	2002	2001	2000
Risk free interest rate	2.94%-4.74%	4.57%-5.39%	5.17%-6.68%
Expected dividend yield	None	None	None
Expected life of option	5 years	5 years	5 years
Expected volatility	100%	100%	100%

The weighted average fair value of options granted during 2002, 2001 and 2000 was $3.55, $5.93, and $9.17, respectively.

SFAS No. 123 requires the disclosure of pro forma net income and earnings per share had the Company adopted the fair value method as disclosed in Note 2. Under SFAS No. 123, the fair value of stock-based awards to employees is calculated through the use of option-pricing models. These models require subjective assumptions, including future stock price volatility and expected time to exercise, which greatly affect the calculated value.

During the years ended December 31, 2001 and 2000 the Company granted fully vested, non-qualified stock options with a ten-year term, to non-employees to purchase 3,000 and 5,500 shares of common stock, respectively. The Company recognized compensation expense based on the fair value of these options of $22,050 and $47,925 for the years ended December 31, 2001 and 2000, respectively.

In September 2000, the Company granted non-qualified stock options to a non-employee to purchase 15,000 shares that vest over four years and expire at the end of ten years. Accounting for these options require that they be revalued on each subsequent reporting date until performance is complete or vesting occurs with a cumulative catch-up adjustment recognized for any changes in fair value. Compensation related to these options was recorded as unearned compensation, a component of stockholders’ deficit, and is being amortized over the vesting periods of the related options. As of December 31, 2002, options of 7,500 options have vested and have an aggregate fair value of $20,606. The remaining unvested options at December 31, 2002 and 2001 have an estimated fair value of $16,800 and $81,338 or $2.24 and $7.23 per share, respectively. The Company’s results of operations for the year ended December 31, 2002 included a non-cash credit of $25,645 for the amortization of the decrease in the fair value of these options. The Company’s results of operations for the year ended December 31, 2001 and 2000 include a non-cash charge of $37,961 and $18,661 for the amortization of the fair value of these options. At December 31, 2002 and 2001, the unearned compensation balance is $6,429 and $39,584, respectively. The Company’s future results of operations could be materially impacted by a change in valuation of these unvested stock options as a result of future increases or decreases in the price of the Company’s common stock.

The fair value of each non-employee option grant is estimated using the Black Scholes option-pricing model with the following assumptions:

	2002	2001	2000
Risk free interest rate	3.31%-5.26%	4.50%-5.46%	5.12%-6.21%
Expected dividend yield	None	None	None

Expected life of option	5-10 years	5-10 years	5-10 years
Expected volatility	100%	100%	100%

2000 Employee Stock Purchase Plan

In June 2000, the Company adopted the 2000 Employee Stock Purchase Plan. A total of 250,000 shares of common stock have been reserved for issuance under this plan. Eligible employees may purchase common stock pursuant to payroll deductions at a price equal to 85% of the lower of the fair market value of the common stock at the beginning or end of each three-month offering period. Employee contributions are limited to 10% of an employee’s eligible compensation not to exceed amounts allowed by the Internal Revenue Code. As of December 31, 2002, 2001 and 2000, 32,571, 13,829 and 1,950 shares of common stock were issued for proceeds of $74,509, $84,940 and $17,404, respectively. As of December 31, 2002, 201,650 shares are available for future issuance.

401(k) Plan

In 1997, the Company established a 401(k) plan covering substantially all of its employees, subject to certain eligibility requirements. Participants have the option of contributing up to 15% of their annual compensation. In January 2002, the Company adopted a 50% match of employee contributions up to 6% of compensation. Employer matching contributions for the year ended December 31, 2002 approximated $161,000.

10. COMMITMENTS AND CONTINGENCIES

In November 1999, the Company entered into an agreement with Matheson Tri-Gas, Inc. (“Matheson”) to develop, market and distribute hydrogen generators to be used solely in laboratory applications. This agreement granted the distributor worldwide exclusivity to the commercial sale of this product during the fifteen-year term of the contract as long as the distributor met minimum purchases, as defined in the agreement. In January 2003, the exclusive distribution agreement with Matheson Tri-Gas, Inc., was jointly terminated. Under the terms of the settlement agreement we agreed to continue to support units under warranty, provide spare parts for five years, sell an additional 55 laboratory hydrogen generators, and agreed not to sell or market our own laboratory hydrogen generators under Proton’s or any other brand name before June 30, 2003. The Company recorded a loss of approximately $533,000, $273,000 and $122,000 for orders received and delivered under this contract for the years ended December 31, 2002, 2001 and 2000, respectively.

In 2001, the Company entered into a 10-year agreement with STM Power, Inc. (“STM”) for the exclusive supply of high-pressure hydrogen replenishment systems for Stirling Cycle Engines. Under an initial purchase order relating to this agreement, STM has agreed to provide $395,000 for the product development and delivery of prototype hydrogen replenishment systems. In 2002, the Company received purchase orders totaling approximately $550,000 for additional product development and delivery of 57 high-pressure hydrogen generators.

The Company accounts for the STM contract in accordance with SOP 81-1, “Accounting for Performance of Construction-Type and Certain Production-Type Contracts”, and accordingly has recorded costs of $1,154,000 under the contract in inventory. Additionally, at December 31, 2002, the Company has recorded $958,000 as deferred revenue representing amounts billed under the contract with STM and has $137,680 of accounts receivable due from STM. In 2002, the Company recorded $196,000 of cost overruns associated with this contract and accrued $127,000 to cover the cost of potential warranty claims associated with the 57 units delivered.

Also in 2001, the Company entered into an agreement with the Connecticut Clean Energy Fund (“CCEF”). The agreement provides the Company with financial assistance for up to $1.5 million to accelerate commercial deployment of the UNIGEN product. The Company is required to repay CCEF 110% of the amounts advanced by them under the agreement beginning at such time as revenues from UNIGEN products reach $25 million annually. However, prior to the achievement of milestones described in this agreement, these funds are subject to repayment provisions based upon the occurrence of certain events. These events include a failure to maintain a Connecticut presence, the purchase of a controlling interest in the Company by a third party, the sale of substantially all of the Company’s assets, the consolidation or merger of the company with a third party, or the granting of the exclusive license to a third party to manufacture or use the UNIGEN product line. Because of these repayment provisions, the Company records funds received as liabilities until it achieves the contract milestones. At December 31, 2001, $200,000 had been received and was recorded in customer advances. During the first half of 2002 an additional $400,000 had been received. During 2002, the Company achieved the contract milestones and recognized the related $600,000 as an offset against costs and expenses.

In October 2002, the Company learned of problems with sensor modules in its HOGEN 40 series units at customer locations that might have been affected by moisture blockage thereby impairing the sensor’s ability to detect the presence of hydrogen in the oxygen gas stream. Further investigation of these units revealed the presence of pinholes in the cell membranes, resulting in hydrogen leakage and cell failure. To address these problems, the Company has contacted all of its HOGEN 40 series customers to arrange appropriate sensor testing and modifications. Additionally, the Company intends to replace defective cell stacks that are experiencing leakage. The Company is taking the approach that all HOGEN 40 series sensor and cell stack components in the field may need to be replaced. The Company is also working to develop and implement design improvements to extend cell lifetime. For the year ended December 31, 2002 the Company recorded $2,462,000 for these service costs. As of December 31, 2002 the Company has accrued $2,093,000 for service costs that remain under this initiative which are probable and can be reasonably estimated. The liability for such service costs reflects management’s estimate, as of the date of this report, of the ultimate cost of the program. The actual amount of such costs could be less than this accrual but they could also materially exceed the amount accrued.

In October 2002, the Company reduced its workforce by approximately 10% as part of an ongoing effort to increase the efficiency of operations and reduce costs. In connection with the reduction in workforce, the Company recognized a charge in the fourth quarter of 2002 of approximately $130,000.

Legal Proceedings

Between July 3, 2001 and August 29, 2001, four purported class action lawsuits were filed in the United States District Court for the Southern District of New York against the Company and several of its officers and directors as well as against the underwriters who handled the September 28, 2000 initial public offering (“IPO”) of common stock. All of the complaints were filed allegedly on behalf of persons who purchased the Company’s common stock from September 28, 2000 through and including December 6, 2000. The complaints are similar, and allege that the Company’s IPO registration statement and final prospectus contained material misrepresentations and/or omissions related, in part, to excessive and undisclosed commissions allegedly received by the underwriters from investors to whom the underwriters allegedly allocated shares of the IPO. On April 19, 2002, a single Consolidated Amended Complaint was filed, reiterating in one pleading the allegations contained in the previously filed separate actions, including the alleged Class Period of September 28, 2000 through and including December 6, 2000. On July 15, 2002 the Company joined in an omnibus motion to dismiss the lawsuits filed by all issuer defendants named in similar actions which challenges the legal sufficiency of the plaintiffs’ claims, including those in the consolidated amended complaint. Plaintiffs have opposed that motion, which has not yet been heard by the Court. In addition, in August 2002, the plaintiffs agreed to dismiss without prejudice all of the individual defendants from the consolidated complaint. An order to that effect was entered by the Court in October 2002.

The Company believes it has meritorious defenses to the claims made in the complaints and intends to contest the lawsuits vigorously. However, there can be no assurance that we will be successful, and an adverse resolution of the lawsuits could have a material adverse effect on our financial position and results of operation in the period in which the lawsuits are resolved. The Company is not presently able to reasonably estimate potential losses, if any, related to the lawsuits. In addition, the costs to us of defending any litigation or other proceeding, even if resolved in our favor, could be substantial.

Operating Leases

At December 31, 2002, the Company was committed under operating leases for its facilities extending through June 2004. The Company also rents certain office equipment under operating leases.

Rent expense under the non-cancelable operating leases was approximately $320,000, $363,000, and $197,000 for the years ended December 31, 2002, 2001 and 2000, respectively.

Minimum lease payments under the noncancelable leases at December 31, 2002 are as follows:

2003	$233,221
2004	116,611

Total minimum obligations	$349,832

11. INCOME TAXES

The Company’s gross deferred tax assets and liabilities were as follows:

	December 31,
	2002	2001
Gross deferred tax assets:
Net operating loss carryforwards	$9,256,000	$5,701,000
Deferred revenue	1,053,000	344,000
Accrued expenses	62,000	151,000
Research and development tax credits	963,000	48,000
Inventory reserves	137,000	13,000
Warranty reserves	911,000	79,000
Deferred compensation	895,000	—

	13,277,000	6,336,000

Gross deferred tax liabilities:
Depreciation	182,000	84,000
Unrealized gain on marketable securities	410,000	815,000
Deferred costs	628,000	279,000

	1,220,000	1,178,000

Net deferred tax asset	12,057,000	5,158,000
Less: valuation allowance	(12,057,000)	(5,158,000)

	$—	$—

At December 31, 2002, the Company had approximately $23.8 million of federal net operating loss carryforwards that expire beginning in the year 2011 through 2021 and approximately $23.7 million of state net operating loss carryforwards that expire beginning in the year 2002 through 2021.

The amount of the net operating loss and research and development tax credit carryforwards that may be utilized annually to offset future taxable income and tax liability is limited as a result of certain ownership changes pursuant to Section 382 of the Internal Revenue Code.

12. RELATED PARTIES

In October 2001, the Company loaned $275,000 to Walter W. Schroeder, the President and Chief Executive Officer of the Company and a director. The loan has a two year term and is payable in monthly installments of $10,000 each with a final payment due at maturity. The loan, which accrued interest at the prime rate contains no penalty for early repayment. In July 2002, the loan was repaid in full.

In 2001, the Company entered into a contract with STM to develop and deliver hydrogen generators (see Note 9). Richard A. Aube, a member of the Company’s Board of Directors, is also a member of STM’s Board of Directors.

13. SELECTED QUARTERLY FINANCIAL DATA (UNAUDITED)

The following tables set forth certain unaudited quarterly statement of operations data for the eight quarters ended December 31, 2002. This data has been derived from unaudited financial statements that, in our opinion, include all adjustments, consisting only of normal recurring adjustments, necessary for a fair presentation of such information when read in conjunction with our consolidated financial statements and related notes appearing elsewhere in this Form 10-K. The operating results for any quarter are not necessarily indicative of results for any future period.

	2002 Quarters
	First	Second	Third	Fourth
	Amounts in thousands except for per share amounts
Revenues	$938	$1,317	$1,589	$870
Costs and expenses	4,947	5,957	7,301	5,815
Loss from operations	(4,009)	(4,640)	(5,712)	(4,945)
Net loss attributable to common stockholders	(2,263)	(3,080)	(4,287)	(3,850)
Basic and diluted net loss per share attributable to common stockholders	(0.07)	(0.09)	(0.13)	(0.11)

	2001 Quarters
	First	Second	Third	Fourth
	Amounts in thousands except for per share amounts
Revenues	$239	$555	$364	$1,810
Costs and expenses	3,082	4,037	4,162	5,704
Loss from operations	(2,843)	(3,482)	(3,798)	(3,894)
Net loss attributable to common stockholders	(264)	(1,171)	(1,567)	(1,952)
Basic and diluted net loss per share attributable to common stockholders	(0.01)	(0.04)	(0.05)	(0.06)

PROTON ENERGY SYSTEMS, INC.

CONDENSED CONSOLIDATED BALANCE SHEETS

(Unaudited)

	June 30, 2003	December 31, 2002
ASSETS
Current assets:
Cash and cash equivalents	$9,045,660	$16,415,337
Marketable securities (Note 4)	96,930,373	133,944,034
Accounts receivable	958,552	874,579
Inventories and deferred costs (Note 5)	6,295,707	5,698,377
Other current assets	2,943,488	2,164,128

Total current assets	116,173,780	159,096,455

Fixed assets, net	16,987,084	16,553,182
Other assets, net	1,025,740	655,767

Total assets	$134,186,604	$176,305,404

LIABILITIES AND STOCKHOLDERS’ EQUITY
Current liabilities:
Current portion of long-term debt	$342,900	$335,400
Accounts payable	707,588	674,069
Accrued expenses	811,026	858,379
Accrued construction costs	—	473,669
Accrued compensation	941,194	386,210
Accrued service costs (Note 8)	570,383	2,093,046
Deferred revenue	3,931,665	2,704,015
Customer advances	333,074	53,078

Total current liabilities	7,637,830	7,577,866

Long term liabilities:
Long-term debt	6,265,432	6,440,632

Total liabilities	13,903,262	14,018,498

Commitments and contingencies (Note 8)

Stockholders’ equity:
Preferred stock, undesignated, $.01 par value per share; 5,000,000 shares authorized; no shares issued or outstanding	—	—
Common stock, $.01 par value; 100,000,000 shares authorized; 33,938,435 and 33,451,084 shares issued and outstanding, respectively	339,384	334,511
Additional paid-in capital	208,216,614	242,025,701
Unearned compensation	(367,057)	(660,166)
Accumulated other comprehensive income	424,620	1,052,009
Accumulated deficit	(88,330,219)	(80,465,149)

Total stockholders’ equity	120,283,342	162,286,906

Total liabilities and stockholders’ equity	$134,186,604	$176,305,404

The accompanying notes are an integral part of the financial statements.

PROTON ENERGY SYSTEMS, INC.

CONSOLIDATED STATEMENTS OF OPERATIONS

	Three Months Ended June 30,		Six Months Ended June 30,
	2003	2002	2003	2002
Contract revenue	$232,181	$1,062,815	$275,584	$1,784,172
Product revenue	219,565	254,143	348,898	470,719

Total revenues	451,746	1,316,958	624,482	2,254,891
Costs and expenses:
Costs of contract revenue	301,916	878,330	464,596	1,334,902
Costs of production	197,045	653,634	978,504	1,221,189
Research and development	1,501,816	2,354,362	3,470,699	4,571,327
General and administrative	2,328,138	2,071,139	5,072,092	3,776,897

Total costs and expenses	4,328,915	5,957,465	9,985,891	10,904,315

Loss from operations	(3,877,169)	(4,640,507)	(9,361,409)	(8,649,424)
Interest income, net	656,942	1,560,336	1,491,424	3,282,020
Gain on sale of marketable securities	4,915	—	4,915	23,759

Net loss attributable to common stockholders	$(3,215,312)	$(3,080,171)	$(7,865,070)	$(5,343,645)

Basic and diluted net loss per share attributable to common stockholders	$(0.10)	$(0.09)	$(0.23)	$(0.16)

Shares used in computing basic and diluted net loss per share attributable to common stockholders	33,632,575	33,346,913	33,545,341	33,295,662

The accompanying notes are an integral part of the financial statements.

PROTON ENERGY SYSTEMS, INC.

CONSOLIDATED STATEMENTS OF CASH FLOWS

	Six Months Ended June 30,
	2003	2002
Cash flows from operating activities:
Net loss	$(7,865,070)	$(5,343,645)
Adjustments to reconcile net loss to net cash used in operations:
Depreciation and amortization	722,446	371,991
Amortization of premiums on securities	433,178	687,114
Non-cash stock-based expense	256,399	328,902
Gain from sale of marketable securities	(4,915)	(23,759)
Loss on disposal of assets	21,555	118,092
Changes in operating assets and liabilities:
Accounts receivable	(83,973)	(25,511)
Inventories and deferred costs	(597,330)	(1,646,466)
Other current assets	861,484	(4,186)
Other assets	(383,485)	8,020
Accounts payable and accrued expenses	(1,455,182)	799,033
Deferred revenue and contract advances	1,507,646	145,952

Net cash used in operating activities	(6,587,247)	(4,584,463)

The accompanying notes are an integral part of the financial statements.

Cash flows from investing activities:
Purchases of fixed assets	(1,174,949)	(7,372,832)
Proceeds from the sale of fixed assets	10,558	12,558
Purchases of marketable securities	(181,071,700)	(43,817,800)
Proceeds from maturities and sales of marketable securities	217,029,709	52,519,881
Restricted cash	(1,640,844)	—
Proceeds from repayment of related party note	—	57,323

Net cash provided by investing activities	33,152,774	1,399,130

Cash flows from financing activities:
Borrowings from long term debt	—	3,974,307
Payments of long term debt	(167,700)	—
Cash distribution	(33,927,297)	—
Proceeds from sale of common stock	39,715	32,803
Proceeds from exercise of stock options	120,078	36,643

Net cash (used in) provided by financing activities	(33,935,204)	4,043,753

Net (decrease) increase in cash	(7,369,677)	858,420
Cash and cash equivalents at beginning of period	16,415,337	1,836,899

Cash and cash equivalents at end of period	$9,045,660	$2,695,319

Cash paid during the period for interest	$126,362	$47,745

The accompanying notes are an integral part of the financial statements.

NOTES TO (UNAUDITED) CONDENSED CONSOLIDATED FINANCIAL STATEMENTS

1. NATURE OF OPERATIONS

Description of Business

Proton Energy Systems, Inc. (the “Company”) was incorporated in Delaware on August 16, 1996 to design, develop and manufacture proton exchange membrane (“PEM”) electrochemical products. The Company employs PEM electrochemical products in hydrogen generation and power generating and storage devices for use in a variety of commercial applications. The Company manufactures products for the domestic and international industrial gas market and operates in a single segment.

Recent Developments

Acquisition of Northern Power Systems: On May 22, 2003, the Company announced that it had signed an Agreement and Plan of Contribution and Merger with PES New Parent, Inc., a wholly owned subsidiary of the Company (“New Parent”), PES-1 Merger Sub, Inc., PES-2 Merger Sub, Inc. and Northern Power Systems, Inc., a Delaware corporation (“Northern”) pursuant to which Northern is to be acquired and held as a wholly-owned subsidiary of New Parent and the Company will become a wholly-owned subsidiary of New Parent. Under the terms of the merger, Northern will be acquired for a combination of cash and stock valued at approximately $27.5 million, of which approximately two-thirds will be in cash and the balance in New Parent’s common stock. Northern security holders will also receive warrants to purchase approximately 2.5 million shares of New Parent’s common stock. The merger is subject to customary closing conditions and regulatory approvals, as well as the approval of the stockholders of the Company and Northern.

On May 22, 2003 the Company also entered into a Bonding Support Agreement and Security Agreement with Northern. Under the terms of the Bonding Support Agreement the Company will provide credit support through December 31, 2003 in an amount not to exceed $2 million to Northern to secure Northern’s contractual and/or payment performance with certain customers and or suppliers. As part of the Agreement, the Company has set aside restricted cash of $1,640,844 at June 30, 2003, which is included in other current assets on the balance sheet.

In August 2003 the Company increased the amount of the credit support under the Bonding Support Agreement with Northern by $1 million through December 31, 2003.

The Company made a cash distribution of $1.00 per share payable on June 20, 2003 to shareholders of record as of June 6, 2003. The distribution was recorded as a reduction to additional paid-in capital.

2. BASIS OF PRESENTATION

The Company established Technology Drive LLC, a Connecticut limited liability company solely owned by the Company. Technology Drive LLC holds title to the building and land in Wallingford, Connecticut, where the Company maintains its headquarters, research and development and production facility. The condensed consolidated financial statements include the accounts of the Company and Technology Drive LLC, after elimination of intercompany transactions.

The condensed consolidated financial statements as of June 30, 2003 and for the three-month and six-month periods ended June 30, 2003 and 2002 are unaudited. In the opinion of management, all adjustments, which consist solely of normal recurring adjustments, necessary to present fairly in accordance with accounting principles generally accepted in the United States of America, the financial position, results of operations and cash flows for all periods presented, have been made. The results of operations for the interim periods presented are not necessarily indicative of the results that may be expected for the full year.

Certain information and footnote disclosures normally included in financial statements prepared in accordance with accounting principles generally accepted in the United States of America have been condensed or omitted. These condensed consolidated financial statements should be read in conjunction with the Company’s audited financial statements and notes thereto included in the Company’s Annual Report on Form 10-K filed on March 25, 2003.

Comprehensive Income (Loss)

Comprehensive income (loss) consists of net loss and other gains and losses affecting stockholders’ equity that are not the result of transactions with owners. The following table sets forth the components of comprehensive income (loss):

	Six Months Ended June 30,
	2003	2002
Net loss	$(7,865,070)	$(5,343,645)
Reclassification adjustments for gains included in net income	(4,915)	(23,759)
Unrealized loss arising during the period	(622,474)	(627,396)

Net unrealized losses on marketable securities	(627,389)	(651,155)

Total comprehensive loss	$(8,492,459)	$(5,994,800)

Stock-Based Compensation

Statement of Financial Accounting Standards (SFAS) No. 123, “Accounting for Stock-Based Compensation,” as amended by SFAS No. 148, “Accounting for Stock-Based Compensation—Transition and Disclosure,” prescribes accounting and reporting standards for all stock-based compensation plans, including employee stock option plans. As permitted by SFAS No. 123, the Company has elected to continue to account for stock based compensation issued to employees using the intrinsic value method in accordance with Accounting Principles Board (APB) Opinion No. 25, “Accounting for Stock Issued to Employees,” and related Interpretations. Under APB 25, compensation expense is computed to the extent that the fair market value of the underlying stock on the date of grant exceeds the exercise price of the employee stock option or stock award. Compensation so computed is then recognized over the vesting period.

The following table illustrates the effect on net loss and loss per share had compensation costs for the stock-based compensation plan been determined based on grant date fair values of awards under the provisions of SFAS No. 123, for the three months ended June 30:

	2003	2002
Net loss attributable to common stockholders:
As reported	$(3,215,312)	$(3,080,171)
Add: stock based employee compensation included in net loss	109,011	178,826
Less: Total stock-based employee compensation expense determined under fair value-based method for all awards	(1,421,303)	(1,665,228)

Pro forma	$(4,527,604)	$(4,566,573)

Net loss per share applicable to common stockholders, basic and diluted
As reported	$(.10)	$(.09)

Pro forma	$(.13)	$(.14)

The following table illustrates the effect on net loss and loss per share had compensation costs for the stock-based compensation plan been determined based on grant date fair values of awards under the provisions of SFAS No. 123, for the six months ended June 30:

	2003	2002
Net loss attributable to common stockholders:
As reported	$(7,865,070)	$(5,343,645)
Add: Stock based employee compensation included in net loss	216,840	354,237
Less: Total stock-based employee compensation expense determined under fair value-based method for all awards	(2,823,008)	(3,152,444)

Pro forma	$(10,471,238)	$(8,141,852)

Net loss per share applicable to common stockholders, basic and diluted
As reported	$(.23)	$(.16)

Pro forma	$(.31)	$(.24)

Reclassifications

Certain amounts in the 2002 financial statements have been reclassified to conform to the 2003 presentation.

3. RECENT ACCOUNTING GUIDANCE

In November 2002, the FASB issued FASB Interpretation No. 45 (“FIN 45”), Guarantor’s Accounting and Disclosure Requirements for Guarantees, including Indirect Guarantees of Indebtedness of Others, an interpretation of FASB Statements No. 5, 57 and 107 and Rescission of FASB Interpretation No. 34. FIN 45 clarifies the requirements of FASB Statement No. 5, Accounting for Contingencies (FAS 5), relating to the guarantor’s accounting for, and disclosure of, the issuance of certain types of guarantees. The disclosure requirements of FIN 45, which are effective for the year ended December 31, 2002, are included in Note 2 to the consolidated financial statements in the Company’s Annual Report on Form 10-K filed on March 25, 2003 and included in Note 1 and Note 8 of these statements.

In December 2002, the FASB issued SFAS No. 148, “Accounting for Stock-Based Compensation—Transition and Disclosure—an amendment of FAS 123” (“SFAS 148”). SFAS 148 provides alternative methods of transition for a voluntary change to the fair value based method of accounting for stock-based employee compensation, in addition to certain new disclosure requirements. The disclosure provisions of SFAS 148 are included in the accompanying Notes to the Condensed Consolidated Financial Statements.

In May 2003, the FASB issued SFAS No. 150, “Accounting for Certain Financial Instruments with Characteristics of both Liabilities and Equity” (“SFAS 150”). SFAS 150 changes the accounting for certain financial instruments that, under previous guidance, could be classified as equity or “mezzanine” equity, and requires that those instruments be classified as liabilities in the statement of financial position. Mandatorily redeemable financial instruments are subject to the provisions of SFAS 150 for the fiscal period beginning after December 15, 2003. Adoption of this standard is not expected to impact the recognition of liabilities and equity in the Company’s balance sheet.

In January 2003, the FASB issued FASB Interpretation No. 46 (“FIN 46”), Consolidation of Variable Interest Entities, an Interpretation of ARB No. 51. The primary objective of the interpretation is to provide guidance on the identification of and financial reporting for entities over which control is achieved through means other than voting rights. Adoption of this standard is not expected to have a material impact on the Company’s financial statements.

4. MARKETABLE SECURITIES

The Company classifies its entire investment portfolio as available for sale as defined in SFAS No. 115, “Accounting for Certain Investments in Debt and Equity Securities.” As of June 30, 2003, the Company’s investment portfolio consisted of U.S. government and agency securities held by two major banking institutions. The maturities of marketable securities are as follows:

	June 30, 2003	December 31, 2002
Less than one year	$88,925,428	$113,546,928
One to five years	8,004,945	20,397,106

	$96,930,373	$133,944,034

Securities are carried at fair value with the unrealized gains/losses reported as a separate component of stockholders’ equity. Proceeds from the sale of four securities in 2003 totaled $12,023,709. The cost was determined using the specific identification method and the resulting realized gain was $4,915. The unrealized gain from marketable securities was $424,620 and $1,052,009 at June 30, 2003 and December 31, 2002, respectively. At June 30, 2003, the Company had three callable agency securities with a fair market value totaling approximately $6.9 million. Additionally, eight investments approximating $63.9 million were called at par in 2003. These securities generate a higher relative rate of interest for the Company, in return for the issuer’s right to call, at par value, the security before its maturity date.

5. INVENTORIES AND DEFERRED COSTS

Inventories are stated at the lower of cost or market value. Cost is determined by the first-in, first-out method.

	June 30, 2003	December 31, 2002
Raw materials	$1,779,721	$1,542,813
Work in process	1,502,866	2,253,458
Finished goods	3,013,120	1,902,106

	$6,295,707	$5,698,377

Deferred costs of $2,831,972 and $1,613,546 are included in finished goods as of June 30, 2003 and December 31, 2002, respectively. These deferred costs represent costs of production on units shipped to customers for which the related product revenue is deferred until the expiration of the product warranty period. In addition, costs incurred under our contract with STM of $958,000 are included in work in process as of June 30, 2003 and December 31, 2002.

6. LOSS PER SHARE

Net loss per share has been computed by dividing the net loss attributable to common stockholders by the weighted average common shares outstanding. No effect has been given to the exercise of 609,556 and 1,059,931 common stock options outstanding for the three month periods ending June 30, 2003 and 2002, respectively, or the 673,557 and 994,792 common stock options outstanding for the six month periods ending June 30, 2003 and 2002, respectively, and the 50,000 stock warrants outstanding in each period, since the effect would be antidilutive for all reporting periods.

7. STOCK OPTION GRANTS

During 1999 and 2000, the Company issued common stock options to employees at less than the fair value of its common stock. The compensation expense for such options is amortized over the vesting periods of the related options. Accordingly, the Company recorded stock-based compensation expense of $109,011 and $178,826 for the three-month periods ended June 30, 2003 and June 30, 2002, respectively and $216,840 and $354,237 for the six-month periods ended June 30, 2003 and June 30, 2002, respectively.

8. COMMITMENTS AND CONTINGENCIES

In November 1999, the Company entered into an agreement with Matheson Tri-Gas, Inc. (“Matheson”) to develop, market and distribute hydrogen generators to be used solely in laboratory applications. This agreement granted the distributor worldwide exclusivity to the commercial sale of this product during the fifteen-year term of the contract as long as the distributor met minimum purchases, as defined in the agreement. In January 2003, the exclusive distribution agreement with Matheson Tri-Gas, Inc., was jointly terminated. Under the terms of the termination agreement, the Company agreed to continue to support units under warranty, provide spare parts for five years, sell an additional 55 laboratory hydrogen generators, and agreed not to sell or market our own laboratory hydrogen generators under Proton’s or any other brand name before June 30, 2003.

In 2001, the Company entered into a 10-year agreement with STM Power, Inc. (“STM”) for the exclusive supply of high-pressure hydrogen replenishment systems for Stirling Cycle Engines. Under an initial purchase order relating to this agreement, STM has agreed to provide the Company $395,000 for the product development and delivery of prototype hydrogen replenishment systems. In 2002, the Company received purchase orders totaling approximately $563,000 for additional product development and delivery of 57 high-pressure hydrogen generators.

The Company accounts for the STM contract in accordance with SOP 81-1, “Accounting for Performance of Construction-Type and Certain Production-Type Contracts”, and accordingly has recorded costs of $958,000 under the contract in inventory. Additionally, at June 30, 2003, the Company has recorded $958,000 as deferred revenue representing amounts billed under the contract with STM. At June 30, 2003, accounts receivable due from STM is $0. In 2002, the Company accrued $125,000 to cover the cost of warranty claims associated with the 57 units delivered.

Also in 2001, the Company entered into an agreement with the Connecticut Clean Energy Fund (“CCEF”). The agreement provides the Company with financial assistance for up to $1.5 million to accelerate commercial deployment of the UNIGEN product. The Company is required to repay CCEF 110% of the amounts advanced by them under the agreement beginning at such time as revenues from UNIGEN products reach $25 million annually. However, prior to the achievement of milestones described in this agreement, these funds are subject to repayment provisions based upon the occurrence of certain events. These events include a failure to maintain a Connecticut presence, the purchase of a controlling interest in the Company by a third party, the sale of substantially all of the Company’s assets, the consolidation or merger of the company with a third party, or the granting of the exclusive license to a third party to manufacture or use the UNIGEN product line. Because of these repayment provisions, the Company records funds received as liabilities until it achieves the contract milestones. At December 31, 2001, $200,000 had been received and was recorded in customer advances. During the first half of 2002 an additional $400,000 had been received. During 2002, the Company achieved the contract milestones and recognized the related $600,000 as an offset against costs and expenses. In December 2002 the Company was approved for funding of up to $900,000 under Phase II of the agreement. As of June 30, 2003 the Company had received $600,000 in funding under this phase of the agreement. During the second quarter 2003, the Company achieved certain milestones and recognized approximately $480,000 as an offset against costs and expenses, with the remaining $120,000 recorded in customer advances.

In October 2002, the Company learned of problems with sensor modules in its HOGEN 40 series units at customer locations that might have been affected by moisture blockage, thereby impairing the sensor’s ability to detect the presence of hydrogen in the oxygen gas stream. Further investigation of these units revealed the presence of pinholes in the cell membranes, resulting in hydrogen leakage and cell failure. To address these problems, the Company has contacted all of its HOGEN 40 series customers to arrange appropriate sensor testing and modifications. Additionally, the Company intends to replace defective cell stacks that are experiencing leakage. The Company is taking the approach that all HOGEN 40 series sensor and cell stack components in the field may need to be replaced. For the year ended December 31, 2002 the Company recorded $2,462,000 for these anticipated future service costs. Total expenditures related to this program amounted to $369,000 and $1,362,000 for the year ended December 31, 2002 and six months ended June 30, 2003, respectively. As of June 30, 2003 $570,000 remains accrued for these costs. The liability for such service costs reflects management’s estimate, as of the date of this report, of the remaining cost of the program. The actual amount of such costs could be less than this accrual but they could also materially exceed the amount accrued.

The changes in the carrying amount of product warranties for the six months ended June 30, 2003 are as follows:

Balances as of January 1, 2003	$2,178,935
Warranties issued and adjustments to provision	(164,389)
Warranty claims	(1,362,177)

Balance as of June 30, 2003	$652,369

On May 22, 2003, in connection with the Agreement and Plan of Contribution and Merger described in Note 1, the Company also entered into a Bonding Support Agreement and Security Agreement with Northern. Under the terms of the Bonding Support Agreement the Company will provide credit support through December 31, 2003 in an amount not to exceed $2 million to Northern to secure Northern’s contractual and/or payment performance with certain customers and or suppliers. Northern may from time to time request a guaranty to be issued by providing Proton a notice, specifying (i) the amount of the requested guaranty, (ii) the surety to which such guaranty is to be issued, (iii) the requested execution and delivery date of the guaranty, and (iv) a copy of the applicable unexecuted Reimbursement Agreement and the applicable unexecuted bond. After the time that Proton makes any payment to any surety under a guaranty, Northern shall be obligated to immediately repay Proton. The fair value of the Company’s guarantee is approximately $41,000 and is included in accrued expenses in the accompanying financial statements.

9. RELATED PARTIES

In 2001, the Company loaned $275,000 to Walter W. Schroeder, the President, Chief Executive Officer, and a director of the Company. The loan had a two-year term and was payable in monthly 7 installments of $10,000 with a final payment due at maturity. The loan, which accrued interest at the prime rate, contained no penalty for early repayment. In July 2002, the loan was paid in full.

In 2001, the Company entered into a contract with STM to develop and deliver hydrogen generators (see Note 8). Richard A. Aube, a member of the Company’s Board of Directors, is also a member of STM’s Board of Directors. As of June 3, 2003, Mr. Aube is no longer a member of the Board of Directors.

10. SUBSEQUENT EVENT

In July 2003, the Company reduced its workforce by eight employees as part of an ongoing effort to increase the efficiency of operations and reduce costs. In connection with the reduction in workforce, the Company expects to recognize a charge in the third quarter of 2003 of approximately $115,000.

NORTHERN POWER SYSTEMS, INC.

REPORT OF INDEPENDENT ACCOUNTANTS

To the Board of Directors and Stockholders of Northern Power Systems, Inc.:

In our opinion, the accompanying balance sheet and the related statements of operations, of cash flows and of changes in stockholders’ equity (deficit) present fairly, in all material respects, the financial position of Northern Power Systems, Inc. at December 31, 2002, and the results of its operations and its cash flows for the year then ended in conformity with accounting principles generally accepted in the United States of America. These financial statements are the responsibility of the Company’s management; our responsibility is to express an opinion on these financial statements based on our audit. We conducted our audit of these statements in accordance with auditing standards generally accepted in the United States of America, which require that we plan and perform the audit to obtain reasonable assurance about whether the financial statements are free of material misstatement. An audit includes examining, on a test basis, evidence supporting the amounts and disclosures in the financial statements, assessing the accounting principles used and significant estimates made by management, and evaluating the overall financial statement presentation. We believe that our audit provides a reasonable basis for our opinion.

The accompanying financial statements have been prepared assuming that the Company will continue as a going concern. As discussed in Note 1 to the financial statements, the Company has suffered recurring losses from operations and has a net capital deficiency that raise substantial doubt about its ability to continue as a going concern. Management’s plans in regard to these matters are also described in Note 1. The financial statements do not include any adjustments that might result from the outcome of this uncertainty.

/S/    PRICEWATERHOUSECOOPERS LLP

Hartford, Connecticut

May 22, 2003

Northern Power Systems, Inc.

BALANCE SHEETS

	December 31, 2002	December 31, 2001
		(unaudited)
ASSETS
Current assets:
Cash and cash equivalents	$4,728,017	$8,341,043
Accounts receivable, less allowance for doubtful accounts of $141,660 in 2002 and $102,758 in 2001	3,089,459	1,316,422
Costs in excess of billings on contracts in progress (Notes 2 and 3)	353,545	1,689,490
Inventories	53,573	47,543
Deferred costs (Note 2)	2,507,760	134,482
Restricted cash	1,006,771	637,101
Income tax receivable	—	518,000
Other current assets	44,945	26,269

Total current assets	11,784,070	12,710,350

Fixed assets, net (Note 5)	1,821,030	1,038,527
Other assets, net	45,141	8,293

Total assets	$13,650,241	$13,757,170

LIABILITIES, REDEEMABLE PREFERRED STOCK AND STOCKHOLDERS’ DEFICIT
Current liabilities:
Accounts payable	$1,820,194	$617,139
Accrued expenses (Note 4)	1,082,742	853,527
Accrued taxes	655,500	405,500
Deferred revenue (Note 2)	3,827,609	206,643
Billings in excess of costs on contracts in progress (Notes 2 and 3)	695,353	747,602

Total current liabilities	8,081,398	2,830,411

Commitments and contingencies (Note 9)

Redeemable preferred stock (Note 6):
Series B mandatorily redeemable preferred stock; $.01 par value; 758,850 shares authorized, issued and outstanding; stated at liquidation preference	1,104,674	1,022,847
Series C mandatorily redeemable preferred stock; $.01 par value; 1,060,000 shares authorized, issued and outstanding; stated at liquidation preference	1,844,710	1,708,065
Series D mandatorily redeemable preferred stock; $.01 par value; 2,000,000 shares authorized, issued and outstanding; stated at liquidation preference	11,592,000	10,733,333
Series A-1 redeemable preferred stock; $.01 par value; 129,643 shares authorized, issued and outstanding; stated at liquidation preference	129,643	129,643

Total redeemable preferred stock	14,671,027	13,593,888

Stockholders’ deficit (Note 7):
Common stock; $.01 par value; 10,000,000 shares authorized; 97,200 and 96,800 shares issued and outstanding, respectively	972	968
Additional paid-in capital	—	—
Accumulated deficit	(9,103,156)	(2,668,097)

Total stockholders’ deficit	(9,102,184)	(2,667,129)

Total liabilities, redeemable preferred stock and stockholders’ deficit	$13,650,241	$13,757,170

The accompanying notes are an integral part of the financial statements.

Northern Power Systems, Inc.

STATEMENTS OF OPERATIONS

	Years Ended December 31,
	2002	2001	2000
		(unaudited)	(unaudited)
Contract revenues	$6,921,462	$8,037,647	$18,192,164

Costs and expenses:
Costs of revenue	5,858,320	6,055,545	14,018,435
Research and development	1,206,889	1,312,545	279,083
Selling, general and administrative	5,343,007	3,611,908	1,818,918

Total costs and expenses	12,408,216	10,979,998	16,116,436

(Loss) income from operations	(5,486,754)	(2,942,351)	2,075,728
Interest income, net	103,776	354,566	114,729
Gain on disposal of assets	315	—	—
Gain (loss) on foreign exchange	24,687	(32,458)	—

Net (loss) income before income taxes	(5,357,976)	(2,620,243)	2,190,457
Income tax benefit (expense)	—	520,329	(652,895)

Net (loss) income	(5,357,976)	(2,099,914)	1,537,562
Deemed preferred dividends	(1,077,139)	(935,623)	(187,305)

Net (loss) income attributable to common stockholders	$(6,435,115)	$(3,035,537)	$1,350,257

Basic net (loss) income per share attributable to common stockholders	$(66.26)	$(31.92)	$14.50

Diluted net (loss) income per share attributable to common stockholders	$(66.26)	$(31.92)	$0.75

Shares used in computing basic net (loss) income per share attributable to common stockholders	97,123	95,104	93,090

Shares used in computing diluted net (loss) income per share attributable to common stockholders	97,123	95,104	2,056,916

The accompanying notes are an integral part of the financial statements.

Northern Power Systems, Inc.

STATEMENTS OF CASH FLOWS

	Years Ended December 31,
	2002	2001	2000
		(unaudited)	(unaudited)
Cash flows from operating activities:
Net (loss) income	$(5,357,976)	$(2,099,914)	$1,537,562
Adjustments to reconcile net (loss) income to net cash (used in) provided by operatiing activities:
Depreciation and amortization	217,107	160,774	130,030
Gain on disposal of assets	(315)	—	—
Changes in operating assets and liabilities:
Accounts receivable	(1,773,037)	(284,976)	(751,283)
Inventory and deferred costs	(2,379,308)	309,470	(440,642)
Costs in excess of billings	1,335,945	(547,310)	(307,881)
Other current assets	(18,676)	(26,269)	4,975
Income tax receivable	518,000	(518,000)	—
Accounts payable and accrued expenses	1,432,270	604,193	243,488
Taxes payable	250,000	(489,173)	714,850
Billings in excess of costs	(52,249)	(22,216)	711,016
Deferred revenue	3,620,966	197,975	8,668

Net cash (used in) provided by operating activities	(2,207,273)	(2,715,446)	1,850,783

Cash flows from investing activities:
Purchases of fixed assets	(1,000,992)	(527,798)	(263,210)
Restricted cash	(369,670)	(637,101)	—
Investment in patent and trademarks	(36,848)	(8,293)	—
Proceeds from the sale of fixed assets	1,697	—	—

Net cash used in investing activities	(1,405,813)	(1,173,192)	(263,210)

Cash flows from financing activities:
Payments on capital lease obligations	—	(1,836)	(3,046)
Proceeds from exercise of stock options	60	320	150
Proceeds from issuance of mandatorily redeemable preferred stock	—	10,000,000	—

Net cash provided by (used in) financing activities	60	9,998,484	(2,896)

Net (decrease) increase in cash	(3,613,026)	6,109,846	1,584,677
Cash and cash equivalents at beginning of year	8,341,043	2,231,197	646,520

Cash and cash equivalents at end of year	$4,728,017	$8,341,043	$2,231,197

Supplemental disclosures of cash flow information
Cash paid during the year for:
Interest	$10,032	$2,253	$6,113
Income taxes	—	542,250	3,045
Non-cash transactions:
Deemed preferred dividends	1,077,139	935,623	187,305

The accompanying notes are an integral part of the financial statements.

Northern Power Systems, Inc.

STATEMENTS OF CHANGES IN STOCKHOLDERS’ EQUITY (DEFICIT)

	Common Stock		Additional Paid-In Capital	Retained Earnings (Accumulated Deficit)	Total Stockholders’ Equity (Deficit)
	Shares	Amount
Balance at December 31, 1999 (unaudited)	93,000	$930	$—	$(983,249)	$(982,319)
Issuance of common stock upon exercises of stock options (unaudited)	1,000	10	140	—	150
Deemed preferred dividends (unaudited)	—	—	(140)	(187,165)	(187,305)
Net income (unaudited)	—	—	—	1,537,562	1,537,562

Balance at December 31, 2000 (unaudited)	94,000	940	—	367,148	368,088
Issuance of common stock upon exercises of stock options (unaudited)	2,800	28	292	—	320
Deemed preferred dividends (unaudited)	—	—	(292)	(935,331)	(935,623)
Net loss (unaudited)	—	—	—	(2,099,914)	(2,099,914)

Balance at December 31, 2001 (unaudited)	96,800	968	—	(2,668,097)	(2,667,129)
Issuance of common stock upon exercises of stock options	400	4	56	—	60
Deemed preferred dividends	—	—	(56)	(1,077,083)	(1,077,139)
Net loss	—	—	—	(5,357,976)	(5,357,976)

Balance at December 31, 2002	97,200	$972	$—	$(9,103,156)	$(9,102,184)

The accompanying notes are an integral part of the financial statements.

NORTHERN POWER SYSTEMS, INC.

NOTES TO FINANCIAL STATEMENTS

1. FORMATION AND OPERATIONS OF THE COMPANY

Northern Power Systems, Inc. (“Northern” or the “Company”) was incorporated in Delaware on December 19, 1997 to design, manufacture and install cost-efficient energy systems of the highest reliability, using renewable solar and wind resources. The Company also manufactures and installs utility grade wind turbines. The Company sells its products to domestic and international customers.

The accompanying financial statements have been prepared on a going concern basis, which contemplates the realization of assets and the satisfaction of liabilities in the normal course of business. The Company has an accumulated deficit of approximately $9.1 million at December 31, 2002, and has experienced negative cash flows from operations. The Company has funded its operations through the issuance of equity securities and product revenues. During 2001, the Company raised $10,000,000 from the issuance of preferred stock. Management has implemented a plan to achieve revenue growth and control costs in 2003 and believes that by operating under this plan the existing cash on hand at December 31, 2002 will be adequate to fund the Company’s operations. In the event the Company is unsuccessful in achieving either its planned revenue growth or operating cash flows during 2003, management believes it could use its available cash on hand, and reduce costs and expenses sufficiently to fund operations. As further discussed in Note 13, Subsequent Events, Management has also entered into an agreement to be acquired by Proton Energy Systems, Inc. Management also believes it could obtain additional financing from other sources, if necessary. In the event the Company is unsuccessful in achieving the above, the Company’s financial position, results of operations and cash flows could be adversely impacted.

The financial statements do not include any adjustments relating to the recoverability and classification of recorded asset amounts or the amounts and classification of liabilities that might be necessary should the Company be unable to continue as a going concern. The Company’s continuation as a going concern is dependent upon its ability to generate sufficient cash flow to meet its obligations on a timely basis and to obtain additional financing as necessary.

2. SUMMARY OF SIGNIFICANT ACCOUNTING POLICIES

Significant accounting policies followed in the preparation of these financial statements are as follows:

Unaudited Financial Information

The financial information as of December 31, 2001 and for the years ended December 31, 2000 and 2001 is unaudited. In the opinion of management, such financial information is presented in conformity with accounting principles generally accepted in the United States of America and includes all adjustments, consisting of normal recurring adjustments, necessary for a fair presentation of the results of such periods.

Use of Estimates

The preparation of financial statements in conformity with accounting principles generally accepted in the United States of America requires management to make estimates and assumptions that affect the reported amounts of assets and liabilities and disclosure of contingent assets and liabilities at the date of the financial statements and the reported amounts of revenues and expenses during the reporting period. Actual results could differ from those estimates.

Revenue Recognition

The Company principally generates contract revenue from projects in its four business units: industrial infrastructure, distributed generation, renewable integration, and energy technology lab. For projects which do not require the Company to meet specific delivery and acceptance obligations or whose duration is expected to be greater than 3 months, the Company recognizes revenue utilizing the percentage-of-completion method, which is based on the relationship of costs incurred to total estimated contract costs. For all other contracts, the Company recognizes revenue under the completed contract method. Adjustments to cost estimates are made periodically and losses expected to be incurred on contracts in progress are charged to operations in the period such losses are determined. The aggregate of costs incurred and income recognized on uncompleted contracts in excess of related billings as well as deferred costs are shown as current assets. The aggregate of billings on uncompleted contracts in excess of related costs incurred and income recognized as well as deferred revenue are shown as current liabilities. At December 31, 2002 and 2001, deferred costs related to contracts being accounted for under the completed contract method were $2,507,760 and $134,482 (unaudited), respectively. At December 31, 2002 and 2001, deferred revenue related to contracts being accounted for under the completed contract method was $3,827,609 and $206,643 (unaudited), respectively. See Note 3 for detail on costs and billings on contracts in progress accounted for under the percentage of completion method.

Revenue from sales of spare parts is recognized upon shipment of the goods.

Allowance for Doubtful Accounts

The Company evaluates credit risk on its accounts receivable and estimates an allowance for doubtful accounts accordingly. The Company evaluates the adequacy of the allowance for doubtful accounts on a periodic basis. The evaluation includes historical loss experience, adverse situations that may affect a customer’s ability to repay, and prevailing economic conditions. The Company makes adjustments to its allowance if the evaluation of allowance requirements differs from the actual aggregate reserve. This evaluation is inherently subjective and estimates may be revised as more information becomes available.

Cash and Cash Equivalents

The Company considers all highly liquid investments purchased with original maturity dates of three months or less as of the purchase date to be cash equivalents.

Restricted Cash

At December 31, 2002, the Company has approximately $1,007,000 of restricted cash, held as collateral for the performance of a contract. The restricted cash is classified within current assets.

Comprehensive Income (Loss)

Comprehensive income (loss) is defined as changes in equity other than transactions resulting from investments by owners and distributions to owners. The Company’s comprehensive income (loss) for the years ended December 31, 2002, 2001 (unaudited) and 2000 (unaudited) were the same as its net income (loss).

Inventory

Inventory, which consists of spare parts, is recorded at the lower of cost or market value. Cost is determined by the first-in, first-out method.

Fixed Assets

Fixed assets are stated at cost and are depreciated using the straight-line method over the following estimated useful lives by asset category:

Asset Category	Estimated Useful Life
Buildings and improvements	35 years
Furniture and equipment	3-7 years

Construction in process is comprised of the land purchased for construction of the new facility, costs to prepare the land for construction, and building construction costs. When assets are sold or retired, the related cost and accumulated depreciation are removed from their respective accounts and any resulting gain or loss is included in income. The Company periodically reviews the carrying value of its fixed assets to assess recoverability based upon the expectation of non-discounted future cash flows.

Research and Development

Research and development costs are expensed as incurred.

Warranty Costs

The Company provides a limited warranty for its products on a contract-by-contract basis. The Company’s standard warranties require the Company to repair or replace defective products during such warranty periods at no cost to the customer. Estimated warranty obligations are provided for in the period in which the related revenue is recognized. The Company quantifies and records an estimate for warranty related costs based on the Company’s actual historical failure rates and the current repair costs. Adjustments are made to accruals as warranty claim data and historical experience warrant. Should the Company experience actual return and repair costs that are higher than the estimated return and repair costs used to calculate the provision, the Company’s operating results for the period or periods in which such returns or additional costs materialize will be adversely impacted. At December 31, 2002 and 2001, accrued warranty costs were $53,659, and $161,075 (unaudited), respectively.

The changes in accrued warranties for the year ended December 31, 2002 are as follows:

Balance as of January 1, 2002	$161,075
Warranties issued and adjustments to provision	(72,086)
Warranty claims	(35,330)

Balance as of December 31, 2002	$53,659

Income Taxes

The Company uses the asset and liability method of accounting for income taxes. Under this method, deferred tax assets and liabilities are recognized for the expected future tax consequences of temporary differences between the carrying amounts and the tax basis of assets and liabilities. A valuation allowance is established against net deferred tax assets if, based on the weight of available evidence, it is more likely than not that some or all of the net deferred tax assets will not be realized.

Concentration of Risks

Concentration of credit risk exists with respect to cash and cash equivalents and accounts receivable. The Company maintains its cash and cash equivalents with high quality financial institutions.

For the year ended December 31, 2002, revenue from five customers accounted for approximately 75% of total revenue, and at December 31, 2002, accounts receivable from these five customers accounted for approximately 43% of total accounts receivable. Contract revenues received from National Renewable Energy Laboratory, One Market One, SNC Lavalin, and Caspian Pipeline Inc. during the year ended December 31, 2002 each represented in excess of 10% of total revenues. For the year ended December 31, 2001, revenue from three customers accounted for approximately 83% of total revenue, and at December 31, 2002, accounts receivable from these three customers accounted for approximately 46% of total accounts receivable. Contract revenues received from Caspian Pipeline Inc., National Renewable Energy Laboratory, and SNC Lavalin, during the year ended December 31, 2001 each represented in excess of 10% of total revenues. For the year ended December 31, 2000 (unaudited), revenues from three customers, accounted for 91% of total revenues, and one customer, Caspian Pipeline Inc., was in excess of 10% of total revenue.

Income (Loss) per Share

Basic EPS is calculated by dividing income or loss attributable to common stockholders by the weighted average common shares outstanding. Diluted EPS is calculated by adjusting weighted average common shares outstanding by assuming conversion of all potentially dilutive shares. In periods where net loss is recorded, no effect is given to potentially dilutive securities, since the effect would be antidilutive.

Segment Reporting

The Company currently operates in one reportable segment, the on-site energy generation industry, as determined in accordance with SFAS No. 131, “Disclosure about Segments of an Enterprise and Related Information.”

Stock-Based Compensation

Statement of Financial Accounting Standards (SFAS) No. 123, “Accounting for Stock-Based Compensation,” as amended by SFAS No. 148, “Accounting for Stock-Based Compensation – Transition and Disclosure,” prescribes accounting and reporting standards for all stock-based compensation plans, including employee stock option plans. As allowed by SFAS No. 123, the Company has elected to continue to account for stock-based compensation issued to employees using the intrinsic value method in accordance with Accounting Principles Board (APB) Opinion No. 25, “Accounting for Stock Issued to Employees,” and related Interpretations. Under APB 25, compensation expense is computed to the extent that the fair market value of the underlying stock on the date of grant exceeds the exercise price of the employee stock option or stock award. Compensation so computed is then recognized over the vesting period.

In the event that the Company is required to record compensation expense that is currently only being disclosed under SFAS 123, an adjustment to decrease net income in such period would result. The following table illustrates the effect on net (loss) income and (loss) income per share had compensation costs for the stock-based compensation plan been determined based on grant date fair values of awards under the provisions of SFAS No. 123, for the years ended December 31:

	2002	2001	2000
		(unaudited)	(unaudited)
Net (loss) income attributable to common stockholders:
As reported	$(6,435,115)	$(3,035,537)	$1,350,257
Less total stock-based employee compensation expense determined under fair value-based method for all awards	(11,709)	(5,913)	(2,452)

Pro forma	$(6,446,824)	$(3,041,450)	$1,347,805
Net (loss) income per share applicable to common stockholders, basic
As reported	$(66.26)	$(31.92)	$14.50
Pro forma	$(66.38)	$(31.98)	$14.48
Net (loss) income per share applicable to common stockholders, diluted
As reported	$(66.26)	$(31.92)	$0.75
Pro forma	$(66.38)	$(31.98)	$0.66

Recent Accounting Pronouncements

In June 2001, the Financial Accounting Standards Board issued SFAS 143, “Accounting for Asset Retirement Obligations” (“SFAS 143”). SFAS 143 addresses financial accounting and reporting obligations associated with the retirement of tangible long-lived assets and the associated asset retirement costs. SFAS 143 is effective for fiscal years beginning after June 15, 2002. The adoption of this standard in 2003 is not expected to have an impact on the Company’s financial condition or results of operations.

In September 2002, SFAS No. 146, “Accounting for Costs Associated with Exit or Disposal Activities” was issued. This statement provides guidance on the recognition and measurement of liabilities associated with exit or disposal activities and requires that such liabilities be recognized when incurred. This statement is effective for exit or disposal activities initiated on or after January 1, 2003. Adoption of this standard is not expected to impact the timing of recognition of costs associated with future exit and disposal activities.

In November 2002, the FASB issued FASB Interpretation No. 45 (“FIN 45”), Guarantor’s Accounting and Disclosure Requirements for Guarantees, including Indirect Guarantees of Indebtedness of Others, an interpretation of FASB Statements No. 5, 57 and 107 and Rescission of FASB Interpretation No. 34. FIN 45 clarifies the requirements of FASB Statement No. 5, Accounting for Contingencies (FAS 5), relating to the guarantor’s accounting for, and disclosure of, the issuance of certain types of guarantees. The Company does not believe that the adoption of FIN 45 will be material to the Company’s operating results or financial position.

In December 2002, the FASB issued SFAS No. 148, “Accounting for Stock-Based Compensation – Transition and Disclosure – an amendment of FAS 123” (“SFAS 148”). SFAS 148 provides alternative methods of transition for a voluntary change to the fair value based method of accounting for stock-based employee compensation, in addition to certain new disclosure requirements, which are included in note 2.

In May 2003, the FASB issued SFAS No. 150, “Accounting for Certain Financial Instruments with Characteristics of both Liabilities and Equity” (“SFAS 150”). SFAS 150 changes the accounting for certain financial instruments that, under previous guidance, could be classified as equity or “mezzanine” equity, and requires that those instruments be classified as liabilities in the statement of financial position. Mandatorily redeemable financial instruments are subject to the provisions of SFAS 150 for the fiscal period beginning after December 15, 2003. Upon adoption of SFAS 150, the Company will be required to classify its redeemable preferred stock as a liability.

3. COSTS AND BILLINGS ON CONTRACTS IN PROGRESS

	December 31,
	2002	2001
		(unaudited)
Costs incurred and estimated earnings on contracts in progress	$7,427,380	$4,531,479
Less: billings to date	7,769,188	3,589,591

	$(341,808)	$941,888

	December 31,
	2002	2001
		(unaudited)
Costs in excess of billings on contracts in progress	$353,545	$1,689,490
Billings in excess of costs on contracts in progress	(695,353)	(747,602)

	$(341,808)	$941,888

This information is included in the accompanying balance sheets under the following captions:

4. ACCRUED EXPENSES

Accrued expenses at December 31, 2002 and 2001, consists of the following:

	2002	2001
		(unaudited)
Accrued payroll	$296,094	$321,776
Accrued vacation	202,787	155,927
Accrued warranty	53,659	161,075
Accrued benefits	30,386	75,269
Other accruals	499,816	139,480

	$1,082,742	$853,527

5. FIXED ASSETS

	December 31,
	2002	2001
		(unaudited)
Land	$5,385	$5,385
Building and improvements	639,564	632,850
Furniture and equipment	1,212,673	987,627
Construction in process	902,922	137,287

	2,760,544	1,763,149
Less: accumulated depreciation	(939,514)	(724,622)

	$1,821,030	$1,038,527

Construction in process at December 31, 2002 is comprised of the land purchased for construction of the new facility, costs to prepare the land for construction, and building construction costs. Depreciation expense was $217,107, $160,774 (unaudited), and $130,030 (unaudited) for the years ended December 31 2002, 2001, and 2000, respectively.

6. REDEEMABLE PREFERRED STOCK

As of December 31, 2002, the Company has authorized the issuance of 4,000,000 shares of $0.01 par value Preferred Stock, of which 129,643 shares have been designated as Series A-1 Convertible Preferred Stock (“Series A-1 Preferred”), 758,850 shares have been designated as Series B Convertible Preferred Stock (“Series B Preferred”), 1,060,000 shares have been designated as Series C Convertible Preferred Stock (“Series C Preferred”), 2,000,000 shares have been designated as Series D Convertible Preferred Stock (“Series D Preferred”) and 51,507 shares are undesignated.

Subsequent to the Company’s incorporation, the Company issued 129,643 shares of Series A Preferred Stock at $1.00 per share upon conversion of notes payable of $129,643 (unaudited).

In February 1998, the Company converted 758,850 shares of outstanding common stock on a one for one basis into 758,850 Series B Preferred shares (unaudited).

In September 1998, the Company issued 1,060,000 shares of Series C Preferred at $1.25 per share for $1,325,000 (unaudited).

In April 1999, the Company repurchased and retired the 129,643 outstanding shares of Series A Preferred Stock for $129,643. In conjunction with the repurchase, the Company issued 129,643 shares of Series A-1 Preferred to the existing Series B Preferred stockholders at $1.00 per share for $129,643 (unaudited).

In January 2001, the Company issued 2,000,000 shares of Series D Preferred Stock at $5.00 per share for $10,000,000 (unaudited).

The Series B, C and D Preferred (“Senior Preferred Stock”) have similar conversion rights, voting rights, dividend rights, liquidation preferences and redemption rights. At any time, all shares of Senior Preferred Stock are convertible into the number of shares of common stock determined by dividing the Liquidation Preference (as defined below) by the conversion price then in effect. The conversion price is currently the liquidation preference of such shares. In the event of a liquidation of the Company, the conversion rights of the Senior Preferred shall terminate. The Senior Preferred Stock shall automatically convert into shares of Common Stock upon the closing of a qualified offering or upon the approval of the holders of two-thirds of the outstanding Senior Preferred Stock. The Senior Preferred Stock contains voting rights equivalent to the number of whole shares of common stock into which it is convertible. In addition, the Senior Preferred Stock has liquidation preferences over the common stockholders. The liquidation preferences for the Series B, C and D are $1.00, $1.25 and $5.00 respectively plus 8% compounded annually for each year in which dividends are not declared and paid.

In the event of any liquidation, dissolution or winding up of the Company, either voluntary or involuntary, or a change in control which is deemed to be a liquidation, the holders of the Senior Preferred Stock shall be entitled to receive, prior and in preference to any distribution of any assets of the Company to the holders of common stock or any other class or series of stock ranking in liquidation junior to the Senior Preferred Stock, an amount per share equal to the greater of (i) the holder’s liquidation preference (as adjusted for any stock dividends, splits, combinations or other similar recapitalization affecting such shares) or (ii) the amount that would have otherwise been payable upon the conversion of the shares of Preferred Stock into shares of common stock at the then effective conversion rate, as defined.

The holders of the Senior Preferred Stock are entitled to receive, prior to any cash dividend on any other shares of capital stock of the Company, non-cumulative dividends at the rate of $0.08 per share per annum in the case of the Series B preferred, $0.10 per share per annum in the case of the Series C preferred and $0.40 per share per annum in the case of the Series D preferred, upon declaration by the Board of Directors. The right to dividends on Senior Preferred Stock is non-cumulative such that the holders are not entitled to receive annual dividends for any year in which the net income of the Company is not at least equal to the aggregate amount required to pay the dividends. Holders of Senior Preferred Stock have the right to compel the Company to redeem on December 31, 2004, December 31, 2005 and December 31, 2006 and at any time after such dates, to compel the Company to redeem 33  1/3%, 50% and 100%, respectively, of the shares of Senior Preferred Stock. The price of redemption shall be equal to the original purchase price plus an amount equal to 8% per annum (compounded annually) for each year in which dividends were not declared and paid. Notwithstanding the foregoing, the right of any of the holders of Senior Preferred Stock to compel the redemption of such holder’s shares shall terminate in the event of a vote of the holders of at least 66 2/3% of the shares of the Senior Preferred outstanding or upon a qualified offering. The 8% per annum is being accreted annually to the carrying value of the Preferred Stock from additional paid in capital or accumulated deficit if additional paid in capital is not available.

The Series A-1 Preferred (“Junior Preferred Stock”) is convertible, at any time, into common stock on a one-for-one basis, subject to adjustment for certain events. All shares of Junior Preferred Stock shall automatically convert into shares of Common Stock upon the closing of a qualified offering. In the event of any liquidation, dissolution, or winding up of the Company, either voluntary or involuntary, or a change in control which is deemed to be a liquidation and upon payment of Senior Preferred Shareholders as described above, the Junior Preferred Stock shall be entitled to receive prior and in preference to any distribution of any assets of the Company to the holders of common stock, an amount equal to the original purchase price per share. The holders of Junior Preferred Stock shall not be entitled to vote unless otherwise required by law or agreement.

7. COMMON STOCK

As of December 31, 2002, the Company has authorized 10,000,000 shares of common stock, par value $0.01 per share.

In March 1998, the Company issued 97,000 shares of common stock to senior management at $0.10 a share for proceeds of $9,700. Such shares vested over a two year period and were subject to a restriction whereby if the holder terminated employment prior to the end of the original vesting period. 66  2/3% of shares were subject to repurchase within the first year following termination and 33  1/3% of the shares were subject to repurchase within the second year following termination. The agreement provided the Company the right to repurchase the shares at the original issue price. Additionally, the Company maintains a right of first refusal on these shares, after the restriction lapses, which expires at the earlier of December 31, 2007 or upon the closing of a public offering which is effected pursuant to a registration agreement filed with the SEC under the Securities Act of 1933, as amended other than on S-4 or S-8 which results in net proceeds to the Company of at least $5 million, with a net sales price per share of at least $3.00. As of December 31, 2002, 93,000 shares remain outstanding and 4,000 shares have been repurchased by the Company.

8. EMPLOYEE BENEFIT AND STOCK OPTION PLANS

Stock Option Plan

In 1998, the Company established a stock option plan (the “Plan”). The Company has reserved a total of 868,000 shares of common stock for issuance under the Plan. The Plan provides for the grants of non-qualified and incentive stock options, restricted stock awards and other stock-based awards to its employees, officers, directors, consultants and advisors. Options are generally granted at the fair market value of the common stock at the time of grant, as determined by the Board of Directors. However, the exercise price for each incentive stock option may not be less than the fair market value of the Common Stock at the time the incentive stock option is granted. Options generally vest ratably over five years and expire ten years from the date of grant. The Plan provides that in the event of a merger, consolidation or sale of the Company, the board of directors, at its discretion may elect the following: 1) allow all outstanding stock options and or stock-based awards under the plan be assumed or substituted for by the acquirer; 2) terminate all options unexercised immediately prior to the transaction; 3) deem all options exercisable immediately prior to the change in control; 4) or in the event of a merger where the common shareholders receive cash payment, make or provide a cash payment as defined in the Plan.

A summary of stock option activity for the years ended December 31, 2002, 2001 and 2000 under the Plans is as follows:

	Shares	Weighted Average Exercise Price
Outstanding at January 1, 2000 (9,200 shares exercisable) (unaudited)	196,000	$0.14
Granted (unaudited)	218,000	0.15
Exercised (unaudited)	(1,000)	0.15
Cancelled or forfeited (unaudited)	(13,000)	0.15

Outstanding at December 31, 2000 (46,800 shares exercisable)	400,000	0.14

Granted (unaudited)	145,300	0.75
Exercised (unaudited)	(2,800)	0.13
Cancelled or forfeited (unaudited)	(8,050)	0.36

Outstanding at December 31, 2001 (124,000 shares exercisable) (unaudited)	534,450	0.31
Granted	196,250	0.75
Exercised	(400)	0.15
Cancelled or forfeited	(38,600)	0.43

Outstanding at December 31, 2002 (218,090 shares Exercisable)	691,700	0.43

The following table summarizes additional information about stock options outstanding at December 31, 2002:

	Options Outstanding			Options Exercisable
Range of Exercise Prices	Number Outstanding at December 31, 2002	Weighted Average Remaining Contractual Life (years)	Weighted Average Exercise at Price	Number Exercisable December 31, 2002	Weighted Average Exercise Price
$ 0.10	42,000	5.08	$0.10	33,600	$0.10
0.15	326,000	6.76	0.15	158,000	0.15
0.75	320,700	8.75	0.75	26,490	0.75
	691,700	7.58	$0.43	218,090	$0.22

The fair value of each option grant is estimated on the date of grant using the minimum value option-pricing model with the following assumptions:

	2002	2001	2000
		(unaudited)	(unaudited)
Risk free interest rate	4.40% - 4.09%	4.75% - 4.65%	6.63% - 6.02%
Expected dividend yield	None	None	None
Expected life of option	5 years	5 years	5 years

SFAS No. 123 requires the disclosure of pro forma net income and earnings per share had the Company adopted the fair value method and is disclosed in Note 2. Under SFAS No. 123, the fair value of stock-based awards to employees is calculated through the use of option-pricing models. These models require subjective assumptions, including future stock price volatility and expected time to exercise, which greatly affect the calculated value.

401(k) Plan

The Company maintains a 401(k) profit sharing plan covering substantially all of its employees, subject to certain eligibility requirements. Participants have the option of contributing up to 15% of their annual compensation. The Company retains the option to match employee contributions. Employer matching contributions for the years ended December 31, 2002, 2001, and 2000 approximated $0, $67,000 (unaudited) and $45,000 (unaudited), respectively.

9. COMMITMENTS AND CONTINGENCIES

Operating Leases

At December 31, 2002, the Company was committed under operating leases extending through 2005. Rent expense under the non-cancelable operating leases was approximately $99,000, $47,000 (unaudited), and $38,000 (unaudited) for the years ended December 31, 2002, 2001 and 2000, respectively.

Future minimum lease payments under noncancelable leases at December 31, 2002 are as follows:

2003	$43,548
2004	45,900
2005	23,538

Total	$112,986

Retainage Provisions

Balances billed but not paid by the customer pursuant to retainage provisions in customer contracts are due upon completion of the contracts and acceptance by the customer. At December 31, 2002 and 2001, respectively, the accounts receivable balance includes approximately $68,000 and $45,000 (unaudited) of retainage balances.

New Facility

In 2002, the Company began construction of a new facility. (See Note 5) In 2003, the Company entered into a financing agreement with the Vermont Economic Development Authority (VEDA) regarding the purchase, construction, sale, and lease of a new facility. (See Note 13)

State Income and Sales Tax Accruals

At December 31, 2002 and 2001, respectively, the Company has recorded, within current liabilities, tax accruals of $655,500 and $405,500 (unaudited) for certain state income and sales tax contingencies for which there may be exposure. The determination of the amounts of these accruals requires significant judgment. The assumptions used in determining the estimates of these accruals are subject to change and the actual amounts could be greater or less than the accrued amount.

10. INCOME TAXES

The Company’s gross deferred tax assets and liabilities were as follows:

	December 31,
	2002	2001
		(unaudited)
Gross deferred tax assets:
Net operating loss carryforwards	$2,636,000	$529,000
Accrued expenses	77,000	106,000
Research and development credits	170,000	100,000
Vermont tax credit carryforward	323,000	204,000
Inventory reserves	2,000	2,000
Bad debt reserves	55,000	40,000

	3,263,000	981,000

Gross deferred tax liabilities:
Depreciation	45,000	54,000

	45,000	54,000

Net deferred tax asset	3,218,000	927,000
Less: valuation allowance	(3,218,000)	(927,000)

	$—	$—

For the years ended December 31, 2002 and 2001, the Company had a current federal tax expense (benefit) of $0 and ($520,329) (unaudited) respectively. For the year ended December 31, 2000, the Company had a current federal tax expense of $616,794 (unaudited) and a current state tax expense of $36,101 (unaudited).

The Company’s effective income tax rate differed from the Federal statutory rate as follows:

	Years Ended December 31,
	2002	2001	2000
Federal statutory rate	-34.0%	-34.0%	34.0%
Deferred state taxes, net of federal benefit	-5.0%	-5.0%	5.0%
Tax credits	-3.5%	-11.6%	-4.7%
Carryback of net operating losses	0.0%	-19.8%	-0.7%
Valuation allowance	42.5%	50.5%	-3.8%

	0.0%	-19.9%	29.8%

At December 31, 2002, the Company has restricted federal net operating loss carryforwards available to reduce future taxable income of approximately $1.4 million expiring through 2011. The amount of net operating losses that can be utilized on an annual basis is limited to approximately $40,000 per year as a result of certain ownership changes pursuant to Section 382 of the Internal Revenue Code. At December 31, 2002, the Company had approximately $5.5 million of unrestricted federal and approximately $5.5 million of state net operating loss carryforwards that expire beginning in the year 2021 and approximately $170,000 of unused research and development credits, expiring through 2021.

At December 31, 2002, the Company has approximately $323,000 of Vermont Economic Advancement tax credits available to reduce future Vermont corporate income taxes, expiring through 2006.

As a result of the transaction described in Note 13, the amount of the net operating loss and research and development tax credit carryforwards that may be utilized annually to offset future taxable income and tax liability is limited as a result of certain ownership changes pursuant to Section 382 of the Internal Revenue Code.

11. EARNINGS PER SHARE (EPS)

The following is a reconciliation of the numerator and denominator used in computing EPS:

	Years ended December 31,
	2002	2001	2000
		(unaudited)	(unaudited)
Basic
Net (loss) income	$(5,357,976)	$(2,099,914)	$1,537,562
Less deemed preferred dividends	(1,077,139)	(935,623)	(187,305)

Net (loss) income attributable to common stockholders	$(6,435,115)	$(3,035,537)	$1,350,257

Weighted average number of shares outstanding	97,123	95,104	93,090

(Loss) income per share	$(66.26)	$(31.92)	$14.50

Diluted
Net (loss) income attributable to common stockholders	$(6,435,115)	$(3,035,537)	$1,350,257
Effect of dilutive securities
Preferred stock	—	—	187,305

Net (loss) income attributable to common stockholders and assumed conversion	$(6,435,115)	$(3,035,537)	$1,537,562

Weighted average number of shares outstanding	97,123	95,104	93,090
Incremental common shares attributable to dilutive stock options	—	—	15,333
Convertible preferred stock	—	—	1,948,493

	97,123	95,104	2,056,916

Diluted (loss) income per share	$(66.26)	$(31.92)	$0.75

The preferred stock shares and common stock options excluded from the diluted weighted average number of shares were as follows:

	2002	2001	2000
		(unaudited)	(unaudited)
Shares of common stock from:
Conversion of series A-1 redeemable preferred stock	129,643	129,643	—
Conversion of series B mandatorily redeemable preferred stock	758,850	758,850	—
Conversion of series C mandatorily redeemable preferred stock	1,060,000	1,060,000	—
Conversion of series D mandatorily redeemable preferred stock	2,000,000	2,000,000	—
Exercise of stock options	371,000	392,000	—

Total	4,319,493	4,340,493	—

12. RELATED PARTIES

The Company engages Paul F. Koeppe, a stockholder and member of the board of directors of the Company, as a consultant on general business strategy and intellectual property protection issues. Consulting fees for Mr. Koeppe in 2002 and 2001 were $22,300 and $6,400 (unaudited), respectively.

The Company’s Chairman of the Board, Robert W. Shaw, Jr., is also the Chairman of the Board of Proton Energy Systems, Inc (see Note 13).

13. SUBSEQUENT EVENTS

In May 2003, Proton Energy Systems, Inc. (“Proton”), a company whose common stock is traded on the NASDAQ and a manufacturer of hydrogen generators and regenerative fuel cell systems, announced the acquisition of Northern Power Systems, Inc. A subsidiary of Proton will pay approximately $27.5 million to Northern’s security holders, approximately two-thirds in cash and the balance in Proton common stock and will issue warrants to purchase between 2,000,000 and 2,500,000 shares of the subsidiary’s common stock.

In March 2003, a condominium association, Northern Power Systems Commercial Condominium Association, Inc. (NPS Condo Association), was formed for the purpose of managing the land, building, and improvements related to the new facility. The Company owns 50% of the NPS Condo Association and has the ability to exercise significant influence over the NPS Condo Association. The Company transferred certain property and development rights under NPS Condo Association to the Central Vermont Economic Development Corporation (CVEDC). In consideration, CVEDC secured a $2,790,000 loan from the Vermont Economic Development Authority to complete and lease back the facility to the Company. The terms of the lease include an initial term of ten years, lease payments equal to the debt payments plus an administrative fee, and a purchase option for the Company equal to the outstanding loan amount. See Note 9. The Company has guaranteed the CVEDC loan, is responsible for all cost overruns in relation to construction of the new facility, is required to maintain certain levels of insurance over the facility, is required to maintain $150,000 of restricted cash for performance under the agreements and indemnifies CVEDC from liability or lawsuit relating to the facility.

Northern Power Systems

Condensed Consolidated Balance Sheets

(Unaudited)

	June 30, 2003	December 31, 2002
ASSETS
Current assets:
Cash and cash equivalents	$479,688	$4,728,017
Accounts receivable, net of $141,660 allowance for doubtful accounts	2,782,303	3,089,459
Costs in excess of billings on contracts in progress	1,637,901	353,545
Inventories	53,573	53,573
Deferred costs	3,107,700	2,507,760
Restricted cash	1,164,898	1,006,771
Other current assets	9,798	44,945

Total current assets	9,235,861	11,784,070

Fixed assets, net	3,771,491	1,821,030
Other assets, net	58,180	45,141

Total assets	$13,065,532	$13,650,241

LIABILITIES, REDEEMABLE PREFERRED STOCK AND STOCKHOLDERS’ DEFICIT
Current liabilities:
Accounts payable	$2,463,543	$1,820,194
Accrued expenses	1,502,318	1,082,742
Accrued taxes	655,054	655,500
Deferred revenue	3,263,655	3,827,609
Billings in excess of costs on contracts in progress	239,335	695,353

Total current liabilities	8,123,905	8,081,398

Long term debt	1,570,008	—
Commitments and contingencies
Redeemable preferred stock:
Series B mandatorily redeemable preferred stock; $.01 par value; 758,850 shares authorized, issued and outstanding; stated at liquidation preference	1,148,861	1,104,674
Series C mandatorily redeemable preferred stock; $.01 par value; 1,060,000 shares authorized, issued and outstanding; stated at liquidation preference	1,918,498	1,844,710
Series D mandatorily redeemable preferred stock; $.01 par value; 2,000,000 shares authorized, issued and outstanding; stated at liquidation preference	12,055,680	11,592,000
Series A-1 redeemable preferred stock; $.01 par value; 129,643 shares authorized, issued and outstanding; stated at liquidation preference	129,643	129,643

Total redeemable preferred stock	15,252,682	14,671,027

Stockholders’ deficit:
Common stock; $.01 par value	972	972
Additional paid-in capital	71,025	—
Unearned compensation	(598,290)	—
Accumulated deficit	(11,354,770)	(9,103,156)

Total stockholders’ deficit	(11,881,063)	(9,102,184)

Total liabilities, redeemable preferred stock and stockholders’ deficit	$13,065,532	$13,650,241

The accompanying notes are an integral part of the financial statements.

Northern Power Systems

Condensed Consolidated Statement of Operations

(Unaudited)

	Three Months Ended June 30,		Six Months Ended June 30,
	2003	2002	2003	2002
Contract revenues	$6,585,585	$1,043,280	$8,790,577	$2,194,400

Total revenues	6,585,585	1,043,280	8,790,577	2,194,400
Costs and expenses:
Costs of contract revenue	5,654,701	730,239	7,570,482	1,830,098
Research and development	170,643	366,496	364,491	739,372
Selling, general and administrative	1,519,920	1,191,528	3,117,873	2,382,548

Total costs and expenses	7,345,264	2,288,263	11,052,846	4,952,018

Loss from operations	(759,679)	(1,244,983)	(2,262,269)	(2,757,618)
Interest income, net	939	56,955	293	58,962
Gain on foreign exchange	9,533	7,676	12,397	2,415

Net loss before income taxes	(749,207)	(1,180,352)	(2,249,579)	(2,696,241)
Income tax expense	(186)	—	(2,035)	—

Net loss	(749,393)	(1,180,352)	(2,251,614)	(2,696,241)
Deemed preferred dividends	(290,828)	(269,285)	(581,655)	(538,570)

Net loss attributable to common stockholders	$(1,040,221)	$(1,449,637)	$(2,833,269)	$(3,234,811)

Basic and diluted net loss per share attributable to common stockholders	$(10.70)	$(14.91)	$(29.15)	$(33.33)

Shares used in computing basic and diluted net loss per share attributable to common stockholders	97,200	97,200	97,200	97,045

The accompanying notes are an integral part of the financial statements.

Northern Power Systems

Condensed Consolidated Statements of Cash Flows

(Unaudited)

	Six Months Ended June 30,
	2003	2002
Cash flows from operating activities:
Net loss	$(2,251,614)	$(2,696,241)
Adjustments to reconcile net loss to net cash (used in) provided by operating activities:
Depreciation and amortization	129,246	64,086
Non-cash stock-based expense	54,390	—
Changes in operating assets and liabilities:
Accounts receivable	307,156	(257,463)
Inventory and deferred costs	(599,940)	(434,272)
Costs in excess of billings	(1,284,356)	646,420
Other current assets	22,108	(7,426)
Accounts payable and accrued expenses	1,062,479	(437,654)
Taxes payable	—	1,029,640
Billings in excess of costs	(456,018)	—
Deferred revenue	(563,954)	(206,643)

Net cash (used in) provided by operating activities	(3,580,503)	(2,299,553)

Cash flows from investing activities:
Purchases of fixed assets	(2,079,707)	(379,194)
Restricted cash	(158,127)	(369,670)

Net cash used in investing activities	(2,237,834)	(748,864)

Cash flows from financing activities:
Payments on capital lease obligations	—	—
Proceeds from exercise of stock options	—	—
Borrowings from long-term debt	1,570,008	—

Net cash provided by (used in) financing activities	1,570,008	—

Net (decrease) increase in cash	(4,248,329)	(3,048,417)
Cash and cash equivalents at beginning of period	4,728,017	8,341,043

Cash and cash equivalents at end of period	$479,688	$5,292,626

Supplemental disclosures of cash flow information
Cash paid during the year for:
Interest	$5,480	$—
Income taxes	—	—
Non-cash transactions:
Deemed preferred dividends	581,655	538,570

The accompanying notes are an integral part of the financial statements.

Northern Power Systems, Inc.

NOTES TO (UNAUDITED) CONDENSED CONSOLIDATED FINANCIAL

STATEMENTS

1. NATURE OF OPERATIONS

Description of Business

Northern Power Systems, Inc. (“Northern” or the “Company”) was incorporated in Delaware on December 19, 1997 to design, manufacture and install reliable, cost-efficient distributed generation power systems, using fossil fuel, solar energy and wind energy. Northern was originally founded in 1974 under the name of “North Wind Power Company.” The Company also manufactures and installs utility grade wind turbines. The Company sells its products to domestic and international customers.

The accompanying financial statements have been prepared on a going concern basis, which contemplates the realization of assets and the satisfaction of liabilities in the normal course of business. The Company has an accumulated deficit of approximately $11.4 million at June 30, 2003, and has experienced negative cash flows from operations. The Company has funded its operations through the issuance of equity securities and contract revenues. During 2001, the Company raised $10,000,000 from the issuance of preferred stock. Management has implemented a plan to achieve revenue growth and control costs in 2003 and believes that by operating under this plan, its operations will be adequately funded. In the event the Company is unsuccessful in achieving either its planned revenue growth or operating cash flows during 2003, management believes it could obtain additional financing from other sources. As further discussed below, management has also entered into an agreement to be acquired by Proton Energy Systems, Inc. In the event the Company is unsuccessful in achieving the above, the Company’s financial position, results of operations and cash flows could be adversely impacted.

The financial statements do not include any adjustments relating to the recoverability and classification of recorded asset amounts or the amounts and classification of liabilities that might be necessary should the Company be unable to continue as a going concern. The Company’s continuation as a going concern is dependent upon its ability to generate sufficient cash flow to meet its obligations on a timely basis and to obtain additional financing as necessary.

Recent Developments

In May 2003, Proton Energy Systems, Inc. (“Proton”), a public company traded on the NASDAQ and a manufacturer of hydrogen generators and regenerative fuel cell systems, announced the acquisition of Northern Power Systems, Inc. Proton will pay $32.0 million to Northern’s security holders, approximately two-thirds in cash and the balance in Proton common stock. In connection with this acquisition, Proton and Northern entered into a Bonding Support Agreement in May 2003 through which Proton has guaranteed $3 million of performance bonds issued by Northern in support of certain of its commercial contracts.

2. BASIS OF PRESENTATION

The condensed consolidated financial statements as of June 30, 2003 and for the six-month periods ended June 30, 2003 and 2002 are unaudited. In the opinion of management, all adjustments, which consist solely of normal recurring adjustments, necessary to present fairly in accordance with accounting principles generally accepted in the United States of America, the financial position, results of operations and cash flows for all periods presented, have been made. The results of operations for the interim periods presented are not necessarily indicative of the results that may be expected for the full year.

Certain information and footnote disclosures normally included in financial statements prepared in accordance with accounting principles generally accepted in the United States of America have been condensed or omitted. These condensed consolidated financial statements should be read in conjunction with the Company’s audited financial statements and notes thereto included elsewhere in this Form S-4.

Revenue Recognition

The Company principally generates contract revenue from projects in its three commercial business units (remote infrastructure, on-site generation, and renewable energy) and its research and development group. For projects which do not require the Company to meet specific delivery and acceptance obligations or whose duration is expected to be greater than 3 months, the Company recognizes revenue utilizing the percentage-of-completion method, which is based on the relationship of costs incurred to total estimated contract costs. For all other contracts, the Company recognizes revenue under the completed contract method. Adjustments to cost estimates are made periodically and losses expected to be incurred on contracts in progress are charged to operations in the period such losses are determined. The aggregate of costs incurred and income recognized on uncompleted contracts in excess of related billings as well as deferred costs are shown as current assets. The aggregate of billings on uncompleted contracts in excess of related costs incurred and income recognized as well as deferred revenue are shown as current liabilities. At June 30, 2003 and December 31, 2002, deferred costs related to contracts being accounted for under the completed contract method were $3,107,700 and $2,507,760, respectively. At June 30, 2003 and December 31, 2002, deferred revenue related to contracts being accounted for under the completed contract method was $3,263,655 and $3,827,609, respectively. See Note 3 for detail on costs and billings on contracts in progress accounted for under the percentage of completion method.

Comprehensive Loss

Comprehensive loss is defined as changes in equity other than transactions resulting from investments by owners and distributions to owners. The Company’s comprehensive loss for the six-month periods ended June 30, 2003 and 2002 were the same as its net loss.

Warranty Costs

The Company provides a limited warranty for its products on a contract-by-contract basis. The Company’s standard warranties require the Company to repair or replace defective products during such warranty periods at no cost to the customer. Estimated warranty obligations are provided for in the period in which the related revenue is recognized. The Company quantifies and records an estimate for warranty related costs based on the Company’s actual historical failure rates and the current repair costs.

Adjustments are made to accruals as warranty claim data and historical experience warrant. Should the Company experience actual return and repair costs that are higher than the estimated return and repair costs used to calculate the provision, the Company’s operating results for the period or periods in which such returns or additional costs materialize will be adversely impacted. At June 30, 2003 and December 31, 2002, accrued warranty costs were $75,715, and $53,659, respectively.

The changes in accrued warranties for the six months ended June 30, 2003 are as follows:

Balance as of January 1, 2003	$53,659
Warranties issued and adjustments to provision	22,056

Balance as of June 30, 2003	$75,715

Loss per Share

Basic EPS is calculated by dividing income or loss attributable to common stockholders by the weighted average common shares outstanding. Diluted EPS is calculated by adjusting weighted average common shares outstanding by assuming conversion of all potentially dilutive shares. In periods where net loss is recorded, no effect is given to potentially dilutive securities, since the effect would be antidilutive.

Stock-Based Compensation

Statement of Financial Accounting Standards (SFAS) No. 123, “Accounting for Stock-Based Compensation,” as amended by SFAS No. 148, “Accounting for Stock-Based Compensation – Transition and Disclosure,” prescribes accounting and reporting standards for all stock-based compensation plans, including employee stock option plans. As allowed by SFAS No. 123, the Company has elected to continue to account for stock-based compensation issued to employees using the intrinsic value method in accordance with Accounting Principles Board (APB) Opinion No. 25, “Accounting for Stock Issued to Employees,” and related Interpretations. Under APB 25, compensation expense is computed to the extent that the fair market value of the underlying stock on the date of grant exceeds the exercise price of the employee stock option or stock award. Compensation so computed is then recognized over the vesting period.

In the event that we are required to record compensation expense that is currently only being disclosed under SFAS 123, an adjustment to decrease net income in such period would result. The following table illustrates the effect on net loss and loss per share had compensation costs for the stock-based compensation plan been determined based on grant date fair values of awards under the provisions of SFAS No. 123, for the six months ended June 30:

	2003	2002
Net loss attributable to common stockholders:
As reported	$(2,833,269)	$(3,234,811)
Add: stock based employee compensation included in net loss	54,390	—
Less: total stock-based employee compensation expense determined under fair value-based method for all awards	(5,950)	(5,597)

Pro forma	$(2,784,829)	$(3,240,408)
Net loss per share applicable to common stockholders, basic and diluted
As reported	$(29.15)	$(33.33)
Pro forma	$(28.65)	$(33.39)

Recent Accounting Pronouncements

In November 2002, the FASB issued FASB Interpretation No. 45 (“FIN 45”), Guarantor’s Accounting and Disclosure Requirements for Guarantees, including Indirect Guarantees of Indebtedness of Others, an interpretation of FASB Statements No. 5, 57 and 107 and Rescission of FASB Interpretation No. 34. FIN 45 clarifies the requirements of FASB Statement No. 5, Accounting for Contingencies (FAS 5), relating to the guarantor’s accounting for, and disclosure of, the issuance of certain types of guarantees. The disclosure requirements of FIN 45, which are effective for the year ended December 31, 2002, are included in the 2002 annual financial statements included in this Form S4.

In December 2002, the FASB issued SFAS No. 148, “Accounting for Stock-Based Compensation – Transition and Disclosure – an amendment of FAS 123” (“SFAS 148”). SFAS 148 provides alternative methods of transition for a voluntary change to the fair value based method of accounting for stock-based employee compensation, in addition to certain new disclosure requirements. The disclosure provisions of SFAS 148 are included in the accompanying Notes to the Condensed Consolidated Financial Statements.

In January 2003, the FASB issued FASB Interpretation No. 46 (“FIN 46”), Consolidation of Variable Interest Entities, an Interpretation of ARB No. 51. The primary objective of the interpretation is to provide guidance on the identification of and financial reporting for entities over which control is achieved through means other than voting rights. Adoption of this standard is not expected to have a material impact on the Company’s financial statements.

In May 2003, the FASB issued SFAS No. 150, “Accounting for Certain Financial Instruments with Characteristics of both Liabilities and Equity” (“SFAS 150”). SFAS 150 changes the accounting for certain financial instruments that, under previous guidance, could be classified as equity or “mezzanine” equity, and requires that those instruments be classified as liabilities in the statement of financial position. Mandatorily redeemable financial instruments are subject to the provisions of SFAS 150 for the fiscal period beginning after December 15, 2003. Adoption of this standard is not expected to impact the recognition of liabilities and equity in the Company’s balance sheet.

3. COSTS AND BILLINGS ON CONTRACTS IN PROGRESS

	June 30, 2003	December 31, 2002
Costs incurred and estimated earnings on contracts in progress	$12,343,247	$7,427,380
Less: billings to date	10,944,681	7,769,188

	$1,398,566	$(341,808)

This information is included in the accompanying balance sheets under the following captions:

	June 30, 2003	December 31, 2002
Costs in excess of billings on contracts in progress	$1,637,901	$353,545
Billings in excess of costs on contracts in progress	(239,335)	(695,353)

	$1,398,566	$(341,808)

4. STOCK OPTION GRANTS

During the first quarter of 2003, the Company issued common stock options to employees at less than the fair value of its common stock. The compensation expense for such options is amortized over the vesting periods of the related options. A total of $652,680 is to be amortized over the vesting period. Accordingly, the Company recorded stock-based compensation expense of $21,756 and $54,390 for the three-month and six-month periods ended June 30, 2003, respectively.

5. ACCRUED EXPENSES

Accrued expenses consist of the following:

	June 30, 2003	December 31, 2002
Accrued payroll	$257,109	$296,094
Accrued vacation	266,752	202,787
Accrued warranty	75,715	53,659
Other accruals	902,742	530,202

	$1,502,318	$1,082,742

6. COMMITMENTS AND CONTINGENCIES

Retainage Provisions

Balances billed but not paid by the customer pursuant to retainage provisions in customer contracts are due either upon completion of the contracts and acceptance by the customer or expiration of the warranty period. At June 30, 2003, the accounts receivable balance includes approximately $69,000 of retainage balances.

New Facility

In 2002, the Company began construction of a new facility. In March 2003, the Company entered into a financing agreement with the Vermont Economic Development Authority (VEDA) regarding the purchase, construction, sale, and lease of a new facility.

In March 2003, a condominium association, Northern Power Systems Commercial Condominium Association, Inc. (NPS Condo Association), was formed for the purpose of managing the land, building, and improvements related to the new facility. The Company owns 50% of the NPS Condo Association and has the ability to exercise significant influence over the NPS Condo Association. The

Company transferred certain property and development rights under NPS Condo Assoc to the Central Vermont Economic Development Corporation (CVEDC). In consideration, CVEDC secured a $2,790,000 loan from VEDA to complete the facility and lease back such facility to the Company. The terms of the lease include an initial term of ten years, lease payments equal to the debt payments plus an administrative fee, and a purchase option for the Company equal to the outstanding loan amount. The Company has guaranteed the CVEDC loan, is responsible for all cost overruns in relation to construction of the new facility, is required to maintain certain levels of insurance over the facility, is required to maintain $150,000 of restricted cash for performance under the agreements and indemnifies CVEDC from liability or lawsuit relating to the facility. At June 30, 2003, approximately $1.57 million is outstanding under the loan and is classified as long-term. Upon completion, the facility will be accounted for as a capital lease.

State Income and Sales Tax Accruals

At June 30, 2003 and December 31, 2002, the Company has recorded, within current liabilities, tax accruals of approximately $655,000 for certain state income and sales tax contingencies for which there may be exposure. The determination of the amounts of these accruals requires significant judgment. The assumptions used in determining the estimates of these accruals are subject to change and the actual amounts could be greater or less than the accrued amount.

7. RELATED PARTIES

The Company engages Paul F. Koeppe, a stockholder and member of the board of directors of the Company, as a consultant on general business strategy and intellectual property protection issues. Consulting fees for Mr. Koeppe for the six-month periods ended June 30, 2003 and 2002 were $4,000 and $11,600, respectively.

The Company’s Chairman of the Board, Robert W. Shaw, Jr., is also the Chairman of the Board of Proton Energy Systems, Inc.

Annex A

AGREEMENT AND PLAN OF CONTRIBUTION AND MERGER

BY AND AMONG

PROTON ENERGY SYSTEMS, INC.,

DISTRIBUTED ENERGY SYSTEMS CORP.,

PES-1 MERGER SUB, INC.,

PES-2 MERGER SUB, INC.,

AND

NORTHERN POWER SYSTEMS, INC.

May 22, 2003

AGREEMENT AND PLAN OF CONTRIBUTION AND MERGER

Agreement entered into as of May 22, 2003 by and among Proton Energy Systems, Inc., a Delaware corporation (“Parent”), PES New Parent, Inc.., a Delaware corporation and a wholly-owned subsidiary of Parent (“New Parent”), PES-1 Merger Sub, Inc., a Delaware corporation and a wholly-owned subsidiary of New Parent (“Merger Sub I”), PES-2 Merger Sub, Inc., a Delaware corporation and a wholly-owned subsidiary of New Parent (“Merger Sub II”) and Northern Power Systems, Inc., a Delaware corporation (the “Company”). All terms not otherwise defined herein shall have the meanings ascribed to them in Article VIII hereof.

A. The respective Boards of Directors of the Company and Merger Sub I have each duly approved the merger of Merger Sub I and the Company on the terms and subject to the conditions of this Agreement (the “Company Merger”), as a result of which the Company will become a wholly owned subsidiary of New Parent. New Parent, as the sole stockholder of Merger Sub I, has duly approved the Company Merger and the board of directors of the Company has duly resolved to recommend approval of the Company Merger by its stockholders.

B. The respective Boards of Directors of Parent and Merger Sub II have each duly approved the merger of Merger Sub II and Parent on the terms and subject to the conditions of this Agreement (the “Parent Merger”), as a result of which Parent will become a wholly-owned subsidiary of New Parent. New Parent, as the sole stockholder of Merger Sub II, has duly approved the Parent Merger and the Board of Directors of Parent has duly resolved to recommend approval of the Parent Merger by its stockholders.

C. For United States federal income tax purposes, it is intended that the formation of New Parent and the Mergers to effectuate the contribution of all of the outstanding shares of Common Stock of the Company and Parent to New Parent constitute an exchange under Section 351 of the Internal Revenue Code of 1986, as amended (the “Code”), and that Parent Merger also constitute a reorganization within the meaning of Section 368 of the Code.

NOW, THEREFORE, in consideration of the premises and the mutual covenants herein contained and for other good and valuable consideration the receipt and adequacy of which are hereby acknowledged, Parent, New Parent, Merger Sub I, Merger Sub II and the Company hereby agree as follows:

ARTICLE I

THE MERGERS

1.1 The Mergers. Subject to and upon the terms and conditions of this Agreement, at the Effective Time (as hereinafter defined) (i) Merger Sub I shall be merged with and into the Company in accordance with this Agreement and the applicable provisions of the Delaware General Corporation Law, the separate corporate existence of Merger Sub I shall cease and the Company shall continue as the surviving corporation and as a wholly-owned subsidiary of New Parent, and (ii) Merger Sub II shall be merged with and into Parent in accordance with this Agreement and the applicable provisions of the Delaware General Corporation Law, the separate corporate existence of Merger Sub II shall cease and Parent shall continue as the surviving corporation and as a wholly-owned subsidiary of New Parent. The Company Merger and the Parent Merger are herein collectively referred to as the “Mergers” and each individually as a “Merger.” The Company and Parent, as the surviving corporations after the Mergers, are herein sometimes collectively referred to as the “Surviving Corporations” and each individually as a “Surviving Corporation.” Merger Sub I and Merger Sub II are herein sometimes collectively referred to as the “Merger Subsidiaries” and each individually as a “Merger Subsidiary.” Parent, New Parent, the Company, Merger Sub I and Merger Sub II are herein referred to collectively as the “Parties” and each individually as a “Party.”

1.2 Effective Time. As promptly as practicable after the satisfaction or waiver of the conditions set forth in Article VI hereof, the Parties shall cause the Mergers to be consummated concurrently by filing Certificates of Merger with the Secretary of State of the State of Delaware with respect to the Mergers, in such form as required by, and executed in accordance with, the relevant provisions of the Delaware General Corporation Law (the time of the later of such filings to occur being the “Effective Time”).

1.3 Effect of the Merger. At the Effective Time, each of the Company and Parent shall continue its corporate existence under the laws of the State of Delaware and the Mergers shall have the effects set forth in Section 259 of the Delaware Law.

1.4 Further Actions. If, at any time after the Effective Time, either of the Surviving Corporations shall consider or be advised that any deeds, bills of sale, assignments, assurances or any other actions or things are necessary or desirable to continue in, vest, perfect or confirm of record or otherwise in such Surviving Corporation its right, title or interest in, to or under any of the rights, properties, privileges, franchises or assets of either of its constituent corporations or otherwise to carry out this Agreement, the officers and directors of such Surviving Corporation shall be directed and authorized to execute and deliver, in the name and on behalf of any of such constituent corporations or the Merger Subsidiaries, all such deeds, bills of sale, assignments and assurances and to take and do, in the name and on behalf of each of such corporations or otherwise, all such other actions and things as may be necessary or desirable to vest, perfect or confirm any and all right, title and interest in, to and under such rights, properties, privileges, franchises or assets in such Surviving Corporation or otherwise to carry out this Agreement.

1.5 Certificate of Incorporation; Bylaws; Directors and Officers. Unless otherwise agreed by Parent and the Company before the Effective Time, at the Effective Time:

(i) The respective Certificates of Incorporation of each of the Company and Parent as in effect immediately prior to the Effective Time shall be the Certificates of Incorporation of the Company and Parent as Surviving Corporations (except that the Certificate of Incorporation of Parent shall be amended by virtue of Parent Merger to change the name of Parent, in each case until thereafter amended as provided by law and such Certificates of Incorporation.

(ii) The respective Bylaws of each of the Merger Subsidiaries in each case as in effect immediately prior to the Effective Time, shall be the Bylaws of the Company and Parent, respectively, as a Surviving Corporation in each case until thereafter amended as provided by law and the Certificate of Incorporation of such Surviving Corporation and such Bylaws; and

(iii) (x) The directors of Merger Sub I and Merger Sub II immediately prior to the Effective Time shall be the directors of the Company and Parent, respectively, as the respective Surviving Corporations from and after the Effective Time, in each case until their successors are elected or appointed and qualified or until their resignation or removal; and (y) the officers of Parent and Company immediately prior to the Effective Time shall be the officers of Parent and the Company, respectively, as the respective Surviving Corporations from and after the Effective Time, in each case until their successors are elected or appointed and qualified or until their resignation or removal.

1.6 Corporate Identity. The Company and Parent agree that immediately after the Effective Time, the corporate name of New Parent shall be changed (and the Company and Parent agree that they shall take such actions in connection with the consummation of the transactions contemplated by this Agreement as may be necessary to ensure that such name change may be effected without further action by the stockholders of New Parent immediately following the consummation of the Mergers).

ARTICLE II

CONVERSION OF SECURITIES

2.1 Conversion of Securities - The Company Merger.

(a) At the Effective Time, by virtue of the Company Merger and without any action on the part of Merger Sub I, the Company, the Surviving Corporation of the Company Merger or the holder of any of the following securities:

(i) subject to Section 2.1(c), each Common Share or Common Share Equivalent issued and outstanding immediately prior to the Effective Time (other than Series D Shares held by Electing Series D Holders (as defined below), Common Shares to be cancelled pursuant to clause (iii) below and any Dissenting Shares (as defined below)) shall be cancelled and extinguished and be converted into and become a right to receive (without interest thereon) (x) an amount of cash equal to the quotient obtained by dividing (1) $15,128,000 by (2) the aggregate number of Common Shares and Common Share Equivalents then outstanding (the “Common Cash Consideration”), (y) the number of shares of New Parent Common Stock, $.01 par value per share (“New Parent Common Stock”) equal to the Share Exchange Ratio (as defined below), and (z) cash in lieu of fractional shares as contemplated by Section 2.1(i). In addition, each holder of such Common Shares and Common Share Equivalents being converted pursuant to this Section 2.1(a)(i) shall receive a Warrant (“Warrant”) in the form of Exhibit A to purchase a number of shares of New Parent Common Stock equal to the product of the Warrants Per Share multiplied by such holder’s Common Shares and Common Share Equivalents being so converted.

The term “Share Exchange Ratio” means the quotient obtained by dividing (A) the quotient of (1) the difference between (a) $27,500,000 minus (b) the aggregate Cash Consideration minus (c) the product of the Series D Cash and Warrant and Option Consideration multiplied by the number of Common Shares issuable upon the exercise of then outstanding Options, divided by (2) the Average Closing Price, by (B) the difference between (1) the aggregate number of Common Shares and Common Share Equivalents then outstanding minus (2) the aggregate Series D Cash and Warrant Election Shares minus (3) the aggregate Series D Cash Election Shares.

The term “Average Closing Price” means the average of the closing prices of Parent Common Stock on the Nasdaq National Market (as reported in The Wall Street Journal or, if not reported thereby, any other authoritative source) during the ten most recent trading days on which shares of Parent Common Stock actually traded ending three trading days prior to the Closing Date; provided, that if the average so computed is $1.50 or less, the Average Closing Price shall be $1.50 and if the average so computed is $3.00 or more, the Average Closing Price shall be $3.00;

(ii) each Series D Share held by an Electing Series D Holder shall be converted into and become a right to receive (without interest thereon) $5.84 in cash (the “Series D Cash Consideration”) or, at the election of the holder as provided in and subject to the limitations set forth in this Agreement (without interest thereon), (x) the Series D Cash and Warrant and Option Consideration, and (y) a Warrant in the form of Exhibit A to purchase a number of shares of New Parent Common Stock equal to the product of the Warrants Per Share for Series D Cash and Warrant Electors multiplied by such holder’s Series D Shares being so converted (the Common Cash Consideration, the Series D Cash Consideration and the Series D Cash and Warrant and Option Consideration are referred to collectively herein as the “Cash Consideration;” the consideration referred to in Section 2.1(a)(i)(w)-(z) and this Section 2.1(a)(ii) and the Warrants referred to in Section 2.1(e) are referred to collectively herein as the “Company Merger Consideration”).

(iii) each Company Share that is issued and outstanding immediately prior to the Effective Time and owned by New Parent, either Merger Subsidiary or the Company shall be cancelled and retired, and no payment shall be made with respect thereto; and

(iv) each share of Merger Sub I’s capital stock issued and outstanding immediately prior to the Effective Time shall be converted into and become one validly issued, fully paid and nonassessable share of common stock of the Surviving Corporation of the Company Merger.

(b) The Company Stockholders shall be entitled to receive as of the Closing 85% of the Cash Consideration into which their Common Shares, Common Share Equivalents or Series D Shares were converted pursuant to Section 2.1(a) and 85% of the shares of New Parent Common Stock into which their Common Shares, Common Share Equivalents or Series D Shares were converted pursuant to 2.1(a); the remaining 15% of the Cash Consideration (the “Escrow Cash”) and 15% of the shares of New Parent Common Stock into which such Common Shares, Common Share Equivalents or Series D Shares were converted pursuant to Section 2.1(a), rounded to the nearest whole number (the “Escrow Shares”), shall be deposited in escrow pursuant to Section 2.4 and shall be held and disposed of in accordance with the terms of the Escrow Agreement.

(c) Notwithstanding Section 2.1(a), Company Shares outstanding immediately prior to the Effective Time and held by a holder who, acting in accordance with Section 262 of the Delaware General Corporation Law, (i) prior to the special meeting at which the Company’s stockholders vote to approve the Company Merger has delivered to the Company written notice of such holder’s intention to demand payment for his Company Shares if the Company Merger is effectuated and (ii) has not voted in favor of the Merger (“Dissenting Shares”), shall not be converted into a right to receive the Company Merger Consideration, unless such holder withdraws or otherwise loses his right to demand payment for his Company Shares. If after the Effective Time such holder withdraws or loses his right to demand payment for his Company Shares, such Company Shares shall be treated as if they had been converted as of the Effective Time into the right to receive the Company Merger Consideration payable in respect of such Company Shares pursuant to Section 2.1(a) and 2.1(b).

(d) The Company shall give New Parent and Merger Sub I prompt notice of any demands for payment, or notices of intent to demand payment, received by the Company with respect to Company Shares, and New Parent and Merger Sub I shall have the right to participate in (and control) all negotiations and proceedings with respect to such demands. The Company shall not, except with the prior written consent of New Parent or as otherwise required by law, make any payment with respect to, or settle, or offer to settle, any such demands.

(e) As of the Effective Time, all Options, whether vested or unvested, and the Option Plan, insofar as it relates to Options outstanding under such Option Plan as of the Closing, shall be assumed by New Parent. Immediately after the Effective Time, each Option outstanding immediately prior to the Effective Time shall be deemed to constitute an option to acquire, on the same terms and conditions as were applicable under such Option at the Effective Time (except insofar as such terms and conditions are modified to reflect the adjustments described in this Section 2.1(e)), such number of shares of New Parent Common Stock as is equal to the number of Common Shares subject to the unexercised portion of such Option multiplied by the Option Conversion Ratio (with any fraction resulting from such multiplication to be rounded down to the nearest whole number). The exercise price per share of each such assumed Option shall be equal to the exercise price of such Option immediately prior to the Effective Time, divided by the Option Conversion Ratio (rounded up to the nearest whole cent). The term, exercisability, vesting schedule, status as an “incentive stock option” under Section 422 of the Code, if applicable, and all of the other terms of the Options shall otherwise remain unchanged. The “Option Conversion Ratio” shall be the quotient obtained by dividing the Series D Cash and Warrant and Option Consideration by the Average Closing Price. Each holder of an Option will also receive a Warrant in the form of Exhibit A to purchase a number of shares of New Parent Common Stock equal to the product of the Warrants Per Share multiplied by the number of Common Shares subject to such holder’s Option. The lesser of (a) all of the Warrants to be received by a holder of an Option or (b) Warrants with an aggregate Warrant Value equal to 15% of the Total Option Consideration to be received by the holder of an Option shall be deposited into escrow at the closing pursuant to Section 2.4 and shall be held and disposed of in accordance with the terms of the Escrow Agreement. Such Warrants placed in escrow shall be referred to herein as the “Escrow Warrants.”

(f) As soon as practicable after the Effective Time, New Parent shall deliver to the holders of Options appropriate notices setting forth such holders’ rights pursuant to such Options, as amended by this Section 2.1, and the agreements evidencing such Options shall continue in effect on the same terms and conditions (subject to the amendments provided for in this Section 2.1 and such notice). No such holder shall have the right to receive any shares of New Parent Common Stock in respect of such Option except to the extent such Option is exercised.

(g) New Parent shall take all corporate action necessary to reserve for issuance a sufficient number of shares of New Parent Common Stock for delivery upon exercise of the Warrants and the Options assumed in accordance with this Section 2.1. At the Effective Time, New Parent shall file a Registration Statement on Form S-8 (or any successor form) under the Securities Act with respect to all shares of New Parent Common Stock subject to such Options that may be registered on a Form S-8, and shall use its Reasonable Best Efforts to maintain the effectiveness of such Registration Statement for so long as such Options remain outstanding.

(h) The Company shall terminate all Company Stock Plans other than the Option Plan as of the Effective Time.

(i) No fractional shares of New Parent Common Stock shall be issued upon the surrender for exchange of Certificates, no dividend or distribution of the New Parent Common Stock shall relate to such fractional share interests and such fractional share interests will not entitle the owner thereof to vote or to any rights of a stockholder of New Parent. As promptly as practicable following the Effective Time, New Parent shall pay to each record holder of Company Shares an amount in cash, if any, equal to the product obtained by multiplying (i) the fractional share interest to which such holder (after taking into account all Company Shares held at the Effective Time by such holder) would otherwise be entitled by (ii) the Average Closing Price.

(j) From and after the Effective Time, no Company Shares shall be deemed to be outstanding, and holders of Certificates shall cease to have any rights with respect thereto, except as provided herein or by law.

(k) At the Effective Time, the stock transfer books of the Company shall be closed and no transfer of Company Shares shall thereafter be made. If, after the Effective Time, certificates are presented to New Parent or the Surviving Corporation of the Company Merger, they shall be cancelled and exchanged for Company Merger Consideration, subject to applicable law in the case of Dissenting Shares.

(l) If New Parent is required by applicable withholding tax requirements to withhold amounts from the Company Merger Consideration, it shall do so and such withheld amounts shall be treated for all purposes of this Agreement as having been paid to the holder of the Common Shares, Common Share Equivalents or Series D Shares in respect of which such deductions and withholdings were made.

(m) For purposes of this Agreement, if, after the date of this Agreement and on or prior to the Closing Date, the outstanding shares of New Parent Common Stock or Company Common Stock shall be changed into a different number of shares by reason of any reclassification, recapitalization, stock split, reverse stock split, combination or exchange of shares or any dividend within such period, or any similar event shall occur, the Share Exchange Ratio and Option Conversion Ratio shall be adjusted accordingly to provide to the shareholders of the Company in the aggregate the same economic effect as contemplated by this Agreement absent such reclassification, recapitalization, stock split, reverse stock split, combination, exchange, dividend or similar event.

2.2 Conversion of Securities - Parent Merger. At the Effective Time, by virtue of the Parent Merger and without any action on the part of Merger Sub II, Parent, the Surviving Corporation of Parent Merger or the holder of any of the following securities:

(a) each share of Parent Common Stock (“Parent Shares”), issued and outstanding immediately prior to the Effective Time (other than Parent Shares to be cancelled pursuant to clause (ii) below) shall be converted into and become one fully paid and nonassessable share of New Parent Common Stock (the “Parent Merger Consideration”);

(b) each Parent Share that is issued and outstanding and owned by Parent, New Parent or Merger Sub II shall be cancelled and retired, and no shares of New Parent Common Stock shall be issued with respect thereto; and

(c) each share of Merger Sub II’s capital stock issued and outstanding immediately prior to the Effective Time shall be converted into and become one validly issued, fully paid and nonassessable share of common stock of the Surviving Corporation of the Parent Merger.

2.3 Cancellation of Certain New Parent Stock; Other Matters Affecting New Parent Common Stock.

(a) At the Effective Time, the shares of New Parent Common Stock held by Parent shall be redeemed, cancelled and retired and all consideration paid by Parent in respect thereof shall be returned. No shares of stock or other securities of New Parent or any other corporation shall be issuable, and no other payment or consideration shall be made, with respect to such shares of New Parent Common Stock.

(b) At the Effective Time, New Parent shall assume all stock options and warrants of Parent issued and outstanding immediately prior to the Effective Time and such assumed options and warrants will be exercisable for the same exercise price and for the same number of shares of New Parent Common Stock as previously applied to Parent Common Stock. The adjustments provided herein with respect to any options which are “incentive stock options” (as defined in Section 422 of the Code) shall be effected in a manner consistent with Section 424(a) of the Code.

2.4 Escrow.

(a) On the Closing Date, New Parent shall (i) deposit with the Escrow Agent an amount equal to 15% (rounded to the nearest $.01) of the aggregate Cash Consideration payable pursuant to Section 2.1(a), (ii) deliver to the Escrow Agent a certificate (issued in the name of the Escrow Agent or its nominee) representing the Escrow Shares issuable pursuant to Section 2.1(b), and (iii) deliver to the Escrow Agent a Warrant (issued in the name of the Escrow Agent or its nominee) representing the Escrow Warrants issuable pursuant to Section 2.1(e), for the purpose of securing the indemnification obligations of the Company Stockholders and Company Optionholders set forth in this Agreement. The Escrow Cash, Escrow Shares and Escrow Warrants shall be held by the Escrow Agent under the Escrow Agreement pursuant to the terms thereof. The Escrow Shares shall be held as a trust fund and shall not be subject to any lien, attachment, trustee process or any other judicial process of any creditor of any party, and shall be held and disbursed solely for the purposes and in accordance with the terms of the Escrow Agreement.

(b) The adoption of this Agreement and the approval of the Company Merger by the stockholders of the Company shall constitute approval of the Escrow Agreement and of all of the arrangements relating thereto, including the placement of the Escrow Cash, Escrow Shares and Escrow Warrants in escrow and the appointment of the Indemnification Representatives.

2.5 Election and Exchange Procedures.

(a) Appropriate and customary transmittal materials, which shall specify that delivery shall be effected and risk of loss and title to the Certificates shall pass only upon proper delivery of such Certificates to New Parent, in such form as Company and Parent shall mutually agree shall be mailed on the Mailing Date (as defined below) to each holder of record of Company Shares as of a record date which shall be the same date as the record date for eligibility to vote on the Company Merger. In addition, each Series D Holder shall receive a Series D Election Form (the “Election Form”). The “Mailing Date” shall be the date on which proxy materials relating to the Company Merger are mailed to holders of shares of Company Shares.

(b) Each Election Form shall entitle the holder of Series D Shares to elect to receive payment for such shares pursuant to Section 2.1(a)(ii) in lieu of Section 2.1(a)(i). Any holder of Series D Shares who elects to receive payment for such shares pursuant to Section 2.1(a)(ii) is referred to in this Agreement as an “Electing Series D Holder.” Each Electing Series D Holder shall elect to receive either Series D Cash Consideration (a “Series D Cash Election”) or Series D Cash and Warrant and Option Consideration and Warrants (a “Series D Cash and Warrant Election”) for such holder’s Series D Shares. Series D Shares as to which a Series D Cash Election is made are referred to herein as “Series D Cash Election Shares.” Series D Shares as to which a Series D Cash and Warrant Election is made are referred to herein as “Series D Cash and Warrant Election Shares.”

(c) To be effective, a properly completed Election Form shall be submitted to New Parent or the Company no later than the date scheduled for the Requisite Stockholder Approval (or such other time and date as the Company and New Parent may mutually agree) (the “Election Deadline”). An election shall have been properly made only if New Parent shall have actually received a properly completed Election Form by the Election Deadline. An Election Form shall be deemed properly completed only if accompanied by one or more Certificates (or customary affidavits and indemnification regarding the loss or destruction of such Certificates or the guaranteed delivery of such Certificates) representing all Company Shares covered by such Election Form, together with duly executed transmittal materials included with the Election Form. Any Series D Holder may at any time prior to the Election Deadline change his or its election by written notice received by New Parent prior to the Election Deadline accompanied by a properly completed and signed revised Election Form. Any Series D Holder may, at any time prior to the Election Deadline, revoke his or its election by written notice received by New Parent prior to the Election Deadline or by withdrawal prior to the Election Deadline of his or its Certificates, or of the guarantee of delivery of such Certificates, previously deposited with New Parent. All elections shall be revoked automatically if this Agreement is terminated. If a Series D Holder either (i) does not submit a properly completed Election Form by the Election Deadline, or (ii) revokes his or its Election Form prior to the Election Deadline and does not submit a new properly executed Election Form prior to the Election Deadline, such Company Stockholder shall not be deemed to be an Electing Series D Holder. New Parent shall cause the Certificates representing Company Shares described in clause (ii) of the preceding sentence to be promptly returned without charge to the person submitting the Election Form upon written request to that effect from the person who submitted the Election Form.

(d) Appropriate transmittal materials (the “Letter of Transmittal”) in a form satisfactory to New Parent and the Company shall be mailed within three (3) business days after the Effective Time to each holder of record of Company Shares as of the Effective Time who did not previously submit such materials. A Letter of Transmittal will be deemed properly completed only if accompanied by Certificates or customary affidavits and indemnifications regarding the loss or destruction of such Certificates or customary affidavits and indemnifications regarding the loss or destruction of such Certificates representing all Company Shares to be converted thereby.

(e) The Letter of Transmittal shall (i) specify that delivery shall be effected, and risk of loss and title to the Certificates shall pass, only upon delivery of the Certificates to New Parent, (ii) be in a form and contain any other provisions as New Parent and the Company may reasonably determine, (iii) include a completed Investor Representation Letter in the form attached hereto as Exhibit B, and (iv) include instructions for use in effecting the surrender of the Certificates in exchange for the Merger Consideration. Upon the proper surrender of the Certificates to New Parent, together with a properly completed and duly executed Letter of Transmittal, the holder of such Certificates shall be entitled to receive in exchange therefor (x) a Certificate representing that number of whole shares of New Parent Common Stock that such holder has the right to receive pursuant to Section 2.1, if any, (y) a check in the amount equal to the cash that such holder has the right to receive pursuant to Section 2.1, if any (including any cash in lieu of fractional shares, if any, that such holder has the right to receive pursuant to Section 2.1(i)), and (z) a Warrant covering the number of Warrant Shares allocable to such holder under this Agreement. As soon as practicable following receipt of the properly completed Letter of Transmittal and any necessary accompanying documentation, New Parent shall distribute New Parent Common Stock, cash and Warrants, as provided herein.

ARTICLE III

REPRESENTATIONS AND WARRANTIES OF THE COMPANY

Except as disclosed in the Disclosure Schedule, the Company represents and warrants to Parent, New Parent and the Merger Subsidiaries as set forth in this Article III. All items disclosed in any one section of the Disclosure Schedule are deemed to be disclosed for purposes of any other section of the Disclosure Schedule contained herein. For purposes of this Agreement, the phrase “to the knowledge of the Company” or any phrase of similar import shall be deemed to refer to the actual knowledge of the executive officers of the Company, as well as any other knowledge which such executive officers would have possessed had they made reasonable inquiry of appropriate employees and agents of the Company with respect to the matter in question.

3.1 Organization, Qualification and Corporate Power. The Company is a corporation duly organized, validly existing and in corporate and tax good standing under the laws of the State of Delaware. The Company is duly qualified to conduct business and is in corporate and tax good standing under the laws of each jurisdiction listed in Section 3.1 of the Disclosure Schedule, which jurisdictions constitute the only jurisdictions in which the nature of the Company’s businesses or the ownership or leasing of its properties requires such qualification, except where the failure to be so qualified or in good standing would not reasonably be expected to have a Company Material Adverse Effect. The Company has all requisite corporate power and authority to carry on the businesses in which it is engaged and to own and use the properties owned and used by it. The Company has provided or made available to Parent at the Company’s principal place of business complete and accurate copies of its Certificate of Incorporation and Bylaws. The Company is not in default under or in violation of any material provision of its Certificate of Incorporation or Bylaws.

3.2 Capitalization.

(a) The authorized capital stock of the Company consists of (i) 10,000,000 Common Shares, of which, as of the date of this Agreement, 97,200 shares were issued and outstanding and no shares were held in the treasury of the Company, and (ii) 4,000,000 Preferred Shares, of which (A) 129,643 shares have been designated as Series A-1 Nonvoting Convertible Preferred Stock, all of which, as of the date of this Agreement, were issued and outstanding, (B) 758,850 shares have been designated as Series B Convertible Preferred Stock, all of which as of the date of this Agreement, were issued and outstanding, (C) 1,060,000 shares have been designated as Series C Convertible Preferred Stock, all of which, as of the date of this Agreement, were issued and outstanding, and (D) 2,000,000 shares have been designated as Series D Convertible Stock, all of which, as of the date of this Agreement, were issued and outstanding.

(b) Section 3.2 of the Disclosure Schedule sets forth a complete and accurate list, as of the date of the Agreement, of the holders of capital stock of the Company, showing the number of shares of capital stock, and the class or series of such shares, held by each stockholder and (for shares other than Common Stock) the number of Common Shares (if any) into which such shares are convertible. No Common Shares are subject to repurchase under any stock restriction agreement. All of the issued and outstanding shares of capital stock of the Company have been duly authorized and validly issued and are fully paid and nonassessable. All of the issued and outstanding shares of capital stock of the Company have been offered, issued and sold by the Company in compliance with all applicable federal and state securities laws.

(c) Section 3.2 of the Disclosure Schedule sets forth a complete and accurate list, as of the date of this Agreement of: (i) all Company Stock Plans, indicating for each Company Stock Plan the number of Common Shares issued to date under such Plan, the number of Common Shares subject to outstanding options under such Plan and the number of Common Shares reserved for future issuance under such Plan; and (ii) all holders of outstanding Options, indicating with respect to each Option the Company Stock Plan under which it was granted, the number of Common Shares subject to such Option, the exercise price, the date of grant, and the vesting schedule (including any acceleration provisions with respect thereto). The Company has provided or made available to Parent at the Company’s principal place of business complete and accurate copies of all Company Stock Plans and forms of all stock option agreements evidencing Options. All of the shares of capital stock of the Company subject to Options will be, upon issuance pursuant to the exercise of such instruments, duly authorized, validly issued, fully paid and nonassessable. The Company has no outstanding warrants.

(d) Except as set forth in the Certificate of Incorporation of the Company, this Section 3.2 or in Section 3.2 of the Disclosure Schedule, (i) no subscription, warrant, option, convertible security or other right (contingent or otherwise) to purchase or acquire any shares of capital stock of the Company is authorized or outstanding, (ii) the Company has no obligation (contingent or otherwise) to issue any subscription, warrant, option, convertible security or other such right, or to issue or distribute to holders of any shares of its capital stock any evidences of indebtedness or assets of the Company, (iii) the Company has no obligation (contingent or otherwise) to purchase, redeem or otherwise acquire any shares of its capital stock or any interest therein or to pay any dividend or to make any other distribution in respect thereof, and (iv) there are no outstanding or authorized stock appreciation, phantom stock or similar rights with respect to the Company.

(e) Except as set forth in Section 3.2 of the Disclosure Schedule, there is no agreement, written or oral, between the Company and any holder of its securities, relating to the sale or transfer (including agreements relating to rights of first refusal, co-sale rights or “drag-along” rights), registration under the Securities Act, or voting, of the capital stock of the Company.

3.3 Authorization of Transaction. The Company has all requisite power and authority to execute and deliver this Agreement and to perform its obligations hereunder. The execution and delivery by the Company of this Agreement and, subject to obtaining the Requisite Stockholder Approval, the consummation by the Company of the transactions contemplated hereby have been duly and validly authorized by all necessary corporate action on the part of the Company. Without limiting the generality of the foregoing, the Board of Directors of the Company, at a meeting duly called and held, by the affirmative vote of the directors (i) determined that as of the date of this Agreement, the Company Merger is fair and in the best interests of the Company and its stockholders, (ii) adopted this Agreement in accordance with the provisions of the Delaware General Corporation Law, and (iii) directed that, as of the date of this Agreement, this Agreement and the Company Merger be submitted to the stockholders of the Company for their adoption and approval and as of the date of this Agreement, resolved to recommend that the stockholders of the Company vote in favor of the adoption of this Agreement and the approval of the Company Merger. This Agreement has been duly and validly executed and delivered by the Company and constitutes a valid and binding obligation of the Company, enforceable against the Company in accordance with its terms, except to the extent that enforcement of the rights and remedies created thereby is subject to bankruptcy, insolvency, reorganization, moratorium and other similar laws of general application affecting the rights and remedies of creditors and to general principles of equity (regardless of whether enforceability is considered in a proceeding in equity or at law).

3.4 Noncontravention. Subject to the filing of the Certificate of Merger with respect to the Company Merger as required by the Delaware General Corporation Law, except as set forth in Section 3.4 of the Disclosure Schedule, neither the execution and delivery by the Company of this Agreement, nor the consummation by the Company of the transactions contemplated hereby, will (a) conflict with or violate any provision of the Certificate of Incorporation or Bylaws of the Company, (b) require on the part of the Company any notice to or filing with, or any permit, authorization, consent or approval of, any Governmental Entity, (c) conflict with, result in a breach of, constitute (with or without due notice or lapse of time or both) a default under, result in the acceleration of obligations under, create in any party the right to terminate, modify or cancel, or require any notice, consent or waiver under, any contract or instrument to which the Company is a party or by which the Company is bound or to which any of its assets is subject, (d) result in the imposition of any material Security Interest upon any assets of the Company or (e) violate any order, writ, injunction, decree, statute, rule or regulation applicable to the Company or any of its properties or assets.

3.5 Subsidiaries. The Company has no Subsidiaries and does not, directly or indirectly, own any capital stock, equity interest or investment in or control, directly or indirectly, any other corporation, association or business entity.

3.6 Financial Statements. The financial statements set forth in Section 3.6 of the Disclosure Schedule (the “Unaudited Financial Statements”) have been prepared in accordance with GAAP, fairly present the consolidated financial condition and results of operations of the Company as of the date thereof in all material respects and for the period referred to therein, and are consistent with the books and records of the Company, provided, however, that the Unaudited Financial Statements contain only a balance sheet and income statement and do not contain a statement of cash flows, statement of changes in stockholder or equity or footnotes. Section 5.4 contains provisions that affect this representation which become effective upon the delivery of the Financial Statements pursuant to Section 5.18.

3.7 Absence of Certain Changes. Except as set forth in Section 3.7 of the Disclosure Schedule, since the Most Recent Balance Sheet Date, (a) there has occurred no event or development which, individually or in the aggregate, has had, or would reasonably be expected to have, a Company Material Adverse Effect, and (b) the Company has not taken any of the actions set forth in paragraphs (a) through (m) of Section 5.4.

3.8 Undisclosed Liabilities. To the Company’s knowledge, the Company has no liability (whether absolute or contingent, whether liquidated or unliquidated and whether due or to become due), except for (a) liabilities shown on the Most Recent Balance Sheet, (b) liabilities which have arisen since the Most Recent Balance Sheet Date in the Ordinary Course of Business, (c) contractual and other liabilities incurred in the Ordinary Course of Business which are not required by GAAP to be reflected on a balance sheet and (d) liabilities that individually or in the aggregate would not reasonably be likely to have a Company Material Adverse Effect.

3.9 Tax Matters.

(a) The Company has filed on a timely basis all material Tax Returns that it was required to file (except for Tax Returns for which the Company has presently effective extensions) and all such Tax Returns were complete and accurate in all material respects. The Company is not and has not since December 31, 1997 been a member of a group of corporations with which it has filed (or been required to file) consolidated, combined or unitary Tax Returns. The Company has paid on a timely basis all material Taxes that were due and payable, except for Taxes the Company has contested in good faith and for which the Company has established a proper reserve on the Most Recent Balance Sheet. The unpaid Taxes of the Company for tax periods through the Most Recent Balance Sheet Date do not materially exceed the accruals and reserves for Taxes (excluding accruals and reserves for deferred Taxes established to reflect timing differences between book and Tax income) set forth on the Most Recent Balance Sheet and will not materially exceed such accruals and reserves as adjusted for the passage of time through the Closing Date in accordance with the past custom and practice of the Company in filing its Tax Returns. Since the Most Recent Balance Sheet Date, the Company has not incurred any liability for Taxes arising from extraordinary gains or losses, as that term is used in GAAP, outside of the Ordinary Course of Business consistent with past custom and practice. The Company has no actual or potential liability for any material Tax obligation of any taxpayer (including any affiliated group of corporations or other entities that included the Company during a prior period) other than the Company under Treasury Regulation 1.1502-6 (or any similar provision of federal, state, local or foreign law), or as a transferee or successor, by contract or otherwise. All material Taxes that the Company is or was required by law to withhold or collect have been duly withheld or collected and, to the extent required, have been paid to the proper Governmental Entity, except for those Taxes the Company has contested in good faith and for which the Company has established a proper reserve on the Most Recent Balance Sheet. The Company has complied in all material respects with all information reporting and the backup withholding requirements including maintenance of the required records with respect thereto in connection with amounts paid to any employee, independent contractor, creditor or other third party.

(b) The Company has provided or made available to Parent at the Company’s principal place of business complete and accurate copies of all federal income Tax Returns, examination reports and statements of deficiencies assessed against or agreed to by the Company since December 31, 1997. The federal income Tax Returns of the Company have been audited by the Internal Revenue Service or are closed by the applicable statute of limitations for all taxable years through December 31, 1997. The Company has not received written notice of an examination or audit of any Tax Return of the Company by any Governmental Entity and, to the knowledge of the Company, no such examination or audit is threatened or contemplated. The Company has not been informed by any jurisdiction that the jurisdiction believes that the Company was required to file any Tax Return that was not filed. The Company has not waived any statute of limitations with respect to Taxes or agreed to an extension of time with respect to a Tax assessment or deficiency.

(c) The Company (i) is not a “consenting corporation” within the meaning of Section 341(f) of the Code, and none of the assets of the Company is subject to an election under Section 341(f) of the Code; and (ii) has not made any payment, is not obligated to make any payments and is not a party to any agreement that could obligate it to make any payments that may be treated as an “excess parachute payment” under Section 280G of the Code.

(d) To the Company’s knowledge, there is no basis for the assertion of any claim relating or attributable to Taxes, which, if adversely determined, would result in any Security Interest on the assets of the Company that could reasonably be expected to have a Company Material Adverse Effect.

(e) The Company has not participated in or cooperated with, nor will it, prior to the Closing Date, participate in or cooperate with, an international boycott within the meaning of Section 999 of the Code.

(f) The Company has disclosed on its federal income Tax Returns all positions taken therein that could give rise to a substantial understatement of federal income Tax within the meaning of Code Section 6662.

(g) The Company has not distributed stock of another corporation nor has its stock been distributed by another corporation in a transaction that would have purported or intended to be governed in whole or in part by Section 355 or Section 361 of the Code.

3.10 Assets. Except as disclosed in Section 3.10 of the Disclosure Schedule, the Company is the true and lawful owner, and has good title to, all of the assets (tangible or intangible) purported to be owned by the Company as reported on the Most Recent Balance Sheet, free and clear of all Security Interests. The Company owns or leases all tangible assets sufficient for the conduct of its businesses as presently conducted. Each such tangible asset is free from material defects, has been maintained in accordance with normal industry practice, is in good operating condition and repair (subject to normal wear and tear) and is suitable for the purposes for which it presently is used.

3.11 Owned Real Property. Section 3.11 of the Disclosure Schedule lists the property address of all Owned Real Property. With respect to each piece of Owned Real Property, except as set forth in Section 3.11 of the Disclosure Schedule:

(a) the Company has good and clear record and marketable title to such Owned Real Property, free and clear of any Security Interest, easement, environmental lien, environmental use restriction, covenant or other restriction, except for recorded easements, covenants and other non-environmental restrictions which do not impair the uses, occupancy or value of such Owned Real Property for its present uses;

(b) there are no (i) pending or, to the knowledge of the Company, threatened condemnation proceedings relating to such Owned Real Property or (ii) pending or, to the knowledge of the Company, threatened litigation or administrative actions relating to such Owned Real Property;

(c) there are no leases, subleases, licenses or agreements, written or oral, granting to any party or parties (other than the Company) the right of use or occupancy of any portion of such Owned Real Property;

(d) there are no outstanding options or rights of first refusal to purchase such Owned Real Property, or any portion thereof or interest therein; and

(e) the Company has received no notice of, and to the knowledge of the Company, there is no proposed or pending proceeding to change or redefine the zoning classification of all or any portion of such Owned Real Property.

3.12 Real Property Leases. Section 3.12 of the Disclosure Schedule lists all Leases and lists the term of such Lease, any extension and expansion options, and the rent payable thereunder. The Company has provided or made available to Parent at the Company’s principal place of business complete and accurate copies of the Leases. With respect to each Lease:

(a) such Lease is legal, valid, binding, enforceable (except to the extent that enforcement of the rights and remedies created thereby is subject to bankruptcy, insolvency, reorganization, moratorium and other similar laws of general application affecting the rights and remedies of creditors and to general principles of equity (regardless of whether enforceability is considered in a proceeding in equity or at law)) and in full force and effect;

(b) neither the Company nor, to the knowledge of the Company, any other party, is in breach or violation of, or default under, any such Lease, and to the knowledge of the Company, no event has occurred, is pending or, to the knowledge of the Company, is threatened, which, after the giving of notice, with lapse of time, or otherwise, would constitute a breach or default by the Company or, to the knowledge of the Company, any other party under such Lease;

3.13 Intellectual Property.

(a) Section 3.13(a) of the Disclosure Schedule lists (i) each material patent, patent application, copyright registration or application therefor, mask work registration or application therefor, and trademark, service mark and domain name registration or application therefor of the Company and (ii) each material Customer Deliverable of the Company.

(b) The Company owns or has the right to use all Intellectual Property necessary (i) to use, manufacture, have manufactured, market and distribute the Customer Deliverables and (ii) to operate the Internal Systems. Each material item of Company Intellectual Property will be owned or available for use by the Company immediately following the Closing on substantially identical terms and conditions as it was immediately prior to the Closing. The Company has taken reasonable measures to protect the proprietary nature of each material item of Company Intellectual Property, and to maintain in confidence all material trade secrets and confidential information, that it owns or uses. No other person or entity has any rights to any of the Company Intellectual Property owned by the Company (except pursuant to agreements or licenses specified in Section 3.13(d) of the Disclosure Schedule), and, to the knowledge of the Company, no other person or entity is infringing, violating or misappropriating any of the Company Intellectual Property.

(c) To the knowledge of the Company, none of the Customer Deliverables, or the marketing, distribution, provision or use thereof, infringes or violates, or constitutes a misappropriation of, any Intellectual Property rights of any person or entity. To the knowledge of the Company, none of the Internal Systems, or the use thereof, infringes or violates, or constitutes a misappropriation of, any Intellectual Property rights of any person or entity. Section 3.13(c) of the Disclosure Schedule lists any written complaint, claim, notice or threat received by the Company in the last three (3) years alleging any such infringement, violation or misappropriation; and the Company has provided or made available to Parent at the Company’s principal place of business complete and accurate copies of all written documentation in the possession of the Company relating to any such complaint, claim, notice or threat. The Company has provided or made available to Parent at the Company’s principal place of business complete and accurate copies of all written documentation in the Company’s possession relating to material claims or disputes known to the Company concerning any Company Intellectual Property.

(d) Section 3.13(d) of the Disclosure Schedule identifies each license or other agreement pursuant to which the Company has licensed, distributed or otherwise granted any rights to any third party with respect to, any Company Intellectual Property. Except as described in Section 3.13(d) of the Disclosure Schedule, the Company has not agreed to indemnify any person or entity against any infringement, violation or misappropriation of any Intellectual Property rights with respect to any Customer Deliverables.

(e) Section 3.13(e) of the Disclosure Schedule identifies each material item of Company Intellectual Property that is owned by a party other than the Company, and the license or agreement pursuant to which the Company uses it (excluding off-the-shelf software programs licensed by the Company pursuant to “shrink wrap” licenses).

(f) All of the material copyrightable materials incorporated in or bundled with the Customer Deliverables have been created by employees of the Company within the scope of their employment by the Company or by independent contractors of the Company who have executed agreements expressly assigning all right, title and interest in such copyrightable materials to the Company. No portion of such copyrightable materials was jointly developed with any third party.

(g) To the knowledge of the Company, the Customer Deliverables and the Internal Systems are free from significant defects or programming errors and conform in all material respects to the written documentation and specifications therefor.

3.14 Contracts.

(a) Section 3.14 of the Disclosure Schedule lists the following agreements (written or oral) to which the Company is a party as of the date of this Agreement:

(i) any agreement (or group of related agreements) involving more than $50,000 for the lease of personal property from or to third parties;

(ii) any agreement (or group of related agreements) in which the Company has granted manufacturing rights, “most favored nation” pricing provisions or marketing or distribution rights relating to any products or territory or has agreed to purchase a minimum quantity of goods or services or has agreed to purchase goods or services exclusively from a certain party;

(iii) any agreement concerning the establishment or operation of a partnership, joint venture or limited liability company;

(iv) any agreement (or group of related agreements) under which it has created, incurred, assumed or guaranteed (or may create, incur, assume or guarantee) indebtedness (including capitalized lease obligations) involving more than $50,000 or under which it has imposed (or may impose) a Security Interest on any of its assets, tangible or intangible;

(v) any agreement for the disposition of any significant portion of the assets or business of the Company (other than sales of products in the Ordinary Course of Business) or any agreement for the acquisition of the assets or business of any other entity (other than purchases of inventory or components in the Ordinary Course of Business);

(vi) any agreement concerning confidentiality or noncompetition;

(vii) any employment or consulting agreement;

(viii) any agreement under which the consequences of a default or termination would reasonably be expected to have a Company Material Adverse Effect;

(ix) any agreement which contains any provisions requiring the Company to indemnify any other party (excluding indemnities contained in agreements for the purchase, sale or license of products or provision of services or the agreements entered into in the Ordinary Course of Business);

(x) any agreement involving any current or former officer, director or stockholder of the Company or an Affiliate thereof; and

(xi) any other agreement (or group of related agreements) either involving more than $250,000 or not entered into in the Ordinary Course of Business.

(b) The Company has provided or made available to Parent at the Company’s principal place of business a complete and accurate copy of each agreement listed in Section 3.14 of the Disclosure Schedule. With respect to each agreement so listed: (i) the agreement is legal, valid, binding and enforceable (except to the extent that enforcement of the rights and remedies created thereby is subject to bankruptcy, insolvency, reorganization, moratorium and other similar laws of general application affecting the rights and remedies of creditors and to general principles of equity (regardless of whether enforceability is considered in a proceeding in equity or at law)) and in full force and effect; and (ii) neither the Company nor, to the knowledge of the Company, any other party, is in breach or violation of, or default under, any such agreement, and no event has occurred, is pending or, to the knowledge of the Company, is threatened, which, after the giving of notice, with lapse of time, or otherwise, would constitute a breach or default by the Company or, to the knowledge of the Company, any other party under such agreement.

3.15 Insurance. Section 3.15 of the Disclosure Schedule lists each insurance policy (including fire, theft, casualty, comprehensive general liability, workers compensation, business interruption, environmental, product liability and automobile insurance policies and bond and surety arrangements) to which the Company is a party, all of which are in full force and effect.

3.16 Litigation. There is no Legal Proceeding which is pending or has been threatened in writing against the Company which (a) seeks either damages in excess of $50,000 or equitable relief or (b) in any manner challenges or seeks to prevent, enjoin, alter or delay the transactions contemplated by this Agreement. There are no judgments, orders or decrees outstanding against the Company.

3.17 Warranties. No product or service manufactured, sold, leased, licensed or delivered by the Company is subject to any guaranty, warranty, right of return, right of credit or other indemnity other than (i) the applicable standard terms and conditions of sale or lease of the Company, which are set forth in Section 3.17 of the Disclosure Schedule and (ii) manufacturers’ warranties for which the Company has no liability. Section 3.17 of the Disclosure Schedule sets forth the estimated aggregate expenses incurred by the Company in fulfilling its obligations under its guaranty, warranty, right of return and indemnity provisions during the fiscal year covered by the Financial Statements; and the Company does not anticipate that such expenses will significantly increase as a percentage of sales in the future.

3.18 Employees.

(a) Section 3.18 of the Disclosure Schedule contains a list of all employees of the Company whose annual rate of compensation exceeds $50,000 per year, along with the position and the annual rate of compensation of each such person. Each current or past employee of the Company has entered into a confidentiality/assignment of inventions agreement with the Company, a copy or form of which has previously been provided or made available to Parent at its principal place of business. Section 3.18 of the Disclosure Schedule contains a list of all employees of the Company who are a party to a non-competition agreement with the Company; copies of such agreements have previously been provided to or made available to Parent at the Company’s principal place of business. All of the agreements referenced in the two preceding sentences will continue to be legal, valid, binding and enforceable (except to the extent that enforcement of the rights and remedies created thereby is subject to bankruptcy, insolvency, reorganization, moratorium and other similar laws of general application affecting the rights and remedies of creditors and to general principles of equity (regardless of whether enforceability is considered in a proceeding in equity or at law)) and in full force and effect immediately following the Closing in accordance with the terms thereof as in effect immediately prior to the Closing.

(b) The Company is not a party to or bound by any collective bargaining agreement, nor has it experienced any strikes, grievances, claims of unfair labor practices or other collective bargaining disputes. The Company has no knowledge of any organizational effort made or threatened, either currently or within the past two years, by or on behalf of any labor union with respect to employees of the Company.

3.19 Employee Benefits.

(a) Section 3.19(a) of the Disclosure Schedule contains a complete and accurate list of all Company Plans. Complete and accurate copies of (i) all Company Plans which have been reduced to writing, (ii) written summaries of all unwritten Company Plans, (iii) all related trust agreements, insurance contracts and summary plan descriptions, and (iv) all annual reports filed on IRS Form 5500, 5500C or 5500R and (for all funded plans) all plan financial statements for the last three plan years for each Company Plan, have been provided or made available to Parent at the Company’s principal place of business.

(b) Each Company Plan has been administered in all material respects in accordance with its terms and each of the Company and the ERISA Affiliates of the Company has in all material respects met its obligations with respect to each Company Plan and has made all required contributions thereto. Each Company Plan and, with respect to such Company Plan, the Company and each ERISA Affiliate of the Company are in compliance in all material respects with the provisions of ERISA and the Code and the regulations thereunder (including Section 4980 B of the Code, Subtitle K, Chapter 100 of the Code and Sections 601 through 608 and Section 701 et seq. of ERISA) currently applicable to such Company Plan. All filings and reports as to each Company Plan required to have been submitted to the Internal Revenue Service or to the United States Department of Labor have been duly submitted. No Company Plan has assets that include securities issued by the Company or any ERISA Affiliate of the Company.

(c) There are no Legal Proceedings (except claims for benefits payable in the normal operation of the Company Plans and proceedings with respect to qualified domestic relations orders) against or involving any Company Plan or asserting any rights or claims to benefits under any Company Plan that could give rise to any material liability.

(d) All the Company Plans that are intended to be qualified under Section 401(a) of the Code have received determination letters from the Internal Revenue Service to the effect that such Company Plans are qualified and the plans and the trusts related thereto are exempt from federal income taxes under Sections 401(a) and 501(a), respectively, of the Code, no such determination letter has been revoked and to the Company’s knowledge, revocation has not been threatened, and no such Company Plan has been amended since the date of its most recent determination letter or application therefor in any respect, and no act or omission has occurred, that would adversely affect its qualification.

(e) Neither the Company nor any ERISA Affiliate of the Company has ever maintained an Employee Benefit Plan subject to Section 412 of the Code or Title IV of ERISA.

(f) At no time has the Company or any ERISA Affiliate of the Company been obligated to contribute to any “multiemployer plan” (as defined in Section 4001(a)(3) of ERISA).

(g) No act or omission has occurred and no condition exists with respect to any Company Plan that would subject the Company or any ERISA Affiliate of the Company to (i) any material fine, penalty, tax or liability of any kind imposed under ERISA or the Code or (ii) any contractual indemnification or contribution obligation protecting any fiduciary, insurer or service provider with respect to any Company Plan.

(h) No Company Plan is funded by, associated with or related to a “voluntary employee’s beneficiary association” within the meaning of Section 501(c)(9) of the Code.

(i) Except for such limitations as are imposed by ERISA, the Code or other applicable law (including regulations) each Company Plan is amendable and terminable unilaterally by the Company at any time without liability or expense to the Company or such Company Plan as a result thereof (other than for benefits accrued through the date of termination or amendment and reasonable administrative expenses related thereto) and no Company Plan, plan documentation or agreement, summary plan description or other written communication distributed generally to employees by its terms prohibits the Company from amending or terminating any such Company Plan.

(j) Section 3.19(j) of the Disclosure Schedule discloses each: (i) agreement with any stockholder, director, executive officer or other key employee of the Company (A) the benefits of which are contingent, or the terms of which are altered, upon the occurrence of a transaction involving the Company of the nature of any of the transactions contemplated by this Agreement, (B) providing any term of employment or compensation guarantee or (C) providing severance benefits or other benefits after the termination of employment of such director, executive officer or key employee and (ii) agreement or plan binding the Company, including any stock option plan, stock appreciation right plan, restricted stock plan, stock purchase plan, severance benefit plan or Company Plan, any of the benefits of which will be increased, or the vesting of the benefits of which will be accelerated, by the occurrence of any of the transactions contemplated by this Agreement or the value of any of the benefits of which will be calculated on the basis of any of the transactions contemplated by this Agreement.

(k) Section 3.19(k) of the Disclosure Schedule sets forth the policy of the Company with respect to accrued vacation, accrued sick time and earned time off.

3.20 Environmental Matters.

(a) The Company has complied with all applicable Environmental Laws in all material respects. There is no pending or, to the knowledge of the Company, threatened civil or criminal litigation, written notice of violation, formal administrative proceeding, or investigation, inquiry or information request by any Governmental Entity, relating to any Environmental Law involving the Company.

(b) The Company has no material liabilities or obligations arising from the release of any Materials of Environmental Concern by the Company into the environment.

(c) The Company is not a party to or bound by any court order, administrative order, consent order or other agreement between the Company and any Governmental Entity entered into in connection with any legal obligation or liability arising under any Environmental Law.

(d) A complete and accurate copy of all environmental reports, investigations and audits relating to premises currently or previously owned or operated by the Company (whether conducted by or on behalf of the Company or a third party, and whether done at the initiative of the Company or directed by a Governmental Entity or other third party) which the Company has possession of or access to have been provided or made available to Parent at the Company’s principal place of business.

(e) The Company is not aware of any material environmental liability of any solid or hazardous waste transporter or treatment, storage or disposal facility that has been used by the Company.

3.21 Legal Compliance. The Company is currently conducting, and has at all times since December 31, 2000 conducted, its business in compliance with each applicable law (including rules and regulations thereunder) of any federal, state, local or foreign government, or any Governmental Entity, except for any violations or defaults that, individually or in the aggregate, have not had and would not reasonably be expected to have a Company Material Adverse Effect. The Company has not received any notice or communication from any Governmental Entity alleging noncompliance with any applicable law, rule or regulation.

3.22 Certain Business Relationships With Affiliates. No Affiliate of the Company (a) owns any property or right, tangible or intangible, which is used in the business of the Company, (b) to the knowledge of the Company, has any claim or cause of action against the Company, or (c) owes any money to, or is owed any money by, the Company. Any transactions or relationships between the Company and any Affiliate thereof which occurred or have existed since the beginning of the time period covered by the Financial Statements are described in the Disclosure Schedule.

3.23 Customers and Suppliers. Section 3.23 of the Disclosure Schedule sets forth a list of (a) each customer that accounted for more than 5% of the consolidated revenues of the Company during the last full fiscal year or the interim period through the Most Recent Balance Sheet Date and the amount of revenues accounted for by such customer during each such period and (b) each supplier that is the sole supplier of any significant product or service to the Company. No such customer or supplier has indicated within the past year that it will stop, or decrease the rate of, buying products or supplying products, as applicable, to the Company.

3.24 Permits. The Company has all material Permits that are required for the Company to conduct its business as presently conducted or as proposed to be conducted.

3.25 Brokers’ Fees. The Company has no any liability or obligation to pay any fees or commissions to any broker, financial advisor, finder or agent with respect to the transactions contemplated by this Agreement.

3.26 Books and Records. The minute books and other similar records of the Company contain materially complete and accurate records of all actions taken at any meetings of the Company’s stockholders, Board of Directors or any committee thereof and of all written consents executed in lieu of the holding of any such meeting. The books and records of the Company have been maintained in accordance with good business and bookkeeping practices.

3.27 Government Contracts.

(a) The Company has not been suspended or debarred from bidding on contracts or subcontracts with any Governmental Entity; to the Company’s knowledge, no such suspension or debarment has been threatened or initiated; and to the Company’s knowledge, the consummation of the transactions contemplated by this Agreement will not result in any such suspension or debarment of the Company or the New Parent (assuming that no such suspension or debarment will result solely from the identity of the New Parent). The Company has not been nor is it now being audited or investigated by the United States Government Accounting Office, the United States Department of Defense or any of its agencies, the Defense Contract Audit Agency, the contracting or auditing function of any Governmental Entity with which it is contracting, the United States Department of Justice, the Inspector General of the United States Governmental Entity, or any prime contractor with a Governmental Entity; nor, to the knowledge of the Company, has any such audit or investigation been threatened. To the knowledge of the Company, there is no valid basis for (i) the suspension or debarment of the Company from bidding on contracts or subcontracts with any Governmental Entity or (ii) any claim (including any claim for return of funds to the Government) pursuant to an audit or investigation by any of the entities named in the foregoing sentence. The Company has no agreements, contracts or commitments which require it to obtain or maintain a security clearance with any Governmental Entity.

(b) To the knowledge of the Company, no basis exists for any of the following with respect to any of its contracts or subcontracts with any Governmental Entity: (i) a Termination for Default (as provided in 48 C.F.R. Ch.1 §52.249-8, 52.249-9 or similar sections), (ii) a Termination for Convenience (as provided in 48 C.F.R. Ch.1 §52.241-1, 52.249-2 or similar sections), or a Stop Work Order (as provided in 48 C.F.R. Ch.1 §52.212-13 or similar sections); and the Company has no reason to believe that funding may not be provided under any contract or subcontract with any Governmental Entity in the upcoming federal fiscal year.

3.28 Disclosure. No representation or warranty by the Company contained in this Agreement, and no statement contained in the Disclosure Schedule or any other document, certificate or other instrument delivered or to be delivered by or on behalf of the Company pursuant to this Agreement, contains or will contain any untrue statement of a material fact or omits or will omit to state any material fact necessary, in light of the circumstances under which it was or will be made, in order to make the statements herein or therein not misleading. The Company has provided or made available to Parent at the Company’s principal place of business all material information relating to the business of the Company or the transactions contemplated by this Agreement.

ARTICLE IV

REPRESENTATIONS AND WARRANTIES OF PARENT, NEW

PARENT AND THE MERGER SUBSIDIARIES

Except as disclosed in the Parent Disclosure Schedule or the Annual Report of Parent on Form 10-K for the year ended December 31, 2002 (including all information incorporated by reference therein), the Quarterly Report of Parent for the quarter ended March 31, 2003 and any Current Report on Form 8-K filed by Parent after March 31, 2003 but before the date hereof (the “2003 Reports”), each of Parent, New Parent, Merger Sub I and Merger Sub II represents and warrants to the Company as set forth in this Article IV. All items disclosed in any one section of the Parent Disclosure Schedule or in the 2003 Reports are deemed to be disclosed for purposes of any other section of this Article IV. For purposes of this Agreement, the phrase “to the knowledge of Parent” or any phrase of similar import shall be deemed to refer to the actual knowledge of the executive officers of Parent, as well as any other knowledge which such executive officers would have possessed had they made reasonable inquiry of appropriate employees and agents of Parent with respect to the matter in question.

4.1 Organization, Qualification and Corporate Power. Each of Parent, New Parent, Merger Sub I and Merger Sub II is a corporation duly organized, validly existing and in corporate and tax good standing under the laws of the State of Delaware. Each of Parent, New Parent, Merger Sub I and Merger Sub II is duly qualified to conduct business and is in corporate and tax good standing under the laws of each jurisdiction listed in Section 4.1 of Parent Disclosure Schedule, which jurisdictions constitute the only jurisdictions in which the nature of such corporation’s businesses or the ownership or leasing of its properties requires such qualification, except where the failure to be so qualified or in good standing would not reasonably be expected to have a Parent Material Adverse Effect. Each of Parent, New Parent, Merger Sub I and Merger Sub II has all requisite corporate power and authority to carry on the businesses in which it is engaged and to own and use the properties owned and used by it. Each of Parent, New Parent, Merger Sub I and Merger Sub II has made available to the Company complete and accurate copies of its respective Certificate of Incorporation and Bylaws. None of Parent, New Parent, Merger Sub I and Merger Sub II is in default under or in violation of any material provision of its Certificate of Incorporation or Bylaws. Parent has no Subsidiaries other than the Merger Subsidiaries and Technology Drive LLC, a Connecticut limited liability company. The Merger Subsidiaries and Technology Drive LLC are referred to collectively herein as the “Parent Subsidiaries.”

4.2 Capitalization.

(a) The authorized capital stock of Parent consists of (i) 100,000,000 shares of Parent Common Stock, of which 33,477,318 shares were issued and outstanding as of May 2, 2003, and (ii) 5,000,000 shares of Preferred Stock, $.01 par value per share, of which no shares are issued or outstanding. The rights and privileges of each class of Parent’s capital stock are set forth in Parent’s Certificate of Incorporation. All of the issued and outstanding shares of Parent Common Stock have been duly authorized and validly issued and are fully paid and nonassessable and have been issued or sold by Parent in compliance with all applicable federal and state securities laws.

(b) The authorized capital stock of New Parent consists of (i) 3,000 shares of New Parent Common Stock, of which 1,000 shares were issued and outstanding as of the date of this Agreement. The rights and privileges of each class of New Parent’s capital stock are set forth in New Parent’s Certificate of Incorporation. All of the issued and outstanding shares of New Parent Common Stock have been duly authorized and validly issued and are fully paid and nonassessable and have been issued or sold by New Parent in compliance with all applicable federal and state securities laws. All of the Merger Shares will be, when issued on the terms and conditions of this Agreement, duly authorized, validly issued, fully paid and nonassessable and not subject to or issued in violation of any purchase option, call option, right of first refusal, preemptive right, subscription right or any similar right under any provision of New Parent’s Certificate of Incorporation or Bylaws or any agreement to which New Parent is a party or is otherwise bound or in violation of any applicable federal or state securities laws.

(c) Section 4.2 of the Parent Disclosure Schedule sets forth a complete and accurate list, as of the date of this Agreement of: all Parent Stock Plans, indicating for each Parent Stock Plan the number of shares of Parent Common Stock issued to date under such Parent Stock Plan, the number of shares of Parent Common Stock subject to outstanding options under such Plan and the number of shares of Parent Common Stock reserved for future issuance under such Plan. All of the shares of capital stock of Parent subject to options will be, upon issuance pursuant to the exercise of such instruments, duly authorized, validly issued, fully paid and nonassessable.

(d) Except for the Dividend referred to in Section 5.5(a), or as set forth in the Certificate of Incorporation of Parent, the 2003 Reports, this Section 4.2 or in Section 4.2 of the Parent Disclosure Schedule, (i) no subscription, warrant, option, convertible security or other right (contingent or otherwise) to purchase or acquire from Parent or any Parent Subsidiary any shares of capital stock of Parent or any Parent Subsidiary is authorized or outstanding, (ii) neither Parent nor any Parent Subsidiary has any obligation (contingent or otherwise) to issue any subscription, warrant, option, convertible security or other such right, or to issue or distribute to holders of any shares of its capital stock any evidences of indebtedness or assets of Parent or any Parent Subsidiary, (iii) neither Parent nor any Parent Subsidiary has any obligation (contingent or otherwise) to purchase, redeem or otherwise acquire any shares of its capital stock or any interest therein or to pay any dividend or to make any other distribution in respect thereof, and (iv) there are no outstanding or authorized stock appreciation, phantom stock or similar rights with respect to Parent or any Parent Subsidiary. Parent owns 100% of the equity interests in each Parent Subsidiary.

(e) Except as set forth in the 2003 Reports or Section 4.2 of the Parent Disclosure Schedule, there is no agreement, written or oral, between Parent or New Parent and any holder of its securities, relating to the sale or transfer (including agreements relating to rights of first refusal, co-sale rights or “drag-along” rights), registration under the Securities Act, or voting, of the capital stock of Parent or any Parent Subsidiary. Parent owns 100% of the equity interests in each Parent Subsidiary.

4.3 Authorization of Transaction. Each of Parent, New Parent, Merger Sub I and Merger Sub II has all requisite power and authority to execute and deliver this Agreement and (in the case of New Parent) the Warrants and the Escrow Agreement and to perform its obligations hereunder and thereunder. Subject to approval of the Transaction Issues by the stockholders of Parent, the execution and delivery by Parent, New Parent, Merger Sub I and Merger Sub II of this Agreement and (in the case of New Parent) the Warrants and the Escrow Agreement and the consummation by Parent, New Parent, Merger Sub I and Merger Sub II of the transactions contemplated hereby and thereby have been duly and validly authorized by all necessary corporate action on the part of Parent, New Parent, Merger Sub I and Merger Sub II, respectively. Without limiting the generality of the foregoing, the Board of Directors of Parent, at a meeting duly called and held, by the affirmative vote of the directors (i) determined that, as of the date of this Agreement, the Mergers are fair and in the best interests of Parent and its stockholders, (ii) adopted this Agreement in accordance with the provisions of the Delaware General Corporation Law, and (iii) directed that, as of the date of this Agreement, this Agreement and the Transaction Issues be submitted to the stockholders of Parent for their adoption and approval and, as of the date of this Agreement, resolved to recommend that the stockholders of Parent vote in favor of the adoption of this Agreement and the Transaction Issues. This Agreement has been duly and validly executed and delivered by Parent, New Parent, Merger Sub I and Merger Sub II and constitutes a valid and binding obligation of Parent, New Parent, Merger Sub I and Merger Sub II, enforceable against each of them in accordance with its terms, except to the extent that enforcement of the rights and remedies created thereby is subject to bankruptcy, insolvency, reorganization, moratorium and other similar laws of general application affecting the rights and remedies of creditors and to general principles of equity (regardless of whether enforceability is considered in a proceeding in equity or at law).

4.4 Noncontravention. Subject to compliance with the applicable requirements of the Securities Act and any applicable state securities laws, the Exchange Act and the filing of the Certificates of Merger as required by the Delaware General Corporation Law, neither the execution and delivery by Parent, New Parent, Merger Sub I or Merger Sub II of this Agreement or (in the case of New Parent) the Warrants or the Escrow Agreement, nor the consummation by Parent, New Parent, Merger Sub I or Merger Sub II of the transactions contemplated hereby or thereby, will (a) conflict with or violate any provision of the certificate of incorporation or Bylaws of Parent, New Parent, Merger Sub I or Merger Sub II, (b) require on the part of Parent, New Parent, Merger Sub I or Merger Sub II any notice to or filing with, or any permit, authorization, consent or approval of, any Governmental Entity, (c) conflict with, result in breach of, constitute (with or without due notice or lapse of time or both) a default under, result in the acceleration of obligations under, create in any party any right to terminate, modify or cancel, or require any notice, consent or waiver under, any contract or instrument to which Parent, New Parent, Merger Sub I or Merger Sub II is a party or by which either is bound or to which any of their respective assets are subject, (d) result in the imposition of any material Security Interest upon any assets of Parent or New Parent, or (e) violate any order, writ, injunction, decree, statute, rule or regulation applicable to Parent, New Parent, Merger Sub I or Merger Sub II or any of their properties or assets.

4.5 Reports and Financial Statements. Parent has previously furnished or made available to the Company complete and accurate copies, as amended or supplemented, of the Parent Reports. The Parent Reports constitute all of the documents required to be filed by Parent with the SEC from December 31, 1999 through the date of this Agreement. The Parent Reports complied in all material respects with the requirements of the Exchange Act and/or the Securities Act, as the case may be and the rules and regulations thereunder applicable to such Parent Report when filed. As of their respective dates, the Parent Reports did not contain any untrue statement of a material fact or omit to state a material fact required to be stated therein or necessary to make the statements therein, in light of the circumstances under which they were made, not misleading. The audited financial statements and unaudited interim financial statements of Parent included in the Parent Reports (i) complied as to form in all material respects with applicable accounting requirements and the published rules and regulations of the SEC with respect thereto when filed, (ii) were prepared in accordance with GAAP applied on a consistent basis throughout the periods covered thereby (except as may be indicated therein or in the notes thereto, and in the case of quarterly financial statements, as permitted by Form 10-Q under the Exchange Act), and (iii) fairly present the consolidated financial condition, results of operations and cash flows of Parent as of the respective dates thereof and for the periods referred to therein.

4.6 Interim Operations of the Merger Subsidiaries. Each of the Merger Subsidiaries was formed solely for the purpose of engaging in the transactions contemplated by this Agreement and has engaged in no business activities other than as contemplated by this Agreement.

4.7 Absence of Certain Changes. Except as set forth in Section 4.7 of the Parent Disclosure Schedule, since the Most Recent Balance Sheet Date, (a) there has occurred no event or development which, individually or in the aggregate, has had, or would reasonably be expected to have, a Parent Material Adverse Effect, and (b) Parent has not taken any of the actions set forth in paragraphs (a) through (d) of Section 5.5.

4.8 Assets. Except as set forth in Section 4.8 of the Parent Disclosure Schedule, Parent is the true and lawful owner, and has good title to, all of the assets (tangible or intangible) purported to be owned by Parent as reported on the Most Recent Balance Sheet, free and clear of all Security Interests. Parent owns or leases all tangible assets sufficient for the conduct of its businesses as presently conducted. Each such tangible asset is free from material defects, has been maintained in accordance with normal industry practice, is in good operating condition and repair (subject to normal wear and tear) and is suitable for the purposes for which it presently is used.

4.9 Intellectual Property.

(a) Parent owns or has the right to use all Intellectual Property necessary (i) to use, manufacture, have manufactured, market and distribute the Parent Customer Deliverables and (ii) to operate the Parent Internal Systems. Each item of the Parent Intellectual Property will be owned or available for use by Parent immediately following the Closing on substantially identical terms and conditions as it was immediately prior to the Closing. Parent has taken reasonable measures to protect the proprietary nature of each material item of Parent Intellectual Property, and to maintain in confidence all material trade secrets and confidential information, that it owns or uses.

No other person or entity has any rights to any of the Parent Intellectual Property owned by Parent, and, to the knowledge of Parent, no other person or entity is infringing, violating or misappropriating any of the Parent Intellectual Property.

(b) To the knowledge of Parent, none of the Parent Customer Deliverables, or the marketing, distribution, provision or use thereof, infringes or violates, or constitutes a misappropriation of, any Intellectual Property rights of any person or entity. To the knowledge of Parent, none of the Parent Internal Systems, or the use thereof, infringes or violates, or constitutes a misappropriation of, any Intellectual Property rights of any person or entity. Parent has made available to the Company any written complaint, claim, notice or threat received by the Parent in the last three (3) years alleging any such infringement, violation or misappropriation.

(c) Section 4.9(c) of the Parent Disclosure Schedule identifies each license or other agreement pursuant to which Parent has licensed, distributed or otherwise granted any rights to any third party with respect to, any Parent Intellectual Property. Except as described in Section 4.9(c) of the Parent Disclosure Schedule, Parent has not agreed to indemnify any person or entity against any infringement, violation or misappropriation of any Intellectual Property rights with respect to any Customer Deliverables.

(d) Section 4.9(d) of the Parent Disclosure Schedule identifies each material item of Parent Intellectual Property that is owned by a party other than Parent, and the license or agreement pursuant to which Parent uses it (excluding off-the-shelf software programs licensed by Parent pursuant to “shrink wrap” licenses).

(e) All of the material copyrightable materials incorporated in or bundled with the Parent Customer Deliverables have been created by employees of Parent within the scope of their employment by Parent or by independent contractors of Parent who have executed agreements expressly assigning all right, title and interest in such copyrightable materials to Parent. No portion of such copyrightable materials was jointly developed with any third party.

4.10 Litigation. Except as set forth in Section 4.10 of the Parent Disclosure Schedule, there is no Legal Proceeding which is pending or has been threatened in writing against Parent, New Parent or any Merger Subsidiary which (a) seeks either damages in excess of $50,000 or equitable relief or (b) in any manner challenges or seeks to prevent, enjoin, alter or delay the transactions contemplated by this Agreement. There are no judgments, orders or decrees outstanding against Parent, New Parent or any Merger Subsidiary.

4.11 Employee Benefits.

(a) Except as otherwise included or incorporated by reference as an Exhibit to the 2003 Reports, Section 4.11(a) of the Parent Disclosure Schedule contains a complete and accurate list of all Parent Plans. Complete and accurate copies of (i) all Parent Plans which have been reduced to writing, (ii) written summaries of all unwritten Parent Plans, (iii) all related trust agreements, insurance contracts and summary plan descriptions, and (iv) all annual reports filed on IRS Form 5500, 5500C or 5500R and (for all funded plans) all plan financial statements for the last five plan years for each Parent Plan, have been delivered to the Company.

(b) Each Parent Plan has been administered in all material respects in accordance with its terms and each of Parent and the ERISA Affiliates has in all material respects met its obligations with respect to each Parent Plan and has made all required contributions thereto. Parent, each ERISA Affiliate of Parent and each Parent Plan are in compliance in all material respects with the currently applicable provisions of ERISA and the Code and the regulations thereunder (including Section 4980 B of the Code, Subtitle K, Chapter 100 of the Code and Sections 601 through 608 and Section 701 et seq. of ERISA). All filings and reports as to each Parent Plan required to have been submitted to the Internal Revenue Service or to the United States Department of Labor have been duly submitted. No Parent Plan has assets that include securities issued by Parent or any ERISA Affiliate of Parent.

(c) There are no Legal Proceedings (except claims for benefits payable in the normal operation of Parent Plans and proceedings with respect to qualified domestic relations orders) against or involving any Parent Plan or asserting any rights or claims to benefits under any Parent Plan that could give rise to any material liability.

(d) All Parent Plans that are intended to be qualified under Section 401(a) of the Code have received determination letters from the Internal Revenue Service to the effect that such Parent Plans are qualified and the plans and the trusts related thereto are exempt from federal income taxes under Sections 401(a) and 501(a), respectively, of the Code, no such determination letter has been revoked and revocation has not been threatened, and no such Parent Plan has been amended since the date of its most recent determination letter or application therefor in any respect, and no act or omission has occurred, that would adversely affect its qualification or materially increase its cost. Each Parent Plan which is required to satisfy Section 401(k)(3) or Section 401(m)(2) of the Code has been tested for compliance with, and satisfies the requirements of Section 401(k)(3) and Section 401(m)(2) of the Code for each plan year ending prior to the Closing Date.

(e) Neither Parent nor any ERISA Affiliate of Parent has ever maintained an Employee Benefit Plan subject to Section 412 of the Code or Title IV of ERISA.

(f) At no time has Parent or any ERISA Affiliate of Parent been obligated to contribute to any “multiemployer plan” (as defined in Section 4001(a)(3) of ERISA).

(g) There are no unfunded obligations under any Parent Plan providing benefits after termination of employment to any employee of Parent (or to any beneficiary of any such employee), including but not limited to retiree health coverage and deferred compensation, but excluding continuation of health coverage required to be continued under Section 4980B of the Code or other applicable law and insurance conversion privileges under state law. The assets of each Parent Plan which is funded are reported at their fair market value on the books and records of such Parent Plan.

(h) No act or omission has occurred and no condition exists with respect to any Parent Plan that would subject Parent or any ERISA Affiliate of Parent to (i) any material fine, penalty, tax or liability of any kind imposed under ERISA or the Code or (ii) any contractual indemnification or contribution obligation protecting any fiduciary, insurer or service provider with respect to any Parent Plan.

(i) No Parent Plan is funded by, associated with or related to a “voluntary employee’s beneficiary association” within the meaning of Section 501(c)(9) of the Code.

(j) Each Parent Plan is amendable and terminable unilaterally by Parent at any time without liability or expense to Parent or such Parent Plan as a result thereof (other than for benefits accrued through the date of termination or amendment and reasonable administrative expenses related thereto) and no Parent Plan, plan documentation or agreement, summary plan description or other written communication distributed generally to employees by its terms prohibits Parent from amending or terminating any such Parent Plan.

(k) Section 4.11(k) of the Parent Disclosure Schedule discloses each: (i) agreement with any stockholder, director, executive officer or other key employee of Parent (A) the benefits of which are contingent, or the terms of which are altered, upon the occurrence of a transaction involving Parent of the nature of any of the transactions contemplated by this Agreement, (B) providing any term of employment or compensation guarantee or (C) providing severance benefits or other benefits after the termination of employment of such director, executive officer or key employee; (ii) agreement, plan or arrangement under which any person may receive payments from Parent that may be subject to the tax imposed by Section 4999 of the Code or included in the determination of such person’s “parachute payment” under Section 280G of the Code; and (iii) agreement or plan binding Parent, including any stock option plan, stock appreciation right plan, restricted stock plan, stock purchase plan, severance benefit plan or Parent Plan, any of the benefits of which will be increased, or the vesting of the benefits of which will be accelerated, by the occurrence of any of the transactions contemplated by this Agreement or the value of any of the benefits of which will be calculated on the basis of any of the transactions contemplated by this Agreement.

(l) Section 4.11(l) of the Parent Disclosure Schedule sets forth the policy of Parent with respect to accrued vacation, accrued sick time and earned time off.

4.12 Environmental Matters.

(a) Parent and New Parent have complied with all applicable Environmental Laws in all material respects. There is no pending or, to the knowledge of Parent, threatened civil or criminal litigation, written notice of violation, formal administrative proceeding, or investigation, inquiry or information request by any Governmental Entity, relating to any Environmental Law involving Parent or New Parent.

(b) Neither Parent nor New Parent has any material liabilities or obligations arising from the release of any Materials of Environmental Concern into the environment.

(c) Neither Parent nor New Parent is a party to or bound by any court order, administrative order, consent order or other agreement with any Governmental Entity entered into in connection with any legal obligation or liability arising under any Environmental Law.

(d) A complete and accurate copy of all environmental reports, investigations and audits relating to premises currently or previously owned or operated by Parent (whether conducted by or on behalf of Parent or a third party, and whether done at the initiative of Parent or directed by a Governmental Entity or other third party) which Parent has possession of or access to have been provided to the Company.

(e) Parent is not aware of any material environmental liability of any solid or hazardous waste transporter or treatment, storage or disposal facility that has been used by Parent.

4.13 Legal Compliance. Each of Parent and New Parent is currently conducting, and has at all times since December 31, 2000 conducted, its business in compliance with each applicable law (including rules and regulations thereunder) of any federal, state, local or foreign government, or any Governmental Entity, except for any violations or defaults that, individually or in the aggregate, have not had and would not reasonably be expected to have a Parent Material Adverse Effect. Neither Parent nor New Parent has received any notice or communication from any Governmental Entity alleging noncompliance with any applicable law, rule or regulation.

4.14 Certain Business Relationships With Affiliates. No Affiliate of Parent (a) owns any property or right, tangible or intangible, which is used in the business of Parent or New Parent, (b) has any claim or cause of action against Parent or New Parent, or (c) owes any money to, or is owed any money by, Parent or New Parent. Section 4.14 of the Parent Disclosure Schedule describes any material transactions or relationships between Parent or New Parent and any Affiliate thereof which occurred or have existed since the beginning of the time period covered by the Financial Statements.

4.15 Brokers’ Fees. Neither Parent nor New Parent has any liability or obligation to pay any fees or commissions to any broker, financial advisor, finder or agent, other than Adams, Harkness & Hill, Inc., with respect to the transactions contemplated by this Agreement.

4.16 Books and Records. The minute books and other similar records of Parent contain complete and accurate records of all actions taken at any meetings of Parent’s stockholders, Board of Directors or any committee thereof and of all written consents executed in lieu of the holding of any such meeting. The books and records of Parent have been maintained in accordance with good business and bookkeeping practices.

4.17 Investment Company. Parent is not an “investment company” or a “company” controlled by an “investment company” within the meaning of the Investment Company Act of 1940, as amended.

4.18 Undisclosed Liabilities. Except as disclosed on Schedule 4.18 of the Parent Disclosure Schedule, to the Parent’s knowledge, the Parent has no liability (whether absolute or contingent, whether liquidated or unliquidated and whether due or to become due), except for (a) liabilities shown on the balance sheet included in Parent’s Quarterly Report on Form 10-Q for the quarter ended March 31, 2003, (b) liabilities which have arisen since March 31, 2003 in the Ordinary Course of Business, (c) contractual and other liabilities incurred in the Ordinary Course of Business which are not required by GAAP to be reflected on a balance sheet and (d) liabilities that individually or in the aggregate would not reasonably be likely to have a Parent Material Adverse Effect.

4.19 Warranties. No product or service manufactured, sold, leased, licensed or delivered by the Parent is subject to any guaranty, warranty, right of return, right of credit or other indemnity other than (i) the applicable standard terms and conditions of sale or lease of the Parent, which are set forth in Section 4.19 of the Parent Disclosure Schedule and (ii) manufacturers’ warranties for which the Parent has no liability. Section 4.19 of the Parent Disclosure Schedule sets forth the aggregate expenses incurred by the Parent in fulfilling its obligations under its guaranty, warranty, right of return and indemnity provisions during the fiscal year and the interim period covered by the 2003 Reports.

4.20 Disclosure. No representation or warranty by Parent contained in this Agreement, and no statement contained in any document, certificate or other instrument delivered or to be delivered by or on behalf of Parent pursuant to this Agreement, contains or will contain any untrue statement of a material fact or omits or will omit to state any material fact necessary, in light of the circumstances under which it was or will be made, in order to make the statements herein or therein not misleading. Parent has made available to Company all material information relating to the business of the Company or the transactions contemplated by this Agreement.

ARTICLE V

COVENANTS

5.1 Closing Efforts. Each of the Parties shall use its Reasonable Best Efforts to take all actions and to do all things necessary, proper or advisable to consummate the transactions contemplated by this Agreement, including using its Reasonable Best Efforts to ensure that (i) its representations and warranties remain true and correct in all material respects through the Closing Date and (ii) the conditions to the obligations of the other Parties to consummate the Merger are satisfied.

5.2 Governmental and Third Party Notices and Consents.

(a) Each Party shall use its Reasonable Best Efforts to obtain, at its expense, all waivers, permits, consents, approvals or other authorizations from Governmental Entities, and to effect all registrations, filings and notices with or to Governmental Entities, as may be required for such Party to consummate the transactions contemplated by this Agreement and to otherwise comply with all applicable laws and regulations in connection with the consummation of the transactions contemplated by this Agreement.

(b) The Company shall use its Reasonable Best Efforts to obtain, at its expense, all such waivers, consents or approvals from third parties, and to give all such notices to third parties, as are required to be listed in the Disclosure Schedule. Parent shall use its Reasonable Best Efforts to obtain, at its expense, all such waivers, consents or approvals from third parties, and to give all such notices to third parties, as are required to be listed in the Parent Disclosure Schedule.

5.3 Special Meeting, S-4 Registration Statement and Proxy Statement/Prospectus.

(a) The Company shall use its Reasonable Best Efforts to obtain, as promptly as practicable, the Requisite Stockholder Approval, either at a special meeting of stockholders or pursuant to a written stockholder consent, all in accordance with the applicable requirements of the Delaware General Corporation Law. Parent shall use its Reasonable Best Efforts to obtain as promptly as practicable, the approval of the Transaction Issues at a meeting of the stockholders of Parent, in accordance with the applicable requirements of the Delaware General Corporation Law and the rules of the NASDAQ National Market. In connection therewith, Parent and New Parent shall prepare, with the assistance and cooperation of the Company, the S-4 Registration Statement and the Proxy Statement/Prospectus. The summary of the Merger in the Proxy Statement/Prospectus shall include a summary of the terms relating to the indemnification obligations of the Company Stockholders and the Company Optionholders, the escrow arrangements and the authority of the Indemnification Representatives, and a statement that the adoption of this Agreement by the stockholders of the Company shall constitute approval of such terms. Parent and New Parent shall file the S-4 Registration Statement and the Proxy Statement/Prospectus with the SEC and shall, with the assistance of the Company, promptly respond to any SEC comments on the S-4 Registration Statement and the Proxy Statement/Prospectus and shall otherwise use their Reasonable Best Efforts to have the S-4 Registration

Statement declared effective under the Securities Act and the Proxy Statement/Prospectus cleared for distribution as promptly as practicable. Promptly following such time as the S-4 Registration Statement is declared effective and the Proxy Statement/Prospectus cleared for distribution, the Company shall distribute the Proxy Statement/Prospectus to its stockholders and Parent shall distribute the Proxy Statement/Prospectus to its stockholders. If the Requisite Stockholder Approval is obtained by means of a written consent, the Company shall send, pursuant to Sections 228 and 262(d) of the Delaware General Corporation Law, a written notice to all stockholders of the Company that did not execute such written consent informing them that this Agreement and the Company Merger were adopted and approved by the stockholders of the Company and that appraisal rights are available for their Company Shares pursuant to Section 262 of the Delaware General Corporation Law (which notice shall include a copy of such Section 262), and shall promptly inform Parent of the date on which such notice was sent.

(b) There shall be included in the Proxy Statement/Prospectus the recommendation of the Company’s Board of Directors that the stockholders of the Company vote in favor of the adoption of this Agreement and the approval of the Merger. Notwithstanding the foregoing, the obligation set forth in the foregoing sentence shall not apply (and the Board of Directors shall be permitted to modify or withdraw any such recommendation previously made) if:

(i) the Company receives a Superior Offer; and

(ii) the Board of Directors of the Company reasonably concludes, after consultation with its outside legal counsel, that the fiduciary duties of the Board of Directors under applicable law prohibit it from fulfilling the obligations in the foregoing sentence or require it to modify or withdraw such recommendation.

(c) Parent, acting through its Board of Directors, shall include in the Proxy Statement/Prospectus the recommendation of its Board of Directors that the stockholders of Parent vote in favor of the approval of the Transaction Issues.

(d) Parent shall ensure that the S-4 Registration Statement does not, at the time the S-4 Registration Statement is declared effective, contain any untrue statement of material fact or omit to state any material fact required to be stated therein or necessary to make the statements thereon not misleading (provided that Parent shall not be responsible for the accuracy or completeness of any information supplied by the Company in writing specifically for inclusion therein). Parent shall ensure that the Proxy Statement/Prospectus, (i) on the date it is first mailed to the stockholders of the Parent, (ii) on the date it is first mailed to the stockholders of the Company, (iii) at the time of the meeting of the stockholders of Parent, (iv) at the time of the Requisite Stockholder Approval, and (v) at the Effective Time does not contain any untrue statement of a material fact or omit to state any material fact required to be stated therein or necessary in order to make the statements therein, in light of the circumstances under which they were made, not misleading (provided that Parent shall not be responsible for the accuracy or completeness of any information supplied by the Company in writing specifically for inclusion therein). Parent shall ensure that the S-4 Registration Statement and the Proxy Statement/Prospectus comply as to form in all material respects with the requirements of the Exchange Act and the Securities Act and the rules and regulations thereunder.

(e) The Company shall ensure that any information supplied by the Company in writing specifically for inclusion in the S-4 Registration Statement, at the time the S-4 Registration Statement is declared effective, does not contain any untrue statement of material fact or omit to state any material fact required to be stated therein or necessary to make the statements, thereon not misleading. The Company shall ensure that any information supplied by the Company in writing specifically for inclusion in the Proxy Statement/Prospectus, (i) on the date it is first mailed to the stockholders of the Parent, (ii) on the date it is first mailed to the stockholders of the Company, (iii) at the time of the meeting of the stockholders of Parent, (iv) at the time of the Requisite Stockholder Approval, and (v) at the Effective Time does not contain any untrue statement of a material fact or omit to state any material fact required to be stated therein or necessary in order to make the statements therein, in light of the circumstances under which they were made, not misleading.

(f) Paul F. Koeppe, Clint Coleman, Bomoseen Associates, L.P., Perseus 2000, L.L.C. and Nth Power Technologies Fund II, L.P. (collectively, the “Major Stockholders”) each agree (i) to vote all Company Shares that are beneficially owned by him or it in favor of the adoption of this Agreement and the approval of the

Company Merger, (ii) not to vote any Company Shares in favor of any other acquisition (whether by way of merger, consolidation, share, exchange, stock purchase or asset purchase) of all or a majority of the outstanding capital stock or assets of the Company and (iii) otherwise to use his or its Reasonable Best Efforts to obtain the Requisite Stockholder Approval.

(g) Parent shall not file the S-4 Registration Statement or the Proxy Statement/Prospectus, and shall not amend or supplement the S-4 Registration Statement or the Proxy Statement/Prospectus without the approval of the Company (such approval not to be unreasonably withheld or delayed). Parent will advise the Company, promptly after it receives notice thereof, of the time at which the S-4 Registration Statement has become effective or any supplement or amendment has been filed, of the issuance of any stop order, of the suspension of the qualification of the Merger Shares for offering or sale in any jurisdiction, or of any request by the SEC for amendment of the Proxy Statement/Prospectus or the S-4 Registration Statement or comments thereon and responses thereto or requests by the SEC for additional information.

(h) Parent shall call and hold a meeting of Parent’s stockholders as promptly as practicable for the purpose of voting upon the approval of the Transaction Issues, and Parent shall use its Reasonable Best Efforts to hold such meeting as soon as practicable after the date on which the S-4 Registration Statement becomes effective. Parent shall, (i) use its Reasonable Best Efforts to solicit from its stockholders proxies in favor of the approval of the Transaction Issues, and (ii) shall take all other action necessary or advisable to secure the vote or consent of stockholders required by the rules of the NASDAQ National Market to obtain such approvals.

5.4 Operation of Business of the Company. Except as contemplated by this Agreement, during the period from the date of this Agreement to the Closing, the Company shall conduct its operations in the Ordinary Course of Business and in compliance with all applicable laws and regulations and, to the extent consistent therewith, use its Reasonable Best Efforts to preserve intact its current business organization, keep its physical assets in good working condition, keep available the services of its current officers and employees and preserve its relationships with customers, suppliers and others having business dealings with it. Without limiting the generality of the foregoing, prior to the Closing, the Company shall not, without the written consent of Parent:

(a) issue or sell any stock or other securities of the Company or any options, warrants or rights to acquire any such stock or other securities (except pursuant to the conversion of Preferred Shares or the exercise of Options outstanding on the date hereof or the grant of Options to purchase not more than 50,000 Common Shares), or amend, except as contemplated hereby, any of the terms of (including the vesting of) any Options or restricted stock agreements, or repurchase or redeem any stock or other securities of the Company (except from former employees, directors or consultants in accordance with agreements providing for the repurchase of shares at their original issuance price in connection with any termination of employment with or services to the Company);

(b) split, combine or reclassify any shares of its capital stock; or declare, set aside or pay any dividend or other distribution (whether in cash, stock or property or any combination thereof) in respect of its capital stock;

(c) create, incur or assume any indebtedness in excess of $100,000 (including obligations in respect of capital leases); assume, guarantee, endorse or otherwise become liable or responsible (whether directly, contingently or otherwise) for the obligations of any other person or entity; or make any loans, advances or capital contributions to, or investments in, any other person or entity except, in each case, in the Ordinary Course of Business;

(d) enter into, adopt or amend any Employee Benefit Plan or any employment or severance agreement or arrangement of the type described in Section 3.19(j) or (except for normal increases in the Ordinary Course of Business for employees who are not Affiliates) increase in any manner the compensation or fringe benefits of, or materially modify the employment terms of, its directors, officers or employees, generally or individually, or pay any bonus or other benefit to its directors, officers or employees (except for existing payment obligations in the Ordinary Course of Business) or hire any officers or (except in the Ordinary Course of Business) any employees;

(e) acquire, sell, lease, license or dispose of any assets or property (including any shares or other equity interests in or securities of any Subsidiary or any corporation, partnership, association or other business organization or division thereof) in excess of $50,000, other than purchases and sales of assets in the Ordinary Course of Business;

(f) mortgage or pledge any of its property or assets or subject any such property or assets to any Security Interest except in the Ordinary Course of Business;

(g) discharge or satisfy any Security Interest or pay any obligation or liability other than in the Ordinary Course of Business;

(h) amend its certificate of incorporation, Bylaws or other organizational documents;

(i) change its accounting methods, principles or practices, except insofar as such may be required by a generally applicable change in GAAP, be recommended by PricewaterhouseCoopers LLP or be requested by Parent, or make any elections, or changes to any current elections, with respect to Taxes other than in the Ordinary Course of Business;

(j) except as described in Section 3.7 of the Disclosure Schedule, enter into, amend, terminate, take or omit to take any action that would constitute a violation of or default under, or waive any rights under, any contract or agreement of a nature required to be listed in Sections 3.12, 3.13 or 3.14 of the Disclosure Schedule;

(k) make or commit to make any capital expenditures in excess of those disclosed in the 2003 Budget of the Company previously furnished to Parent;

(l) institute or settle any Legal Proceeding; or

(m) agree in writing or otherwise to take any of the foregoing actions.

5.5 Operation of Business of Parent, New Parent and the Merger Subsidiaries. Except as contemplated by this Agreement, during the period from the date of this Agreement to the Closing, Parent shall conduct its operations in the Ordinary Course of Business, New Parent and the Merger Subsidiaries shall not conduct any business, and neither Parent nor any of its Subsidiaries shall, except as contemplated by this Agreement, without the written consent of the Company:

(a) create, incur or assume any indebtedness in excess of $1,000,000 in the aggregate (including obligations in respect of capital leases); assume, guarantee, endorse or otherwise become liable or responsible (whether directly, contingently or otherwise) for the obligations of any other person or entity in excess of $1,000,000 in the aggregate; or make any loans, advances or capital contributions to, or investments in, any other person or entity except, in each case, in the Ordinary Course of Business;

(b) mortgage or pledge any of its property or assets or subject any such property or assets to any Security Interest except in the Ordinary Course of Business;

(c) acquire, sell, lease, license or dispose of any assets or property (including any shares or other equity interests in or securities of any Parent Subsidiary or any corporation, partnership, association or other business organization or division thereof) in excess of $1,000,000 in the aggregate, other than purchases and sales of assets in the Ordinary Course of Business; or

(d) agree in writing or otherwise to take any of the foregoing actions.

The foregoing shall not preclude Parent from establishing a shareholder rights plan or declaring and paying a cash dividend to its stockholders in the amount of up to $1.00 per share, as the same may be adjusted for stock splits, stock dividends or similar events (the “Dividend”).

5.6 Parent and New Parent Board of Directors. Neither Parent nor New Parent shall, prior to the Closing, increase the size of its Board of Directors or cause any vacancy on its Board of Directors resulting from the resignation or removal of any of its directors to be filled.

5.7 Access to Information.

(a) Each of the Company and Parent shall permit representatives of the other Party to have full access (at all reasonable times, and in a manner so as not to interfere with the normal business operations of the accessed Party) to all premises, properties, financial, tax and accounting records (including the work papers of the accessed Party’s independent accountants), contracts, other records and documents, and personnel, of or pertaining to the accessed Party.

(b) Parent agrees to provide the Company with prompt written notice of any determination of its Board of Directors described in Section 8.1(e)(i).

5.8 Exclusivity.

(a) The Company shall not, and the Company shall require each of its officers, directors, employees, representatives and agents not to, directly or indirectly (i) initiate, solicit, encourage or otherwise facilitate any inquiry, proposal, offer or discussion with any party (other than Parent) concerning any merger, reorganization, consolidation, recapitalization, business combination, liquidation, dissolution, share exchange, sale of stock, sale of material assets or similar business transaction involving the Company or any division of the Company, or (ii) engage in discussions or negotiations with any party (other than Parent) concerning any such transaction. Notwithstanding the foregoing, prior to the obtaining of the Requisite Stockholder Approval, the Company may furnish non-public information concerning the business, properties or assets of the Company to another party and may engage in discussions or negotiations with such party, if (x) the Company receives a Superior Offer from such party, (y) the Company first executes with such party a confidentiality agreement with terms no less favorable to the Company than those contained in the Confidentiality Agreement between Parent and the Company dated July 19, 2001 (the “Confidentiality Agreement”), and (z) the Board of Directors of the Company concludes, after consultation with its outside legal counsel, that the fiduciary duties of the Board of Directors under applicable law require the Company to do so.

(b) The Company shall immediately notify any party with which discussions or negotiations of the nature described in paragraph (a) above were pending that the Company is terminating such discussions or negotiations. If the Company receives any inquiry, proposal or offer of the nature described in paragraph (a) above, the Company shall, within one business day after such receipt, notify Parent of such inquiry, proposal or offer, including the identity of other party and the terms of such inquiry, proposal or offer. If the Company makes a determination under the final sentence of paragraph (a) above that it is permitted to furnish non-public information and/or engage in discussions or negotiations with another party, the Company shall, within one business day after such determination, notify Parent in writing of such determination and the basis therefor, and shall keep Parent informed, on a current basis, of the status of such discussions or negotiations and the terms being discussed or negotiated.

(c) If Parent solicits or receives an Acquisition Proposal, Parent shall keep the Company informed, on a current basis, of the status of such discussions or negotiations and the terms being discussed or negotiated.

5.9 Expenses. Except as otherwise set forth in this Agreement, including without limitation Article VIII, and the Escrow Agreement, each of the Parties shall bear its own costs and expenses (including legal and accounting fees and expenses) incurred in connection with this Agreement and the transactions contemplated hereby.

5.10 Indemnification.

(a) New Parent shall not, for a period of six years after the Closing, take any action to alter or impair any exculpatory or indemnification provisions now existing in the Certificate of Incorporation or Bylaws of the Company for the benefit of any individual who served as a director or officer of the Company at any time prior to the Closing, except for any changes which may be required to conform with changes in applicable law and any changes which do not affect the application of such provisions to acts or omissions of such individuals prior to the Closing.

(b) From and after the Closing, New Parent agrees that it will, and will cause the Surviving Corporation of the Company Merger to, indemnify and hold harmless each Indemnified Executive against any costs or expenses (including attorneys’ fees), judgments, fines, losses, claims, damages, liabilities or amounts paid in settlement incurred in connection with any claim, action, suit, proceeding or investigation, whether civil, criminal, administrative or investigative, arising out of or pertaining to matters existing or occurring at or prior to the Closing, whether asserted or claimed prior to, at or after the Closing, to the fullest extent permitted under Delaware law (and New Parent and the Surviving Corporation of the Company Merger shall also advance expenses as incurred to the fullest extent permitted under Delaware law, provided the Indemnified Executive to whom expenses are advanced provides an undertaking to repay such advances if it is ultimately determined that such Indemnified Executive is not entitled to indemnification).

(c) For a period of six years after the Closing, New Parent shall cause the Surviving Corporation of the Company Merger to maintain (to the extent available in the market) in effect a directors’ and officers’ liability insurance policy covering those persons who are currently covered by the Company’s directors’ and officers’ liability insurance policy (a copy of which has been heretofore delivered to Parent) with coverage in amount and scope at least as favorable to such persons as the Company’s existing coverage; provided, that in no event shall New Parent or the Surviving Corporation of the Company Merger be required to expend in excess of 150% the annual premium currently paid by the Company for such coverage.

5.11 Affiliate Legends. Section 5.11 of the Disclosure Schedule sets forth a list of those persons who are, in the Company’s reasonable judgment, Rule 145 Affiliates. The Company shall notify Parent in writing of any change in the identity of its Rule 145 Affiliates prior to the Closing Date. New Parent shall be entitled to place appropriate legends on the certificates evidencing any shares of New Parent Common Stock to be received by Rule 145 Affiliates of the Company in the Company Merger reflecting the restrictions set forth in Rule 145 promulgated under the Securities Act and to issue appropriate stop transfer instructions to the transfer agent for New Parent Common Stock (provided that such legends or stop transfer instructions shall be removed upon the request of any holder of shares of New Parent Common Stock issued in the Company Merger one year after the effective time or earlier if such holder otherwise complies with the provisions of Rule 145 under the Securities Act regarding resale of securities acquired in transactions described by Rule 145).

5.12 Listing of Merger Shares. New Parent shall, if required by the rules of the NASDAQ National Market for the Merger Shares to be traded on such market, file with the NASDAQ National Market a Notification Form for Listing Additional Shares with respect to the Merger Shares and pursuant to Options assumed in accordance with Sections 2.1 and 2.2 and take all steps necessary or desirable to cause such shares to be approved for listing.

5.13 Management Committee; Capital Expenditures. Prior to the Closing, and to be effective immediately following the Closing, the New Parent’s Board of Directors shall form a management committee, consisting of the chief executives of the New Parent and the Company, and any other representatives to whom the New Parent and the Company shall have mutually agreed, which shall report to the Board of Directors of the New Parent and shall be responsible for preparing recommendations to such Board of Directors on strategic initiatives, budgets, personnel policies and other functions to be agreed upon with respect to New Parent and the Surviving Corporations.

5.14 Company’s Place of Business. The New Parent shall not move the Company’s principal place of business from Vermont for a period of three years after the Closing.

5.15 Certain Employee Benefits Matters. For a period of two years following the Effective Time and effective upon the Company Merger, New Parent shall, or shall cause the Surviving Corporation of the Company Merger to provide medical, 401(k), life and disability benefits, cash compensation and other benefits to employees of such Surviving Corporation that, in the aggregate, are comparable to the medical, 401(k), life and disability benefits cash compensation and other benefits that were provided to each such employee under the employee benefit plans, programs, contracts and arrangements of the Company as in effect immediately prior to the Effective Time.

5.16 Notification of Certain Matters. Parent shall give prompt notice to the Company, and the Company shall give prompt notice to Parent, of the occurrence or nonoccurrence of any event the occurrence or nonoccurrence of which would be likely to cause (A) any representation or warranty made by any Party in this Agreement to be materially untrue or inaccurate at the Effective Time or (B) any covenant, condition or agreement contained in this Agreement not to be complied with or satisfied in all material respects.

5.17 Reorganization. It is intended by the parties hereto that the Parent Merger shall constitute a reorganization within the meaning of Section 368 of the Code and that the Mergers shall effect an exchange under Section 351 of the Code. The parties hereto adopt this Agreement as a “plan of reorganization” within the meaning of Sections 1.368-2(g) and 1.368-3(a) of the Treasury Regulations. Each of the parties hereto will use its best efforts (i) to cause the Parent Merger to be treated as a reorganization within the meaning of Section 368 of the Code, and (ii) to cause the contribution of all of the outstanding shares of Common Stock of the Company and the Parent pursuant to the Mergers to be treated as an exchange under Section 351 of the Code. Neither party will take any action that would cause the Mergers to fail to be treated for tax purposes as described in this Section 5.17. Each of the parties hereto shall report the Mergers for federal income tax purposes and any comparable state or local tax statute as described in this Section 5.17.

5.18 Financial Statements. The Company covenants and agrees to use its Reasonable Best Efforts to prepare and deliver to Parent as soon as practicable the Financial Statements. Parent covenants and agrees to use its Reasonable Best Efforts to cooperate with the Company in the preparation of the Financial Statements, including without limitation using its Reasonable Best Efforts to cause PricewaterhouseCoopers LLP to complete its audit of the Financial Statements as soon as practicable. Upon delivery of the Financial Statements in accordance with this Section 5.18, Section 3.6 of this Agreement shall be deleted in its entirety and replaced with the following for all purposes hereunder:

“3.6 Financial Statements. The Financial Statements have been prepared in accordance with GAAP, fairly present the consolidated financial condition, results of operations and cash flows of the Company as of the date thereof in all material respects and for the period referred to therein, and are consistent with the books and records of the Company.”

ARTICLE VI

CONDITIONS TO CONSUMMATION OF THE MERGER

6.1 Conditions to Each Party’s Obligations. The respective obligations of each Party to consummate the Mergers are subject to the satisfaction of the following conditions:

(a) Registration Statement Effective. The S-4 Registration Statement shall have been declared effective by the SEC under the Securities Act and no stop order suspending the effectiveness of the Registration Statement shall have been issued by the SEC and no proceeding for that purpose shall have been initiated by the SEC;

(b) Listing of Shares. The Merger Shares and the shares of New Parent Common Stock to be issued pursuant to the exercise of Options assumed in accordance with Section 2.1 shall have been approved for listing on the NASDAQ National Market;

(c) Company Stockholder Approval. The Requisite Stockholder Approval shall have been obtained;

(d) Parent Stockholder Approval. The approval of the Transaction Issues by the holders of a majority of the outstanding shares of Parent Common Stock shall have been obtained; and

(e) No Order. No Governmental Entity or court of competent jurisdiction shall have enacted, threatened, issued, promulgated, or entered any law, rule, regulation, judgment, decree, injunction, executive order or award that is then in effect, pending or threatened and has, or would have, the effect of making the Mergers illegal or otherwise prohibiting consummation of the Mergers.

6.2 Conditions to Obligations of Parent, New Parent and the Merger Subsidiaries. The obligation of each of Parent, New Parent and the Merger Subsidiaries to consummate the Mergers is subject to the satisfaction (or waiver by Parent) of the following additional conditions:

(a) the number of Dissenting Shares shall not exceed 10% of the number of outstanding Common Shares and Common Share Equivalents as of the Effective Time (calculated after giving effect to the conversion into Common Shares of all outstanding Preferred Shares);

(b) the Company shall have obtained at its own expense (and shall have provided copies thereof to Parent) all of the waivers, permits, consents, approvals or other authorizations, and effected all of the registrations, filings and notices, referred to in Section 5.2 which are required on the part of the Company, except for any failure of which to obtain or effect would not, individually or in the aggregate, have a Company Material Adverse Effect or a material adverse effect on the ability of the Parties to consummate the transactions contemplated by this Agreement;

(c) the representations and warranties of the Company set forth in this Agreement that are qualified as to materiality shall be true and correct in all respects, and all other representations and warranties of the Company set forth in this Agreement shall be true and correct in all material respects, in each case as of the date of this Agreement and as of the Closing as though made as of the Closing, except to the extent such representations and warranties are specifically made as of a particular date (in which case such representations and warranties shall be true and correct as of such date);

(d) the Company shall have performed or complied with in all material respects its agreements and covenants required to be performed or complied with under this Agreement as of or prior to the Closing;

(e) no Legal Proceeding other than as disclosed in the Disclosure Schedule shall be pending or threatened wherein an unfavorable judgment, order, decree, stipulation or injunction would (i) prevent consummation of the transactions contemplated by this Agreement, or (ii) cause the transactions contemplated by this Agreement to be rescinded following consummation and no such judgment, order, decree, stipulation or injunction shall be in effect or (iii) have individually or in the aggregate a Company Material Adverse Effect;

(f) the Company shall have delivered to Parent, New Parent and Merger Sub I the Company Certificate;

(g) Clint Coleman, Michael Brennan, Gary Norton, Jonathan Lynch, Dan Reicher and Charles Curtis shall have indicated, in a manner reasonably satisfactory to New Parent, their intention to join New Parent as employees following the Closing;

(h) Parent, New Parent and Merger Sub I shall have received from counsel to the Company an opinion covering the matters set forth on Exhibit C hereto, dated as of the Closing Date;

(i) Parent and New Parent shall have received an opinion of their counsel, Hale and Dorr LLP, dated as of the Effective Time, substantially to the effect that the Parent Merger will qualify as an exchange within the meaning of Section 351 of the Code and a reorganization within the meaning of Section 368(a) of the Code. The issuance of such opinion shall be conditioned upon the receipt by such counsel of reasonable and customary representation letters from each of the Parties in each case in form and substance reasonably satisfactory to tax counsel, and each such representation letter shall be dated on or before the date of such opinions and shall not have been withdrawn or modified in any material effect;

(j) Parent and New Parent shall have received at their expense a “comfort letter” dated as of a date not more than two days prior to the date that the S-4 Registration Statement is declared effective and shall have received a similar letter dated as of a date not more than two days prior to the Effective Time;

(k) each holder of Preferred Shares shall have entered into a lockup agreement in the form attached hereto as Exhibit D and each person listed in Section 6.2(g) shall have entered into a lockup agreement in the form attached hereto as Exhibit D.

(l) the Company shall have provided to Parent and New Parent a duly executed statement that satisfies the requirements of Treasury Regulation Section 1.1445-2(c), certifying that the Company Shares are not U.S. real property interests; and

(m) Parent and New Parent shall have received such other certificates and instruments (including certificates of good standing of the Company in its jurisdiction of organization and the various foreign jurisdictions in which it is qualified, certified certificate of incorporation documents, certificates as to the incumbency of officers and the adoption of authorizing resolutions) as it shall reasonably request in connection with the Closing.

6.3 Conditions to Obligations of the Company. The obligation of the Company to consummate the Company Merger is subject to the satisfaction of the following additional conditions:

(a) New Parent shall have filed with the NASDAQ National Market a Notification Form for listing of Additional Shares with respect to the Merger Shares and are shares of New Parent Common Stock to be issued pursuant to the exercise of Options assumed in accordance with Section 2.1 and a registration statement on Form S-8 registering the New Parent Common Stock issuable upon exercise of such Options shall be effective;

(b) Parent and New Parent shall have obtained at their own expense (and shall have provided copies thereof to the Company) all of the waivers, permits, consents, approvals or other authorizations, and effected all of the registrations, filings and notices, referred to in Section 5.2 which are required on the part of Parent or New Parent, except for any failure of which to obtain or effect would not have a material adverse effect on the ability of the Parties to consummate the transactions contemplated by this Agreement;

(c) Clint Coleman, Paul F. Koeppe and Theodore Stern shall have been designated as directors of New Parent, effective immediately following the Closing, and the number of directors which shall comprise the entire Board of Directors of New Parent (giving effect to such designation) shall not be more than 11;

(d) any representations and warranties of Parent, New Parent and the Merger Subsidiaries set forth in this Agreement that are qualified as to materiality shall be true and correct in all respects, and all other representations and warranties of Parent, New Parent and the Merger Subsidiaries set forth in this Agreement shall be true and correct in all material respects, in each case as of the date of this Agreement and as of the Closing as though made as of the Closing, except to the extent such representations and warranties are specifically made as of a particular date (in which case such representations and warranties shall be true and correct as of such date);

(e) each of Parent, New Parent and the Merger Subsidiaries shall have performed or complied with in all material respects its agreements and covenants required to be performed or complied with under this Agreement as of or prior to the Closing;

(f) no Legal Proceeding, other than as disclosed in Parent Disclosure Schedule or the 2003 Reports, shall be pending or threatened wherein an unfavorable judgment, order, decree, stipulation or injunction would (i) prevent consummation of the transactions contemplated by this Agreement, or (ii) cause the transactions contemplated by this Agreement to be rescinded following consummation, and no such judgment, order, decree, stipulation or injunction shall be in effect or (iii) have individually or in the aggregate a Parent Material Adverse Effect;

(g) Parent and New Parent shall have delivered to the Company the Parent Certificate;

(h) the Company shall have received from counsel to Parent and New Parent an opinion covering the matters set forth on Exhibit E hereto, addressed to the Company and dated as of the Closing Date;

(i) the Company shall have received a written opinion from its counsel, Ropes & Gray, in form and substance reasonably satisfactory to it, to the effect that the Merger will qualify as an exchange within the meaning of Section 351 of the Code. The issuance of such opinion shall be conditioned upon the receipt by such counsel of reasonable and customary representation letters from each of the Parties in each case in form and substance reasonably satisfactory to such counsel, and each such representation letter shall be dated on or before the date of such opinions and shall not have been withdrawn or modified in any material effect; and

(j) the Company shall have received such other certificates and instruments (including certificates of good standing of Parent, New Parent and the Merger Subsidiaries in their jurisdiction of organization, certified certificate of incorporation documents, certificates as to the incumbency of officers and the adoption of authorizing resolutions) as it shall reasonably request in connection with the Closing.

ARTICLE VII

INDEMNIFICATION

7.1 Indemnification by the Company Stockholders. Subject to the limitations set forth in this Article VII, the Company Stockholders and Company Optionholders shall indemnify Parent, New Parent and Merger Sub I in respect of, and hold them harmless against, any and all Damages incurred or suffered by the Surviving Corporation of the Company Merger or Parent, New Parent, Merger Sub I or any Affiliate thereof resulting from, relating to or constituting:

(a) any breach, of any representation or warranty of the Company contained in this Agreement or any other agreement or instrument furnished by the Company to Parent, New Parent or the Merger Subsidiaries pursuant to this Agreement;

(b) any failure to perform any covenant or agreement of the Company contained in this Agreement or any agreement or instrument furnished by the Company to Parent, New Parent or Merger Subsidiaries pursuant to this Agreement;

(c) any failure of any Company Stockholder to have good, valid and marketable title to the issued and outstanding Company Shares issued in the name of such Company Stockholder, free and clear of all Security Interests; or

(d) fraud relating to the execution and delivery of this Agreement or the transactions contemplated hereby,

it being understood and agreed that each Company Stockholder and Company Optionholder is only responsible for its share of any Damages (as set forth in the Escrow Agreement), and that no Company Stockholder or Company Optionholder shall have any liability pursuant to clause (c) above with respect to Company Shares not registered in the name of such Company Stockholder or Company Optionholder.

7.2 Indemnification by Parent and New Parent. Subject to the limitations set forth in this Article VII, Parent and New Parent shall indemnify the Company Stockholders in respect of, and hold them harmless against, any and all Damages incurred or suffered by the Company Stockholders resulting from, relating to or constituting:

(a) any breach, of any representation or warranty of Parent, New Parent or the Merger Subsidiaries contained in this Agreement or any other agreement or instrument furnished by Parent, New Parent or the Merger Subsidiaries to the Company pursuant to this Agreement;

(b) any failure to perform any covenant or agreement of Parent, New Parent or the Merger Subsidiaries contained in this Agreement or any agreement or instrument furnished by Parent, New Parent or the Merger Subsidiaries to the Company pursuant to this Agreement; or

(c) fraud relating to the execution and delivery of this Agreement or the transactions contemplated hereby.

7.3 Indemnification Claims.

(a) An Indemnified Party shall give written notification to the Indemnifying Party of the commencement of any Third Party Action. Such notification shall be given within 20 days after receipt by the Indemnified Party of notice of such Third Party Action, and shall describe in reasonable detail (to the extent known by the Indemnified Party) the facts constituting the basis for such Third Party Action and the amount of the claimed damages; provided, however, that no delay or failure on the part of the Indemnified Party in so notifying the Indemnifying Party shall relieve the Indemnifying Party of any liability or obligation hereunder except to the extent of any damage or liability caused by or arising out of such failure. Within 20 days after delivery of such notification, the Indemnifying Party may, upon written notice thereof to the Indemnified Party, assume control of the defense of such Third Party Action with counsel reasonably satisfactory to the Indemnified Party; provided that (i) the Indemnifying Party may only assume control of such defense if (A) it acknowledges in writing to the Indemnified Party that, subject to its reasonable investigation of such Damages, any damages, fines, costs or other liabilities that may be assessed against the Indemnified Party in connection with such Third Party Action constitute Damages for which the Indemnified Party shall be indemnified pursuant to this Article VII and (B) the ad damnum is less than or equal to the amount of Damages for which the Indemnifying Party is liable under this Article VII and (ii) the Indemnifying Party may not assume control of the defense of Third Party Action involving criminal liability or in which equitable relief is sought against the Indemnified Party. If the Indemnifying Party does not, or is not permitted under the terms hereof to, so assume control of the defense of a Third Party Action, the Indemnified Party shall control such defense. The Non-controlling Party may participate in such defense at its own expense. The Controlling Party shall keep the Non-controlling Party advised of the status of such Third Party Action and the defense thereof and shall consider in good faith recommendations made by the Non-controlling Party with respect thereto. The Non-controlling Party shall furnish the Controlling Party with such information as it may have with respect to such Third Party Action (including copies of any summons, complaint or other pleading which may have been served on such party and any written claim, demand, invoice, billing or other document evidencing or asserting the same) and shall otherwise cooperate with and assist the Controlling Party in the defense of such Third Party Action. The fees and expenses of counsel to the Indemnified Party with respect to a Third Party Action shall be considered Damages for purposes of this Agreement if the Indemnified Party controls the defense of such Third Party Action pursuant to the terms of this Section 7.3(a). The Indemnifying Party shall not agree to any settlement of, or the entry of any judgment arising from, any Third Party Action without the prior written consent of the Indemnified Party, which shall not be unreasonably withheld, conditioned or delayed. The Indemnified Party shall not agree to any settlement of, or the entry of any judgment arising from, any such Third Party Action without the prior written consent of the Indemnifying Party, which shall not be unreasonably withheld, conditioned or delayed.

(b) In order to seek indemnification under this Article VII, an Indemnified Party shall deliver to the Indemnifying Party a Claim Notice stating the basis for such claim, the specific nature of the breach and the calculation of the damages suffered in reasonable detail. Such Claim Notice shall be delivered by the Indemnified Party within thirty (30) days after the Indemnified Party learns of the claim (disregarding for this purpose the limitations on indemnification set forth in Section 7.5); provided, that failure to deliver the Claim Notice within such time period shall not relieve the Indemnifying Party of its obligations under this Article VII except to the extent the Indemnifying Party is materially prejudiced by such failure. If the Indemnified Party is Parent or New Parent and is seeking to enforce such claim pursuant to the Escrow Agreement, the Indemnifying Party shall deliver a copy of the Claim Notice to the Escrow Agent.

(c) Within 20 days after delivery of a Claim Notice, the Indemnifying Party shall deliver to the Indemnified Party a Response, in which the Indemnifying Party shall: (i) agree that the Indemnified Party is entitled to receive all of the Claimed Amount (in which case the Response shall be accompanied by a payment by the Indemnifying Party to the Indemnified Party of the Claimed Amount, by check or by wire transfer; provided that if the Indemnified Party is Parent or New Parent and is seeking to enforce such claim pursuant to the Escrow Agreement, the Indemnifying Party and the Indemnified Party shall deliver to the Escrow Agent, within six days following the delivery of the Response, a written notice executed by both parties instructing the Escrow Agent to distribute to Parent or New Parent Escrow Cash, Escrow Shares and Escrow Warrants (in accordance with the Escrow Agreement) as have an aggregate cash value, Value and Warrant Value equal to the Claimed Amount),

(ii) agree that the Indemnified Party is entitled to receive the Agreed Amount (in which case the Response shall be accompanied by a payment by the Indemnifying Party to the Indemnified Party of the Agreed Amount, by check or by wire transfer; provided that if the Indemnified Party is Parent or New Parent and is seeking to enforce such claim pursuant to the Escrow Agreement, the Indemnifying Party and the Indemnified Party shall deliver to the Escrow Agent, within six days following the delivery of the Response, a written notice executed by both parties instructing the Escrow Agent to distribute to Parent or New Parent Escrow Cash, Escrow Shares and Escrow Warrants in accordance with the Escrow Agreement, as have an aggregate cash value, Value and Warrant Value equal to the Agreed Amount), or (iii) dispute that the Indemnified Party is entitled to receive any of the Claimed Amount.

(d) During the 30-day period following the delivery of a Response that reflects a Dispute, the Indemnifying Party and the Indemnified Party shall use good faith efforts to resolve the Dispute. If the Dispute is not resolved within such 30-day period, the Indemnifying Party and the Indemnified Party shall submit the Dispute to binding arbitration. If the Indemnified Party is Parent or New Parent and is seeking to enforce the claim that is the subject of the Dispute pursuant to the Escrow Agreement, the Indemnifying Party and the Indemnified Party shall deliver to the Escrow Agent, promptly following the resolution of the Dispute (whether by mutual agreement, arbitration, final nonappealable judicial decision or otherwise), a written notice executed by both parties instructing the Escrow Agent as to what (if any) portion of the Escrow Cash, Escrow Shares and Escrow Warrants shall be distributed to Parent and New Parent any Stockholders (which notice shall be consistent with the terms of the resolution of the Dispute).

(e) If, as set forth in Section 7.3(d), any Dispute is submitted to binding arbitration, the arbitration shall be conducted by a single arbitrator (the “Arbitrator”) in accordance with the Commercial Rules in effect from time to time and the following provisions:

(i) In the event of any conflict between the Commercial Rules in effect from time to time and the provisions of this Agreement, the provisions of this Agreement shall prevail and be controlling.

(ii) The parties shall commence the arbitration by jointly filing a written submission with the Boston, Massachusetts office of the AAA in accordance with Commercial Rule 5 (or any successor provision).

(iii) Not later than 30 days after the conclusion of the arbitration hearing, the Arbitrator shall prepare and distribute to the parties a writing setting forth the arbitral award and the Arbitrator’s reasons therefor. Any award rendered by the Arbitrator shall be final, conclusive and binding upon the parties, and judgment thereon may be entered and enforced in any court of competent jurisdiction, provided that the Arbitrator shall have no power or authority to grant injunctive relief, specific performance or other equitable relief.

(iv) The Arbitrator shall have no power or authority, under the Commercial Rules or otherwise, to (x) modify or disregard any provision of this Agreement, including the provisions of this Section 7.3(e), or (y) address or resolve any issue not submitted by the parties.

(v) In connection with any arbitration proceeding pursuant to this Agreement, each party shall bear its own costs and expenses, except that the fees and costs of the AAA and the Arbitrator, the costs and expenses of obtaining the facility where the arbitration hearing is held, and such other costs and expenses as the Arbitrator may determine to be directly related to the conduct of the arbitration and appropriately borne jointly by the parties (which shall not include any party’s attorneys’ fees or costs, witness fees (if any), costs of investigation and similar expenses) shall be shared equally by the Indemnified Party and the Indemnifying Party; provided, that the Arbitrator, in its sole discretion, shall have the right to assess costs and expenses against either the Indemnifying Party or the Indemnified Party if it determines that such party has acted frivolously.

(f) For purposes of this Section 7.3 and the second and third sentences of Section 7.4, (i) if the Company Stockholders and Company Optionholders comprise the Indemnifying Party, any references to the Indemnifying Party (except provisions relating to an obligation to make any payments) shall be deemed to refer to the Indemnification Representatives, and (ii) if the Company Stockholders comprise the Indemnified Party, any references to the Indemnified Party (except provisions relating to an obligation to make or a right to receive any payments) shall be deemed to refer to the Indemnification Representatives. The Indemnification Representatives

shall have full power and authority on behalf of each Company Stockholder and Company Optionholder to take any and all actions on behalf of, execute any and all instruments on behalf of, and execute or waive any and all rights of, the Company Stockholders under this Article VII. The Indemnification Representatives will not be liable to any Company Stockholder or Company Optionholder for any action taken by either of them in good faith pursuant to this Article VII, and the Company Stockholders and Company Optionholders will jointly and severally indemnify the Indemnification Representatives from any Damages arising out of their serving as the Indemnification Representatives hereunder. The Indemnification Representatives are serving in that capacity solely for purposes of administrative convenience, and are not personally liable in such capacity for any of the obligations of the Company Stockholders and Company Optionholders hereunder, and each of Parent and New Parent agrees that it will not look to the personal assets of the Indemnification Representatives, acting in such capacity, for the satisfaction of any obligations to be performed by the Company Stockholders and Company Optionholders or the Company hereunder.

7.4 Survival of Representations and Warranties. All representations and warranties that are covered by the indemnification agreements in Section 7.1(a) and Section 7.2(a) shall (a) survive the Closing and (b) shall expire on the date one year following the Closing Date except that the representations and warranties set forth in Sections 3.9, 3.19 and 3.20 shall expire on the date two years following the Closing Date. If an Indemnified Party delivers to an Indemnifying Party, before expiration of a representation or warranty, either a Claim Notice based upon a breach of such representation or warranty, or an Expected Claim Notice based upon a breach of such representation or warranty, then the applicable representation or warranty shall survive until, but only for purposes of, the resolution of the matter covered by such notice. If the legal proceeding or written claim with respect to which an Expected Claim Notice has been given is definitively withdrawn or resolved in favor of the Indemnified Party, the Indemnified Party shall promptly so notify the Indemnifying Party; and if the Indemnified Party has delivered a copy of the Expected Claim Notice to the Escrow Agent and Escrow Cash, Escrow Shares and Escrow Warrants have been retained in escrow after the Termination Date (as defined in the Escrow Agreement) with respect to such Expected Claim Notice, the Indemnifying Party and the Indemnified Party shall promptly deliver to the Escrow Agent a written notice executed by both parties instructing the Escrow Agent to distribute such retained Escrow Cash, Escrow Shares and Escrow Warrants to the Company Stockholders and Company Optionholders in accordance with the terms of the Escrow Agreement.

7.5 Limitations.

(a) Notwithstanding anything to the contrary herein, (i) the aggregate liability of the Company Stockholders and Company Optionholders for Damages under this Article VII shall be limited to the Escrow Cash, Escrow Shares and Escrow Warrants, (ii) the Company Stockholders and Company Optionholders shall not be liable under this Article VII unless and until the aggregate Damages for which they would otherwise be liable under this Article VII exceed $500,000 (at which point the Company Stockholders and Company Optionholders shall become liable for the Damages under this Article VII in excess of $500,000), (iii) the Company Stockholders and Company Optionholders shall not be liable under this Article VII with respect to any Damages arising out of or related to matters within the knowledge of Parent at the Effective Time, and (iv) each Company Stockholder and Company Optionholder shall only be liable for his, her or its share of Damages in accordance with the Escrow Agreement); provided, that the limitation set forth in clause (ii) of this sentence shall not apply to a claim pursuant to Section 7.1(a) relating to a breach of the representations and warranties set forth in Sections 3.1, 3.2 or 3.3 or to a claim pursuant to Section 7.1(d). For purposes solely of this Article VII, all representations and warranties of the Company in Article III (other than Sections 3.7 and 3.29 shall be construed as if the term “material” and any reference to “Company Material Adverse Effect” (and variations thereof) were omitted from such representations and warranties.

(b) Notwithstanding anything to the contrary, (i) the aggregate liability of Parent and New Parent for Damages under this Article VII shall not exceed $4,125,000, (ii) Parent and New Parent shall not be liable under this Article VII unless and until the aggregate Damages for which they would otherwise be liable under this Article VII exceed $500,000 (at which point Parent and New Parent shall become liable for the Damages under this Article VII in excess of $500,000), and (iii) Parent and New Parent shall not be liable under this Article VII with respect to any Damages arising out of or related to matters within the knowledge of the Company at the Effective Time; provided, that the limitation set forth in clause (ii) of this sentence shall not apply to a claim pursuant to Section 7.2(a) relating to a breach of the representations and warranties set forth in Sections 4.1, 4.2 or 4.3 or to a claim pursuant to Section 7.2(c). For purposes solely of this Article VII, all representations and warranties of

Parent, New Parent and the Merger Subsidiaries in Article IV (other than Sections 4.7 and 4.20) shall be construed as if the term “material” and any reference to “Parent Material Adverse Effect” (and variations thereof) were omitted from such representations and warranties.

(c) Except with respect to common law or statutory claims against any Company Stockholder or Company Optionholder, Parent, New Parent or a Merger Subsidiary relating to fraud after the Closing, the rights of the Indemnified Parties under this Article VII and the Escrow Agreement shall be the sole and exclusive remedy of the Parties with respect to any and all disputes, claims, actions, litigation, suits, cause of action or proceeding arising out of or related to this Agreement or the transactions contemplated thereby.

(d) No Company Stockholder or Company Optionholder shall have any right of contribution against the Company or the Surviving Corporation with respect to any breach by the Company of any of its representations, warranties, covenants or agreements.

ARTICLE VIII

TERMINATION

8.1 Termination of Agreement. The Parties may terminate this Agreement prior to the Closing (whether before or after Requisite Stockholder Approval), as provided below:

(a) the Parties may terminate this Agreement by mutual written consent;

(b) Parent may terminate this Agreement by giving written notice to the Company in the event the Company is in breach of any representation, warranty or covenant contained in this Agreement, and such breach, individually or in combination with any other such breach, (i) would cause the conditions set forth in clauses (c) or (d) of Section 6.2 not to be satisfied and (ii) is not cured within 20 days following delivery by Parent to the Company of written notice of such breach;

(c) the Company may terminate this Agreement by giving written notice to Parent in the event Parent or New Parent is in breach of any representation, warranty or covenant contained in this Agreement, and such breach, individually or in combination with any other such breach, (i) would cause the conditions set forth in clauses (d) or (e) of Section 6.3 not to be satisfied and (ii) is not cured within 20 days following delivery by the Company to Parent of written notice of such breach;

(d) any Party may terminate this Agreement by giving written notice to the other Parties at any time after (i) the stockholders of the Company have voted on whether to approve this Agreement and the Company Merger if this Agreement and the Company Merger failed to receive the Requisite Stockholder Approval or (ii) the stockholders of Parent have voted on whether to approve the Transaction Issues if the requisite vote of the stockholders of Parent in favor of approving the Transaction Issues shall not have been obtained; provided, that the right of either Party to terminate this Agreement under this Section 8.1(d) shall not be available (x) to any Party seeking termination if at such time such Party is in breach of or has failed to fulfill its obligations under this Agreement or (y) to the Company prior to December 31, 2003, if the failure to obtain the Requisite Stockholder Approval has been caused by any Major Stockholder;

(e) the Company may terminate this Agreement by giving written notice to the Parent if (i) Parent’s Board of Directors shall have approved or recommended to the stockholders of Parent an Acquisition Proposal or (ii) a tender offer or exchange offer for outstanding shares of Parent Common Stock is commenced (other than by Parent or an Affiliate of Parent) and Parent’s Board of Directors fails to recommend against acceptance of such offer, recommends that the stockholders of Parent tender their shares in such tender or exchange offer or such tender offer is consummated;

(f) Parent may terminate this Agreement by giving written notice to the Company if the Closing shall not have occurred on or before October 31, 2003 by reason of the failure of any condition precedent under

Section 6.1 or 6.2 (unless the failure results primarily from a breach by Parent or New Parent of any representation, warranty or covenant contained in this Agreement);

(g) the Company may terminate this Agreement by giving written notice to Parent if the Closing shall not have occurred on or before October 31, 2003 by reason of the failure of any condition precedent under Section 6.1 or 6.3 (unless the failure results primarily from a breach by the Company of any representation, warranty or covenant contained in this Agreement); or

(h) Parent may terminate this Agreement by giving written notice to the Company within three days of receipt of the Financial Statements if as a whole the balance sheet and income statement included within the Financial Statements are materially and adversely different from the Unaudited Financial Statements, provided, however, that in determining whether the balance sheet and income statement included within the Financial Statements are materially and adversely different from the Unaudited Financial Statements, all adverse differences related to the disclosures set forth on Section 3.6 of the Disclosure Schedule shall be disregarded.

8.2 Effect of Termination. If any Party terminates this Agreement pursuant to Section 8.1, all obligations of the Parties hereunder shall terminate without any liability of any Party to any other Party, provided that (i) any such termination shall not relieve any party from liability for any willful breach of this Agreement (which includes without limitation the making of any representation or warranty by a party in this Agreement that the party knew was not true and accurate when made) and (ii) the provisions of Section 8.3 of this Agreement and the Confidentiality Agreement shall remain in full force and effect and survive any termination of this Agreement.

8.3 Termination Fees.

(a) The Company agrees to pay to Parent a non-refundable fee equal to $100,000 plus all reasonable out-of-pocket expenses of Parent incurred in connection with this Agreement and the transactions contemplated hereby, including without limitation attorneys’ fees, accountants’ fees, appraisers’ fees and other similar expenses, if either Party terminates this Agreement pursuant to Section 8.1(d)(i) as a result of the failure to receive the Requisite Stockholder Approval, if, at or prior to the time of such failure, there shall have been announced an Acquisition Proposal relating to the Company which shall not have been absolutely and unconditionally withdrawn or abandoned.

(b) Parent agrees to pay to the Company a non-refundable fee equal to $100,000 plus all reasonable out-of-pocket expenses of the Company incurred in connection with this Agreement and the transactions contemplated hereby, including without limitation attorneys’ fees, accountants’ fees, appraisers’ fees, fees and expenses associated with obtaining title insurance and other similar expenses, (i) if Company terminates this Agreement pursuant to Section 8.1(e) or (ii) if either Party terminates this Agreement pursuant to Section 8(d)(ii) as a result of the failure to receive the requisite vote in favor of approval of the Transaction Issues by the stockholders of Parent if, at or prior to the time of such failure, there shall have been announced an Acquisition Proposal relating to Parent, which shall not have been absolutely and unconditionally withdrawn or abandoned.

ARTICLE IX

DEFINITIONS

For purposes of this Agreement, each of the following terms shall have the meaning set forth below.

“AAA” shall mean the American Arbitration Association.

“Acquisition Proposal” shall mean, with respect to any Party, (i) any inquiry, proposal or offer for a merger, consolidation, dissolution, acquisition or sale of substantial stock or assets, tender offer, recapitalization, share exchange or other business combination involving such Party or any Subsidiary of such Party, (ii) any proposal for the issuance by such Party or any Subsidiary of such Party of over 10% of its equity securities or (iii) any proposal or offer to acquire in any manner, directly or indirectly, over 10% of the equity securities or consolidated total assets of such Party or any Subsidiary of such Party, in each case other than the Mergers contemplated by this Agreement.

“Affiliate” shall mean any affiliate, as defined in Rule 12b-2 under the Exchange Act.

“Aggregate Warrant Shares” shall mean the product of (a) 2,500,000 multiplied by (b) the difference between (i) one (1) minus (ii) the quotient obtained by dividing (A) the difference between the aggregate Cash Consideration minus $15,128,000, by (B) $27,500,000.

“Agreed Amount” shall mean part, but not all, of the Claimed Amount.

“Arbitrator” shall have the meaning set forth in Section 7.3(e).

“Average Closing Price” shall have the meaning set forth in Section 2.1(a).

“Business Day” shall mean any weekday other than a weekday on which banks in the city of Boston, Massachusetts are authorized or required to be closed.

“Cash Consideration” shall have the meaning set forth in Section 2.1(a)(ii).

“CERCLA” shall mean the federal Comprehensive Environmental Response, Compensation and Liability Act of 1980, as amended.

“Certificate of Merger” shall mean the certificate of merger or other appropriate documents prepared and executed in accordance with Section 251(c) of the Delaware General Corporation Law.

“Certificates” shall mean stock certificates that, immediately prior to the Effective Time, represented Company Shares converted into Cash Consideration and Merger Shares pursuant to Section 2.1.

“Claim Notice” shall mean written notification which contains (i) a description of the Damages incurred or reasonably expected to be incurred by the Indemnified Party and the Claimed Amount of such Damages, (ii) a statement that the Indemnified Party is entitled to indemnification under Article VII for such Damages and a reasonable explanation of the basis therefor, and (iii) a demand for payment in the amount of such Damages.

“Claimed Amount” shall mean the amount of any Damages incurred or reasonably expected to be incurred by the Indemnified Party.

“Closing” shall mean the closing of the transactions contemplated by this Agreement.

“Closing Date” shall mean the date two business days after the satisfaction or waiver of all of the conditions to the obligations of the Parties to consummate the transactions contemplated hereby (excluding the delivery at the Closing of any of the documents set forth in Article VI), or such other date as may be mutually agreeable to the Parties.

“Code” shall mean the Internal Revenue Code of 1986, as amended.

“Commercial Rules” shall mean the Commercial Arbitration Rules of the AAA.

“Common Cash Consideration” shall have the meaning set forth in Section 2.1(a)(i).

“Common Share Equivalents” shall mean the Common Shares that would be receivable upon conversion of the Preferred Shares if the Preferred Shares were to be converted to Common Shares immediately prior to the Effective Time.

“Common Shares” shall mean the shares of common stock, $.01 par value per share, of the Company.

“Company” shall have the meaning set forth in the first paragraph of this Agreement.

“Company Certificate” shall mean a certificate to the effect that each of the conditions specified in clause (c) of Section 6.1 and clauses (a) through (e) (insofar as clause (e) relates to Legal Proceedings involving the Company) of Section 6.2 is satisfied in all respects.

“Company Intellectual Property” shall mean the Intellectual Property owned by or licensed to the Company and covering, incorporated in, underlying or used in connection with the Customer Deliverables or the Internal Systems.

“Company Material Adverse Effect” shall mean any material adverse change, event, circumstance or development with respect to, or material adverse effect on, the business, assets, liabilities, capitalization, condition (financial or other), or results of operations of the Company; provided, however, that none of the following shall be deemed in themselves, either alone or in combination, to constitute, and none of the following shall be taken into account in determining whether there has been or will be a Material Adverse Effect: (a) any adverse change, effect, event occurrence, state of facts or development to the extent attributable to the announcement or pendency of the transactions contemplated hereby (including any cancellations of or delays in customer orders, any reduction in sales, any disruption in supplier, distributor, partner or similar relationships or any loss of employees); (b) any adverse change, effect, event, occurrence, state of facts or development attributable to conditions affecting the industries in which the Company participates, the economy of the United States as a whole or foreign economies in any locations where the Company has material operations or sales, (c) any adverse change, effect, event, occurrence, state of facts or development arising from or relating to any change in accounting requirements or principles or any change in applicable laws, rules or regulations or the interpretation thereof, (d) any adverse change, effect, event, occurrence, state of facts or development arising from or relating to compliance with the terms of, or the taking of any action required by, this Agreement, or (e) any adverse change, effect, event, occurrence, state of facts of development arising from any action taken by Parent, the Merger Subsidiaries or any of their respective directors, officers, employees, agents or Affiliates. For the avoidance of doubt, the parties agree that the terms “material”, “materially” or “materiality” as used in this Agreement with an initial lower case “m” shall have their respective customary and ordinary meanings, without regard to the meaning ascribed to Company Material Adverse Effect.

“Company Merger” shall have the meaning set forth in Recital A.

“Company Merger Consideration” shall have the meaning set forth in Section 2.1(a)(ii).

“Company Optionholders” shall mean the holders of Options at the Effective Time.

“Company Plan” shall mean any material Employee Benefit Plan maintained, or contributed to, by the Company or any ERISA Affiliates of the Company.

“Company Shares” shall mean the Common Shares and the Preferred Shares together.

“Company Stock Consideration” shall have the meaning set forth in Section 2.1(a)(i).

“Company Stock Plan” shall mean any stock option plan or other stock or equity-related plan of the Company providing for awards of or based on the stock of the Company.

“Company Stockholders” shall mean the stockholders of record of the Company immediately prior to the Effective Time.

“Confidentiality Agreement” shall have the meaning set forth in Section 5.8(a).

“Controlling Party” shall mean the party controlling the defense of any Third Party Action.

“Customer Deliverables” shall mean (a) the products that the Company currently manufactures, markets, sells or licenses, and (b) the services that the Company currently provides.

“Damages” shall mean any and all debts, obligations and other liabilities (whether absolute, accrued, contingent, fixed or otherwise, or whether known or unknown, or due or to become due or otherwise), diminution in value, monetary damages, fines, fees, penalties, interest obligations, deficiencies, losses and expenses (including amounts paid in settlement, interest, court costs, costs of investigators, fees and expenses of attorneys, accountants, financial advisors and other experts, and other expenses of litigation), other than those costs and expenses of arbitration of a Dispute which are to be shared by the Indemnified Party and the Indemnifying Party as set forth in Section 7.3(e)(vi). Damages shall not include any punitive, consequential or special damages or damages for lost profits. The calculation of any Damages will reflect the amount of any insurance proceeds received or reasonably expected to be received by the Indemnified Party in respect of such Damages, net of all costs and expenses incurred by any Indemnified Party in recovering such proceeds from its insurers.

“Disclosure Schedule” shall mean the disclosure schedule provided by the Company to Parent on the date hereof and accepted in writing by Parent.

“Dispute” shall mean the dispute resulting if the Indemnifying Party in a Response disputes its liability for all or part of the Claimed Amount.

“Dissenting Shares” shall have the meaning set forth in Section 2.1(c).

“Dividend” shall have the meaning set forth in Section 5.5(h).

“Effective Time” shall mean the time at which the Company files the Certificate of Merger with the Secretary of State of the State of Delaware.

“Electing Series D Holders” shall mean those holders of Series D Preferred Stock of the Company that elect to receive Series D Cash Consideration or Series D Cash and Warrant and Option Consideration.

“Election Deadline” shall have the meaning set forth in Section 2.5.

“Election Form” shall have the meaning set forth in Section 2.5.

“Employee Benefit Plan” shall mean any “employee pension benefit plan” (as defined in Section 3(2) of ERISA), any “employee welfare benefit plan” (as defined in Section 3(1) of ERISA), and any other written or oral plan, agreement or arrangement involving direct or indirect compensation, including insurance coverage, severance benefits, disability benefits, deferred compensation, bonuses, stock options, stock purchase, phantom stock, stock appreciation or other forms of incentive compensation or post-retirement compensation, in each case that benefits employees or former employees of the Company or their beneficiaries.

“Environmental Law” shall mean any federal, state or local law, statute, rule, order, judgment, Permit or regulation or the common law relating to the environment, occupational health and safety, or exposure of persons or property to Materials of Environmental Concern, including any statute, regulation, administrative decision or order pertaining to: (i) the presence of or the treatment, storage, disposal, generation, transportation, handling, distribution, manufacture, processing, use, import, export, labeling, recycling, registration, investigation or remediation of Materials of Environmental Concern or documentation related to the foregoing; (ii) air, water and noise pollution; (iii) groundwater and soil contamination; (iv) the release, threatened release, or accidental release into the environment, the workplace or other areas of Materials of Environmental Concern, including emissions, discharges, injections, spills, escapes or dumping of Materials of Environmental Concern; (v) transfer of interests in or control of real property which may be contaminated; (vi) community or worker right-to-know disclosures with respect to Materials of Environmental Concern; (vii) the protection of wild life, marine life and wetlands, and endangered and threatened species; (viii) storage tanks, vessels, containers, abandoned or discarded barrels and other closed receptacles; and (ix) health and safety of employees and other persons. As used above, the term “release” shall have the meaning set forth in CERCLA.

“ERISA” shall mean the Employee Retirement Income Security Act of 1974, as amended.

“ERISA Affiliate” shall mean any entity which is, or at any applicable time was, a member of (1) a controlled group of corporations (as defined in Section 414(b) of the Code), (2) a group of trades or businesses under common control (as defined in Section 414(c) of the Code), or (3) an affiliated service group (as defined under Section 414(m) of the Code or the regulations under Section 414(o) of the Code), any of which includes or included the Company or the Parent, as applicable.

“Escrow Agreement” shall mean an escrow agreement in substantially the form attached hereto as Exhibit F.

“Escrow Agent” shall mean Wachovia Bank or another major commercial bank mutually acceptable to Parent and the Company.

“Escrow Cash” shall mean the cash held in escrow under the Escrow Agreement, including the portion of the Cash Consideration deposited therein and any interest earned on the escrowed funds.

“Escrow Shares” shall have the meaning set forth in Section 2.1(b).

“Escrow Warrants” shall have the meaning set forth in Section 2.1(e).

“Exchange Act” shall mean the Securities Exchange Act of 1934, as amended.

“Expected Claim Notice” shall mean a notice that, as a result of a legal proceeding instituted by or written claim made by a third party, an Indemnified Party reasonably expects to incur Damages for which it is entitled to indemnification under Article VII.

“Financial Statements” shall mean the audited consolidated balance sheets and statements of income, changes in stockholders’ equity and cash flows of the Company as of the end of and for the fiscal year ended December 31, 2002.

“GAAP” shall mean United States generally accepted accounting principles as in effect from time to time, consistently applied.

“Governmental Entity” shall mean any court, arbitrational tribunal, administrative agency or commission or other governmental or regulatory authority or agency.

“Indemnification Representatives” shall mean Paul F. Koeppe and Philip Deutch.

“Indemnified Executive” shall mean each present and former director and officer of the Company.

“Indemnified Party” shall mean a party seeking indemnification under Article VII.

“Indemnifying Party” shall mean the party from whom indemnification is sought by the Indemnified Party.

“Intellectual Property” shall mean all:

(a) patents, patent applications, patent disclosures and all related continuation, continuation-in-part, divisional, reissue, reexamination, utility model, certificate of invention and design patents, patent applications, registrations and applications for registrations;

(b) trademarks, service marks, trade dress, Internet domain names, logos, trade names and corporate names and registrations and applications for registration thereof;

(c) copyrights and registrations and applications for registration thereof;

(d) mask works and registrations and applications for registration thereof;

(e) computer software, data and documentation;

(f) inventions, trade secrets and confidential business information, whether patentable or nonpatentable and whether or not reduced to practice, know-how, manufacturing and product processes and techniques, research and development information, copyrightable works, financial, marketing and business data, pricing and cost information, business and marketing plans and customer and supplier lists and information;

(g) other proprietary rights relating to any of the foregoing (including remedies against infringements thereof and rights of protection of interest therein under the laws of all jurisdictions); and

(h) copies and tangible embodiments thereof.

“Internal Systems” shall mean the internal computer systems of the Company that are used in its business or operations, including computer hardware systems, software applications and embedded systems.

“Lease” shall mean any lease or sublease pursuant to which the Company leases or subleases from another party any real property.

“Legal Proceeding” shall mean any action, suit, proceeding, claim, arbitration or investigation before any Governmental Entity or before any arbitrator.

“Letter of Transmittal” shall have the meaning set forth in Section 2.5.

“Mailing Date” shall have the meaning set forth in Section 2.5.

“Major Stockholders” shall have the meaning set forth in Section 5.3(f).

“Materials of Environmental Concern” shall mean any: pollutants, contaminants or hazardous substances (as such terms are defined under CERCLA), pesticides (as such term is defined under the Federal Insecticide, Fungicide and Rodenticide Act), hazardous wastes (as such terms are defined under the Resource Conservation and Recovery Act), chemicals, other hazardous, radioactive or toxic materials, oil, petroleum and petroleum products (and fractions thereof), or any other material listed or subject to regulation under any Environmental Law.

“Mergers” shall mean the Company Merger and Parent Merger.

“Merger Shares” shall mean (i) the shares of New Parent Common Stock issued pursuant to Section 2.1(a) and (ii) the Warrant Shares.

“Merger Sub I” shall have the meaning set forth in the first paragraph of this Agreement.

“Merger Sub II” shall have the meaning set forth in the first paragraph of this Agreement.

“Merger Subsidiary” shall have the meaning set forth in Section 1.1.

“Most Recent Balance Sheet” shall mean the balance sheet contained within the Unaudited Financial Statements (subject to and adjusted for any items noted in Section 3.6 of the Disclosure Schedule) until such point as the Financial Statements are delivered to Parent, whereupon, in lieu of the balance sheet contained within the Unaudited Financial Statements, the term “Most Recent Balance Sheet” shall mean for all purposes hereunder the balance sheet contained within the Financial Statements.

“Most Recent Balance Sheet Date” shall mean December 31, 2002.

“New Parent” shall have the meaning set forth in the first paragraph of this Agreement.

“Non-controlling Party” shall mean the party not controlling the defense of any Third Party Action.

“Option” shall mean each option to purchase or acquire Common Shares, whether issued by the Company pursuant to the Option Plan or otherwise.

“Option Conversion Ratio” shall have the meaning set forth in Section 2.1(e).

“Option Plan” shall mean the Company’s 1998 Stock Option Plan.

“Ordinary Course of Business” shall mean the ordinary course of business consistent with past custom and practice (including with respect to frequency and amount).

“Owned Real Property” shall mean each item of real property owned by the Company.

“Parent” shall have the meaning set forth in the first paragraph of this Agreement.

“Parent Certificate” shall mean a certificate to the effect that each of the conditions specified in clauses (a) and (c) of Section 6.1 and clauses (a) through (f) (insofar as clause (f) relates to Legal Proceedings involving Parent, New Parent or the Merger Subsidiaries of Section 6.3 is satisfied in all respects.

“Parent Common Stock” shall mean the shares of common stock, $.01 par value per share, of Parent.

“Parent Customer Deliverables” shall mean the products that Parent currently manufactures, markets, sells and licenses.

“Parent Disclosure Schedule” shall mean the disclosure schedule provided by Parent to the Company on the date hereof and accepted in writing by the Company.

“Parent Intellectual Property” shall mean the Intellectual Property owned or licensed to Parent and covering, incorporated in, underlying or used in connection with the Parent Customer Deliverables and the Parent Internal Systems.

“Parent Internal Systems” shall mean internal computer systems of Parent that are used in its business or operations, including computer hardware systems, software applications and embedded systems.

“Parent Material Adverse Effect” shall mean any material adverse change, event, circumstance or development with respect to, or material adverse effect on, the business, assets, liabilities, capitalization, condition (financial or other), or results of operations of Parent; provided, however, that none of the following shall be deemed in themselves, either alone or in combination, to constitute, and none of the following shall be taken into account in determining whether there has been or will be a Material Adverse Effect: (a) any adverse change, effect, event occurrence, state of facts or development to the extent attributable to the announcement or pendency of the transactions contemplated hereby (including any cancellations of or delays in customer orders, any reduction in sales, any disruption in supplier, distributor, partner or similar relationships or any loss of employees); (b) any adverse change, effect, event, occurrence, state of facts or development attributable to conditions affecting the industries in which Parent participates, the economy of the United States as a whole or foreign economies in any locations where Parent has material operations or sales, (c) any adverse change, effect, event, occurrence, state of facts or development arising from or relating to any change in accounting requirements or principles or any change in applicable laws, rules or regulations or the interpretation thereof, (d) any adverse change, effect, event, occurrence, state of facts or development arising from or relating to compliance with the terms of, or the taking of any action required by, this Agreement, or (e) any adverse change, effect, event, occurrence, state of facts of development arising from any action taken by the Company or any of the Company’s respective directors, officers, employees, agents or Affiliates. For the avoidance of doubt, the parties agree that the terms “material”, “materially” or “materiality” as used in this Agreement with an initial lower case “m” shall have their respective customary and ordinary meanings, without regard to the meaning ascribed to Parent Material Adverse Effect.

“Parent Merger” shall have the meaning set forth in Recital B.

“Parent Merger Consideration” shall have the meaning set forth in Section 2.2(a).

“Parent Plans” shall mean any material Employee Benefit Plan maintained, or contributed to, by Parent or a Parent Subsidiary.

“Parent Reports” shall mean all reports filed by Parent with the SEC since December 31, 1999 and prior to the date hereof.

“Parent Shares” shall have the meaning set forth in Section 2.2(a).

“Parent Stock Plans” shall mean Parent’s 1996 Stock Option Plan, 2000 Stock Incentive Plan and 2000 Employee Stock Purchase Plan.

“Parent Subsidiaries” shall mean the Merger Subsidiaries and Technology Drive LLC.

“Parties” shall mean Parent, New Parent, the Merger Subsidiaries and the Company.

“Permits” shall mean all material permits, licenses, registrations, certificates, orders, approvals, franchises, variances and similar rights issued by or obtained from any Governmental Entity (including those issued or required under Environmental Laws and those relating to the occupancy or use of owned or leased real property).

“Preferred Shares” shall mean the shares of preferred stock, $.01 par value per share, of the Company.

“Proxy Statement/Prospectus” shall mean a proxy statement/prospectus prepared and distributed by Parent for the purpose of soliciting proxies from the stockholders of Parent for the approval by the stockholders of Parent of the Transaction Issues.

“Reasonable Best Efforts” shall mean best efforts, to the extent commercially reasonable.

“Requisite Stockholder Approval” shall mean the adoption of this Agreement and the approval of the Company Merger by the holders of the number of Company Shares required for such adoption and approval under the General Corporation Law of Delaware, the Company’s Certificate of Incorporation and applicable contractual provisions.

“Response” shall mean a written response containing the information provided for in Section 7.3(c).

“Rule 145 Affiliates” shall mean affiliates of the Company within the meaning of Rule 145 promulgated under the Securities Act.

“S-4 Registration Statement” shall mean a registration statement on Form S-4 of Parent for the purposes of (1) registering the Merger Shares under the Securities Act, (2) soliciting proxies or written consents from stockholders of the Company for the purpose of obtaining the Requisite Stockholder Approval, and (3) soliciting proxies from the stockholders of Parent for the purpose of obtaining the approval by the stockholders of Parent of the issuance of shares of Parent Common Stock in the Mergers.

“SEC” shall mean the Securities and Exchange Commission.

“Securities Act” shall mean the Securities Act of 1933, as amended.

“Security Interest” shall mean any mortgage, pledge, security interest, encumbrance, charge or other lien (whether arising by contract or by operation of law), other than (a) statutory liens for current Taxes, special assessments or other governmental charges not yet due and payable or the amount or validity of which is being contested in good faith by appropriate proceedings and for which appropriate reserves have been established in accordance with GAAP, (b) mechanics’, materialmen’s, carriers’, workers’, repairers’ and similar statutory liens arising or incurred in the Ordinary Course of Business, (c) zoning, entitlement, building and other land use regulations imposed by governmental agencies having jurisdiction over any Owned Real Property which are not violated in any material respect by the current use and operation of the Owned Real Property, (d) deposits or pledges made in connection with, or to secure payment of, worker’s compensation, unemployment insurance, old age pension programs mandated under applicable laws and legal requirements or other social security, (e) covenants, conditions, restrictions, easements, encumbrances and other similar matters of record affecting title to but not adversely affecting current occupancy or use of the Owned Real Property in any material respect, (f) restrictions on the transfer of securities arising under federal and state securities laws and (g) liens that would not reasonably likely have a Company Material Adverse Effect or Parent Material Adverse Effect, as applicable.

“Series D Cash and Warrant and Option Consideration” shall mean the quotient obtained by dividing (a) the difference between $27,500,000 minus the aggregate Series D Cash Consideration by (b) the difference between (i) the aggregate number of Common Shares and Common Share Equivalents then outstanding plus the number of Common Shares issuable upon exercise of then outstanding Options, minus (ii) the aggregate Series D Cash Election Shares.

“Series D Cash and Warrant Election” shall have the meaning set forth in Section 2.5.

“Series D Cash and Warrant Election Shares” shall have the meaning set forth in Section 2.5.

“Series D Cash Consideration” shall have the meaning set forth in Section 2.1(a)(ii).

“Series D Cash Election” shall have the meaning set forth in Section 2.5.

“Series D Cash Election Shares” shall have the meaning set forth in Section 2.5.

“Series D Shares” shall mean the Company’s Series D Preferred Stock.

“Share Exchange Ratio” shall have the meaning set forth in Section 2.1(a)(i).

“Subsidiary” shall mean any corporation, partnership, trust, limited liability company or other non-corporate business enterprise in which the Company holds stock or other ownership interests representing (a) more than 50% of the voting power of all outstanding stock or ownership interests of such entity or (b) the right to receive more than 50% of the net assets of such entity available for distribution to the holders of outstanding stock or ownership interests upon a liquidation or dissolution of such entity.

“Superior Offer” shall mean an unsolicited bona fide written offer to acquire (whether by way of merger, consolidation, share exchange, stock purchase or asset purchase) all of the outstanding capital stock or all or substantially all of the assets of the Company, which satisfies each of the following conditions: (A) such offer is subject only to customary conditions (which may include the termination of this Agreement, but which may not include any financing condition), (B) the Board of Directors of the Company reasonably concludes, after consultation with its outside legal counsel and its financial advisors, that such offer would likely be consummated if the Company were to accept it, and (C) the Board of Directors of the Company reasonably concludes, after consultation with its financial advisors, that such offer would, if consummated, constitute a transaction which is more favorable, from a financial point of view, to the stockholders of the Company than the Company Merger.

“Surviving Corporation” shall have the meaning set forth in Section 1.1.

“Taxes” (including with correlative meaning, the terms “Tax” and “Taxable”) shall mean all taxes or other similar assessments or liabilities, including without limitation, income, gross receipts, ad valorem, premium, value-added, excise, real property, personal property, assets, sales, use, transfer, withholding, employment, unemployment, insurance, social security, business license, business organization, environmental, workers compensation, payroll, profits, license, lease, service, service use, severance, stamp, occupation, windfall profits, customs, duties, franchise, net worth, capital stock, gains and other taxes imposed by the United States of America or any state, local or foreign government, or any agency thereof, or other political subdivision of the United States or any such government, and any interest, fines, penalties, assessments or additions to tax resulting from, attributable to or incurred in connection with any tax or any contest or dispute thereof.

“Tax Returns” shall mean all reports, returns, declarations, statements or other information required to be filed with a taxing authority in connection with Taxes.

“Third Party Action” shall mean any suit or proceeding by a person or entity other than a Party for which indemnification may be sought by a Party under Article VII.

“Total Option Consideration” means the value of the total consideration to be received by a holder of an Option pursuant to this Agreement. The Total Option Consideration shall be the sum of (a) the aggregate Warrant Value of the Warrants a holder of an Option is entitled to receive (including Warrants to be placed in escrow) and (b) the product of the Series D Cash and Warrant and Option Consideration and the number of Options held by such holder.

“Transaction Issues” shall mean approval of this Agreement and the Mergers.

“2003 Reports” shall have the meaning set forth in the first paragraph of Article IV.

“Unaudited Financial Statements” shall have the meaning set forth in Section 3.6.

“Value” of Escrow Shares shall have the meaning set forth in the Escrow Agreement.

“Warrants” shall have the meaning set forth in Section 2.1(a).

“Warrant Baseline Per Share” shall mean a fraction, the numerator of which is 2,500,000 and the denominator of which is the sum of (a) Common Shares issuable upon exercise of Options and (b) outstanding Common Shares and Common Share Equivalents.

“Warrant Excess Per Share” shall mean the difference between the Warrant Post-Reduction Per Share and the Warrant Baseline Per Share.

“Warrants Per Share” shall mean the Warrant Post-Reduction Per Share plus, if the Warrant Post-Reduction Per Share is greater than the Warrant Baseline Per Share, the Warrant Excess Per Share.

“Warrant Per Share for Series D Cash and Warrant Electors” shall mean the lesser of the Warrant Baseline Per Share or the Warrant Post-Reduction Per Share.

“Warrant Post-Reduction Per Share” shall mean a fraction, the numerator of which is the Aggregate Warrant Shares and the denominator of which is the sum of (a) Common Shares issuable upon exercise of Options and (b) outstanding Common Shares and Common Share Equivalents (other than Series D Cash Election Shares).

“Warrant Shares” shall mean the shares of the New Parent Common Stock issuable upon exercise of the Warrants.

“Warrant Value” means, with respect to a Warrant, the value of such Warrant calculated in accordance with the Black-Scholes calculation spreadsheet provided to Parent by the Company prior to the date hereof and to be provided to the Escrow Agent at the Effective Time, using the following assumptions:

Risk Free Rate of Return:	3%
Expiration Date of Warrant:	Third Anniversary of the Closing Date
Expected Volatility:	100%
Current Price:	The average of the closing prices of Parent Common Stock on the NASDAQ National Market (as reported in the Wall Street Journal or, if not reported thereby, any other authoritative source) during the ten most recent trading days on which shares of Parent Common Stock actually traded ending three days prior to the date such Warrant is valued.

ARTICLE X

MISCELLANEOUS

10.1 Press Releases and Announcements. No Party shall issue any press release or public announcement relating to the subject matter of this Agreement without the prior written approval of the other Parties; provided, however, that any Party may make any public disclosure it believes in good faith is required by applicable law, regulation or stock market rule (in which case the disclosing Party shall use Reasonable Best Efforts to advise the other Parties and provide them with a copy of the proposed disclosure and an opportunity to comment on such disclosure prior to making the disclosure. Notwithstanding anything to the contrary in this Agreement or the Confidentiality Agreement, and except as reasonably necessary to comply with applicable securities laws, the parties (and each employee, shareholder, representative, or other agent of the parties) may disclose to any and all persons, without any limitation of any kind, the tax treatment and tax structure of the transaction contemplated by this Agreement and all materials of any kind (including tax opinions or analyses) that are provided to the parties related to such tax treatment and tax structure, provided, however, that this provision shall not permit disclosure until the earliest of the date of the public announcement of discussions relating to the transaction, the date of the public announcement of the transaction or the date of the execution of this Agreement. For this purpose, “tax structure” is limited to any facts relevant to the federal income tax treatment of the transaction contemplated by this Agreement and does not include information relating to the identity of the parties.

10.2 No Third Party Beneficiaries. This Agreement shall not confer any rights or remedies upon any person other than the Parties and their respective successors and permitted assigns; provided, however, that (a) the provisions in Article I concerning issuance of the Merger Shares are intended for the benefit of the Company Stockholders, (b) the provisions of Article VII concerning indemnification are intended for the benefit of the Company Stockholders, (c) the provisions of Section 5.15 are intended for the benefit of the employees of the Company, and (d) the provisions in Section 5.10 are intended for the benefit of the directors and officers of the Company.

10.3 Entire Agreement. This Agreement (including the documents referred to herein) constitutes the entire agreement among the Parties and supersedes any prior understandings, agreements or representations by or among the Parties, written or oral, with respect to the subject matter hereof; provided that the Confidentiality Agreement shall remain in effect in accordance with its terms.

10.4 Succession and Assignment. This Agreement shall be binding upon and inure to the benefit of the Parties named herein and their respective successors and permitted assigns, each of which successors or permitted assigns will be deemed to be a Party hereto for all purposes hereof. No Party may assign either this Agreement or any of its rights, interests or obligations hereof under without the prior written approval of the other Parties.

10.5 Counterparts and Facsimile Signature. This Agreement may be executed in two or more counterparts, each of which shall be deemed an original but all of which together shall constitute one and the same instrument. This Agreement may be executed by facsimile signature.

10.6 Headings. The section headings contained in this Agreement are inserted for convenience only and shall not affect in any way the meaning or interpretation of this Agreement.

10.7 Notices. All notices, requests, demands, claims, and other communications hereunder shall be in writing. Any notice, request, demand, claim or other communication hereunder shall be deemed duly delivered four Business Days after it is sent by registered or certified mail, return receipt requested, postage prepaid, one Business Day after it is sent for next business day delivery via a reputable nationwide overnight courier service, or upon receipt of confirmation of good transmission in the case of facsimile transmission, in each case to the intended recipient as set forth below:

If to the Company:	Copy to:
Northern Power Systems, Inc. 182 Mad River Park P. O. Box 999 Waitsfield, VT 05673 Attention: President Fax: (902) 496-2953	David A. Fine Ropes & Gray LLP One International Place Boston, MA 02110 Fax: (617) 951-7050

If to Parent, New Parent or a Merger Subsidiary:	Copy to:
Proton Energy Systems, Inc. 10 Technology Drive Wallingford, CT 06492 Attention: President Fax: (202) 949-8016	William F. Winslow Hale and Dorr LLP 1455 Pennsylvania Avenue, N.W. Suite 1000 Washington, D.C. 20004 Fax: (202) 942-8484

Any Party may give any notice, request, demand, claim or other communication hereunder using any other means (including personal delivery, expedited courier, messenger service, telex, ordinary mail or electronic mail), but no such notice, request, demand, claim or other communication shall be deemed to have been duly given unless and until it actually is received by the party for whom it is intended. Any Party may change the address to which notices, requests, demands, claims, and other communications hereunder are to be delivered by giving the other Parties notice in the manner herein set forth.

10.8 Governing Law. This Agreement (including the rights of the Parties and the validity and applicability of the arbitration provisions of this Agreement, the conduct of any arbitration of a Dispute, the enforcement of any arbitral award made hereunder and any other questions of arbitration law or procedure arising hereunder) shall be governed by and construed in accordance with the internal laws of the State of Delaware without giving effect to any choice or conflict of law provision or rule (whether of the State of Delaware or any other jurisdiction) that would cause the application of laws of any jurisdictions other than those of the State of Delaware.

10.9 Amendments and Waivers. The Parties may mutually amend any provision of this Agreement at any time prior to the Closing; provided, however, that any amendment effected subsequent to the Requisite Stockholder Approval shall be subject to any restrictions contained in the Delaware General Corporation Law. No amendment of any provision of this Agreement shall be valid unless the same shall be in writing and signed by all of the Parties. No waiver of any right or remedy hereunder shall be valid unless the same shall be in writing and signed by the Party giving such waiver. No waiver by any Party with respect to any default, misrepresentation or breach of warranty or covenant hereunder shall be deemed to extend to any prior or subsequent default, misrepresentation or breach of warranty or covenant hereunder or affect in any way any rights arising by virtue of any prior or subsequent such occurrence. No delay or omission on the part of any parts in exercising any right, power or remedy under this Agreement will so execute as a waiver thereof.

10.10 Severability. Any term or provision of this Agreement that is invalid or unenforceable in any situation in any jurisdiction shall not affect the validity or enforceability of the remaining terms and provisions hereof or the validity or enforceability of the offending term or provision in any other situation or in any other jurisdiction. If the final judgment of a court of competent jurisdiction declares that any term or provision hereof is invalid or unenforceable, the Parties agree that the court making the determination of invalidity or unenforceability shall have the power to limit the term or provision, to delete specific words or phrases, or to replace any invalid or unenforceable term or provision with a term or provision that is valid and enforceable and that comes closest to expressing the intention of the invalid or unenforceable term or provision, and this Agreement shall be enforceable as so modified.

10.11 Specific Performance. Each of the Parties acknowledges and agrees that the other Parties would be damaged irreparably in the event any of the provisions of this Agreement are not performed in accordance with their specific terms or otherwise are breached or violated. Accordingly, each of the Parties agrees that, without posting bond or other undertaking, the other Parties will be entitled to an injunction or injunctions to prevent breaches or violations of the provisions of this Agreement and to enforce specifically this Agreement and the terms and provisions hereof in any claim, action, cause of action or suit (whether in contract or tort or otherwise), litigation (whether at law or in equity, whether civil or criminal), controversy, assessment, arbitration, investigation, hearing, charge, complaint, demand, notice or proceeding to, from, by or before any Governmental Authority instituted in any court of the United States or any state thereof having jurisdiction over the parties and the matter in addition to any other remedy to which it may be entitled, at law or in equity. Each Party further agrees that, in the event of any action for specific performance in respect of such breach or violation, it will not assert that the defense that a remedy at law would be adequate.

10.12 Waiver of Jury Trial. TO THE EXTENT NOT PROHIBITED BY APPLICABLE LAW THAT CANNOT BE WAIVED, THE PARTIES HEREBY WAIVE, AND COVENANT THAT THEY WILL NOT ASSERT (WHETHER AS PLAINTIFF, DEFENDANT OR OTHERWISE), ANY RIGHT TO TRIAL BY JURY IN ANY ACTION ARISING IN WHOLE OR IN PART UNDER OR IN CONNECTION WITH THIS AGREEMENT OR ANY OF THE CONTEMPLATED TRANSACTIONS, WHETHER NOW EXISTING OR HEREAFTER ARISING, AND WHETHER SOUNDING IN CONTRACT, TORT OR OTHERWISE. THE PARTIES AGREE THAT ANY OF THEM MAY FILE A COPY OF THIS PARAGRAPH WITH ANY COURT AS WRITTEN EVIDENCE OF THE KNOWING, VOLUNTARY AND BARGAINED-FOR AGREEMENT AMONG THE PARTIES IRREVOCABLY TO WAIVE ITS RIGHT TO TRIAL BY JURY IN ANY PROCEEDING WHATSOEVER BETWEEN THEM RELATING TO THIS AGREEMENT OR ANY OF THE CONTEMPLATED TRANSACTIONS WILL INSTEAD BE TRIED IN A COURT OF COMPETENT JURISDICTION BY A JUDGE SITTING WITHOUT A JURY.

10.13 Construction.

(a) The language used in this Agreement shall be deemed to be the language chosen by the Parties to express their mutual intent, and no rule of strict construction shall be applied against any Party.

(b) Any reference to any federal, state, local or foreign statute or law shall be deemed also to refer to all rules and regulations promulgated thereunder, unless the context requires otherwise.

(c) Any reference herein to “including” shall be interpreted as “including without limitation.”

(d) Any reference to any Article, Section or paragraph shall be deemed to refer to an Article, Section or paragraph of this Agreement, unless the context clearly indicates otherwise.

IN WITNESS WHEREOF, the Parties have executed this Agreement as of the date first above written.

PROTON ENERGY SYSTEMS, INC.

By:	/s/ WALTER W. SCHROEDER
Title:	President

PES NEW PARENT, INC.

By:	/s/ WALTER W. SCHROEDER
Title:	President

PES-1 MERGER SUB, INC.

By:	/s/ WALTER W. SCHROEDER
Title:	President

PES-2 MERGER SUB, INC.

By:	/s/ WALTER W. SCHROEDER
Title:	President

NORTHERN POWER SYSTEMS, INC.

By:	/s/ CLINT COLEMAN
Title:	President

The undersigned, being the duly elected Secretary or Assistant Secretary of New Parent and each Merger Subsidiary, hereby certifies that this Agreement has been adopted by the holders of shares representing a majority of the votes represented by the outstanding shares of capital stock of each of New Parent and the Merger Subsidiaries entitled to vote on this Agreement.

/s/ JOHN A. GLIDDEN
Secretary or Assistant Secretary

The following stockholders of the Company hereby execute this Agreement for the limited purpose of agreeing to and becoming bound by the provisions of Section 5.3(f).

/s/ PAUL F. KOEPPE
Paul F. Koeppe

/s/ CLINT COLEMAN
Clint Coleman

BOMOSEEN ASSOCIATES, L.P.

By:	/s/ THEODORE STERN
Theodore Stern
General Partner

PERSEUS 2000, L.L.C.

By:	/s/ PHILIP DEUTCH
Name:
Title:

NTH POWER TECHNOLOGIES II, L.P.

By:	/s/ NANCY FLOYD
Nancy Floyd
Managing Director

SCHEDULES AND EXHIBITS

Disclosure Schedule

Parent Disclosure Schedule

Exhibit A — Form of Warrant

Exhibit B — Form of Investment Representation Letter

Exhibit C — Opinion of Counsel to the Company

Exhibit D — Form of Lockup Agreement

Exhibit E — Opinion of Counsel to Parent and the Merger Subsidiaries

Exhibit F — Escrow Agreement

FIRST AMENDMENT

TO AGREEMENT AND PLAN OF

CONTRIBUTION AND MERGER

The Agreement and Plan of Contribution and Merger dated as of May 22, 2003 by and among Proton Energy Systems, Inc., PES New Parent, Inc., PES-1 Merger Sub, Inc., PES-2 Merger Sub, Inc. and Northern Power Systems, Inc. (the “Agreement”) is hereby amended as follows:

1. Article IX of the Agreement is hereby amended by deleting therefrom the definitions of “Warrant Excess Per Share” and “Warrants Per Share” in their entirety and inserting the following as the new definition of “Warrants Per Share”:

“Warrants Per Share” shall mean the quotient of (a) the difference between (i) the Aggregate Warrant Shares minus (ii) the product of (A) the Warrant Per Share for Series D Cash and Warrant Electors multiplied by (B) the Series D Cash and Warrant Election Shares, divided by (b) the sum of (i) Common Shares issuable upon the exercise of then outstanding Options plus (ii) the aggregate number of Common Shares and Common Share Equivalents then outstanding (other than Series D Cash Election Shares and Series D Cash and Warrant Election Shares).

2. Capitalized terms used but not defined herein shall have the respective meanings given to such terms in the Agreement.

3. Except as amended herein, the Agreement is hereby confirmed to remain in full force and effect.

4. This amendment may be executed in multiple counterparts all of which shall constitute one original.

EXECUTED as of this 25th day of August 2003.

PROTON ENERGY SYSTEMS, INC.

By:	/s/ WALTER W. SCHROEDER
Title:	Chief Executive Officer

PES NEW PARENT, INC.

By:	/s/ WALTER W. SCHROEDER
Title:	President

PES-1 MERGER SUB, INC.

By:	/s/ WALTER W. SCHROEDER
Title:	President

PES-2 MERGER SUB, INC.

By:	/s/ WALTER W. SCHROEDER
Title:	President

NORTHERN POWER SYSTEMS, INC.

By:	/s/ CLINT COLEMAN
Title:	President

The undersigned, being the duly elected Secretary or Assistant Secretary of New Parent and each Merger Subsidiary, hereby certifies that the foregoing Amendment has been adopted by the holders of shares representing a majority of the votes represented by the outstanding shares of capital stock of each of New Parent and the Merger Subsidiaries entitled to vote on such Amendment.

/s/ JOHN A. GLIDDEN
Secretary or Assistant Secretary

Annex B

ESCROW AGREEMENT

This Escrow Agreement is entered into as of             , 2003, by and among Distributed Energy Systems Corp., a Delaware corporation (“Distributed Energy”), Paul F. Koeppe and Philip Deutch (the “Indemnification Representatives”) and                      (the “Escrow Agent”).

WHEREAS, Distributed Energy and Northern Power Systems, Inc. (the “Company”) have entered into an Agreement and Plan of Contribution and Merger dated May     , 2003, (the “Merger Agreement”) by and among the Company, Distributed Energy, Proton Energy Systems, Inc. and subsidiaries of Distributed Energy, pursuant to which PES-1 Merger Sub Inc. will be merged (the “Merger”) into the Company, which, as the surviving corporation (the “Surviving Corporation”), will become a wholly-owned subsidiary of Distributed Energy;

WHEREAS, the Merger Agreement provides that an escrow fund will be established to secure the indemnification obligations of the stockholders and optionholders of the Company receiving consideration pursuant to Section 2.1 of the Merger Agreement (collectively, the “Indemnifying Securityholders”) to Distributed Energy and Husky; and

WHEREAS, the parties hereto desire to establish the terms and conditions pursuant to which such escrow fund will be established and maintained;

NOW, THEREFORE, the parties hereto hereby agree as follows:

1. Consent of Indemnifying Securityholders. The Indemnifying Securityholders have, either by virtue of the approval of the Merger Agreement or through the execution of an instrument to such effect, consented to: (a) the establishment of this escrow to secure the Indemnifying Securityholders’ indemnification obligations under Article VII of the Merger Agreement in the manner set forth herein, (b) the appointment of the Indemnification Representatives as their representatives for purposes of this Agreement and as attorneys-in-fact and agents for and on behalf of each Indemnifying Securityholder, and the taking by the Indemnification Representatives of any and all actions and the making of any decisions required or permitted to be taken or made by them under this Agreement and (c) all of the other terms, conditions and limitations in this Agreement.

2. Escrow and Indemnification.

(a) Escrow Fund. Simultaneously with the execution of this Agreement, Distributed Energy shall deposit with the Escrow Agent (i) by wire transfer or delivery of a check of Distributed Energy payable to the Escrow Agent, the sum of $            , (ii) a certificate for              shares of common stock of Distributed Energy and (iii) a Warrant representing warrants to purchase              shares of Distributed Energy Common Stock, such shares and Warrant to be issued in the name of Escrow Agent or its nominee, as determined pursuant to Section 2.4 of the Merger Agreement. The Escrow Agent hereby acknowledges receipt of such sum, such stock certificate and such Warrants. Such sum, together with any further sums deposited by Distributed Energy pursuant to the final sentence of Section 2.1(c) of the Merger Agreement and any interest earned thereon, are referred to herein as the “Escrow Cash.” Such shares, together with any further shares deposited by Distributed Energy pursuant to the final sentence of Section 2.1(a) of the Merger Agreement are referred to herein as the “Escrow Shares.” Such Warrants are referred to herein as the “Escrow Warrants.” The Escrow Cash, the Escrow Shares and Escrow Warrants are referred to herein as the “Escrow Fund.” The Escrow Fund shall be held as a trust fund and shall not be subject to any lien, attachment, trustee process or any other judicial process of any creditor of any party hereto. The Escrow Cash shall be invested in accordance with Section 5. The Escrow Agent agrees to hold the Escrow Fund in an escrow account subject to the terms and conditions of this Agreement. The Escrow Cash, Escrow Shares and Escrow Warrants shall be initially attributed to the Indemnifying Securityholders as set forth on Attachment A. Thereafter, such apportionment shall be adjusted upon any event affecting the Escrow Fund, including without limitation the payment of interest on Escrow Cash, the sale of Escrow Shares upon the request of an Indemnifying Securityholder as provided below, the exercise of an Escrow Warrant as provided below or payment of a claim on the Escrow Fund (although the Responsibility Percentages shall not be so adjusted). For example, if an

Indemnifying Securityholder directs the Escrow Agent to sell Escrow Shares attributable to such Indemnifying Securityholder, the Escrow Shares attributable to such Indemnifying Securityholder shall be reduced and the Escrow Cash attributable to such Indemnifying Securityholder shall be increased. At any time Escrow Shares are attributed to an Indemnifying Securityholder, such Indemnifying Securityholder may cause the Escrow Agent to sell any or all of the Escrow Shares attributed to it as set forth on Attachment A hereto by notice of such election to the Escrow Agent. The proceeds from any such sale shall become Escrow Cash attributable to such Indemnifying Securityholder. No such sale of Escrow Shares attributed to an Indemnifying Securityholder shall change the Responsibility Percentages set forth on Attachment A. At any time Escrow Warrants are attributed to an Indemnifying Securityholder, such Indemnifying Securityholder may cause the Escrow Agent to exercise such Escrow Warrants by providing (i) notice of such election to the Escrow Agent, (ii) sufficient instructions in such notice regarding the desired exercise for the Escrow Agent to complete the exercise, and (iii) if the exercise is not a cashless exercise, cash equal to the aggregate exercise price of the Warrants being exercised (which may be paid either to the Escrow Agent for remittance to the Distributed Energy upon exercise of the Warrants or directly to the Distributed Energy, in which case the Distributed Energy shall provide prompt notice the Escrow Agent upon receipt of such cash). The shares of Distributed Energy common stock acquired upon exercise of any such Escrow Warrant shall become Escrow Shares attributable to such Indemnifying Securityholder. No such exercise of Escrow Warrants attributed to an Indemnifying Securityholder shall change the Responsibility Percentages set forth on Attachment A.

(b) Indemnification. The Indemnifying Securityholders have agreed in Article VII of the Merger Agreement, to indemnify and hold harmless Distributed Energy and Husky from and against specified Damages (as defined in the Merger Agreement). The Escrow Fund shall be security for such indemnity obligations of the Indemnifying Securityholders, subject to the limitations, and in the manner provided, in this Agreement.

(c) Dividends, Etc. Any securities or property (including without limitation cash) distributed as a dividend in respect of any of the Escrow Shares shall be issued in the name of each Indemnifying Securityholder and shall be delivered to each Indemnifying Securityholder at the address for such Indemnifying Securityholder as set forth on Attachment A. Other than the dividends described in the foregoing sentence, any securities or property (including without limitation cash) distributed in respect of or in exchange for any of the Escrow Shares, whether by way of dividends of Distributed Energy Common Stock, stock splits or otherwise, or in connection with any merger, liquidation or consolidation of the Distributed Energy, shall be issued in the name of the Escrow Agent or its nominee, and shall be delivered to the Escrow Agent, who shall hold such securities in the Escrow Account. Such securities shall be considered Escrow Shares for purposes hereof.

(d) Voting of Shares. The Indemnification Representatives shall have the right, in their sole discretion, on behalf of the Indemnifying Securityholders, to direct the Escrow Agent in writing as to the exercise of any voting rights pertaining to the Escrow Shares, and the Escrow Agent shall comply with any such written instructions. In the absence of such instructions, the Escrow Agent shall not vote any of the Escrow Shares. The Indemnification Representatives shall have no obligation to solicit consents or proxies from the Indemnifying Securityholders for purposes of any such vote.

(e) Transferability. The respective interests of the Indemnifying Securityholders in the Escrow Fund shall not be assignable or transferable, other than by operation of law or to an Indemnifying Securityholder’s successors, heirs or personal representatives in the event any Indemnifying Securityholder is liquidated or dies, or to an Indemnifying Securityholder’s members, limited partners or equityholders in a distribution to them, said transfer to be effectuated by such Indemnifying Securityholder or such Indemnifying Securityholder’s successor or personal representative by providing the Escrow Agent with such instruments of transfer and other documents as the Escrow Agent may reasonably require. Notice of any such assignment or transfer by operation of law shall be given to the Escrow Agent and to Distributed Energy, and no such assignment or transfer shall be valid until such notice is given.

(f) Information. The Indemnification Representatives shall have reasonable access to information about the Distributed Energy and its Subsidiaries and the reasonable assistance of the Company’s officers and employees and former officers and employees for the purposes of performing its duties and exercising its rights hereunder and under the Merger Agreement, provided that the Indemnification Representatives shall treat confidentially and not disclose any nonpublic information from or about Distributed Energy or its Subsidiaries to anyone (except on a need to know basis to individuals who agree to treat such information confidentially).

3. Disbursement of Escrow Fund.

(a) Disbursement by Escrow Fund. The Escrow Agent shall disburse the Escrow Fund only in accordance with (i) a written instrument delivered to the Escrow Agent that is executed by both Distributed Energy and the Indemnification Representatives and that instructs the Escrow Agent as to the disbursement of some or all of the Escrow Fund, (ii) an order of a court of competent jurisdiction or arbitrator pursuant to Section 7.3(e) of the Merger Agreement, a copy of which is delivered to the Escrow Agent by either Distributed Energy or the Indemnification Representatives, that instructs the Escrow Agent as to the disbursement of some or all of the Escrow Fund, or (iii) the provisions of Section 3(b) and Section 9 hereof.

(b) Disbursement Following Termination Date. Within five (5) business days after             , 2004 (the “Initial Termination Date”), the Escrow Agent shall distribute to each Indemnifying Securityholder an amount equal to 66-2/3% of the Value of the Escrow Shares and Escrow Cash and Escrow Warrants and attributable to such Indemnifying Securityholder (with any Escrow Shares or Escrow Warrants to be valued at their Value), with respect to Indemnifying Securityholders to whom any combination of Escrow Shares, Escrow Warrants and Escrow Cash is attributable, pro rata according to the Value of Escrow Shares and the Value of Escrow Warrants and the value of Escrow Cash attributable to such Indemnifying Securityholder with any Escrow Shares or Escrow Warrants so distributed to be registered in the name of the applicable Indemnifying Securityholders. Within five (5) business days after             , 2005 (the “Final Termination Date”), the Escrow Agent shall distribute to the Indemnifying Securityholders the balance of the Escrow Fund then held in escrow, with any Escrow Shares or Escrow Warrants so distributed to be registered in the name of the applicable Indemnifying Securityholders. Notwithstanding the foregoing, if Distributed Energy has previously delivered to the Escrow Agent a copy of a Claim Notice (as defined in the Merger Agreement) and the Escrow Agent has not received written notice of the resolution of the claim covered thereby, or if Distributed Energy has previously delivered to the Escrow Agent a copy of an Expected Claim Notice (as defined in the Merger Agreement) and the Escrow Agent has not received written notice of the resolution of the anticipated claim covered thereby, the Escrow Agent shall retain in escrow after the Initial Termination Date or Final Termination Date, as the case may be, the amount of the Escrow Fund, or if less, an amount of Escrow Cash and a number of Escrow Shares and Escrow Warrants having a Value (as defined in Section 4 below) at such time equal to the Claimed Amount (as defined in the Merger Agreement) covered by such Claim Notice or equal to the estimated amount of Damages set forth in such Expected Claim Notice, as the case may be. Any such amounts shall be retained in accordance with Section 3(c) hereof.

(c) Allocation of Retentions and Withdrawals Among Indemnifying Securityholders. Any amount retained in escrow as provided in Section 3(b) or withdrawn from escrow to satisfy any claim on the escrow fund shall be retained or withdrawn in accordance with this Section 3(c).

(i) Amounts retained or withdrawn shall be retained or withdrawn pro-rata in accordance with the respective Responsibility Percentage of each Indemnifying Securityholder as set forth on Attachment A from the Escrow Cash, Escrow Shares and Escrow Warrants attributable to each Indemnity Securityholder, and with respect to each Indemnifying Securityholder to whom any combination of Escrow Shares, Escrow Cash and Escrow Warrants is attributable, pro-rata according to the value of the Escrow Cash attributable to such Indemnifying Securityholder at such time, the Value of the Escrow Shares attributable to such Indemnifying Securityholder at such time and the Value of the Escrow Warrants attributable to such Indemnifying Securityholder at such time.

(ii) If a retention or withdrawal according to Section 3(c)(i) exhausts the portion of the Escrow Fund attributable to any Indemnifying Securityholder, the retention or withdrawal shall be accomplished according to Section 3(c)(i) up until the point of such exhaustion, and then pro-rata among the remaining Indemnifying Securityholders in accordance with the value of the Escrow Fund then attributable to each Indemnifying Securityholder (with any Escrow Shares or Escrow Warrants to be valued at their Value).

(d) Method of Disbursement. The Responsibility Percentages set forth on Attachment A shall be appropriately revised by Distributed Energy and the Indemnification Representatives only in the event

Distributed Energy deposits additional funds or shares with the Escrow Agent pursuant to the final sentence of Section 2.1(c) of the Merger Agreement following the date of this Agreement. Distributions to the Indemnifying Securityholders shall be made by mailing checks and stock certificates to such holders at their respective addresses shown on Attachment A (or such other address as may be provided in writing to the Escrow Agent by any such holder). No fractional Escrow Shares or Warrants to purchase a fraction of a Distributed Energy common share shall be distributed to Indemnifying Securityholders pursuant to this Agreement. Instead, the number of shares or Warrants that each Indemnifying Securityholder shall receive shall be rounded up or down to the nearest whole number (provided that the Indemnification Representatives shall have the authority to effect such rounding in such a manner that the total number of whole Escrow Shares and Escrow Warrants to be distributed equals the number of Escrow Shares and Escrow Warrants then being distributed).

4. Valuation of Escrow Shares and Escrow Warrants. For purposes of this Agreement, the “Value” of any Escrow Shares shall be the average of the last reported sale prices per share of the common stock of Distributed Energy on the NASDAQ National Market over the ten (10) consecutive trading days ending two (2) trading days before (i) such Escrow Shares are distributed by the Escrow Agent to Distributed Energy as provided herein or (ii) the Value of the Escrow Shares is otherwise required to be calculated pursuant to the terms hereof (subject to equitable adjustment in the event of any stock split, stock dividend, reverse stock split or similar event affecting the common stock of Distributed Energy since the beginning of such ten (10) day period), multiplied by the number of such Escrow Shares, or if the common stock of Distributed Energy is not then traded on the NASDAQ National Market, such value as is reasonably determined in good faith between the Distributed Energy and the Indemnification Representatives. For purposes of this Agreement, the “Value” of any Escrow Warrant shall be calculated in accordance with the Black-Scholes calculation spreadsheet provided to Parent by the Company prior to the date of the Merger Agreement and to the Escrow Agent at the Effective Time, using the following assumptions:

Risk Free Rate of Return:	3%
Expiration Date of Warrant:	Third Anniversary of the Closing Date
Expected Volatility:	100%
Current Price:	The Value of one Escrow Share.

5. Investment of Escrow Fund.

(a) Permitted Investments. Escrow Cash shall be invested by the Escrow Agent, to the extent permitted by law and as directed by the Indemnification Representatives, in (i) obligations issued or guaranteed by the United States of America or any agency or instrumentality thereof, (ii) obligations (including certificates of deposit and bankers’ acceptances) of domestic commercial banks which at the date of their last public reporting had total assets in excess of $500,000,000, (iii) commercial paper rated at least A-1 or P-1 or, if not rated, issued by companies having outstanding debt rated at least AA or Aa and (iv) money market mutual funds invested exclusively in some or all of the securities described in the foregoing clauses (i), (ii) and (iii). Absent receipt of specific written investment instructions from the Indemnification Representatives, the Escrow Agent shall have no obligation or duty to invest (or otherwise pay interest on) the Escrow Cash. The Escrow Agent shall have no liability for any investment losses, including without limitation any market loss on any investment liquidated prior to maturity in order to make a payment required hereunder. Any investment earnings on Escrow Funds shall be allocated to the Indemnifying Securityholders based upon their holdings of the Escrow Cash to which the earnings are attributable.

(b) Tax Reporting. The parties hereto agree that, for tax reporting purposes, all interest or other income earned from the investment of the Escrow Cash or any portion thereof in any tax year (i) to the extent such interest or other income is distributed by the Escrow Agent to any person or entity pursuant to the terms of this Agreement during such tax year, shall be reported as allocated to such person or entity, and (ii) otherwise shall be reported as allocated to the Indemnifying Securityholders, based on investment earnings attributed to them in accordance with section 5(a).

(c) Certification of Tax Identification Number. The parties hereto agree to provide the Escrow Agent with a certified tax identification number by signing and returning a Form W-9 (or Form W-8, in the case of non-U.S. persons) to the Escrow Agent prior to the date on which any income earned on the investment of the Escrow Cash is credited to such Escrow Fund. The parties hereto understand that, in the event their tax identification numbers are not certified to the Escrow Agent, the Internal Revenue Code, as amended from time to time, may require withholding of a portion of any interest or other income earned on the investment of the Escrow Cash.

6. Fees and Expenses. Distributed Energy, on the one hand, and the Indemnifying Securityholders, on the other hand, shall each (a) pay one-half of the fees of the Escrow Agent for the services to be rendered by the Escrow Agent hereunder, which are set forth on Attachment B hereto, and (b) reimburse the Escrow Agent for one-half of its reasonable expenses (including reasonable attorney’s fees and expenses) incurred in connection with the performance of its duties under this Agreement.

7. Limitation of Escrow Agent’s Liability.

(a) Limitation on Liability. The Escrow Agent shall incur no liability with respect to any action taken or suffered by it in reliance upon any notice, direction, instruction, consent, statement or other documents believed by it to be genuine and duly authorized, nor for other action or inaction, except its own willful misconduct or gross negligence. The Escrow Agent shall not be responsible for the validity or sufficiency of this Agreement or any other agreement referred to herein. In all questions arising under the Escrow Agreement, the Escrow Agent may rely on the advice of counsel, and the Escrow Agent shall not be liable to anyone for anything done, omitted or suffered in good faith by the Escrow Agent based on such advice. The Escrow Agent shall not be required to take any action hereunder involving any expense unless the payment of such expense is made or provided for in a manner reasonably satisfactory to it. In no event shall the Escrow Agent be liable for indirect, punitive, special or consequential damages.

(b) Indemnification. Distributed Energy and the Indemnifying Securityholders agree to indemnify the Escrow Agent for, and hold it harmless against, any loss, liability or expense incurred without gross negligence or willful misconduct on the part of Escrow Agent, arising out of or in connection with its carrying out of its duties hereunder. Distributed Energy, on the one hand, and the Indemnifying Securityholders, on the other hand, shall each be liable for one-half of such amounts, provided that the liability of the Indemnifying Securityholders pursuant to this Section 7(b) shall not exceed the Escrow Fund at the time of payment of such Indemnification, and the Distributed Energy will provide any further required indemnification of the Escrow Agent pursuant to this Section 7(b) once the Escrow Fund has been exhausted.

8. Liability and Authority of Indemnification Representatives; Successors and Assignees.

(a) Limitation on Liability. The Indemnification Representatives shall incur no liability to the Indemnifying Securityholders with respect to any action taken or suffered by them in reliance upon any note, direction, instruction, consent, statement or other documents believed by them to be genuinely and duly authorized, nor for other action or inaction except their own willful misconduct or gross negligence. The Indemnification Representatives may, in all questions arising under the Escrow Agreement, rely on the advice of counsel and the Indemnification Representatives shall not be liable to the Indemnifying Securityholders for anything done, omitted or suffered in good faith by the Indemnification Representatives based on such advice.

(b) Successor Indemnification Representatives. In the event of the death or permanent disability of any Indemnification Representative, or his or her resignation as an Indemnification Representative, a successor Indemnification Representative shall be appointed by the other Indemnification Representative or, absent its appointment, a successor Indemnification Representative shall be elected by a majority vote of the Indemnifying Securityholders, with each such Indemnifying Securityholder (or his, her or its successors or assigns) to be given a vote equal to the Responsibility Percentages set forth on Attachment A with respect to such Indemnifying Securityholder, multiplied times 100. Each successor Indemnification Representative shall have all of the power, authority, rights and privileges conferred by this Agreement upon the original Indemnification Representatives, and the term “Indemnification Representatives” as used herein and in the Merger Agreement shall be deemed to include successor Indemnification Representatives.

(c) Power and Authority. The Indemnification Representatives, acting jointly but not singly, shall have full power and authority to represent the Indemnifying Securityholders, and their successors, with respect to all matters arising under this Agreement and all actions taken by any Indemnification Representative hereunder shall be binding upon the Indemnifying Securityholders, and their successors, as if expressly confirmed and ratified in writing by each of them. Without limiting the generality of the foregoing, the Indemnification Representatives, acting jointly shall have full power and authority to interpret all of the terms and provisions of this Agreement, to compromise any claims asserted hereunder and to authorize payments to be made with respect thereto, on behalf of the Indemnifying Securityholders and their successors. All actions to be taken by the Indemnification Representatives hereunder shall be evidenced by, and taken upon, the written direction of a majority thereof.

(d) Reliance by Escrow Agent. The Escrow Agent may rely on the Indemnification Representatives as the exclusive agents of the Indemnifying Securityholders under this Agreement and shall incur no liability to any party with respect to any action taken or suffered by it in reliance thereon.

(e) Indemnification. The Indemnifying Securityholders shall severally indemnify the Indemnification Representatives and hold them harmless from any loss, liability or expense (including expense of counsel) incurred without negligence or bad faith on the part of the Indemnification Representatives and arising out of or in connection with the acceptance or administration of their duties hereunder or under the Merger Agreement. The Indemnification Representatives shall deliver a claim therefor to the Escrow Agent and shall be entitled to a distribution from the Escrow Fund (in accordance with the distribution provisions of Section 9 hereof) equal to any such indemnity claim prior and in preference to any distribution of the Escrow Fund to satisfy claims of Distributed Energy against the Escrow Fund.

9. Amounts Payable by Indemnifying Securityholders. The amounts payable by the Indemnifying Securityholders under this Agreement (i.e., the fees of the Escrow Agent payable pursuant to Section 6 and the indemnification obligations pursuant to Sections 7(b) and 8(e)) shall be payable solely as follows. With respect to amounts due to the Escrow Agent pursuant to Section 6 hereof, the Distributed Energy shall pay the Escrow Agent the full amount of such obligation in cash, then make a claim against the Escrow Fund equal to the one-half of such obligation owed by the Indemnifying Securityholders pursuant to Section 6. The Escrow Agent shall notify the Indemnification Representatives of any such amount payable by the Indemnifying Securityholders as soon as it becomes aware that any such amount is payable, with a copy of such notice to Distributed Energy. On the sixth business day after the delivery of such notice, the Escrow Agent shall disburse such amount from the Escrow Fund in accordance with the distribution provisions of Section 3(c) and 3(d) hereof, provided that if Distributed Energy or the Indemnification Representatives deliver to the Escrow Agent (with a copy to the Indemnification Representatives or the Distributed Energy, as applicable), within five business days after delivery of such notice by the Escrow Agent, a written notice contesting the legitimacy or reasonableness of such amount, then the Escrow Agent shall not disburse the disputed portion of such claimed amount except in accordance with the terms of clauses (i) or (ii) of Section 3(a) hereof. If the recipient of an amount payable by the Indemnifying Securityholders under this Agreement will not accept Escrow Shares and/or Escrow Warrants as payment (other than Distributed Energy who must accept Escrow Shares and/or Escrow Warrants as payment), the Escrow Agent shall liquidate sufficient Escrow Shares so that the net proceeds thereof may be paid in satisfaction of the portion of such obligation required to be satisfied by Escrow Shares and shall exercise sufficient Escrow Warrants (on a cashless basis) and liquidate the shares received upon exercise so that the net proceeds thereof may be paid in satisfaction of the portion of such obligation required to be satisfied by Escrow Warrants. If a cashless exercise of Escrow Warrants may not be accomplished at such time (e.g. because the exercise price of the Escrow Warrants exceeds the per-share value of Distributed Energy common stock) or does not provide sufficient cash to satisfy the portion of the obligation required to be satisfied by the Escrow Warrants (e.g. because the per-share value of Distributed Energy common stock exceeds the exercise price of the Escrow Warrants only by a small amount), then the portion of such obligation required to be satisfied by Escrow Warrants but which may not be satisfied through the cashless exercise mechanism described above shall instead be satisfied by Escrow Cash and Escrow Shares, pro rata in proportion to the portion of the obligation originally required to be satisfied by Escrow Cash and Escrow Shares and from each Indemnifying Securityholder pro rata in proportion to the amounts of Escrow Cash and Escrow Shares originally required to be paid by each Indemnifying Securityholder to satisfy such obligation. In such event, a number of Escrow Warrants with a Value equal to the value of the Escrow Cash and Value of Escrow Shares distributed in lieu thereof shall be reallocated from the Indemnifying Securityholders to which such Escrow Warrants are attributable (on the basis of respective Responsibility Percentages) to the Indemnifying Securityholders which satisfied the cash obligation of the holders of the Escrow Warrants on the basis of the amount of Escrow Cash and Escrow Shares each paid by such Indemnifying Securityholder to satisfy the cash payment obligation of the Escrow Warrants. The Indemnification Representatives may make such further re-allocations and provide such further instructions to the Escrow Agent regarding distributions if the recipient thereof will not accept Escrow Shares and Escrow Warrants as consideration as the Indemnification Representatives determine in their sole discretion are fair and equitable, not inconsistent with the principles set forth in this Section 9.

10. Termination. This Agreement shall terminate upon the disbursement by the Escrow Agent of all of the Escrow Fund in accordance with this Agreement; provided that the provisions of Sections 7 and 8 shall survive such termination.

11. Successor Escrow Agent. In the event the Escrow Agent becomes unavailable or unwilling to continue in its capacity herewith, the Escrow Agent may resign and be discharged from its duties or obligations hereunder by delivering a resignation to the parties to this Escrow Agreement, not less than 60 days prior to the date when such resignation shall take effect. Distributed Energy may appoint a successor Escrow Agent without the consent of the Indemnification Representatives so long as such successor is a bank with assets of at least $500,000,000, and may appoint any other successor Escrow Agent with the consent of the Indemnification Representatives, which shall not be unreasonably withheld. If, within such notice period, Distributed Energy provides to the Escrow Agent written instructions with respect to the appointment of a successor Escrow Agent and directions for the transfer of the Escrow Fund then held by the Escrow Agent to such successor, the Escrow Agent shall act in accordance with such instructions and promptly transfer such Escrow Fund to such designated successor. If no successor Escrow Agent is named as provided in this Section 11 prior to the date on which the resignation of the Escrow Agent is to properly take effect, the Escrow Agent may apply to a court of competent jurisdiction for appointment of a successor Escrow Agent.

12. General.

(a) Entire Agreement. Except for those provisions of the Merger Agreement referenced herein or related hereto, this Agreement constitutes the entire agreement among the parties and supersedes any prior understandings, agreements or representations by or among the parties, written or oral, with respect to the subject matter hereof.

(b) Succession and Assignment. This Agreement shall be binding upon and inure to the benefit of the parties named herein and their respective successors and permitted assigns.

(c) Counterparts and Facsimile Signature. This Agreement may be executed in two or more counterparts, each of which shall be deemed an original but all of which together shall constitute one and the same instrument. This Agreement may be executed by facsimile signature.

(d) Headings. The section headings contained in this Agreement are inserted for convenience only and shall not affect in any way the meaning or interpretation of this Agreement.

(e) Notices. All notices, requests, demands, claims, and other communications hereunder shall be in writing. Any notice, request, demand, claim or other communication hereunder shall be deemed duly delivered four Business Days after it is sent by registered or certified mail, return receipt requested, postage prepaid, one Business Day after it is sent for next business day delivery via a reputable nationwide overnight courier service, or upon receipt of confirmation of good transmission in the case of facsimile transmission, in each case to the intended recipient as set forth below:

If to Distributed Energy:	10 Technology Drive Wallingford, Connecticut 06492 Fax: (203) 949-8016

If to Indemnification Representatives:

With a copy to:	David A. Fine Ropes & Gray LLP One International Place Boston, Massachusetts 02110 Fax: (617) 951-7050

If to Escrow Agent:

Any Party may give any notice, instruction or other communication hereunder using any other means (including personal delivery, expedited courier, messenger service, telex, ordinary mail or electronic mail), but no such notice, instruction or other communication shall be deemed to have been duly given unless and until it actually is received by the Party for whom it is intended. Any Party may change the address to which notices, instructions or other communications hereunder are to be delivered by giving the other Parties notice in the manner herein set forth in this Section.

(f) Governing Law. This Agreement shall be governed by and construed in accordance with the internal laws of the State of Connecticut without giving effect to any choice or conflict of law provision or rule (whether of the State of Connecticut or any other jurisdiction) that would cause the application of laws of any jurisdiction other than those of the State of Connecticut. Any disputes arising out of or related to this Agreement shall be submitted to binding arbitration as provided in Sections 7.3(d) and 7.3(e) of the Merger Agreement.

(g) Amendments and Waivers. This Agreement may be amended only with the written consent of Distributed Energy, the Escrow Agent and both of the Indemnification Representatives. No waiver of any right or remedy hereunder shall be valid unless the same shall be in writing and signed by the party giving such waiver. No waiver by any party with respect to any condition, default or breach of covenant hereunder shall be deemed to extend to any prior or subsequent condition, default or breach of covenant hereunder or affect in any way any rights arising by virtue of any prior or subsequent such occurrence.

(h) Waiver of Jury Trial. TO THE EXTENT NOT PROHIBITED BY APPLICABLE LAW THAT CANNOT BE WAIVED, THE PARTIES HEREBY WAIVE, AND COVENANT THAT THEY WILL NOT ASSERT (WHETHER AS PLAINTIFF, DEFENDANT OR OTHERWISE), ANY RIGHT TO TRIAL BY JURY IN ANY ACTION ARISING IN WHOLE OR IN PART UNDER OR IN CONNECTION WITH THIS AGREEMENT OR ANY OF THE CONTEMPLATED TRANSACTIONS, WHETHER NOW EXISTING OR HEREAFTER ARISING, AND WHETHER SOUNDING IN CONTRACT, TORT OR OTHERWISE. THE PARTIES AGREE THAT ANY OF THEM MAY FILE A COPY OF THIS PARAGRAPH WITH ANY COURT AS WRITTEN EVIDENCE OF THE KNOWING, VOLUNTARY AND BARGAINED-FOR AGREEMENT AMONG THE PARTIES IRREVOCABLY TO WAIVE ITS RIGHT TO TRIAL BY JURY IN ANY PROCEEDING WHATSOEVER BETWEEN THEM RELATING TO THIS AGREEMENT OR ANY OF THE CONTEMPLATED TRANSACTIONS WILL INSTEAD BE TRIED IN A COURT OF COMPETENT JURISDICTION BY A JUDGE SITTING WITHOUT A JURY.

(i) Defined Terms. Capitalized terms used but not defined herein shall have the respective meanings given to such terms in the Merger Agreement.

IN WITNESS WHEREOF, the Parties have duly executed this Agreement as of the day and year first above written.

DISTRIBUTED ENERGY SYSTEMS CORP.

By

Philip Deutch

Paul F. Koeppe

[ESCROW AGENT]

By:

Attachment A

Indemnifying Securityholder	Cash	Shares	Warrants	Share Value	Warrant Value	Total Value	Responsibility Percentage

Annex C

FAIRNESS OPINION OF ADAMS, HARKNESS & HILL, INC.

[LETTERHEAD OF ADAMS, HARKNESS & HILL]

May 5, 2003

Special Committee of the

Board of Directors

Proton Energy Systems, Inc.

10 Technology Drive

Wallingford, CT 06492

Members of the Special Committee of the Board:

You have requested our opinion (the “Fairness Opinion”), as to the fairness to Proton Energy Systems, Inc., a Delaware corporation (“Proton”), from a financial point of view, of the merger consideration to be paid to the stockholders of Northern Power Systems (the “Company”) pursuant to the Agreement and Plan of Contribution and Merger (the “Agreement”). Under the terms of the Agreement, Proton will acquire the stock of the Company through the merger of Merger Sub I with and into the Company (the “Company Merger”) for consideration consisting of $15.128 million in cash, shares of Proton Common Stock (the “Common Stock”) valued at $12.372 million, and a Warrant to purchase 2.5 million shares of Common Stock (the “Company Merger Consideration”). The number of shares of Common Stock to be issued as part of the Company Merger Consideration is equal to the quotient obtained by dividing $12.372 million by the Average Closing Price of Proton. Average Closing Price of Proton means the average of the closing prices of Proton common stock during the ten most recent trading days ending three trading days prior to the date the Company approves the Company Merger. The Exchange Ratio is subject to a collar of $1.50 and $3.00 for the Average Closing Price of Proton Common Stock as described in the Agreement. Further, if all the Company’s Series D Holders elect to receive cash in lieu of converting their shares, the Company Merger Consideration would consist of $19.650 million in cash, shares of Common Stock valued at $7.850 million and a Warrant to purchase 2.089 million shares of Common Stock. The terms and conditions of the Merger are more fully set forth in the Agreement. Any term not defined herein shall have the meaning set forth in the Agreement.

Adams, Harkness & Hill, Inc., as part of its investment banking activities, is regularly engaged in the valuation of businesses and their securities in connection with mergers and acquisitions, underwritings, distributions of listed and unlisted securities, private placements and valuations for corporate and other purposes. In the ordinary course of our business we may hold long or short positions in the common stock of Proton for either our customers or our own account. We will receive a fee for providing this Fairness Opinion that is not contingent upon the consummation of the Company Merger.

In developing our Fairness Opinion, we have, among other things:

(i)	Reviewed a draft of the Agreement dated April 25, 2003 (while this draft of the Agreement did not set forth the Company Merger Consideration, with your permission we have assumed that the Company Merger Consideration will be as set forth in the first paragraph of this opinion);

(ii)	reviewed publicly available information concerning Proton, including Proton’s annual report on Form 10-K for the fiscal year ended December 31, 2002;

(iii)	analyzed and discussed with members of management of Proton certain historic and projected financial statements and other financial and operating data concerning Proton and the Company, prepared by management of Proton;

(iv)	analyzed and discussed with members of management of the Company certain historic and projected financial statements and other financial and operating data concerning the Company, prepared by management of the Company;

(v)	conducted due diligence discussions with members of senior management of Proton and of the Company;

(vi)	analyzed the potential pro forma financial effects of the Company Merger on Proton;

(vii)	reviewed the historical market prices and trading activity of Proton’s common stock; and compared it with those of certain publicly traded companies we deemed to be relevant and comparable to Proton;

(viii)	compared the results of operations of the Company with those of certain companies we deemed to be relevant and comparable;

(ix)	compared the consideration to be paid to stockholders of the Company with that paid in certain mergers and acquisitions transactions we deemed to be relevant and comparable; and

(x)	performed such other financial studies, investigations and analyses and took into account such other matters as we deemed necessary, including our assessment of general economic, market and monetary conditions as of the date hereof.

In connection with our review and arriving at our Fairness Opinion, we have not independently verified any information received from Proton or the Company, have relied on such information, and have assumed that all such information is complete and accurate in all material respects. With respect to any forecasts reviewed relating to the prospects of Proton or the Company, we have assumed that they have been reasonably prepared on bases reflecting the best currently available estimates and judgments of management as to the future financial performance.

Our Fairness Opinion is rendered on the basis of securities market conditions prevailing as of the date hereof and on the conditions and prospects, financial and otherwise, of Proton and the Company as known to us on the date hereof. We have not conducted, nor have we received copies of, any independent valuation or appraisal of any of the assets, real estate or operating leases of the Company. In addition, we have assumed that any material liabilities (contingent or otherwise, known or unknown) of Proton or the Company are as set forth in the financial statements of Proton or the Company. This Fairness Opinion is necessarily based upon the information available to us and facts and circumstances as they exist and are subject to evaluation on the date hereof; events occurring after the date hereof could materially affect the assumptions used in preparing this Fairness Opinion.

We have assumed, for purposes of this Fairness Opinion, that the Agreement will provide that the Company Merger Consideration will be as set forth in the first paragraph of this opinion and the terms of the Agreement will not change from those in the draft Agreement dated April 25, 2003.

We are not expressing any opinion herein as to the price at which shares of Proton’s common stock have traded or may trade at any future time. We have not undertaken, and will not undertake, to reaffirm or revise this Fairness Opinion or otherwise comment upon any events occurring after the date hereof. Additionally, we are not expressing any opinion with respect to the Parent Merger (as such term is defined in the Agreement), the Dividend or the effect of the Parent Merger or the Dividend on Proton or as to the price at which shares of New Parent Stock may trade at any future time.

It is agreed between the Board of Directors (the “Board”) and Adams, Harkness & Hill, Inc. that this Fairness Opinion is directed to and for the information of the Special Committee of Proton in connection with its consideration of approving the Company Merger, and may not be used for any other purpose without our prior written consent. It is also agreed that this Fairness Opinion does not address the relative merits of the Company Merger, the Parent Merger, the Dividend or the other business strategies that the Board has considered or may be considering, nor does it address the decision of the Board to proceed with the Company Merger or the Parent Merger. This opinion does not constitute a recommendation to any shareholder of Proton as to how such shareholder should vote on the Company Merger or any other matter being voted upon by Proton stockholders.

Based upon and subject to the foregoing, it is our opinion that, as of the date hereof, the Company Merger Consideration payable to the Company’s stockholders by Proton in the Company Merger is fair, from a financial point of view, to Proton.

Sincerely,

ADAMS, HARKNESS & HILL, INC.

Annex D

THE GENERAL CORPORATION LAW

OF

THE STATE OF DELAWARE

SECTION 262                APPRAISAL RIGHTS.

(a) Any stockholder of a corporation of this State who holds shares of stock on the date of the making of a demand pursuant to subsection (d) of this section with respect to such shares, who continuously holds such shares through the effective date of the merger or consolidation, who has otherwise complied with subsection (d) of this section and who has neither voted in favor of the merger or consolidation nor consented thereto in writing pursuant to §228 of this title shall be entitled to an appraisal by the Court of Chancery of the fair value of the stockholder’s shares of stock under the circumstances described in subsections (b) and (c) of this section. As used in this section, the word “stockholder” means a holder of record of stock in a stock corporation and also a member of record of a nonstock corporation; the words “stock” and “share” mean and include what is ordinarily meant by those words and also membership or membership interest of a member of a nonstock corporation; and the words “depository receipt” mean a receipt or other instrument issued by a depository representing an interest in one or more shares, or fractions thereof, solely of stock of a corporation, which stock is deposited with the depository.

(b) Appraisal rights shall be available for the shares of any class or series of stock of a constituent corporation in a merger or consolidation to be effected pursuant to §251 (other than a merger effected pursuant to §251(g) of this title), §252, §254, §257, §258, §263 or §264 of this title:

(1) Provided, however, that no appraisal rights under this section shall be available for the shares of any class or series of stock, which stock, or depository receipts in respect thereof, at the record date fixed to determine the stockholders entitled to receive notice of and to vote at the meeting of stockholders to act upon the agreement of merger or consolidation, were either (i) listed on a national securities exchange or designated as a national market system security on an interdealer quotation system by the National Association of Securities Dealers, Inc. or (ii) held of record by more than 2,000 holders; and further provided that no appraisal rights shall be available for any shares of stock of the constituent corporation surviving a merger if the merger did not require for its approval the vote of the stockholders of the surviving corporation as provided in subsection (f) of §251 of this title.

(2) Notwithstanding paragraph (1) of this subsection, appraisal rights under this section shall be available for the shares of any class or series of stock of a constituent corporation if the holders thereof are required by the terms of an agreement of merger or consolidation pursuant to §§251, 252, 254, 257, 258, 263 and 264 of this title to accept for such stock anything except:

a. Shares of stock of the corporation surviving or resulting from such merger or consolidation, or depository receipts in respect thereof;

b. Shares of stock of any other corporation, or depository receipts in respect thereof, which shares of stock (or depository receipts in respect thereof) or depository receipts at the date of the merger or consolidation will be either listed on a national securities exchange or designated as a national market system security on an interdealer quotation system by the National Association of Securities Dealers, Inc. or held of record by more than 2,000 holders;

c. Cash in lieu of fractional shares or fractional depository receipts described in the foregoing subparagraphs a. and b. of this paragraph; or

d. Any combination of the shares of stock, depository receipts and cash in lieu of fractional shares or fractional depository receipts described in the foregoing subparagraphs a., b. and c. of this paragraph.

(3) In the event all of the stock of a subsidiary Delaware corporation party to a merger effected under §253 of this title is not owned by the parent corporation immediately prior to the merger, appraisal rights shall be available for the shares of the subsidiary Delaware corporation.

(c) Any corporation may provide in its certificate of incorporation that appraisal rights under this section shall be available for the shares of any class or series of its stock as a result of an amendment to its certificate of incorporation, any merger or consolidation in which the corporation is a constituent corporation or the sale of all or substantially all of the assets of the corporation. If the certificate of incorporation contains such a provision, the procedures of this section, including those set forth in subsections (d) and (e) of this section, shall apply as nearly as is practicable.

(d) Appraisal rights shall be perfected as follows:

(1) If a proposed merger or consolidation for which appraisal rights are provided under this section is to be submitted for approval at a meeting of stockholders, the corporation, not less than 20 days prior to the meeting, shall notify each of its stockholders who was such on the record date for such meeting with respect to shares for which appraisal rights are available pursuant to subsection (b) or (c) hereof that appraisal rights are available for any or all of the shares of the constituent corporations, and shall include in such notice a copy of this section. Each stockholder electing to demand the appraisal of such stockholder’s shares shall deliver to the corporation, before the taking of the vote on the merger or consolidation, a written demand for appraisal of such stockholder’s shares. Such demand will be sufficient if it reasonably informs the corporation of the identity of the stockholder and that the stockholder intends thereby to demand the appraisal of such stockholder’s shares. A proxy or vote against the merger or consolidation shall not constitute such a demand. A stockholder electing to take such action must do so by a separate written demand as herein provided. Within 10 days after the effective date of such merger or consolidation, the surviving or resulting corporation shall notify each stockholder of each constituent corporation who has complied with this subsection and has not voted in favor of or consented to the merger or consolidation of the date that the merger or consolidation has become effective; or

(2) If the merger or consolidation was approved pursuant to §228 or §253 of this title, then, either a constituent corporation before the effective date of the merger or consolidation, or the surviving or resulting corporation within ten days thereafter, shall notify each of the holders of any class or series of stock of such constituent corporation who are entitled to appraisal rights of the approval of the merger or consolidation and that appraisal rights are available for any or all shares of such class or series of stock of such constituent corporation, and shall include in such notice a copy of this section. Such notice may, and, if given on or after the effective date of the merger or consolidation, shall, also notify such stockholders of the effective date of the merger or consolidation. Any stockholder entitled to appraisal rights may, within 20 days after the date of mailing of such notice, demand in writing from the surviving or resulting corporation the appraisal of such holder’s shares. Such demand will be sufficient if it reasonably informs the corporation of the identity of the stockholder and that the stockholder intends thereby to demand the appraisal of such holder’s shares. If such notice did not notify stockholders of the effective date of the merger or consolidation, either (i) each such constituent corporation shall send a second notice before the effective date of the merger or consolidation notifying each of the holders of any class or series of stock of such constituent corporation that are entitled to appraisal rights of the effective date of the merger or consolidation or (ii) the surviving or resulting corporation shall send such a second notice to all such holders on or within 10 days after such effective date; provided, however, that if such second notice is sent more than 20 days following the sending of the first notice, such second notice need only be sent to each stockholder who is entitled to appraisal rights and who has demanded appraisal of such holder’s shares in accordance with this subsection. An affidavit of the secretary or assistant secretary or of the transfer agent of the corporation that is required to give either notice that such notice has been given shall, in the absence of fraud, be prima facie evidence of the facts stated therein. For purposes of determining the stockholders entitled to receive either notice, each constituent corporation may fix, in advance, a record date that shall be not more than 10 days prior to the date the notice is given, provided, that if the notice is given on or after the effective date of the merger or consolidation, the record date shall be such effective date. If no record date is fixed and the notice is given prior to the effective date, the record date shall be the close of business on the day next preceding the day on which the notice is given.

(e) Within 120 days after the effective date of the merger or consolidation, the surviving or resulting corporation or any stockholder who has complied with subsections (a) and (d) hereof and who is otherwise entitled to appraisal rights, may file a petition in the Court of Chancery demanding a determination of the value of the stock of all such stockholders. Notwithstanding the foregoing, at any time within 60 days after the effective date of the merger or consolidation, any stockholder shall have the right to withdraw such stockholder’s demand for appraisal and to accept the terms offered upon the merger or consolidation. Within 120 days after the effective date of the merger or consolidation, any stockholder who has complied with the requirements of subsections (a) and (d) hereof, upon written request, shall be entitled to receive from the corporation surviving the merger or resulting from the consolidation a statement setting forth the aggregate number of shares not voted in favor of the merger or consolidation and with respect to which demands for appraisal have been received and the aggregate number of holders of such shares. Such written statement shall be mailed to the stockholder within 10 days after such stockholder’s written request for such a statement is received by the surviving or resulting corporation or within 10 days after expiration of the period for delivery of demands for appraisal under subsection (d) hereof, whichever is later.

(f) Upon the filing of any such petition by a stockholder, service of a copy thereof shall be made upon the surviving or resulting corporation, which shall within 20 days after such service file in the office of the Register in Chancery in which the petition was filed a duly verified list containing the names and addresses of all stockholders who have demanded payment for their shares and with whom agreements as to the value of their shares have not been reached by the surviving or resulting corporation. If the petition shall be filed by the surviving or resulting corporation, the petition shall be accompanied by such a duly verified list. The Register in Chancery, if so ordered by the Court, shall give notice of the time and place fixed for the hearing of such petition by registered or certified mail to the surviving or resulting corporation and to the stockholders shown on the list at the addresses therein stated. Such notice shall also be given by 1 or more publications at least 1 week before the day of the hearing, in a newspaper of general circulation published in the City of Wilmington, Delaware or such publication as the Court deems advisable. The forms of the notices by mail and by publication shall be approved by the Court, and the costs thereof shall be borne by the surviving or resulting corporation.

(g) At the hearing on such petition, the Court shall determine the stockholders who have complied with this section and who have become entitled to appraisal rights. The Court may require the stockholders who have demanded an appraisal for their shares and who hold stock represented by certificates to submit their certificates of stock to the Register in Chancery for notation thereon of the pendency of the appraisal proceedings; and if any stockholder fails to comply with such direction, the Court may dismiss the proceedings as to such stockholder.

(h) After determining the stockholders entitled to an appraisal, the Court shall appraise the shares, determining their fair value exclusive of any element of value arising from the accomplishment or expectation of the merger or consolidation, together with a fair rate of interest, if any, to be paid upon the amount determined to be the fair value. In determining such fair value, the Court shall take into account all relevant factors. In determining the fair rate of interest, the Court may consider all relevant factors, including the rate of interest which the surviving or resulting corporation would have had to pay to borrow money during the pendency of the proceeding. Upon application by the surviving or resulting corporation or by any stockholder entitled to participate in the appraisal proceeding, the Court may, in its discretion, permit discovery or other pretrial proceedings and may proceed to trial upon the appraisal prior to the final determination of the stockholder entitled to an appraisal. Any stockholder whose name appears on the list filed by the surviving or resulting corporation pursuant to subsection (f) of this section and who has submitted such stockholder’s certificates of stock to the Register in Chancery, if such is required, may participate fully in all proceedings until it is finally determined that such stockholder is not entitled to appraisal rights under this section.

(i) The Court shall direct the payment of the fair value of the shares, together with interest, if any, by the surviving or resulting corporation to the stockholders entitled thereto. Interest may be simple or compound, as the Court may direct. Payment shall be so made to each such stockholder, in the case of holders of uncertificated stock forthwith, and the case of holders of shares represented by certificates upon the surrender to the corporation of the certificates representing such stock. The Court’s decree may be enforced as other decrees in the Court of Chancery may be enforced, whether such surviving or resulting corporation be a corporation of this State or of any state.

(j) The costs of the proceeding may be determined by the Court and taxed upon the parties as the Court deems equitable in the circumstances. Upon application of a stockholder, the Court may order all or a portion of the expenses incurred by any stockholder in connection with the appraisal proceeding, including, without limitation, reasonable attorney’s fees and the fees and expenses of experts, to be charged pro rata against the value of all the shares entitled to an appraisal.

(k) From and after the effective date of the merger or consolidation, no stockholder who has demanded appraisal rights as provided in subsection (d) of this section shall be entitled to vote such stock for any purpose or to receive payment of dividends or other distributions on the stock (except dividends or other distributions payable to stockholders of record at a date which is prior to the effective date of the merger or consolidation); provided, however, that if no petition for an appraisal shall be filed within the time provided in subsection (e) of this section, or if such stockholder shall deliver to the surviving or resulting corporation a written withdrawal of such stockholder’s demand for an appraisal and an acceptance of the merger or consolidation, either within 60 days after the effective date of the merger or consolidation as provided in subsection (e) of this section or thereafter with the written approval of the corporation, then the right of such stockholder to an appraisal shall cease. Notwithstanding the foregoing, no appraisal proceeding in the Court of Chancery shall be dismissed as to any stockholder without the approval of the Court, and such approval may be conditioned upon such terms as the Court deems just.

(l) The shares of the surviving or resulting corporation to which the shares of such objecting stockholders would have been converted had they assented to the merger or consolidation shall have the status of authorized and unissued shares of the surviving or resulting corporation.

Annex E

WARRANT

Warrant No.	Number of Shares: (subject to adjustment)
Date of Issuance: , 2003

Original Issue Date (as defined in subsection 2(a)): , 2003

Distributed Energy Systems Corp.

Common Stock Purchase Warrant

(Void after             , 2006)

Distributed Energy Systems Corp., a Delaware corporation (the “Company”), for value received, hereby certifies that                             , or its registered assigns (the “Registered Holder”), is entitled, subject to the terms and conditions set forth below, to purchase from the Company, at any time or from time to time on or after the date of issuance and on or before 5:00 P.M. (Eastern time) on                     , 2006,                      shares of Common Stock, $0.01 par value per share, of the Company (“Common Stock”), at a purchase price of $[Average Closing Price, as defined in Merger Agreement] per share. The shares purchasable upon exercise of this Warrant, and the purchase price per share, each as adjusted from time to time pursuant to the provisions of this Warrant, are hereinafter referred to as the “Warrant Shares” and the “Purchase Price,” respectively.

1. Exercise.

(a) Exercise for Cash. The Registered Holder may, at its option, elect to exercise this Warrant, in whole or in part and at any time or from time to time, by surrendering this Warrant, with the purchase form appended hereto as Exhibit I (or a reasonable facsimile thereof) duly executed by or on behalf of the Registered Holder, at the principal office of the Company, or at such other office or agency as the Company may designate, accompanied by payment in full, in lawful money of the United States, of the Purchase Price payable in respect of the number of Warrant Shares purchased upon such exercise.

(b) Cashless Exercise.

(i) The Registered Holder may, at its option, elect to exercise this Warrant, in whole or in part and at any time or from time to time, on a cashless basis, by surrendering this Warrant, with the purchase form appended hereto as Exhibit I duly executed by or on behalf of the Registered Holder, at the principal office of the Company, or at such other office or agency as the Company may designate, by canceling a portion of this Warrant in payment of the Purchase Price payable in respect of the number of Warrant Shares purchased upon such exercise. In the event of an exercise pursuant to this subsection 1(b), the number of Warrant Shares issued to the Registered Holder shall be determined according to the following formula:

X = Y(A-B)

                A

Where: X =	the number of Warrant Shares that shall be issued to the Registered Holder;
Y =	the number of Warrant Shares for which this Warrant is being exercised (which shall include both the number of Warrant Shares issued to the Registered Holder and the number of Warrant Shares subject to the portion of the Warrant being cancelled in payment of the Purchase Price);
A =	the Fair Market Value (as defined below) of one share of Common Stock; and
B =	the Purchase Price then in effect.

(ii) The Fair Market Value per share of Common Stock shall be determined as follows:

(1) If the Common Stock is listed on a national securities exchange or traded on the Nasdaq National Market or another nationally recognized trading system as of the Exercise Date, the Fair Market Value per share of Common Stock shall be deemed to be the average of the high and low reported sale prices per share of Common Stock thereon on the trading day immediately preceding the Exercise Date (provided that if no such price is reported on such day, the Fair Market Value per share of Common Stock shall be determined pursuant to clause (2)).

(2) If the Common Stock is not listed on a national securities exchange or traded on the Nasdaq National Market or another nationally recognized trading system as of the Exercise Date, the Fair Market Value per share of Common Stock shall be an amount reasonably determined in good faith by the Board of Directors of the Company (the “Board”) to represent the fair market value per share of the Common Stock (consistent with any recent valuation by the Board for purposes of granting Common Stock options or issuing Common Stock under any plan, agreement or arrangement with employees of the Company).

(c ) Exercise Date. Each exercise of this Warrant shall be deemed to have been effected immediately prior to the close of business on the day on which this Warrant shall have been surrendered to the Company as provided in subsection 1(a) or 1(b) above (the “Exercise Date”). At such time, the person or persons in whose name or names any certificates for Warrant Shares shall be issuable upon such exercise as provided in subsection 1(d) below shall be deemed to have become the holder or holders of record of the Warrant Shares represented by such certificates.

(d) Issuance of Certificates. As soon as practicable after the exercise of this Warrant in whole or in part, and in any event within 10 days thereafter, the Company, at its expense, will cause to be issued in the name of, and delivered to, the Registered Holder, or as the Registered Holder (upon payment by the Registered Holder of any applicable transfer taxes) may direct:

(i) a certificate or certificates for the number of full Warrant Shares to which the Registered Holder shall be entitled upon such exercise plus, in lieu of any fractional share to which the Registered Holder would otherwise be entitled, cash in an amount determined pursuant to Section 3 hereof; and

(ii) in case such exercise is in part only, a new warrant or warrants (dated the date hereof) of like tenor, calling in the aggregate on the face or faces thereof for the number of Warrant Shares equal (without giving effect to any adjustment therein) to the number of such shares called for on the face of this Warrant minus the number of Warrant Shares for which this Warrant was so exercised (which, in the case of an exercise pursuant to subsection 1(b), shall include both the number of Warrant Shares issued to the Registered Holder pursuant to such partial exercise and the number of Warrant Shares subject to the portion of the Warrant being cancelled in payment of the Purchase Price).

(e) [FOR WARRANTS ISSUED IN RESPECT OF COMPANY OPTIONS TO BE DEPOSITED INTO THE ESCROW] This Warrant is being issued pursuant to Section 2.1(e) of the Agreement and Plan of Contribution and Merger (the “Merger Agreement”), dated as of May 22, 2003, by and among Proton Energy Systems, Inc., Distributed Energy Systems Corp., PES-1 Merger Sub., Inc., PES-2 Merger Sub., Inc. and Northern Power Systems, Inc. Terms capitalized but not defined herein are used as defined in the Merger Agreement. Pursuant to the Merger Agreement, this Warrant will be deposited with the Escrow Agent and held and disposed of in accordance with the terms of the Escrow Agreement and the Merger Agreement, including the provisions of Article VII thereof. While these Warrants are held in escrow, this Warrant may only be exercised if the shares of common stock so acquired are made subject to the terms and conditions of the Escrow Agreement to the same extent as this Warrant.

2. Adjustments.

(a) Adjustment for Stock Splits and Combinations. If the Company shall at any time or from time to time after the date on which this Warrant was first issued (or, if this Warrant was issued upon partial exercise of, or in replacement of, another warrant of like tenor, then the date on which such original warrant was first issued) (either such date being referred to as the “Original Issue Date”) effect a subdivision of the outstanding Common Stock, the Purchase Price then in effect immediately before that subdivision shall be proportionately decreased. If the Company shall at any time or from time to time after the Original Issue Date combine the outstanding shares of Common Stock, the Purchase Price then in effect immediately before the combination shall be proportionately increased. Any adjustment under this paragraph shall become effective at the close of business on the date the subdivision or combination becomes effective.

(b) Adjustment for Certain Dividends and Distributions. In the event the Company at any time, or from time to time after the Original Issue Date shall make or issue, or fix a record date for the determination of holders of Common Stock entitled to receive, a dividend or other distribution payable in additional shares of Common Stock, then and in each such event the Purchase Price then in effect immediately before such event shall be decreased as of the time of such issuance or, in the event such a record date shall have been fixed, as of the close of business on such record date, by multiplying the Purchase Price then in effect by a fraction:

(1) the numerator of which shall be the total number of shares of Common Stock issued and outstanding immediately prior to the time of such issuance or the close of business on such record date, and

(2) the denominator of which shall be the total number of shares of Common Stock issued and outstanding immediately prior to the time of such issuance or the close of business on such record date plus the number of shares of Common Stock issuable in payment of such dividend or distribution;

provided, however, that if such record date shall have been fixed and such dividend is not fully paid or if such distribution is not fully made on the date fixed therefor, the Purchase Price shall be recomputed accordingly as of the close of business on such record date and thereafter the Purchase Price shall be adjusted pursuant to this paragraph as of the time of actual payment of such dividends or distributions.

(c) Adjustment in Number of Warrant Shares. When any adjustment is required to be made in the Purchase Price pursuant to subsections 2(a) or 2(b), the number of Warrant Shares purchasable upon the exercise of this Warrant shall be changed to the number determined by dividing (i) an amount equal to the number of shares issuable upon the exercise of this Warrant immediately prior to such adjustment, multiplied by the Purchase Price in effect immediately prior to such adjustment, by (ii) the Purchase Price in effect immediately after such adjustment.

(d) Adjustments for Other Dividends and Distributions. In the event the Company at any time or from time to time after the Original Issue Date shall make or issue, or fix a record date for the determination of holders of Common Stock entitled to receive, a dividend or other distribution payable in securities of the Company (other than shares of Common Stock) or in cash or other property (other than regular cash dividends paid out of earnings or earned surplus, determined in accordance with generally accepted accounting principles), then and in each such event provision shall be made so that the Registered Holder shall receive upon exercise hereof, in addition to the number of shares of Common Stock issuable hereunder, the kind and amount of securities of the Company, cash or other property which the Registered Holder would have been entitled to receive had this Warrant been exercised on the record date for such event and had the Registered Holder thereafter, during the period from the record date for such event to and including the Exercise Date, retained any such securities receivable during such period, giving application to all adjustments called for during such period under this Section 2 with respect to the rights of the Registered Holder.

(e) Adjustment for Reorganization. If there shall occur any reorganization, recapitalization, reclassification, consolidation or merger involving the Company in which the Common Stock is converted into or exchanged for securities, cash or other property (other than a transaction covered by subsections 2(a), 2(b) or 2(d)) (collectively, a “Reorganization”), then, following such Reorganization, the Registered Holder shall receive upon exercise hereof the kind and amount of securities, cash or other property which the Registered Holder would have been entitled to receive pursuant to such Reorganization if such exercise had taken place immediately prior to such Reorganization. In any such case, appropriate adjustment (as determined in good faith by the Board) shall be made in the application of the provisions set forth herein with respect to the rights and interests thereafter of the Registered Holder, to the end that the provisions set forth in this Section 2 (including provisions with respect to changes in and other adjustments of the Purchase Price) shall thereafter be applicable, as nearly as reasonably may be, in relation to any securities, cash or other property thereafter deliverable upon the exercise of this Warrant.

(f) Certificate as to Adjustments. Upon the occurrence of each adjustment or readjustment of the Purchase Price pursuant to this Section 2, the Company at its expense shall, as promptly as reasonably practicable but in any event not later than 10 days thereafter, compute such adjustment or readjustment in accordance with the terms hereof and furnish to the Registered Holder a certificate setting forth such adjustment or readjustment (including the kind and amount of securities, cash or other property for which this Warrant shall be exercisable and the Purchase Price) and showing in detail the facts upon which such adjustment or readjustment is based. The Company shall, as promptly as reasonably practicable after the written request at any time of the Registered Holder (but in any event not later than 10 days thereafter), furnish or cause to be furnished to the Registered Holder a certificate setting forth (i) the Purchase Price then in effect and (ii) the number of shares of Common Stock and the amount, if any, of other securities, cash or property which then would be received upon the exercise of this Warrant.

(g) Rounding. All adjustments to the Purchase Price shall be rounded to the nearest 0.001 of one cent ($.000001).

3. Fractional Shares. The Company shall not be required upon the exercise of this Warrant to issue any fractional shares, but shall pay the value thereof to the Registered Holder in cash on the basis of the Fair Market Value per share of Common Stock, as determined pursuant to subsection 1(b)(ii) above.

4. Transfers, etc.

(a) The Company will maintain a register containing the name and address of the Registered Holder of this Warrant. The Registered Holder may change its address as shown on the warrant register by written notice to the Company requesting such change.

(b) This Warrant and all rights hereunder are transferable, in whole or in part, upon surrender of this Warrant with a properly executed assignment (in the form of Exhibit II hereto) at the principal office of the Company (or, if another office or agency has been designated by the Company for such purpose, then at such other office or agency).

5. No Impairment. The Company will not, by amendment of its charter or by-laws or through any reorganization, transfer of assets, consolidation, merger, dissolution, issue or sale of securities or any other voluntary action, avoid or seek to avoid the observance or performance of any of the terms of this Warrant, but will at all times in good faith assist in the carrying out of all such terms and in the taking of all such action as may be necessary or appropriate in order to protect the rights of the Registered Holder against impairment.

6. Notices of Record Date, etc. In the event:

(a) the Company shall take a record of the holders of its Common Stock (or other stock or securities at the time deliverable upon the exercise of this Warrant) for the purpose of entitling or enabling them to receive any dividend or other distribution, or to receive any right to subscribe for or purchase any shares of stock of any class or any other securities, or to receive any other right; or

(b) of any capital reorganization of the Company, any reclassification of the Common Stock of the Company, any consolidation or merger of the Company with or into another corporation (other than a consolidation or merger in which the Company is the surviving entity and its Common Stock is not converted into or exchanged for any other securities or property), or any transfer of all or substantially all of the assets of the Company; or

(c) of the voluntary or involuntary dissolution, liquidation or winding-up of the Company,

then, and in each such case, the Company will send or cause to be sent to the Registered Holder a notice specifying, as the case may be, (i) the record date for such dividend, distribution or right, and the amount and character of such dividend, distribution or right, or (ii) the effective date on which such reorganization, reclassification, consolidation, merger, transfer, dissolution, liquidation or winding-up is to take place, and the time, if any is to be fixed, as of which the holders of record of Common Stock (or such other stock or securities at the time deliverable upon the exercise of this Warrant) shall be entitled to exchange their shares of Common Stock (or such other stock or securities) for securities or other property deliverable upon such reorganization, reclassification, consolidation, merger, transfer, dissolution, liquidation or winding-up. Such notice shall be effective (in accordance with Section 10) at least 10 days prior to the record date or effective date for the event specified in such notice.

7. Reservation of Stock. The Company will at all times reserve and keep available, solely for issuance and delivery upon the exercise of this Warrant, such number of Warrant Shares and other securities, cash and/or property, as from time to time shall be issuable upon the exercise of this Warrant.

8. Exchange or Replacement of Warrants.

(a) Upon the surrender by the Registered Holder, properly endorsed, to the Company at the principal office of the Company, the Company will, subject to the provisions of Section 4 hereof, issue and deliver to or upon the order of the Registered Holder, at the Company’s expense, a new Warrant or Warrants of like tenor, in the name of the Registered Holder or as the Registered Holder (upon payment by the Registered Holder of any applicable transfer taxes) may direct, calling in the aggregate on the face or faces thereof for the number of shares of Common Stock (or other securities, cash and/or property) then issuable upon exercise of this Warrant.

(b) Upon receipt of evidence reasonably satisfactory to the Company of the loss, theft, destruction or mutilation of this Warrant and (in the case of loss, theft or destruction) upon delivery of an indemnity agreement in an amount reasonably satisfactory to the Company, or (in the case of mutilation) upon surrender and cancellation of this Warrant, the Company will issue, in lieu thereof, a new Warrant of like tenor.

9. Notices. All notices and other communications from the Company to the Registered Holder in connection herewith shall be mailed by certified or registered mail, postage prepaid, or sent via a reputable nationwide overnight courier service guaranteeing next business day delivery, to the address last furnished to the Company in writing by the Registered Holder. All notices and other communications from the Registered Holder to the Company in connection herewith shall be mailed by certified or registered mail, postage prepaid, or sent via a reputable nationwide overnight courier service guaranteeing next business day delivery, to the Company at its principal office set forth below. If the Company should at any time change the location of its principal office to a place other than as set forth below, it shall give prompt written notice to the Registered Holder and thereafter all references in this Warrant to the location of its principal office at the particular time shall be as so specified in such notice. All such notices and communications shall be deemed delivered (i) two business days after being sent by certified or registered mail, return receipt requested, postage prepaid, or (ii) one business day after being sent via a reputable nationwide overnight courier service guaranteeing next business day delivery.

Distributed Energy Systems Corp.
Ten Technology Drive
Wallingford, Connecticut 06492

10. No Rights as Stockholder. Until the exercise of this Warrant, the Registered Holder shall not have or exercise any rights by virtue hereof as a stockholder of the Company. Notwithstanding the foregoing, in the event (i) the Company effects a split of the Common Stock by means of a stock dividend and the Purchase Price of and the number of Warrant Shares are adjusted as of the date of the distribution of the dividend (rather than as of the record date for such dividend), and (ii) the Registered Holder exercises this Warrant between the record date and the distribution date for such stock dividend, the Registered Holder shall be entitled to receive, on the distribution date, the stock dividend with respect to the shares of Common Stock acquired upon such exercise, notwithstanding the fact that such shares were not outstanding as of the close of business on the record date for such stock dividend.

11. Amendment or Waiver. This Warrant is one of a series of Warrants issued by the Company, all dated the date hereof and of like tenor, except as to the number of shares of Common Stock subject thereto (collectively, the “Company Warrants”). Any term of this Warrant may be amended or waived (either generally or in a particular instance and either retroactively or prospectively) with the written consent of the Company and the holders of Company Warrants representing at least a majority of the number of shares of Common Stock then subject to outstanding Company Warrants. Notwithstanding the foregoing, (a) this Warrant may be amended and the observance of any term hereunder may be waived without the written consent of the Registered Holder only in a manner which applies to all Company Warrants in the same fashion and (b) the number of Warrant Shares subject to this Warrant and the Purchase Price of this Warrant may not be amended, and the right to exercise this Warrant may not be waived, without the written consent of the Registered Holder (it being agreed that an amendment to or waiver under any of the provisions of Section 2 of this Warrant shall not be considered an amendment of the number of Warrant Shares or the Purchase Price). The Company shall give prompt written notice to the Registered Holder of any amendment hereof or waiver hereunder that was effected without the Registered Holder’s written consent. No waivers of any term, condition or provision of this Warrant, in any one or more instances, shall be deemed to be, or construed as, a further or continuing waiver of any such term, condition or provision.

12. Section Headings. The section headings in this Warrant are for the convenience of the parties and in no way alter, modify, amend, limit or restrict the contractual obligations of the parties.

13. Governing Law. This Warrant will be governed by and construed in accordance with the internal laws of the State of Delaware (without reference to the conflicts of law provisions thereof).

14. Facsimile Signatures. This Warrant may be executed by facsimile signature.

EXECUTED as of the Date of Issuance indicated above.

DISTRIBUTED ENERGY SYSTEMS CORP.

By:
Title:
ATTEST:

EXHIBIT I

PURCHASE FORM

To: Distributed Energy Systems Corp.	Dated:

The undersigned, pursuant to the provisions set forth in the attached Warrant (No.     ), hereby elects to purchase (check applicable box):

☐	shares of the Common Stock of Distributed Energy Systems Corp. covered by such Warrant;

☐	shares of the Common Stock covered by such Warrant pursuant to the cashless exercise procedure set forth in subsection 1(b); or

☐	the maximum number of shares of Common Stock covered by such Warrant pursuant to the cashless exercise procedure set forth in subsection 1(b).

The undersigned herewith makes payment of the full purchase price for such shares at the price per share provided for in such Warrant. Such payment takes the form of (check applicable box or boxes):

☐ $             in lawful money of the United States; and/or

☐ the cancellation of such portion of the attached Warrant as is exercisable for a total of              Warrant Shares (using a Fair Market Value of $             per share for purposes of this calculation) ; and/or

☐ the cancellation of such number of Warrant Shares as is necessary, in accordance with the formula set forth in subsection 1(b), to exercise this Warrant with respect to the maximum number of Warrant Shares purchasable pursuant to the cashless exercise procedure set forth in subsection 1(b).

Signature:
Address:

EXHIBIT II

ASSIGNMENT FORM

FOR VALUE RECEIVED,                                                                                   hereby sells, assigns and transfers all of the rights of the undersigned under the attached Warrant (No.         ) with respect to the number of shares of Common Stock of Distributed Energy Systems Corp. covered thereby set forth below, unto:

Name of Assignee	Address	No. of Shares

Dated:	Signature:
Signature Guaranteed:

By:

The signature should be guaranteed by an eligible guarantor institution (banks, stockbrokers, savings and loan associations and credit unions with membership in an approved signature guarantee medallion program) pursuant to Rule 17Ad-15 under the Securities Exchange Act of 1934.

PART II

INFORMATION NOT REQUIRED IN PROSPECTUS

Item 20. Indemnification of Directors and Officers

The Registrant’s Amended and Restated Certificate of Incorporation (the “Restated Certificate”) provides that, except to the extent prohibited by the Delaware General Corporation Law (the “DGCL”), the Registrant’s directors shall not be personally liable to the Registrant or its stockholders for monetary damages for any breach of fiduciary duty as directors of the Registrant. Under the DGCL, the directors have a fiduciary duty to the Registrant which is not eliminated by this provision of the Restated Certificate and, in appropriate circumstances, equitable remedies such as injunctive or other forms of nonmonetary relief will remain available. In addition, each director will continue to be subject to liability under the DGCL for breach of the director’s duty of loyalty to the Registrant, for acts or omissions which are found by a court of competent jurisdiction to be not in good faith or involving intentional misconduct, for knowing violations of law, for actions leading to improper personal benefit to the director, and for payment of dividends or approval of stock repurchase or redemptions that are prohibited by the DGCL. This provision also does not affect the directors’ responsibilities under any other laws, such as the federal securities laws or state or federal environmental laws. The Registrant has obtained liability insurance for its officers and directors.

Section 145 of the DGCL empowers a corporation to indemnify its directors and officers and to purchase insurance with respect to liability arising out of their capacity or status as directors and officers, provided that this provision shall not eliminate or limit the liability of a director: (i) for any breach of the director’s duty of loyalty to the corporation or its stockholders, (ii) for acts or omissions not in good faith or which involve intentional misconduct or a knowing violation of law, (iii) arising under unlawful stock purchase or redemption or (iv) for any transaction from which the director derived an improper personal benefit. The DGCL provides further that the indemnification permitted thereunder shall not be deemed exclusive of any other rights to which the directors and officers may be entitled under the corporation’s bylaws, any agreement, a vote of stockholders or otherwise. The Restated Certificate eliminates the personal liability of directors to the fullest extent permitted by the DGCL and, together with the Registrant’s Amended and Restated Bylaws (the “Restated Bylaws”), provides that the Registrant shall fully indemnify any person who was or is a party or is threatened to be made a party to any threatened, pending or completed action, suit or proceeding (whether civil, criminal, administrative or investigative) by reason of the fact that such person is or was a director or officer of the Registrant, or is or was serving at the request of the Registrant as a director or officer of another corporation, partnership, joint venture, trust, employee benefit plan or other enterprise, against expenses (including attorney’s fees), judgments, fines and amounts paid in settlement actually and reasonably incurred by such person in connection with such action, suit or proceeding. In addition, the Registrant has entered into indemnification agreements with each of its directors pursuant to which the Registrant has agreed to indemnify the directors as permitted by the DGCL. Reference is made to the Registrant’s Amended and Restated Certificate of Incorporation, Amended and Restated Bylaws and Form of Indemnification Agreement filed as Exhibits 3.1, 3.2 and 99.2 hereto, respectively.

At present, there is no pending litigation or proceeding involving any director, officer or employee as to which indemnification will be required or permitted under the Restated Certificate. The Registrant is not aware of any threatened litigation or proceeding that may result in a claim for such indemnification.

Insofar as indemnification for liabilities arising under the Securities Act may be permitted to directors, officers or persons controlling the Registrant as described above, the Registrant has been advised that in the opinion of the Securities and Exchange Commission such indemnification is against public policy as expressed in the Securities Act and is therefore unenforceable.

Item 21. Exhibits and Financial Statement Schedules

(a) See Exhibit Index immediately following the signature page.

II - 1

(b) All schedules for which provision is made in the applicable accounting regulations of the Securities and Exchange Commission are not required under the related instructions or are not applicable, and, therefore, have been omitted.

Item 22. Undertakings

(a) The undersigned registrant hereby undertakes:

(1) To file, during any period in which offers or sales are being made, a post-effective amendment to this registration statement:

(i) To include any prospectus required in Section 10(a)(3) of the Securities Act of 1933;

(ii) To reflect in the prospectus any facts or events arising after the effective date of the registration statement (or the most recent post- effective amendment thereof) which, individually or in the aggregate, represent a fundamental change in the information set forth in the registration statement. Notwithstanding the foregoing, any increase or decrease in volume of securities offered (if the total dollar value of securities offered would not exceed that which was registered) and any deviation from the low or high end of the estimated maximum offering range may be reflected in the form of prospectus filed with the Commission pursuant to Rule 424(b) if, in the aggregate, the changes in volume and price represent no more than a 20% change in the maximum aggregate offering price set forth in the “Calculation of Registration Fee” table in the effective registration statement; and

(iii) To include any material information with respect to the plan of distribution not previously disclosed in the registration statement or any material change to such information in the registration statement.

(2) That for the purpose of determining any liability under the Securities Act of 1933, each such post-effective amendment shall be deemed to be a new registration statement relating to the securities offered therein, and the offering of such securities at that time shall be deemed to be the initial bona fide offering thereof;

(3) To remove from registration by means of a post-effective amendment any of the securities being registered which remain unsold at the termination of the offering;

(4) That prior to any public reoffering of the securities registered hereunder through use of a prospectus which is a part of this registration statement, by any person or party who is deemed to be an underwriter within the meaning of Rule 145(c), the issuer undertakes that such reoffering prospectus will contain the information called for by the applicable registration form with respect to reofferings by persons who may be deemed underwriters, in addition to the information called for by the other Items of the applicable form.

(5) That every prospectus (i) that is filed pursuant to paragraph (4) immediately preceding, or (ii) that purports to meet the requirements of Section 10(a)(3) of the Securities Act of 1933 and is used in connection with an offering of securities subject to Rule 415, will be filed as a part of an amendment to the registration statement and will not be used until such amendment is effective, and that, for purposes of determining any liability under the Securities Act of 1933, each such post-effective amendment shall be deemed to be a new registration statement relating to the securities offered therein, and the offering of such securities at that time shall be deemed to be the initial bona fide offering thereof.

(6) Insofar as indemnification for liabilities arising under the Securities Act of 1933 may be permitted to directors, officers and controlling persons of the registrant pursuant to the foregoing provisions, or otherwise, the registrant has been advised that in the opinion of the Securities and Exchange Commission such indemnification is against public policy as expressed in the Act and is, therefore, unenforceable. In the event that a claim for indemnification against such liabilities (other than the payment by the registrant of expenses incurred or paid by a director, officer or controlling person of the registrant in the successful defense of any action, suit or proceeding) is asserted by such director, officer or controlling person in connection with the securities being registered, the registrant will, unless in the opinion of its counsel the matter has been settled by controlling precedent, submit to a court of appropriate jurisdiction the questions whether such indemnification by it is against public policy as expressed in the Act and will be governed by the final adjudication of such issue.

(b) The undersigned registrant hereby undertakes to respond to requests for information that is incorporated by reference into the prospectus pursuant to Item 4, 10(b), 11 or 13 of this form, within one business day of receipt of such request, and to send the incorporated documents by first class mail or other equally prompt means. This includes information contained in documents filed subsequent to the effective date of the registration statement through the date of responding to the request.

(c) The undersigned registrant hereby undertakes to supply by means of a post-effective amendment all information concerning a transaction, and the company being acquired involved therein, that was not the subject of and included in the registration statement when it became effective.

SIGNATURES

Pursuant to the requirements of the Securities Act of 1933, as amended, the registrant certifies that it has duly caused this registration statement to be signed on its behalf by the undersigned, thereunto duly authorized, in Wallingford, Connecticut, on September 4, 2003.

DISTRIBUTED ENERGY SYSTEMS CORP.

By:	/S/ WALTER W. SCHROEDER
Walter W. Schroeder President

POWER OF ATTORNEY

KNOWN ALL MEN BY THESE PRESENTS, that we, the undersigned officers and directors of Distributed Energy Systems Corp., hereby severally constitute Walter W. Schroeder and John A. Glidden and each of them singly, our true and lawful attorneys with full power to them, and each of them singly, to sign for us and in our names in the capacities indicated below and in such other capacities as the undersigned may from time to time serve in the future, the registration statement filed herewith and all amendments to said registration statement, and generally to do all such things in our names and in our capacities as officers and directors to enable Distributed Energy Systems Corp. to comply with the provisions of the Securities Act of 1933, as amended, and all requirements of the Securities and Exchange Commission, hereby ratifying and confirming our signatures as they may be signed by our said attorneys, or any of them, to said registration statement and any and all amendments thereto.

Pursuant to the requirements of the Securities Act of 1933, as amended, this registration statement has been signed by the following persons in the capacities and on the dates indicated.

Signature	Title	Date
/S/ WALTER W. SCHROEDER Walter W. Schroeder	President and Director (Principal Executive Officer)	September 4, 2003

/S/ JOHN A. GLIDDEN John A. Glidden	Chief Financial Officer (Principal Financial Officer and Principal Accounting Officer)	September 4, 2003
/s/ ROBERT W. SHAW, JR. Robert W. Shaw, Jr.	Director	September 4, 2003

/S/ LARRY M. SWEET Larry M. Sweet	Director	September 4, 2003

/S/ JAMES H. OZANNE James H. Ozanne	Director	September 4, 2003

Signature	Title	Date
/S/ GERALD B. OSTROSKI Gerald B. Ostroski	Director	September 4, 2003

/S/ PHILIP R. SHARP Philip R. Sharp	Director	September 4, 2003

/S/ MICHAEL J. CUDAHY Michael J. Cudahy	Director	September 4, 2003

EXHIBIT INDEX

Exhibit No.	Exhibit Description
2.1	Agreement and Plan of Contribution and Merger, dated as of May 22, 2003, as amended, by and among Proton Energy Systems, Inc., Distributed Energy Systems Corp., PES-1 Merger Sub, Inc., PES-2 Merger Sub, Inc. and Northern Power Systems, Inc. (attached as Annex A to the joint proxy statement/prospectus and incorporated herein by reference)*

3.1	Amended and Restated Certificate of Incorporation of Distributed Energy Systems Corp.**

3.2	Amended and Restated Bylaws of Distributed Energy Systems Corp.**

4.1	Specimen common stock certificate**

4.2	See Exhibits 3.1 and 3.2 for provisions of the Certificate of Incorporation and By-Laws of the Registrant defining the rights of holders of common stock of the Registrant

5.1	Opinion of Hale and Dorr LLP, as to the validity of a securities registered hereby**

8.1(a)	Form of Opinion of Ropes & Gray LLP, tax counsel to Northern Power Systems, Inc.**

8.1(b)	Form of Opinion of Hale and Dorr LLP, tax counsel to Proton Energy Systems, Inc.**

10.1	2003 Stock Incentive Plan of Distributed Energy Systems Corp.**

10.2	2003 Employee Stock Purchase Plan of Distributed Energy Systems Corp.**

10.3	Form of Warrant for the purchase of common stock of Distributed Energy Systems Corp. (attached as Annex E to the joint proxy statement/prospectus and incorporated herein by reference)*

10.4	Lease Agreement dated March 28, 2003 between Northern Power Systems, Inc. and the Central Vermont Economic Development Corporation**

10.5	Construction Loan Agreement dated as of December 7, 2001 between Technology Drive, LLC and Webster Bank***

10.6	Construction Mortgage Note dated as of December 7, 2001 between Technology Drive, LLC and Webster Bank***

10.7	Open-End Construction Mortgage Deed and Security Agreement dated as of December 7, 2001 between Technology Drive, LLC and Webster Bank***

10.8	Guaranty Agreement dated as of December 7, 2001 between Proton Energy Systems, Inc. and Webster Bank***

10.9	Bonding Support Agreement dated as of May 22, 2003, as amended, between Proton Energy Systems, Inc. and Northern Power Systems, Inc.**

21.1	Subsidiaries of Distributed Energy Systems Corp.**

23.1	Consent of Hale and Dorr LLP (included in the Opinion filed as Exhibit 5.1 to the Registration Statement)**

23.2	Consent of PricewaterhouseCoopers LLP*

23.3	Consent of PricewaterhouseCoopers LLP*

23.4	Consent of Ropes & Gray LLP (included in the Opinion filed as Exhibit 8.1(a) to the Registration Statement)**

23.5	Consent of Hale and Dorr LLP (included in the Opinion filed as Exhibit 8.1(b) to the

Exhibit No.	Exhibit Description

Registration Statement)**

24.1	Powers of Attorney of the Directors and Officers of Distributed Energy Systems Corp. (included in the signature pages to this Registration Statement)*

99.1	Form of Escrow Agreement (attached as Annex B to the joint proxy statement/prospectus and incorporated herein by reference)*

99.2	Form of Director Indemnification Agreement**

99.3	Form of Opinion of Adams, Harkness & Hill, Inc. (attached as Annex C to the joint proxy statement/prospectus and incorporated herein by reference)*

99.4	Form of Proton Energy Systems, Inc. proxy card**

99.5	Form of Northern Power Systems, Inc. proxy card**

99.6	Consent of Adams, Harkness & Hill, Inc.*

*	Filed herewith
**	To be filed by amendment
***	Exhibits 10.5, 10.6, 10.7 and 10.8 are incorporated by reference herein to Exhibits 10.18, 10.19, 10.20 and 10.21 of the annual report on Form 10-K of Proton Energy Systems, Inc. for the year ended December 31, 2001, SEC File No. 000-31533